As filed with the Securities and Exchange Commission on February 2, 2026.

File No. 333-291903

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

BRAG HOUSE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

___________________________________

Delaware	7990	87-4032622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 Park Street
Montclair, NJ 07042
Telephone: (413) 398-2845
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________

Lavell Juan Malloy, II
Chief Executive Officer
45 Park Street

Montclair, NJ 07042
Telephone: (413) 398-2845
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________

Copies to:

Joseph M. Lucosky Victoria Baylin Lucosky Brookman LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 (732) 395-4400	Keith J. Billotti Walter Van Dorn Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 (212) 574-1200

__________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and on completion of the Merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2026

Proxy Statement for
special meeting
of Stockholders of
Brag House Holdings, Inc.
and
Prospectus for
Up TO 663,250,176 shares of Common Stock

Dear Brag House Holdings, Inc. Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “special meeting”) of Brag House Holdings, Inc., a Delaware corporation (“Brag House”), to be held at 2:00 p.m. Eastern Time, on March 16, 2026. The special meeting will be conducted exclusively over the Internet by means of a live video webcast, which can be accessed by visiting https://web.viewproxy.com/tbh/2026SM.

The board of directors of Brag House (the “Brag House Board”) and the board of directors of House of Doge Inc., a Texas corporation (“House of Doge”), have each unanimously approved, and Brag House, Brag House Merger Sub, Inc., a Delaware Corporation and wholly owned subsidiary of Brag House (“Merger Sub”), and House of Doge have entered into a Merger Agreement, dated as of October 12, 2025, as amended pursuant to Amendment No. 1 thereto dated as of November 26, 2025 and Amendment No 2. thereto dated as of February 2, 2026 (as may be amended and/or amended and restated, the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into House of Doge, whereupon the separate corporate existence of Merger Sub will cease and House of Doge will be the surviving company and continue in existence as a wholly owned subsidiary of Brag House, on the terms and subject to the conditions set forth therein. In connection with the consummation of the Merger, Brag House will be renamed “House of Doge Inc.” Brag House after the Merger is sometimes referred to herein and in the accompanying proxy statement/prospectus as the “Combined Company.” The Merger Agreement provides that Brag House’s current officers will continue their function as senior management personnel of Brag House in roles, functions and other management capacities with respect to Brag House’s businesses and operations prior to the Closing (the “Brag House Legacy Business”), which House of Doge agreed will operate or continue to operate as a division or out of a subsidiary of House of Doge after the Closing. We expect, however, that the Brag House Legacy Business will continue to operate out of Brag House’s existing Brag House Inc. subsidiary, and that our current Chief Executive Officer, Lavell Juan Malloy, II, will continue to serve as Chief Executive Officer of such subsidiary.

Immediately prior to the effective time of the Merger (the “Effective Time”), Brag House will file amendments to its certificate of incorporation to increase the authorized shares of its common stock and change its name to “House of Doge Inc.” We expect that the common stock of the Combined Company will be listed on the Nasdaq Stock Market LLC under the symbol “HODO.”

If the Merger is completed, then at the Effective Time: (i) each share of House of Doge Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by House of Doge as treasury stock) will automatically be converted into the right to receive that number of shares of Brag House common stock equal to the Exchange Ratio (as defined below); (ii) each vested House of Doge restricted stock unit (“RSU”) issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive that number of shares of Brag House common stock equal to the Exchange Ratio; and (iii) each unvested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive such number of Brag House RSUs equal to the Exchange Ratio, which Brag House RSUs shall otherwise have substantially the same terms of such unvested House of Doge RSUs immediately prior to the Effective Time, including with respect to vesting; provided, however, that certain stockholders identified by House of Doge will receive shares of Brag House’s newly-authorized Series C Preferred Stock in lieu of some or all of the shares of Brag House common stock to which they would otherwise be entitled, at their option, provided that (i) the number of shares of Brag House common stock that they would hold at the Effective Time is no more than 4.99% of the number of shares of Brag House common stock outstanding immediately following the Effective Time and (ii) such a House of Doge stockholder that does not make such an election will receive solely shares of the new class of preferred stock in exchange for their shares of House of Doge Common Stock, in each case in an amount such that the number of shares of Brag House common stock into which the shares of preferred stock are convertible will equal the number of shares of common stock to which they would have otherwise been entitled had they not received the preferred stock in lieu of shares of Brag House common stock. The holders of such shares of Series C Preferred Stock will have voting and dividend rights and rights upon liquidation equal to holders of the common stock and will vote with the common stock as a single class, in each case on an as-converted basis.

Pursuant to the terms of the Merger Agreement, the number of shares of Brag House common stock into which outstanding shares of House of Doge Common Stock and vested House of Doge restricted stock units are convertible, or the “Exchange Ratio,” will equal the quotient obtained by dividing (i) 663,250,176, by (ii) the aggregate number of shares of House of Doge Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis (that is, assuming the conversion or exercise of all securities that may be exercised for or convert into shares of House of Doge Common Stock), excluding any shares of common stock that House of Doge issues after execution of the Merger Agreement in arms-length commercial business transactions negotiated in good faith by House of Doge in the ordinary course of business and not to any affiliate or insider (“Permitted Issuances”). We do not expect, however, that House of Doge will issue any additional shares of House of Doge Common Stock prior to the Effective Time pursuant to Permitted Issuances.

Based on the number of shares of common stock and equity securities of Brag House and House of Doge outstanding on January 27, 2026, upon consummation of the Merger the existing securityholders of Brag House will own approximately 5.59% of the common stock of Brag House and the existing stockholders and holders of RSUs of House of Doge would own approximately 94.41% of the common stock of Brag House, or 9.10% and 90.90%, respectively, on a fully diluted basis (that is, assuming exercise of all rights to purchase Brag House common stock and the conversion of all equity securities, in particular its outstanding shares of convertible preferred stock, into shares of common stock).

Brag House is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Merger. At the Brag House special meeting, which will be held on March 16, 2026, at 2:00 p.m., Eastern Time, via live webcast at https://web.viewproxy.com/tbh/2026SM, Brag House will ask its stockholders to approve and adopt the Merger Agreement and the Merger and to approve the other proposals described in the accompanying proxy statement/prospectus. You will need the 11-digit meeting control number that is printed on your proxy card to enter the special meeting. Brag House recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts. Please note that you will not be able to physically attend the special meeting.

After careful consideration, the Brag House Board has unanimously approved the Merger Agreement and the other proposals described in the accompanying proxy statement/prospectus, and the Brag House Board has determined that it is advisable to consummate the Merger. The Brag House Board recommends that you vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

Brag House is providing the accompanying proxy statement/prospectus and proxy card to you in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

More information about Brag House, House of Doge and the Merger is contained in the accompanying proxy statement/prospectus. Brag House and House of Doge urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 13 of the accompanying proxy statement/prospectus.

On behalf of the Brag House Board, I thank you for your support and look forward to the successful completion of the Merger.

February 2, 2026	Sincerely,

Lavell Juan Malloy, II Chief Executive Officer and Director

The accompanying proxy statement/prospectus is dated February 2, 2026 and is first being mailed to the stockholders of Brag House on or about February 6, 2026.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

BRAG HOUSE HOLDINGS, INC.

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS
TO BE HELD ON MARCH 16, 2026

To the Stockholders of Brag House Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Brag House Holdings, Inc., a Delaware corporation (“Brag House,” “we,” “our” or “us”), will be held on March 16, 2026, at 2:00 p.m., Eastern Time, via live webcast at the following address: https://web.viewproxy.com/tbh/2026SM. You will need the 11-digit meeting control number that is printed on your proxy card to enter the special meeting. Brag House recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts. Please note that you will not be able to physically attend the special meeting. You are cordially invited to attend the special meeting, which will be held for the following purposes:

•        Proposal No. 1 — The “Merger Proposal” — to consider and vote upon a proposal to approve and adopt the Merger Agreement, dated as of October 12, 2025, as amended pursuant to Amendment No. 1 thereto dated as of November 26, 2025 and Amendment No 2. thereto dated as of February 2, 2026 (as may be amended and/or amended and restated, the “Merger Agreement”), by and among Brag House, Brag House Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and House of Doge Inc., a Texas corporation (“House of Doge”), pursuant to which, among other things, Merger Sub will merge with and into House of Doge (the “Merger”), with House of Doge surviving the Merger as a wholly owned subsidiary of Brag House, and approve the transactions contemplated by the Merger Agreement. The Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

•        Proposal No. 2 — The “Authorized Share Increase Proposal” — to consider and vote upon a proposal to approve an amendment to Brag House’s certificate of incorporation (as amended to date) to increase the number of shares of common stock that Brag House is authorized to issue from 250,000,000 to 2,000,000,000, in the form attached as Annex B to the accompanying proxy statement/prospectus.

•        Proposal No. 3 — The “Reverse Stock Split Proposal” — to consider and vote upon a proposal to approve an amendment to Brag House’s certificate of incorporation (as amended to date) to effect a reverse stock split of Brag House’s issued and outstanding common stock at a ratio determined by the Brag House board of directors, of one new share of Brag House common stock for every five to 50 shares (or any number in between) of outstanding Brag House common stock (the “Reverse Stock Split”), in the form attached as Annex C to the accompanying proxy statement/prospectus.

•        Proposal No. 4 — The “Director Election Proposal” — to consider and vote upon a proposal to elect, effective at the effective time of the Merger, six directors to serve on the Board of Directors of Brag House until the next annual meeting of stockholders, and until their respective successors are duly elected and qualified.

•        Proposal No. 5 — The “Nasdaq Proposal” — to consider and vote upon a proposal to approve, pursuant to the rules of the Nasdaq Stock Market LLC (“Nasdaq”), the issuance of shares of Brag House common stock in connection with the Merger, including the shares of Brag House common stock issuable upon conversion of the shares of Brag House Series C Preferred Stock and an aggregate of 9,000,000 shares of Brag House common stock to be issued to Brag House’s Chief Executive Officer and Chief Operating Officer.

•        Proposal No. 6 — The “Stock Incentive Plan Increase Proposal” — to approve an amendment to the Brag House Holdings, Inc. Amended and Restated 2024 Omnibus Incentive Plan to increase the number of shares of common stock available for issuance thereunder to 100,000,000, subject to annual increases beginning with the 2027 fiscal year.

•        Proposal No. 7 — The “Yorkville Issuance Proposal” — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of the issued and outstanding shares of Brag House common stock, or 3,957,838 shares (the “Exchange Cap”), to YA II PN, LTD., a Cayman Islands exempted limited partnership (“Yorkville”), pursuant to (i) an equity purchase agreement by and among Brag House, House of Doge, and Yorkville dated December 4, 2025 (the “Yorkville Purchase Agreement”), in which Brag House has the right, but not the obligation, to sell to Yorkville, and Yorkville is obligated to purchase, up to the lesser of (x) $100.0 million in aggregate gross purchase price of newly issued shares of Brag House common stock (the “Equity Line Securities”) and (y) the Exchange Cap, provided that the Exchange Cap shall not apply to any shares sold to Yorkville at or above $0.86 (the “Base Price”), and (ii) a convertible promissory note issued jointly and severally by Brag House and House of Doge to Yorkville on December 4, 2025 in the aggregate original principal amount of up to $11.0 million (the “Yorkville Convertible Note” and together with the Yorkville Purchase Agreement, the “Yorkville Agreements”). The Yorkville Purchase Agreement and Yorkville Convertible Note are attached to the accompanying proxy statement/prospectus as Annex F and Annex G, respectively.

•        Proposal No. 8 — The “Adjournment Proposal” — to consider and vote upon a proposal to authorize Brag House to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the proxies held at the time of the special meeting, (i) a quorum has not been obtained or (ii) there are not sufficient votes to approve any of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal, in each case for the purpose of soliciting additional proxies to approve such proposals.

These items of business are described in the attached proxy statement/prospectus. We encourage you to read the attached proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS” beginning on page 13 of the accompanying proxy statement/prospectus.

Only holders of record of shares of Brag House Common Stock at the close of business on January 27, 2026, are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. During the special meeting, stockholders will also be able to view the list of our stockholders of record entitled to vote at the special meeting by logging into the webcast.

We may not consummate the Merger unless each of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal are approved at the special meeting. None of the Reverse Stock Split Proposal, the Yorkville Issuance Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

The Brag House Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger Proposal, “FOR” the Authorized Share Increase Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” each of the nominees for election of directors, “FOR” the Nasdaq Proposal, “FOR” the Stock Incentive Plan Increase Proposal and “FOR” the Adjournment Proposal (if necessary).

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Merger and related transactions and each of the proposals. We encourage you to read the accompanying proxy statement/prospectus carefully.

February 2, 2026	By Order of the Board of Directors,

Lavell Juan Malloy, II Chief Executive Officer and Director

i

INDUSTRY AND OTHER DATA

This proxy statement/prospectus contains industry, market and competitive position data from Brag House’s and House of Doge’s own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Neither Brag House nor House of Doge commissioned any of the third-party data identified throughout this proxy statement/prospectus. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Brag House’s and House of Doge’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While Brag House and House of Doge believe that each of these studies and publications is reliable, neither has independently verified market and industry data from third-party sources. While each of Brag House and House of Doge believes that their internal company research is reliable and the market definitions are appropriate, neither such research nor definitions has been verified by an independent source.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Brag House Holdings, Inc. (“Brag House”) (File No. 333-291903), constitutes a prospectus of Brag House under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Brag House Common Stock to be issued if the Merger described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of Brag House stockholders at which Brag House stockholders will be asked to consider and vote upon a proposal to approve the Merger by the approval and adoption of the Merger Agreement, among other matters.

Brag House files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Brag House’s SEC filings, including this proxy statement/prospectus, at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the special meeting, you should contact Brag House’s proxy solicitor using the following contact information:

Alliance Advisors, LLC
150 Clove Road, Suite 400
Little Falls, NJ 07424
Phone: Toll-Free 1-855-206-1852
Email: TBH@allianceadvisors.com

If you are a stockholder of Brag House and would like to request documents, please do so by March 9, 2026 (five business days prior to the special meeting) to receive them before the special meeting. If you request any documents from us, we will mail them to you without charge by first class mail, or another equally prompt means.

You may also obtain additional information about Brag House from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“BOC” means the Texas Business Organizations Code.

“Brag House” means Brag House Holdings, Inc., a Delaware corporation.

“Brag House Board” means Brag House’s board of directors prior to the Merger.

“Brag House Bylaws” means the Second Amended and Restated Bylaws of Brag House.

“Brag House Charter” means Brag House’s Certificate of Incorporation, as amended on February 22, 2022, June 14, 2024, and October 8, 2024.

“Brag House Common Stock” means the common stock of Brag House, par value $0.0001 per share.

“Brag House Legacy Business” means Brag House’s businesses and operations prior to the Closing.

“Brag House RSU” means an issued and outstanding restricted stock unit denominated in shares of Brag House Common Stock.

“Closing” means the closing of the Transactions.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Brag House, renamed “House of Doge Inc.,” following the consummation of the Merger.

“Combined Company Board” means the Combined Company’s board of directors following the consummation of the Merger.

“Combined Company Common Stock” means, following the consummation of the Merger, the Combined Company’s common stock, par value $0.0001 per share.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” means the time when the Merger becomes effective, which shall be at the time agreed by Brag House and House of Doge and specified in the certificate of merger filed with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to the quotient obtained by dividing (i) 663,250,176 by (b) the aggregate number of shares of House of Doge Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis (that is, assuming the exercise or conversion into shares of House of Doge Common Stock of all instruments exercisable for or convertible into shares of House of Doge Common Stock, provided that any shares of House of Doge Common Stock issued by House of Doge after execution of the Merger Agreement in arms-length commercial business transactions negotiated in good faith by House of Doge in the ordinary course of business and not to any affiliate or insider as permitted will be excluded from clause (ii) of the Exchange Ratio calculation.

“GAAP” means U.S. generally accepted accounting principles.

“House of Doge” means House of Doge Inc., a Texas corporation.

“House of Doge Board” means House of Doge’s board of directors.

“House of Doge Common Stock” means the shares of common stock of House of Doge, no par value per share.

“House of Doge RSU” means an issued and outstanding restricted stock unit denominated in shares of House of Doge Common Stock.

“IRS” means the U.S. Internal Revenue Service.

“Merger” means the merger of Merger Sub with and into House of Doge.

“Merger Agreement” means the Merger Agreement, dated as of October 12, 2025, as amended pursuant to Amendment No. 1 thereto dated as of November 26, 2025 and Amendment No 2. thereto dated as of February 2, 2026, and as may be amended from time to time, by and among Brag House, Merger Sub and House of Doge.

“Merger Sub” means Brag House Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Brag House.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Permitted Issuances” means House of Doge’s issuance of shares of House of Doge Common Stock after execution of the Merger Agreement in arms-length commercial business transactions negotiated in good faith by House of Doge in the ordinary course of business and not to any affiliate or insider.

“Registration Statement” means the Registration Statement on Form S-4 relating to the Transactions of which this proxy statement/prospectus is a part (together with all amendments and supplements).

“Required Proposals” means, collectively, the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal.

“Reverse Stock Split” means the proposed reverse stock split of Brag House’s issued and outstanding common stock at a ratio determined by the Brag House Board, of one new share of Brag House Common Stock for every five to 50 shares (or any number in between) of outstanding shares of Brag House Common Stock, pursuant to the amendment to the Brag House Charter in the form attached as Annex C to this proxy statement/prospectus, pursuant to the Reverse Stock Split Proposal.

“RSU” means restricted stock unit.

“RWA” means real-world asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series C Preferred Stock” means the preferred stock of Brag House, par value $0.0001 per share, designated as “Series C” convertible preferred stock pursuant to the Certificate of Designation filed by Brag House with the Secretary of the State of Delaware on December 11, 2025, to create such new class of preferred stock of Brag House.

“Sole Director” means Marco Margiotta, the sole member of the House of Doge Board until February 1, 2026.

“Stock Incentive Plan” means the Brag House Holdings, Inc. Amended and Restated 2024 Omnibus Incentive Plan.

“Support Agreement” means the Voting and Support Agreement, dated December 11, 2025, between House of Doge, Brag House, and each of Lavell Juan Malloy, II and Daniel Leibovich.

“Termination Date” means April 30, 2026.

“Transactions” means the transactions contemplated by the Merger Agreement, including the Merger.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Below are brief answers to questions you may have concerning the transactions described in this proxy statement/prospectus and the special meeting. These questions and answers do not, and are not intended to, address all of the information that may be important to you. You should read carefully this entire proxy statement/prospectus and the other documents to which we refer you.

GENERAL

Q:     Why am I receiving this proxy statement/prospectus?

A:     On October 12, 2025, Brag House entered into the Merger Agreement, by and among Brag House, Merger Sub and House of Doge. Upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, Merger Sub will merge with and into House of Doge, whereupon the separate corporate existence of Merger Sub will cease and House of Doge will be the surviving company and continue in existence as a wholly owned subsidiary of Brag House.

In conjunction with the Merger, this proxy statement is being used by the Brag House Board to solicit proxies of Brag House stockholders to consider and vote upon, among other things, a proposal to approve and adopt the Merger Agreement and the Transactions (which includes the Merger). A copy of the Merger Agreement is attached hereto as Annex A. Additionally, assuming the Merger Proposal is approved, the Brag House stockholders are also being asked to vote on the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal, the Stock Incentive Plan Increase Proposal and, if necessary, the Adjournment Proposal at the special meeting. In addition, this document is a prospectus being delivered to the House of Doge stockholders because Brag House is proposing to issue shares of its common stock and Series C Preferred Stock in exchange for the equity interests of House of Doge, as described herein, if the Merger is completed.

Additionally, on December 4, 2025, (i) Brag House, House of Doge and Yorkville entered into the Yorkville Purchase Agreement, pursuant to which Brag House has the right, but not the obligation, to sell to Yorkville, and Yorkville is obligated to purchase from Brag House, up to the lesser of (x) the Equity Line Securities and (y) the Exchange Cap, provided that the Exchange Cap shall not apply to any shares sold to Yorkville at or above the Base Price, and (ii) Brag House and House of Doge jointly issued to Yorkville the Yorkville Convertible Promissory Note in the aggregate original principal amount of up to $11.0 million.

In conjunction with the Yorkville Agreements, this proxy statement/prospectus is being used by the Brag House Board to solicit proxies of Brag House stockholders to consider and vote upon, among other things, a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance by Brag House of shares of Brag House Common Stock to Yorkville in excess of the Exchange Cap, or 3,957,838 shares of Brag House Common Stock, and below the Base Price (any such issuance, a “Yorkville Issuance”) pursuant to the terms and provisions of each of the Yorkville Agreements. Copies of the Yorkville Purchase Agreement and the Yorkville Convertible Note are attached hereto as Annex F and Annex G, respectively.

Q:     When and where is the meeting of the stockholders?

A:     The special meeting will be held at 2:00 p.m., Eastern Time, on March 16, 2026, in virtual format. Brag House stockholders may attend, vote and examine the list of Brag House stockholders entitled to vote at the special meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The special meeting will be held in virtual meeting format only and you will not be able to attend the special meeting physically.

Q:     Who can answer any questions I may have about the special meeting and Proposals?

A:     Any questions that Brag House stockholders, banks or brokers may have concerning the special meeting can be addressed to Brag House’s proxy solicitor, Alliance Advisors, LLC, at 150 Clove Road, Suite 400, Little Falls NJ 07042, 1-855-206-1852 (toll free), email: TBH@allianceadvisors.com.

Q:     What constitutes a quorum for the transaction of business at the special meeting?

A:     One-third of the shares entitled to vote at the special meeting (that is, of the issued and outstanding shares of Brag House Common Stock) must be present, in person or by remote communication (which would include presence at a virtual meeting) or represented by proxy, at the special meeting to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum.

Q:     What are broker non-votes?

A:     A broker non-vote occurs when a nominee, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote on that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. If you do not provide your broker with voting instructions, none of your shares held by the broker will be voted on any of those proposals.

CONCERNING THE MERGER

Q:     What will happen in the proposed Merger?

A:     Pursuant to the Merger Agreement, Merger Sub will merge with and into House of Doge, resulting in House of Doge as the surviving company.

If the Merger is completed, then at the Effective Time: (i) each share of House of Doge Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by House of Doge as treasury stock) will automatically be converted into the right to receive that number of shares of Brag House Common Stock equal to the Exchange Ratio; (ii) each vested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive that number of shares of Brag House Common Stock equal to the Exchange Ratio; and (iii) each unvested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive such number of Brag House RSUs equal to the Exchange Ratio, which Brag House RSUs shall otherwise have substantially the same terms of such unvested House of Doge RSUs immediately prior to the Effective Time, including with respect to vesting; provided, however, that certain stockholders identified by House of Doge (“Major Stockholders”) will receive shares of Brag House’s Series C Preferred Stock in lieu of some or all of the shares of Brag House Common Stock to which they would otherwise be entitled, at their option (such option, the “Series C Preferred Option”); provided that (A) the number of shares of Brag House Common Stock that they would hold at the Effective Time is no more than 4.99% of the number of shares of Brag House Common Stock issued and outstanding immediately following the Effective Time and (B) such House of Doge stockholder that does not make such an election will receive solely shares of Series C Preferred Stock in exchange for their shares of House of Doge Common Stock, in each case, in an amount such that the number of shares of Brag House Common Stock into which the shares of Series C Preferred Stock are convertible will equal the number of shares of Brag House Common Stock to which they would have otherwise been entitled had they not received shares of Series C Preferred Stock in lieu of shares of Brag House Common Stock. Each share of Series C Preferred Stock shall be convertible into 5,000,000 shares of Brag House Common Stock. The holders of such shares of Series C Preferred Stock will have voting and dividend rights and rights upon liquidation equal to holders of the Brag House Common Stock on an as-converted basis and will vote their shares of Series C Preferred Stock with the Brag House Common Stock as a single class, in each case, on an as-converted to Brag House Common Stock basis.

Pursuant to the terms of the Merger Agreement, the Exchange Ratio will equal the quotient obtained by dividing (i) 663,250,176, by (ii) the aggregate number of shares of House of Doge Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis (that is, assuming the conversion or exercise of all securities that may be exercised for or convert into shares of House of Doge Common Stock), excluding any shares of House of Doge Common Stock that House of Doge issues after execution of the Merger Agreement in arms-length commercial business transactions negotiated in good faith by House of Doge in the ordinary course of business and not to any affiliate or insider. While the holders of shares of House of Doge Common Stock issued after October 12, 2025, the date of the Merger Agreement, will receive shares of Brag House Common Stock in the Merger, such shares of Brag House Common Stock will not, however, be issued pursuant to the Registration Statement.

Q:     What will be the business of Brag House after the consummation of the Merger?

A:     Upon consummation of the Merger, the Combined Company will operate House of Doge’s current business through its House of Doge subsidiary. House of Doge, the official corporate arm of the Dogecoin Foundation, Inc. (the “Dogecoin Foundation”), has as its primary objective advancing Dogecoin ($DOGE) as a widely accepted and decentralized global digital currency through infrastructure investments needed to integrate Dogecoin into everyday commerce and through cultural partnerships.

Pursuant to the Merger Agreement, House of Doge agreed that Brag House’s businesses and operations prior to the Closing will operate or continue to operate as a division or out of a subsidiary of the Combined Company. We expect, however, that the Brag House Legacy Business will continue to operate out of Brag House’s existing Brag House Inc. subsidiary, and that Lavell Juan Malloy, II, Brag House’s current Chief Executive Officer, will continue to serve as Chief Executive Officer of such subsidiary.

Q:     What vote is required to approve the proposals subject to a stockholder vote at the special meeting? What if I do not vote on the matters relating to the Merger Agreement?

A:     The affirmative vote of a majority of the 20,951,363 shares (at least 10,475,682 shares) of Brag House Common Stock outstanding and entitled to vote as of the close of business on January 27, 2026, the record date for the special meeting, is required to approve the (i) Merger Proposal, (ii) Authorized Share Increase Proposal and (iii) Reverse Stock Split Proposal. The affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve the (i) the Nasdaq Proposal, (ii) the Stock Incentive Plan Increase Proposal, (iii) the Yorkville Issuance Proposal and (iv) the Adjournment Proposal. The director nominees named in the Director Election Proposal shall be elected by a plurality of the votes cast at the special meeting. A stockholder’s failure to vote by proxy or to vote in person or by remote communication (which would include voting online during a virtual meeting) at the special meeting, as well as a broker non-vote or abstention, with regard to the Nasdaq Proposal, the Stock Incentive Plan Increase Proposal, the Yorkville Issuance Proposal, the Director Election Proposal and the Adjournment Proposal will have no effect on the outcome of such proposals. A stockholder’s failure to vote by proxy or to vote in person or by remote communication at the special meeting, as well as an abstention from voting or a broker non vote with regard to the Merger Proposal, the Authorized Share Increase Proposal and the Reverse Stock Split Proposal, will have the same effect as a vote “against” such proposal.

Each of Brag House’s Chief Executive Officer and Chief Operating Officer, who own an aggregate of 631,062 shares (approximately 3.01%) of the outstanding shares of Brag House Common Stock as of the record date for the special meeting, have entered into a Support Agreement pursuant to which they have agreed to vote in favor of the approval and adoption of the Required Proposals and to take (and refrain from taking) certain other actions in connection therewith. Accordingly, in addition to the shares owned by Brag House’s Chief Executive Officer and Chief Operating Officer, Brag House shareholders holding at least 9,844,620 shares of Brag House Common Stock as of the record date will need to vote in favor of the (i) Merger Proposal, (ii) Authorized Share Increase Proposal and (iii) Reverse Stock Split Proposal if they are to be approved.

Q:     How does the Brag House Board recommend that I vote with respect to the proposals subject to a stockholder vote at the special meeting?

A:     The Brag House Board unanimously declared that the Merger Agreement and the Transactions, including the Merger, were advisable and in the best interests of Brag House and its stockholders, approved and adopted the Merger Agreement and the Transactions, approved the Yorkville Issuances, and directed that the Merger Agreement and the Transactions and the Yorkville Issuances be submitted to the Brag House stockholders for their approval. The Brag House Board unanimously recommends that the Brag House stockholders vote “FOR” each of the proposals to be presented at the special meeting.

You should note that some Brag House directors and executive officers, and their affiliates, have interests in the Merger that are different from, or in addition to, the interests of other Brag House stockholders generally. Information relating to the interests of Brag House’s directors and executive officers, and their affiliates, in the Merger is set forth in “The Merger — Interests of Certain Brag House Directors and Executive Officers in the Merger.”

Q:     Are the proposals conditioned on one another?

A:     The consummation of the Merger is conditioned upon the approval of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal. Each of the Merger Proposal, the Authorized Share Increase Proposal, the Director Election Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal are conditioned upon the approval of each of the proposals other than the Adjournment Proposal. None of the Reverse Stock Split Proposal, the Yorkville Issuance Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal do not receive the requisite vote for approval, then Brag House will not consummate the Merger. In the event that each of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal and the Nasdaq Proposal does not receive the requisite vote for approval, the Director Election Proposal and the Stock Incentive Plan Increase Proposal will not be effective even if approved by Brag House’s stockholders. In such event, Brag House will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act.

Q:     What will Brag House and its existing stockholders receive if the Merger is completed?

A:     As the result of the Merger, the Combined Company will own and, through its subsidiaries, will operate, the pre-Merger businesses conducted by each of Brag House and House of Doge.

Upon completion of the Merger, each Brag House stockholder immediately prior to the effective time of the Merger will own the same number of shares of Combined Company Common Stock that such shareholder owned immediately prior to the completion of the Merger. After the completion of the Merger, however, the pre-Merger Brag House stockholders will own a significantly smaller percentage of the Combined Company than they owned of Brag House immediately prior to the Merger. Based on the number of shares of common stock and equity securities of Brag House and House of Doge outstanding on January 27, 2026 (and assuming that each Major Stockholder elects to receive the maximum number of shares of Brag House Common Stock permitted pursuant to its Series C Preferred Option), upon consummation of the Merger the existing securityholders of Brag House will own approximately 5.59% of the Brag House Common Stock and the existing stockholders and holders of RSUs of House of Doge would own approximately 94.41% of the Brag House Common Stock, or 9.10% and 90.90%, respectively, on a fully diluted basis (that is, assuming exercise of all rights to purchase Brag House Common Stock and the conversion of all equity securities, in particular its outstanding shares of convertible preferred stock, into shares of Brag House Common Stock).

Q:     What will happen if the Merger Proposal is not approved and the Merger is not completed?

A:     In the event that each of the Merger Proposal and the Nasdaq Proposal does not receive the requisite vote for approval, none of the other proposals, except for the Adjournment Proposal, will be effective even if approved by Brag House’s stockholders. In such event, Brag House will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act. In any event, Brag House will continue to file periodic reports with the SEC. In the event that Brag House does not obtain the requisite vote of the Brag House stockholders approving the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Nasdaq Proposal, the Stock Incentive Plan Increase Proposal and the Director Election Proposal at the special meeting (or any adjournment or postponement thereof), House of Doge may terminate the Merger Agreement and Brag House would be required to pay to House of Doge a termination fee of $9.0 million. Additionally, the failure to complete the Merger could subject Brag House and its stockholders to certain risks. See “Risk Factors — Risks Related to the Merger — Failure to complete, or delays in completing, the Merger could materially and adversely affect Brag House’s or House of Doge’s results of operations, business, and financial results and may cause a decline in the market price of the Brag House Common Stock.”

Q:     Will the Combined Company’s shares be traded on an exchange following the Merger?

A:     Yes. It is a condition to the Closing under the Merger Agreement that Brag House’s Nasdaq listing application in connection with the Transactions, that is, for the Combined Company Common Stock, has been approved by Nasdaq. We expect the Combined Company Common Stock to be listed on Nasdaq under the symbol “HODO” following the Merger.

Q:     When do you expect to complete the Merger?

A:     We are working to complete the Merger during the second quarter of 2026, although we cannot assure completion by any particular date or that the Merger will be completed. If the Brag House stockholders adopt all of the proposals at the special meeting, we expect that the other conditions to completion of the Merger will be satisfied and the Merger will be consummated promptly thereafter.

Q:     Who will serve as the directors and officers of the Combined Company after the consummation of the Merger?

A:     The Merger Agreement provides that, upon consummation of the Merger, the Combined Company Board will be comprised of six persons to be designated by House of Doge prior to the Closing. It also provides that the officers of the Combined Company at the Effective Time will be Marco Margiotta, House of Doge’s Chief Executive Officer (as Chief Executive Officer), Charles Park, House of Doge’s Chief Financial Officer (as Chief Financial Officer), and Mark Lau, House of Doge’s Chief Legal Officer (as Secretary). Additional information about the directors and executive officers of the Combined Company following the consummation of the Merger is set forth in “Management of the Combined Company Following the Merger.”

Q:     Are there risks associated with the Merger?

A:     Yes, there are important risks associated with the Merger. We encourage you to read carefully and in their entirety the sections of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These risks include, among others, risks relating to the uncertainty that the Merger will close and uncertainties relating to the performance of the Combined Company after the Merger.

Q:     Do I have appraisal rights?

A:     Holders of Brag House Common Stock as of the record date for the special meeting that do not vote in favor of the Merger are not entitled to appraisal rights under the DGCL in connection with the Merger.

Holders of House of Doge Common Stock that do not vote in favor of the Merger are entitled to appraisal rights under the BOC.

PROCEDURES

Q:     What do I need to do now?

A:     After carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the special meeting. Alternatively, you may cast your vote by telephone or Internet by following the instructions on your proxy card. In order to ensure that your vote is recorded, please vote your proxy as instructed on your proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee, even if you currently plan to attend the special meeting in person.

Additional information on voting procedures can be found beginning on page 63.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please follow the instructions and vote in accordance with each proxy card and voting instruction card you receive.

Q:     If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:     If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote your shares with respect to the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Nasdaq Proposal, the Director Election Proposal, the Stock

x

Incentive Plan Increase Proposal or the Yorkville Issuance Proposal. You should therefore be sure to provide your broker with instructions on how to vote your shares. You should check the voting form used by your broker to see if your broker offers telephone or Internet voting. If you do not give voting instructions to your broker, your shares will be counted towards a quorum at the special meeting, but effectively will be treated as voting against the adoption of the Merger Agreement unless you appear and vote by the means provided at the special meeting. If your broker holds your shares and you plan to attend and vote at the special meeting, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Additional information on how to vote if your shares are held in “street name” can be found beginning on page 63.

Q.     What will happen if I abstain from voting or fail to instruct my bank, brokerage firm or nominee to vote at the special meeting?

A.     At the special meeting, Brag House will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Merger Proposal, the Authorized Share Increase Proposal and the Reverse Stock Split Proposal but will have no effect on the outcome of the other proposals.

Q:     What if I do not vote on the matters to be presented at the special meeting?

A:     Because approval of each of the Merger Proposal, the Share Increase Proposal and the Reverse Stock Split Proposal requires the affirmative vote of a majority of the shares of Brag House Common Stock outstanding and entitled to vote as of the record date for the special meeting, if you abstain or fail to vote your shares in favor of these matters, this will have the same effect as voting your shares against the Merger Proposal, the Share Increase Proposal and the Reverse Stock Split Proposal. If you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the Merger Proposal, the Share Increase Proposal and the Reverse Stock Split Proposal, it will have the same effect as a vote against these proposals. If you respond but do not indicate how you want to vote on the Merger Proposal and the other proposals, your proxy will be counted as a vote in favor of all proposals, including the Merger Proposal, the Share Increase Proposal and the Reverse Stock Split Proposal.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Brag House Common Stock represented by your proxy will be voted as recommended by the Brag House Board with respect to that proposal.

Q:     What if I want to change my vote?

A:     If you are a Brag House stockholder as of the record date, you may send a later dated, signed proxy card so that it is received prior to the special meeting, or you may attend the special meeting online and vote during the meeting. You may also revoke your proxy card by sending a notice of revocation that is received prior to the special meeting to Brag House’s Secretary at the address set forth under “The Parties to the Merger” beginning on page 1. You may also change your vote by telephone or Internet. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote.

If your shares are held in “street name” by a broker or other nominee, you should follow the instructions provided by your broker or other nominee to change your vote.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all the information that is important to you. You should carefully read this proxy statement/prospectus in its entirety, as well as the appendices. See “Where You Can Find More Information.” Page references are included parenthetically to direct you to a more complete description of the topics presented in this summary.

The Parties to the Merger

Brag House Holdings, Inc. (Page 128)

Brag House is a mission-driven organization that utilizes a diversified business strategy to operate a media-tech platform designed for casual college gamers to drive community-driven gaming experiences anchored in the college sports culture while creating authentic pathways for brands to connect with our Gen Z audience. By leveraging technology to facilitate engagement among casual college gamers, we believe that we are building a unique ecosystem that creates authentic, hyper-personalized pathways for brands to connect with our Gen Z audience. We believe this strategy positions us to capitalize on broader industry trends where, according to PricewaterhouseCoopers (“PWC”), global advertising revenue is projected to grow three times faster (6.1% compound annual growth rate) than consumer spending (2.0% compound annual growth rate) through 2029.2

Brag House believes that it is creating a new sports entertainment medium for Gen Z to engage through gaming by merging gameplay with school spirit in Brag House and student-led activations and tournaments tied to college rivalries with Brag House features and capabilities such as our Bragging Functionality, Loyalty Tokens reward system, and brand-sponsored content and prizes. The growth of its platform since our inception is encouraging, and Brag House believes that it is strongly positioned to capitalize on a large portion of the available gaming market. It has experienced strong community growth since it launched through January 27, 2026, reaching nearly 1,400,000 video views of our Brag House Content on video platforms including X (formerly known as Twitter), TikTok, Meta, Twitch and YouTube. From 2020 through 2025, the Company’s video views increased by 131% year-over-year. Brag House has also generated nearly 9.0 million impressions and video views since inception (through January 27, 2026). From 2020 through 2025, the Company’s impressions increased by 46% year-over-year. The Company expects that its video views and impressions will continue to grow in 2026, potentially at a rate comparable to or exceeding prior years; however, actual results could differ materially from these expectations. Additionally, since 2022, Brag House spectators who viewed live streams remained on the platform for 19 minutes per live stream across over 300,000 live views, which represents nearly a 1.75X increase compared to the industry average of 11 minutes. We believe that our digital properties, including our website, provide an authentic and differentiated channel for advertisers to access the Gen Z demographic at scale. We believe that this differentiation stems from our platform’s design as a media-tech engine built for active engagement, not just passive consumption. Furthermore, we believe that live, in-person activations are a critical source of connection that augments our core digital experience. These live events, such as on-campus tournaments and activations tied to major college rivalries, allow us to bring our digital community together physically. We believe that this “digital-plus-physical” dynamic, coupled with our personalized experiential framework, offers an authentic and differentiated channel for advertisers, making the otherwise elusive Gen Z and Millennial demographic accessible at scale through multiple touchpoints.

For the nine months ended September 30, 2025 and the years ended December 31, 2024 and December 31, 2023, Brag House had revenue of $0, $105 and $366,438, respectively, and a net loss of $0.2 million, $3.3 million and $4.7 million, respectively.

The mailing address of Brag House’s principal executive office is 45 Park Street, Montclair, NJ 07042, and the telephone number of Brag House’s principal executive office is (413) 398-2845.

____________

2        All references to PWC information in this proxy statement/prospectus is derived from PricewaterhouseCoopers, Global entertainment and media industry revenues to hit US$3.5 trillion by 2029, driven by advertising, live events, and video games: PwC Global Entertainment & Media Outlook (July 24, 2025), available at https://www.pwc.com/gx/en/news-room/press-releases/2025/pwc-global-entertainment-media-outlook.html#:~:text=The%20global%20video%20gaming%20industry,at%20a%20CAGR%20of%205.7%25 (“PWC Article”).

House of Doge Inc. (Page 121)

House of Doge, the official corporate arm of the Dogecoin Foundation, is committed to advancing Dogecoin ($DOGE) as a widely accepted and decentralized global digital currency through infrastructure investments needed to integrate Dogecoin into everyday commerce and through cultural partnerships. House of Doge is currently building secure, scalable and efficient systems for real-world use which includes digital payments and financial products, as well as RWA tokenization. House of Doge offers services including payment integration, consulting, education and support to businesses and individuals aiming to incorporate Dogecoin into their operations. Additionally, the Company is committed to funding research and development initiatives to enhance Dogecoin’s scalability and utility.

For the six months ended September 30, 2025, House of Doge had revenue of $842,464 and a net loss of $27.8 million.

The principal executive office of House of Doge is located at 261 NE 61st Street, Miami, FL 33137, and its telephone number is (214) 216-8608.

Brag House Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of Brag House, formed solely for the purpose of effectuating the Merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation and the execution of the Merger Agreement. After the consummation of the Merger, it will cease to exist.

The principal executive offices of Merger Sub are located at 45 Park Street, Montclair, NJ 07042.

The Merger

On October 12, 2025, Brag House entered into the Merger Agreement, by and among Brag House, Merger Sub and House of Doge. Upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, Merger Sub will merge with and into House of Doge, resulting in House of Doge as the surviving corporation of the Merger and a direct, wholly owned subsidiary of Brag House. In connection with the consummation of the Merger, Brag House will be renamed “House of Doge Inc.” The Merger Agreement provides that Brag House’s current officers will continue their function as senior management personnel of Brag House in roles, functions and other management capacities with respect to Brag House’s businesses and operations prior to the Closing, which House of Doge agreed will operate or continue to operate as a division or out of a subsidiary of House of Doge after the Closing. We expect, however, that the Brag House Legacy Business will continue to operate out of Brag House’s existing Brag House Inc. subsidiary, and that Brag House’s current Chief Executive Officer, Lavell Juan Malloy, II, will continue to serve as Chief Executive Officer of such subsidiary.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Reasons for the Merger

After careful consideration, the Brag House Board recommends that Brag House stockholders vote “FOR” each of the proposals being submitted to a vote of the Brag House stockholders at the special meeting.

For a description of Brag House’s reasons for the approval of the Merger and the recommendation of the Brag House Board, see the section entitled “The Merger — Brag House’s Reasons for the Merger; Recommendation of the Brag House Board” beginning on page 67.

For a discussion of House of Doge’s reasons for the Merger, see the section entitled “The Merger — House of Doge’s Reasons for the Merger” beginning on page 69.

Opinion of Financial Advisor to Brag House (Page 72)

The Brag House Board retained Newbridge Securities Corporation (“Newbridge”) to render an opinion as to whether, on October 12, 2025, the consideration to be received by the securityholders of House of Doge in the Merger is fair, from a financial point of view, to holders of Brag House Common Stock. In connection with this engagement, Newbridge delivered a written opinion, dated October 12, 2025, to the Brag House Board to the effect that the Merger Consideration, as defined therein, to be received by the securityholders of House of Doge is fair, from a financial point of view, to the holders of Brag House Common Stock.

The full text of Newbridge’s written opinion, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, is attached as Annex E to this proxy statement/prospectus. The description of Newbridge’s opinion set forth herein is qualified in its entirety by reference to the full text of Newbridge’s opinion. Newbridge’s opinion was directed to the Brag House Board (in its capacity as such) in connection with its evaluation of the fairness to the Brag House common stockholders from a financial point of view of the Merger Consideration, as defined therein, and did not address any other terms, aspects or implications of the Merger. Brag House did not request Newbridge to opine as to, and Newbridge’s opinion did not address, the basic business decision to proceed with or effect the Merger and the other Transactions. Newbridge expressed no opinion or view as to the relative merits of the Merger or the other Transactions as compared to any alternative business strategies or transactions that might exist for Brag House or the effect of any other transaction in which Brag House might engage. Newbridge’s opinion is not intended to be and did not constitute a recommendation to the Brag House Board and does not constitute a recommendation to any Brag House stockholder as to how to act or vote with respect to the Merger or any other matter.

Interests of Certain Brag House Directors and Executive Officers in the Merger (Page 77)

In considering the recommendations of the Brag House Board to vote for the proposals to be presented at the special meeting, Brag House stockholders should be aware that certain of Brag House’s directors and executive officers, and their affiliates, have interests in the Merger that may be different from, or in addition to, the interests of other Brag House stockholders generally and may create potential conflicts of interest.

These interests include the following:

•        In connection with the Merger, Brag House will issue to Mr. Malloy and certain other individuals or representatives of Brag House to be identified by Brag House prior to the Closing, which Brag House expects will be Daniel Leibovich, Brag House’s Chief Operating Officer and a Director of Brag House, an aggregate of 9,000,000 shares of Brag House Common Stock. Brag House expects to issue to Messrs. Malloy and Leibovich 4,576,247 and 4,423,753, respectively, of such shares of Brag House Common Stock.

•        The vesting of options to purchase Brag House Common Stock held by each of Messrs. Malloy and Leibovich and Chetan Jindal, Brag House’s Chief Financial Officer, on October 12, 2025, the date of the Merger Agreement, was accelerated to be fully vested as of such date.

•        Each of Messrs. Malloy, Leibovich, and Jindal have entered into a new employment agreement with Brag House subsidiary Brag House Inc., to become effective on the Effective Date.

•        Brag House’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement as well as their existing indemnification agreements with Brag House.

The Brag House Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Brag House stockholders approve the Merger Proposal as contemplated by this proxy statement/prospectus.

Interests of Certain House of Doge Directors and Executive Officers in the Merger (Page 79)

Each of the two current executive officers of House of Doge will serve as an executive officer of the Combined Company.

Anticipated Accounting Treatment (Page 79)

The Merger will be accounted for “reverse acquisition” of Brag House by House of Doge using the “acquisition” method of accounting. Under this method of accounting, House of Doge will be treated as the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of House of Doge acquiring Brag House.

Appraisal Rights and Dissenters’ Rights (Page 80)

Brag House

There are no appraisal rights under the DGCL available to holders of shares of Brag House Common Stock or Brag House preferred stock in connection with the Merger or any of the proposals to be presented at the special meeting.

House of Doge

Appraisal rights are available under the BOC to holders of shares of House of Doge Common Stock.

The Merger Agreement

Merger Consideration

At the Effective Time, each share of House of Doge Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by House of Doge as treasury stock) will automatically be converted into the right to receive that number of shares of Brag House Common Stock equal to the Exchange Ratio; provided, however, that certain House of Doge stockholders will receive shares of Brag House’s newly-authorized Series C Preferred Stock in lieu of some or all of the shares of Brag House Common Stock to which they would otherwise be entitled, at their option, provided that (i) the number of shares of Brag House Common Stock that they would hold immediately following the Effective Time is no more than 4.99% of the number of shares of Brag House Common Stock issued and outstanding immediately following the Effective Time and (ii) any such House of Doge stockholder that does not make such an election will receive solely shares of Series C Preferred Stock in exchange for their shares of Brag House Common Stock, in each case in an amount such that the number of shares of Brag House Common Stock into which the shares of Series C Preferred Stock are convertible will equal the number of shares of Brag House Common Stock to which they would have otherwise been entitled had they not received the shares of Series C Preferred Stock in lieu of shares of Brag House Common Stock.

The “Exchange Ratio” is equal to the quotient obtained by dividing (i) 663,250,176 by (b) the aggregate number of shares of House of Doge Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis (that is, assuming the exercise or conversion into shares of House of Doge Common Stock of all instruments exercisable for or convertible into shares of House of Doge Common Stock, provided that any shares of House of Doge Common Stock issued by House of Doge after execution of the Merger Agreement in arms-length commercial business transactions negotiated in good faith by House of Doge in the ordinary course of business and not to any affiliate or insider as permitted will be excluded from clause (ii) of the Exchange Ratio calculation.

The holders of shares of Series C Preferred Stock will have voting and dividend rights and rights upon liquidation equal to holders of the Brag House Common Stock and will vote with the Brag House Common Stock as a single class, in each case on an as-converted to common stock basis; provided, however, that no holder of shares Series C Preferred Stock may convert their shares of Series C Preferred Stock into shares of Brag House Common Stock if such conversion, or vote their shares of Series C Preferred Stock to the extent that such voting power, would result in such holder and its affiliates having beneficial ownership of more than 4.99% of the issued and outstanding shares of Brag House Common Stock.

In addition, at the Effective Time each vested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive that number of shares of Brag House Common Stock equal to the Exchange Ratio, and each unvested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive such number of Brag House RSUs equal to the Exchange Ratio.

Management of the Combined Company (Page 155)

At the Effective Time, the Combined Company Board will be comprised of six persons designated by House of Doge, and current executive officers of House of Doge will become the executive officers of the Combined Company. Information about the directors and executive officers of the Combined Company following the consummation of the Merger is set forth in “Management of the Combined Company Following the Merger” beginning on page 155.

Conditions to the Merger (Page 91)

Completion of the Merger is conditioned upon, among other things, approval of the Required Proposals and other customary Closing conditions. In addition to obtaining such stockholder approval, each of the other Closing conditions set forth in the Merger Agreement must be satisfied or waived.

Non-Solicitation (Page 87)

Each of Brag House and House of Doge has agreed that, except as described below, they will not, and will cause each of their officers, directors, affiliates, managers, consultants, employees, representatives, and agents not to, directly or indirectly:

•        encourage, solicit, initiate, engage, or participate in negotiations with any individual or entity concerning any Alternative Proposal (as defined in the Merger Agreement);

•        take any other action intended or designed to facilitate the efforts of any individual or entity relating to a possible Alternative Proposal; or

•        approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Proposal.

Notwithstanding the foregoing, before obtaining the applicable approvals of the Brag House stockholders required to consummate the Merger, the Brag House Board may, in respect of a bona fide Superior Proposal (as defined in the Merger Agreement) that did not result Brag House’s breach of its non-solicitation obligations, (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation that the Brag House stockholders approve the Required Proposals or (ii) terminate the Merger Agreement in accordance with its terms in order to enter into a definitive agreement for such Superior Proposal, subject to the satisfaction of certain conditions.

Termination of the Merger Agreement (Page 92)

Either Brag House or House of Doge can terminate the Merger Agreement under certain circumstances, including by mutual written consent of Brag House and House of Doge or if the Merger has not been consummated by April 30, 2026.

Termination Fees (Page 93)

If the Merger Agreement is terminated under certain circumstances, Brag House will be required to pay House of Doge a termination fee of $9.0 million. If the Merger Agreement is terminated under certain, more limited, circumstances, House of Doge will be required to pay Brag House a termination fee of $9.0 million.

Other Terms of the Merger Agreement

Brag House and House of Doge each have made customary representations, warranties and covenants in the Merger Agreement, in each case generally subject to customary materiality qualifiers. Among other things, each of Brag House and House of Doge has agreed, subject to certain exceptions, (i) to conduct its business in the ordinary course, from the date of the Merger Agreement until the earlier of the consummation and the termination of the Merger Agreement, and (ii) not to take certain actions prior to the Closing without the prior written consent of the other.

The Merger Agreement contains representations, warranties, covenants and other terms, provisions and conditions that the parties thereto made to each other as of specific dates. The assertions embodied therein were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating their respective terms. Moreover, they may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders or may have been used for the purpose of allocating risk between the parties thereto rather than establishing matters as facts. For the foregoing reasons, no person should rely on such representations, warranties, covenants or other terms, provisions or conditions as statements of factual information at the time they were made or otherwise.

Certain Agreements and Transactions Related to the Merger

Loan (Page 95)

Pursuant to the Merger Agreement, on October 14, 2025, Brag House loaned to House of Doge $8.0 million (the “Loan”), which was evidenced by a secured promissory note (the “Note”) that House of Doge issued in favor of Brag House. On December 4, 2025, Brag House and House of Doge entered into an amendment to the Note to (i) increase the principal amount of the Note to $10.0 million, (ii) permit the issuance of the Yorkville Convertible Note, as defined below, and (iii) provide for the subordination of Brag House’s lien over House of Doge securing House of Doge’s obligations under the Note to Yorkville’s lien in connection with the Yorkville Agreements discussed below. The Loan accrues interest at an annual rate of 5% and matures upon the earlier of (i) April 14, 2026 and (ii) the occurrence of an Event of Default, as defined in the Note (in most cases, with notice from Brag House to House of Doge).

In connection with the Loan, on October 14, 2025, House of Doge and each of its wholly-owned subsidiaries as guarantors entered into a Security and Pledge Agreement in favor of Brag House, pursuant to which, among other things, the guarantors granted Brag House a first priority lien and security interest in the collateral listed therein. In addition, House of Doge entered into a separate Intellectual Property Security Agreement, dated as of October 14, 2025, in favor of Brag House, pursuant to which House of Doge granted to Brag House a security interest in certain intellectual property of House of Doge as set forth therein. Further, each of the guarantors executed a Guarantee, dated as of October 14, 2025, in favor of Brag House pursuant to which each guarantor guaranteed the full and punctual payment when due and performance of all of House of Doge’s and the other guarantors’ debts, liabilities and obligations pursuant to the Note and any other documents relating thereto.

Yorkville Facility (Page 96)

Yorkville Purchase Agreement

On December 4, 2025, Brag House, House of Doge and Yorkville entered into the Yorkville Purchase Agreement, whereby Brag House has the right, but not the obligation, to sell to Yorkville, and Yorkville is obligated to purchase from Brag House, up to $100.0 million in Brag House Common Stock, or the lesser of (x) the Equity Line Securities and (y) the Exchange Cap, provided that the Exchange Cap shall not apply to any shares sold to Yorkville at or above the Base Price. Sales of shares of Brag House Common Stock to Yorkville under the Yorkville Purchase Agreement, and the timing of any such sales, will be determined by Brag House from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Brag House Common Stock, and determinations by Brag House about the use of proceeds of such Brag House Common Stock sales. The net proceeds from any such sales under the Yorkville Purchase Agreement will depend on the frequency with, and the price at, which the shares of Brag House Common Stock are sold to Yorkville.

Upon the initial satisfaction of the conditions to Yorkville’s obligation to purchase shares of Brag House Common Stock set forth under the Yorkville Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by Yorkville of the shares of Brag House Common Stock under the Securities Act, purchased pursuant to the Yorkville Purchase Agreement (the “Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, Brag House will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the Yorkville Purchase Agreement, until no later than the first day of the month following the 36-month anniversary of the Commencement Date (as defined in the Purchase Agreement), to direct Yorkville to purchase up to a specified maximum amount of Brag House Common Stock as set forth in the Yorkville Purchase Agreement by delivering written notice to Yorkville prior to the commencement of trading on any trading day. The purchase price of the Brag House Common Stock that Brag House elects to sell to Yorkville pursuant to the Yorkville Purchase Agreement will be 97% of the volume weighted average price (the “VWAP”) of the Brag House Common Stock during the applicable purchase date on which Brag House has timely delivered a written notice to Yorkville, directing it to purchase Brag House Common Stock under the Yorkville Purchase Agreement.

The Resale Registration Statement was declared effective by the SEC on January 16, 2026.

Yorkville Convertible Note

Concurrently with the Yorkville Purchase Agreement, the Company and House of Doge, jointly and severally, authorized the issuance of the Yorkville Convertible Note to Yorkville, in the aggregate original principal amount of up to $11.0 million, pursuant to which Yorkville agreed to advance the aggregate principal amount to Brag House in two advances (each an “Advance”). In respect of each Advance, Yorkville will pay a purchase price equal to 90% of the principal amount of such Advance. The first Advance under the Yorkville Convertible Note in the original principal amount of $3.85 million was issued on the December 4, 2025, and the second Advance in the original principal amount of $7.150 million will be issued upon the satisfaction of the conditions set forth in the Yorkville Convertible Note.

The Yorkville Convertible Note is convertible into shares of Brag House Common Stock in certain circumstances in accordance with the terms of the Yorkville Convertible Note at a conversion price equal to 95% of the lowest daily VWAP of the Brag House Common Stock during the five consecutive trading days immediately preceding the relevant conversion date, subject to adjustment pursuant to the terms of the Yorkville Convertible Note. Brag House received gross proceeds of $3,465,000, prior to the deduction of transaction related expenses, from the closing of the first Advance pursuant to the Yorkville Convertible Note, with the resulting net proceeds being delivered to House of Doge at the direction of Brag House and House of Doge.

Consistent with certain applicable Nasdaq rules, Brag House may not issue to Yorkville more than 3,957,838 Equity Line Securities under the Yorkville Purchase Agreement or the Yorkville Convertible Note, which number of shares is equal to 19.99% of the shares of Brag House Common Stock issued and outstanding immediately prior to the execution of the Yorkville Purchase Agreement, unless Brag House obtains stockholder approval to issue shares of its Equity Line Securities in excess of such limit in accordance with applicable rules of Nasdaq.

Moreover, Brag House may not issue or sell any Equity Line Securities to Yorkville that, when aggregated with all other shares of Brag House Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Yorkville beneficially owning more than 4.99% of the issued and outstanding shares of Brag House Common Stock.

Yorkville Warrant

Concurrently with the execution of the Yorkville Purchase Agreement and the issuance of the Yorkville Convertible Note, on December 4, 2025, Brag House issued to Yorkville a warrant (the “Yorkville Warrant”) to purchase up to 10,173,881 shares of Brag House Common Stock with an exercise price equal to the lower of (i) $1.50 per share, or (ii) 130% of the average closing price of Brag House Common Stock as reported by Nasdaq for the five trading days ending on the 10th trading day following the closing of the Merger. The Yorkville Warrant was exercisable immediately upon issuance and expires three years from the date of issuance.

The exercise price and number of shares of Brag House Common Stock issuable upon exercise of the Yorkville Warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Brag House Common Stock and the exercise price. Subject to limited exceptions, Yorkville may not exercise any portion of the Yorkville Warrant to the extent that Yorkville would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the outstanding shares of Brag House Common Stock after exercise. In the event of certain fundamental transactions, the holder of the Yorkville Warrant will have the right to receive the Black Scholes Value (as defined in the Yorkville Warrant) of the Yorkville Warrant calculated pursuant to a formula set forth in the Yorkville Warrant, payable in cash.

Support Agreements (Page 95)

Each of Messrs. Malloy and Leibovich, who collectively have beneficial ownership of 3.01% of the outstanding shares of Brag House Common Stock as of the record date for the special meeting, have entered into a Support Agreement with House of Doge and Brag House pursuant to which he has agreed to, among other things, (i) to vote at any meeting of Brag House’s stockholders all of the shares of Brag House Common Stock and Brag House Series B preferred stock beneficially owned or thereafter acquired in favor of the Required Proposals, (ii) to be bound by certain other covenants and agreements related to the Merger, and (iii) not to transfer or otherwise dispose of his shares of Brag House Common Stock and Brag House Series B preferred stock through the earlier of the Closing and the termination of the Merger Agreement in accordance with its terms, except for certain transfers to affiliates, family members or a trust for the benefit of a family member, in each case, on the terms and subject to the conditions set forth in the Support Agreement.

Employment Agreements (Page 96)

Each of Messrs. Malloy, Leibovich, and Jindal have entered into a new employment agreement with Brag House subsidiary Brag House Inc. that will be effective on the Effective Date, pursuant to which they will continue to operate Brag House’s existing business as officers of Brag House Inc.

Material U.S. Federal Income Tax Consequences of the Merger (Page 98)

The parties intend for the Merger to be treated as a tax-free “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. This determination will not be binding on the IRS or any court. Brag House and House of Doge have not sought and will not seek any ruling from the IRS regarding any matters relating to the Transactions, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. Assuming that the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, we do not expect Brag House or House of Doge to realize any taxable gain or loss for U.S. federal income tax purposes as a result of the proposed Merger.

Comparison of Rights of Holders of Brag House Common Stock and House of Doge Common Stock (Page 165)

As a result of the Merger, the holders of House of Doge Common Stock will become holders of Brag House Common Stock, and their rights will be governed by Delaware law. Following the Merger, former House of Doge stockholders may have different rights as stockholders of the Combined Company than they had as House of Doge stockholders.

Matters to be Considered at the Special Meeting (Page 62)

Brag House stockholders will be asked to vote to adopt or approve, as applicable, the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Nasdaq Proposal, the Director Election Proposal, the Stock Incentive Plan Increase Proposal, the Yorkville Issuance Proposal and the Adjournment Proposal, and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Risk Factors (Page 13)

Risks Related to the Merger

•        Failure to complete, or delays in completing, the Merger could materially and adversely affect Brag House’s or House of Doge’s results of operations, business, and financial results and may cause a decline in the market price of the Brag House Common Stock.

•        Existing Brag House stockholders will have a significantly reduced ownership and voting interest in the Combined Company after the Merger and will exercise little to no influence over its management.

•        The Exchange Ratio will not be adjusted based on the market price of the Brag House Common Stock or for Permitted Issuances of shares of House of Doge Common Stock prior to the Effective Time, so the Merger consideration at the Effective Time may have a greater or lesser value than at the time the Merger Agreement was signed and Brag House’s stockholders could face more dilution than currently anticipated as of the Effective Time.

•        The Merger is subject to a number of closing conditions and, if these conditions are not satisfied, the Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed. In addition, the parties have the right to terminate the Merger Agreement under other specified circumstances, in which case the Merger would not be completed.

•        Failure to complete the Merger could negatively impact Brag House’s stock price and its future business and financial results.

•        Some of Brag House’s directors and executive officers have interests in the Merger that are different from the interests of the Brag House stockholders generally.

•        The Projections considered by Newbridge may not be realized, which may adversely affect the market price of Combined Company Common Stock following the completion of the Merger.

•        The Merger Agreement limits Brag House’s and House of Doge’s ability to pursue alternatives to the Merger.

•        Brag House’s Financial Advisor will not update its fairness opinion to reflect changes in circumstances between the signing of the Merger Agreement on October 12, 2025 and the completion of the Merger.

Risks Related the Combined Company

•        The Combined Company’s failure to maintain adequate security and related infrastructure could subject it to potential liabilities and otherwise negatively impact its financial performance.

•        The Combined Company’s acquisitions and investments could expose it to additional risks.

•        The Combined Company may incur losses for the foreseeable future and may never achieve profitability.

•        The Combined Company’s business may be materially and adversely affected by significant developments stemming from political events and changes.

•        The Combined Company’s insurance coverage may not be adequate to cover all potential risks.

•        The Combined Company’s collection of personal information could expose it to regulatory and other risks, and changes in applicable laws and regulations addressing the collection of such information could result in additional costs.

•        The Combined Company will be subject to the risks that each of House of Doge and Brag House faces.

•        The Combined Company may be unable to integrate successfully the businesses of Brag House and House of Doge and realize the anticipated benefits of the Merger.

Risks Related to House of Doge and its Business

•        House of Doge might not be able to sustain its current rate of growth, which could negatively impact its operating revenue, operating income or net income.

•        House of Doge has a limited operating history in an evolving industry, which makes it difficult to evaluate its future prospects and may increase the risk that it will not be successful.

•        House of Doge is subject to risks as a result of Dogecoin’s status as a highly volatile asset.

•        Substantial legal and regulatory uncertainty regarding digital assets and Dogecoin could materially impact the price of Dogecoin as well as House of Doge’s and its customers’ and counterparties’ ability to operate their respective businesses.

•        If Dogecoin is classified as a “security” it could have a material adverse impact on House of Doge’s business and, if it resulted in House of Doge being considered an investment company, House of Doge could not continue to operate its business in accordance with its business plan.

•        Future legislation or regulations could negatively impact House of Doge’s business.

•        House of Doge has operating net losses and its financial results are subject to fluctuations.

•        House of Doge’s reliance on key clients and its agreement with the Dogecoin Foundation puts it at risk.

•        House of Doge is subject to significant competition, which may limit its ability to grow and successfully operate its business.

Risks Related to Brag House and its Business

•        Brag House has not produced significant revenues, which makes it difficult to evaluate its future prospects and increases the risk that it will not be successful.

•        Brag House’s history of recurring losses and anticipated expenditures raises substantial doubt about its ability to continue as a going concern.

•        The loss of or substantial reduction in activity by one or more of its largest clients, vendors and/or sponsors could materially and adversely affect Brag House’s business, financial condition and results of operations.

•        Brag House is subject to risks associated with operating in a rapidly developing industry and a relatively new market.

•        Brag House’s revenue model may not remain effective, and it cannot guarantee that its future monetization strategies will be successfully implemented or generate sustainable revenues and profit.

•        Brag House’s marketing and advertising efforts may fail to resonate with amateur gamers and creators.

•        Technology changes rapidly in Brag House’s business and if it fails to anticipate or successfully implement new technologies or adopt new business strategies, technologies or methods, the quality, timeliness and competitiveness of its amateur tournaments may suffer.

•        Brag House’s operations may be materially and adversely affected if it fails to maintain its community culture as it expands.

•        Brag House operates in the entertainment and gaming industries, both of which are intensely competitive.

•        The failure to enter into additional license agreements with game publishers may require Brag House to modify, limit, or discontinue certain services, which could materially affect its business, financial conditions and results of operations.

•        Brag House’s loss of its users, failure to attract new users in a cost-effective manner, or failure to effectively manage its growth could adversely affect its business, financial condition, results of operations and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that constitute forward-looking statements within the meaning of the federal securities laws in relation to Brag House, House of Doge, the Merger and the other proposed Transactions. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “target,” “endeavor,” “potential,” “continue” or the negative of these terms or other comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Brag House, House of Doge or the proposed transaction will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Brag House’s or House of Doge’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. In addition to other factors and matters contained in or incorporated by reference in this document, Brag House and House of Doge believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•        the risk that the conditions to the Closing are not satisfied, including the failure to obtain required stockholder approvals for the Merger;

•        the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the Merger that could cause the parties to abandon the Merger;

•        Brag House’s and House of Doge’s ability to meet expectations regarding the timing and completion of the Merger;

•        uncertainties as to the timing of the consummation of the Merger and the ability of each of Brag House and House of Doge to consummate the Merger;

•        risks that Brag House’s stock price may decline significantly if the Merger is not completed;

•        if the Merger is not completed, Brag House may not have sufficient capital to continue to operate its business in the short term and may become insolvent and be required to seek the protection of the bankruptcy courts or seek dissolution and, without additional funding or a strategic transaction, Brag House would likely be delisted from Nasdaq;

•        the outcome of any legal proceedings that may be instituted against Brag House and others following the announcement of the Merger Agreement;

•        expectations regarding the strategies, prospects, plans, expectations and objectives of management of Brag House or House of Doge for future operations of the Combined Company following the Closing;

•        the ability of the Combined Company to recognize the benefits that may be derived from the Merger, including the commercial or market opportunity of the House of Doge business;

•        risks related to Brag House’s and House of Doge’s ability to correctly estimate their respective operating expenses and expenses associated with the transaction, uncertainties regarding the impact any delay in the Closing would have on the anticipated cash resources of the Combined Company upon Closing and other events and unanticipated spending and costs that could reduce the Combined Company’s cash resources;

•        the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

•        the fact that under the terms of the Merger Agreement, Brag House is restrained from soliciting other Takeover Proposals during the pendency of the Merger, except in certain circumstances;

•        the effect of the announcement or pendency of the Merger on Brag House’s or House of Doge’s business relationships, operating results and business generally, including disruption of Brag House’s and House of Doge’s management’s attention from ongoing business operations due to the Merger and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction;

•        the risk that the Merger Agreement may be terminated in circumstances that require Brag House to pay a termination fee;

•        the outcome of any legal proceedings that may be instituted against Brag House, House of Doge or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby;

•        the ability of Brag House or House of Doge to protect their respective intellectual property rights;

•        competitive responses to the Merger;

•        legislative, regulatory, political and economic developments beyond the parties’ control;

•        success in retaining, or changes required in, Brag House’s and House of Doge’s officers, key employees or directors;

•        Brag House’s public securities’ potential liquidity and trading; and

•        developments and projections relating to House of Doge’s competitors or its industry.

Should one or more of these risks or uncertainties materialize, or should any of Brag House’s or House of Doge’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that Brag House considers immaterial or which are unknown. You are urged to carefully review the disclosures Brag House and House of Doge make concerning these risks and other factors that may affect Brag House’s and House of Doge’s business and operating results under “Risk Factors.” Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Brag House and incorporated by reference herein. Please see the section titled “Where You Can Find More Information.” There can be no assurance that the Merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Brag House, House of Doge or the Combined Company could differ materially from the forward-looking statements. Any public statements or disclosures by Brag House and House of Doge following this proxy statement/prospectus that modify or impact any of the forward-looking statements contained in this proxy statement/prospectus will be deemed to modify or supersede such statements in this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Brag House and House of Doge do not intend, and undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless required by law to do so.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, Brag House stockholders should carefully consider the matters described below to determine whether to approve the Proposals.

Risks Related to the Merger

Failure to complete, or delays in completing, the Merger could materially and adversely affect Brag House’s or House of Doge’s results of operations, business, and financial results and may cause a decline in the market price of the Brag House Common Stock.

Consummation of the Merger is subject to certain closing conditions, a number of which are not within our control. Any failure to satisfy or, to the extent permitted by applicable law, waive these required closing conditions may prevent, delay or otherwise materially adversely affect the consummation of the Merger. We cannot predict with certainty whether or when any of the required conditions will be satisfied or, to the extent permitted by applicable law, waived, or if another uncertainty may arise and cannot assure you that we will be able to successfully consummate the Merger as currently contemplated under the Merger Agreement or at all.

Each of Brag House’s and House of Doge’s efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, their respective business, which may materially adversely affect their respective results of operation and business. Uncertainty as to whether the Merger will be completed may affect each of Brag House’s and House of Doge’s ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the Merger is pending because employees may experience uncertainty about their roles following the Merger. Uncertainty as to whether the Merger will be completed could adversely affect each of Brag House’s and House of Doge’s business and relationship with collaborators, suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer their decisions to work with Brag House or House of Doge or seek to change their existing business relationships with them. Changes to, or termination of, existing business relationships could adversely affect each of Brag House’s and House of Doge’s results of operations and financial condition, as well as the market price of the Brag House Common Stock. The adverse effects of the pendency of the Merger could be exacerbated by any delays in completion of the Merger or termination of the Merger Agreement.

Existing Brag House stockholders will have a significantly reduced ownership and voting interest in the Combined Company after the Merger and will exercise little to no influence over management of the Combined Company.

After the completion of the Merger, the Brag House stockholders immediately prior to the Effective Time will own a significantly smaller percentage of the Combined Company than they currently own of Brag House. Upon completion of the Merger, the existing Brag House securityholders will retain between approximately 5.59% and 9.10% of the Combined Company’s voting power and indirect economic interest of its subsidiaries, and potentially even less if House of Doge enters into additional agreements pursuant to which it engages in additional Permitted Issuances of additional shares of House of Doge Common Stock prior to the Effective Time, although we do not expect House of Doge to do so. The stockholders of House of Doge immediately prior to the Effective Time will hold the vast majority of the Combined Company’s voting power following the consummation of the Merger. Consequently, the Brag House stockholders immediately prior to the Effective Time, as a group, will have significantly reduced ownership and voting power in the Combined Company compared to their ownership and voting power in Brag House prior to the completion of the Merger. In particular, Brag House stockholders, as a group, will have minimal ownership and voting power of the Combined Company and therefore will be able to exercise little to no influence over the management and policies of the Combined Company.

The Exchange Ratio will not be adjusted based on the market price of the Brag House Common Stock or for Permitted Issuances of shares of House of Doge Common Stock prior to the Effective Time, so the Merger consideration at the Effective Time may have a greater or lesser value than at the time the Merger Agreement was signed and Brag House’s stockholders could face more dilution than currently anticipated as of the Effective Time.

At the Effective Time, as described in the Merger Agreement, outstanding shares of House of Doge Common Stock will be converted into shares of Brag House Common Stock or Series C Preferred Stock. Based on House of Doge’s capitalization as of the date of the Merger Agreement, the Exchange Ratio is estimated to be equal to approximately 1.79754 shares of Brag House Common Stock (or shares of Series C Preferred Stock convertible into such number of shares of Brag House Common Stock) for each share of House of Doge Common Stock. After applying the Exchange Ratio, and assuming no additional issuances of shares of House of Doge Common Stock prior to the Effective Time, the former House of Doge securityholders are expected to own approximately 90.90% and the former Brag House securityholders are expected to own approximately 9.10% of the outstanding shares of Brag House Common Stock on a fully-diluted basis as of the Effective Time.

Any changes in the market price of Brag House Common Stock before the completion of the Merger will not affect the Exchange Ratio or the number of shares that former House of Doge stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger, the market price of the Brag House Common Stock increases from the market price on the date of the Merger Agreement, then House of Doge stockholders could receive Merger consideration with substantially more value for their shares of House of Doge Common Stock than the parties had negotiated when they established the Exchange Ratio. Similarly, if before the completion of the Merger the market price of the Brag House Common Stock declines from the market price on the date of the Merger Agreement, then House of Doge stockholders could receive Merger consideration with substantially lower value than the parties negotiated when they established the Exchange Ratio. In addition, because the Exchange Ratio will not be adjusted for the number of shares of House of Doge Common Stock issued in Permitted Issuances prior to the Effective Time, Brag House could wind up issuing a significantly greater number of shares of Brag House Common Stock (or Series C Preferred Stock in lieu hereof) to the House of Doge stockholders than the parties anticipated at the time they entered into the Merger Agreement, meaning the former Brag House stockholders would retain an even smaller economic interest in, and voting power over, the Combined Company. The Merger Agreement does not include a price-based termination right or limit the amount of Permitted Issuances. We do not expect, however, that House of Doge will issue any additional shares of House of Doge Common Stock pursuant to Permitted Issuances prior to the Effective Time.

The Merger is subject to a number of closing conditions and, if these conditions are not satisfied, the Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed. In addition, the parties have the right to terminate the Merger Agreement under other specified circumstances, in which case the Merger would not be completed.

The Merger is subject to a number of closing conditions and, if these conditions are not satisfied or waived (to the extent permitted by law), the Merger will not be completed.

These conditions include, among others, (i) the absence of certain legal impediments, (ii) effectiveness of the Registration Statement, (iii) obtaining all governmental approvals, (iv) required stockholder approvals, and (v) the approval of Brag House’s Nasdaq listing application in connection with the Transactions. In addition, each party’s obligation to complete the Merger is subject to the accuracy of the other parties’ representations and warranties in the Merger Agreement and the other parties’ compliance, in all material respects, with their respective covenants and obligations in the Merger Agreement.

The conditions to the Closing may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by April 30, 2026, either Brag House or House of Doge may choose not to proceed with the Merger. Moreover, Brag House and House of Doge can mutually decide to terminate the Merger Agreement at any time prior to the consummation of the Merger, before or after receipt of the required Brag House stockholder approvals, and each of Brag House and House of Doge may elect to terminate the Merger Agreement in certain other circumstances, as described in “The Merger Agreement — Termination and Termination Fees — Termination of the Merger Agreement.” If the Merger Agreement is terminated, Brag House or House of Doge, as applicable, may incur substantial fees and expenses in connection with such termination of and neither of them will realize the anticipated benefits of the Merger. For a description of the circumstances under which a termination fee is payable, please see “The Merger Agreement — Termination and Termination Fees — Termination Fees.”

Brag House and House of Doge, and thus the Combined Company, have incurred and will incur significant transaction and Merger-related transition costs in connection with the Merger.

Brag House and House of Doge have incurred and expect that they will incur additional significant costs in connection with consummating the Merger and integrating the operations of the two companies post-Closing. Brag House and/or House of Doge may incur additional costs to retain key employees. Brag House and/or House of Doge will also incur significant fees and expenses relating to financing arrangements and legal services (including any costs that would be incurred in defending against any potential class action lawsuits and derivative lawsuits in connection with the Merger if any such proceedings are brought), accounting and other fees and costs, associated with consummating the Merger. Some of these costs are payable regardless of whether the Merger is completed. In addition, Brag House or House of Doge may be required to pay a termination fee of $9.0 million if the Merger Agreement is terminated under specified circumstances described in this proxy statement/prospectus. Brag House and House of Doge expect these costs and expenses to be significant, and additional unanticipated costs may be incurred in the Merger and the integration of the businesses of Brag House and House of Doge.

Failure to complete the Merger could negatively impact the stock price and the future business and financial results of Brag House because of, among other things, the disruption that would occur as a result of uncertainties relating to a failure to complete the Merger.

If the Merger is not completed for any reason, Brag House could be subject to several risks, including the following:

•        being required to pay House of Doge a termination fee of $9.0 million in certain circumstances, as described under “The Merger Agreement — Termination and Termination Fees”;

•        having had the focus of management of Brag House directed toward the Merger and post-merger planning instead of on the Brag House’s core business and other opportunities that could have been beneficial to Brag House; and

•        incurring substantial transaction costs related to the Merger.

In addition, Brag House would not realize any of the expected benefits of having completed the Merger.

If the Merger is not completed, the price of the Brag House Common Stock may decline to the extent that the current market price of that stock reflects a market assumption that the Merger will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the Merger was not consummated due to an adverse change in Brag House’s business. In addition, Brag House’s business may be harmed, and the price of the Brag House Common Stock may decline as a result, to the extent that customers, suppliers and others believe that Brag House cannot compete in the marketplace as effectively without the Merger or otherwise remain uncertain about Brag House’s future prospects in the absence of the Merger.

Similarly, current and prospective employees of Brag House may experience uncertainty about their future roles with the Combined Company and choose to pursue other opportunities, which could adversely affect Brag House if the Merger is not completed. The realization of any of these risks may materially adversely affect Brag House’s business, financial results, financial condition and stock price.

Brag House or House of Doge may waive one or more of the closing conditions to the Merger without re-soliciting stockholder approval.

Each of Brag House and House of Doge has the right to waive certain of the Closing conditions to the Merger. Any such waiver may not require re-solicitation of stockholders, in which case stockholders of Brag House and House of Doge will not have the chance to change their votes as a result of any such waiver and Brag House and House of Doge will have the ability to complete the Merger without seeking further stockholder approval. Any determination whether to waive any condition to the Merger, whether Brag House stockholder approval would be re-solicited as a result of any such waiver or whether this proxy statement/prospectus would be amended as a result of any waiver will be made Brag House at the time of such waiver based on the facts and circumstances as they exist at that time, and any such waiver could have an adverse effect on the Combined Company.

Some of the directors and executive officers of Brag House have interests in the Merger that are different from the interests of the Brag House stockholders generally.

When considering the recommendation of the Brag House Board with respect to the Merger, Brag House stockholders should be aware that some directors and executive officers of Brag House have interests in the Merger that are different from, or in addition to, the interests of the Brag House stockholders generally. Brag House stockholders should consider these interests in conjunction with the recommendation of the directors of Brag House to approve the Merger Agreement, the Merger and the other Transactions. These interests are described more fully in “The Merger — Interests of Certain Brag House Directors and Executive Officers in the Merger.”

The Projections considered by Newbridge may not be realized, which may adversely affect the market price of Combined Company Common Stock following the completion of the Merger.

In performing its financial analyses and rendering its opinion related to the Merger, Newbridge relied on, among other things, certain information, including projections provided to it by House of Doge. Please see “The Merger — House of Doge Management Unaudited Prospective Financial Information.” Such projections were prepared by, or at the direction of, the management of House of Doge. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Brag House. There can be no assurance that House of Doge’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the Combined Company Common Stock or the financial position of the Combined Company following the Closing.

The Merger Agreement limits Brag House’s and House of Doge’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that make it more difficult for Brag House and House of Doge to enter into alternative transactions. The Merger Agreement contains certain provisions that restrict Brag House’s and House of Doge’s ability to solicit or facilitate proposals from third parties with respect to transactions involving the sale of Brag House or House of Doge, as applicable, or a material portion of their assets or provide non-public information to, or otherwise participate or engage in discussions or negotiations with, third parties or take certain other actions that would reasonably be expected to lead to a third-party acquisition proposal. Further, there are only limited exceptions to Brag House’s agreement that the Brag House Board will not change its recommendation in favor of the approval of the Required Proposals, and no such provision with respect to House of Doge. At any time prior to the receipt of the required Brag House stockholder approvals, however, in response to an unsolicited superior proposal made by a third party, the Brag House Board may make an adverse recommendation change, and terminate the Merger Agreement to enter into an alternative acquisition agreement, if it concludes in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take such action would be inconsistent with the duties of Brag House’s directors under applicable law. Please see “The Merger Agreement — Non-Solicitation; Change in Recommendation.”

As described above, Brag House may be required to pay a termination fee of $9.0 million to House of Doge if the Merger is not consummated under specified circumstances. Please see “The Merger Agreement — Termination and Termination Fees — Termination Fees” for a description of the circumstances under which such a termination fee is payable. Upon obtaining stockholder approval of the Required Proposals, Brag House’s right to terminate the Merger Agreement in response to a superior proposal will cease.

While Brag House and House of Doge believe these provisions are reasonable, customary and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Brag House or House of Doge from considering or proposing such an acquisition, even if such party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration or if such party were prepared to enter into an agreement that may be more favorable to Brag House or House of Doge or their respective stockholders.

Brag House’s Financial Advisor will not update its fairness opinion to reflect changes in circumstances between the signing of the Merger Agreement on October 12, 2025 and the completion of the Merger.

Brag House has not obtained an updated fairness opinion from Newbridge as of the date of this proxy statement/prospectus, and Brag House does not anticipate asking Newbridge to update its opinion. Changes in the operations and prospects of Brag House and House of Doge, general market and economic conditions and other factors that may be beyond the control of Brag House, and on which the opinion was based in part, may significantly alter the prices of the shares of Brag House Common Stock by the Effective Time. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the opinion.

Further, Newbridge’s opinion does not, and of course could not, take account of acquisitions that House of Doge may consummate in which it issues shares of House of Doge Common Stock pursuant to Permitted Issuances prior to the Effective Time, and the resulting increase in the number of shares of Brag House Common Stock that Brag House will issue to House of Doge stockholders in the Merger, although we do not expect there to be any such Permitted Issuances prior the Effective Time.

As Newbridge will not be updating its fairness opinion, which it issued in connection with the signing of the Merger Agreement on October 12, 2025, the opinion will not address the fairness of the Exchange Ratio, from a financial point of view, to Brag House or its stockholders as of the date of this proxy statement/prospectus, the date of the special meeting, or at the Effective Time. The Brag House Board’s recommendation that Brag House’s stockholders vote “FOR” the proposals included herein, however, is made as of the date of this proxy statement/prospectus and based on the terms, including the consideration to be paid to acquire House of Doge, as set forth in the Merger Agreement. For a description of the opinion that Brag House received from Newbridge, please see “The Merger — Opinion of Brag House’s Financial Advisor.”

Lawsuits may be filed against Brag House, House of Doge, or any of the members of their respective boards of directors arising out of the Merger, which may delay or prevent the Merger.

Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Brag House, the Brag House Board, House of Doge, the House of Doge Board and others in connection with the Transactions. The outcome of any such litigation is uncertain, and Brag House or House of Doge may not be successful in defending against any such future claims. Lawsuits that may be filed against Brag House, the Brag House Board, House of Doge, or the House of Doge Board could delay or prevent the Merger, divert the attention of Brag House’s or House of Doge’s management and employees from their day-to-day business, result in monetary damages, and otherwise adversely affect Brag House and House of Doge financially. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect the Combined Company’s business, financial condition, results of operations and cash flows.

Risks Related to the Combined Company’s Business

The Combined Company’s international operations could expose it to additional risks.

We expect the Combined Company to operate in multiple jurisdictions. The Combined Company may expand its operations to additional jurisdictions around the world, including those in markets in which it has limited experience or have a different regulatory and/or compliance framework. In addition, if the Combined Company expands its business expands into international jurisdictions, such entries would require management attention and financial resources that would otherwise be spent on other parts of its business.

Conducting business internationally, particularly in regions in which it has limited experience operating, may subject the Combined Company to additional risks, including but not limited to: operational challenges caused by operating in markets with different languages, consumer preferences and cultural differences; the use of resources to localize its business; compliance with legislative and regulatory regimes which differ from current operating jurisdictions and which may pose new restrictions on the way its business operates; competition from local service providers with more experience and scale in the international jurisdiction; challenges managing growth across multiple jurisdictions; adverse tax consequences; increased financial and reporting obligations; challenges protecting intellectual property; and general political, social and economic instability and related conditions. These risks could adversely affect the Combined Company’s operations, prospects and financial condition.

Currency fluctuations could negatively impact the Combined Company’s business, prospects, financial condition and financial performance.

The Combined Company may conduct business in several countries. While we expect that, initially, a majority of the Combined Company’s revenues will be denominated in U.S. dollars, the expansion of its business into new jurisdictions may introduce different payment schedules and require it to use the currencies of the local jurisdictions, which could impact operations in certain markets. This could expose the Combined Company to the risk of fluctuations in foreign currency exchange rates and changes in exchange rates that are reflected in reported income and loss from its international businesses included in its consolidated statements of operations as it translates the financial statements of its foreign subsidiaries into U.S. dollars in consolidation.

A fluctuation in the exchange rates for the U.S. dollar or other currencies in which the Combined Company may transact may therefore will affect reported revenue and expenses from its international businesses included in its consolidated statements of operations. Significant fluctuations in the exchange rates of foreign currencies may negatively impact the Combined Company’s business, prospects, financial condition and financial performance.

House of Doge does not currently have currency hedging arrangements in place and there is no expectation that the Combined Company will put any currency hedging arrangements in place in the future. If there is a decision to hedge foreign currency exposure, the Combined Company may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets. In addition, those activities may be limited in the protection they provide from foreign currency fluctuations and can themselves result in losses.

The Combined Company’s failure to maintain adequate security and related infrastructure could subject it to potential liabilities and otherwise negatively impact its financial performance.

If the Combined Company fails to maintain adequate security and supporting infrastructure as it scales its systems, it may experience outages and disruptions to its services and may be in breach of certain security obligations to clients or users, and of which could harm its brand and reputation, result in loss of client information, trigger related indemnity obligations and other liabilities, and negatively impact revenue and financial performance.

As its business grows, we expect the Combined Company to invest in technology services, including data centers, network services, storage and database technologies. Creating the appropriate support for the Combined Company’s technology platforms, including big data and computational infrastructure, will be expensive and complex, and execution could result in inefficiencies or operational failures and increased vulnerability to cyber-attacks. The Combined Company’s failure to adequately implement and enforce security policies could result in a loss of client and user confidence, damage to its reputation and a loss of business. Further, security breaches could not only diminish the quality of services that the Combined Company provides but also result in a violation of its security obligations to its clients and users that are designed to protect the data that the Combined Company collects, stores and transmits for them. Cyber-attacks could include denial-of-service attacks impacting service availability and reliability, the exploitation of software vulnerabilities in internet-facing applications, the theft or loss of digital wallet keys resulting in the loss of the value of cryptocurrency holdings, social engineering of system administrators (tricking company employees into releasing control of their systems to a hacker), or the introduction of computer viruses or malware into its systems with a view to misappropriate confidential or proprietary data. In addition, the Combined Company may be vulnerable to unintentional errors as well as malicious actions by persons with authorized access to its systems. The steps that the Combined Company takes to increase the reliability, integrity and security of its systems may be expensive and may not prevent system failures or unintended vulnerabilities resulting from the increasing number of persons with access to its systems, complex interactions within technology platforms and the increasing number of connections with the technology of clients and third-party partners.

The Combined Company’s acquisitions and investments could expose it to additional risks.

The Combined Company may make acquisitions or investments in complementary companies, professional sports clubs, services and technologies that it believes fit within its business model. Such acquisitions, including recent acquisitions by House of Doge, could require significant management attention, disrupt business, dilute stockholder value and adversely affect the Combined Company’s operating results.

The Combined Company may not be able to acquire and integrate other companies, services or technologies in a successful manner. It may also not be able to find suitable acquisition candidates or, if it does find appropriate acquisition targets, it may not be able to complete such acquisitions on favorable terms or at all. In addition, the pursuit of potential acquisitions may divert the attention of management and cause the Combined Company to incur additional expenses in identifying, investigating and pursuing suitable acquisitions, regardless of whether they are consummated. If the Combined Company does complete acquisitions, it may not ultimately strengthen its competitive position or achieve its goals, including increases in revenue and in the pursuit of tokenizing RWAs, and any acquisitions it completes could be viewed negatively by investors and industry analysts. The Combined Company may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect its financial condition or the value of the Combined Company Common Stock.

Each of House of Doge’s current investments are in companies or professional sports clubs that are privately held and for which no current market exists, nor is there current liquidity into such investments. As such, the amount of information that is available and provided on an ongoing basis may be limited. If the Combined Company was looking to sell such investments or a portion thereof, there may not be buyers readily available nor ones that are willing to take on the risks of holding such assets.

As it relates to professional sports club investments, House of Doge has limited experience and expertise in operating or managing such assets. While each of these sport club investments have their own management teams to operate their clubs and related activities, investor input and oversight will be necessary from House of Doge and, after the Effective Time, the Combined Company. If House of Doge or the Combined Company cannot manage these investments adequately or make prudent decisions, or is unable to leverage the branding and trademarks from Doge and the Dogecoin community, the value of these assets may be impaired or adversely impacted.

Additional capital that the Combined Company may require may not be available or may be available only on onerous terms, either of which could negatively impact its growth and business.

The Combined Company may require additional capital to support its growth, and such capital might not be available on favorable or acceptable terms, if at all. The unavailability of capital could hamper growth and adversely affect its business.

The Combined Company expects to rely on both cash flows from operations and capital raises to meet its capital needs. We cannot provide any assurance that the Combined Company’s business will generate sufficient cash flows from operations to enable it to fund its liquidity needs. The Combined Company will require equity and/or debt financing in the future to support its ongoing operations, to undertake capital expenditures, and to complete acquisitions or other investment transactions. Third-party financing may not be available on terms favorable to it, and the Combined Company may not manage costs and working capital successfully. The Combined Company’s inability to raise additional capital as needed could impede its growth and could adversely affect its business, financial condition and financial performance.

The Combined Company’s business may be materially and adversely affected by significant developments stemming from political events and changes.

Changes in U.S. and international social, political, regulatory and economic conditions, or in laws and policies governing cryptocurrency and digital assets, foreign trade, technology, financial services and investments that affect the jurisdictions where the Combined Company operates could adversely affect its business.

In addition, the Combined Company’s business could be negatively affected by trade or other regulatory barriers in the United States, Canada, or other countries reacting to trade policies adopted by one or more other countries. The uncertainty posed by the current period of political and trade volatility may result in various negative effects on House of Doge’s and the future Combined Company’s business, many of which may not be currently foreseeable. These possible negative effects may adversely affect the Combined Company’s operating results, financial condition and growth prospects.

The Combined Company’s insurance coverage may not be adequate to cover all potential risks associated with its operations.

Insurance may not cover all risks to which the Combined Company will be exposed. The Combined Company will look to enhance and increase Brag House’s insurance coverage to protect its assets, operations, directors, officers and employees. While there is a belief that the insurance coverage will address material risks to which the Combined Company is exposed and we believe that the insurance coverage that the Combined Company will have as of the Effective Time will be adequate and customary given Brag House and House of Doge’s current operations, such insurance is and will be subject to coverage limits and exclusions. The Combined Company insurance will not cover all the potential risks associated with its operations. Moreover, insurance against certain risks encountered in the operations of the Combined Company may not be generally available or on acceptable terms, if at all, especially given its operation in the cryptocurrency industry.

The Combined Company’s officers and directors may have conflicts of interest that could negatively impact its business.

The Combined Company’s directors and officers may be involved in similar businesses and may have conflicts of interest with it. Certain directors and officers of House of Doge currently hold, or may in future hold, interests in other companies involved in the same or similar businesses to the Combined Company or may be directors or officers of other related companies, clients, or partners, including Marco Margiotta, House of Doge’s Chief Executive Officer and the Sole Director, as Chief Investment Officer of CleanCore Solutions, Inc. (“CleanCore”), and Timothy Stebbing, House of Doge’s Chief Technology Officer, as director of CleanCore and the Dogecoin Foundation. As a result, conflicts of interest may arise between these directors and officers in certain circumstances that could be adverse to the Combined Company and, whether the conflict of interest is real or perceived, put the reputation of the Combined Company at risk. Any conflicts of interest that may arise will be subject to and governed by the laws applicable to directors’ and officers’ conflicts of interest and fiduciary duties, including the procedures prescribed by the Combined Company’s governing corporate law statute respecting disclosable interests.

The Combined Company may not be able to protect its proprietary technology or trademarks adequately.

The Combined Company’s rights with respect to its intellectual property may be difficult to protect or to enforce. This could enable others to copy or use aspects of its platform or marks without compensation, which could erode its competitive advantages and harm its business. The Combined Company’s success will depend, in part, on its ability to protect its proprietary marks and the technologies that it develops. House of Doge relies on trademark and copyright laws, confidentiality procedures and contractual provisions to protect its intellectual properties and those trademarks that it owns or otherwise manages. Uncertainty may result from changes to intellectual property legislation enacted in various jurisdictions where it may operate in. Accordingly, despite its efforts, the Combined Company may be unable to obtain adequate protection for its intellectual property or to prevent third parties from infringing upon or misappropriating its intellectual property.

From time to time, it may be necessary for the Combined Company to take legal action to enforce its trademark or intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement. Such litigation could result in substantial costs and the diversion of limited resources and could negatively affect its business, financial condition and financial performance. If the Combined Company is unable to protect its proprietary rights (including aspects of its platform), it may find itself at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create and protect their intellectual property.

If the Combined Company’s compliance and risk management program is not effective, it could result in events that could have a material adverse effect on its reputation, financial condition and operating results.

The Combined Company’s compliance and risk management programs may not be effective and may result in outcomes that could materially and adversely affect its reputation, financial condition and operating results, among other things.

We anticipate that through contract or by operation of law, the Combined Company will be subject to anti-money laundering laws, know your customer/know your business laws, travel rules, payment network rules, money transmitter or money service business laws, sanction, foreign corruption/practices and other relative legislation. The Combined Company’s ability to comply with applicable laws and regulations will be largely dependent on its establishment and maintenance of compliance, review and reporting systems, as well as its ability to attract and retain qualified compliance and other risk management personnel. If the Combined Company enters into new markets, or verticals, it may become subject to laws and regulations that differ from those of its then-current markets or verticals and that may conflict with other laws and regulations to which it is subject. We cannot provide any assurance that the Combined Company’s compliance policies and procedures will be effective or that the Combined Company will always be successful in monitoring or evaluating applicable risks. In the case of alleged non-compliance with applicable laws or regulations, the Combined Company could be subject to investigations and legal or regulatory proceedings that may result in substantial penalties or claims against it. Any such claims may materially and adversely affect the Combined Company’s reputation, financial condition and the value of any investment in the Combined Company.

Operational risks, such as misconduct and errors of employees, contractors or entities with which the Combined Company does business, may be difficult to detect and deter and could cause material reputational and financial harm to the Combined Company.

The Combined Company’s employees and agents could engage in misconduct, which may include conducting and concealing unauthorized activities or improperly using or disclosing confidential information. It may not be possible to deter misconduct by employees or others, and the precautions that the Combined Company takes to prevent and detect these activities may not be effective in all cases. Any unauthorized actions by the Combined Company’s employees or agents could lead to regulatory or criminal proceedings, which, in each case, could have a material and adverse effect on the Combined Company. Furthermore, the Combined Company’s employees could make errors recording or executing transactions, which may result in additional material costs to the Combined Company.

The Combined Company’s collection of personal information could expose it to regulatory and other risks, and changes in applicable laws and regulations addressing the collection of such information could result in additional costs.

Measures that the Combined Company takes to protect personal information that it obtains or collects may be inadequate and there is a risk of a data breach or the loss or theft of such personal information.

Legislation and regulation of digital businesses, including privacy and data protection regimes, could create unexpected additional costs, subject the Combined Company to enforcement actions for compliance failures, or cause it to change its technology solution or business model, which may have an adverse effect on the demand for its platform or services.

Many local, provincial/state, national, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer, and other processing of data collected from and about consumers and devices, and the regulatory framework for privacy issues is evolving worldwide. Various U.S., Canadian, Australian, Mexican and foreign governments, consumer agencies, self-regulatory bodies, and public advocacy groups have called for new regulation directed at the collection and retention of personal information, and one can expect to see an increase in legislation and regulation related to the collection and use of such data. Such legislation or regulation could materially and adversely affect the costs of doing business.

While House of Doge takes measures to protect the security of information that it collects, uses and discloses in the operation of its business, if the Combined Company experiences a data breach, it may face claims by users whose personal information is disclosed without authorization, which claims may have a material adverse effect on its business and financial condition. The Combined Company may also be subject to various regulatory proceedings, enforcement and additional oversight as a result of any loss or disclosure of personal information.

The Combined Company may be subject to litigation and similar proceedings that adversely affects its business.

The Combined Company may be subject to various litigation and other proceedings. All industries, including the cryptocurrency, payment technology and financial services industries, are subject to legal claims, with and without merit. The Combined Company may become party to litigation in the ordinary course of business, which could adversely affect its business. Should any litigation in which it becomes involved be determined against it, such a decision could adversely affect the Combined Company’s ability to continue operating and the market price for the Combined Company Common Stock, and could require the Combined Company to expend significant financial and other corporate resources to address. Even if the Combined Company is successful in litigation, litigation can significantly redirect its resources. Litigation may also negatively affect its reputation.

Risks Related to the Combined Company as a Result of the Merger

The Combined Company will be subject to the risks that each of House of Doge and Brag House faces.

Following completion of the Merger, the Combined Company will be subject to numerous risks and uncertainties, including the risks faced by each of House of Doge and Brag House, including those set forth in “Risk Factors — Risks Related to House of Doge and its Business” and “Risk Factors — Risks Related to Brag House and its Business.” If any such risks actually occur, the business, financial condition, results of operations or cash flows of the Combined Company could be materially adversely affected.

Following the Merger, the Combined Company may be unable to integrate successfully the businesses of Brag House and House of Doge and realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies that currently operate as independent companies. Following the Merger, the Combined Company will be required to devote significant management attention and resources to integrating its business practices and operations. The Combined Company may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the Combined Company may encounter in the integration process include the following:

•        the inability to successfully combine the businesses of Brag House and House of Doge in a manner that permits the Combined Company to achieve the anticipated benefits from the Merger, which would result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;

•        creation of uniform standards, controls, procedures, policies, and information systems; and

•        potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger.

In addition, Brag House and House of Doge have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures, and policies, any of which could adversely affect the Combined Company’s ability to maintain its business relationships or the ability to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the Combined Company. If the Combined Company is unable to successfully integrate the businesses of Brag House and House of Doge, it may not realize the anticipated benefits of the Merger, such as revenue synergies and operational efficiencies. Further, the significant changes in management pursuant to the Merger Agreement, including a new Chief Executive Officer and all new directors, could present challenges to operational continuity.

At the Effective Time of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

At the Effective Time, Brag House, under the new name “House of Doge Inc.,” will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on the Nasdaq Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Brag House agreed to use its commercially reasonable efforts to file an initial listing application for the Brag House Common Stock in connection with the Transactions and to cause such listing application to be conditionally approved prior to the Effective Time (including, if necessary, effecting the Reverse Stock Split). Based on information currently available to it, Brag House anticipates that the Brag House Common Stock may be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the Effective Time unless it effects the Reverse Stock Split. The Brag House Board intends to effect a reverse stock split of the shares of Brag House Common Stock at a ratio of between 1-for-5 to 1-for-50. In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the

Merger, if the Combined Company is unable to satisfy Nasdaq continued listing requirements, Nasdaq may notify the Combined Company that the Combined Company Common Stock will not continue to be listed on the Nasdaq Capital Market.

Upon a potential delisting from Nasdaq, if the Combined Company Common Stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as OTC Markets. In such event, it is likely that there would be significantly less liquidity in the trading of the Combined Company Common Stock; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the Combined Company Common Stock. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company Common Stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of Combined Company Common Stock and could have a material adverse effect on the Combined Company.

The unaudited pro forma financial information included in this proxy statement/prospectus is preliminary and the Combined Company’s actual financial position or results of operations after the Merger may differ materially.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon estimates, to allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and a final determination of the fair value of assets acquired and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of House of Doge that existed as of the date of the completion of the Merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma information reflected in this proxy statement/prospectus. For more information, please see “Unaudited Pro Forma Condensed Combined Financial Information.”

Unfavorable global economic conditions could adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.

The Combined Company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the Combined Company’s business, including the Combined Company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Combined Company’s suppliers, possibly resulting in supply disruption, or cause the Combined Company’s customers to delay making payments for its services. Any of the foregoing could harm the Combined Company’s business and the Combined Company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

Risks Related to the Combined Company’s Securities and Organizational Documents

The Combined Company Common Stock price may be volatile, and the market price of the Combined Company Common Stock may decline in value following the Merger.

There may be significant fluctuations in the market price of Combined Company Common Stock following the Merger. Since its initial public offering, the market price of the Brag House Common Stock has fluctuated and the House of Doge Common Stock has never been publicly traded, listed on a stock exchange or quoted on a quotation system. Any price fluctuations of Combined Company Common Stock may be unrelated or disproportionate to the actual operating performance of the Combined Company and may be due to factors beyond the Combined Company’s control. Moreover, if the market price of the Combined Company Common Stock becomes subject to significant fluctuations following the Merger, the value of the Combined Company Common Stock at any given point in time could be less than the value of the Combined Company Common Stock immediately after completion of the Merger.

Broad market and industry factors, as well as factors specifically relating to the Combined Company and its business, may adversely affect the market price of the Combined Company Common Stock. Some of the factors that may cause the market price of the Combined Company Common Stock to fluctuate include:

•        actual or anticipated variations in the Combined Company’s financial results;

•        changes in estimates or recommendations by securities analysts, if any, covering the Combined Company Common Stock;

•        the failure of the Combined Company to meet its analysts’ expectations;

•        media coverage of its business and financial performance;

•        the public’s reaction to its press releases, other public announcements and filings with the SEC;

•        conditions or trends in the industry in which the Combined Company operates, including governmental or regulatory changes affecting cryptocurrencies;

•        general economic conditions;

•        progress and resolution with respect to existing litigation and regulatory inquiries;

•        announcements by the Combined Company or its competitors of significant acquisitions, strategic partnerships or divestitures;

•        the operating and stock price performance of, or other developments involving, other companies that stockholders may deem comparable to the Combined Company;

•        any significant change in its management, including additions or departures of key personnel and the Combined Company’s ability to recruit and retain employees;

•        the entry into, or termination of, key agreements or arrangements affecting the Combined Company’s business or operations; and

•        future sales of the Combined Company’s securities, including sales of Combined Company Common Stock by its directors and officers or its strategic investors.

The Combined Company may incur losses for the foreseeable future and may never achieve profitability.

The Combined Company may never become profitable. Even if the Combined Company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

An active trading market for the Combined Company Common Stock may not develop, and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for shares of House of Doge Common Stock and a limited market for Brag House Common Stock. An active trading market for the Combined Company Common Stock may never develop or be sustained. If an active market for the Combined Company Common Stock does not develop or is not sustained, it may be difficult for the Combined Company’s stockholders to sell their shares of Combined Company Common Stock at an attractive price or at all.

Future sales of shares by existing stockholders could cause the trading price of the Combined Company Common Stock to decline.

If existing securityholders of Brag House and House of Doge sell, or indicate an intention to sell, substantial amounts of the Combined Company Common Stock in the public market, the trading price of the Combined Company Common Stock could decline. Based on shares outstanding as of January 27, 2026, after giving effect to the estimated Exchange Ratio and shares expected to be issued as of the Effective Time, approximately 536,148,944 shares of Combined Company Common Stock are expected to be issued and outstanding immediately after the Effective Time, without taking into effect the contemplated Reverse Stock Split. Of such outstanding shares of Combined Company Common Stock, approximately 436,736,839 shares will be freely tradeable upon completion of the Merger. If these shares are sold, the trading price of the Combined Company Common Stock could decline.

Holders of the Combined Company Common Stock may experience significant dilution.

The Combined Company may issue additional securities in the future. If the Combined Company raises additional financing through the issuance of Combined Company Common Stock (including securities convertible or exchangeable into Combined Company Common Stock) or completes an acquisition or investment by issuing additional shares of Combined Company Common Stock, such issuance may substantially dilute the interests of holders of Combined Company Common Stock and reduce the value of their investment.

The Combined Company Board will have the discretion to determine the price and the terms of future issuances, and the market price of the Combined Company Common Stock could decline as a result of its issuance of new shares. Moreover, the Combined Company may issue shares of Combined Company Common Stock upon the exercise of options or the vesting of RSUs, in connection with other incentive securities and upon the exercise of any outstanding warrants.

After completion of the Merger, the Combined Company’s executive officers, directors and principal stockholders may have the ability to control or significantly influence certain matters submitted to the Combined Company’s stockholders for approval.

Upon the completion of the Merger, it is anticipated that the Combined Company’s executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 16.49% of the outstanding shares of Combined Company Common Stock. As a result, if these stockholders were to choose to act together, they may be able to control or significantly influence certain matters submitted to the Combined Company’s stockholders for approval, as well as the Combined Company’s management and affairs. For example, these stockholders, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the Combined Company’s assets. This concentration of voting power could delay or prevent an acquisition of the Combined Company on terms that other stockholders may desire.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Combined Company Common Stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of the Combined Company Common Stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of the Combined Company Common Stock. In the event that it does have equity research analyst coverage, the Combined Company will not have any control over the analysts or the content and opinions included in their reports. The price of the Combined Company Common Stock could decline if one or more equity research analysts downgrade the Combined Company Common Stock or issue other unfavorable commentary or research. If one or more equity research analysts cease coverage of the Combined Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause the Combined Company Common Stock price or trading volume to decline.

Brag House and House of Doge do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

Brag House and House of Doge anticipate that the Combined Company will retain its future earnings, if any, to fund the growth of its business. The Combined Company may never pay any dividends and is not party to any contractual obligation to do so. Any determination to pay dividends in the future will be at the discretion of the Combined Company Board and will depend upon the Combined Company’s results of operations, financial condition, contractual limitations, restrictions imposed by applicable law, business and investment strategy and any other factors that the Combined Company Board deems relevant. As a result, capital appreciation, if any, of the Combined Company Common Stock will be your sole source of gain, if any, for the foreseeable future.

If the Combined Company issues shares of preferred stock, your rights as a holder of Combined Company Common Stock may be materially adversely affected.

The Combined Company Board will be authorized to issue up to 24,987,810 shares of “blank check” preferred stock (minus any shares of Series C Preferred Stock issued in the Merger). The designations, rights and preferences of the Combined Company’s preferred stock may be determined from time to time by the Combined Company Board. Accordingly, the Combined Company Board will be empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of the holders of Combined Company Common Stock. For example, an issuance of shares of preferred stock could:

•        adversely affect the voting power of the holders of the Combined Company Common Stock;

•        dilute the value of holders’ investment in the Combined Company Common Stock;

•        make it more difficult for a third party to gain control of the Combined Company;

•        discourage bids for the Combined Company Common Stock;

•        limit or eliminate any payments that the holders of the Combined Company Common Stock could expect to receive upon the Combined Company’s liquidation; or

•        adversely affect the market price of the Combined Company Common Stock.

Provisions of the Combined Company’s organizational documents and Delaware law may delay or deter a change of control of the Combined Company.

Following the Merger, the Combined Company’s organizational documents will contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition or merger proposals for, the Combined Company. These include provisions that:

•        permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•        provide that directors may only be removed by the majority of the shares of voting stock then outstanding;

•        limit the persons that may call special meetings of stockholders;

•        establish advance notice requirements for stockholder proposals and director nominations; and

•        prohibit stockholder from acting by written consent in lieu of a meeting.

For a more detailed description of these provisions, see “Description of Brag House Capital Stock.”

In addition, Delaware corporate law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors’ wishes. Under Section 203 of the DGCL, a Delaware corporation such as the Combined Company may not engage in any merger or other Merger with an interested stockholder or such stockholder’s affiliates or associates for a period of three years following the date that such stockholder became an interested stockholder, except in limited circumstances, including by approval of the corporation’s board of directors. See “Description of Brag House Capital Stock.”

The Combined Company’s certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between the Combined Company and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or its directors, officers or employees giving rise to such claim.

The Brag House Charter provides, and as such the Combined Company’s certificate of incorporation will provide, that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for the following types of actions, suits or proceedings (“Proceedings”):

•        any derivative Proceeding brought on the Combined Company’s behalf;

•        any Proceeding asserting a claim of breach of a fiduciary duty or other wrongdoing by any of the Combined Company’s directors, officers, employees or agents;

•        any Proceeding asserting a claim against the Combined Company arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;

•        any Proceeding to interpret, apply, enforce or determine the validity of the Combined Company’s certificate of incorporation or bylaws; and

•        any Proceeding asserting a claim governed by the internal affairs doctrine.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Therefore, pursuant to the Brag House Charter and the Brag House Bylaws, which will become the Combined Company’s certificate of incorporation and bylaws as of the Effective Time, the choice of forum provision shall not apply, and the Combined Company will have consented to such inapplicability, to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Combined Company’s bylaws will provide that unless it consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Combined Company and its officers and directors. This choice of forum provision may, however, limit a stockholder’s ability to bring a Proceeding in a judicial forum that it finds favorable for disputes with the Combined Company or its directors, officers, other employees or stockholders. Further, this choice of forum provision may increase the costs for a stockholder to bring such a Proceeding and may discourage them from doing so.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a Proceeding in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision contained in the Combined Company’s certificate of incorporation or bylaws to be inapplicable or unenforceable in an action, it may incur additional costs associated with resolving such Proceeding in other jurisdictions. For example, the Court of Chancery of the State of Delaware recently determined that the exclusive forum provisions of federal district courts of the United States of America for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

The Combined Company will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, shares of Combined Company Common Stock may be less attractive to investors.

The Combined Company will qualify as an “emerging growth company” as defined in Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act, and it intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the requirements for auditor attestation of its internal control over financial reporting, (ii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company’s stockholders may not have access to certain information that they may deem important. The Combined Company will remain an emerging growth company until the earliest of (a) the last day of the fiscal year in which the market value of the shares of Combined Company Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (b) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (c) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period, or (d) December 31, 2030 (the last day of the fiscal year following the fifth anniversary of the completion of Brag House’s initial public offering). We cannot predict whether investors will find Brag House Common Stock less attractive because it will rely on these exemptions. If some investors find Combined Company Common Stock less attractive as a result of its reliance on these exemptions, the trading price of the Combined Company Common Stock may be lower than it otherwise would be, there may be a less active trading market for the Combined Company Common Stock and the trading prices of the Combined Company Common Stock may be more volatile.

Further, Section 13(a) of the Exchange Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. A smaller reporting company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Brag House has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Brag House, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, and this election will apply to the Combined Company as well. This may make comparison of the Combined Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks Related to the Proposed Reverse Stock Split

The Reverse Stock Split may not increase the Combined Company’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of the Brag House Common Stock above the minimum bid price requirement under the Nasdaq rules so that Brag House’s listing application in connection with the Merger is approved so that the Combined Company Common Stock will be listed on Nasdaq, as well as to ensure that the Brag House Common Stock remains listed on Nasdaq until the Effective Time. It cannot be assured, however, that the Reverse Stock Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares will proportionally increase the market price of the Brag House Common Stock or the Combined Company Common Stock, as applicable, we cannot assure you that the Reverse Stock Split will increase the market price of the Brag House Common Stock or the Combined Company Common Stock by a multiple of the Reverse Stock Split Ratio determined by the Brag House Board, or result in any permanent or sustained increase in the market price of the Brag House Common Stock or the Combined Company Common Stock, which is dependent upon many factors, including their business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of the Combined Company Common Stock might meet the listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

The Reverse Stock Split may decrease the liquidity of the Combined Company Common Stock.

Although the Brag House Board believes that the anticipated increase in the market price of the Combined Company Common Stock resulting from the proposed Reverse Stock Split could encourage interest in the Combined Company Common Stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the Combined Company Common Stock. In addition, the Reverse Stock Split may not result in an increase in the stock price of the Combined Company Common Stock necessary to satisfy Nasdaq’s initial listing requirements.

The Reverse Stock Split may lead to a decrease in the Combined Company’s overall market capitalization.

Should the market price of the Combined Company Common Stock decline after the Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Stock Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the Combined Company’s overall market capitalization. If the per share market price does not increase in proportion to the Reverse Stock Split ratio, then the value of the Combined Company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the Combined Company Common Stock will remain the same after the Reverse Stock Split is effected, or that the Reverse Stock Split will not have an adverse effect on the stock price of the Combined Company Common Stock due to the reduced number of shares outstanding after the Reverse Stock Split.

Risks Related to House of Doge and its Business

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection refer to House of Doge.

We might not be able to sustain our current rate of growth, which could negatively impact our operating revenue, operating income or net income.

Although House of Doge has experienced some revenue growth during its limited time of operations, it may not be able to sustain this rate of growth or maintain current revenue levels as it continues its first year of operations.

Accordingly, there can be no assurance or high degree of predictability that the rate of growth will continue in future fiscal periods and there may be fluctuations and declines in operating revenues, operating income or net income.

Continued growth depends on a number of factors, including an ability to launch certain technology and payment services, driving mass adoption to Dogecoin usage and its interrelated eco-systems, increase in the market value of House of Doge’s various investments, and finding new clients and customers for its various services. The Combined Company may fail to fulfill its overall objectives of increasing global adoption of Dogecoin as a form of currency, including an inability to develop or adapt services that appeal to users, failure of usage incentives to influence Dogecoin holder behavior, an inability to predict accurately consumer preferences or cryptocurrency industry changes, to modify the services on a timely basis in response thereto and the inability to produce new features and services that appeal to the masses.

As the cryptocurrency and decentralized finance industry continues to develop, competitors may be able to offer services that are, or that are perceived to be, substantially similar to or better, or more cost effective, than ours. Even if we are successful at generating service fee revenues and other fees through our various initiatives and strategies, we may experience a decline in growth rates. If our operating revenue or growth rate slows materially or declines, our business, operating results and financial condition could be adversely affected.

House of Doge has a limited operating history in an evolving industry, which makes it difficult to evaluate its future prospects and may increase the risk that we will not be successful.

House of Doge only began operations in early 2025 and it has since hired or retained a limited number of employees and contractors, made certain strategic investments, and entered into key partnerships and management/advisory agreements. This limited operating history and its evolving business make it difficult to evaluate future prospects and the risks and challenges that House of Doge, and the Combined Company, may encounter. These risks and challenges include its ability to:

•        accurately forecast revenue and plan operating expenses;

•        increase the number of clients;

•        successfully launch and market new products and services;

•        successfully compete with current and future competitors;

•        successfully expand business in existing markets and enter new markets and geographies;

•        anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•        maintain and enhance the value of its reputation and brand;

•        adapt to rapidly evolving trends in the ways clients and cryptocurrency users interact with technology;

•        avoid interruptions or disruptions in service;

•        develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;

•        hire, integrate and retain talented technology, sales, customer service and other personnel;

•        effectively manage rapid growth in its personnel and operations which currently spans the globe; and

•        effectively manage its costs.

If it fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” discussion, House of Doge’s and, after the Effective Time, the Combined Company’s, business, financial condition, and results of operations could be adversely affected. Further, because House of Doge has limited historical financial data and operates in a rapidly evolving market, any predictions about future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more predictable market.

House of Doge has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries, especially related to cryptocurrency and blockchains. If its assumptions regarding these risks and uncertainties, which House of Doge uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from expectations and its business, financial condition, and results of operations could be adversely affected.

We are subject to risks as a result of Dogecoin’s status as a highly volatile asset.

Dogecoin is a highly volatile asset, and significant fluctuations in its price may adversely affect House of Doge’s and, as a result, the Combined Company’s, financial results, the market price of the Combined Company Common Stock and House of Doge’s and the Combined Company’s overall business.

The market price of Dogecoin has experienced, and House of Doge expects it to continue to experience, extreme volatility. For example, Dogecoin soared from approximately $0.002 per coin in November 2020 to a historical high of approximately $0.74 per coin on May 8, 2021, and later retreated to approximately $0.05 in June 2022. A material decline in the value of Dogecoin would directly reduce the fair value of any holdings thereof, could require a holder of Dogecoin to recognize material impairment or fair-value losses, and could negatively impact our net income and stockholders’ equity in any given period. The price of Dogecoin may be adversely affected by, among other factors:

•        changes in user, consumer, or investor sentiment toward Dogecoin or the wider digital asset industry;

•        negative publicity or social-media coverage, including on platforms that historically have driven Dogecoin trading activity or disassociation from influential public figures;

•        changes in consumer preferences and the perceived value or prospects of Dogecoin;

•        transactional activities such as (i) activities of highly active retail and institutional users, speculators and holders or (ii) actual or expected significant dispositions of Dogecoin by large holders, including the expected liquidation of digital assets seized by governments or associated with entities that have filed for bankruptcy protection;

•        sales or anticipated sales of significant Dogecoin positions by large holders, including those required to liquidate assets in bankruptcy or enforcement proceedings;

•        a proposed or actual change of protocol for Dogecoin that may result in a “fork” that may have a negative impact on the value or function of Dogecoin and, consequently, impact the various players in Dogecoin’s network, including holders of Dogecoin and, potentially, the Combined Company;

•        competition from other blockchains, centralized exchanges or decentralized exchanges that exhibit comparable or better speed, security, scalability or energy efficiency, or that feature other more favored characteristics;

•        competition from other digital assets that feature other more favored characteristics, are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•        macroeconomic conditions such as inflation, rising interest rates, recessionary pressures, or geopolitical conflict;

•        competition from other blockchains or digital assets that are perceived to have superior technological or economic characteristics;

•        transaction congestion and fees associated with processing transactions on the Dogecoin network;

•        disruption, failure, or suspension of Dogecoin trading venues, custodians, or payment processors; and

•        technological developments — such as advances in quantum computing — that could render the cryptography underlying the Dogecoin blockchain insecure or obsolete.

Any of these events could materially and adversely affect the value of House of Doge and/or the Combined Company, any of its Dogecoin holdings that it may hold from time to time and, in turn, the value of the Combined Company Common Stock.

Substantial legal and regulatory uncertainty regarding digital assets and Dogecoin could materially impact the price of Dogecoin as well as our and our customers’ and counterparties’ ability to operate their respective businesses.

Dogecoin and other digital assets are subject to significant legal and regulatory uncertainty that could materially impact the price of Dogecoin and our — as well as our customers’ and our counterparties’ — ability to hold, transfer, stake or otherwise use Dogecoin. Regulators in the United States and abroad continue to re-evaluate and update laws and regulations governing digital assets, with agencies such as the SEC and the U.S. Commodity Futures Trading Commission taking enforcement actions and proposing new rules. Although some high-profile enforcement actions have been dismissed, the risk of future proceedings remains, which could affect Dogecoin’s liquidity, value, or our ability to use it, and may result in substantial compliance costs.

Laws and regulations at the federal, state, and international levels are evolving rapidly. Recent years have seen new executive orders, agency guidance, enforcement actions, and legislative proposals aimed at clarifying the regulatory treatment of digital assets. For example, the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) was signed into law on July 18, 2025, establishing a federal regulatory framework in the United States for payment stablecoins, which are digital assets used, or designed to be used, as a means of payment and are, among other things, convertible, redeemable or eligible for repurchase by the issuer for a fixed amount of monetary value. Under the GENIUS Act, only permitted entities may issue payment stablecoins in the United States, subject to certain exceptions or safe harbors adopted at the discretion of the Secretary of the Treasury. Although the GENIUS Act provides a level of regulatory clarity in the United States, it remains to be seen how many stablecoins will actually qualify as payment stablecoins. To the extent that stablecoins with a significant market share do not qualify as payment stablecoins, the regulatory uncertainty and increased risk that comes with their use will remain and could have a significant impact on the digital asset ecosystem (including Dogecoin). In addition, on July 17, 2025, the House of Representatives passed the Digital Asset Market Clarity Act of 2025, which would establish a market structure for digital assets and, among other things, would divide regulatory authority between the SEC and the U.S. Commodity Futures Trading Commission. Unless and until the Digital Asset Market Clarity Act of 2025 (or comparable legislation) is enacted, however, existing uncertainty regarding Dogecoin’s regulatory status will persist.

It is impossible to predict whether or when additional laws, regulations, or court decisions will be adopted or how they will be interpreted. New or expanded regulations, enforcement actions, or adverse judicial decisions could restrict our ability to buy, sell, lend, stake, or otherwise use Dogecoin, subject us to liability, require registration or licensing, or increase compliance costs. As a result, our business, financial condition, and results of operations and the market price of our securities could be materially and adversely affected.

There has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions on regimes, including sanctions such as those imposed in response to the ongoing conflict between Russia and Ukraine. House of Doge plans, and expects the Combined Company, to implement and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and only acquire Dogecoin through entities subject to anti-money laundering regulation and related compliance rules in the United States. If House of Doge or the Combined Company was found to have purchased any of its Dogecoin from bad actors that have used Dogecoin to launder money or persons subject to sanctions, it may be subject to regulatory proceedings and any further transactions or dealings in Dogecoin by it may be restricted or prohibited.

House of Doge and the Combined Company may incur indebtedness or enter into other financial instruments in the future that may be collateralized by its Dogecoin holdings and/or may also consider pursuing strategies to create income streams or otherwise generate funds using its Dogecoin holdings, in each case, to the extent permitted by applicable law. These and any other Dogecoin-related transactions that House of Doge or the Combined Company may enter into, beyond simply acquiring and holding Dogecoin, may subject it to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

Increased enforcement activity and changes in the regulatory environment, including evolving or changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting digital assets (and, in particular, Dogecoin), as well as enforcement actions involving or impacting our trading venues, counterparties and custodians, may impose significant costs or significantly limit our ability to hold and transact in Dogecoin.

In addition, private actors that are wary of digital assets (in particular, Dogecoin) or the regulatory concerns associated with digital assets (in particular, Dogecoin) have in the past taken and may in the future take further actions that may have an adverse effect on our business or, following the Effective Time, the market price of the Combined Company Common Stock.

The concentration of our business in the digital asset space, including our strategy of managing The Official Dogecoin Treasury held at CleanCore, will likely subject us to the risk of enhanced regulatory oversight, and the increased corresponding costs of compliance could have a substantial negative effect on our profitability.

If Dogecoin is classified as a “security” it could have a material adverse impact on our business.

Any classification of Dogecoin as a “security” under applicable law would subject us to additional regulation and could materially impact the operation of House of Doge’s business.

Neither the SEC nor any other U.S. federal or state regulator has publicly concluded that Dogecoin is, or is not, a “security,” and no federal or state court has yet addressed the status of Dogecoin as a security under the U.S. federal or state securities laws. Consequently, although House of Doge believes, based on available guidance, such as the application of the analytical framework for digital assets that the staff of the SEC’s Division of Corporation Finance first adopted in 2018 (the “2018 Digital Asset Framework”), other existing guidance, and relevant case law, that Dogecoin is not a security within the meaning of the federal securities laws, a regulator or court could take a contrary view. Should any regulator or court determine that Dogecoin is a security, House of Doge could face substantial regulatory burdens and other consequences, such as being compelled to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and/or otherwise alter our business model in a manner that could be costly and disruptive.

House of Doge has instituted a continuing process for analyzing the federal securities law status of Dogecoin and other digital assets as guidance evolves. In that process it relies on (i) the definitional elements of a “security” contained in the Securities Act and the Exchange Act, (ii) seminal Supreme Court precedents such as the cases of SEC v. W.J. Howey Co. and Reves v. Ernst & Young, and (iii) interpretive materials, speeches, enforcement actions, and other public statements issued by the SEC and its staff, including the 2018 Digital Asset Framework. The current position that Dogecoin is not a security rests, among other factors, on our determination that Dogecoin does not satisfy the investment-contract elements outlined in Howey when analyzed in light of the 2018 Digital Asset Framework and related SEC guidance. Accordingly, we view Dogecoin as not a security for purposes of, or subject to regulation under, the federal securities laws.

Nonetheless, application of the securities laws to any digital asset remains complex, highly fact-specific, and subject to ongoing regulatory and judicial development. Even if the present analysis is reasonable, it would not preclude the SEC, another regulator, or a court from reaching a different conclusion. If Dogecoin, or any other digital asset that House of Doge may hold, were ultimately deemed a security, we could face enforcement actions, private litigation, injunctions, cease-and-desist orders, and significant monetary penalties. House of Doge could also be required to register as an investment company under the Investment Company Act, register Dogecoin offers or sales under the Securities Act, modify or limit its products and services, or cease certain operations altogether, any of which could materially and adversely affect our business, financial condition, results of operations, and prospects.

As the application of the federal securities and similar laws to digital assets is still evolving and because market participants apply differing interpretations of the 2018 Digital Asset Framework and related guidance, other companies may reach conclusions about the security status of particular digital assets that differ from House of Doge. If competitors adopt approaches that allow them to engage in activities that are impermissible or too risky under the 2018 Digital Asset Framework, they may obtain competitive advantages or revenue opportunities that are unavailable to House of Doge.

If House of Doge were to be considered an investment company as defined in the Investment Company Act, it could not continue to operate its business in accordance with its business plan.

If House of Doge or CleanCore were deemed to be an investment company under the Investment Company Act, applicable restrictions, including the potential obligation to register under such act, likely would make it impractical for either to continue certain segments of its business, such as House of Doge acting as the asset manager to the Official Dogecoin Treasury.

The Investment Company Act is intended to protect investors (for example, by preventing insiders from managing investment companies to their benefit and to the detriment of public investors) and requires that an issuer primarily engaged in the business of investing, reinvesting or trading in securities to register as an investment company, unless a valid exemption applies. Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

House of Doge does not believe that it is an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act, in part, as it believes that Dogecoin is not an investment security. With respect to Section 3(a)(1)(A), House of Doge does not hold itself out as being engaged primarily or propose to engage primarily in the business of investing, reinvesting, or trading in securities within the meaning of such section.

Dogecoin and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act, however. There is a risk that assets or arrangements that House of Doge has concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act.

If Dogecoin were deemed to be a security, and House of Doge were deemed to be an investment company, maintaining the status of a non-investment company could require House of Doge to substantially modify its business model and to take actions to dispose of assets such as Dogecoin deemed to be securities and/or acquire other assets. Any such modification could entail substantial costs, and such dispositions or acquisitions could be required to take place under unfavorable market conditions, could result in the incurrence of losses, and could limit our ability to make certain investments or enter into joint ventures or otherwise limit or change our current service offerings and operations.

Future legislation or regulations could negatively impact our business.

Other legislation or regulations may be introduced that could have a negative effect on our business, operations or future prospects. If local, state or federal legislative or regulatory changes are made in respect of cryptocurrency, financial services or technology companies, among other industries or sectors, our business may be adversely affected, or we may be unable to carry on our business as currently conducted or contemplated. Changes in interpretations of the law, amendments to or new legislation or regulations introduced in any of the jurisdictions in which the Combined Company operates could subject it to new restrictions or result in increased costs associated with complying with such legislation and regulations. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the House of Doge’s or the Combined Company’s business.

We have operating net losses and our financial results are subject to fluctuations.

House of Doge has reported net losses during its short operating history, anticipates increasing expenses in the future, and may not be able to maintain or increase profitability in the foreseeable future.

House of Doge has expended and expects to continue to expend substantial financial and other resources on developing technologies, marketing, partnerships and acquiring strategic assets. These efforts may be more costly than expected and may not result in increased revenue or growth. Any failure to increase revenue sufficiently to keep pace with investments and other expenses could prevent House of Doge from achieving profitability or positive cash flows. If House of Doge is unable to successfully address these risks and challenges as it encounters them, its business, financial condition, and results of operations could be adversely affected. Fluctuating operating results could cause significant, unanticipated quarterly losses and cause performance to fall below the expectations of investors, all of which could materially adversely affect House of Doge and, after the Effective Time, the Combined Company and the market price of the Combined Company Common Stock.

Our reliance on key clients and our agreement with the Dogecoin Foundation puts us at risk.

House of Doge’s revenue is currently dependent on contracts with two significant counterparties, CleanCore and 21Shares US LLC (“21 Shares”). These two contracts may not be easily replaced, and the termination, non-renewal or loss of either one may have a material adverse impact on our business and financial condition. In addition, House of Doge is reliant on its agreement with the Dogecoin Foundation, which grants it exclusive commercial use of certain Dogecoin and Doge trademarks and the further sublicensing of those marks. If House of Doge is unable to maintain its agreement with the Dogecoin Foundation or is found in material default of its obligations, its business model will need to pivot or materially change, and there can be no assurance that it could do so successfully or profitably.

If we cannot attract and retain senior management and key employees, it could negatively impact our business, prospects, financial condition and financial performance.

House of Doge depends on the experience and expertise of its senior management team and key employees, and the loss of any key employee, or the inability to identify and recruit executive officers and key employees in a timely manner, could harm its business, prospects, financial condition and financial performance.

The ongoing and future success of House of Doge, and of the Combined Company, will depend upon the continued service of the senior management team and key employees, including key technical and business development employees, as well as the ability to continue to attract and retain additional highly qualified personnel. Each member of the senior management team, key personnel and other employees could terminate his or her relationship with House of Doge or the Combined Company at any time and House of Doge or the Combined Company may not be able to replace such persons readily, if at all. As House of Doge and, after the Effective Time, the Combined Company, pursues growth, there may be changes in the senior management team resulting from the hiring or departure of executives, which could disrupt its business. Additionally, House of Doge or the Combined Company may incur additional expenses to recruit and retain new executive officers or other key employees. If it fails to identify, recruit and integrate strategic hires, or if new members of the senior management team do not successfully transition into their new positions or fail to create effective working relationships among the other members of management, House of Doge’s or the Combined Company’s business, operating results and financial condition could be adversely affected. Any such changes in leadership or the loss of members of the senior management team or key personnel could significantly delay or impede the achievement of House of Doge’s or the Combined Company’s business objectives and could harm its business and client relationships, especially if adequate succession plans have not been developed. As House of Doge or the Combined Company moves into new markets, it will need to attract and recruit skilled employees in those locales. The Combined Company will have limited experience with recruiting in markets outside of House of Doge’s existing operating jurisdictions and may face additional challenges in attracting, integrating and retaining international employees.

We are subject to significant competition, which may limit our ability to grow and successfully operate our business.

House of Doge operates in a competitive industry that includes companies that have more operating experience and greater financial, technical and marketing resources than it does, and will be promoting and making use of other cryptocurrencies and blockchains. We may not be able to compete for clients successfully against current and future competitors, and our competitors may offer solutions that are perceived to be more attractive than ours. These factors could result in declining revenue or the inability to grow our business.

Each of the cryptocurrency, payments technology and financial services industry are subject to rapid development of service offerings, changing standards and evolving consumer demands, all of which affect House of Doge’s ability to remain competitive. We expect competition to increase because the barriers to enter these industries are low. Mounting competition may force House of Doge and, after the Effective Time, to charge less for services or offer pricing models that are less attractive and consequently decrease margins.

As technology continues to improve, and governmental regulations are announced to provide more certainty, market factors continue to compel changes to our business, competition and pricing pressure may increase and market saturation may change the competitive landscape in favor of larger competitors with greater scale and broader product and service offerings, including those that can afford to spend more than we can to grow more quickly and strengthen their competitive position through innovation, development and acquisitions. In order to compete effectively, we may need to innovate, further differentiate our offerings and expand the scope of our operations more quickly than would be feasible through our own internal efforts. As some capabilities may reside only in a small number of companies, however, our ability to accomplish necessary expansion through acquisitions may be limited because available companies may not wish to be acquired or may be acquired by larger competitors with the resources to outbid House of Doge or the Combined Company, or we may need to pay substantial premiums to acquire those businesses.

Risks Related to Brag House and its Business

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection refer to Brag House.

We have not produced significant revenues. This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

Our operations since inception have produced limited revenues and may not produce significant revenues in the near term, or at all, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as a company operating in a rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results, and financial condition.

Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We have incurred operating losses to date and it is possible we may never generate a profit. Our financial statements included elsewhere in this proxy statement/prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. If we are unable to raise sufficient capital as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. Our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties and otherwise execute our development strategy. We incurred a net loss of $0.2 million and $3.0 million for the nine months ended September 30, 2025 and 2024, respectively, and $3.3 million and $4.7 million for the years ended December 31, 2024 and 2023, respectively. Our accumulated deficit was $14.9 million and $14.6 million, respectively, as of September 30, 2025 and December 31, 2024.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition.

If our gaming platform does not achieve sufficient market acceptance and our revenues do not increase significantly, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of our securities.

The Brag House Common Stock is currently listed on the Nasdaq Capital Market. Continued listing of a security on the Nasdaq Capital Market is conditioned upon compliance with various continued listing standards. In the past, we have received notices from Nasdaq’s Listing Qualifications Department indicating that we had not complied with certain of the Nasdaq Capital Market’s continued listing standards. A delisting could substantially decrease trading in the Brag House Common Stock, adversely affect the market liquidity of our common stock as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, and employees and lead to fewer business development opportunities. Additionally, the market price of the Brag House Common Stock may decline further, and stockholders may lose some or all of their investment.

In the event of a delisting, we anticipate that we would take actions to restore our compliance with the Nasdaq Capital Market or another national exchange’s listing requirements, but we can provide no assurance that any such action taken by us would allow the Brag House Common Stock to regain listing on the Nasdaq Capital Market, stabilize its market price, improve the liquidity of the Brag House Common Stock, prevent the Brag House Common Stock from dropping below the Nasdaq Capital Market’s minimum bid price requirement, or prevent future non-compliance with the Nasdaq Capital Market or another national securities exchange’s listing requirements.

The loss of or a substantial reduction in activity by one or more of our largest clients, vendors and/or sponsors could materially and adversely affect our business, financial condition and results of operations.

Since inception, our corporate relationships have accounted for approximately 99% of our revenue. As we are still developing our Brag House platform and attracting new users, the loss of any one of these partners would currently be significant.

We may experience fluctuations in our operating results, which make our future results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly financial results have fluctuated in the past and we expect our financial results to fluctuate in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.

We have a limited operating history. Although we have experienced significant growth since our gaming platform for amateur online experiences was launched, and we established our amateur tournaments, our historical growth rate may not be indicative of our future performance due to our limited operating history and the rapid evolution of our business model. We may not be able to achieve similar results or accelerate growth at the same rate as we have historically. As our amateur tournaments continue to develop, we may adjust our strategy and business model to adapt. These adjustments may not achieve expected results and may have a material and adverse impact on our financial condition and results of operations.

In addition, our rapid growth and expansion have placed, and continue to place, significant strain on our management and resources. This level of significant growth may not be sustainable or achievable at all in the future. We believe that our continued growth will depend on many factors, including our ability to develop new sources of revenues, diversify monetization methods including our direct to consumer offerings, attract and retain competitive gamers and creators, increase engagement, continue developing innovative technologies, tournaments in response to shifting demand in online gaming, increase brand awareness, and expand into new markets. We cannot assure you that we will achieve any of the above, and our failure to do so may materially and adversely affect our business and results of operations.

We are subject to risks associated with operating in a rapidly developing industry and a relatively new market.

Many elements of our business are novel, evolving and relatively unproven. Our business and prospects depend on the continuing development of live streaming of competitive online gaming. The market for amateur online gaming competition is relatively new and rapidly developing and is subject to significant challenges. Our business relies upon our ability to cultivate and grow an active gamer community, and our ability to successfully monetize such a community through tournament fees, digital subscriptions for our gaming services, and advertising and sponsorship opportunities. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the gaming industry, including rapid technological evolution, continued shifts in gamer trends and demands, frequent introductions of new games and titles and the constant emergence of new industry standards and practices. Developing and integrating new games, titles, content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve at all. We cannot assure you that we will succeed in any of these aspects or that the gaming industry will continue to grow as rapidly as it has in the past.

Our revenue model may not remain effective, and we cannot guarantee that our future monetization strategies will be successfully implemented or generate sustainable revenues and profit.

Pursuant to our current business model, Brag House generates or expects to generate revenues from advertising- and sponsorship-related fees related to tournaments and league tournaments, and through the operation of our live streaming platform using a revenue model whereby gamers and creators can get free access to certain live streaming of amateur tournaments, and gamers and creators pay fees to compete in league competition. We expect to continue to generate a substantial portion of revenues using this revenue model in the near term and, to date, substantially all of our revenue has been generated business-to-business from tournaments-related fees. Our other intended revenue sources we discuss in this proxy statement/prospectus have not generated meaningful revenue as of yet. We are, however, particularly focused on implementing a direct to consumer model for our expanding gamer base. Although our business has experienced significant growth in recent years, there is no guarantee that our direct to consumer packages will gain significant traction to maximize our growth rate in the future, as the demand for our offerings may change, decrease substantially or dissipate, or we may fail to anticipate and serve gamer demands effectively.

Our marketing and advertising efforts may fail to resonate with amateur gamers and creators.

We market our amateur tournaments through a diverse spectrum of advertising and promotional programs and campaigns such as online and mobile advertising, marketing through websites, event sponsorship and direct communications with our gaming community including via email, blogs and other electronic means. An increasing portion of our marketing activity is taking place on social media platforms that are either outside, or not totally within, our direct control. Changes to gamer preferences, marketing regulations, privacy and data protection laws, technology changes or service disruptions may negatively impact our ability to reach target gamers and creators. Our ability to market our amateur tournaments is dependent in part upon the success of these programs. If the marketing for our amateur tournaments fails to resonate and expand with the gamer community, or if advertising rates or other media placement costs increase, our business and operating results could be harmed.

Technology changes rapidly in our business and if we fail to anticipate or successfully implement new technologies or adopt new business strategies, technologies or methods, the quality, timeliness and competitiveness of our amateur tournaments may suffer.

Rapid technology changes in the gaming market require us to anticipate, sometimes years in advance, which technologies we must develop, implement and take advantage of in order to be and remain competitive in the gaming market. We have invested, and in the future may invest, in new business strategies including a direct to consumer model, technologies, products, or games or first-tier game titles to continue to persistently engage the amateur gamer and deliver the best online and in-person gaming experience. Such endeavors may involve significant risks and uncertainties, and no assurance can be given that the technology that we choose to adopt and the features that we pursue will be successful. If we do not successfully implement these new technologies, our reputation may be materially adversely affected and our financial condition and operating results may be impacted. We also may miss opportunities to adopt technology or develop amateur tournaments that become popular with gamers and creators, which could adversely affect our financial results. It may take significant time and resources to shift our focus to such technologies, putting us at a competitive disadvantage.

Our development process usually starts with particular gamer experiences in mind and a range of technical development and feature goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competitors may be able to achieve them more quickly and effectively than we can based on having greater operating capital and personnel resources. If we cannot achieve our technology goals within the original development schedule, then we may delay their release until these goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may be required to significantly increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our launch schedule or to keep up with our competitors, which would increase our development expenses.

We have a community culture that is vital to our success. Our operations may be materially and adversely affected if we fail to maintain this community culture as we expand in our addressable gamer communities.

We have cultivated an interactive and vibrant online social gamer community centered around amateur online gaming. We ensure a superior gamer experience by continuously improving the user interface and features of our gaming platform along with offering a multitude of competitive and recreational gaming experiences with first tier games. We believe that maintaining and promoting a vibrant community culture is critical to retaining and expanding our gamer community. We have taken multiple initiatives to preserve our community culture and values. Despite our efforts, we may be unable to maintain our community culture and cease to be the preferred platform for our target gamers and creators as we expand our gamer footprint, which would be detrimental to our business operations.

We operate in the entertainment and gaming industries, both of which are intensely competitive. Our users may prefer our competitors’ offerings over our own.

We operate in the gaming industry. Competition in the amateur gaming industry generally is intense. Our competitors range from established leagues and championships owned directly, as well as leagues franchised by, well known and capitalized game publishers and developers, interactive entertainment companies and diversified media companies to emerging start-ups, and we expect new competitors to continue to emerge throughout the amateur gaming ecosystem. If our competitors develop and launch competing amateur tournaments, or develop a more successful amateur online gaming platform, our revenue, margins, and profitability will decline.

In addition, we operate in the entertainment industry. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, and sporting events, may be perceived by our users to offer greater variety, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our gaming platform, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic user demand and technological advances, and there is intense competition among online gaming platforms and entertainment providers. A number of established, well-financed companies producing gaming content and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business could suffer.

We currently have only limited license agreements with game publishers, and may not in the future enter into additional license agreements. Failure to do so may require us to modify, limit, or discontinue certain services, which could materially affect our business, financial conditions and results of operations.

The size and engagement level of our online and in-person gamers are critical to our success and are closely linked to the quality and popularity of the game publishers. Changes in consumer demand for, and acceptance of, the game titles that we offer for our tournaments and activities, as well as online multiplayer competitive gaming in general, could adversely affect our ability to attract and retain users and affect the financial condition of our business. We currently have only limited license agreements in place with game publishers for the use of certain game titles played on our platform and may not in the future enter into additional license agreements. These game publishers may unilaterally decide to prevent us from offering experiences on our platform using their game titles, as the case may be. Should those game publishers choose not to allow us to offer experiences involving their respective game titles to our users, the popularity of our tournaments may decline and the number of our gamers and creators may decrease, which could materially and adversely affect our results of operations and financial condition.

Our growth will depend on our ability to attract and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.

Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings, retain existing users of our offerings and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We have used and expect to continue to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives.

Our success depends on our ability to maintain and grow the number of amateur gamers and creators attending and participating in our online tournaments, using our gaming platform, and keeping our gamers and creators highly engaged. Of particular importance is the successful deployment and expansion of our direct to consumer model to our gaming community for purposes of creating predictable recurring revenues.

In order to attract, retain and engage amateur gamers and creators and remain competitive, we must continue to develop and produce engaging tournaments, successfully leverage the newest “hit” games and titles, implement new technologies and strategies, improve features of our gaming platform and stimulate interactions in our gamer community.

A decline in the number of our amateur gamers and creators in our ecosystem may adversely affect the engagement level of our gamers and creators, the vibrancy of our gamer community, or the popularity of our amateur league play, which may in turn reduce our monetization opportunities and have a material and adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain or convert gamers and creators into direct to consumer-based paying gamers and creators, our revenues may decline and our results of operations and financial condition may suffer.

We cannot assure you that our online and in-person gaming platform will remain sufficiently popular with amateur gamers and creators to offset the costs incurred to operate and expand it. It is vital to our operations that we remain sensitive and responsive to evolving gamer preferences and offer first-tier game content that attracts our amateur gamers and creators. We must also keep providing amateur gamers and creators with new features and functions to enable superior content viewing and social interaction. Further, we will need to continue to develop and improve our gaming platform and to enhance our brand awareness, which may require us to incur substantial costs and expenses. If such increased costs and expenses do not effectively translate into an improved gamer experience and direct to consumer-based, long-term engagement, our results of operations may be materially and adversely affected.

In addition, users may stop using our gaming platform at any time, including if the quality of the user experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the user experience generally offered by competitive offerings.

The ability to grow our business is dependent in part on the success and availability of mass media channels developed by third parties, as well as our ability to develop commercially successful content and amateur tournaments.

The success of our business is driven in part by the commercial success and adequate supply of third-party mass media channels for which we may distribute our content, amateur league tournaments, including our social media platforms on Instagram, Facebook, LinkedIn, X (formerly Twitter), TikTok, Reddit, Snapchat and various streaming outlets, including Twitch, YouTube, Meta Platforms, and ESL.tv. Our success also depends on our ability to accurately predict which channels, games, and platforms will be successful with the gaming community, our ability to develop and distribute commercially successful content, which is presently available on Twitch, amateur tournaments for these channels and gaming platforms and our ability to effectively manage the transition of our gamers and creators from one generation or demographic to the next. Additionally, we may enter into certain exclusive licensing arrangements that affect our ability to deliver or market our amateur gaming tournaments on certain channels and platforms. A channel or platform may not succeed as expected or new channels or platforms may take market share and gamers and creators away from platforms for which we have devoted significant resources. If demand for the channels or platforms for which we are developing amateur tournaments is lower than our expectations, we may be unable to fully recover the investments we have made and our financial performance may be harmed. Alternatively, a channel or platform for which we have not devoted significant resources could be more successful than we initially anticipated, causing us to not be able to take advantage of meaningful revenue opportunities.

If we fail to maintain and enhance our brand or if we incur excessive expenses in this effort, our business, results of operations and prospects may be materially and adversely affected.

We believe that maintaining and enhancing our brand is of significant importance to the success of our business. A well-recognized brand is important to increasing the number of gamers and creators and the level of engagement of our overall gaming community, which is critical in enhancing our attractiveness to advertisers, sponsors, and corporate partners. As we operate in a highly competitive market, brand maintenance and enhancement directly affect our ability to maintain and enhance our market position.

Although we have developed our brand and amateur tournaments through word of mouth referrals and key strategic partners, as we expand we may conduct various marketing and brand promotion activities using various methods to continue promoting our brand. We cannot assure you, however, that these activities will be successful or that we will be able to achieve the brand promotion effect we expect.

In addition, any negative publicity in relation to our tournaments or operations, regardless of its veracity, could harm our brand and reputation. Negative publicity or public complaints from gamers and creators may harm our reputation, and if complaints against us are not addressed to their satisfaction, our reputation and our market position could be significantly harmed, which may materially and adversely affect our business, results of operations and prospects.

Negative gamer perceptions about our brand, gaming platform, amateur tournaments and/or business practices may damage our business and increase the costs incurred in addressing gamer concerns.

Gamer expectations regarding the quality, performance and integrity of our amateur tournaments are high. Gamers and creators may be critical of our brand, gaming platform, tournaments and/or business practices for a wide variety of reasons. These negative gamer reactions may not be foreseeable or within our control to manage effectively, including perceptions about gameplay fairness, negative gamer reactions to game content via social media or other outlets, components and services, or objections to certain of our business practices. Negative gamer sentiment about our business practices also can lead to investigations from regulatory agencies and consumer groups, as well as litigation, which, regardless of their outcome, may be costly, damaging to our reputation and harm our business.

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. The games offered through our gaming platform and other software applications and systems may contain defects and the third-party platforms upon which they are made available could contain undetected errors.

Our technology infrastructure is critical to the performance of our platform and offerings and to user satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and user information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We may in the future experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

If our user base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies or other catastrophic events.

We believe that if our users have a negative experience with our offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our services would harm our reputation, business and operating results.

Our business could be adversely affected if our data privacy and security practices are not adequate, or perceived as being inadequate, to prevent data breaches, or by the application of data privacy and security laws generally.

In the course of our business, we may collect, process, store and use gamer and other information, including personally identifiable information, passwords and credit card information, the latter of which is subject to PCI-DSS (Payment Card Industry Data Security Standard) compliance. In addition, through our data insights model that we intend to implement during the third quarter of 2026, we plan to collect data giving insight into the lifestyle and behavior of our users. We have not sold, and do not intend to sell, any personally identifiable information to third parties or brands for marketing purposes. Any sharing of personally identifiable information with third parties is limited solely to what is necessary for the operation, security, and functionality of our platform (for example, with payment processors or service providers that support core platform features), and such sharing is subject to contractual and legal safeguards. The data insights we expect to provide to brands or partners will consist exclusively of aggregated, anonymized datasets that do not identify individual users.

Although we take measures to protect this information from unauthorized access, acquisition, disclosure and misuse, our security controls, policies and practices may not be able to prevent the improper or unauthorized access, acquisition or disclosure of such information. The unauthorized access, acquisition or disclosure of this information, or a perception that we do not adequately secure this information, could result in legal liability, costly remedial measures, governmental and regulatory investigations, harm our profitability and reputation and cause our financial results to be materially adversely affected. In addition, third party vendors and business partners receive access to information that we collect. These vendors and business partners may not prevent data security breaches with respect to the information we provide them or fully enforce our policies, contractual obligations and disclosures regarding the collection, use, storage, transfer and retention of personal data. A data security breach of one of our vendors or business partners could cause reputational harm to them and/or negatively impact our ability to maintain the credibility of our gamer community. Data privacy, data protection, localization, security and consumer-protection laws are evolving, and the interpretation and application of these laws in the United States, Europe (including compliance with the General Data Protection Regulation), and elsewhere often are uncertain, contradictory and changing. It is possible that these laws may be interpreted or applied in a manner that is averse to us or otherwise inconsistent with our practices, which could result in litigation, regulatory investigations and potential legal liability or require us to change our practices in a manner adverse to our business. As a result, our reputation and brand may be harmed, we could incur substantial costs, and we could lose both gamers and creators and revenue.

A failure of Brag House’s information technology (IT) and data security infrastructure could adversely impact our business, operations, and reputation.

The secure maintenance and transmission of user information is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees or those of a third-party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed or taken without their consent.

We continually face cyber risks and threats that seek to damage, disrupt or gain access to our networks and our gaming platform, supporting infrastructure, intellectual property and other assets. In addition, we rely on technological infrastructure, including third party cloud hosting and broadband, provided by third party business partners to support the in-person and online functionality of our gaming platform. These business partners are also subject to cyber risks and threats. Such cyber risks and threats may be difficult to detect. Both our partners and we have implemented certain systems and processes to guard against cyber risks and to help protect our data and systems. The techniques that may be used to obtain unauthorized access or disable, degrade, exploit or sabotage our networks and gaming platform change frequently and often are not detected. Our systems and processes, and the systems and processes of our third-party business partners, however, may not be adequate. Any failure to prevent or mitigate security breaches or cyber risks, or respond adequately to a security breach or cyber risk, could result in interruptions to our gaming platform, degrade the gamer experience, cause gamers and creators to lose confidence in our gaming platform and cease utilizing it, as well as significant legal and financial exposure. This could harm our business and reputation, disrupt our relationships with partners and diminish our competitive position.

Successful exploitation of our networks and gaming platform can have other negative effects upon the gamer experience we offer. In particular, the virtual economies that exist in certain of the games offered through our gaming platform are subject to abuse, exploitation and other forms of fraudulent activity that can negatively impact our business. Virtual economies involve the use of virtual currency and/or virtual assets that can be used or redeemed by a player within a particular online game or service.

Security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increase. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; and litigation, regulatory action and other potential liabilities. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely on AWS to deliver our offerings to users on our platform, and any disruption of or interference with our use of AWS could adversely affect our business, financial condition, results of operations and prospects.

We currently host our gaming platform and support our operations using Amazon Web Services, or AWS, a third-party provider of cloud infrastructure services, along with other service providers traditionally used by AWS. We do not, and will not, have control over the operations of the facilities or infrastructure of the third-party service providers that we use. Such third parties’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance will be critical to our success. We have experienced, and we expect that in the future we will experience, interruptions, delays, and outages in service and availability from these third-party service providers from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in these third parties’ service levels may adversely affect our ability to meet the requirements of our users. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our offerings increases. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our offerings.

Our commercial agreement with AWS will remain in effect until terminated by AWS or us. Either party may terminate this Agreement for cause if the other party is in material breach of the agreement and the material breach remains uncured for a period of 30 days from receipt of notice by the other party. AWS may also terminate the agreement immediately upon notice (i) for cause if AWS has the right to suspend under certain circumstances as set forth in the AWS customer agreement, (ii) if AWS’ relationship with a third-party partner who provides software or other technology that AWS uses to provide its service to us expires, terminates or requires us to change the way AWS provides the software or other technology as part of its services, or (iii) in order to comply with the law or requests of governmental entities. In the event that our agreement with AWS is terminated or we add additional cloud infrastructure service providers, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Although alternative providers could host our platform on a substantially similar basis to AWS, transitioning the cloud infrastructure currently hosted by AWS to alternative providers could potentially be disruptive and we could incur significant one-time costs.

Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant loss of revenue, increase our costs and impair our ability to attract new users, any of which could adversely affect our business, financial condition and results of operations.

We depend on servers to operate our platform with online features and our online gaming service. If we were to lose server functionality for any reason, our business may be negatively impacted.

Our business relies on the continuous operation of servers, some of which are owned and operated by third parties. Although we strive to maintain more than sufficient server capacity, and provide for active redundancy in the event of limited hardware failure, any broad-based catastrophic server malfunction, a significant service-disrupting attack or intrusion by hackers that circumvents security measures, a failure of disaster recovery service or the failure of a company on which we are relying for server capacity to provide that capacity for whatever reason could degrade or interrupt the functionality of our platform and could prevent the operation of our platform for both in-person and online gaming experiences.

We also rely on networks operated by third parties to support content on our platform, including networks owned and operated by game publishers. An extended interruption to any of these services could adversely affect the use of our platform, which would have a negative impact on our business.

Further, insufficient server capacity could also negatively impact our business. Conversely, if we overestimate the amount of server capacity required by our business, we may incur unnecessary operating costs.

Our online gaming platform and games offered through our gaming platform may contain defects.

Our online platform and the games offered through our platform are extremely complex and are difficult to develop and distribute. We have quality controls in place to detect defects in our platform before updates are released. Nonetheless, these quality controls are subject to human error, overriding, and reasonable resource or technical constraints. Further, we have not undertaken independent third-party testing, verification or analysis of our platform and associated systems and controls. Therefore, our platform and quality controls and preventative measures we have implemented may not be effective in detecting all defects in our gaming platform. In the event a significant defect in our gaming platform and associated systems and controls is realized, we could be required to offer refunds, suspend the availability of our tournaments and other gameplay, or expend significant resources to cure the defect, each of which could significantly harm our business and operating results.

We use third-party services and technologies in connection with our business, and any disruption to the provision of these services and technologies to us could result in negative publicity and a slowdown in the growth of our users, which could materially and adversely affect our business, financial condition and results of operations.

Our business partially depends on services provided by, and relationships with, various third parties, including cloud hosting and broadband providers, among others. To this end, when our cloud hosting and broadband vendors experience outages, our gaming services will be negatively impacted and alternative resources will not be immediately available. In addition, certain third-party software that we use in our operations is currently publicly available free of charge. If the owner of any such software decides to charge users or no longer makes the software publicly available, we may need to incur significant costs to obtain licensing, find replacement software or develop it on our own. If we are unable to obtain licensing, find or develop replacement software at a reasonable cost, or at all, our business and operations may be adversely affected.

We exercise no control over the third-party vendors that we rely upon for cloud hosting, broadband and software service. If such third parties increase their prices, fail to provide their services effectively, terminate their service or agreements or discontinue their relationships with us, we could suffer service interruptions, reduced revenues or increased costs, any of which may have a material adverse effect on our business, financial condition and results of operations.

Growth and engagement of our gamer community depends upon effective interoperability with mobile operating systems, networks, mobile devices and standards that we do not control.

We make our platform available across a variety of mobile operating systems and devices. We are dependent on the interoperability of our platform with popular mobile devices and mobile operating systems that we do not control, such as Android and iOS. Any changes in such mobile operating systems or devices that degrade the functionality of our platform or give preferential treatment to competitive services could adversely affect usage of our platform. In order to deliver high quality services, it is important that our platform works well across a range of mobile operating systems, networks, mobile devices and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing services that operate effectively with these operating systems, networks, devices and standards. In the event that it is difficult for our users to access and use our platform, particularly on their mobile devices, our user growth and user engagement could be harmed, and our business and operating results could be adversely affected.

We rely on third-party payment processors to process deposits and withdrawals made by our users into the platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process deposits and withdrawals made by our users into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor and may not be able to secure similar terms or replace such payment processors in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain users.

Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. The realization of any of the foregoing risks could adversely affect our business, financial condition and results of operations.

If the Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. We require technology-based service providers to implement cyber-attack-resilient systems and processes. If Internet service providers experience service interruptions, including because of cyber-attacks or due to an event causing an unusually high volume of Internet use, communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, that may not be successful and thus may impact the ability of our users to access our platform or offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems.

There can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our users. Any difficulties that these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, that causes a loss of our users’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our platform and offerings, cause us to incur significant legal, remediation and notification costs, degrade the user experience and cause users to lose confidence in our offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth will depend, in part, on the success of our strategic relationships with third parties. Over-reliance on certain third parties, or our inability to extend existing relationships or agree to new relationships, may cause unanticipated costs for us and impact our financial performance in the future.

As of September 30, 2025, our corporate relationships have accounted for 99% of our revenue. The loss of or a substantial reduction in activity by one or more of our largest clients, vendors and/or sponsors could materially and adversely affect our business, financial condition and results of operations.

These relationships, along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses, direct consumers to our platform. In addition, many of the parties with whom we have advertising arrangements provide advertising services to other companies, including other gaming platforms with whom we compete.

While we believe that there are other third parties that could drive users to our platform, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing or future relationships fail to provide services to us in accordance with the terms of our arrangement with them, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.

We generate revenue from advertising. The loss of advertisers, or reduction in spending by advertisers with Brag House, could seriously harm our business.

Currently, we generate substantially all of our revenues from advertising fees related to tournaments, which we expect to further develop and expand in the near future as we increase our digital and on-campus presence at colleges and universities across the United States, expand the online and digital content offerings produced by both Brag House and users on our platform, and diversify the technology solutions we provide to corporate brands. These revenues partly depend on the continual development of the online advertising industry and advertisers’ willingness to allocate budgets to online advertising in the gaming industry. In addition, companies that decide to advertise or promote online may utilize more established methods or channels, such as more established internet portals or search engines, over advertising on our gaming platform. If the online advertising market does not continue to grow, or if we are unable to capture and retain a sufficient share of that market, our ability to increase our current level of advertising revenue and our profitability and prospects may be materially and adversely affected.

Furthermore, our core and long-term priority of optimizing the gamer experience and satisfaction may limit our gaming platform’s ability to generate revenues from advertising, such as sponsorship. For example, in order to provide our gamers and creators with an uninterrupted competitive gaming experience, we do not place significant amounts of advertising on our streaming interface or insert pop-up advertisements during streaming. While this decision could adversely affect our operating results in the short-term, we believe that it enables us to provide a superior gamer experience on our gaming platform, which will help us expand and maintain our current base of gamers and creators and enhance our monetization potential in the long-term. However, this philosophy of putting our gamers and creators first may also negatively impact our relationships with advertisers, sponsors or other third parties, and may not result in the long-term benefits that we expect, in which case the success of our business and operating results could be harmed.

Our business is subject to regulation, and changes in applicable regulations may negatively impact our business.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, data collection, retention, electronic commerce, virtual items and currency, consumer protection, content, advertising, localization, and information security have been adopted or are being considered for adoption by many jurisdictions and countries throughout the world. These laws could harm our business by limiting the products and services we can offer consumers or the manner in which we offer them. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws or the application of these laws in an unanticipated manner may harm our business and result in penalties or significant legal liability.

In addition, we include modes in our gaming platform that allow players to compete against each other. Although we structure and operate these skill-based tournaments with applicable laws in mind, our skill-based tournaments in the future could become subject to evolving rules and regulations and expose us to significant liability, penalties and reputational harm.

The laws and regulations concerning data privacy are continually evolving. Failure to comply with these laws and regulations could harm our business.

Consumers are able to play the games offered through our gaming platform online, using our platform. We collect and store information about our consumers both personally identifying and non-personally identifying information. Numerous federal, state and international laws address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of personally identifiable information and other user data. Numerous states already have, and are looking to expand, data protection legislation requiring companies like ours to consider solutions to meet differing needs and expectations of creators and attendees. Outside the United States, personally identifiable information and other user data is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of information that is collected, processed and transmitted in or from the governing jurisdiction. Foreign data protection, privacy, information security, user protection and other laws and regulations are often more restrictive than those in the United States. In particular, the European Union and its member states traditionally have taken broader views as to types of data that are subject to privacy and data protection laws and regulations and have imposed greater legal obligations on companies in this regard. For example, in April 2016, European legislative bodies adopted the General Data Protection Regulation (the “GDPR”), which became effective on May 25, 2018. The GDPR applies to any company established in the European Union as well as to those outside of the European Union if they collect and use personal data in connection with the offering of goods or services to individuals in the European Union or the monitoring of their behavior. The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements and onerous new obligations on service providers. Non-compliance with the GDPR may result in monetary penalties of up to €20.0 million or 4% of annual worldwide revenue, whichever is higher. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services. The GDPR and other changes in laws or regulations associated with the enhanced protection of certain types of personal data could greatly increase our cost of providing our products and services or even prevent us from offering certain services in jurisdictions in which we operate. The European Commission is also currently negotiating a new ePrivacy Regulation that would address various matters, including provisions specifically aimed at the use of cookies to identify an individual’s online behavior, and any such ePrivacy Regulation may provide for new compliance obligations and significant penalties. Any of these changes to European Union data protection law or its interpretation could disrupt and/or harm our business.

On June 23, 2016, the U.K. held a referendum in which voters approved an exit from the European Union, commonly referred to as “Brexit.” This decision created an uncertain political and economic environment, especially in regard to regulation of data protection, in the U.K. and other European Union countries, and the formal process for leaving the European Union has taken years to complete. The U.K. formally left the European Union on January 31, 2020 and began a transition period that expired on December 31, 2020. In particular, while the U.K. has implemented legislation that implements and complements the GDPR, with penalties of noncompliance of up to the greater of £17.5 million or 4% of worldwide revenues, it is unclear how data transfers to and from the United Kingdom will be regulated. The interpretation and application of many privacy and data protection laws are, and will likely remain, uncertain, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or product features. Although player interaction on our platform is subject to our privacy policies, end user license agreements, and terms of service, if we fail to comply with our posted privacy policies, end user license agreements, or terms of service, or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition and/or harm our business.

In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. Any inability to adequately address privacy, data protection and data security concerns or comply with applicable privacy, data protection or data security laws, regulations, policies and other obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business. Further, our failure, and/or the failure by the various third-party service providers and partners with which we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in the unauthorized release of personally identifiable information or other user data, or the perception that any such failure or compromise has occurred, could damage our reputation, result in a loss of creators or gamers, discourage potential creators and gamers from trying our platform and/or result in fines and/or proceedings by governmental agencies and/or users, any of which could have an adverse effect on our business, results of operations and financial condition. In addition, given the breadth and depth of changes in data protection obligations, ongoing compliance with evolving interpretation of the GDPR and other regulatory requirements requires time and resources and a review of the technology and systems currently in use against the requirements of GDPR and other regulations.

Risks Related to Brag House’s Intellectual Property

We may be subject to claims of infringement of third-party intellectual property rights, which are costly to defend, could result in significant damage awards, and could limit our ability to use certain technologies in the future.

From time to time, third parties may claim that we have infringed their intellectual property rights. For example, patent holding companies may assert patent claims against us in which they seek to monetize patents they have purchased or otherwise obtained. Although we take steps to avoid knowingly violating the intellectual property rights of others, it is possible that third parties still may claim infringement.

Existing or future infringement claims against us, whether valid or not, may be expensive to defend and divert the attention of our employees from business operations. Such claims or litigation could require us to pay damages, royalties, legal fees and other costs. We also could be required to stop offering, distributing or supporting games, our gaming platform or other features or services that incorporate the affected intellectual property rights, redesign products, features or services to avoid infringement, or obtain a license (if licenses are available at all), all of which could be costly, results in a loss of revenues for us and otherwise harm our business.

In addition, many patents have been issued that may apply to potential new modes of delivering, playing or monetizing interactive entertainment software products and services, such as those offered on our gaming platform or that we would like to offer in the future. We may discover that future opportunities to provide new and innovative modes of game play and game delivery to gamers and creators may be precluded by existing patents that we are unable to license on reasonable terms.

Our technology, content and brand are subject to the threat of piracy, unauthorized copying and other forms of intellectual property infringement.

We regard our technology, content and brand as proprietary and take measures to protect our technology, content and brand and other confidential information from infringement. Piracy and other forms of unauthorized copying and use of our technology, content and brand are persistent, and policing is difficult. Further, the laws of some countries in which our products are or may be distributed either do not protect our intellectual property rights to the same extent as the laws of the United States or are poorly enforced. Legal protection of our rights may be ineffective in such countries. In addition, although we take steps to enforce and police our rights, factors such as the proliferation of technology designed to circumvent the protection measures used by our business partners or by us, the availability of broadband access to the Internet, the refusal of Internet service providers or platform holders to remove infringing content in certain instances, and the proliferation of online channels through which infringing product is distributed all have contributed to an expansion in unauthorized copying of our technology, content and brand.

Third parties may register trademarks or domain names or purchase internet search engine keywords that are similar to our registered trademark or pending trademarks, brands or websites, or misappropriate our data and copy our gaming platform, all of which could cause confusion, divert gamers and creators away from our gaming platform and tournaments, or harm our reputation.

Competitors and other third parties may register trademarks that are similar to our trademarks and purchase domain names or Internet search engine keywords that are confusingly similar to our brands or websites in Internet search engine advertising programs and in the header and text of the resulting sponsored links or advertisements in order to divert gamers and creators from us to their websites. Preventing such unauthorized use is inherently difficult. If we are unable to prevent such unauthorized use, competitors and other third parties may continue to drive potential gamers and creators away from our gaming platform to competing, irrelevant or potentially offensive platforms, which could harm our reputation and cause us to lose revenue.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard the protection of our trademarks, service marks, patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to our success. We rely on federal, state and common law rights, as well as contractual restrictions, and confidentiality and invention assignment agreements with our employees and contractors and other parties with whom we conduct business. These contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property.

Currently, we have one registered trademark. We also plan to file patents to protect our core technology and intellectual property. We cannot assure you that we will be granted a patent with respect to any patent applications we intend to file. We may, over time, increase our investment in protecting our innovations through increased patent filings that are expensive and time-consuming and may not result in issued patents that can be effectively enforced. Failure to maintain or protect these rights could harm our business. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our pending patent and trademark applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation. Policing unauthorized use of proprietary technology is difficult and expensive. Others may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken will prevent misappropriation of our intellectual property. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed.

We may be subject to legal liability for information or content displayed on, retrieved from or linked to our online gaming platform, or distributed to our users.

Our interactive live streaming platform enables gamers and creators to exchange information and engage in various other online activities. Although content on our online gaming platform is typically generated by third parties, and not by us, we may be sued or face regulatory liability for claims relating to content or information that is made available on our platform, including claims of defamation, disparagement, intellectual property infringement, or other alleged damages could be asserted against us. We may be subject to claims by virtue of our involvement in hosting, transmitting, marketing, branding, or providing access to content created by third parties. Further, although we require our gamers and creators to register their real name, we do not require user identifications used and displayed during gameplay to contain any real-name information, and hence we are unable to verify the sources of all the information posted by our gamers and creators. In addition, because a majority of the communications on our online and in-person gaming platform is conducted in real-time, we are unable to examine the content generated by gamers and creators before they are posted or streamed. Therefore, it is possible that gamers and creators may engage in illegal, obscene or incendiary conversations or activities, including publishing inappropriate or illegal content that may be deemed unlawful. Our systems, tools and personnel that help us to proactively detect potentially policy-violating or otherwise inappropriate content cannot identify all such content on our online gaming platform.

If any content on our platform is deemed illegal, obscene or incendiary, or if appropriate licenses and third-party consents have not been obtained, claims may be brought against us for defamation, libel, negligence, breaches of contract, copyright, patent or trademark infringement, unfair competition, other unlawful activities or other theories and claims based on the nature and content of the information delivered on or otherwise accessed through our platform. We may be subject to claims by virtue of our involvement in hosting, transmitting, marketing, branding, or providing access to content created by third parties.

The law relating to the liability of online service providers for others’ activities on their services is still somewhat unsettled around the world. We rely on a variety of statutory and common-law frameworks for the content we host and provide our users, including the Digital Millennium Copyright Act, the Communications Decency Act (the “CDA”), and the fair-use doctrine. Each of these statutes and doctrines, however, is subject to uncertain judicial interpretation and regulatory and legislative amendments. For example, the U.S. Congress amended the CDA in 2018 in ways that could expose some Internet platforms to an increased risk of litigation. In addition, the U.S. Congress and the Executive branch have proposed further changes or amendments each year since 2019 including, among other things, proposals that would narrow the CDA immunity, expand government enforcement power relating to content moderation concerns, or repeal the CDA altogether. Some U.S. states have also enacted or proposed legislation that would undercut, or conflict with, the CDA’s protections. If these state laws were upheld in a challenge in court or if additional similar laws or the changes or amendments to the CDA proposed by the U.S. Congress and the Executive branch were enacted, such changes may decrease the protections provided by the CDA and expose us to lawsuits, penalties, and additional compliance obligations. Moreover, some of these statutes and doctrines that we rely on provide protection only or primarily in the United States. If the rules around these doctrines change, if international jurisdictions refuse to apply similar protections, or if a court were to disagree with our application of those rules to our platform, we could incur liability or be required to make significant changes to our online gaming platform, business practices, or operations, and our business could be seriously harmed. Defense of any such actions could be costly and involve significant time and attention of our management and other resources, may result in monetary liabilities or penalties, and may require us to change our business in an adverse manner. Moreover, the costs of compliance may continue to increase when more content is made available on our platform as a result of our growing base of gamers and creators, which may adversely affect our results of operations.

Intensified government regulation of the Internet industry could restrict our ability to maintain or increase the level of traffic to our gaming platform as well as our ability to capture other market opportunities.

Businesses operating over the Internet are increasingly subject to strict scrutiny. New laws and regulations may be adopted from time to time to address new issues that come to authorities’ attention. We may not timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future. We also cannot assure you that we will be able to obtain all required licenses or approvals if we plan to expand into other Internet-based businesses. If we fail to obtain or maintain any of the required licenses or approvals or make the necessary filings, we may be subject to various penalties, which may disrupt our business operations or derail our business strategy and materially and adversely affect our business, financial condition and results of operations.

Changes in intellectual property laws and governmental regulations regarding the internet that are applied adversely to us or our users may have a material adverse effect on our business operations, financial condition and results of operations.

New intellectual property laws, statutes, rules and regulations could be enacted at any time, which may affect our business and financial performance. Further, the applicability and scope of these laws, as interpreted by the courts, remain uncertain and could harm our business. To date, laws, regulations and enforcement actions by governments have not materially restricted use of the Internet in most parts of the world. However, the legal and regulatory environment relating to the Internet is uncertain, and governments may impose regulation in the future. New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet or regulatory agencies may begin to more rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. The adoption of any new laws or regulations, or the narrowing of any safe harbors, could hinder growth in the use of the Internet and online services generally, and decrease acceptance of the Internet and online services as a means of communications, e-commerce and advertising.

In addition, such changes in laws could increase our costs of doing business or prevent us from delivering our online gaming platform over the Internet or in specific jurisdictions, which could harm our business, financial condition and results of operations. For example, we rely on a variety of statutory and common-law frameworks and defenses relevant to the content available on our platform, including the Digital Millennium Copyright Act, the CDA, and the fair-use doctrine in the United States and the Electronic Commerce Directive in the European Union.

Each of these statutes and doctrines are subject to uncertain or evolving judicial interpretation and regulatory and legislative amendments, and we cannot guarantee that such frameworks and defenses will be available. Regulators in the United States and in other countries may introduce new regulatory regimes that increase potential liability for content available on our platform, including liability for misleading, false or manipulative information, hate speech, privacy violations, copyrighted content and other types of online harm. For example, there have been various legislative and executive efforts to restrict the scope of the protections available to online platforms under Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. There are also a number of legislative proposals in the United States, at both the federal and state level, and in the European Union and the United Kingdom, that could impose new obligations in areas affecting our business, such as liability for copyright infringement and other online harm. Any new legislation may be difficult to comply with in a timely and comprehensive manner and may expose our business or users to increased costs. If the rules, doctrines or currently available defenses change, if international jurisdictions refuse to apply protections similar to those that are currently available in the United States or the European Union or if a court were to disagree with our application of those rules to our platform and offerings, our potential liability for information or content created by third parties and posted to our platform could require us to expend significant resources to try to comply with the new rules and implement additional measures to reduce our exposure to such liability or we could incur liability and our business, financial condition and results of operations could be harmed.

General Risks Related to Brag House

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our financial performance is subject to global and U.S. economic conditions and their impact on levels of spending by users and advertisers. We are currently dealing with global changes in the macro-economic environment including disruptions in supply chain, labor disruptions, challenges in manufacturing, declines in customer demand, inflationary pressures, rising interest rates, and an impaired ability to access credit and capital markets, among other things. There are uncertainties as to the outcome of current financial conditions, including a recessionary environment or a contraction in the economy, that may impact overall consumer demand and supply requirements. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the entertainment and gaming industries, and may adversely affect our business and financial condition.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’ disposable income and advertisers’ budgets. Anyone of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Changes in U.S. trade policy and the impact of tariffs may have a material adverse effect on our business and results of operations.

Our business and results of operations may be adversely affected by uncertainty and changes in U.S. trade policies, including tariffs, trade agreements or other trade restrictions imposed by the U.S. or other governments. For example, on April 2, 2025, the U.S. government announced a 10% tariff on product imports from almost all countries and individualized higher tariffs on certain other countries. Several tariff announcements have been followed by announcements of limited exemptions and temporary pauses. These actions have caused substantial uncertainty and volatility in financial markets and may result in retaliatory measures on U.S. goods.

Tariffs or other trade restrictions may lead to continuing uncertainty and volatility in U.S. and global financial and economic conditions, declining consumer confidence, significant inflation and diminished expectations for the economy, and ultimately reduced demand for our services. Such conditions could have a material adverse impact on our business, results of operations and cash flows. Also, disruptions and volatility in the financial markets may lead to adverse changes in the availability, terms and cost of capital. Such adverse changes could increase our costs of capital and limit our access to external financing sources that could, in turn, reduce our cash flows and limit our ability to pursue growth opportunities.

Unfavorable economic conditions in the United States or abroad could adversely affect our business or our access to capital markets in a material manner.

To date, our principal sources of capital used to fund our operations have been the net proceeds we received from sales of equity securities. We have and will continue to use significant capital for the growth and development of our business and, as such, we expect to seek additional capital either from operations or that may be available from future issuance(s) of Brag House Common Stock or debt financings to fund our planned operations.

Accordingly, our results of operations and the implementation of our long-term business strategy could be adversely affected by general conditions in the global economy, including conditions that are outside of our control. The most recent global financial crisis resulted in extreme volatility and slowdown in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business and could have a material adverse effect on us, including limiting our ability to obtain additional capital from the capital markets. We could also be adversely affected by such factors as changes in foreign currency rates and weak economic and political conditions in each of the countries in which we operate.

Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our business operations may be severely disrupted if we lose their services.

Our future success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. Since the gaming industry is characterized by high demand and intense competition for talents, we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. In addition, as the Company is relatively young, our ability to train and integrate new employees into our operations may not meet the growing demands of our business, which may materially and adversely affect our ability to grow our business and hence our results of operations.

If any of our executive officers and key employees terminate their services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose gamers and creators, know-how and key professionals and staff members. While certain of our executive officers and key employees have entered into non-solicitation and non-competition agreements with us, certain provisions thereof may be deemed legally invalid or unenforceable. If any dispute arises between our executive officers and us, we cannot assure you that we would be able to enforce these non-compete agreements.

Changes in tax laws or regulations that are applied adversely to us or our clients may have a material adverse effect on our business, cash flow, financial condition or results of operations.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could affect the tax treatment of our earnings and adversely affect our operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, on December 22, 2017, tax legislation was signed into law that contained many significant changes to the U.S. tax laws. Future guidance from the IRS and other tax authorities with respect to the Tax Cuts and Jobs Act may affect us and certain aspects of the Tax Cuts and Jobs Act could be repealed or modified in future legislation. For example, the Coronavirus Aid, Relief, and Economic Security Act enacted in 2020 (the “CARES Act”) modified certain provisions of the Tax Cuts and Jobs Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Cuts and Jobs Act, the CARES Act, or any newly enacted federal tax legislation.

Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Cuts and Jobs Act, the CARES Act or future reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges, and could increase our future U.S. tax expense.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state, local and foreign authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations. We urge our stockholders and investors to consult with our legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding the Brag House Common Stock.

Our management team has limited experience managing a public company.

The members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our ongoing transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

We have identified a material weakness in our internal control over financial reporting, and we may not be able to successfully implement remedial measures.

We have identified control deficiencies in our financial reporting process that constitute material weaknesses in our internal control over financial reporting as of December 31, 2024 and 2023. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We have a material weakness related to the review and approval of cash disbursements, officer expense reimbursements, and related journal entries for operating and payroll-related expenses incurred, including the failure to maintain readily accessible executed versions of significant agreements entered into by the Company. Due to the lack of formal documentation maintained around the review and approval of these types of transactions, it was determined that we did not adhere to established controls around our cash disbursement process, nor the review and approval of related journal entries recorded. Additionally, we have a material weakness related to the lack of controls over our income tax related accounts and disclosures. In the absence of such formal documentation related to our management’s review and approval of such processes, potential material misstatements may go undetected. Additionally, the Company has a material weakness related to its ability to record and disclose complex transactions with debt and/or equity features. Lastly, the Company has a material weakness related to the lack of cybersecurity policies and procedures in place. In the absence of cybersecurity controls, our operations may be negatively impacted, as all Company activities take place online.

We have started to take measures to address the material weaknesses that have been identified but believe that, as of September 30, 2025, such material weaknesses in our internal control over financial reporting have not been remediated.

We expect to complete our remediation plan within the next 12 months. We have not, however, tested the effectiveness of our internal control over financial reporting and cannot assure you that we will be able to successfully remediate these material weaknesses and, even if we do, we cannot assure you that we will not suffer from other material weaknesses in the future.

If we fail to remediate these material weaknesses or fail to otherwise maintain effective internal control over financial reporting in the future, such failure could result in loss of investors’ confidence in the reliability of our financial statements, limit our ability to raise capital and have a negative effect on the trading price of the Brag House Common Stock. Additionally, failure to remediate the material weakness or otherwise maintain effective internal control over financial reporting may also, impair our ability to timely file to file timely and accurate reports with the SEC, subject us to litigation or investigation or sanctions by authorities, and cause us to incur substantial additional costs in future periods relating to the implementation of remedial measures, including the costs of hiring additional personnel. Any of the above could negatively affect our results of operations, financial condition and cash flows.

The requirements of being a public company are costly, may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.” Complying with such regulatory requirements could have a material adverse effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Exchange Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have secured D&O insurance policies providing for an aggregate of $5.0 million in coverage and a Cyber policy providing for $2.0 million in coverage, which are effective into 2026. Following the consummation of the Merger, we believe the costs to maintain and renew the D&O insurance will increase substantially. We may be required to accept reduced coverage or incur significantly higher costs to obtain adequate coverage in the future, which could adversely affect our financial condition. Furthermore, if we are unable to maintain adequate or cost-effective insurance coverage commensurate with the risks of our new business, we may find it more difficult to attract and retain qualified people to serve on our board of directors, our board committees, or as executive officers.

Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of the Brag House Common Stock, fines, sanctions, and other regulatory action and potentially civil litigation, which could have a material adverse effect on our financial condition and results of operations.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the requirements regarding auditor attestation of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them.

A substantial portion of the total issued and outstanding shares of Brag House Common Stock may be sold into the market at any time. This could cause the market price of the Brag House Common Stock to drop significantly, even if our business is doing well.

As of January 27, 2026, 20,951,363 shares of Brag House Common Stock were outstanding, approximately 18,924,901 of which, including shares sold in our initial public offering and registered for resale, are freely tradable without contractual or other restrictions or further registration under the federal securities laws. In addition, we may issue up to an additional 4,045,136 shares of Brag House Common Stock, including 2,200,000 shares pursuant to outstanding awards, under the Brag House Holdings, Inc. Amended and Restated 2024 Omnibus Incentive Plan, the issuance of which has been or will be registered with the SEC and will be able to be freely sold in the public market upon issuance, unless pursuant to their terms these share awards have transfer restrictions attached to them. Sales of a substantial number of shares of Brag House Common Stock, or the perception in the market that the holders of a large number of shares intend to sell shares of Brag House Common Stock, could reduce the market price of the Brag House Common Stock.

From time to time we may become involved in legal proceedings.

From time to time we may become subject to legal proceedings, claims, litigation and government investigations or inquiries, which could be expensive, lengthy, disruptive to normal business operations and occupy a significant amount of our employees’ time and attention. In addition, the outcome of any legal proceedings, claims, litigation, investigations or inquiries may be difficult to predict and could have a material adverse effect on our business, operating results, or financial condition.

Risks Related to the Yorkville Facility

We cannot predict the actual number of shares that we may sell to Yorkville, including the actual gross proceeds resulting from those sales, under the Yorkville Purchase Agreement.

Pursuant to the Yorkville Purchase Agreement, Yorkville committed to purchase up to $100.0 million in shares of Brag House Common Stock, subject to certain limitations and conditions set forth in the Yorkville Purchase Agreement. Shares of Brag House Common Stock that may be issued under the Yorkville Purchase Agreement may be sold to Yorkville at Brag House’s discretion from time to time over the 36-month period commencing on the Commencement Date.

Brag House generally has the right to control the timing and amount of any sales to Yorkville under the Yorkville Purchase Agreement. Sales of shares of Brag House Common Stock, if any, to Yorkville under the Yorkville Purchase Agreement will depend upon market conditions and other factors to be determined by Brag House. Brag House may ultimately decide to sell to Yorkville all, some or none of the shares of Brag House Common Stock that may be available for Brag House to sell to Yorkville pursuant to the Yorkville Purchase Agreement.

Because the purchase price per share to be paid by Yorkville for the shares of Brag House Common Stock that Brag House may elect to sell to Yorkville under the Yorkville Purchase Agreement, if any, will fluctuate based on the market prices of shares of Brag House Common Stock at the time Brag House elects to sell shares to Yorkville pursuant to the Yorkville Purchase Agreement, if any, it is not possible to predict, as of the date hereof and prior to any such sales, the number of shares of Brag House Common Stock that will be sold to Yorkville under the Yorkville Purchase Agreement, the purchase price per share that Yorkville will pay for shares purchased under the Yorkville Purchase Agreement, or the aggregate gross proceeds that will be received from those purchases by Yorkville under the Yorkville Purchase Agreement.

The Yorkville Purchase Agreement provides that Brag House may, in its discretion, during the term of the Yorkville Purchase Agreement, direct Yorkville to purchase shares of Brag House Common Stock in one or more purchases under the Yorkville Purchase Agreement, for a maximum aggregate purchase price of up to $100.0 million. Assuming all of the shares remaining to be sold to Yorkville were sold, per the terms of the Yorkville Purchase Agreement, at a 3.0% discount to the last closing sale price of shares of Common Stock Brag House as reported on Nasdaq on January 27, 2026, or $0.4473 per share (inclusive of such discount), Brag House would not receive aggregate gross proceeds from the sale of such shares to Yorkville equal to Yorkville’s $100.0 million total aggregate purchase commitment under the Yorkville Purchase Agreement. However, because the market prices of shares of Brag House Common Stock may fluctuate from time to time and, as a result, the actual purchase prices to be paid by Yorkville for shares of Brag House Common Stock under the Yorkville Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market prices of shares of Brag House Common Stock, it is possible that Brag House would need to issue and sell more than 162,964,288 shares of Brag House Common Stock to Yorkville under the Yorkville Purchase Agreement in order to receive aggregate gross proceeds equal to Yorkville’s $100.0 million total aggregate purchase commitment under the Yorkville Purchase Agreement.

The number of shares of Brag House Common Stock ultimately offered for sale by Yorkville is dependent upon the number of shares of Brag House Common Stock, if any, Brag House ultimately elects to sell to Yorkville under the Yorkville Purchase Agreement.

The Yorkville Agreement may negatively impact Brag House’s ability to issue securities in the future.

If Brag House sells a substantial number of shares of Brag House Common Stock to Yorkville under the Yorkville Purchase Agreement, or if investors expect that Brag House will do so, the actual sales of shares or the mere existence of the arrangement with Yorkville may make it more difficult for Brag House to sell equity or equity-related securities in the future at a time and at a price that Brag House might otherwise wish to effect such sales.

Brag House’s management team may invest or spend the proceeds of sales to Yorkville in ways with which you may not agree or in ways which may not yield a significant return.

Brag House’s management will have broad discretion over the use of proceeds from sales of shares of Brag House Common Stock made pursuant to the Yorkville Purchase Agreement and from exercises of the Yorkville Warrant from time to time in Brag House’s discretion, including for any of the purpose, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, Brag House has not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase Brag House’s operating results or enhance the value of shares of Brag House Common Stock.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

On October 12, 2025, Brag House, House of Doge and Merger Sub entered into the Merger Agreement. The Merger Agreement provides that Merger Sub will merge with and into House of Doge, with House of Doge as the surviving corporation of the Merger and a direct, wholly owned subsidiary of Brag House. Under the terms and subject to the conditions set forth in the Merger Agreement, each share of House of Doge Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Shares of Brag House Common Stock in an amount equal to the Exchange Ratio (or shares of Series C Preferred Stock in lieu thereof).

In accordance with Article 11 of Regulation S-X, the following tables show selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of House of Doge, including per share data, after giving effect to the Merger and other pro forma adjustments. The unaudited pro forma condensed combined financial information assumes that the Merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, with House of Doge as the accounting acquirer pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial information also assumes that the assets and liabilities of Brag House will be recorded by House of Doge at their respective fair values as of the Effective Date. The unaudited pro forma condensed combined statement of financial position gives effect to the Merger as if the Merger had occurred on September 30, 2025. The unaudited pro forma condensed combined statement of loss and comprehensive loss for the nine months ended September 30, 2025, and the year ended December 31, 2024, give effect to the Merger as if the Merger had been completed on January 1, 2024.

The unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included in this proxy statement/prospectus:

•        the historical audited consolidated financial statements of House of Doge as of and for the period ended March 31, 2025 (included elsewhere in this proxy statement/prospectus — note: House of Doge was incorporated January 13, 2025);

•        the historical unaudited condensed consolidated financial statements of House of Doge as of and for the six months ended September 30, 2025 (included elsewhere in this proxy statement/prospectus);

•        the historical audited consolidated financial statements of Brag House as of and for the year ended December 31, 2024 (included elsewhere in this proxy statement/prospectus); and

•        the historical unaudited condensed consolidated financial statements of Brag House as of and for the nine months ended September 30, 2025 (included elsewhere in this proxy statement/prospectus).

The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial position or results of operations of the combined company that would have been realized had the Merger been completed at the beginning of each period presented.

The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the Merger, nor does it consider the factors discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger. The fair values are estimates as of the date of this proxy statement/prospectus and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available. Brag House’s financial information has been reclassified to conform to the current House of Doge presentation.

Unaudited Pro Forma Condensed Combined Statement of Financial Position
September 30, 2025
(In United States dollars)

	Brag House Holdings, Inc. Consolidated	House of Doge Inc. Consolidated	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$9,595,577	$399,741	$18,615,760	(C), (D), (E), (F)	$28,611,078
Accounts receivable, net	35,490	282,060	—		317,550
Short-term investments	—	1,630,593	—		1,630,593
Prepaid expenses and other current assets	110,563	2,594,894	—		2,705,457
	9,741,630	4,907,288	18,615,760		33,264,678

Non-current assets
Long-term investments	$8,080,000	$47,109,681	$—		$55,189,681
Property and equipment, net	—	27,120	—		27,120
Goodwill	—	—	28,999,633	(B)	28,999,633
Intangible assets, net	389,171	6,945,838	—		7,335,009
Total assets	$18,210,801	$58,989,927	$47,615,393		$124,816,121

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$1,609,053	$1,838,542	$—		$3,447,595
Short-term debt	—	3,500,000	7,500,000	(D), (E)	11,000,000
Current portion of license contract liability	—	2,400,000	—		2,400,000
Current portion of deferred revenue	—	8,335,441	—		8,335,441
	1,609,053	16,073,983	7,500,000		25,183,036
Long-term liabilities
Deferred revenue	$—	$32,793,682	$—		$32,793,682
License contract liability	—	4,911,469	—		4,911,469
Total liabilities	$1,609,053	$53,779,134	$7,500,000		$62,888,187

STOCKHOLDERS’ EQUITY
Common stock	$1,098	$—	$4,473	(A), (B)	$5,571
Additional paid-in capital	31,495,785	39,474,503	28,105,785	(A), (B)	99,076,073
Accumulated other comprehensive loss	(15,179)	—	15,179	(A)	—
Retained earnings (accumulated deficit)	(14,879,956)	(34,263,710)	11,989,956	(A), (C), (D)	(37,153,710)
Total stockholders’ equity	16,601,748	5,210,793	40,115,393		61,927,934
Total liabilities and stockholders’ equity	$18,210,801	$58,989,927	$47,615,393		$124,816,121

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Loss and Comprehensive Loss
For the Nine Months Ended September 30, 2025
(In United States dollars)

	Brag House Holdings, Inc. Consolidated	House of Doge Inc. Consolidated	Pro Forma Combined
Revenue	$—	$842,464	$842,464

Operating expenses
Advertising and marketing	475,972	3,613,377	4,089,349
Professional and legal	843,712	574,629	1,418,341
General and administrative	2,537,003	20,034,790	22,571,793
Total operating expenses	3,856,687	24,222,796	28,079,483

Operating loss	(3,856,687)	(23,380,332)	(27,237,019)

Other expense (income)
Other (income) loss	17,295	(40)	17,255
Depreciation of property and equipment	—	1,760	1,760
Amortization of intangible assets	—	1,068,591	1,068,591
Change in fair value of digital assets	—	(592,740)	(592,740)
Change in fair value of equity guarantee liability	—	1,051,964	1,051,964
Change in fair value of investments	(4,080,000)	6,181,318	2,101,318
Finance expense	438,709	692,799	1,131,508
Foreign exchange loss (gain)	(437)	9,726	9,289
Total other expense (income)	(3,624,433)	8,413,378	4,788,945

Net comprehensive loss for the period	$(232,254)	$(31,793,710)	$(32,025,964)
Net loss per common share – basic & diluted	$(0.02)	$(0.15)	$(0.05)
Weighted average shares outstanding – basic & diluted	9,786,460	217,368,175	646,877,265

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Combined Statement of Loss and Comprehensive Loss
For the Year Ended December 31, 2024
(In United States dollars)

	Brag House Holdings, Inc. Consolidated	House of Doge Inc. Consolidated	(G)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$105	$—		$—		$105

Operating expenses
Advertising and marketing	173,453	—		—		173,453
Professional and legal	490,528	—		1,890,000	(C)	2,380,528
General and administrative	827,793	—		—		827,793
Total operating expenses	1,491,774	—		1,890,000		3,381,774

Operating loss	(1,491,669)	—		(1,890,000)		(3,381,669)

Other expense (income)
Other income	(384,047)	—		—		(384,047)
Finance expense	2,179,122	—		1,000,000	(D)	3,179,122
Foreign exchange loss	1,775	—		—		1,775
Total other expense	1,796,850	—		1,000,000		2,796,850

Net comprehensive loss for the year	$(3,288,519)	$—		$(2,890,000)		$(6,178,519)
Net loss per common share – basic & diluted	$(0.58)	$—				$(0.01)
Weighted average shares outstanding – basic & diluted	5,697,212	—				646,877,265

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO THE UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information and accompanying notes were prepared in accordance with Article 11 of Regulation S-X, after giving effect to the Merger and other proforma adjustments.

The Merger is accounted for under the acquisition method of accounting with House of Doge as the accounting acquirer pursuant to ASC 805 and, accordingly, the assets and liabilities of Brag House presented in these proforma condensed combined financial statements have been adjusted to their estimated fair values based upon conditions as of the date of the Merger Agreement and as if the Merger had been effective on January 1, 2024. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial position or results of operations of the Combined Company that would have been realized had the Merger been completed at the beginning of each period presented.

The fair values are estimates as of the date of this proxy statement/prospectus and actual amounts are still in the process of being finalized. Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Note 2 — Purchase Price

Pursuant to the Merger Agreement, House of Doge estimates that Brag House shareholders will receive approximately 55.7 million shares of Brag House Common Stock, with a closing price on Nasdaq of $1.07 on November 17, 2025, implying a total purchase price of $59.6 million, assuming there is no consideration adjustment.

Note 3 — Preliminary Allocation of Purchase Price

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Brag House based on their estimated fair value as of the closing of the Merger. The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill. Estimated fair value adjustments included in the proforma unaudited financial statements are based upon available information and certain assumptions considered reasonable may be revised as additional information becomes available.

The following are the pro forma adjustment estimates House of Doge expects to make to record the acquisition and adjust Brag House assets and liabilities to their estimated fair values at September 30, 2025.

(in thousands)
Purchase price allocation:
Brag House Common Stock paid at a closing price of $1.07 as of November 17, 2025	$59,607
Purchase price	$59,607

Allocated to:
Historical book value of Brag House assets and liabilities as of September 30, 2025	$30,608
Preliminary pro forma goodwill	$28,999

Note 4 — Pro Forma Adjustments

The following pro forma adjustments are reflected in the unaudited pro forma combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change, and that House of Doge believes are reasonable. The actual effects of the Merger will differ from the pro forma adjustments. A general description of the pro forma adjustments is provided below:

(A):  To eliminate Brag House’s (accounting acquiree) legacy stockholders’ equity.

(B):   To record purchase price consideration of $59.6 million & goodwill of $29.0 million.

(C):   To record estimated transaction costs of $1.9 million.

(D):  To record $10.0 million additional financing and $1.0 million related interest expense required to complete the Merger.

(E):   To record cash paid by Brag House (accounting acquiree) to extinguish House of Doge’s short-term debt as part of the Merger.

(F):   To record $14.0 million in cash from the expected exercise of in-the-money warrants.

(G):  House of Doge was incorporated on January 13, 2025.

MARKET PRICE AND DIVIDEND INFORMATION

Market Information and Holders of Common Stock

The Brag House Common Stock is currently listed on The Nasdaq Capital Market under the symbol “TBH.”

The closing price of the Brag House Common Stock on October 10, 2025, the last day of trading prior to the announcement of the Merger, as reported on Nasdaq, was $2.40 per share. On January 30, 2026, the last practicable trading day before the date of this proxy statement/prospectus, the closing sale price of Brag House Common Stock was $0.429 per share.

As the market price of the Brag House Common Stock is subject to fluctuation, the market value of the shares of Brag House Common Stock that the House of Doge stockholders will be entitled to receive in the Merger may increase or decrease.

House of Doge is a private company and the House of Doge Common Stock is not publicly traded.

Assuming the required stockholder approvals are obtained at the special meeting and that Brag House’s initial listing application with Nasdaq is approved, following the consummation of the Merger, the Combined Company Common Stock will trade on The Nasdaq Capital Market under the trading symbol “HODO.”

As of January 27, 2026, the record date for the special meeting, there were approximately 68 holders of record of Brag House Common Stock and 113 holders of record of House of Doge Common Stock.

Dividends

Brag House has never declared or paid any cash dividends on the Brag House Common Stock and does not anticipate declaring or paying cash dividends for the foreseeable future. Brag House is not subject to any legal restrictions respecting the payment of dividends, except that it may not pay dividends if the payment would render Brag House insolvent. Any future determination as to the payment of cash dividends on the Brag House Common Stock will be at the discretion of the Brag House Board and will depend on its financial condition, operating results, capital requirements and other factors that the Brag House Board considers to be relevant.

House of Doge has never declared or paid any cash dividends on the House of Doge Common Stock. If the Merger does not occur, House of Doge does not anticipate paying any cash dividends on its capital stock in the foreseeable future, and House of Doge intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the House of Doge Board and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the House of Doge Board deems relevant.

THE SPECIAL MEETING OF BRAG HOUSE’S STOCKHOLDERS

The Brag House Special Meeting

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the Brag House Board for use at the special meeting to be held on March 16, 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about February 6, 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on March 16, 2026, at 2:00 p.m., Eastern Time, conducted via live webcast at the following address: https://web.viewproxy.com/tbh/2026SM. You will need the 11-digit meeting control number that is printed on your proxy card to enter the special meeting. Brag House recommends that you log in at least 15 minutes before the special meeting to ensure that you are logged in when the special meeting starts. Please note that you will not be able to physically attend the special meeting.

Purpose of the Special Meeting

At the special meeting, Brag House will ask its stockholders to vote in favor of the following proposals:

•        The Merger Proposal — a proposal to approve and adopt the Merger Agreement and the Transactions.

•        The Authorized Share Increase Proposal — a proposal to approve an amendment to the Brag House Charter to increase the number of shares of Brag House Common Stock that Brag House is authorized to issue from 250,000,000 to 2,000,000,000.

•        The Reverse Stock Split Proposal — a proposal to approve an amendment to the Brag House Charter to effect a reverse stock split of the issued and outstanding shares of Brag House Common Stock at a ratio determined by the Brag House Board, of one new share of Brag House common stock for every five to 50 shares (or any number in between) of outstanding Brag House common stock.

•        The Election of Directors Proposal — a proposal to elect six directors to serve on the Combined Company Board.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of shares of Brag House Common Stock pursuant to the Merger Agreement in connection with the Merger.

•        The “Stock Incentive Plan Increase Proposal” — a proposal to approve an amendment to the Brag House Holdings, Inc. 2024 Amended and Restated Omnibus Incentive Plan to increase the number of shares of Brag House Common Stock available for issuance thereunder to 100,000,000, subject to annual increases.

•        The Yorkville Issuance Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of the issued and outstanding shares of Brag House Common Stock to Yorkville pursuant to the Yorkville Purchase Agreement and the Yorkville Convertible Note.

•        The Adjournment Proposal — a proposal to authorize Brag House to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the proxies held at the time of the special meeting, (i) a quorum has not been obtained or (ii) there are not sufficient votes to approve any of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Equity Incentive Plan Proposal, in each case for the purpose of soliciting additional proxies to approve such proposals.

The Brag House Board believes that each of the proposals to be presented at the special meeting is in the best interests of Brag House and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals as further set forth above.

Record Date; Stockholders Entitled to Vote

Owners of Brag House Common Stock at the close of business on January 27, 2026, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. At the close of business on January 27, 2026, there were 20,951,363 shares of Brag House Common Stock issued and outstanding. Each share of Brag House Common Stock entitles the holder to one vote on all matters submitted to a vote at the special meeting and any adjournment or postponement of the meeting. A complete list of the Brag House stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at Brag House’s principal executive offices.

Quorum and Required Votes

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if one-third of the shares of Brag House Common Stock outstanding and entitled to vote at the special meeting is represented by remote communication (online) or by proxy. Abstentions, votes withheld and broker non-votes will count as present for the purposes of establishing a quorum.

The Merger Proposal, the Authorized Share Increase Proposal and the Reverse Stock Split Proposal each require the affirmative vote of holders of at least 10,475,682 shares of Brag House Common Stock, which represents a majority of all shares of Brag House Common Stock outstanding as of the record date, in order to be approved. Abstentions, broker non-votes, and shares not present will have the effect of a vote against these proposals.

The Nasdaq Proposal, the Stock Incentive Plan Increase Proposal, the Yorkville Issuance Proposal and the Adjournment Proposal each require the affirmative vote of holders of a majority of the votes cast at the special meeting in order to be approved. Abstentions, broker non-votes and shares not present will have no effect on the outcome of the vote on these proposals.

The director nominees named in the Director Election Proposal will be elected by a plurality of the votes cast at the special meeting, which means the nominees receiving the highest number of “for” votes will be elected. Withheld votes, broker non-votes, and shares not present will have no effect on the outcome of the election of directors.

Proxies solicited by the Brag House Board will be voted for approval of each of the proposals, unless otherwise specified.

Consummation of the Merger is conditioned on the approval of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal at the special meeting, subject to the terms of the Merger Agreement. The Merger is not conditioned upon the Adjournment Proposal. None of the Reverse Stock Split Proposal, the Yorkville Issuance Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal.

It is important for you to note in the event that the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Stock Incentive Plan Increase Proposal or the Nasdaq Proposal do not receive the requisite vote for approval, the Merger will not be consummated.

How to Vote

Each share of Brag House Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Brag House Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Brag House Common Stock at the special meeting:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Brag House Common Stock will be voted as recommended by the Brag House Board. With respect to proposals for the special meeting, that means “FOR” each of the proposals and “FOR” each of the director nominees.

•        You can attend the virtual special meeting and vote in person online. If your shares of Brag House Common Stock are held in the name of your broker, bank or other nominee, however, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Brag House Common Stock.

Because many stockholders may be unable to attend the special meeting, stockholders can be represented by proxy. If you hold your shares through a bank, broker, custodian or other record holder, please refer to your voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting options are available to you. If you are a stockholder of record of Brag House, you can vote your proxy by the following three methods:

•        over the Internet;

•        by calling a toll-free telephone number; or

•        by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

Where Internet and telephone voting procedures are available for voting a proxy, procedures have been established to authenticate Brag House stockholders of record by use of a control number and to allow you to confirm that your instructions have been properly recorded.

You may receive more than one proxy card or voting instruction form depending on how you hold your shares. You should vote each proxy card or voting instruction form provided to you.

Revocation of a Proxy

If you are a stockholder of record of Brag House, a proxy may be revoked at any time before it is voted by (i) sending written notice of revocation to Brag House’s Secretary, (ii) delivering a later dated proxy (by one of the methods described above) so that it is received prior to the special meeting, or (iii) voting in person (online) at the special meeting. Other stockholders should follow the instructions provided by your bank, broker or other recordholder to revoke or change your vote.

You may contact Brag House’s Secretary at the following address:

Brag House Holdings, Inc.

45 Park Street,

Montclair, NJ 07042

Attn: Secretary

Proxy Solicitation

This solicitation is made on behalf of the Brag House Board. Brag House is paying the costs and expenses of printing and mailing this proxy statement/prospectus and all fees paid to the SEC. Proxies are being solicited by mail and may be solicited by telephone, facsimile, or in person by Brag House employees, who will not receive additional compensation for any such solicitation. Brag House will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Brag House Common Stock that are held of record by such brokers and fiduciaries and will reimburse their reasonable out-of-pocket expenses. Brag House has also retained Alliance Advisors, LLC, a proxy solicitation firm, to assist it in soliciting proxies using the means referred to above. We have also retained Alliance Advisors, LLC to assist us in conducting the special meeting.

Brag House will pay the fees and expenses of Alliance Advisors, which Brag House expects to be approximately $65,470, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1 — THE MERGER PROPOSAL

Brag House’s stockholders are being asked to approve the Merger with House of Doge described in this proxy statement/prospectus, including (i) approving and adopting the Merger Agreement and (ii) approving the Transactions. The discussion in this proxy statement/prospectus of the Transactions and the principal terms of the Merger Agreement are subject to, and are qualified in their entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Brag House Common Stock is required to approve the Merger Proposal. Abstentions and broker non-votes, if any, will have the same effect of a vote “AGAINST” the Merger Proposal.

Recommendation of the Brag House Board

THE BRAG HOUSE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER

The discussion in this proxy statement/prospectus of the Merger and the principal terms of the Merger Agreement are subject to, and are qualified in their entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and incorporated into this proxy statement/prospectus by reference.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation or all correspondence among representatives of Brag House and House of Doge and their respective representatives.

On September 23, 2025, the parties, represented by certain of their executive officers, including Lavell Juan Malloy, III, Chief Executive Officer of Brag House, Chetan Jindal, Chief Financial Officer of Brag House, Charles Park, Chief Financial Officer of House of Doge, and Mark Lau, Chief Legal Officer of House of Doge, held a meeting in New York City to discuss and learn more about each of the party’s respective business and potential synergies between them and to explore the possibility of a potential transaction.

On September 26, 2025, the parties commenced negotiations, including delivering drafts of a non-binding term sheet reflecting key terms of a proposed transaction, including with respect to (i) the merger consideration, including the number of shares of Brag House Common Stock that each House of Doge shareholder would receive, (ii) the terms of a short term loan from Brag House to House of Doge promptly following the execution of the Merger Agreement, (iii) the terms of the voting and support agreements, (iv) governance rights, (v) conditions to closing, and (vi) the inclusion of a termination fee.

Following initial negotiations, the parties agreed to forego finalization of the non-binding term sheet and proceeded to reflect key terms directly in the draft of a merger agreement that would be prepared initially by Brag House’s legal counsel, Lucosky Brookman LLP (“Lucosky Brookman”).

On October 6, 2025, Lucosky Brookman delivered a draft of the Merger Agreement to Seward & Kissel LLP, counsel to House of Doge (“Seward & Kissel”). From October 6, 2025 to October 12, 2025, Brag House, House of Doge, Lucosky Brookman, and Seward & Kissel, pursuant to conference calls and email exchanges, negotiated the terms of the Merger Agreement, including the provisions relating to (i) exchange mechanics, (ii) the triggers for the termination fees, (iii) certain interim period covenants, including restrictions on the parties’ respective businesses and operations between signing and closing, (iv) conditions to closing and closing deliverables, (v) the removal of indemnification provisions and (vi) the scope of the representations and warranties.

From October 6, 2025, to October 12, 2025, the parties and their respective representatives, including legal counsel, conducted due diligence (including pursuant to items provided in data rooms, requests for due diligence materials and other email exchanges). On October 10, 2025, Lucosky Brookman delivered a draft of Brag House’s disclosure schedules to Seward & Kissel, and Seward & Kissel delivered a draft of House of Doge’s disclosure schedules to Lucosky Brookman. From October 10, 2025 to October 12, 2025, Lucosky Brookman and Seward & Kissell, pursuant to conference calls and email exchanges, negotiated the disclosure schedules at the direction of their respective clients.

On October 11, 2025, Lucosky Brookman delivered a draft of a conditional consent and limited waiver (“Consent and Waiver”) to Seward & Kissel, pursuant to which certain executives of Brag House would waive certain provisions of their respective employment agreements with Brag House, in connection with the consummation of the Transactions. Following negotiations, the draft of the Consent and Waiver was finalized by the parties on October 12, 2025, which Brag House and each of Messrs. Malloy, Jindal and Leibovich executed and entered into on the same date.

On October 12, 2025, the Brag House Board held a meeting for the purposes of reviewing the proposed Merger Agreement and voting on the approval of the Merger Agreement, the Merger and related matters. All of the directors of the Brag House Board were present. Also in attendance were Mr. Jindal and Constantino Gutierrez, who presented Newbridge’s fairness opinion analysis, and representatives of Lucosky Brookman. Following Mr. Gutierrez’ delivery of Newbridge’s fairness opinion analyses and related questions from the Brag House Board, the Brag House Board undertook a detailed review of the Merger Agreement and discussed the transactions proposed thereunder, including asking questions regarding the terms and provisions of the Merger Agreement, which representatives of Lucosky

Brookman in attendance addressed. Following these discussions, and after considering the opinion of Newbridge, the Brag House Board unanimously declared the Merger Agreement and the Transactions, including the Merger, to be advisable and in the best interests of Brag House, its subsidiaries and its stockholders and approved the Merger Agreement and the Transactions, including the Merger.

Also on October 12, 2025, House of Doge held a meeting for purposes of discussing, reviewing and approving the Merger Agreement, the Transactions, including the Merger, and related matters. In attendance were Marco Margiotta, as Chief Executive Officer and Sole Director of House of Doge, Charles Park, as Chief Financial Officer, and Mark Lau, as Chief Legal Officer. Following such meeting, Mr. Margiotta, in his capacity as Sole Director, determined the Merger Agreement and the Transactions, including the Merger, to be advisable and in the best interests of House of Doge and its stockholders and thereafter approved the Merger Agreement and the Transactions pursuant to written consent. Mr. Margiotta also considered legal advice that he received from Seward & Kissel throughout several meetings in the week leading up to the execution of the Merger Agreement.

Subsequent to the approval of the Merger Agreement by each of the Brag House Board and the House of Doge Board, the parties executed the Merger Agreement on October 12, 2025.

On the morning of October 13, 2025, prior to the market open on Nasdaq, Brag House and House of Doge issued a press release announcing entry into the Merger Agreement.

Pursuant to the Merger Agreement, on October 14, 2025, Brag House loaned to House of Doge $8.0 million, and the parties and certain of their affiliates entered into a promissory note evidencing such loan and other ancillary documents with respect thereto.

Brag House’s Reasons for the Merger; Recommendation of the Brag House Board

At its meeting on October 12, 2025, the Brag House Board unanimously (i) determined and declared that the Merger Agreement and the Transactions, including the Merger, were advisable and in the best interests of Brag House, its subsidiaries and its stockholders, (ii) approved the execution and delivery of the Merger Agreement and Brag House’s obligations thereunder, and (iii) recommended that Brag House’s stockholders approve and adopt the Merger Agreement and approve the Merger and the other Transactions.

In making its decision, the Brag House Board consulted with Brag House’s management, as well as Brag House’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        the financial analyses presented to the Brag House Board by Newbridge, as well as the opinion of Newbridge;

•        the fact that Brag House’s stockholders will have the ability to share in any upside that might result from any future improved performance of the Combined Company, including as a result of House of Doge’s business strategy, through the interest they will retain in the Combined Company following the consummation of the Merger;

•        the fact that, pursuant to the Merger Agreement, the Combined Company will continue to operate the Brag House Legacy Business, which will be run by Brag House’s current management team, and that Brag House’s stockholders will continue to have an ownership interest and share in any upside that might result from the further development of the Brag House Legacy Business going forward;

•        the belief of the Brag House Board, after a review of strategic alternatives and discussions with Brag House’s management and advisors, and based on the Brag House Board’s knowledge of Brag House’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, that the value offered to stockholders pursuant to the Merger Agreement and the Transactions is more favorable to the stockholders of Brag House than the potential value that might have resulted if Brag House were to continue to operate independently or from other strategic opportunities potentially available to Brag House and represents the best available path to maximize stockholder value, as the Transactions will immediately transform the Company from a development-stage, single-vertical media-tech company into a diversified, multi-vertical financial infrastructure company with a significantly larger market capitalization and business opportunity;

•        the fact that the terms of the Merger Agreement provide that, prior to the required approvals of the Brag House stockholders, the Brag House Board is permitted to change the Brag House Board recommendation that stockholders approve the Required Proposals and terminate the Merger Agreement in response to a Superior Proposal (as defined in the Merger Agreement) that occur after the date of the Merger Agreement, subject to compliance with the terms and conditions of the Merger Agreement;

•        the likelihood and anticipated timing of completing the Merger, including the absence of any financing condition in the Merger Agreement and the original termination date of March 31, 2026;

•        the view that Brag House’s management negotiated the best deal possible with House of Doge and that the terms of the Merger Agreement and related transactions were the result of robust arm’s-length negotiations;

•        House of Doge’s strategic position as the official corporate arm of the Dogecoin Foundation, operating under a 20-year exclusive partnership framework, and House of Doge’s business plan to develop a diversified, multi-revenue stream digital asset platform structured across four key verticals: (i) Digital Payments Infrastructure, (ii) Asset Management & Treasury, (iii) RWA Tokenization, and (iv) Brand & Licensing;

•        the belief that House of Doge’s existing partnerships and executed transactions are indicators of its ability to execute its business plan. In this regard, the Brag House Board considered House of Doge’s institutional partnerships with 21 Shares (for a live European Dogecoin ETP), Robinhood (for custody and yield initiatives), and CleanCore (to establish the Official Dogecoin Treasury), and its acquisition of RWAs, including professional European sports clubs U.S. Triestina Calcio 1918 and HC Sierre;

•        the belief of the Brag House Board that the Merger utilizes some of Brag House’s core assets, its platform and its expertise in community engagement, as a key proprietary adoption pipeline for the combined entity’s new financial products; and

•        the Brag House Board’s belief that the anticipated benefits of a strengthened balance sheet, new diversified revenue streams, and a vastly larger global market opportunity substantially outweighed the potential benefits and significant risks associated with continuing to operate Brag House on a standalone basis.

The Brag House Board also considered the following uncertainties, risks and potentially negative factors in its deliberations concerning the Merger Agreement and the related transactions, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        the restrictions on the conduct of Brag House’s business prior to the Closing Date, which may delay or prevent Brag House from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations pending completion of the Merger;

•        the possibility that the Merger might not be consummated, including the adverse effects that a failure to consummate the Merger could have on Brag House’s business, the market price of the Brag House Common Stock and Brag House’s relationships with employees, including the fact that: (i) Brag House’s directors and senior management will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger; (ii) Brag House will have incurred significant transaction costs; and (iii) the market’s perception of Brag House’s prospects could be adversely affected;

•        the risks related to House of Doge’s business, in particular, that it is trying to create a new kind of business in a new, volatile, and rapidly-changing industry;

•        the risks associated with potential litigation related to the Merger; and

•        the fact that some of Brag House’s directors and executive officers have interests in the Merger that are different from, or in addition to, Brag House’s stockholders generally. See “The Merger — Interests of Certain Brag House Directors and Executive Officers in the Merger.”

The Brag House Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and related transactions were outweighed by the potential benefits.

The foregoing discussion is not exhaustive but is intended to summarize the material information and factors considered by the Brag House Board in its consideration of the Merger Agreement and related transactions. The Brag House Board reached the unanimous decision to recommend and approve the entry into the Merger Agreement and related transactions in light of the factors described above and other factors that the members of the Brag House Board believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Brag House Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the Brag House Board may have given different weight to different factors. The Brag House Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of Brag House, its financial advisor, and Brag House’s legal advisors, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Brag House Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Note Regarding Forward-Looking Statements.”

House of Doge’s Reasons for the Merger

On October 12, 2025, the Sole Director (i) determined that the Merger Agreement and the Transactions, including the Merger, were advisable and in the best interests of House of Doge and its stockholders, (ii) approved the execution and delivery of the Merger Agreement and House of Doge’s obligations thereunder, and (iii) recommended that House of Doge’s stockholders approve and adopt the Merger Agreement and approve the Merger and the other Transactions.

In making his decision, the Sole Director consulted with House of Doge’s management, as well as its legal advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        House of Doge’s need for substantial additional capital to continue its business, including for general corporate purposes, and the associated dilution that would be experienced by the House of Doge’s stockholders if House of Doge were to sell additional common equity or convertible debt securities to raise the needed capital, and the relinquishing of valuable rights if House of Doge were to enter into additional collaborations, strategic alliances or licensing arrangements with third parties to raise capital;

•        House of Doge’s stockholders’ ability to share in any upside that might result from any future improved performance of the Combined Company, including with respect to the Brag House Legacy Business following the consummation of the Merger;

•        the belief that the likelihood of consummating the Transactions, including the Merger, is high, particularly in light of the terms of the Merger Agreement, including because the conditions to Closing contained in the Merger Agreement being specific and limited;

•        the timing of the proposed transactions and the risk that if House of Doge does not accept Brag House’s proposed transactions now (as provided for in the Merger Agreement), it may not have another opportunity to do so on comparable terms or have another comparable opportunity;

•        the belief of the House of Doge Board, after a review of strategic alternatives and discussions with its management and advisors, that the value offered to stockholders pursuant to the Merger Agreement and the Transactions is more favorable to the stockholders of House of Doge than the potential value that might have resulted if House of Doge were to continue to operate independently or from other strategic opportunities potentially available to House of Doge;

•        the likelihood and anticipated timing of completing the Merger, including the absence of any financing condition in the Merger Agreement and the original termination date of March 31, 2026;

•        the view that House of Doge’s management negotiated the best deal possible with Brag House and that the terms of the Merger Agreement and related transactions were the result of robust arm’s-length negotiations; and

•        that stockholders of House of Doge who do not believe that the Merger provides fair consideration for their shares of House of Doge Common Stock and/or House of Doge RSUs, as applicable, will have an opportunity to pursue appraisal rights under Section 10.354 of the BOC.

The House of Doge Board also considered the following uncertainties, risks and potentially negative factors in its deliberations concerning the Merger Agreement and the related transactions, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        restrictions on the conduct of House of Doge’s business prior to the Closing Date, which may delay or prevent House of Doge from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations pending completion of the Merger;

•        the possibility that the Merger might not be consummated, including the adverse effects that a failure to consummate the Merger could have on House of Doge’s business and its relationships with employees and other service providers, including the fact that: (i) House of Doge’s Sole Director and senior management will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger; (ii) House of Doge will have incurred significant transaction costs; and (iii) the market’s perception of House of Doge’s prospects could be adversely affected;

•        the possible negative effect of the Transactions, including the Merger and public announcement of the Transactions on the House of Doge’s operations and its relationships with suppliers, business partners, management and employees;

•        the fact that the consummation of the Transactions requires the satisfaction of Closing conditions that are not entirely within the House of Doge’s control; and

•        the risks associated with potential litigation related to the Merger.

After extensive deliberations, and in view of the foregoing, the Sole Director concluded that the by the potential benefits to the Merger Agreement and the Transactions outweighed the uncertainties, risks and potentially negative factors.

The foregoing discussion is not exhaustive but is intended to summarize the material information and factors that the House of Doge Board considered in its assessment of the Merger Agreement and the Transactions. The House of Doge Board reached its decision to recommend and approve the entry into the Merger Agreement and the Transactions in light of the factors described above and other factors that the House of Doge Board believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the House of Doge Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determinations. The House of Doge Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of House of Doge and its legal advisors, and it considered the factors overall to be favorable to, and to support, its determinations. This explanation of the reasoning of the House of Doge Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Note Regarding Forward-Looking Statements.”

House of Doge Management Unaudited Prospective Financial Information

The table below presents a summary of the House of Doge financial projections that House of Doge produced and made available to Newbridge that were utilized in connection with the Merger (the “Projections”). Neither Brag House nor House of Doge, as a matter of course, publicly discloses forecasts, internal projections as to future performance, revenues, earnings or other results of operations due to the inherent unpredictability and subjectivity of underlying assumptions and projections. However, House of Doge’s management prepared the Projections. In particular, the Projections were provided to Newbridge, Brag House’s financial advisor, as more fully described below in “The Merger — Opinion of Brag House’s Financial Advisor.” The Projections are not included in this proxy statement/prospectus to influence any stockholder to make any investment decision with respect to the Merger.

The Projections are “forward-looking statements” and actual results may differ materially and adversely from those set forth below. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Although the Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by House of Doge with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to House of Doge’s business, all of which are difficult or impossible to predict accurately and many of which are beyond House of Doge’s control. The Projections reflect assumptions as to certain potential business decisions that are subject to change. The Projections were prepared on a standalone basis without giving effect to the Merger.

In the view of House of Doge’s management, the information in the Projections was prepared on a reasonable basis and reflected the best estimates and judgments available to House of Doge’s management at the time. This information, however, is not fact and should not be relied upon as being necessarily indicative of future results. The Projections reflect subjective judgments and assumptions in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, that House of Doge may be adversely affected by other economic, business and/or competitive factors, and risks related to House of Doge’s financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Moreover, House of Doge operates in a new, competitive and rapidly changing industry. New risks emerge from time to time. It is not possible for House of Doge’s management to predict all risks, nor can House of Doge assess the effect of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements House of Doge may make. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the Projections will be affected by House of Doge’s ability to achieve its strategic goals, objectives and targets over the applicable periods. The Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

The Projections were prepared by House of Doge’s management for internal use, and they were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. None of House of Doge, Brag House or their respective independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance with respect thereto or the achievability of the results reflected in such projections, and none of the foregoing assumes any responsibility for such information.

The inclusion of the Projections should not be regarded as an indication that House of Doge, Brag House, Newbridge, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Projections herein should not be deemed an admission or representation by House of Doge or Brag House that it views such Projections as material information. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that the Projections will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by House of Doge, Brag House or any other person regarding the Projections or House of Doge’s ultimate performance compared to such information, and no assurance can be provided that the underlying estimates and assumptions of such Projections will be realized. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about House of Doge contained herein.

The Projections included below are not being included herein to influence Brag House’s stockholders’ decision whether to vote in favor of any proposal contained in this proxy statement/prospectus. In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue reliance on the Projections included in this proxy statement/prospectus.

Some of the Projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measure were not provided to or relied upon by Newbridge.

House of Doge’s management team provided the following forecasted financial information:

Summary of House of Doge Unaudited Forecasted Financial Information(1)

(in thousands)	2026	2027
Net Revenue	$18,087	$34,939
EBITDA(2)	$10,161	$22,978
Unlevered Free Cash Flow(3)	$7,206	$17,163

____________

(1)      Prepared based on information known to House of Doge management as of September 30, 2025.

(2)      EBITDA is defined as net income (loss) adjusted to exclude depreciation, amortization, income tax expense (benefit), investment income (loss) and other income (expense).

(3)      Unlevered free cash flow is defined as EBITDA less cash taxes, less capital expenditures, less change in net working capital and other.

House of Doge based the forecasted financial information on numerous variables and assumptions that it deemed to be reasonable as of the date when it finalized the forecasted financial information. The assumptions related to variables, most of which are beyond House of Doge’s control, that are inherently uncertain and difficult to predict or estimate. Projected revenue is subject to various factors and contingencies, in particular processing volume and assets under management volume that House of Doge will require in a given period. Assumptions that House of Doge used in developing its forecasted financial information include, but are not limited to, the following:

•        Increase in treasury business revenue of 106% in 2027, 66% in 2028, 35% in 2029 and 27% in 2030, reflecting both an increase in Dogecoin price and percentage of Dogecoin units held.

•        Increase in merchant processing volumes of 238% in 2027, 125% in 2028, 88% in 2029 and 69% in 2024, reflecting increasing adoption of House of Doge’s payments solution offering.

•        RWA tokenization processing volumes increasing 45% each year from 2027 to 2030, reflecting the inroads House of Doge expects to make once tokenization of RWA is more widely accepted in the United States and other regions of the world.

Opinion of Brag House’s Financial Advisor

In making its recommendation, the Brag House Board considered the written opinion and supporting analysis provided by an independent investment bank, Newbridge Securities Corporation, as financial advisor.

Brag House retained Newbridge to act as its financial advisor in connection with entering into the Merger Agreement. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Brag House selected Newbridge to act as its financial advisor in connection with entering into the Merger Agreement on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On October 12, 2025, at a meeting of the Brag House Board held to evaluate entering into the Merger Agreement, Newbridge delivered to the Brag House Board a presentation, and was confirmed by delivery of a written opinion, dated October 12, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Merger Consideration (as defined therein to constitute 663,250,176 shares of Brag House Common Stock) to be paid to the security holders of House of Doge is fair, from a financial point of view, to Brag House’s common stockholders (the “Opinion”).

The full text of Newbridge’s written Opinion to the Brag House Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E hereto. The following summary of the Opinion is qualified in its entirety by reference to the full text of the Opinion. Newbridge delivered its Opinion to the Brag House Board for the benefit and use of the Brag House Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger Agreement from a financial point of view. Newbridge’s Opinion also does not address the relative merits of entering into the Merger Agreement as compared to any alternative business strategies or transactions that might exist for Brag House, or the underlying business decision of Brag House whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        considered its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed various drafts of the Merger Agreement materially the same as the final Merger Agreement;

•        reviewed Brag House’s publicly available last two fiscal quarters of historical financial results, (Q1-2025 – Q2-2025);

•        reviewed publicly available financial information of Brag House filed with the SEC, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between February 14, 2025, through October 10, 2025;

•        conducted discussions with Brag House’s management team to better understand Brag House’s recent business history, review their corporate presentation and near-term financials;

•        conducted discussions with House of Doge’s management team to better understand their company’s business, their recent business history, and to review near-term financial projections and drivers of future growth;

•        performed a Sum of Parts Analysis that included doing Public Company Comparable analyses of similar companies within the different business sectors in which House of Doge operates, that included variables such as companies trading on a U.S. Stock Exchange, and have businesses in the “payment processing,” “marketing/licensing” and “alternative asset management” sectors. For the payment processing and marketing/licensing sectors, we obtained the Enterprise Value (“EV”)/earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples, and for the alternative asset management sector, we obtained the Assets Under Management/Equity Value ratios; and

•        performed a Sum of Parts Analysis that included doing M&A transaction analyses of similar companies within the different business sectors in which House of Doge operates, that included having businesses in the payment processing and marketing/licensing sectors. For the Payment Processing and Marketing/Licensing sectors, we obtained the historical EV/EBITDA multiples. Newbridge was unable to find meaningful M&A Transaction data for the alternative asset management sector.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of the management of Brag House that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of House of Doge, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of House of Doge.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Brag House and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of Brag House Common Stock actually will be when the Merger Agreement is consummated or the prices at which shares of Brag House Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the Brag House Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses

Newbridge employed various methods to analyze the range of Implied Equity Values of House of Doge.

Comparable Public Company Analysis

To calculate the implied equity value of the operating business, Newbridge first obtained the H2-2027E (that is, the last four quarters (or last twelve months), as of the end of the second quarter in fiscal year 2027) EV/EBITDA multiples from a total of 14 comparable public companies identified by Newbridge that most resembled House of Doge’s related but distinct businesses in three different sectors, “payment processing,” “marketing/licensing,” and “alternative asset management” and applied them to House of Doge’s H2-2027E business unit forecasts for EBITDA or assets under management.

The public company comparables were selected using the following criteria: (i) listed on a major stock exchange in the United States; (ii) operates in the either the payment processing,” marketing/licensing,” or alternative asset management” sectors; and (iii) had listed H2-2027E of EBITDA, or listed assets under management.

The average H2-2027E EV/EBITDA multiples for the payment processing sector was 22.2x and that was then multiplied by House of Doge’s H2-2027E EBITDA estimate of $24.8 million, to derive an EV of $551.2 million.

The average H2-2027E EV/EBITDA multiples for the marketing/licensing sector was 25.6x and that was then multiplied by House of Doge’s H2-2027E EBITDA estimate of $15.1 million, to derive an EV of $386.7 million.

The average EV/Assets Under Management percentage for the alternative asset management sector was 6.8% and that was then multiplied by House of Doge’s H2-2027 estimates of assets under management of $2,370.0 million, to derive an Implied Equity Value of $161.1 million for that business unit.

The combined EVs of the payment processing, marketing/licensing, and alternative asset management businesses are $1,099.0 million. When adding the cash on hand of $13.1 million and certain equity holdings of $28.9 Million on the House of Doge balance sheet of various items, and remove $3.5 million in debt, the Implied Equity Value of House of Doge is $1,137.5 million.

The table below summarizes certain observed historical financial metrics of the selected public companies that were sourced from S&P Capital IQ data as of October 10, 2025.

Comparable Public Company Analysis	10/10/2025		Balance Sheet		Income Statement	Valuation Multiples
Payment Processing	Stock Symbol	Stock Price	Market Capitalization	EV	EBITDA	EV/EBITDA
Company Name					H2-2027	H2-2027
Visa Inc.	NYSE:V	$343.7	$662,076.4	$668,905.4	$31,183.2	21.5x
Mastercard Incorporated	NYSE:MA	$557.5	$503,968.5	$513,592.5	$22,652.0	22.7x
Block, Inc.	NYSE:XYZ	$74.7	$45,516.0	$44,822.7	$1,919.2	23.4x
Paymentus Holdings, Inc.	NYSE:PAY	$30.3	$3,795.5	$3,537.1	$165.6	21.4x
AVERAGE						22.2x

Comparable Public Company Analysis	10/10/2025		Balance Sheet		Income Statement	Valuation Multiples
Marketing/Licensing	Stock Symbol	Stock Price	Market Capitalization	EV	EBITDA	EV/EBITDA
Company Name					H2-2027	H2-2027
Formula One Group	NasdaqGS:FWON.K	$103.2	$25,559.4	$25,449.4	$858.8	29.6x
TKO Group Holdings, Inc.	NYSE:TKO	$187.1	$15,363.7	$23,985.8	$1,036.1	23.1x
Angel Studios, Inc.	NYSE:ANGX	$6.6	$1,062.3	$1,081.2	$45.0	24.0x
AVERAGE						25.6x
Comparable Public Company Analysis	10/10/2025		Balance Sheet		Key Operating Metric	Valuation Multiple
Alternative Asset Managers	Stock Symbol	Stock Price	Market Capitalization	EV	Assets Under Management	Equity Value/AUM as a Percentage
Company Name
BlackRock, Inc.	NYSE:BLK	$1,132.4	$175,349.7	$178,401.7	$12,527,590.0	1.4%
Blackstone Inc.	NYSE:BX	$153.8	$120,335.4	$143,762.4	$1,211,207.3	9.9%
KKR & Co. Inc.	NYSE:KKR	$117.8	$104,971.6	$164,511.2	$685,806.0	15.3%
Apollo Global Management, Inc.	NYSE:APO	$118.2	$67,625.0	$90,452.0	$839,605.0	8.1%
Ares Management Corporation	NYSE:ARES	$140.9	$30,912.5	$48,789.2	$572,385.0	5.4%
The Carlyle Group Inc.	NasdaqGS:CG	$56.1	$20,302.5	$30,125.8	$464,602.0	4.4%
TPG Inc.	NasdaqGS:TPG	$54.9	$8,106.9	$11,864.9	$261,331.0	3.1%
AVERAGE						6.8%

____________

Source: S&P Capital IQ (as of 10/10/2025)

Precedent Transaction Company Analysis

Newbridge analyzed the last approximately five years (since January 2021) of M&A transaction data in both the payment processing and marketing/licensing sectors to find similar transactions where the targets being acquired most resembled those House of Doge’s business units. The universe of transactions where there were similarities to House of Doge’s business and where financial data was recorded for the transaction value was generally limited, as is usually the case versus Public Comparables. Newbridge was unable to find enough meaningful transaction data for the alternative asset management sector.

The criteria used for the selected transactions were those in which the targets most resembled the House of Doge business units, and included (i) targets that were in the payment processing and marketing/licensing sectors, (ii) no geographical limitations to where the targets had corporate headquarters, and (iii) transactions wherein the identified the EV/EBITDA multiple was known.

The historical M&A EV/EBITDA multiple for the payment processing sector was 28.6x and that was then multiplied by House of Doge’s H2-2027E EBITDA estimate of $24.8 million to derive an EV of $709.0 million.

The historical M&A EV/EBITDA multiple for the marketing/licensing sector was 25.8x and that was then multiplied by House of Doge’s H2-2027E EBITDA estimate of $15.1 million, to derive an EV of $390.0 million.

Because Newbridge was unable to find any meaningful data for the alternative asset management sector, the previous calculation was left over a placeholders. The average Public Company Equity Value/Assets Under Management percentage for the alternative asset management sector was 6.8% and that was then multiplied by House of Doge’s H2-2027 estimates of assets under management of $2,370.0 million, to derive an Implied Equity Value of $161.1 million for that business unit.

The combined EVs of the payment processing, marketing/licensing, and alternative asset management businesses are $1,260.1 million. When adding the cash on hand of $13.1 million and certain equity holdings of $28.9 million on the House of Doge balance sheet of various items, and remove $3.5 million in debt, the Implied Equity Value of House of Doge is $1,269.7 million.

M&A Comparables Analysis (2021 – Present) | Industry: Payment Processing
M&A Closed Date	Transaction Types	Target/Issuer	Transaction Value	Implied EV/EBITDA	Geographical Location
12-Apr-2021	M&A	RSM 2000	$9.5	35.3x	Europe
01-Jul-2021	M&A	Nets	$9,200.0	43.3x	Europe
01-Apr-2022	M&A	Buckaroo	$165.0	48.5x	Europe
14-Sep-2022	M&A	LIS Holding	$701.3	30.6x	Europe
01-Dec-2022	M&A	Pay360	$183.4	24.8x	Europe
23-Feb-2023	M&A	Paya Holdings	$1,300.0	22.9x	United States
24-Mar-2023	M&A	EVO Payments	$4,000.0	23.5x	United States
26-Oct-2023	M&A	Finaro	$518.0	17.3x	Europe
22-Feb-2024	M&A	Crealogix	$96.7	18.4x	Europe
28-May-2024	M&A	Utsit	$3.0	52.7x	Europe
08-Nov-2024	M&A	Givex	$92.3	23.9x	Canada
15-Nov-2024	M&A	Nuvei Technologies	$6,302.1	19.5x	Canada
20-Jan-2025	M&A	Eckoh plc	$205.9	18.0x	Europe
15-Jun-2025	M&A	Cantaloupe	$848.0	21.4x	United States
AVERAGE				28.6x

____________

Source: S&P Capital IQ and Pitchbook (as of 10/10/2025)

M&A Comparables Analysis (2021 – Present) | Industry: Marketing/Licensing
M&A Closed Date	Transaction Types	Target/Issuer	Transaction Value	Implied EV/EBITDA	Geographical Location
03-Nov-2021	M&A	Crayon Channel APAC	$286.9	20.3x	Australia
12-Sep-2023	M&A	World Wrestling Entertainment	$9,060.9	26.0x	United States
13-Oct-2023	M&A	Activision Blizzard, Inc.	$79,590.1	19.4x	United States
06-Jan-2024	M&A	Shutterstock	$2,062.2	18.4x	United States
22-Mar-2024	M&A	Intellectual Discovery Co., Ltd.	$20.4	37.3x	South Korea
23-Aug-2024	M&A	Fusebox Games Ltd	$27.0	19.3x	Europe
01-Oct-2024	M&A	PowerSchool Holdings	$5,600.0	35.6x	United States
23-Oct-2024	M&A	Keywords Studios plc	$2,959.8	19.9x	Europe
24-Mar-2025	M&A	WME Group, Inc.	$20,588.9	36.1x	United States
AVERAGE				25.8x

____________

Source: S&P Capital IQ and Pitchbook (as of 10/10/2025)

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the Brag House Board in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion.

The estimates of the future performance of Brag House in or underlying Newbridge’s analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analysis. The analysis does not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.

Accordingly, the estimates used in, and the valuations resulting from, the analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual value of the Brag House Common Stock.

Conclusion

The Brag House Common Stock equal to the Exchange Ratio is based on an exchange ratio valuing House of Doge at $1.09 billion (when calculated using the volume weighted average price of the Brag House Common stock on Nasdaq between September 1, 2025 and October 10, 2025, which was $1.6434).

The values derived from the different analyses that Newbridge used show a range between $1,137.5 million and $1,269.6 million. The Brag House Common Stock to be received by House of Doge of $1.09 billion is below the valuation range of the Analyses.

Based upon and subject to the foregoing, it is our Opinion that, on the date of October 12, 2025, the Merger Consideration (as defined in Newbridge’s written opinion) to be received by the securityholders of House of Doge is fair, from a financial point of view, to Brag House’s common stockholders.

The type and amount of consideration payable as outlined in the Merger Agreement was determined through negotiations between Brag House and House of Doge, and was approved by the Brag House Board. The decision to enter into the Merger Agreement was solely that of the Brag House Board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the Brag House Board in its evaluation of whether or not to enter into the Merger Agreement and should not be viewed as determinative of the views of the Brag House or House of Doge’s management with respect to entering into the Merger Agreement.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the Board, Brag House agreed to pay Newbridge a fee of $125,000. $25,000 of the fee was paid as a retainer, and $75,000 was paid upon delivery of the Opinion, with the balance of $25,000 due upon delivering to Brag House’s counsel this summary of the Opinion for inclusion in this proxy statement/prospectus. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion.

Interests of Certain Brag House Directors and Executive Officers in the Merger

In considering the recommendation of the Brag House Board with respect to approving the proposals to be presented at the special meeting, including the Merger Proposal, stockholders should be aware that Brag House’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Brag House’s stockholders generally. These interests may present them with actual or perceived conflicts of interest, and these interests, to the extent material, are described below.

The Brag House Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Brag House stockholders approve the Merger Proposal as contemplated by this proxy statement/prospectus.

Issuance of Additional Shares of Brag House Common Stock

The Merger Agreement provides that, in connection with the Merger, Brag House will issue to Mr. Malloy and certain other individuals or representatives of Brag House to be identified by Brag House prior to the Closing, which Brag House expects will be Daniel Leibovich, Brag House’s Chief Operating Officer and a Director of Brag House, an aggregate of 9,000,000 shares of Brag House Common Stock (the “Other Consideration Shares”). While not set forth in the Merger Agreement, Brag House currently expects to issue to Messrs. Malloy and Leibovich 4,576,247 and 4,423,753, respectively, of such shares of Brag House Common Stock.

The Merger Agreement provides that, within 15 days of the Closing Date, the Combined Company shall file with the SEC a registration statement under the Securities Act covering the resale of the Other Consideration Shares and use its commercially reasonable efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than the 60 business days thereafter.

Treatment of Brag House Stock Options

The Conditional Consents and Limited Waiver that each of Messrs. Malloy, Leibovich and Jindal entered into with Brag House and House of Doge concurrently with the execution of the Merger Agreement includes an acknowledgement by each of the parties thereto that all options to purchase Brag House Common Stock issued to each such executive pursuant to the Brag House Holdings, Inc. Amended and Restated 2024 Amended and Restated Omnibus Incentive Plan as of the date of the Merger Agreement, that is, October 12, 2025, shall be deemed fully vested upon Brag House’s entry into the Merger Agreement. Subsequently, the Compensation Committee of the Brag House Board approved the acceleration of the vesting of all such options so as to vest and become exercisable immediately effective as of October 12, 2025, and authorized Brag House to modify and amend the award agreements and such other documentation executed by Brag House granting such options accordingly.

The table below sets forth information regarding the certain information with respect to the options held by each of Brag House’s executive officers, the vesting of which was accelerated pursuant to the above.

Name	Number of Shares Underlying Unvested Options Accelerated upon Execution of Merger Agreement	Weighted Average Exercise Price of Options Accelerated upon Execution of Merger Agreement
Lavell Juan Malloy, II	173,611	$0.576
Daniel Leibovich	173,611	$0.576
Chetan Jindal	171,485	$0.787

Executive Employment Agreements

In accordance with the terms of the Merger Agreement, each of Messrs. Malloy and Leibovich, as well as Mr. Jindal, has entered into a new employment agreement with Brag House’s subsidiary, Brag House Inc., to become effective on the Effective Date, pursuant to which they will continue to operate Brag House’s existing business as employees of Brag House Inc. Each such employment agreement provides that the executive will be an at-will employee of Brag House Inc.

Mr. Malloy’s employment agreement with Brag House Inc. provides that he shall serve with the business title “Chief Executive Officer” of the Brag House Division of the Combined Company as well as a director of Brag House Inc. Mr. Malloy’s new employment agreement provides for an annual base salary of $285,000, subject to potential adjustment as determined in the sole discretion of the Combined Company Board. The agreement also provides that Mr. Malloy is eligible for an annual discretionary bonus of up to 75% of the amount of his annual base salary, in such amount as to be determined by the Combined Company Board based on such factors as it deems relevant, payable 50% in cash and 50% in equity securities of the Combined Company. In addition, the agreement provides that Mr. Malloy will be provided either (i) health insurance coverage with monthly premiums paid by Brag House Inc. of up to $5,000 per month (the “Monthly Health Insurance Plan”) or (ii) an annual health and benefits reimbursement of up to $60,000, contingent upon his providing adequate receipts for such medical-related costs (the “Medical Stipend”).

The agreement also contains indemnification provisions and provides that the Combined Company will, during the term of his employment and for at least five years thereafter, maintain in full force and effect a directors’ and officers’ liability insurance policy (including an Extended Reporting Period or Tail Policy) appropriate to cover Mr. Malloy in his capacity as an officer and/or director of Brag House Inc., the Combined Company, and/or any of their affiliates.

The agreement provides that Mr. Malloy must provide Brag House Inc. with at least two months’ written notice prior to resigning, which requirement can be waived by Brag House Inc. (which waiver shall not be deemed to be a termination without Cause (as defined in the agreement)). If Brag House Inc. terminates Mr. Malloy’s employment without Cause, then he shall be entitled to (subject to his execution of a separation agreement that contains a release of claims): (i) a payment equal to the annualized amount of his base salary; (ii) a pro-rata portion of any earned annual discretionary bonus for the year of termination; (iii) continuation of his Medical Benefits or Medical Stipend for six months; (iv) acceleration of the vesting of all unvested equity grants held by him as of his termination date.

The agreement also contains non-compete, non-solicitation, non-disparagement and confidentiality provisions.

Mr. Leibovich’s employment agreement with Brag House Inc. provides that he shall serve with the business title “Chief Operating Officer” of the Brag House Division of the Combined Company, reporting to Mr. Malloy. Mr. Leibovich’s new employment agreement is otherwise the same as Mr. Malloy’s, except that it provides for an annual base salary of $250,000 and that he will receive the Medical Stipend without the possibility of instead receiving the Monthly Health Insurance Plan.

Mr. Jindal’s employment agreement with Brag House Inc. provides that he shall serve with the business title “Chief Financial Officer” of the Brag House Division of the Combined Company, reporting to Mr. Park (the Chief Financial Officer of the Combined Company at the Effective Time), and does not provide that he will serve as a director of Brag House Inc. Mr. Jindal’s new employment agreement is otherwise substantially the same as Mr. Leibovich’s, except that it provides (i) for an annual base salary of $200,000, (ii) that he is eligible for an annual discretionary bonus of up to 50% of the amount of his annual base salary payable solely in equity securities of the Combined Company, (iii) for reimbursement for his health insurance coverage in an amount ranging from $1,500 to $3,000 per month depending on the range of dependents covered thereunder instead of receiving the Medical Stipend, (iv) solely that Brag House Inc. will have in place directors and officers liability insurance appropriate to cover his activities as an officer or director of Brag House Inc., and (v) that if he is terminated without Cause, he is entitled solely to a payment equal to six months of his annual base salary.

Limitations of Liability and Indemnification

In addition to the indemnification obligations required by the Brag House Charter and the Brag House Bylaws, Brag House has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require Brag House to indemnify each director and executive officer to the fullest extent permitted by applicable law, against all expenses (including, but not limited to, attorneys’ fees and costs and fees of experts, witnesses, private investigators and professional advisors) and, except with respect to an action or proceeding by or in the right of the Company, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding arising out of the person’s services as a director, executive officer, employee or agent of Brag House.

Interests of Certain House of Doge Directors and Executive Officers in the Merger

Each of the two current executive officers of House of Doge will serve as an executive officer of the Combined Company.

Anticipated Accounting Treatment of the Merger

Although Brag House is the legal acquirer and will issue shares of its common and preferred stock to effect the Merger, if the Merger is completed it will be accounted for as a “reverse acquisition” of Brag House by House of Doge, the accounting acquirer, using the “acquisition” method of accounting in accordance with ASC 805. House of Doge has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        House of Doge shareholders will control a majority of the voting interest in Brag House;

•        House of Doge’s existing senior management will be the senior management of the Combined Company;

•        House of Doge will control the composition of the governing body of the Combined Company with a majority of elected board members; and

•        the Combined Company will assume House of Doge’s name.

The Merger is expected to be accounted for as a business combination in accordance with ASC 805, rather than as a reverse recapitalization, because Brag House meets the definition of a business under ASC 805. As such, House of Doge will record net tangible and identifiable intangible assets acquired and liabilities assumed from Brag House at their respective fair values at the date of the completion of the Merger. Any excess of the purchase price, which will equal the fair value of the diluted shares of Brag House Common Stock outstanding on the date of the completion of the Merger, over the net fair value of such assets acquired and liabilities assumed, will be recorded as goodwill. The allocation of the purchase price to such assets acquired and liabilities assumed of Brag House, and the resulting amount of goodwill, is preliminary and is based on information currently available. The final allocation of the purchase price will be completed within the measurement period (which will not exceed one year from the closing date) and could differ materially from the preliminary allocation as additional information about the fair values of the acquired assets and assumed liabilities becomes available.

Upon completion of the Merger, the consolidated financial statements of the Combined Company will be prepared as a continuation of the financial statements of House of Doge as the accounting acquirer. Accordingly, the historical financial statements of House of Doge will become the historical financial statements of the Combined Company for all periods prior to the Merger, and Brag House’s net assets will be recorded at fair value as of the Closing Date. Historical financial information for Brag House will not be retrospectively revised for periods prior to the Merger.

The earnings of House of Doge following the completion of the Merger will reflect the effect of acquisition accounting adjustments, including changes in the carrying values of assets and liabilities and on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future House of Doge determines that tangible or intangible assets (including goodwill) are impaired, House of Doge would record an impairment charge at that time.

Transaction costs related to the Merger, such as legal, advisory and other professional fees, will be expensed as incurred in the combined company’s consolidated statements of operations in accordance with ASC 805. Following the Merger, House of Doge will adopt Brag House’s accounting policies only to the extent they are consistent with those of House of Doge. To the extent necessary, the accounting policies of Brag House will be conformed to those of House of Doge.

For a more complete description of the anticipated accounting for the Merger and its pro forma effects on the combined company’s financial position and results of operations, see “Unaudited Pro Forma Combined Financial Information.”

Appraisal Rights and Dissenters’ Rights

Brag House

There are no appraisal rights under the DGCL available to holders of shares of Brag House Common Stock or Brag House preferred stock in connection with the Merger or any of the proposals to be presented at the special meeting.

House of Doge

Holders of House of Doge Common Stock that do not consent to the Merger may seek appraisal rights under the BOC. House of Doge is obligated to notify shareholders that did not consent to the Merger of their appraisal rights within 10 days following the closing of the Merger. Within 20 days of House of Doge providing such notice, and subject to certain other requirements set forth in the BOC, a shareholder that desires to exercise its appraisal rights (a “Dissenting Holder”) must send a written demand to House of Doge demanding payment for the fair market value of its shares of House of Doge Common Stock. Subject to other requirements set forth in the BOC, within 20 days of receiving a written demand, House of Doge must respond by either accepting or rejecting the terms contained in the demand. If House of Doge and the Dissenting Holder are not able to agree as to the fair market value of the shares, the BOC provides further mechanisms for appraisal, including potentially a petition to a court of law. For further details, please see Chapter 10, Subchapter H and Sections 10.351 through 10.368 of the BOC.

THE MERGER AGREEMENT

The following summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference into, and a copy of which is attached as Annex A to, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the Merger.

The Merger Agreement has been included with this proxy statement/prospectus to provide you additional information regarding its terms. The Merger Agreement sets forth the contractual rights of Brag House but is not intended to be a source of factual, business or operational information about Brag House. That kind of information can be found elsewhere in this proxy statement/prospectus and in the other filings Brag House makes with the SEC, which are available as described in “Where You Can Find More Information.”

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules, which are not filed publicly and that are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Brag House, Merger Sub, House of Doge, or any other matter.

As a stockholder, you are not a third-party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the Merger Agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. Certain of the representations, warranties and covenants in the Merger Agreement are qualified by information that Brag House filed with the SEC prior to the date of the Merger Agreement, as well as by disclosure schedules Brag House delivered to the other parties prior to signing the Merger Agreement. The disclosure schedules have not been made public because, among other reasons, they include confidential or proprietary information. The parties believe, however, that all information material to a stockholder’s decision to approve the Merger Agreement and the Transactions is included in this proxy statement/prospectus.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the Merger Agreement after the Effective Time, nor will the parties to the Merger Agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to effect the Transactions unless all such inaccuracies as a whole have had or would be reasonably likely to have a material adverse effect on the party that made the representations and warranties.

Furthermore, you should not rely on the covenants in the Merger Agreement as actual limitations on the business of Brag House or House of Doge, because they may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the other party, which may be given without prior notice to the public.

Structure

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will merge with and into House of Doge, resulting in House of Doge being the surviving company and a wholly owned subsidiary of Brag House.

Completion and Effectiveness of the Merger

The Merger Agreement requires the parties to consummate the Transactions (including the Merger) three business days after all of the conditions to the consummation of the Transactions contained in the Merger Agreement are satisfied or waived, including all required stockholder approvals, other than those conditions that by their terms are to be satisfied at the Closing (or at such other place and time as Brag House and House of Doge may mutually agree in writing). The Merger will become effective on the date and at the time agreed to by Brag House and House of Doge as specified in the certificate of merger filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas. Neither Brag House nor House of Doge can predict the exact timing of the consummation of the Merger.

Merger Consideration; Series C Preferred Stock

At the Effective Time, each share of House of Doge Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by House of Doge as treasury stock) will automatically be converted into the right to receive that number of shares of Brag House Common Stock equal to the Exchange Ratio; provided, however, that certain House of Doge stockholders previously identified by House of Doge will receive shares of Brag House’s newly-authorized Series C Preferred Stock in lieu of some or all of the shares of Brag House Common Stock to which they would otherwise be entitled, at their option, provided that (i) the number of shares of Brag House Common Stock that they would hold at the Effective Time is no more than 4.99% of the number of shares of Brag House Common Stock issued and outstanding immediately following the Effective Time and (ii) any such House of Doge stockholder that does not make such an election will receive solely shares of Series C Preferred Stock in exchange for their shares of Brag House Common Stock, in each case, in an amount such that the number of shares of Brag House Common Stock into which the shares of Series C Preferred Stock are convertible will equal the number of shares of Brag House Common Stock to which they would have otherwise been entitled had they not received the shares of Series C Preferred Stock in lieu of shares of Brag House Common Stock.

The holders of such shares of Series C Preferred Stock will have voting and dividend rights and rights upon liquidation equal to holders of the Brag House Common Stock and will vote with the Brag House Common Stock as a single class, in each case, on an as-converted to common stock basis; provided, however, that no holder of shares Series C Preferred Stock may convert their shares of Series C Preferred Stock into shares of Brag House Common Stock to the extent that such conversion would result in such holder and its affiliates having beneficial ownership of more than 4.99% of the issued and outstanding shares of Brag House Common Stock following such conversion. See “Description of Brag House Capital Stock — Series C Convertible Preferred Stock.”

In addition, at the Effective Time each vested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive that number of shares of Brag House Common Stock equal to the Exchange Ratio.

No fractional shares of Brag House Common Stock will be issued in connection with the Merger. Any House of Doge stockholder who would otherwise be entitled to a fraction of a share of Brag House Common Stock in the Merger will receive instead an amount of cash (rounded to the nearest whole cent) equal to the monetary value of such fractional share. Following the Closing Date, the exchange agent will sell at then-prevailing prices on Nasdaq that number of shares of Brag House Common Stock constituting all such fractional entitlements, with the cash proceeds of such sales to be used by the exchange agent to fund such payments in lieu of fractional shares.

Any fractional shares of Series C Preferred Stock due as a result of the Merger will be issued to the former holders of House of Doge Common Stock or vested RSUs that are entitled to such fractional shares pursuant to the terms of the Merger Agreement.

Exchange Ratio

As discussed above, in general, at the Effective Time, each share of House of Doge Common Stock (other than shares held as treasury stock) and each vested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive that number of shares of Brag House Common Stock equal to the Exchange Ratio. The “Exchange Ratio” will be equal to the quotient obtained by dividing (i) 663,250,176 by (ii) the aggregate number of shares of House of Doge Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis (that is, assuming the exercise or conversion into shares of House of

Doge Common Stock of all instruments exercisable for or convertible into shares of House of Doge Common Stock), provided that any shares of House of Doge Common Stock issued by House of Doge after execution of the Merger Agreement in arms-length commercial business transactions negotiated in good faith by House of Doge in the ordinary course of business and not to any affiliate or insider as permitted will be excluded from clause (ii) of the Exchange Ratio calculation. As a result, any shares of House of Doge Common Stock issued in such Permitted Issuances will not decrease the Exchange Ratio, meaning that at the Effective Time Brag House will issue additional shares of Brag House Common Stock in exchange for the shares of House of Doge Common Stock issued in Permitted Issuances after the date of the Merger Agreement. As of the date of this proxy statement/prospectus, however, House of Doge has issued not issued any shares of House of Doge Common Stock in Permitted Issuances or entered into letters of intent or definitive agreements with respect to transactions that it reasonably believes it could consummate prior to the Effective Time.

Based on the number of shares of common stock and equity securities of Brag House and House of Doge outstanding on January 27, 2026 (and assuming that each Major Stockholder elects to receive the maximum number of shares of Brag House Common Stock permitted pursuant to its Series C Preferred Option), upon consummation of the Merger the existing securityholders of Brag House will own approximately 5.59% of the shares of Combined Company Common Stock and the existing stockholders and holders of RSUs of House of Doge would own approximately 94.41% of the Combined Company Common Stock, or 9.10% and 90.90%, respectively, on a fully diluted basis.

The Exchange Ratio (as well as the number of Other Consideration Shares) will be adjusted equitably to reflect any change in the outstanding shares of capital stock of Brag House or House of Doge that occurs as a result of any reclassification, recapitalization, reorganization, stock split (including the Reverse Stock Split, if approved and if effected), split-up, or combination, exchange or readjustment of shares or similar transaction, or any stock dividend or distribution is declared with a record date prior to the Effective Time.

Treatment of House of Doge Restricted Stock Units

As noted above, at the Effective Time each vested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive that number of shares of Brag House Common Stock equal to the Exchange Ratio.

At the Effective Time, each unvested House of Doge RSU issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive such number of Brag House RSUs equal to the Exchange Ratio, which Brag House RSUs will otherwise have substantially the same terms of such unvested House of Doge RSUs immediately prior to the Effective Time, including with respect to vesting.

Treatment of Brag House Common Stock, RSUs and Options

Shares of Brag House Common Stock, Brag House RSUs and options to purchase Brag House Common Stock will remain outstanding and, except as contemplated by the proposed increase in the number of authorized shares of Brag House Common Stock pursuant to the Authorized Share Increase Proposal and the proposed Reverse Stock Split of the issued and outstanding Brag House Common Stock, unaffected by the Merger.

Procedures for Exchange of House of Doge Common Stock

At least 30 days prior to the Closing Date, Brag House will appoint its transfer agent as the exchange agent with respect to the Merger for the purpose of exchanging certificates representing shares of House of Doge Common Stock and shares of House of Doge Common Stock held in book-entry form for the consideration to which they are entitled pursuant to and on the terms and subject to the other conditions of the Merger Agreement.

As soon as practicable but in no event later than two business days following the Effective Time, the Combined Company will cause the exchange agent to deliver to each holder of shares of House of Doge Common Stock as of immediately prior to the Effective Time a letter of transmittal and instructions for use in exchanging their shares of House of Doge Common Stock for their applicable portion of the shares of Brag House Common Stock or Series C Preferred Stock constituting the merger consideration.

The Combined Company will take all necessary actions to reflect the issuance of the applicable portion of the shares of Brag House Common Stock and Series C Preferred Stock constituting the merger consideration in book-entry form to each former House of Doge stockholder within two business days after such former House of

Doge stockholder delivers to the exchange agent a properly completed and duly executed letter of transmittal, together with any certificates evidencing ownership of shares of House of Doge Common Stock (or an affidavit of loss in lieu thereof).

Directors and Officers of Brag House Following the Merger

Pursuant to the Merger Agreement, each of the directors and officers of Brag House will resign effective at the Effective Time and at the Effective Time the Combined Company Board will consist of six new directors designated by House of Doge. House of Doge has designated Michael Galloro, Stephen Ilott, Sarosh Mistry, Doug Wall, Duncan Moir and Timothy Stebbing to serve as members of the Combined Company Board.

In addition, at the Effective Time, Marco Margiotta will serve as the Combined Company’s Chief Executive Officer, Charles Park will serve as the Combined Company’s Chief Financial Officer, and Mark Lau will serve as the Combined Company’s Secretary.

Brag House’s Legacy Business

The Merger Agreement provides that Brag House’s current officers will continue their function as senior management personnel of Brag House in roles, functions and other management capacities with respect to Brag House’s businesses and operations prior to the Closing (the “Brag House Legacy Business”), which House of Doge agreed will operate or continue to operate as a division or out of a subsidiary of House of Doge after the Closing. We expect, however, that the Brag House Legacy Business will continue to operate out of Brag House’s existing Brag House Inc. subsidiary, and that our current Chief Executive Officer, Lavell Juan Malloy, II, will continue to serve as Chief Executive Officer of such subsidiary.

Brag House and House of Doge also agreed that: (i) at all times from the execution of the Merger Agreement until the earlier of the Closing and the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), Brag House’s operating account shall contain a minimum available cash balance of at least $1.2 million (or $4.9 million if the outstanding balance of Brag House’s loan to House of Doge under the Merger Agreement, as discussed below, exceeds $50 million at any point during the Interim Period); (ii) at the Effective Time, the Brag House Legacy Business shall be allocated direct, unrestricted access to cash in the amount of $4.9 million less operating expenses actually incurred by the Brag House Legacy Business in the ordinary course of business from August 1, 2025 through July 31, 2026, which $4.9 million amount shall not be modified without the prior written consent of Mr. Malloy, which consent shall not be unreasonably withheld; and (iii) prior to August 1, 2026, the Brag House Legacy Business and House of Doge shall mutually agree upon a new working capital budget for the period commencing August 1, 2026 to July 31, 2027, which budget shall include the balance of any funds remaining available from the figure set forth in clause (i) above.

Covenants and Agreements

Interim Operations

Each of House of Doge and Brag House has agreed that, except as contemplated or permitted by the Merger Agreement (including as set forth in the confidential disclosure schedules thereto), as required by law, or unless consented to in writing by the other, during the Interim Period it will, and will cause its subsidiaries to, conduct their business and operations in the ordinary course consistent with past custom and practice, file all required tax returns and pay all taxes, comply with all applicable law and governmental orders, judgments, etc., and use its commercially reasonable efforts to preserve intact in all material respects its business organization, assets, permits, properties, and material business relationships with employees, clients, suppliers, and other third parties. Each of House of Doge and Brag House has also agreed that, except as contemplated or permitted by the Merger Agreement (including as set forth in the confidential disclosure schedules thereto), as required by law, or unless consented to in writing by the other, during the Interim Period it will not, nor permit its subsidiaries to:

•        amend its organizational documents;

•        other than in the ordinary course of business consistent with past custom and practice, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under any material contract;

•        other than in the ordinary course of business consistent with past custom and practice, modify, amend, or enter into any contract, including for capital expenditures, that extends for a term of one year or more or obligates the payment by Brag House, or any subsidiary thereof, of more than $300,000 individually or $1,500,000 in the aggregate;

•        make any capital expenditures in excess of $300,000 individually or $1,500,000 in the aggregate, other than, with respect to Brag House, in furtherance of implementation of the transactions disclosed to House of Doge as part of the Brag House’s present business plan and in the ordinary course of business consistent with past custom and practice;

•        sell, lease, or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed in the Merger Agreement or in the ordinary course of business consistent with past custom and practice;

•        sell, abandon, permit to lapse, assign, transfer, or otherwise dispose of any intellectual property owned by such entity, except where such action would not reasonably be expected to cause a material adverse effect with respect to Brag House or House of Doge, as applicable;

•        permit any material registered owned intellectual property to be abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

•        terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any license, franchise, permit, order, approval, consent, or other similar authorization or approval of a governmental authority required to be obtained and maintained by it to operate its business as currently conducted;

•        (i) pay, declare, or set aside any dividends, distributions or other amounts with respect to its capital stock or other equity securities, other than dividends or distributions declared, set aside, or paid by any wholly-owned subsidiaries; (ii) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such; or (iii) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

•        (i) make any loan, advance or capital contribution to, or guarantee for the benefit of, any individual or entity; (ii) incur any indebtedness other than intercompany indebtedness and trade payables in the ordinary course of business consistent with past custom and practice; or (iii) repay or satisfy any indebtedness, other than the repayment of indebtedness in accordance with the terms thereof, in each case, other than, with respect to House of Doge, in the ordinary course of business consistent with past custom and practice;

•        suffer or incur any lien, except for permitted liens as set forth in the Merger Agreement, on its assets, other than, with respect to House of Doge, in the ordinary course of business consistent with past custom and practice;

•        delay, accelerate or cancel, or waive any material right with respect to any receivables or indebtedness owed to it, or write off or make reserves against the same (other than in the ordinary course of business consistent with past custom and practice);

•        merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other individual or entity, make any material investment in any individual or entity, or be acquired by any other individual or entity;

•        terminate or allow to lapse any insurance policy protecting any of its assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

•        adopt any severance, retention, or other employee benefit plan or fail to continue to make timely contributions to each such plan in accordance with the terms thereof, other than, with respect to House of Doge, in the ordinary course of business consistent with past custom and practice;

•        waive, release, settle, compromise, or otherwise resolve any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation, except in the in the ordinary course of business consistent with past custom and practice or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

•        materially change its accounting principles, methods or practices other than as required by changes in GAAP or rule or requirements of the Public Company Accounting Oversight Board;

•        change its principal place of business or jurisdiction of organization;

•        (i) make, change, or revoke any material tax election; (ii) settle or compromise any material claim, notice, audit report, or assessment in respect of taxes; (iii) enter into any tax allocation, tax sharing, tax indemnity, or other closing agreement relating to any taxes; or (iv) surrender or forfeit any right to claim a material tax refund;

•        enter into any transaction with or distribute or advance any material assets or property to any of its affiliates, other than the payment of salary and benefits in the ordinary course of business consistent with past custom and practice;

•        other than (i) as required by any employee benefit plan or (ii) in the ordinary course of business consistent with past custom and practice, (A) increase or change to a material extent the compensation or benefits of any employee or service provider, (B) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider, (C) enter into, amend, or terminate any employee benefit plan or grant, amend, or terminate any material awards thereunder, (D) fund any material payments or benefits that are payable or to be provided under any employee benefit plan, (E) make any material loan to any present or former employee or other individual service provider, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

•        authorize, recommend, propose, or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or similar transaction involving it or any subsidiary;

•        take, agree to take, or fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code;

•        issue or sell any of its equity securities except, with respect to House of Doge, Permitted Issuances and, with respect to Brag House, (i) as a result of the exercise, conversion or exchange of any securities of Brag House outstanding as of the date of the Merger Agreement, (ii) to its officers, directors, employees consultants or other service providers under its Amended and Restated 2024 Omnibus Incentive Plan, an employment arrangement or contract, or agreement to provide services to Brag House, (iii) in connection with the Reverse Stock Split, a recapitalization or similar reorganization transaction, or (iv) pursuant to a securities purchase agreement or similar agreement or arrangement providing for an equity line of credit to Brag House, whereby the equity line of credit investor is committed to purchase, at Brag House’s sole and absolute discretion, up to a fixed number of shares of Brag House Common Stock, unless, in each case, such issuance triggers any anti-dilution or similar rights for any of Brag House’s security holders, in which case such issuance would not be exempt from this limitation;

•        enter into any agreement or otherwise agree or commit to take, or cause to be taken, any of the foregoing actions; or

•        take or agree to take any action with the intent to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date, or omit to take, or agree to omit to take, any action with the intent to cause any such representation or warranty to be inaccurate or misleading in any respect at any such time.

Provided, however, that notwithstanding the foregoing, House of Doge and Brag House and their respective subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or another law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with any future epidemics, pandemics, or similar health emergencies.

Non-Solicitation; Change in Recommendation

Each of Brag House and House of Doge has agreed that, except as described below, they will not, and will cause each of their officers, directors, affiliates, managers, consultants, employees, representatives, and agents (“Representatives”) not to, directly or indirectly:

•        encourage, solicit, initiate, engage, or participate in negotiations with any individual or entity concerning any Alternative Proposal;

•        take any other action intended or designed to facilitate the efforts of any individual or entity relating to a possible Alternative Proposal; or

•        approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Proposal.

An “Alternative Proposal” means any unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to House of Doge or Brag House or any of their respective Representatives. An “Alternative Transactions” means any of the following transactions involving House of Doge or Brag House or their respective subsidiaries (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, transfer, or other disposition of all or a material portion of its assets or any capital stock or other equity securities of such party or its subsidiaries in a single transaction or series of transactions; and (iii) any purchase, lease, exchange, transfer, or other acquisition of (A) all or a material portion of the assets of any individual or entity by House of Doge or Brag House or their respective subsidiaries, or (B) any capital stock or other equity securities of any individual or entity by House of Doge or Brag House or their respective subsidiaries, in each case, in a single transaction or series of transactions.

Notwithstanding the foregoing, before obtaining the approvals of the Brag House stockholders required to consummate the Merger, the Brag House Board may, in respect of a bona fide Superior Proposal that did not result Brag House’s breach of its non-solicitation obligations, (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation that the Brag House stockholders approve the Required Proposals or (ii) terminate the Merger Agreement in accordance with its terms in order to enter into a definitive agreement for such Superior Proposal, in either case if and only if, prior to taking such action:

•        Brag House has given House of Doge at least 10 business days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the individual or entity making, any such Superior Proposal and has contemporaneously provided to House of Doge a copy of the Superior Proposal or any proposed acquisition agreements and a copy of any related financing commitments in Brag House’s possession (or, in each case, if not provided in writing to Brag House, a written summary of the terms thereof);

•        Brag House has negotiated, and has caused its Representatives to negotiate, in good faith with House of Doge during such notice period, to the extent that House of Doge wishes to negotiate, concerning any revisions to the terms of the Merger Agreement proposed by Brag House;

•        following the end of such notice period, the Brag House Board shall have determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of the Merger Agreement to which House of Doge has committed in writing, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming the revisions committed to by House of Doge were to be given effect) and that the failure to take such action would be inconsistent with the directors’ duties under applicable law;

•        in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Brag House shall have delivered to House of Doge an additional notice consistent and a new notice period shall commence (except that the notice period will be, instead of 10 business days, the longer of (i) five business days and (ii) the period remaining under the original notice period);

•        Brag House has complied in all material respects with its non-solicitation obligations; and

•        the Brag House Board has determined in good faith, after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ duties under applicable law.

A “Superior Proposal” means an Alternative Proposal made after the date of the Merger Agreement not resulting from a breach of the non-solicitation provisions thereof, having terms that the Brag House Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal) would result in a transaction that, (i) if consummated, is more favorable from a financial point of view to the Brag House stockholders than the Transactions (taking into account any changes to the terms of the Merger Agreement proposed by House of Doge in response to any such Superior Proposal) and (ii) is reasonably capable of being completed on the terms proposed.

The Merger Agreement also provides that each party will promptly (and in no event later than one business day after receipt) advise the others of the status and material terms of, and keep the other party reasonably informed with respect to, any Alternative Proposal and any material developments with respect to any Alternative Proposal.

The Brag House Board may also change its recommendation to stockholders, prior to Brag House’s receipt of approval by its stockholders of the Required Proposals, in response to any material event, change, occurrence or development (other than any event, change, occurrence or development primarily resulting from Brag House’s breach of the Merger Agreement) that was not known to or reasonably foreseeable by, or the material consequences of which were not known to or reasonably foreseeable by, the Brag House Board as of the date of the Merger Agreement (i) that does not relate to any Alternative Proposal (other than a Superior Proposal), (ii) that does not relate to any change in the market price or trading volume of Brag House’s securities, and (iii) (A) first occurring after the date of the Merger Agreement or (B) first actually or constructively known by the Brag House Board after the Date of the Merger Agreement, if the Brag House Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to change its recommendation would constitute a breach by the Brag House Board of its duties under applicable law.

Brag House Stockholder Approval

As promptly as reasonably practicable after the effectiveness of the Registration Statement, Brag House shall duly give notice of and use reasonable best efforts to duly convene and hold the special meeting for the purpose of obtaining the required approval of its stockholders of the Required Proposals.

Indemnification and Insurance for Directors and Officers

The Merger Agreement provides that for a period of six years from the Effective Time the organizational documents of Brag House, House of Doge and their respective subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers than are set forth in such organizational documents as of the date of the Merger Agreement.

The Merger Agreement also provides that Brag House and House of Doge will cooperate to obtain, and House of Doge will purchase, as of the Effective Time, director and officers’ liability insurance for Brag House and House of Doge that shall be effective as of the Effective Time and will cover those persons who will be the directors and officers of the Combined Company and its subsidiaries (including House of Doge) at and after the Effective Time on terms not less favorable than the better of (i) the terms of the current directors’ and officers’ liability insurance in place for the Brag House’s and its subsidiaries’ directors and officers and (ii) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics as the Combined Company, provided that such insurance must provide for an aggregate of at least $15 million in coverage.

In addition, House of Doge will purchase a one-year “tail policy” on Brag House and its subsidiaries’ existing directors’ and officers’ liability insurance policy with respect to matters arising on or before the Effective Time (including in connection with the Transactions) with terms, conditions, retentions and limits of liability that are substantially equivalent to the current directors’ and officers’ liability insurance policies maintained by Brag House and its subsidiaries as of the date of the Merger Agreement, provided that such insurance must provide for an aggregate of at least $10 million in coverage.

Additional Covenants

Each of Brag House and House of Doge has agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the Merger and the other Transactions as promptly as reasonably practicable. In connection therewith, each of Brag House and House of Doge has agreed to use its best efforts to:

•        obtain all necessary actions, nonactions, waivers, consents, approvals, authorizations, orders, judgments, injunctions, decrees, stipulations, determinations, awards or other actions from all applicable governmental authorities prior to the Effective Time;

•        avoid a claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature by any governmental authority;

•        execute and deliver any additional instruments necessary to consummate the Transactions; and

•        keep the other updated regarding any stockholder demand, claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation relating to the Merger Agreement or any matters related thereto.

Further, Brag House and House of Doge agreed to, as promptly as reasonably practicable, prepare and mutually agree upon, and that no later than December 5, 2025, Brag House would file with the SEC, the Registration Statement, and that each of them will use its reasonable best efforts to:

•        cause the Registration Statement to comply in all material respects with the applicable SEC rules and regulations;

•        promptly notify the other of, and mutually agree with respect to, any comments of the SEC or its staff and respond promptly thereto;

•        have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and

•        keep the Registration Statement effective through the Closing in order to permit the consummation of the Transactions.

In addition, Brag House agreed to (i) use commercially reasonable efforts to maintain the listing of the Brag House Common Stock on Nasdaq through the Closing, (ii) to the extent required under Nasdaq Marketplace Rule 5110, use its commercially reasonable efforts prepare and file an initial listing application for the Brag House Common Stock on Nasdaq and to cause such Nasdaq listing application to be conditionally approved prior to the Effective Time (including, if necessary, effecting the Reverse Stock Split), (iii) obtain from its financial advisor, promptly after the date of the Merger Agreement, an opinion to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger and the Transactions are fair, from a financial point of view, to the Company and its stockholders, and (iv) by December 11, 2025, file with the Secretary of State of the State of Delaware the Certificate of Designation to create the Series C Preferred Stock.

Finally, Brag House and House of Doge agreed to reasonably cooperate in good faith to effectuate the Reverse Stock Split, if necessary pursuant to the Merger Agreement, at or after the Effective Time pursuant to Nasdaq rules and regulations.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Brag House and Merger Sub, on one hand, and House of Doge, on the other hand, for a transaction of this type relating to, among other things:

•        due organization, existence, good standing and qualification to carry on their respective businesses;

•        governmental and third-party consents and other governmental filings and approvals relating to the execution, delivery and performance of the Merger Agreement;

•        subsidiaries;

•        power and authority to enter into the Merger Agreement and the enforceability of the Merger Agreement against them;

•        except as otherwise specifically disclosed in the Merger Agreement, that the consummation of the Transactions would not contravene the organizational documents, applicable laws, governmental authorizations or existing contracts of the parties, or result in any liens or other encumbrances on the parties’ assets;

•        capital structure, including shares issued and outstanding and obligations pursuant to equity awards;

•        capitalization and ownership of subsidiaries;

•        broker’s or advisor’s fees;

•        legal proceedings and orders;

•        with respect to House of Doge only, employee benefit plans;

•        financial statements and, with respect to Brag House, documents filed with the SEC and the accuracy of information contained in those documents;

•        with respect to Brag House only, internal control over financial reporting and disclosure controls and procedures;

•        the absence of certain events or a material adverse effect since January 1, 2021, with respect to Brag House, and June 30, 2025, with respect to House of Doge;

•        material contracts;

•        tax matters;

•        environmental matters;

•        intellectual property matters;

•        real property and personal property matters, including title to assets;

•        permits and compliance with applicable laws and other regulatory matters;

•        insurance;

•        with respect to Brag House only, valid issuance of the Combined Company Common Stock and RSUs in connection with the Merger;

•        with respect to Brag House only, corporate records;

•        with respect to Brag House only, lack of material financings, indebtedness, common share equivalent instruments, and other debt/equity obligations;

•        with respect to Brag House only, lack of transactions with affiliates other than as disclosed in its SEC reports;

•        with respect to Brag House only, solvency;

•        with respect to Brag House only, resolutions adopted by the Brag House Board with respect to the Merger Agreement and the Transactions, including the Merger;

•        with respect to House of Doge only, that its account receivables represent or will represent valid obligations from sales actually made or services actually rendered; and

•        with respect to House of Doge only, privacy and data security.

The representations and warranties are qualified by the disclosure schedules and, in many respects, by materiality and knowledge, and will not survive the Merger. The accuracy of the representations and warranties of each of Brag House and Merger Sub, on the one hand, and House of Doge, on the other, form the basis of certain of the conditions to the obligations of the parties to effect the Transactions, subject to materiality thresholds. None of these representations and warranties will survive after the Effective Time.

Conditions to the Merger

Conditions to Each Party’s Obligation to Consummate the Transactions

The Merger Agreement contains a number of Closing conditions, including the following conditions that apply to the obligation of each of Brag House, House of Doge, and Merger Sub to effect the Transactions, including the Merger (unless waived in writing by Brag House and House of Doge):

•        Receipt by both Brag House and House of Doge of all required stockholder approvals;

•        the Registration Statement shall have been declared effective under the Securities Act, and no stop shall have been issued and no proceeding for that purpose shall have been threatened or initiated by the SEC and not withdrawn;

•        the parties to the Merger Agreement shall have received all approvals from any governmental authority necessary to consummate the Transactions;

•        there shall not have been enacted, promulgated or made effective following the date of the Merger Agreement any law by a governmental authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any order by any governmental authority seeking to enjoin or prohibit or make illegal, the consummation of the Transactions, and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any governmental authority of competent jurisdiction that enjoins or otherwise prohibits the consummation of the Transactions;

•        the Brag House Common Stock shall have been continually listed on Nasdaq and Brag House shall not have received any order or other correspondence indicating that the Brag House Common Stock may be delisted from Nasdaq, unless the deficiencies set forth in such order or correspondence have been resolved in a manner that ensures the Brag House Common Stock’s continued listing on Nasdaq (without impacting House of Doge or its stockholders, including the merger consideration), and trading in the Brag House Common Stock on Nasdaq shall not have been suspended as of the Closing; and

•        Brag House’s Nasdaq listing application in connection with the Transactions shall have been approved by Nasdaq.

Conditions to Brag House and Merger Sub’s Obligation to Consummate the Transactions

In addition to the conditions described above, the obligation of Brag House and Merger Sub to effect the Transactions is also subject to the satisfaction of the following conditions, unless waived in writing by Brag House:

•        House of Doge’s representations and warranties being true and correct as of the Closing, subject to applicable materiality qualifiers;

•        at or prior to Closing, House of Doge shall have performed in all material respects its obligations and covenants required to be performed by it at or before the Closing under the Merger Agreement;

•        there shall not have been a Company Material Adverse Effect (as such term is defined in the Merger Agreement);

•        Brag House shall have received from House of Doge a certificate, signed by the Chief Executive Officer of House of Doge, certifying as to the accuracy of its representations and warranties in the Merger Agreement, the performance of its obligations under the Merger Agreement, and the absence of a Company Material Adverse Effect; and

•        House of Doge shall have delivered to Brag House each of the other documents required to be delivered by House of Doge to Brag House at the Closing pursuant to the Merger Agreement.

Conditions to House of Doge’s Obligation to Consummate the Transactions

In addition to the conditions described above, the obligation of House of Doge to effect the Transactions is subject to the satisfaction of the following conditions, unless waived in writing by House of Doge:

•        Brag House and Merger Sub’s representations and warranties being true and correct as of the Closing, subject to applicable materiality qualifiers;

•        at or prior to the Closing, Brag House shall have performed in all material respects its obligations and covenants required to be performed by it at or before the Closing under the Merger Agreement;

•        there shall not have been a Purchaser Material Adverse Effect (as such term is defined in the Merger Agreement);

•        Brag House shall have obtained the directors’ and officers’ insurance one-year tail policy as required under the Merger Agreement;

•        at or prior to the Closing, House of Doge shall have received from Brag House a certificate, signed by the Chief Executive Officer of Brag House, certifying as to the accuracy of its and Merger Sub’s representations and warranties in the Merger Agreement, the performance of its obligations under the Merger Agreement, and the absence of a Purchaser Material Adverse Effect; and

•        Brag House shall have delivered to House of Doge each of the other documents required to be delivered by Brag House to House of Doge at the Closing pursuant to the Merger Agreement.

Termination and Termination Fees

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the required Brag House stockholder approvals to complete the Merger have been obtained, as set forth below:

•        by the mutual written consent of Brag House and House of Doge;

•        by either Brag House or House of Doge if the Transactions (which includes the Merger) have not been consummated by April 30, 2026, unless the failure to so close is caused by the terminating party’s breach of the Merger Agreement, provided that in the absence of any such breach, if the Registration Statement has not been declared effective 60 days prior to the Termination Date, than either Brag House or House of Doge can extend the Termination Date by an additional 60 days;

•        by either Brag House or House of Doge if a law or governmental order, judgment, injunction, decree, stipulation, determination or award permanently enjoins or otherwise has the effect of making illegal or otherwise preventing or prohibiting consummation of the Transactions and any such order has become final and non-appealable;

•        by House of Doge if Brag House breaches any of its representations, warranties, covenants, or agreements under the Merger Agreement that would cause a failure of both parties’ or House of Doge’s obligation to effect the Transactions, and such breach cannot be cured by the Termination Date or, if curable, Brag House has not cured by the earlier of (i) 30 days after its receipt of notice of such breach from House of Doge and (ii) three business days prior to the Termination Date, except that House of Doge will not have the right to terminate the Merger Agreement for this reason if it is then in breach of any of its representations, warranties, covenants, or agreements contained in the Merger Agreement that would result in the conditions on both parties’ or Brag House and Merger Sub’s obligation to effect the Transactions not being satisfied;

•        by House of Doge if Brag House fails to consummate the Closing within five business days after notice from House of Doge of the satisfaction of all of the conditions to Brag House’s obligation to effect the Transactions and that House of Doge is ready, willing, and able to consummate the Transactions;

•        by House of Doge if Brag House becomes an “ineligible issuer” or otherwise unable to file the Registration Statement;

•        by House of Doge if the Brag House Common Stock is delisted from Nasdaq;

•        by House of Doge if Brag House’s stockholders hold a meeting and vote on but do not approve the Required Proposals;

•        by Brag House if House of Doge breaches any of its representations, warranties, covenants, or agreements under the Merger Agreement that would cause a failure of both parties’ or Brag House and Merger Sub’s obligation to effect the Transactions, and such breach cannot be cured by the Termination Date or, if curable, House of Doge has not cured such breach by the earlier of (i) 30 days after its receipt of notice of such breach from Brag House and (ii) three business days prior to the Termination Date, except that Brag House will not have the right to terminate the Merger Agreement for this reason if it is then in breach of any of its representations, warranties, covenants, or agreements contained in the Merger Agreement that would result in the conditions on both parties’ or House of Doge’s obligation to effect the Transactions not being satisfied;

•        by Brag House if House of Doge fails to consummate the Closing within five business days after notice from Brag House of the satisfaction of all of the conditions to House of Doge’s obligation to effect the Transactions and that Brag House is ready, willing, and able to consummate the Transactions; and

•        by Brag House if, prior to its stockholders approving the Required Proposals, the Brag House Board undertakes, approves, endorses and changes, withdraws, withholds, qualifies or modifies its recommendation to Brag House’s stockholders that they approve the Required Proposals, or publicly proposes to do so, and substantially concurrently enters into a definitive agreement with respect to, a Superior Proposal and pays the required termination fee, as discussed below.

If the Merger Agreement is validly terminated pursuant to its terms, then, except for payment of any required termination fee, as discussed below, and its confidentiality provisions it shall become void and of no further force and effect, with no liability (except as provided below) on the part of any party (or any stockholder, affiliate or representative of such party), except that any such termination will not relieve any party from liability if such termination results from fraud or the willful and material (i) failure of any party to perform its covenants, obligations or agreements contained in the Merger Agreement or (ii) breach by any party of its representations or warranties contained in the Merger Agreement.

Termination Fees

If House of Doge terminates the Merger Agreement pursuant to the terms thereof, other than for failure to consummate the Transactions by the Termination Date or if consummation of the Transactions is legally prohibited, Brag House must pay House of Doge $9.0 million.

If Brag House terminates the Merger Agreement because the Brag House Board has changed its recommendation to stockholders to approve the Required Proposals and it concurrently enters into a definitive agreement with respect to a Superior Proposal, then Brag House must pay House of Doge $9.0 million.

In addition, if a Superior Proposal with respect to Brag House is publicly announced, disclosed or otherwise communicated to House of Doge or the House of Doge Board prior to the termination of the Merger Agreement and is not withdrawn, and within 12 months after the Merger Agreement is terminated, Brag House (i) executes a transaction in respect of the Superior Proposal or (ii) such transaction is consummated or withdrawn, terminated or otherwise discontinued for any reason, then Brag House must pay House of Doge $9.0 million upon such execution, consummation, withdrawal, termination or other discontinuation.

Finally, if Brag House terminates the Merger Agreement because House of Doge is in breach of its representations, warranties, covenants or agreements under the Merger Agreement or refuses to effect the Transactions within three business days after all of House of Doge’s conditions to Closing have been satisfied, then House of Doge must pay Brag House $9.0 million.

Amendment; Extensions and Waivers

The Merger Agreement may be amended by the parties at any time prior to the Effective Time by an instrument in writing signed by each of Brag House, Merger Sub and House of Doge. Such amendment requires the approval of the respective boards of directors of Brag House, Merger Sub and House of Doge at any time, except that after the required stockholder approvals have been obtained, no amendment that by law would require the further approval of the Brag House or House of Doge stockholders, as the case may be, may be made without such further stockholder approval.

At any time prior to the Closing, each party may, by action taken by its board of directors, to the extent legally allowed:

•        extend the time for the performance of any of the obligations or acts of the other parties to the Merger Agreement;

•        waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement; and

•        subject to applicable law, waive compliance by the other parties with any obligation, covenant, agreement or condition contained in the Merger Agreement.

At this time, the Brag House Board does not contemplate or intend to waive any condition to consummation of the Merger. If the Brag House Board chooses to grant a waiver, Brag House stockholders would not have an opportunity to vote on that waiver, and Brag House and its stockholders would not have the benefit of the waived condition. The Brag House Board expects that it would waive a condition to the consummation of the Merger only after determining that the waiver would have no material effect on the rights and benefits that Brag House and its stockholders expect to receive from the Merger.

Expenses

Whether or not the Merger is consummated, expenses incurred by any party or on its behalf in connection with the Merger Agreement and the Transactions will be paid by the party incurring those expenses.

CERTAIN AGREEMENTS AND TRANSACTIONS RELATED TO THE MERGER

Loan

The Merger Agreement provides that Brag House will extend to House of Doge an $8.0 million loan at an annual interest rate of 5%, with repayment due six months from the date of a note executed by House of Doge in favor of Brag House, with the loan secured by assets of House of Doge worth at least the principal amount thereof, as determined by Brag House. The Merger Agreement provides that House of Doge will use the proceeds of the loan to pay amounts outstanding under an existing loan with another entity. In addition, Brag House must make the net proceeds of any offering of its equity securities during the Interim Period available to House of Doge within two business days of Brag House’s receipt thereof, and the principal balance of the loan will be increased proportionately to account for the amount of any such proceeds made available to House of Doge, provided that, if the outstanding balance of the loan shall exceed $50 million, the minimum cash balance amount of Brag House’s operating account during the Interim Period, as discussed under “The Merger Agreement — Brag House’s Legacy Business,” will be automatically set at $4.9 million.

Pursuant to the Merger Agreement, on October 14, 2025, Brag House loaned to House of Doge $8.0 million, which was evidenced by a secured promissory note that House of Doge issued in favor of Brag House. Under the terms of the Note, House of Doge can borrow up to $8.0 million from Brag House, with $4.5 million loaned to House of Doge on October 14, 2025 and the remaining $3.5 million available for borrowing during the six-month term of the Note. The Note provides that House of Doge can request advances of the remaining amount of the Loan during the Interim Period by delivering written notice to Brag House. Brag House disbursed the entire $8.0 million amount of the Loan on October 14, 2025. Pursuant to House of Doge’s instructions, Brag House disbursed directly to a third-party lender on a prior loan $3,516,109.52 to pay off existing debt of House of Doge and the remaining amount of the Loan directly to House of Doge.

On December 4, 2025, Brag House and House of Doge entered into an amendment to the Note to (i) increase the principal amount of the Note to $10.0 million, (ii) permit the issuance of the Yorkville Convertible Note, and (iii) provide for the subordination of Brag House’s lien over House of Doge securing House of Doge’s obligations under the Note to Yorkville’s lien in connection with the Yorkville Facility.

The Loan accrues interest at an annual rate of 5% and matures upon the earlier of (i) April 14, 2026 and (ii) the occurrence of an Event of Default, as defined in the Note (in most cases, with notice from Brag House to House of Doge). House of Doge’s obligations under the Note are secured by collateral specified in the security agreements discussed below, subject to certain permitted liens.

In connection with the Loan, on October 14, 2025, House of Doge and each of its wholly-owned subsidiaries as guarantors entered into a Security and Pledge Agreement in favor of Brag House, pursuant to which, among other things, the guarantors granted Brag House a first priority lien and security interest in the collateral listed therein. In addition, House of Doge entered into a separate Intellectual Property Security Agreement, dated as of October 14, 2025, in favor of Brag House, pursuant to which House of Doge granted to Brag House a security interest in certain intellectual property of House of Doge as set forth therein. Further, each of the guarantors executed a Guarantee, dated as of October 14, 2025, in favor of Brag House pursuant to which each guarantor guaranteed the full and punctual payment when due and performance of all of House of Doge’s and the other guarantors’ debts, liabilities and obligations pursuant to the Note and any other documents relating thereto.

Voting Support Agreements

Pursuant to the terms of the Merger Agreement, each of Messrs. Malloy and Leibovich have entered into a Support Agreement pursuant to which each of them has agreed, among other things, (i) to appear or cause their shares of Brag House Common Stock and Brag House Series B preferred stock beneficially owned or thereafter acquired (the “Covered Shares”) to be counted for purposes of establishing a quorum at any meeting of Brag House’s stockholders, (ii) at any meeting of Brag House’s stockholders to vote all of his Covered Shares in favor of the adoption and approval of the Merger Agreement and the Transactions and the Required Proposals, (iii) to be bound by certain other covenants and agreements related to the Merger, and (iv) not to transfer or otherwise dispose of his Covered Shares during the Interim Period, except (A) pursuant to any contract, instruction or written plan intended to satisfy the affirmative defense conditions of Rule 10b5-1 under the Exchange Act entered into before the date of the Merger Agreement that has not been modified or amended after such date (subject to limited exceptions), (B) as required by applicable law, rule, regulation, order, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority, and (C) for certain transfers to affiliates, family members or a trust for the benefit of a family member, in each case, on the terms and subject to the conditions set forth in the Support Agreement.

Conditional Consent and Limited Waivers

Concurrently with the execution of the Merger Agreement, each of Messrs. Malloy, Jindal, and Leibovich entered into a Conditional Consent and Limited Waiver with Brag House and House of Doge, pursuant to which they each agreed that, solely in connection Brag House’s entry into the Merger Agreement, Brag House’s entry into and execution of the Merger Agreement will not be deemed a “Change of Control” (or any similar term) under his employment agreement or result in his being entitled to severance or termination-without-cause or change-of-control benefits, an annual equity award, or unlimited paid vacation. Such waivers will be automatically canceled upon the earlier of (i) the effectiveness of the executive’s new employment agreement at Closing, (ii) the termination, cancellation or abandonment of the Transactions, or (iii) mutual consent of the parties. The Conditional Consent and Limited Waivers acknowledge that each executive’s stock options issued pursuant to Brag House’s stock option plan shall be deemed fully vested upon Brag House’s execution of the Merger Agreement

Employment Agreements

Pursuant to the terms of the Merger Agreement, each of Messrs. Malloy and Leibovich have entered into a new employment agreement with Brag House subsidiary Brag House Inc., to become effective on the Effective Date. Mr. Jindal has also entered into a similar employment agreement with Brag House Inc. See “The Merger — Interests of Certain Brag House Directors and Executive Officers in the Merger — Employment Agreements” for a description of the terms of each such employment agreement.

Yorkville Facility

Yorkville Purchase Agreement

On December 4, 2025, Brag House, House of Doge and Yorkville entered into the Yorkville Purchase Agreement, whereby Brag House has the right, but not the obligation, to sell to Yorkville, and Yorkville is obligated to purchase from Brag House, up to $100,000,000 in Brag House Common Stock, or the lesser of (x) the Equity Line Securities and (y) the Exchange Cap, provided that the Exchange Cap shall not apply to any shares sold to Yorkville at or above the Base Price. Sales of shares of Brag House Common Stock to Yorkville under the Yorkville Purchase Agreement, and the timing of any such sales, will be determined by Brag House from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Brag House Common Stock, and determinations by Brag House about the use of proceeds of such Brag House Common Stock sales. The net proceeds from any such sales under the Yorkville Purchase Agreement will depend on the frequency with, and the price at, which the shares of Brag House Common Stock are sold to Yorkville.

Upon Commencement, Brag House will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the Yorkville Purchase Agreement, until no later than the first day of the month following the 36-month anniversary of the Commencement Date, to direct Yorkville to purchase up to a specified maximum amount of Brag House Common Stock as set forth in the Yorkville Purchase Agreement by delivering written notice to Yorkville prior to the commencement of trading on any trading day. The purchase price of the Brag House Common Stock that Brag House elects to sell to Yorkville pursuant to the Yorkville Purchase Agreement will be 97% of the VWAP of the Brag House Common Stock during the applicable purchase date on which Brag House has timely delivered a written notice to Yorkville, directing it to purchase Brag House Common Stock under the Yorkville Purchase Agreement.

The Resale Registration Statement was declared effective by the SEC on January 16, 2026.

Yorkville Convertible Note

Concurrently with the execution of the Yorkville Purchase Agreement, Brag House and House of Doge, jointly and severally, authorized the issuance of the Yorkville Convertible Note to Yorkville, in the aggregate original principal amount of up to $11,000,000, pursuant to which Yorkville agreed to advance the aggregate principal amount to Brag

House in two Advances. In respect of each Advance, Yorkville will pay a purchase price equal to 90% of the principal amount of such Advance. The first Advance under the Yorkville Convertible Note in the original principal amount of $3,850,000 was issued on the December 4, 2025, and the second Advance in the original principal amount of $7,150,000 will be issued upon the satisfaction of the conditions set forth in the Yorkville Convertible Note, including approval of the Merger Proposal and that the Merger shall occur prior to or substantially concurrently with the second Advance.

The Yorkville Convertible Note is convertible into shares of Brag House Common Stock in certain circumstances in accordance with the terms of the Yorkville Convertible Note at a conversion price equal to 95% of the lowest daily VWAP of the Brag House Common Stock during the five consecutive trading days immediately preceding the relevant conversion date, subject to adjustment pursuant to the terms of the Yorkville Convertible Note. Brag House received gross proceeds of $3,465,000, prior to the deduction of transaction related expenses, from the closing of the first Advance pursuant to the Yorkville Convertible Note, with the resulting net proceeds being delivered to House of Doge at the direction of Brag House and House of Doge.

Consistent with certain applicable Nasdaq rules, Brag House may not issue to Yorkville more than 3,957,838 Equity Line Securities under the Yorkville Purchase Agreement or the Yorkville Convertible Note, which number of shares is equal to 19.99% of the shares of Brag House Common Stock issued and outstanding immediately prior to the execution of the Yorkville Purchase Agreement, unless Brag House obtains stockholder approval to issue shares of its Equity Line Securities in excess of such limit in accordance with applicable Nasdaq rules.

Moreover, Brag House may not issue or sell any Equity Line Securities to Yorkville that, when aggregated with all other shares of Brag House Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Yorkville beneficially owning more than 4.99% of the issued and outstanding shares of Brag House Common Stock.

Yorkville Warrant

Concurrently with the Yorkville Purchase Agreement and Yorkville Convertible Note, on December 4, 2025, Brag House issued the Yorkville Warrant, which is exercisable by Yorkville for up to 10,173,881 shares of Brag House Common Stock at an exercise price equal to the lower of (i) $1.50 per share or (ii) 130% of the average closing price of Brag House Common Stock as reported by Nasdaq for the five trading days ending on the 10th trading day following the closing of the Merger. The Yorkville Warrant was exercisable immediately upon issuance and expires three years from the date of issuance.

The exercise price and number of shares of Brag House Common Stock issuable upon exercise of the Yorkville Warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Brag House Common Stock and the exercise price. Subject to limited exceptions, Yorkville may not exercise any portion of the Yorkville Warrant to the extent that Yorkville would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the outstanding shares of Brag House Common Stock after exercise. In the event of certain fundamental transactions, the holder of the Yorkville Warrant will have the right to receive the Black Scholes Value of the Yorkville Warrant calculated pursuant to a formula set forth in the Yorkville Warrant, payable in cash. There is no trading market available for the Yorkville Warrant on any securities exchange or nationally recognized trading system. Brag House does not intend to list the Yorkville Warrant on any securities exchange or nationally recognized trading system.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes certain material U.S. federal income tax considerations of the merger and the reverse stock split that would be expected to apply generally to U.S. Holders (as defined below) of House of Doge Common Stock. This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to House of Doge or its stockholders as described in this summary. No ruling from the IRS, has been or will be requested in connection with the Merger or the reverse stock split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

No attempt has been made to address all U.S. federal income tax consequences of the Merger or the reverse stock split that may be relevant to particular U.S. Holders, including holders: (i) who are subject to special tax rules such as dealers, brokers and traders in securities, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities; (ii) who acquired their shares in connection with stock options, stock purchase plans or other compensatory transactions; (iii) who hold their shares as a hedge or as part of a hedging, straddle, “conversion transaction”, “synthetic security”, integrated investment or any risk reduction strategy; (iv) who are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities; (v) who do not hold their shares as capital assets for U.S. federal income tax purposes (generally, property held for investment within the meaning of Section 1221 of the Code); (vi) who hold their shares through individual retirement or other tax-deferred accounts; (vii) who have a functional currency for United States federal income tax purposes other than the U.S. dollar, (viii) who are required under Section 451(b) of the Code to conform the timing of their income to their financial statements; or (ix) who acquired their shares of House of Doge Common Stock through the exercise of convertible securities or in a transaction subject to the gain rollover provisions of Section 1045 of the Code.

In addition, the following discussion does not address state, local or non-U.S. tax consequences of the Merger or the reverse stock split, the Medicare tax on net investment income, U.S. federal estate and gift tax, an alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. The discussion generally assumes that for U.S. federal income tax purposes, neither the Merger nor the reverse stock split will be integrated or otherwise treated as part of a unified transaction with any other transaction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of House of Doge Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•        an individual who is (or is treated as) a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

HOLDERS OF HOUSE OF DOGE AND BRAG HOUSE COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER AND REVERSE STOCK SPLIT UNDER STATE, LOCAL AND NON-U.S. TAX LAWS.

Merger

House of Doge and Brag House intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and agreed not to knowingly take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and not to take any tax reporting position inconsistent with treatment of the Merger as a reorganization unless otherwise required by change in applicable law after the date of the Merger agreement or a “determination” within the meaning of Section 1313(a) of the Code. Because of the form of the Merger, U.S. holders of House of Doge Common Stock, as of immediately prior to the Merger, did not sell, exchange or dispose of any shares of House of Doge Common Stock as a result of the Merger. Thus, there will be no materially adverse U.S. federal income tax consequences to House of Doge stockholders, as such, as of immediately prior to the Merger, as a result of the Merger.

PROPOSAL NO. 2 — THE AUTHORIZED SHARE INCREASE PROPOSAL

General

At the special meeting, Brag House will ask its stockholders to approve an amendment to the Brag House Charter to increase the number of authorized shares of Brag House Common Stock (the “Share Increase Amendment”). On January 30, 2026, the Brag House Board approved a proposal to amend the Brag House Charter to increase the number of authorized shares of Brag House Common Stock from 250,000,000 shares to 2,000,000,000 shares (the “Share Increase”), in the form attached as Annex B to this proxy statement/prospectus. As of January 27, 2026, there were 20,951,363 shares of Brag House Common Stock issued and outstanding and 36,432,680 shares of Brag House Common Stock reserved for issuance or that Brag House is otherwise obligated to issue. Accordingly, approximately 192,615,957 of the total number of shares of Brag House Common Stock currently authorized remain available for issuance or may be reserved for issuance.

Form of the Brag House Share Increase Amendment

The Share Increase Amendment would delete Section 4 of the Brag House Charter in its entirety and replace it with the following:

4. The total number of shares of common stock which the Corporation is authorized to issue is Two Billion (2,000,000,000), at a par value of $0.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is Twenty-Five Million (25,000,000), at a par value of $0.0001 per share.

Background and Reasons for the Brag House Share Increase Amendment

The Brag House Charter currently authorizes the issuance of up to 250,000,000 shares of Brag House Common Stock and 25,000,000 shares of preferred stock. As of the close of business as on January 27, 2026, there were 20,951,363 shares of Brag House Common Stock issued and outstanding and 36,432,680 shares of Brag House Common Stock reserved for issuance, including shares of Brag House Common Stock into which the outstanding shares of Brag House Series B preferred stock are convertible, or that Brag House is otherwise obligated to issue pursuant to outstanding warrants and options to purchase shares of Brag House Common Stock. Accordingly, 192,615,957 of the total number of shares of Brag House Common Stock currently authorized remain available for issuance or may be reserved for issuance.

As described in greater detail in the section of this proxy statement/prospectus titled “The Merger Agreement,” pursuant to the Merger Agreement, Brag House will be required to issue shares of Brag House Common Stock, including shares of Brag House Common Stock issuable upon conversion of the Series C Preferred Stock Preferred Stock, to House of Doge stockholders, to issue Brag House RSUs in exchange for unvested House of Doge RSUs, and to issue the Other Consideration Shares.

The number of shares of Brag House Common Stock currently authorized and unissued and not reserved for issuance is not sufficient for (i) the issuance of the Brag House Common Stock, including shares of Brag House Common Stock issuable upon conversion of the Series C Preferred Stock, and the Other Consideration Shares pursuant to the Merger Agreement and (ii) the issuance of shares of Brag House Common Stock upon the exercise of the Brag House RSUs that will be issued in exchange for the unvested House of Doge RSUs. In addition, there will not be sufficient shares of Brag House Common Stock available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans and other corporate purposes that the Combined Company Board may determine to be desirable. Therefore, the Brag House Board has determined that the Brag House Share Increase Amendment is in the best interests of Brag House and its stockholders.

If the Authorized Share Increase Proposal is approved by stockholders, then upon effectiveness of the Share Increase Amendment, and without giving effect to the proposed Reverse Stock Split, Brag House will have a total of 2,000,000,000 authorized shares of Brag House Common Stock, with 20,951,363 shares of Brag House Common Stock issued and outstanding (as of the record date for the special meeting), and 36,432,680 shares reserved for issuance or that Brag House is otherwise obligated to issue (as of the record date), leaving a balance of 1,942,615,957 shares of Brag House Common Stock authorized and unissued and not reserved for any specific purpose. Such outstanding share amounts will be correspondingly adjusted to the extent that the Reverse Stock Split is effected prior to effectiveness of the Share Increase Amendment, but the Reverse Stock Split will not change the number of authorized shares of Brag House Common Stock or Brag House preferred stock. The Share Increase Amendment will have no effect on the authorized shares of Brag House preferred stock.

Except for the issuance of shares of Brag House Common Stock pursuant to the Merger Agreement, including the Other Consideration Shares and the shares of Brag House Common Stock issuable upon conversion of Series C Preferred Stock and the exercise of the Brag House RSUs issued in exchange for the unvested House of Doge RSUs, Brag House does not currently have any plans, proposals or arrangement to issue any of authorized but unissued shares of Brag House Common Stock, other than pursuant to pending acquisition transactions of House of Doge that do not close prior to the Effective Time.

Possible Effects of the Share Increase Amendment

If the Authorized Share Increase Proposal is approved and becomes effective, the additional authorized shares of Brag House Common Stock would be available for issuance at the discretion of the Brag House Board and without further stockholder approval, except as may be required by law or Nasdaq rules. The additional shares of authorized Brag House Common Stock would have the same rights and privileges as the shares of Brag House Common Stock currently issued and outstanding. Holders of Brag House Common Stock have no preemptive rights. The Share Increase would not change the number of shares of Brag House Common Stock outstanding, nor will it have any immediate dilutive effect. The issuance of additional shares of Brag House Common Stock authorized by the Share Increase may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of Brag House Common Stock, or the perception that these sales might occur, could adversely affect the prevailing market price of Brag House Common Stock or limit Brag House’s ability to raise additional capital. Brag House stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of Brag House than they presently own.

No Appraisal or Dissenters’ Rights

Pursuant to the DGCL, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the Share Increase Amendment or the Share Increase.

Effectiveness of the Share Increase Amendment

If the Authorized Share Increase Proposal is approved by the stockholders at the special meeting, the Share Increase Amendment, a copy of which is attached as Annex B to this proxy statement/prospectus, will become effective upon its filing with the Delaware Secretary of State or such later effective date and time as specified therein in accordance with Delaware law.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Brag House Common Stock is required to approve the Authorized Share Increase Proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Authorized Share Increase Proposal.

The Merger is conditioned upon the approval of the Authorized Share Increase Proposal. Notwithstanding the approval of the Authorized Share Increase Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Authorized Share Increase Proposal will not be effected.

The Authorized Share Increase Proposal is conditioned on the approval of the Merger Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal. Notwithstanding the approval of the Authorized Share Increase Proposal, if the Merger Proposal, the Reverse Stock Split Proposal, the Director Election Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal are not approved, the actions contemplated by the Authorized Share Increase Proposal will not be effected and the Merger will not be consummated.

Recommendation of the Brag House Board

THE BRAG HOUSE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED SHARE INCREASE PROPOSAL.

PROPOSAL NO. 3 — THE REVERSE STOCK SPLIT PROPOSAL

General

At the special meeting, Brag House stockholders will be asked to approve an amendment to the Brag House Charter to effect a reverse stock split of the issued and outstanding shares of Brag House Common Stock at a ratio in the range of one new share for every five shares and one new share for every 50 shares outstanding (or any number in between), to be determined by the Brag House Board (the “Split Ratio”). The final Split Ratio and effectiveness of such amendment will be determined by the Brag House Board, assuming this proposal is approved by Brag House’s stockholders.

On January 30, 2026, the Brag House Board adopted resolutions approving the proposed certificate of amendment to the Brag House Charter in the form attached as Annex C to this proxy statement/prospectus. If this certificate of amendment is filed with the Secretary of State of the State of Delaware, upon the effectiveness of such amendment, the issued and outstanding shares of Brag House Common Stock immediately prior to the effective time of the Reverse Stock Split will automatically without further action on the part of Brag House by combined into a smaller number of shares in accordance with the final Split Ratio.

The Brag House Board may determine to effect the Reverse Stock Split, if the Reverse Stock Split Proposal is approved by the Brag House stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the Merger Proposal and the Nasdaq Proposal.

By approving the Reverse Stock Split Proposal, Brag House stockholders will approve an amendment to the Brag House Charter pursuant to which any whole number of issued and outstanding shares of Brag House Common Stock, between and including five to 50, would be combined into one share of Brag House Common Stock and will authorize the Brag House Board to file such certificate of amendments. As of the record date for the special meeting, 250,000,000 shares of Brag House Common Stock were authorized, 20,951,363 shares of Brag House Common Stock were outstanding, and no shares of Brag House Common Stock were held in treasury.

All holders of Brag House Common Stock will be affected proportionately by the Reverse Stock Split. No fractional shares of Brag House Common Stock will be issued as a result of the Reverse Stock Split. Instead, Brag House stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive cash as set forth below under “— No Fractional Shares.” Each Brag House stockholder will hold the same percentage of the outstanding Brag House Common Stock immediately following the Reverse Stock Split as that Brag House stockholder did immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in Brag House stockholders receiving cash in lieu of fractional shares.

Should the Reverse Stock Split Proposal be approved by Brag House’s stockholders, and following such stockholder approval, the Brag House Board determines that effecting the Reverse Stock Split is in the best interests of Brag House and its stockholders, the Reverse Stock Split will become effective as specified in the certificate of amendment filed with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Brag House Board within the limits set forth in this Reverse Stock Split Proposal to be combined into one share of Brag House Common Stock. Accordingly, upon the effectiveness of the amendment to the Brag House Charter, at the effective time of the Reverse Stock Split, every five to 50 shares (or any number in between) of Brag House Common Stock outstanding immediately prior to the effective time of the Reverse Stock Split will be combined and reclassified into one share of Brag House Common Stock.

The proposed form of certificate of amendment to the Brag House Charter to effect the Reverse Stock Split, as more fully described below, will affect the reverse stock split but will not change the number of authorized shares of Brag House Common Stock or Brag House preferred stock, or the par value of Brag House Common Stock or the preferred stock.

A copy of the proposed form of certificate of amendment to the Brag House certificate of amendment to effect the Reverse Stock Split is attached as Annex C to this proxy statement/prospectus.

Notwithstanding approval of the Reverse Stock Split Proposal by Brag House’s stockholders, the Brag House Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Stock Split, as permitted under Section 242(c) of the Delaware General Corporation Law.

Reasons for the Reverse Stock Split

The Brag House Board approved the proposed amendment to the Brag House Charter effecting the Reverse Stock Split for the following reasons:

To meet the initial listing requirements on Nasdaq in connection with the Merger.    In connection with the completion of the Merger, the Combined Company will be required to meet Nasdaq’s initial listing requirements. These initial listing requirements are more difficult to achieve than Nasdaq’s continued listing requirements. Pursuant to the Merger Agreement, Brag House agreed to effect the Reverse Stock Split if necessary to ensure that its Nasdaq listing application for the Brag House Common Stock in connection with the Merger is conditionally approved prior to the Effective Time. If the Reverse Stock Split Proposal is not approved and Brag House is unable to otherwise effect the Reverse Stock Split, the conditions to closing the Merger may not be achieved. Please see “The Merger Agreement — Conditions to the Merger” for additional information in this regard.

To maintain Brag House’s listing on The Nasdaq Capital Market, whether or not the Merger is consummated.    By potentially increasing the trading price of the Brag House Common Stock, the Reverse Stock Split would reduce the risk that the Brag House Common Stock could be delisted from The Nasdaq Capital Market before the Effective Time or in the event the Merger is not consummated. To continue Brag House’s listing on The Nasdaq Capital Market, Brag House must comply with Nasdaq’s continued listing requirements, which requirements include a minimum bid price of $1.00 per share. On May 15, 2025, Brag House received notice from Nasdaq that it was not in compliance with the minimum bid price requirement as set forth in Nasdaq Listing Rule 5550(a)(2). As set forth in such notice, Brag House had 180 calendar days from the date thereof, or November 11, 2025, to regain compliance with the minimum bid price requirement. While Brag House regained compliance with the minimum bid price requirement in August and remains in compliance, since announcement of the execution of the Merger Agreement the closing bid price of the Brag House Common Stock has generally been just above, and in a few cases below, the $1.00 minimum. As a result, we believe that there can be no assurance that Brag House will be able to continue to maintain compliance with Nasdaq’s continued listing requirements, including with respect to the minimum bid price. Pursuant to the Merger Agreement, Brag House agreed to effect the Reverse Stock Split if necessary to maintain the listing of the Brag House Common Stock on Nasdaq through the Closing Date. If the Reverse Stock Split Proposal is not approved and Brag House is unable to otherwise effect a Reverse Stock Split, the conditions to closing the Merger may not be achieved. Please see “The Merger Agreement — Conditions to the Merger” for additional information in this regard.

The Brag House Board has considered the potential harm to Brag House and its stockholders should Brag House be unable to maintain compliance with the continued listing requirements, including the failure to consummate the Merger or the delisting of the Brag House Common Stock from Nasdaq. If the Merger is not consummated, the Brag House Common Stock price could decline, to the extent it reflects an assumption that the Merger will be effected. In addition, delisting could adversely affect the liquidity of Brag House Common Stock, as alternatives, such as OTC Markets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, shares of Brag House Common Stock on OTC Markets. Many investors likely would not buy or sell Brag House Common Stock due to difficulty in accessing OTC Markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons.

Accordingly, even if the Merger is not consummated, the Brag House Board believes that the Reverse Stock Split may be a potentially effective means for Brag House to maintain compliance with Nasdaq’s minimum bid price requirement, and to avoid, or at least mitigate, the likely adverse consequences of Brag House Common Stock being delisted from Nasdaq by producing the immediate effect of increasing the bid price of Brag House Common Stock.

The Brag House Board believes that maintaining the current number of authorized shares of Brag House Common Stock, irrespective of the Reverse Stock Split, is necessary to provide Brag House with the flexibility to act in the future with respect to raising additional financing, potential strategic collaborations and other corporate purposes without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of Brag House Common Stock may arise. Such a delay might deny Brag House the flexibility that the Brag House Board views as important and in the interests of the Company and its stockholders.

Certain Risks and Potential Disadvantages Associated with Reverse Stock Split

Brag House cannot assure you that the Reverse Stock Split will maintain or increase the price of the Brag House Common Stock and have the desired effect of meeting Nasdaq’s initial listing in connection with the Merger or maintaining compliance with Nasdaq’s continued listing requirements if the Merger is not consummated. Brag House expects that the Reverse Stock Split will increase the market price of the Brag House Common Stock so that Brag House may be able to meet the initial listing requirements in connection with the Merger. In addition, Brag House expects that the Reverse Stock Split will increase the market price of the Brag House Common Stock so that Brag House may be able to maintain compliance with the Nasdaq minimum bid price requirement, or to meet or maintain compliance with Nasdaq’s continued listing rules should the Merger not be completed. The effect of the Reverse Stock Split upon the market price of the Brag House Common Stock, however, cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly as some investors may view a reverse stock split negatively. It is possible that the per-share price of the Brag House Common Stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of Brag House Common Stock outstanding resulting from the Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the (i) $4.00 minimum bid price initial listing requirement in connection with the Merger, which requires the Combined Company to have a minimum bid price of $4.00 per share, or (ii) $1.00 minimum bid price for a sustained period of time to meet the continued listing requirements should the Merger not be completed and the stock price of the Brag House Common Stock falls below Nasdaq’s minimum bid price requirement, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower-priced stocks. In addition, although Brag House believes that the Reverse Stock Split may enhance the desirability of the Brag House Common Stock to certain potential investors, it is possible that, if the Reverse Stock Split is implemented, the Brag House Common Stock may not become more attractive to institutional and other long-term investors. Even if Brag House effects the Reverse Stock Split, the market price of the Brag House Common Stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of the Brag House Common Stock may also be based on other factors that may be unrelated to the number of shares outstanding, including Brag House’s future performance. If the Reverse Stock Split is consummated and the trading price of the Brag House Common Stock declines, the percentage decline as an absolute number and as a percentage of Brag House’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. If the Merger is not completed, even if the market price per post-Reverse Stock Split share of Brag House Common Stock remains in excess of $1.00 per share, Brag House may be delisted due to a failure to meet other Nasdaq continued listing requirements, including requirements related to the minimum stockholders’ equity requirement, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.

In addition, the Reverse Stock Split may decrease the liquidity of the Brag House Common Stock and result in higher transaction costs if the Merger is not consummated. The liquidity of the Brag House Common Stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split if the Merger is not consummated, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of Brag House stockholders who own “odd lots” of fewer than 100 shares of Brag House Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of the Brag House Common Stock described above if the Merger is not consummated.

Principal Effects of the Reverse Stock Split

The Reverse Stock Split will be realized simultaneously for all shares of Brag House Common Stock, warrants and options to purchase shares of Brag House Common Stock and Brag House RSUs outstanding immediately prior to the effective time of the Reverse Stock Split. The reverse stock split will affect all holders of shares of Brag House Common Stock outstanding immediately prior to the effective time of the Reverse Stock Split uniformly and each such stockholder will hold the same percentage of Brag House Common Stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. The Reverse Stock Split will not change the par value of the Brag House Common Stock or Brag House’s preferred stock and will not reduce the number of authorized shares of Brag House Common Stock or Brag House’s preferred stock. Proportionate adjustments will be made to the per-share exercise price, the number of shares issuable upon the exercise, vesting or settlement of all outstanding options and warrants to purchase shares of Brag House Common Stock, outstanding Brag House RSUs, and the number of shares reserved for issuance pursuant to the Brag House Holdings, Inc. Amended and Restated 2024 Omnibus Incentive Plan. The Reverse Stock Split will not affect Brag House continuing to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Brag House stockholders approve the amendment to the Brag House Charter effecting the Reverse Stock Split via approval of the Reverse Stock Split Proposal, the Brag House Board determines that the Reverse Stock Split is necessary, and the Brag House Board still believes that the Reverse Stock Split is in the best interests of Brag House and its stockholders, Brag House will file the amendment to the Brag House Charter, in the form attached as Annex C to this proxy statement/prospectus, with the Secretary of State of the State of Delaware at such time as the Brag House Board has determined to be the appropriate effective time of the Reverse Stock Split. The Brag House Board may decide not to effect the Reverse Stock Split without resoliciting stockholder approval. Beginning at the effective time of the Reverse Stock Split, any stock certificate representing pre-split shares of Brag House Common Stock will be deemed for all corporate purposes to evidence ownership of post-split shares of Brag House Common Stock.

As soon as practicable after the effective time of the Reverse Stock Split, the Brag House stockholders will be notified that the Reverse Stock Split has been effected. Brag House expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates in connection with the Reverse Stock Split. Holders of pre-split shares of Brag House Common Stock will be asked to surrender to the exchange agent stock certificates representing pre-split shares in exchange for stock certificates (or book-entry positions) representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Brag House or the transfer agent. No new certificates (or book-entry positions) will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Shares held in book-entry form will be automatically exchanged. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

No Fractional Shares

No fractional shares of Brag House Common Stock will be issued in connection with the Reverse Stock Split. Instead, in lieu of any fractional shares to which a Brag House stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, Brag House will make a cash payment equal to the fraction of a share to which the stockholder would otherwise be entitled multiplied by the closing price of the Brag House Common Stock on Nasdaq on the date of the filing of the amendment to the Brag House Charter effecting the Reverse Stock Split. For the foregoing purposes, all shares of Brag House Common Stock held by a stockholder will be aggregated (thus resulting in no more than one fractional share per holder). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Brag House Board or contemplating a tender offer or other transaction for the combination of Brag House with another company, the Reverse Stock Split Proposal is not being proposed in response to any effort of which Brag House is aware to accumulate shares of Brag House Common Stock or obtain control of Brag House, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the Brag House Board and stockholders. Other than the proposals being submitted to the Brag House stockholders for their consideration at the special meeting, the Brag House Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Brag House. For more information, please see “Risk Factors — Risks Related to the Combined Company — Provisions of the Combined Company’s organizational documents and Delaware law may delay or deter a change of control of the Combined Company and “Description of Brag House Capital Stock — Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

No Dissenter’s or Appraisal Rights

Brag House stockholders are not entitled to dissenter’s or appraisal rights with respect to the proposed Reverse Stock Split under the DGCL.

U.S. Federal Income Tax Considerations of the Reverse Stock Split

The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of Brag House Common Stock of the Reverse Stock Split. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Brag House has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the Reverse Stock Split.

This discussion is limited to a U.S. Holder that holds Brag House Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including without limitation the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        persons holding Brag House Common Stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies and other financial institutions;

•        real estate investment trusts or regulated investment companies;

•        brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in Brag House Common Stock;

•        partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell Brag House Common Stock under the constructive sale provisions of the Code;

•        persons who hold or receive Brag House Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans; and

•        persons that own, or have owned, actually or constructively, more than 5% of the shares of Brag House Common Stock.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Brag House Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding Brag House Common Stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the reverse stock split.

For purpose of this discussion, a “U.S. Holder” is any beneficial owner of Brag House Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the reverse stock split arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

Tax Consequences of the Reverse Stock Split

The proposed reverse stock split is intended to qualify as a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Brag House Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Brag House Common Stock received pursuant to the Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of the Brag House Common Stock surrendered (increased by any income or gain recognized on receipt of a whole share in lieu of a fractional share). In addition, each U.S. Holder’s holding period for the shares of Brag House Common Stock that the U.S. Holder receives in the Reverse Stock Split should include the U.S. Holder’s holding period for the shares of Brag House Common Stock exchanged in the Reverse Stock Split. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Brag House Common Stock surrendered to the shares of Brag House Common Stock received in a recapitalization pursuant to the Reverse Stock Split. Each U.S. Holder of shares of Brag House Common Stock acquired on different dates and at different prices is urged to consult its tax advisor regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of Brag House Common Stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of Brag House Common Stock surrendered that is allocated to such fractional share of Brag House Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Brag House Common Stock surrendered exceeded one year at the effective time of the Reverse Stock Split.

Tax Reporting Regarding the Reverse Stock Split

Assuming that the Reverse Stock Split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, each U.S. Holder who receives shares of Brag House Common Stock in the Reverse Stock Split is required to retain permanent records pertaining to the Reverse Stock Split and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned at least 5% (by vote or value) of the total outstanding shares of Brag House Common Stock or who owned securities in Brag House with a basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the Reverse Stock Split is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in the U.S. Holder’s Brag House Common Stock and the fair market value of such stock. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.

Information Reporting and Backup Withholding

Payments of cash made in lieu of a fractional share of Brag House Common Stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of Brag House Common Stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.

Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Brag House Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

This discussion of U.S. federal income tax considerations of the Reverse Stock Split is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the Reverse Stock Split to you may be complex and will depend on your specific situation and on factors that are not within Brag House’s knowledge or control. Each current and prospective Brag House stockholder is urged to consult its tax advisor with respect to the application of U.S. federal income tax laws to its specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Brag House Common Stock is required to approve the Reverse Stock Split Proposal. Abstentions, the failure to vote, and broker non-votes, if any, will have the effect of a vote “AGAINST” the Reverse Stock Split Proposal.

The Merger is conditioned upon the approval of the Reverse Stock Split Proposal. The Brag House Board may determine to effect the Reverse Stock Split, however, if it is approved by the Brag House stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the Merger Proposal and the Nasdaq Proposal.

Recommendation of the Brag House Board

THE BRAG HOUSE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 4 — THE DIRECTOR ELECTION PROPOSAL

Overview

The Brag House Board currently consists of four directors, each of whom shall resign effective as of the Effective Time.

Each person nominated for election has agreed to serve, if elected, as a director of the Combined Company until the next Combined Company annual meeting and until their respective successor is duly elected or appointed and qualified, subject to their earlier resignation or removal or death. Brag House has no reason to believe that any nominee will be unable to serve.

At the special meeting, Brag House is proposing the election of six directors to take office at the Effective Time. The Combined Company Board will be of a single class, with each director to serve until their successor is duly elected and qualified or until their earlier death, disqualification, resignation or removal. The nominees for election to the Combined Company Board are listed below. The election of these directors is contingent upon the consummation of the Transactions.

Nominees for Directors

Name	Position with House of Doge
Michael Galloro	None
Stephen Ilott	None
Sarosh Mistry	Director
Doug Wall	Director
Duncan Moir	None
Timothy Stebbing	Chief Technology Officer

The following sets forth certain information about each of the director nominees:

Michael Galloro is a Chartered Professional Accountant and Founder and Managing Partner of ALOE Finance Inc., a transaction advisory firm. With over 30 years of experience, Mr. Galloro has focused on growth oriented publicly traded organizations operating globally. His experience includes go public transactions, M&A, and financings. Mr. Galloro has held senior executive roles and been a member of board of directors chairing several committees. Mr. Galloro is currently a director of Fountain Asset Corp. since July 2018, Trubar Inc. since January 2019 (previously a Capital Pool Company he founded), Stock Trends Capital Inc. since April 2020, AF2 Capital Corp., a Capital Pool Company he founded and is CEO since August 2020, Atmofizer Technologies Inc. since November 2021, and Red Light Holland Corp. since March 2025. From June 2018 to June 2022 Mr. Galloro was a director of Simply, Inc.

Stephen Ilott has over 35 years investment experience working for leading asset management companies in the U.K., US and Canada. Previously, Mr. Ilott was Chief Investment Officer of BMO Asset Management US and BMO Asset Management Canada managing teams responsible for in excess of $120 billion in assets across fixed income, equities and alternative asset classes (January 2017 – July 2021).

Sarosh Mistry is a results-driven, people-centered global executive with over 30 years of experience leading complex, multi-billion-dollar organizations across public and private equity-backed environments. He became a director of House of Doge on February 1, 2026. A former Chairman and CEO of Sodexo North America (August 2011 to December 2025), he has held senior leadership roles at Compass Group, Starbucks, and Aramark, with deep expertise in mergers and acquisitions, operational transformation, and growth strategy. He currently serves as Chairman of Blusky and (in addition to House of Doge) as a board member to multiple public and private companies, providing strategic, shareholder-focused leadership.

Doug Wall, who became a director of House of Doge on February 1, 2026, co-founded Shadow Capital, a Dallas-based private equity firm with a proven track record in blockchain and fintech investments, in 2021. He has expertise in crypto investment cycles and strategic partnerships that drive both company and portfolio success. In addition, he is a co-founder of Nexus Medical Labs, a next-generation laboratory that leverages automation and decades of experience to provide rapid, accurate at home testing. He also co-founded Blockcap, a crypto mining firm later sold to Core Scientific, and chaired Core Scientific’s Outside Equity Committee throughout its restructuring (February 2023 to January 2024). From May 2021 to January 2025, Mr. Wall co-founded and worked at GreyRock Asset

Management and, prior to that, he had various roles, including Managing Director roles at Alex. Brown (September 2016 to May 2021) and Deutsche Asset Management (May 2008 to Sept. 2016). Mr. Wall obtained a BA in Economics from the University of Texas at Austin.

Duncan Moir is currently President of 21 Shares, the largest cryptocurrency investment manager in Europe. Prior to 21 Shares, he led Aberdeen plc’s digital asset business and before that was a hedge fund investment manager. Mr. Moir is an independent director of Hedera Hashgraph LLC, an enterprise-focused distributed ledger technology company. He graduated with a BA (Hons) in Economics from the University of Strathclyde and is a Charter Financial Analyst (CFA) and Chartered Alternative Investment Analyst (CAIA) charterholder.

Timothy Stebbing has served as the Chief Technology Officer of House of Doge since May 2025. He is also on the board of the Dogecoin Foundation, serving as Director of Product since 2021 to spearhead the development of a broader Dogecoin ecosystem and to increase its adoption as a global means of exchange. Prior to that, he served as Chief Technology Officer at Ynomia Pty Ltd, a construction technology company (June 2019 to October 2021).

Involvement in Certain Legal Proceedings

Mr. Galloro was a director of Simply, Inc., when, on June 14, 2022, Simply announced that it had commenced bankruptcy proceedings by filing a voluntary petition for relief under the provisions of Chapter 7 of Title 11 of the United States Code, 11 U.S.C. §101 et seq. The case was filed in the United States Bankruptcy Court for the District of Utah, Case No. 22-22242-KRA (the “Bankruptcy Filing”). With the appointment of a trustee and concurrent with the Bankruptcy Filing, on June 14, 2022, all directors, including Mr. Galloro, resigned as members of the board of directors of Simply, Inc.

Required Vote

The Brag House Charter does not authorize cumulative voting. Delaware law and the Brag House Bylaws provide that directors are to be elected by a plurality of the votes cast (directly or by proxy) at the special meeting. This means that the six candidates receiving the highest number of affirmative votes at the special meeting will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the special meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward that nominee’s achievement of a plurality.

The consummation of the Merger is conditioned upon the approval of the Director Election Proposal. The Director Election Proposal is conditioned on the approval of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal. Notwithstanding the election of the nominees for Director pursuant to the Director Election Proposal, if the Merger Proposal, the Share Authorized Increase Proposal, the Reverse Stock Split Proposal, the Nasdaq Proposal and the Stock Incentive Plan Increase Proposal are not approved, the actions contemplated by the Director Election Proposal will not be effected (that is, the director nominees will not become members of the Brag House Board) and the Merger will not be consummated.

Recommendation of the Brag House Board

THE BRAG HOUSE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

In connection with the Merger, Brag House intends to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable Nasdaq listing rules, the issuance, pursuant to the Merger Agreement, of shares of Brag House Common Stock in connection with the Merger, including the Other Consideration Shares and the shares of Brag House Common Stock into which the shares of Series C Preferred Stock issued in the Merger are convertible. For further information, please see “The Merger Agreement — Merger Consideration; Series C Preferred Stock“ and “The Merger — Interests of Certain Brag House Directors and Executive Officers in the Merger — Issuance of Additional Shares of Brag House Common Stock.”

Why Brag House Needs Stockholder Approval

Brag House is seeking stockholder approval in order to comply with Nasdaq listing rules 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq listing rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock), or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq listing rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the listed company. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq listing rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended pursuant to which stock may be acquired by officers, directors, employees, or consultants. As a result, the issuance of the Other Consideration Shares requires stockholder approval under Nasdaq listing rule 5635(c).

Under Nasdaq listing rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. The issuance of shares in the Merger pursuant to the Registration Statement would not, however, qualify as a public offering for this purpose.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, Brag House will issue up to 672,250,176 shares of Brag House Common Stock in connection with the Merger.

The issuance of the shares of Brag House Common Stock described above would result in significant dilution to Brag House’s stockholders and result in Brag House’s stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Company.

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal and the Stock Incentive Plan Increase Proposal. Notwithstanding the approval of the Nasdaq Proposal, if the Merger Proposal, the Authorized Share

Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal and the Stock Incentive Plan Increase Proposal are not approved, the actions contemplated by the Nasdaq Proposal will not be effected and the Merger will not be consummated.

The affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve the Nasdaq Proposal. Abstentions, broker non-votes and the failure to vote by proxy or to vote online at the special meeting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the Brag House Board

THE BRAG HOUSE BOARD UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE STOCK INCENTIVE PLAN INCREASE PROPOSAL

General

The Brag House Board is requesting that stockholders approve an amendment to the Brag House Holdings, Inc. Amended and Restated 2024 Omnibus Incentive Plan (the “Stock Incentive Plan”), increasing the number of shares of Brag House Common Stock reserved for issuance under the Stock Incentive Plan, as amended and restated, to 100,000,000 shares, subject to annual increases beginning on January 1, 2027, as set forth therein. A copy of the Stock Incentive Plan, as proposed to be amended and restated, is attached hereto as Annex D. The Brag House Board approved the proposed amendment to the Stock Incentive Plan on January 30, 2026, and directed that it be submitted to Brag House’s stockholders for approval.

As of the date of this proxy statement/prospectus, 1,845,136 additional shares of Brag House Common Stock (that is, not already subject to issuance pursuant to outstanding awards granted thereunder) remained available for issuance under the Stock Incentive Plan. If Brag House’s stockholders do not approve the Stock Incentive Plan Increase Proposal, Brag House will continue to operate under the Stock Incentive Plan. If the authorized shares are depleted, however, Brag House would not be able to continue to offer equity awards, which could put Brag House at a competitive disadvantage in recruiting and retaining talent, and also make it more difficult for Brag House to align employee interests with those of Brag House stockholders through a program that includes stock ownership.

Stockholder approval of the Stock Incentive Plan Increase Proposal is a condition to the obligations of Brag House, Merger Sub, and House of Doge to effect the Merger and the other Transactions. Stockholder approval of the proposed amendment to the Stock Incentive Plan is necessary in order to satisfy certain legal requirements, including the rules and requirements of Nasdaq, and to make awards under the Stock Incentive Plan eligible for beneficial tax treatment. In addition, the Brag House Board regards stockholder approval of the proposed amendment to the Stock Incentive Plan as desirable and consistent with good corporate governance practices.

Description of the Stock Incentive Plan

The following description of the principal terms of the Stock Incentive Plan is a summary and is qualified in its entirety by the full text of the Stock Incentive Plan. This summary does not purport to be a complete description of all the provisions of the Stock Incentive Plan.

On June 11, 2024, the Brag House Board adopted the original 2024 Omnibus Incentive Plan, which was approved by Brag House’s stockholders on June 13, 2024. On December 31, 2024 the Brag House Board adopted the Stock Incentive Plan, which was approved by Brag House’s stockholders on January 30, 2025. The Stock Incentive Plan became effective on February 13, 2025. The principal purpose of the Stock Incentive Plan is to promote the success and enhance Brag House’s value by linking the individual interests of its directors, employees, and consultants to those of its stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to stockholders.

The Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to Brag House’s employees, and for the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights (“SARs”), and other stock-based performance awards to Brag House’s employees, directors, and consultants (collectively, “Awards”). The material terms of the Stock Incentive Plan, as proposed to be amended, are summarized below.

Share Reserve

A total of 100,000,000 shares of Brag House Common Stock will be reserved for issuance pursuant to the Stock Incentive Plan (“Plan Share Reserve”), subject to annual increases. The Plan Share Reserve shall be increased on the first day of each fiscal year beginning with the 2027 fiscal year, in an amount equal to the lesser of (i) 10.0% of the outstanding shares of Brag House Common Stock on the last day of the immediately preceding fiscal year and (ii) an amount determined by the Brag House Board.

Shares with respect to which options or SARs are not exercised prior to termination of the option or SAR, shares that are subject to RSUs that expire without converting to Brag House Common Stock, and shares of restricted stock that are forfeited before the restrictions lapse, shall be available for grants of new Awards under the Stock Incentive Plan. Notwithstanding the foregoing, neither (i) shares accepted by Brag House in payment of the exercise price of any option, if permitted under the terms of such option, (ii) any shares withheld from a participant, or delivered to Brag House in satisfaction of required withholding taxes arising from Awards, nor (iii) the difference between the total number of shares with respect to SARs, shall be available for reissuance under the Stock Incentive Plan.

Awards granted under the Stock Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity directly or indirectly acquired by Brag House will not reduce the shares available for grant under the Stock Incentive Plan. However, any such shares issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as incentive stock options shall be counted against the aggregate number of shares of Brag House Common Stock available for Awards of incentive stock options under the Stock Incentive Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by Brag House may be used for Awards under the Stock Incentive Plan and shall not reduce the number of shares of Brag House Common Stock available for issuance under the Stock Incentive Plan.

Administration

The Compensation Committee of the Brag House Board administers the Stock Incentive Plan (the “Administrator”). To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act, it is intended that each member of the Administrator shall, at the time such member takes any action with respect to an Award under the Stock Incentive Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be an “outside director,” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and an “independent director” within the meaning of the rules of the applicable stock exchange on which shares of Brag House Common Stock are traded. Subject to the terms and conditions of the Stock Incentive Plan and applicable law, the Administrator has the authority to, among other things, select the persons to whom Awards are to be granted, determine the number of shares to be subject to Awards and the terms and conditions of Awards, and make all other determinations and to take all other actions necessary or advisable for the administration of the Stock Incentive Plan. The Administrator is also authorized to adopt, amend, or rescind rules relating to administration of the Stock Incentive Plan.

Eligibility

Options, SARs, restricted stock, RSUs, and all other stock-based and cash-based Awards under the Stock Incentive Plan may be granted to officers, directors, employees and consultants of the Company and any of its subsidiaries. Only employees of Brag House or certain of its subsidiaries may be granted incentive stock options.

Awards

The Stock Incentive Plan provides for the grant of stock options (including incentive stock options (“ISOs”) and non-qualified stock options), SARs, restricted stock, RSUs, Awards of Brag House Common Stock (including fully vested Brag House Common Stock) and other stock-based and cash-based incentive Awards. If the Stock Incentive Plan Increase Proposal is approved, the Other Consideration Shares will be granted pursuant to the Stock Incentive Plan, but no determination has been made as to the types or amounts of other Awards that will be granted in the future to specific individuals pursuant to the Stock Incentive Plan. Each Award will be set forth in a separate agreement and will indicate the type and terms and conditions of the Award.

Stock Options.    Stock options provide for the right to purchase shares of Brag House Common Stock in the future at a specified price that is established on the date of grant. ISOs, in contrast to non-qualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the Administrator may apply to stock options and may include continued service, performance and/or other conditions.

Restricted Stock.    Restricted stock is an award of nontransferable shares of Brag House Common Stock that remains forfeitable unless and until specified vesting conditions are met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock will have voting rights and, except with respect to performance vesting awards, will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Restricted Stock Units.    RSUs are contractual promises to deliver shares of Brag House Common Stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs will have no voting or dividend rights prior to the time when the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying RSUs may be deferred under the terms of the Award or at the election of the participant, if the Administrator permits such a deferral.

Stock Appreciation Rights.    SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the Award between the grant date and the exercise date. The exercise price of any SAR granted under the Stock Incentive Plan must be at least 100% of the fair market value of a share of Brag House Common Stock on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than 10 years. Vesting conditions determined by the Administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the Stock Incentive Plan will be settled in cash or shares of Brag House Common Stock, or in a combination of both, as determined by the Administrator.

Certain Transactions

The Administrator has broad discretion to take action under the Stock Incentive Plan, as well as to make adjustments to the terms and conditions of existing and future Awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the Brag House Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. Any fractional shares resulting from such adjustment shall be eliminated. In the event of a change in control of Brag House (as defined in the Stock Incentive Plan), to the extent that the surviving entity declines to assume or substitute for outstanding Awards or it is otherwise determined that Awards will not be assumed or substituted, the Awards will become fully vested and exercisable in connection with the transaction. If an Award vests and, as applicable, is exercised in lieu of assumption or substitution in connection with a change in control, the Award will terminate upon the change in control.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The Administrator may modify Award terms, establish subplans and/or adjust other terms and conditions of Awards, subject to the share limits described above, in order to facilitate grants of Awards subject to the laws and/or stock exchange rules of countries outside of the United States. All Awards will be subject to the provisions of any clawback policy implemented by Brag House to the extent set forth in such clawback policy and/or in the applicable Award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, Awards under the Stock Incentive Plan are generally non-transferable prior to vesting unless otherwise determined by the Administrator and are exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with Awards under the Stock Incentive Plan, the Administrator may, in its discretion, accept cash or check, shares of Brag House Common Stock that meet specified conditions, a market sell order or such other consideration as it deems suitable.

Amendment and Termination

The Brag House Board may discontinue, amend or modify the Stock Incentive Plan at any time. Brag House must, however, generally obtain stockholder approval to increase the number of shares of Brag House Common Stock available under the Stock Incentive Plan (other than the automatic increases or in connection with certain corporate events as described above), to reprice options or SARs, or to cancel any stock option or SAR in exchange for cash or another Award when the option or SAR price per share exceeds the fair market value of the underlying shares. In addition, no amendment, suspension or termination of the Stock Incentive Plan may, without the consent of the holder, materially and adversely affect any rights or obligations under any Award previously granted, unless the Award agreement with respect to such Award itself otherwise expressly so provides. No Award may be granted pursuant to the Stock Incentive Plan after December 31, 2034. Any Award that is outstanding on such date will remain in force according to the terms of the Stock Incentive Plan and the applicable Award agreement.

New Plan Benefits

The following table sets forth the shares of Brag House Common Stock constituting the Other Consideration Shares that will be issued at Closing assuming stockholder approval of the Stock Incentive Plan Increase Proposal and the other Required Proposals.

Brag House Holdings, Inc. Amended and Restated 2024 Omnibus Incentive Plan (as amended and restated)
Name and Position	Dollar Value ($)*	Number of Shares (#)
Lavell Juan Malloy, II, Chief Executive Officer and Chairman	1,963,210	4,576,247
Daniel Leibovich, Chief Operating Officer and Director	1,897,790	4,423,753
All executive officers as a group (three persons)	3,861,000	9,000,000
All directors who are not executive officers as a group (one person)	0	0

____________

*        Based on the closing price of the Brag House Common Stock on January 30, 2026 ($0.429).

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2025 with respect to our compensation plans under which equity securities may be issued.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Stock Incentive Plan	1,950,000	$0.81	0

Total	1,950,000	$0.81	0

Vote Required for Approval

The Stock Incentive Plan Increase Proposal is conditioned on the approval of the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal and the Nasdaq Proposal. Notwithstanding the approval of the Stock Incentive Plan Increase Proposal, if the Merger Proposal, the Authorized Share Increase Proposal, the Reverse Stock Split Proposal, the Director Election Proposal and the Nasdaq Proposal are not approved, the actions contemplated by the Stock Incentive Plan Increase Proposal will not be effected and the Merger will not be consummated.

The affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve the Stock Incentive Plan Increase Proposal. Abstentions, broker non-votes and the failure to vote by proxy or to vote online at the special meeting will have no effect on the outcome of the vote on the Stock Incentive Plan Increase Proposal.

Recommendation of the Brag House Board

THE BRAG HOUSE BOARD UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE Stock Incentive Plan Increase PROPOSAL.

PROPOSAL NO. 7 — THE YORKVILLE ISSUANCE PROPOSAL

Background and Description of Yorkville Facility

Yorkville Facility

On December 4, 2025, Brag House, House of Doge, and Yorkville entered into various transactions collectively referred to as the “Yorkville Facility,” consisting of the (i) Yorkville Purchase Agreement, (ii) Yorkville Convertible Note, and (iii) Yorkville Warrant. As noted above, in this proxy statement/prospectus we refer to the issuance, or potential issuance, of shares of Brag House Common Stock to Yorkville under the Yorkville Facility pursuant to the terms and provisions of the each of the Yorkville Purchase Agreement, the Yorkville Convertible Note, and the Yorkville Warrant in excess of the Exchange Cap, or 3,957,838 shares of Brag House Common Stock, and below the Base Price collectively, as the “Yorkville Issuance.”

Yorkville Purchase Agreement

Pursuant to the Yorkville Purchase Agreement, Brag House has the right, but not the obligation, to sell to Yorkville, and Yorkville is obligated to purchase from Brag House, up to $100,000,000 in Brag House Common Stock, or the lesser of (x) the Equity Line Securities and (y) the Exchange Cap, provided that the Exchange Cap shall not apply to any shares sold to Yorkville at or above the Base Price. Sales of shares of Brag House Common Stock to Yorkville under the Yorkville Purchase Agreement, and the timing of any such sales, will be determined by Brag House from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Brag House Common Stock, and determinations by Brag House about the use of proceeds of such Brag House Common Stock sales. The net proceeds from any such sales under the Yorkville Purchase Agreement will depend on the frequency with, and the price at, which the shares of Brag House Common Stock are sold to Yorkville.

The purchase price of the Brag House Common Stock that Brag House elects to sell to Yorkville pursuant to the Yorkville Purchase Agreement will be 97% of the VWAP of the Brag House Common Stock during the applicable purchase date.

Yorkville Convertible Note

Concurrently with the Yorkville Purchase Agreement, Brag House and House of Doge, jointly and severally, authorized the issuance of the Yorkville Convertible Note to Yorkville, in the aggregate original principal amount of up to $11,000,000. In respect of each Advance under the Yorkville Convertible Note, Yorkville will pay a purchase price equal to 90% of the principal amount of such Advance. The first Advance under the Yorkville Convertible Note in the original principal amount of $3,850,000 was issued on the December 4, 2025, and the second Advance in the original principal amount of $7,150,000 will be issued upon the satisfaction of the conditions set forth in the Yorkville Convertible Note, including approval of the Merger Proposal and that the Merger shall occur prior to or substantially concurrently with the second Advance.

The Yorkville Convertible Note is convertible into shares of Brag House Common Stock in certain circumstances in accordance with the terms of the Yorkville Convertible Note at a conversion price equal to 95% of the lowest daily VWAP of the Brag House Common Stock during the five consecutive trading days immediately preceding the relevant conversion date, subject to adjustment pursuant to the terms of the Yorkville Convertible Note. Brag House received gross proceeds of $3,465,000, prior to the deduction of transaction related expenses, from the closing of the first Advance pursuant to the Yorkville Convertible Note, with the resulting net proceeds being delivered to House of Doge at the direction of Brag House and House of Doge.

Consistent with certain applicable Nasdaq rules, Brag House may not issue to Yorkville shares of Brag House Common Stock that would be in excess of the Exchange Cap, or 3,957,838 shares, under the Yorkville Purchase Agreement or the Yorkville Convertible Note, which number of shares is equal to 19.99% of the shares of Brag House Common Stock issued and outstanding immediately prior to the execution of the Yorkville Purchase Agreement, unless Brag House obtains stockholder approval to issue shares in excess of such limit in accordance with applicable Nasdaq rules.

Moreover, Brag House may not issue or sell any Equity Line Securities to Yorkville that, when aggregated with all other shares of Brag House Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Yorkville beneficially owning more than 4.99% of the issued and outstanding shares of Brag House Common Stock.

Yorkville Warrant

Concurrently with the execution of the Yorkville Purchase Agreement and the issuance of the Yorkville Convertible Note, on December 4, 2025, Brag House issued the Yorkville Warrant, which is exercisable by Yorkville for up to 10,173,881 shares of Brag House Common Stock with an exercise price equal to the lower of (i) $1.50 per share, or (ii) 130% of the average closing price of Brag House Common Stock as reported by Nasdaq for the five trading days ending on the 10th trading day following the closing of the Merger. The Yorkville Warrant was exercisable immediately upon issuance and expires three years from the date of issuance.

The exercise price and number of shares of Brag House Common Stock issuable upon exercise of the Yorkville Warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Brag House Common Stock and the exercise price. Subject to limited exceptions, Yorkville may not exercise any portion of the Yorkville Warrant to the extent that Yorkville would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the outstanding shares of Brag House Common Stock after exercise. In the event of certain fundamental transactions, the holder of the Yorkville Warrant will have the right to receive the Black Scholes Value (as defined in the Warrant) of the Yorkville Warrant calculated pursuant to a formula set forth in the Yorkville Warrant, payable in cash. There is no trading market available for the Yorkville Warrant on any securities exchange or nationally recognized trading system. Brag House does not intend to list the Yorkville Warrant on any securities exchange or nationally recognized trading system.

Why Brag House Needs Stockholder Approval for the Yorkville Issuance

Brag House is seeking stockholder approval of the Yorkville Issuance in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

In connection with the Yorkville Facility and pursuant to the applicable Nasdaq rule, Brag House is not permitted to issue to Yorkville more shares than the Exchange Cap, or 3,957,838 shares of Brag House Common Stock under the Purchase Agreement or the Yorkville Convertible Note unless and until Brag House obtains stockholder for any such Yorkville Issuance.

Potential Consequences if the Yorkville Issuance is not Approved

If the stockholders do not approve the Yorkville Issuance, Brag House would not be able to take full advantage of the Yorkville Facility as there would be a cap on the number of shares it could require Yorkville to acquire under the Yorkville Purchase Agreement. Additionally, failure to obtain stockholder approval of the Yorkville Issuance could result in Brag House depleting its available cash by forcing Brag House to repay the Yorkville Promissory Note with cash instead of converted the principal amount into shares of Brag House Common Stock. As a result, Brag House would not be able to satisfy all of its conditions under the Yorkville Agreements or access the full amount of capital available under the Yorkville Facility.

Yorkville Issuance Impact on Current Stockholders

If the Yorkville Issuance is approved and Brag House issues shares of Brag House Common Stock in excess of the Exchange Cap, any such issuance will dilute the voting power of stockholders, potential earnings per share, liquidation rights, and may reduce the book and market value of Brag House Common Stock.

Vote Required for Approval

The affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve the Yorkville Issuance Proposal. Abstentions, broker non-votes and the failure to vote by proxy or to vote online at the special meeting will have no effect on the outcome of the vote on the Yorkville Issuance Proposal.

Recommendation of the Brag House Board

THE BRAG HOUSE BOARD UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE YORKVILLE ISSUANCE PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if presented to stockholders at the special meeting and approved, will allow Brag House to adjourn the special meeting to a later date or dates, to permit further solicitation and vote of proxies if, based upon the proxies held at the time of the special meeting, (i) a quorum has not been obtained or (ii) there are not sufficient votes to approve any of the Required Proposals, in each case for the purpose of soliciting additional proxies to approve such proposals. In no event, however, will Brag House adjourn the special meeting or consummate the Merger beyond the date by which it may properly do so under the Brag House Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Brag House’s stockholders, Brag House may not be able to adjourn the special meeting to a later date in the event that, based on the proxies held, a quorum has not been obtained or there are not sufficient votes at the time of the special meeting to approve one or more of the Required Proposals.

Vote Required for Approval

The affirmative vote of holders of a majority of the votes cast at the special meeting is required to approve the Adjournment Proposal. Abstentions, broker non-votes and the failure to vote by proxy or to vote in person online at the special meeting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Brag House Board

THE BRAG HOUSE BOARD UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE Adjournment PROPOSAL.

BUSINESS OF HOUSE OF DOGE

The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references to “we,” “us,” “our” or the “Company” in this section refer to House of Doge.

House of Doge was incorporated in the State of Texas on January 13, 2025. Through a strategic agreement, House of Doge has become the official corporate arm of the Dogecoin Foundation, serving as its exclusive commercialization partner. House of Doge is committed to advancing Dogecoin ($DOGE) as a widely accepted and decentralized global digital currency through infrastructure investments needed to integrate Dogecoin into everyday commerce and through cultural partnerships. House of Doge is currently building secure, scalable and efficient systems for real-world use that includes digital payments and financial products, as well as RWA tokenization. House of Doge offers services including payment integration, consulting, education and support to businesses and individuals aiming to incorporate Dogecoin into their operations. Additionally, the Company is committed to funding research and development initiatives to enhance Dogecoin’s scalability and utility.

In its first year of operations, the Company has created The Official Dogecoin Treasury held as a treasury reserve asset by CleanCore. The Dogecoin Treasury currently holds more than 730 million Dogecoin and is managed by House of Doge, along with its partner 21 Shares. Also, in partnership with 21 Shares, House of Doge has supported the launch of 21 Shares’ Dogecoin exchange traded product that is currently listed on the SIX Swiss Exchange, as well as Dogecoin exchange traded products in the United States that are awaiting pending regulatory approvals.

The Company has also made strategic equity investments and sponsorship deals into each of HC Sierre Hockey Club, a professional ice hockey team competing in the Swiss League, and U.S. Triestina Calcio 1918, a professional football club competing the Series C Italian football league. Each of these investments advances House of Doge’s long-term RWA expansion strategy, as well as bringing digital innovation, new models of fan ownership, and community-aligned infrastructure into professional sports.

House of Doge’s registered office is located at 261 NE 61st Street, Miami, FL 33137, and its website is www.houseofdoge.com. The information contained on, or that can be accessed through, its website is not a part of this proxy statement/prospectus.

HOUSE OF DOGE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with House of Doge’s financial statements, the related notes and other financial information included elsewhere in this proxy statement/prospectus. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside House of Doge’s control. House of Doge’s actual results could differ materially from those discussed in these forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, those factors discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Brag House does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. Readers are cautioned that such forward-looking statements involve risks and uncertainties in that the actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth in this proxy statement/prospectus.

Unless the context otherwise requires, all references to “we,” “us,” “our” or the “Company” in this section refer to House of Doge.

Business Overview

House of Doge is committed to advancing the utility and adoption of Dogecoin by investing in the necessary infrastructure to integrate it into everyday commerce and through strategic cultural partnerships.

The Company is in process of developing secure, scalable and efficient systems designed for real-world applications. These systems encompass digital payments, various financial products, and RWA tokenization. It also provides consulting, educational resources, and operational support to businesses seeking to incorporate Dogecoin into their operations.

Key Highlights

•        On April 4, 2025, the Company entered into an exclusive, five-year partnership with 21Shares AG to launch the 21Shares Dogecoin ETP (ticker: DOGE) on the SIX Swiss Exchange. As part of the agreement, the Company will provide research, data, marketing, and operational support to 21 Shares.

•        On September 5, 2025, the Company adopted a digital asset treasury strategy under a multiyear Asset Management agreement and strategic advisor agreement with CleanCore and 21 Shares, under which the Company will manage treasury assets, including cash and digital assets.

Key Performance Indicators

The key performance indicators for House of Doge are revenue growth, operating income and net income.

The Company measures its success by revenue growth. Revenue growth will be dependent on the Company’s ability to successfully execute its strategy of building a multi-revenue stream digital asset management platform, which aims to drive utility and institutional acceptance of Dogecoin.

The Company uses operating income to measure the profitability of its core business operations. Operating income helps to evaluate the Company’s ability to cover operational expenses, make decisions on new opportunities and track progress on its strategic goals. This metric provides insights into efficiency and profitability, informing management on crucial business decisions.

Management believes that net income is also an important measure for determining the value created for shareholders and measure of how effectively the Company’s business is running.

Results of Operation

	Three months ended September 30, 2025	Six months ended September 30, 2025
Revenue	$842,464	$842,464
Operating expenses:
Advertising and marketing	428,409	2,549,846
Professional and legal	81,181	147,084
General and administrative	9,865,860	18,704,657
Operating loss	9,532,986	20,559,123
Other expenses (income):
Depreciation and Amortization	402,482	803,203
Change in fair value of equity guarantee and digital assets	(779,499)	(361,220)
Change in fair value of investments	6,181,318	6,181,318
Finance expense	299,097	579,808
Foreign exchange loss	3,620	9,726
Net loss	$15,640,004	$27,771,958

Revenue

For the three and six months ended September 30, 2025, the Company recognized total revenue of $842,464 from the following services:

•        Asset Management Services:    The Company recorded $251,040 in revenue related to an asset management agreement with CleanCore and 21 Shares. These services involved investment strategy and management of Treasury Assets held in cash and digital asset wallets under CleanCore’s control.

•        ETP Support Services:    Pursuant to a five-year agreement with 21 Shares and 21 Shares AG, the Company recognized $20,503 in ETP support service revenue for providing research, data, sales and marketing and operational support services.

•        Strategic Advisory Services:    The Company executed a five-year strategic advisory agreement with CleanCore and received consideration of 14,000,034 warrants to purchase CleanCore common stock. The fair value of the warrants was recognized as an investment asset with a corresponding deferred revenue liability. The liability is amortized to revenue over the five-year service period. The Company recognized $570,921 in strategic advisory service revenue in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss for the quarter ended September 30, 2025.

Operating Expenses

Operating expenses totaled $10,375,450 and $21,401,587 for the three and six months ended September 30, 2025, respectively. These costs are principally composed of the following:

•        Advertising and Marketing:    The Company recorded advertising and marketing expenses amounting to $428,409 and $2,549,846 for the three and six months ended September 30, 2025, respectively. These expenditures were primarily related to sponsorships for various teams and events, promotional activities, branding initiatives and comprehensive digital marketing efforts.

•        Professional and Legal Fees:    For the three and six months ended September 30, 2025, the Company incurred professional and legal fees totaling $81,181 and $147,084, respectively. These expenses were mainly comprised of audit fees, corporate initiatives, trademark filings, state licensing and registrations, intellectual property and general corporate matters.

•        General and Administrative:    For the three and six months ended September 30, 2025, the Company recorded total expenses of $9,865,860 and $18,704,657, respectively. These costs primarily comprised of:

•        Share-based compensation:    $8,841,597 for the six-month period, including $3,624,583 for the three-month period related to the vesting of RSU grants.

•        Consulting and related costs:    $9,236,122 for the six-month period, including $5,876,086 for the three-month period, mainly associated with management and development consultants engaged in the Company’s ongoing operations.

•        Travel and entertainment expenses:    $531,529 for the six-month period, including $308,763 for the three-month period, related to business development activities.

•        Office supplies and other costs:    $95,409 for the six-month period, including $56,428 for the three-month period, reflects insurance, bank charges, office supplies and other related costs.

Depreciation and Amortization

On January 31, 2025, the Company executed a trademark license agreement with the Dogecoin Foundation and MadeUpNumbers Ltd., granting an exclusive, royalty-bearing license for worldwide use of certain trademarks. The agreement stipulates minimum royalty payments of $200,000 per month over its five-year estimated economic life. The present value of these payments was capitalized as an intangible asset on the consolidated balance sheet. For the three and six-month period ended September 30, 2025, the Company recognized amortization expense of $400,722 and $801,443, respectively, related to this intangible asset.

For the three and six months ended September 30, 2025, the Company recorded depreciation expense of $1,760 related to the addition of new office equipment.

Change in Fair Value of Equity Guarantee and Digital Assets

For the three- and six-month periods ended September 30, 2025, the Company recognized gains in fair value of $779,499 and $361,220, respectively, which is detailed below:

•        Digital Assets:    During the first quarter, the Company recorded a fair value loss of $162,482 on digital assets due to market price fluctuations. Subsequently, during the second quarter, the Company divested all holdings in Dogecoin, resulting in a cumulative realized gain of $779,499. This gain is attributable to the appreciation in the fair market value of Dogecoin prior to its disposition. As of September 30, 2025, the Company does not hold any digital assets.

•        Equity Guarantee Liability Pursuant to trademark license agreement with the Dogecoin Foundation:    During the first quarter, the remeasurement of the equity guarantee liability to the Dogecoin Foundation resulted in a fair value loss of $255,797. On June 25, 2025, this guarantee was settled through the issuance of 1,598,731 common shares (at a price of $0.66 per share). As of September 30, 2025, there is no remaining liability associated with the equity guarantee.

Change in Fair Value of Investments

For the three and six months ended September 30, 2025, the Company recognized a non-cash fair value loss of $6,181,318 related to the periodic revaluation of warrants received from CleanCore in connection with pre-funded equity financing and strategic advisory services. The fair value of these warrants is remeasured using the Black-Scholes option pricing model, and the reported loss was primarily attributable to a change in the stock price at the end of the reporting period.

Finance Expense

Finance expenses were $299,097 and $579,808 for the three and six months ended September 30, 2025, respectively. These costs are comprised of:

•        Accretion of interest expense on a royalty-bearing trademark license ($320,423 for the three-month and $652,461 for the six-month period)

•        Interest on short-term debt ($33,370 for both the three and six-month period)

These expenses were partially offset by non-cash interest income mainly related to convertible debentures of $54,696 for the three months and $106,022 for the six months ended September 30, 2025.

Foreign Exchange Loss

Foreign exchange loss of $3,620 and $9,726, respectively, for the three and six months ended September 30, 2025, was driven by fluctuations in foreign exchange rates.

Liquidity and Capital Resources

The Company has financed its growth and operations from the issuance of equity securities and short-term debt. The Company intends to use its funds to meet funding requirements for business growth and technology development based on anticipated market demand. Actual funding requirements will vary depending on a variety of factors, including success in executing its business strategy, the progress of its product and business development efforts, its revenue and its ability to manage working capital requirements.

Our ability to meet our requirements and plans for cash, including meeting our working capital and capital expenditure requirements, will depend on many factors, including market acceptance of Dogecoin, business growth, our ability to attract and retain customers on our platform, the continuing market acceptance of our products and services, the introduction of new products and services on our platform, expansion of sales and marketing activities, and overall economic conditions. We anticipate satisfying our short-term and long-term cash requirements with our existing cash balances, cash generated from operations, and cash proceeds from debt and equity issuances. This will be sufficient to meet anticipated cash needs for working capital, growth capital and capital expenditures until the Company is generating positive operating cash flows.

Six months ended September 30, 2025
Net cash used in operating activities	$(9,377,050)
Net cash used in investing activities	(8,086,101)
Net cash provided by financing activities	13,450,000
Net decrease in cash and cash equivalents	(4,013,151)
Cash and cash equivalents, beginning of period	4,412,892
Cash and cash equivalents, end of period	$399,741

Net cash used in operating activities

For the six months ended September 30, 2025, cash used in operating activities was ($9,377,050). Net cash used in operating activities totaled a specific amount, driven primarily by higher expenses for consulting and technology development ($4,480,122), advertising and marketing ($2,549,846), professional and legal fees ($147,084), and travel and entertainment ($531,529). These outflows were partially offset by service revenue of $842,464.

Changes in non-cash working capital also contributed to the decrease in cash, resulting from change in receivables ($282,060), prepaids ($1,826,763), license liability payouts ($1,200,000), and deferred revenue ($570,921). This was partially offset by an increase in payables of $1,472,839.

Net cash used in investing activities

For the six months ended September 30, 2025, cash used in investing activities amounted to $8,086,101. The increase in cash used was mainly due to the purchase of investments ($6,657,221), acquisition of digital assets ($3,900,000) and the purchase of computer equipment ($28,880), which were partially offset by $2,500,000 in cash proceeds generated from the sale of an equity investment.

Net cash provided by financing activities

Cash generated from financing activities totaled $13,450,000 for the six months ended September 30, 2025. This increase was primarily due to $12,450,000 in net proceeds from the issuance of common shares and $3,500,000 in net proceeds from short-term debt. This was partially offset by $2,500,000 used for the repurchase of shares. Short-term debt was fully settled in October 2025.

Capital Commitments and Liquidity

The Company’s intention is to ensure adequate sources of capital are available to carry out its capital plan, while maintaining operational growth and stable cash flow to sustain future development of the business. The Company’s overall capital management strategy remains unchanged from the prior year ended March 31, 2025. As of September 30, 2025, the Company had a cash balance of $399,741. The Company anticipates incurring estimated annual expenditures of $2,700,000 for the development of technology and infrastructure to integrate Dogecoin into the business operations dictated by strategic partnerships. Management believes the Company’s current cash balance, anticipated cash from operations, and access to additional financing in the form of debts or equity will be sufficient to meet its working capital and capital expenditure requirements for at least the twelve-month period following September 30, 2025. The Company continues to monitor its cash position closely and has taken mitigation efforts to conserve its cash and implement cost saving measures.

Short-Term Debts

On September 2, 2025, the Company executed a secured short-term demand note agreement with NE SPC LP, securing principal of $3,500,000 at a 12% annual interest rate. The principal was due and payable upon the earliest occurrence of: (i) five business days after announcing a “Go-Public” transaction, (ii) October 23, 2025, or (iii) an event of default. In the event of non-repayment by the maturity date, the remaining principal balance would accrue interest at a rate of 20% per year.

As of September 30, 2025, the Company remitted $33,370 in pro-rated interest to the lender. Subsequently, on October 14, 2025, the Company fully satisfied its obligations under the agreement by repaying the $3,500,000 outstanding principal along with $16,110 in accrued interest, resulting in a full discharge of the debt by the lender.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based on our Interim Condensed Consolidated Financial Statements, which we have prepared in accordance with GAAP. The preparation of our financial statements requires management to make critical accounting estimates and to exercise judgments in applying the Company’s accounting policies that affect the reported amounts of assets, liabilities and equity, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting estimates involve a significant level of estimation uncertainty and are estimates that have had or are reasonably likely to have a material impact on our financial condition or results of operations.

Estimates and assumptions are continuously evaluated and are based on management’s best knowledge of the relevant facts and circumstances, having regard to historical experience, expectations of the future and other relevant factors and are reviewed regularly. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. Actual results and outcomes may differ from these estimates.

We have applied these accounting estimates in a manner consistent with prior periods, and there are no known trends, commitments, events, or uncertainties that we believe will materially affect the assumptions utilized in the Interim Condensed Consolidated Financial Statements.

Recent Accounting Pronouncements

•        In November 2024, the FASB issued ASU 2024-03, “Disaggregation of Income Statement Expenses,” which mandates public entities to disclose specific expense categories (inventory purchases, employee compensation, depreciation, amortization, and depletion) for each income statement line item containing those expenses. The standard becomes effective for the Company in fiscal years beginning after December 15, 2026, with early adoption permitted. The Company is currently evaluating the potential impact of this guidance on its financial statements.

•        In July 2025, the FASB issued ASU 2025-05, “Measurement of Credit Losses for Accounts Receivable and Contract Assets,” which simplifies credit loss calculations by allowing a practical expedient to assume conditions at the balance sheet date remain unchanged for current receivables and contract assets. The standard is effective for annual periods beginning after December 15, 2025, but the Company early adopted it prospectively on April 1, 2025. This adoption did not have a material impact on the Company’s Interim Condensed Consolidated Financial Statements.

•        In September 2025, the FASB issued ASU 2025-06, “Targeted Improvements to the Accounting for Internal-Use Software,” which modernizes capitalization criteria for software development costs to align with agile methodologies. The guidance requires capitalization when management commits to funding a project that is probable of completion and intended use. The standard is effective for the Company in annual periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the potential impact on its financial statements.

•        On September 29, 2025, the FASB issued ASU 2025-07 to refine derivative accounting under ASC 815 by expanding a scope exception for certain non-exchange-traded contracts based on operational activities. The standard also clarifies that share-based payments from customers are first accounted for under ASC 606. Early adoption was permitted, and the Company retrospectively adopted the guidance, evaluating its impact on equity and debt securities as of September 30, 2025.

Commitments and Contingencies

Stay Inc.

Pursuant to a private placement agreement dated June 12, 2025, the Company acquired 6,000,000 common shares of Stay Inc. for $1,200,000. The agreement also includes a contingent commitment to purchase an additional 12,000,000 shares for $2,400,000 upon the successful completion of a liquidity event (specifically, the approval of listing and commencement of trading on a stock exchange) on or prior to June 11, 2026.

As of September 30, 2025, the liquidity event is not considered probable. This future contingent commitment qualifies for the scope exception under ASC 815-10-15-59 (e) and is disclosed in the financial statement notes in accordance with ASC 450 and ASC 440. Refer to Note 7, Investments, to House of Doge’s Condensed Consolidated Financial Statements for the period ended September 30, 2025, for details.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements as of the reporting date.

BUSINESS OF BRAG HOUSE

The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references to “we,” “us,” “our” or the “Company” in this section refer to Brag House.

Business Overview

Brag House is a mission-driven organization that utilizes a diversified business strategy to operate a media-tech platform designed for casual college gamers to drive community-driven gaming experiences anchored in the college sports culture, while creating authentic pathways for brands to connect with our Gen Z audience. We view our platform as a media-tech engine intended to revolutionize advertising for the Gen Z demographic. According to PWC, digital formats are expected to account for 80% of overall global advertising revenue in 2029 (up from 72% in 2024), with new technologies including AI and hyper-personalization expected to drive this growth. We believe Brag House is positioned to capture this demand by utilizing data insights to offer brands high-value, personalized access to our community.

Brag House is a Delaware corporation formed in December 2021. Our founders developed the idea for the Brag House platform in 2018, when our Chief Executive Officer, Lavell Juan Malloy, II, and our Chief Operating Officer, Daniel Leibovich, recognized a need in the gaming industry for a gaming platform focused specifically on the casual college gamer, and formed our indirect wholly-owned subsidiary, Brag House, Inc. At that time, our co-founders believed that a significant amount of industry resources were focused predominantly on competitive and professional gamers, much to the detriment of casual gamers, generally, and casual college gamers, specifically. In the years ensuing, we have maintained our focus on the casual college gaming segment and believe we are developing a first-of-its-kind digital platform for casual college gamers to compete, support their team, banter in a safe environment and win prizes. Our vertically integrated approach combines gamer recruitment, facilitation of community engagement and content creation, live-stream production and tournament host activities.

We believe that we are creating a new sports entertainment medium for Gen Z to engage through gaming by merging gameplay with school spirit in Brag House and student-led activations and tournaments tied to college rivalries with Brag House features and capabilities such as our Bragging Functionality, Loyalty Tokens reward system, and brand-sponsored content and prizes. The growth of our platform since our inception is encouraging, and we believe we are strongly positioned to capitalize on a large portion of the available gaming market. We experienced strong community growth since we launched through January 27, 2026, reaching nearly 1,400,000 video views of our Brag House Content on video platforms including X (formerly known as Twitter), TikTok, Meta, Twitch and YouTube. From 2020 through 2025, the Company’s video views increased by 131% year-over-year. We have also generated nearly 9.0 million impressions and video views since inception through January 27, 2026. From 2020 through 2025, the Company’s impressions increased by 46% year-over-year. The Company expects that its video views and impressions will continue to grow in 2026, potentially at a rate comparable to or exceeding prior years; however, actual results could differ materially from these expectations. Additionally, since 2022, Brag House spectators who viewed live streams remained on the platform for 19 minutes per live stream across over 300,000 live views, which represents nearly a 1.75X increase compared to the industry benchmark of 11 minutes. We believe that our digital properties, including our website, provide an authentic and differentiated channel for advertisers to access the Gen Z demographic at scale. We believe that this differentiation stems from our platform’s design as a media-tech engine built for active engagement, not just passive consumption. Furthermore, we believe that live, in-person activations are a critical source of connection that augments our core digital experience. These live events, such as on-campus tournaments and activations tied to major college rivalries, allow us to bring our digital community together physically. We believe that this “digital-plus-physical” dynamic, coupled with our personalized experiential framework, offers an authentic and differentiated channel for advertisers, making the otherwise elusive Gen Z and Millennial demographic accessible at scale through multiple touchpoints.

We are focused on creating an organic and inclusive community that facilitates personalized experiences. We believe that our experiential framework offers a more authentic and differentiated channel for advertisers to utilize, making the otherwise elusive demographic of gamers and streamers accessible at scale to ourselves and our partners. We do this by offering brand sponsors and advertisers an exclusive marketing channel to reach Gen Z and Millennial gamers and creators, while offering players ways to access exclusive tournaments and programming.

In May 2025, we launched the first activation under our strategic partnership with Learfield Communications, LLC (“Learfield”). This activation was for students and alumni of the University of Florida, one of Learfield’s media rights properties.

In July 2025, we executed the second activation under our strategic partnership with Learfield, expanding on the success of our initial May 2025 event. This activation was conducted virtually and designed to engage students and alumni through a digital tournament centered around EA College Football 26, following the game’s national release. The event incorporated university-branded content and featured participation from student-athletes, further aligning with our Name, Image, and Likeness (NIL) engagement strategy.

We believe these activations demonstrated our ability to scale digital experiences across collegiate communities on our platform at the intersection of gaming and college sports, as well as through universities’ assets with pricing and value delivery defined through a structured commercial model, all of which reinforces our commercial model for integrating sponsorship, branded content and messaging, and fan engagement.

We further believe that this partnership positions us to scale across Learfield’s college network of nearly 200 universities and gain access to their media rights and assets that will enable both physical and digital activations and drive sponsorship revenue and brand engagement opportunities, while giving us access to extensive datasets across diverse college campuses as we evolve into a scalable data insights revenue model tailored to college-aged Gen Z gamers.

Additionally, we are advancing a data monetization strategy. The goal is to develop a proprietary machine learning-based software-as-a-service (“SaaS”) platform designed to offer anonymized predictive data insights into Gen Z behavior for brand clients to create enhanced, personalized and effective marketing campaigns, which will validate our marketing and data strategy for reaching college-aged Gen Z gamers. We began development of this platform in March 2025 and expect to have a beta version ready by the third quarter of 2026.

Our Mission and Approach

Our mission is to empower individuals to interact and to facilitate an organic and inclusive community in which casual gamers, streamers, fans and friends can compete, enjoy friendly bragging (i.e., banter) in a safe environment, support their players and teams and win prizes. In order to accomplish our mission, we are focused on creating exciting gamified and personalized experiences for our users. We accomplish this through our vertically integrated Brag House Platform that incorporates features for social media interaction, live streaming and gamification through both web and mobile offerings to provide gamers, streamers and their friends the opportunity to celebrate their love of gaming and competition.

We leverage existing college sports rivalries by hosting tournaments with a top-tier production experience, including game commentary, in-game interviews, post-game analysis, live broadcast digital visuals, tournament bracket(s) and our Bragging Functionality, which we describe below in greater detail under the heading “— Our B2C Strategy — Leveraging Bragging Functionality.” Whether through gameplay highlights, live-streamed gaming tournaments or custom designed digital gameplay environments, the Brag House audience is regularly watching and engaging.

The Gaming Industry

“Gaming” is a general label that comprises a diverse offering of electronic games that gamers can play against each other. Some of the popular games currently being played include Fortnite, League of Legends, Dota 2, Counter-Strike, Call of Duty, Overwatch, Valorant, Minecraft and EA Sports FC. Although an individual can play games on their own against the computer or console, one of the ways that online gaming today is different than video games of old is the community and spectator nature of online gaming — playing against another person, either one-on-one, team versus team, or free-for-all, that can be viewed by an online and in-person audience, which is a central feature of online gaming. As the accessibility for gamers to play against others online grew, global networks have developed to facilitate viewership of such content worldwide. Additionally, game developers have greatly increased the watchability of games, which has made the spectator aspect of gaming much more prevalent and further drives expansion of the gaming market. The expanded reach of high-speed Internet service and the computer technology advances in the last decade have also greatly accelerated the growth of gaming. Online gaming has now become so popular that many schools offer related scholarships and the best-known esports teams are getting mainstream sponsorship and are being bought or invested in by celebrities, athletes and professional sports teams. The highest-profile gaming content creators have significant online audiences as they stream themselves playing against others online and can generate millions of dollars in sponsorship money and subscription fees to their online streaming channels.

As video gaming continues to be a pillar in the culture of Gen Z, we believe that it is becoming increasingly visible to global investors, brands and media outlets that casual gamers, compared to esports players, play a much higher potential revenue significance to the industry. Exploding Topics Blog reports there are 3.32 billion gamers worldwide, and that approximately 66% of them (2.04 billion) play video games to unwind, relax and decompress.3

Although advertising and sponsorships have traditionally played a role in video gaming, the industry’s revenue is far more broadly diversified. As the global base of casual, social, and novice gamers continues to expand, the largest and fastest-growing revenue streams increasingly include game sales, digital downloads, subscriptions, in-game purchases, and platform fees, with additional contributions from live events, merchandise, and content licensing.

The global video gaming industry continues to be a primary engine of growth within the entertainment & media industry. According to PWC, the global video games market revenues exceeded the movie and music industry revenues combined in 2024. According to PWC, global video gaming revenues were $224 billion in 2024, with the industry expected to grow to nearly $300 billion in 2029 at a compound annual growth rate of 5.7%. By contrast, revenues in the entertainment and media industry are expected to reach $3.5 trillion in 2029 with a compounded annual growth rate of 3.7%.

We believe that this growth is increasingly driven by the convergence of media and technology. PWC reports that advertising in video games is a high-growth area, rising from 32.8% of total gaming revenue in 2024 to a projected 38.5% in 2029. We believe that as digital advertising grows — projected by PWC to outpace consumer spending significantly — platforms like Brag House that integrate media, technology, and community will be critical for advertisers seeking to reach younger demographics.

According to Net Influencer, gaming viewership exceeded globally 32.5 billion hours of watched content by spectators worldwide in 2024;4 such engagement equates to nearly 70,000 hours of gaming content consumed by spectators on average every minute. Further, Grand View Research reports that games streaming viewership in North America has been estimated to be 40.19%5 (equating to approximately 13 billion hours) in 2023.

Women are a driving force within the gaming industry, particularly in the United States. According to Statista, the number of gamers in the United States in 2024 was estimated at 201 million, of which women comprise 48%6 and, as such, represent a key demographic among gamers. Additionally, according to entertainment software associates, 62% of all adults (18+) in the United States play video games, 75% of which play at least four hours of games weekly.7 Additionally, of the more-than 145 competitive platforms, which are commonly referred to as esports communities, less than 7% focus specifically on casual gamers, let alone women.

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3        Fabio Duarte, How Many Gamers Are There? (New 2025 Statistics), Exploding Topics (Last Updated Nov. 20, 2025), available at https://explodingtopics.com/blog/number-of-gamers.

4        David Adler, Live Streaming Industry Shows 12% Growth in 2024, Nearing Pandemic Peak, Net Influencer (Feb. 3, 2025), available at https://www.netinfluencer.com/live-streaming-industry-shows-12-percent-growth-in-2024-nearing-pandemic-peak/.

5        Summary of Game Streaming Market (2024 – 2030) published by Grand View Research, available at https://www.grandviewresearch.com/industry-analysis/game-streaming-market-report.

6        Jessica Clement, Video Gaming in the United States — Statistics & Facts, Statista (Nov. 4, 2024), available at https://www.statista.com/topics/8739/video-gaming-in-the-united-states.

7        2023 Essential Facts About the U.S. Video Game Industry, entertainment software association, available at https://www.theesa.com/wp-content/uploads/2024/02/ESA_2023_Essential_Facts_FINAL_07092023-1.pdf.

We believe that there is a clear gap in the market that is specific to casual and underrepresented gamers, such as women, who we believe are a primary driver in the rapidly growing gaming industry. We believe that we are perfectly situated to address that gap and have made meaningful inroads into this market segment through connecting players and giving them a safe environment in which to game. We accomplish this by facilitating an organic community for casual gamers, casual leagues, global tournaments and participants, as well as strengthening existing communities and creating new ones.

Our Diversified Business Model and Monetizing Our Platform

We are leveraging our vertically integrated Brag House Platform to execute on our diversified business model focused on business-to-consumer, or B2C, and business-to-business, or B2B, revenue channels. The fundamental drivers of our business model and monetization strategy are creating exciting experiences and community engagement through our gaming platform, while generating opportunities to monetize off in-game transactions, Brag House tournaments, and advertising partnerships with corporate sponsors. Additionally, we aim to gain deep insights into Gen Z preferences and behaviors to help brands tailor their offerings, which will in turn enhance community engagement.

Our B2B Strategy

Through our B2B strategy, we operate as a media-tech partner for corporate sponsors, focusing on developing high-fidelity marketing and advertising solutions. According to PWC, high growth areas in the entertainment & media industry include retail search advertising in e-shopping (rising from 32.7% in 2020 to 45.5% in 2029) and advertising in video games. To capitalize on these trends, we intend to utilize our proprietary technology to move beyond traditional sponsorship and offer hyper-personalized advertising opportunities. To date, substantially all of our revenue has been generated through B2B from advertising fees related to gaming tournaments, but we believe that our future growth will be driven by data-backed media placements that offer measurable return on investment for brands.

Tournament-Related Fees

We are able to leverage our gaming tournaments to enhance and monetize our B2B relationships. We contract with corporate sponsors or partners for our tournaments either (i) on a one-off basis for a single tournament, or (ii) pursuant to multi-tournament arrangements (each, a “Batch Contract”) that provide for sponsorship or partnerships of multiple tournaments within a given year or over multiple years. Sponsors pay us a fixed fee for product and brand visibility and for product placement at Brag House-branded tournaments. Sponsorship arrangements are usually more limited in scope and are typically structured on a one-off event or short-term basis, reflecting a more transactional engagement focused on defined deliverables. Our arrangements with our contracted corporate partners goes much further, bringing our partners more deeply into our platform and providing a wide array of services connected to our tournaments and platform. We provide white-labeled tournament planning, marketing, gamer recruiting and onboarding services to our corporate partners. We perform all publicity and marketing for the tournament and host its production, including the streaming and live broadcast of the tournament. We then conduct an after-action analysis to provide a report on viewership, along with other additional services, including customized recap highlight videos, audience exposure data for their brand and words association as its appears during our live broadcasts, social media graphics and video and custom smart links to measure engagement key performance indicators that, altogether, can be seen as equivalent to return on marketing investment and/or return on ads spend, depending on how the funds were utilized.

Through January 27, 2026, we have held 30 major tournaments. Seven of those tournaments were partnered by corporate entities including Fortune 500 companies, and through these partnerships we generated approximately $667,000 in revenue. Additionally, we have an active presence at more than 50 of the largest universities in the United States. Based on the growing popularity of our gaming tournaments, we expect to consistently increase the number of Brag House tournaments that we hold each year.

We anticipate that for 2026, tournaments-related advertising and marketing revenues will constitute approximately 99% of our revenue, while subscriptions, merchandise and other forms of revenue discussed below will constitute approximately 1%. As we continue to grow our user base going forward, we will aim to increase our B2C revenue channels, explained in further detail below, such that they will constitute approximately 50% of our revenue by 2027.

Other (non-Tournament) Advertising and Marketing Fees

We aim to connect with advertisers looking to reach college-aged gamers, consumers and fans. This involves soliciting advertisers to promote their products through digital channels (such as on our social media accounts and in our Brag House Platform), and also in physical channels (such as by advertising with billboards or signs at our live events). In growing the network of Brag House Platform users, we will continue to make ourselves and our events an appealing destination for advertisers to promote their products.

We anticipate this data will be beneficial in two ways:

•        Help brands develop effective marketing strategies: By understanding Gen Z’s preferences and behaviors, brands can create more targeted and engaging campaigns.

•        Provide our consumers with ads for products and services they want and need: By analyzing user data, we can continuously improve our platform to better serve the needs and interests of our Gen Z audience.

Our strategic partnership with Learfield grants us access to expansive datasets from diverse college campuses through Learfield’s media rights properties, which we plan to model to enable predictive analytics and lifestyle behavior tracking. Our plan is to evolve this data into a scalable data insight revenue model, where we aim to provide brands with advanced data insights to create effective, personalized campaigns. We believe these insights will help brands reduce customer acquisition costs and improve return on marketing investment.

Our B2C Strategy

Through our B2C strategy, we focus on a variety of products and services aimed at enhancing our users’ experience, reinforcing our organic, inclusive, personalized gaming environment and developing a recurring revenue model to generate sufficient returns and support our continued organic and strategic growth. Our B2C revenue streams will include paid user subscriptions (memberships) to the Brag House platform (application and website), in-application purchases for digital products, tournament fees and branded merchandise sales. To date, substantially all of our current revenue has been generated through B2B from tournament-related advertising and marketing fees. Our B2C strategy has not yet generated meaningful revenue.

As we continue to add improvements to our technology platform, strengthen our community, and create meaningful content for users to engage, we anticipate that our user growth rate will be even higher in 2026. As we generate additional views for our content, we anticipate that we will be able to convert viewers into subscribers and consumers, ultimately leading to an increase in revenue generated from subscriptions, in-app purchases and merchandise.

Leveraging Bragging Functionality.

We leverage the bragging feature on our platform to incentivize user participation, to facilitate the formation of communities and to enhance the competitive spirit of our platform. Our Bragging Functionality utilizes Brag Bucks, which is in-application currency (i.e., no monetary value). A Brag is an in-game stat-based prediction that can be created by the Brag House team members and Brag House users for upcoming streams and tournaments. When a Brag House platform user places a Brag and accurately predicts the outcome of a stream or tournament, the user will win Brag Bucks and may move up the Brag House leaderboards, which are specifically correlated to the successful Brags that the user has placed. By placing successful Brags and moving up the leaderboards, the user effectively earns bragging rights over other users and friends who participated in the same Brag but were not successful in their predictions. This creates additional user engagement with the Brag House platform by giving casual gamers the opportunity to place Brags, engage with Brag House streams and tournaments and earn the right to banter with other users and friends in a friendly manner. The Bragging Functionality of the Brag House platform is something that we believe makes us unique in the gaming industry and is a distinctive feature that connects with the casual college gamer.

Each Brag has its own Brag Bucks pot that users have the opportunity to win. The total pot of each Brag is determined by the number of Brag Bucks that are placed by users who enter the specific Brag. Each Brag is a unique in-game stat-based prediction that has at least two possible outcomes from which users may choose. To enter a specific

Brag, users select their predicted outcome and decide how many Brag Bucks they want to submit. Once users submit their prediction, their Brag Bucks are added to the total Brag Bucks pot for that specific Brag. The number of Brag Bucks that a user will win for a correct prediction is calculated based on the following three factors:

•        the total Brag Bucks that were entered in the specific Brag;

•        the total number of users that predicted the outcome of the Brag correctly; and

•        the proportional weight of the amount of Brag Bucks each user entered in the specific Brag.

In addition to winning Brag Bucks through correct Brag predictions, users can earn Brag Bucks by:

•        Inviting new users to join the Brag House community through the Brag House platform’s “Invite Friends” feature;

•        Claiming the free daily chest spin that will award users a random number of Brag Bucks (within a specific range); and

•        Purchasing Brag Bucks chest spin packages in which each spin will award users a random number of Brag Bucks (within a specific range).

Brag Bucks that are awarded when a Brag House user invites friends or utilizes chest spins will be reflected in the user’s balance but will not affect the user’s leaderboard position. The Brag House leaderboards are Brag-specific, and they reflect the position of users who have predicted Brags correctly. A user’s position on a leaderboard is determined based on the number of Brag Bucks won on a particular Brag, minus the number of Brag Bucks that user placed in order to enter the Brag. The more net Brag Bucks a user wins, the higher they will appear on the leaderboard. The Brag House leaderboards are an important feature of the platform in that a user’s position on the leaderboards gives them the opportunity to win daily, weekly and monthly prizes.

A Brag House user’s total net Brag Bucks will be reflected in their balance. However, the user’s balance is dynamic in that it reflects all movement in the user’s total Brag Bucks. It does not present the amount of Brag Bucks each user has won in total or been awarded since joining the Brag House community. We believe that our Brag Bucks system motivates casual college gamers to join our platform and presents them with a unique opportunity in the gaming industry. By giving users the opportunity to place Brags, win Brag Bucks and move up our leaderboards, we believe that we have created a gaming platform that will continue to attract users looking to compete with their friends and other casual gamers.

Our Brag Bucks do not constitute property and cannot be sold, bartered or otherwise transferred to other users. Brag Bucks are only redeemable to unlock access to items within the Brag House Platform, including Loyalty Tokens. To date, Brag Bucks have not generated any meaningful revenue for the Company. Neither Brag Bucks nor Loyalty Tokens utilize blockchain technology. Please see “— Providing In-Application Digital Product Purchase Opportunities” below for more information.

Data Insights

We believe that understanding Gen Z is crucial for brands to build sustainable models that cater to this demographic. Our future revenue model, which we plan to implement during the third quarter of 2026, will offer brands the option to pay for accessing insights derived from anonymized and aggregated user data. This data will help brands tailor their marketing efforts, improving campaign effectiveness as measured by metrics such as CPM and CPC (each as defined below). By collecting anonymized and aggregated data on the habits, values, and social media use of our casual college gamer audience, who are primarily Gen Z, we hope to offer valuable insights into this generation while keeping their personally identifiable information safe and private. As part of this data insights strategy, we entered into service agreements with certain service providers, as discussed below.

Artemis; OTT Advisors

On November 13, 2024, Brag House entered into a Master Services Agreement with Artemis Ave LLC, a skilled technology company (“Artemis”), pursuant to which Artemis agreed to develop proprietary machine learning solutions for the Company’s platform (the “Software”) and provide certain related services. In exchange, the Company issued 937,500 shares of Brag House Common Stock to Artemis in December 2024. The Software will play a critical role in the predictive analytics that we plan to launch during the third quarter of 2026. We believe that the Software will enable us to (i) provide enhanced gaming and Brag House featured offerings to our users, thus improving the value proposition of paid memberships (subscriptions) on the B2C strategy, and provide advanced segmentation of audience data, allowing brands to create highly personalized marketing campaigns on the B2C strategy and (ii) gather, analyze, and provide anonymized and aggregated data based on the behaviors, preferences, and engagement of our Gen Z users, thereby empowering brands to create hyper-personalized marketing campaigns. Artemis began development of the Software in March 2025, and we expect to have an initial beta version of the Software in the third quarter of 2026, followed by A/B testing and a refined beta in the fourth quarter of 2026.

On May 12, 2025, Brag House and Artemis entered into an amendment to the Master Services Agreement that eliminated Brag House’s obligation to pay to Artemis the difference between the actual price at which Artemis sells the shares of Brag House Common Stock allocated to it under the Master Services Agreement and the $4.00 target sale price per share, it being expressly understood that Brag House shall have no such obligation following the date of the amendment with respect to any sale of Brag House Common Stock by Artemis. As consideration for the elimination of the $4.00 per share guarantee in contemplation of Artemis delivering the services and deliverables to be provided pursuant to the Master Services Agreement, Brag House paid Artemis $225,000. The amendment to the Master Services Agreement did not alter any other provisions of the Master Services Agreement including the schedule for Artemis to deliver to Brag House the services and deliverables set forth therein.

On September 8, 2025, Brag House sent Artemis a Notice of Material Breach because Artemis had failed by such date to deliver to Brag House any services or deliverables that were to have been provided under the Master Services Agreement, let alone evidence that it had begun substantive work on the same. In its Notice, Brag House requested that Artemis cure the breach within 30 days as provided for in the Master Services Agreement.

On October 9, 2025, Brag House sent Artemis a Notice of Termination terminating the Master Services Agreement as the breach had not been cured. In this Notice, Brag House demanded that Artemis agree to cancel and return all 937,500 shares of Brag House Common Stock it had been allocated in the Master Services Agreement and return the $225,000 it had received for the Amendment of the same.

On October 10, 2025, Artemis sent Brag House a letter denying that it had breached the Master Services Agreement and challenging the effectiveness of the Notices of Material Breach and Termination, respectively.

Brag House and Artemis are presently engaged in negotiations to resolve their dispute amicably with Brag House seeking to cancel and have the shares of Brag House Common Stock already received by Artemis and the restricted shares of Brag House Common Stock currently held for Artemis by Brag House’s transfer agent all returned to Brag House.

Having terminated its relationship with Artemis, Brag House contracted with OTT Advisors, LLC (“OTT”), an alternative third party vendor, to provide the Services and Deliverables that were to have been provided by Artemis. The Services and Deliverables to be provided by OTT will enable Brag House to (i) provide enhanced gaming and Brag House featured offerings to our users, thus improving the value proposition of paid memberships (subscriptions) on the B2C strategy, and provide advanced segmentation of audience data, allowing brands to create highly personalized marketing campaigns on the B2C strategy and (ii) gather, analyze, and provide anonymized and aggregated data based on the behaviors, preferences, and engagement of our Gen Z users, thereby empowering brands to create hyper-personalized marketing campaigns. We expect to have an initial beta version of the Software in the third quarter of 2026, followed by A/B testing and a refined beta in the fourth quarter of 2026.

EVEMeta; OTT Advisors

In connection with the execution of the Master Services Agreement with Artemis, on November 13, 2024, Brag House entered into a Software as a Service Agreement with EVEMeta, LLC, an innovative technology company (“EVEMeta”), pursuant to which EVEMeta agreed to license certain of its technology to Brag House to enhance our technology infrastructure. In exchange, the Company issued 312,500 shares of Brag House Common Stock to EVEMeta in December 2024.

On May 12, 2025, Brag House and EVEMeta entered into an amendment to the Software as a Services Agreement that eliminated Brag House’s obligation to pay to EVEMeta the difference between the actual price at which EVEMeta sells the shares of Brag House Common Stock allocated to it under the Software as a Services Agreement and the target sale price of $4.00 per share, it being expressly understood that Brag House shall have no such obligation following the date of the amendment with respect to any sale of Brag House Common Stock by EVEMeta. As consideration for the elimination of the $4.00 per share guarantee in contemplation of EVEMeta delivering the Compression Services as defined in and to be provided pursuant to the Software as a Services Agreement, Brag House paid EVEMeta $25,000. The amendment did not alter any other provisions of the Software as a Services Agreement including the schedule for EVEMeta to deliver to Brag House the Compression Services.

On September 8, 2025, Brag House sent EVEMeta a Notice of Material Breach because EVEMeta had failed by such date to deliver to Brag House the Compression Services that was to have been provided under the Software as a Services Agreement. In its Notice, Brag House requested that EVEMeta cure the breach within 30 days as provided for in the Software as a Services Agreement.

On October 9, 2025, Brag House sent EVEMeta a Notice of Termination terminating the Software as a Services Agreement, as the breach had not been cured. In this Notice, Brag House demanded that EVEMeta agree to cancel and return all 312,500 shares of Brag House Common Stock it had been allocated in the Software as a Services Agreement and return the $25,000 it had received for amending the agreement.

On October 10, 2025, EVEMeta sent Brag House a letter acknowledging that Brag House was able to and did terminate the parties’ Software as a Services Agreement.

Brag House and EVEMeta are presently engaged in negotiations to resolve their dispute amicably, with Brag House seeking to cancel and have the shares of Brag House Common Stock already received by EVEMeta as well as the restricted shares currently held for EVEMeta by Brag House’s transfer agent returned to Brag House.

Having terminated its relationship with EVEMeta, Brag House contracted with OTT to provide the Compression Services that were to have been provided by EVEMeta. The Compression Services to be provided by OTT are designed to optimize data streaming efficiency by significantly reducing bandwidth requirements while preserving content integrity and quality. This will allow streamed data to flow seamlessly between our servers and our users with less data consumption, thus lowering server costs without compromising the user experience. We expect this technology to be integrated into our platform by the third quarter of 2026, and that it will have an important role for our technology infrastructure in streamlining data to and from our servers with significant cost savings.

While we continue to prioritize advertising and marketing revenue, we believe that the development of the data insights revenue model represents a strategic advantage in leveraging our digital community for enhanced brand partnerships and data-driven marketing solutions.

Providing Our Users Multiple Subscription (Membership) Options

We have made major investments in the Brag House platform, and one of our central revenue drivers will be our auto-renewable subscription model, which will focus on a series of regular payments that our users make in order to access Brag House premium content and additional features and benefits. Currently, we only offer Bragger, our entry-level freemium membership. Our paid subscription service, which we expect to launch in the third quarter of 2026, will allow users to select from four membership tiers — Bragger Plus, Gamer, Streamer and Ultimate.

•        Bragger.    This is our entry-level freemium membership. Braggers are video game enthusiasts who consider gaming a hobby and view gaming as a source of digital entertainment. Braggers can create a member-specific profile, create live-streams, watch streams on the Brag House application and place Brags using Brag Bucks, our in-application currency that accrues as users correctly predict Brags and allows Braggers the opportunity to move up on the Brag House leaderboard. The higher the user moves up on the leaderboard, the more opportunities they will have to win daily, weekly and monthly prizes. Each Bragger is given a free daily chest spin, which grants the user a randomly generated number of Brag Bucks. Additionally, Braggers have the opportunity to register for upcoming tournaments through the Brag House application. As of January 27, 2026, we had nearly 2,000 Bragger members.

•        Bragger Plus.    This is our first level of paid membership. The Bragger Plus membership is targeted at individuals that spend more time per week watching video game streams and tournaments, and that we believe will have a stronger interest in participating in the Bragging Functionality and enjoying the premium Brag House features, than the typical Bragger member. By interacting more with the Brag House platform, Bragger Plus members will have the ability to earn larger Brag House prizes. In addition to the Bragger membership features, our Bragger Plus members will receive additional perks and features, including access to the Brag House multiplier, which apply to Bragger Plus members’ daily chest spins and purchased Brag Bucks chest packages, increasing the potential number of Brag Bucks generated and increasing the daily, weekly and monthly prizes based on where the user ends up on the various Brag House leaderboards. Bragger Plus members will also benefit from a 10% discount on all Brag House merchandise and have access to all token-specific Brags, which can be redeemed for sponsor-specific prizes and merchandise. Bragger Plus subscriptions will be eligible for monthly, quarterly or annual renewal cycles. Our Bragger Plus membership will have a monthly fee of $2.99.

•        Gamer:    This membership level is designed for users that typically focus on one or two video games, striving to outperform their competitors and enjoy the Brag House tournaments and challenges. Gamer members will have access to the perks and features of the Bragger Plus membership, along with early registration and a 50% discount on entry fees for all Brag House tournaments. Gamer members will also have access to private Brag House community channels, a 15% discount on all Brag House merchandise, and assistance in building their gamer portfolio, which includes a monthly 10- to 15-second highlight clip created by the Brag House team. Gamer subscriptions will be eligible for monthly, quarterly or annual renewal cycles. Our Gamer membership will have a monthly fee of $4.99.

•        Streamer:    This membership level is designed for users that are motivated by the opportunity to interact with other gamers and contribute to the growth of the gaming community, deriving personal benefit from the social aspects of the Brag House platform. In addition to the perks and features of the Bragger Plus membership, Streamers will be eligible for early tournament registration, the opportunity to feature their live stream on the Brag House application, a 15% discount on Brag House merchandise, access to private Brag House community channels and a monthly 10- to 15-second highlight clip created by the Brag House team. Unique to this membership level, Streamers will be granted access to educational sessions hosted by experienced Brag House streamers, which we believe are an excellent opportunity for Streamer-level gamers to distill insights on how to develop their streams to fit their personal brand, how to interact with their audience, how to create more engaging content and market their stream, form overlays and more. Streamers will also earn Brag Bucks based on various key performance indicators that they can achieve, including number of hours they streamed, number of consecutive days they streamed live on the Brag House application, number of Brags they created and audience interaction (specifically, the number of users that placed Brag Bucks on the Streamer’s Brags). Streamer subscriptions will be eligible for monthly, quarterly or annual renewal cycles. Our Streamer membership will have a monthly fee of $4.99.

•        Ultimate:    The Ultimate membership will be our most premium paid membership and provides the best opportunity for users to fully immerse themselves into the Brag House platform. Ultimate members will have access to all perks and features of the Gamer and Streamer memberships, along with additional features specific to the Ultimate membership. These additional perks and features will include the opportunity to be the first Brag House users to register for Brag House tournaments, access to two entry-free tournaments per month and 50% discount thereafter on tournaments’ entry fee, access to private Brag House community channels, a monthly 10- to 15-second highlight clip created by the Brag House team, the option to feature their streams on the Brag House application and access to the Streamers package providing seminars for users on how to develop their streams to fit their personal brand, interact with their audience, create more engaging content, market their stream, form overlays and more. Additionally, Ultimate members will be given a 25% discount on Brag House merchandise, a five-times multiplier on the Brag House daily chest spin and a two-times multiplier on earned Brag Bucks, which are based on the various key performance indicators in the Streamer membership. Ultimate subscriptions will be eligible for monthly, quarterly or annual renewal cycles. Our Streamer membership will have a monthly fee of $7.99.

User Retention

We are committed to continuously updating the Brag House platform and entering into gaming partnerships with corporations, professional sports teams and universities. We believe that our approach to the gaming industry, notably our targeting of the casual gamer, coupled with our exciting partnerships and continuous development of new Brag House offerings, will be influential in our drive to retain Brag House users. Our current efforts to retain our users include, but are not limited to:

•        improving the breadth and depth of the Brag House platform’s functionality;

•        placing an emphasis on keeping user data secure;

•        maintaining availability and reliability of the Brag House application;

•        focusing on user ease of the Brag House platform;

•        continuously adding user value through Brag House offerings;

•        advancing brand awareness and reputation; and

•        addressing legal, regulatory and cultural matters.

Providing In-Application Digital Product Purchase Opportunities

We offer our users the opportunity to purchase various items through the Brag House application that we generally categorize as consumable items and non-consumable items. We believe that these digital products will present a meaningful revenue opportunity for us.

•        Consumable Items.    This is the most common type of in-application purchase in mobile games. Most commonly, consumable items refer to in-game currency such as health bonuses and power-ups. Brag House users will have the option to purchase $1, $2.50 or $5 Brag Bucks chest packages. Each chest package will contain a random amount of in-application Brag Bucks within a specific range. Based on the randomization process, users will receive the amount of Brag Bucks that each purchased chest contains. Brag House users can utilize their Brag Bucks to unlock access to items with no real-world monetary value. Users may utilize Brag Bucks to unlock items such as access to Brags, access to exclusive Brag House content and access to non-sponsored Brag House tournaments. Certain Brags will give users access to another in-application point accrual mechanic, Loyalty Tokens. Loyalty Tokens cannot be used in Brags, traded with other users or sold for cash value. Users can redeem their Loyalty Tokens in our Brag House store for an assortment of prizes. The Loyalty Tokens include custom tournament sponsor tokens and brand partner tokens that can only be redeemed for specific prizes relating to the tournament or brand sponsor in our Brag House store. In addition, Loyalty Tokens include our main in-house Loyalty Token, our Brag Tokens, which users can redeem for all other open-access (i.e. non-sponsored) prizes in our Brag House store. Once a user earns and consumes their Brag Bucks and Loyalty Tokens, the consumable items will disappear. Brag Bucks have no time limit for use, but certain Loyalty Tokens have expiration dates associated with them. Specifically, the expiration dates apply to custom tournament sponsor tokens and brand partner tokens. Certain tokens are only available through a limited number of Brags or particular leaderboards, which creates a perceived rarity feature to those particular Loyalty Tokens. In order for gameplay to continue, every Brag allows a user to win a certain number of Brag Bucks. Additionally, unlike the Brag Bucks chest packages that users may purchase at any time to gain more Brag Bucks, Loyalty Tokens cannot be purchased. Rather, users can only earn Loyalty Tokens through token-specific Brags that Brag House makes available or through placement on particular leaderboards.

Brag Bucks and Loyalty Tokens do not constitute property and cannot be sold, bartered or otherwise transferred to other users. Brag Bucks and Loyalty tokens are only redeemable to unlock the consumable items mentioned above and otherwise have no real-world value. Neither Brag Bucks nor Loyalty Tokens utilizes blockchain technology.

•        Non-Consumable Items.    Our non-consumable items, which are commonly referred to as “unlockable items” among members of the gaming community, include digital overlays, graphics, instructional videos and additional items that are currently under development, such as social media posts, video editing, highlighted streams, Brag House branding and marketing via discord and bulk package options. Unlike consumables, once a member gains access to non-consumable items by utilizing their Brag Bucks they will have permanent access to those items. Once launched, we will offer non-consumable items only to Gamer, Streamer and Ultimate-level members, thus offering an additional incentive for Brag House users to upgrade their subscription (membership) level from the Bragger freemium level.

Tournament Fees

To facilitate and enhance social engagement on our gaming platform beyond our recurring subscriber base, we offer tournaments to provide casual college gamers a chance to compete and fully immerse themselves in the Brag House community. Through January 27, 2026, we have held 30 major tournaments which saw more than 764 participants in the aggregate from nearly 250 colleges and universities across the United States, and which have generated an aggregate of approximately $667,000 of revenue.

Merchandise

We intend to sell company-branded Brag House merchandise through our website (www.braghouse.com) and our platform. Brag House users and non-user fans can purchase items such as customized Brag House long sleeve shirts, T-shirts, standard and zip up hoodies, beanies and snapback hats.

Key Performance Indicators

We focus on several key performance indicators, as discussed below, to assess our progress and drive revenue growth. We believe that by focusing on users and followers, engagement, and views and impressions, we can best measure our growth, the adoption of the Brag House platform and the overall impact that Brag House is having on the gaming industry.

1.      Views and Viewership.    We experienced strong community growth since we launched through January 27, 2026, reaching nearly 1,400,000 video views of our Brag House Content on video platforms. From 2020 through 2025, the Company’s video views increased by 131% year-over-year. Additionally, since 2022, Brag House spectators who viewed live streams remained on the platform for 19 minutes per live stream across over 300,000 live views, nearly 175% greater than the industry benchmark of 11 minutes. This continued growth in views results in the exponential growth of our monetizable advertising inventory. Additionally, we believe that our growth in views will be achieved largely via user generated content submitted to us by our community, significantly limiting the production cost and overall investment required to achieve the continued growth in our viewership. We define “views” as the number of people who watch either live content (broadcasts) or Videos on Demand that are available across Brag House’s digital presence on platforms such as the Brag House website, app, social media channels (Instagram, X (formerly known as Twitter), LinkedIn, Facebook, Snapchat, TikTok and Reddit) as well as streaming services channels (Twitch, YouTube).

2.      Impressions and Reach.    We have generated nearly 9.0 million impressions since inception through January 27, 2026. From 2020 through 2025, the Company’s impressions increased by 46% year-over-year. We define “impressions” as the aggregate number of times any pieces of our content have been viewed by Brag House users across all social media platforms, regardless of if the specific content was interacted with or not. We define “reach” as the number of unique users that view our content across all social media platforms.

3.      Engagement.    As of January 27, 2026, we had an average engagement rate of 6.5% across our marketing platforms during periods of time we host online and in-person activations, which is over four times higher than the industry average of 1.5% according to Social Insider. This includes over 50,000 chat messages being sent during our gaming live streams. We continue to focus on ways that we can repackage and distribute this significant derivative content library for further monetization. We define “engagement” as all digital interaction between the Brag House brand and our followers and users as well as interaction between followers and users on the Brag House platform and social media channels. These engagements can be measured by comments, chatting, likes, shares, posting, signing up for tournaments and events, interacting with polls on social media, placing Brags on the Brag House platform, placing bracket predictions on the Brag House platform, and other similar actions. We calculate “engagement rate” by dividing the amount of engagement on a piece of our content by the overall reach of that piece of content.

4.      Cost per Thousand Impressions and Cost per Click.    As of January 27, 2026, cost per thousand impressions, or cost per mille (“CPM”), was $3.26, which is nearly twice as cost effective as the average gaming industry CPM of $5.64. In addition, since 2023 through January 27, 2026, our cost per click (“CPC”) was $0.39, which is nearly twice as cost effective as the average gaming industry CPC of $0.70. We believe that a lower CPM and CPC will attract sponsors and increase our revenues from advertising on our platform as we offer brands a more cost effective route to advertise to Gen Z in a manner that would result in higher value from a return on investment point of view. We define CPM as the average cost a company pays for 1,000 advertisement impressions. Impressions occur when a user sees the advertisement. We define CPC as the cost that a company pays for the number of times users click on a display ad attached to their sites. We believe that once our data insights services are made available beginning in the third quarter of 2026, both CPM and CPC will decrease for sponsors that purchase such services.

Corporate Partnerships

Moroch Partners, Inc.

In 2021, we entered into an agency supplier agreement with Moroch Partners, Inc. (“Moroch”), a marketing and communications agency, pursuant to which we contracted for advertising and marketing services as well as the development of promotional materials bearing the trademarks of McDonald’s and Coca-Cola.

Pursuant to this agreement, we held the “Texas Loyalty Cup,” a Brag House tournament, in 2021 in collaboration with McDonald’s and Coca-Cola, where college students from various universities across the State of Texas competed against each other playing Nintendo’s Super Smash Bros. Brag House put on a full production for the tournament including, in-game commentary, pre and post interviews, and created original graphics to promote the McDonald’s and Coca-Cola brands, as well as their products. The 18-hour live stream event reached 660,000 people with gender demographics of 66.60% men and 33.40% women.

McDonald’s Corporation and The Coca-Cola Company

The success of the 2021 tournament led to a continued and stronger relationship with McDonald’s and Coca-Cola as we held two tournaments in 2022: (i) “SoCal FIFA 23 Tournament,” which was a direct contract with The Coca-Cola Company and collaborated with McDonald’s Corporation through their marketing agency of the Southern California Region, Davis Elen Advertising, and (ii) “Black and Positively Golden Gamers HBCU Tournament Featuring Fortnite,” which was a contract with McDonald’s through their agency, Walton Isaacson, in collaboration with Coca-Cola. Due to the success Brag House was able to achieve, the partnership with McDonald’s and Coca-Cola grew stronger as Brag House was contracted by Coca-Cola, in collaboration with McDonald’s, for the third consecutive year to host a nationwide Fortnite tournament with student gamers from five states (Washington, Oregon, California, Oklahoma and Kansas). The tournament is known as the Golden Royale Cup, and took place over the course of three weeks in November, with three qualifying matches, followed by a grand finale match. The Golden Royale Cup amassed nearly 20,000 total hours of aggregate live streaming content watched and garnered nearly 300,000 views from gamers watching the tournament in real time. Furthermore, the event received nearly 1 million impressions across Brag House’s social media platforms.

Fort Worth Sports Commission

In August 2023, Brag House entered into a license agreement with Fort Worth Sports Commission, a division of The City of Fort Worth, pursuant to which we hosted an in-person gamer and scholars event on September 21, 2024 at the Fort Worth Convention Center focused on college students for the State of Texas. This event showcased not only competitive gaming for the casual gamers but also educational and career opportunities related to gaming for Texas college students while giving the students opportunities to earn and win scholarships. This event featured speakers and panelists from diverse industries, including media agencies, universities, and the movie and entertainment sectors.

Denver Broncos

In March 2023, Brag House entered into a sponsorship agreement with the Denver Broncos, a world-renowned American Football franchise that competes in the National Football League, to be a gaming partner for in-person and digital gaming activations (i.e., gaming events) for, at minimum, the 2023-2024 NFL seasons. This arrangement concluded in September 2024.

Learfield Communications, LLC

On September 11, 2024, Brag House entered into a sales representation agreement with IMG College, LLC (Florida Gators Sports Properties), a wholly-owned subsidiary of Learfield Communications, LLC, a billion dollar media company that holds the media rights to hundreds of colleges in the US, including collegiate properties as the NCAA and its 89 championships and NCAA Football, including multi-media rights for University of Florida athletics, with respect to University of Florida video gaming activations and tournaments in 2024 and 2025.

Our agreement with Learfield, which focuses on sales representation for sponsorship opportunities, provides for an initial term ending on June 30, 2025, with automatic one-year renewal periods (July 1 through June 30) unless either party terminates (i) upon 30 days’ written notice or (ii) for material default of the other party following notice and a ten day cure period. With respect to each sponsor that signs a contract, Brag House and Learfield will share revenue based on the percentage of each party’s individual services and/or assets (each of which services and assets will be assigned a monetary value). In addition, the party responsible for initiating contact with the sponsor, whether Brag House or Learfield, will receive a 20% commission of the net revenue of the sponsorship agreement with such amount being taken from the other party’s revenue share. Each party is responsible for its own administrative and overhead costs along with all fulfillment costs incurred with respect to its services and assets included in any contract signed by a sponsor.

We believe that Brag House will be able to leverage this relationship with Learfield to host tournaments and events across all of the universities for which Learfield holds media rights. Through these events, we further believe that Brag House will facilitate engagement with student bodies, clubs, and other university-affiliated organizations with the permission of Learfield and its support in doing so, which will enable us to gather insights from participating users in accordance with applicable data privacy laws. We therefore believe that this arrangement will contribute directly to Brag House’s revenue model through shared sponsorship earnings, while validating Brag House’s marketing and data strategy for reaching college-aged Gen Z gamers. However, it is important to note that the current agreement does not guarantee revenue, nor does it obligate Learfield or its affiliates to provide data access or support beyond the sales representation scope. The partnership’s first activation was held in May 2025, which was for students and alumni of the University of Florida, one of Learfield’s media rights properties. In July 2025, we held the second activation, expanding on the success of our initial May 2025 Activation. The second activation was conducted virtually and designed to engage students and alumni through a digital tournament centered around EA College Football 26, following the game’s national release. The event incorporated university-branded content and featured participation from student-athletes, further aligning with our Name, Image, and Likeness (NIL) engagement strategy.

In December 2025, we hosted the third activation under our strategic partnership with Learfield. The activation was conducted virtually and featured current students and student-athletes from the University of Florida and rival institutions, including the University of Kentucky and the University of Oklahoma, competing side-by-side in a Call of Duty: Warzone tournament. The incorporation of university-branded content and featured participation by student-athletes demonstrates our continued alignment with our NIL strategy.

We believe that these activations demonstrated our ability to scale digital experiences across collegiate communities on our platform at the intersection of gaming and college sports, as well as through universities’ assets with pricing and value delivery defined through a structured commercial model, all of which reinforces our commercial model for integrating sponsorship, branded content and messaging, and fan engagement.

We further believe that this partnership positions us to scale across Learfield’s college network of nearly 200 universities and gain access to their media rights and assets that will enable both physical and digital activations and drive sponsorship revenue and brand engagement opportunities, while giving us access to extensive datasets across diverse college campuses as we evolve into a scalable data insights revenue model tailored to college-aged Gen Z gamers.

Additionally, we are advancing a data monetization strategy. The goal is to develop a proprietary machine learning-based SaaS platform designed to offer anonymized predictive data insights into Gen Z behavior for brand clients to create enhanced, personalized and effective marketing campaigns, which will validate our marketing and data strategy for reaching college-aged Gen Z gamers. We began development of this platform in March 2025, and expect to have a beta version ready by the third quarter of 2026.

As of September 30, 2025, our corporate relationship arrangements have accounted for 99% of our revenue.

While engaging with corporate sponsors is important to ensure we have the proper funding and infrastructure to host our popular tournaments, our college-level collaboration with organizations such as the Black Collegiate Gaming Association helps us to continue to drive grassroots adoption of our gaming platform at the college level. In total we have hosted three events through these organizations (all in 2021), and such events were sponsored by LA Sparks, PlayStation, GameStop, NASCAR and NBA2K. In addition to the full production described above, the Brag House hosted panel presentations, which included individuals such as Brittney Sykes, professional WNBA player at the LA Sparks, Jacqueline Beacucamp, Chairwoman & CEO of Engaged Media, and others.

Web Hosting Services with Amazon Web Services

We currently host our gaming platform and support our operations using Amazon Web Services (“AWS”), a third-party provider of cloud infrastructure services, along with other service providers traditionally used by AWS. Our customer agreement with AWS will remain in effect until terminated by AWS or us. Either party may terminate this agreement if the other party is in material breach subject to a 30-day cure period following receipt of notice from the terminating party. AWS may also terminate the agreement immediately (i) for cause if AWS has the right to suspend under certain circumstances as set forth in the AWS customer agreement, (ii) if AWS’ relationship with a third party who provides software or other technology that AWS uses to provide its service to us expires, terminates or requires us to change the way AWS provides the software or other technology as part of the Services, or (iii) in order to comply with the law or requests of governmental entities.

Third Party Payment Processors

Sales and Marketing

Prospective members and subscribers are introduced to Brag House through eight primary marketing channels, consisting of:

1.      our Collegiate Leads Program that amplifies our grassroot approach, through which we continuously increase brand awareness around campuses of colleges and universities across the United States as well as drive new traffic of users to our platform (application and website) with higher focus on college students and alumni of those schools;

2.      our in-application referral program that incentivizes users to invite their friends and acquaintances to join our platform by providing bonus Brag Bucks for each new user that joined (monthly bonus limitation may apply in certain cases) and the ability to compete with them in a social manner over bragging rights and other prizes;

3.      professionally produced gaming tournaments of popular video games that are streamed live on our platform (application and website), including our Twitch and YouTube channels as well as our Facebook Page;

4.      content library on our Twitch and YouTube channels that can be found through organic searches and through shared links by hundreds of millions;

5.      Brag House social media channels on Instagram, Facebook, X (formerly known as Twitter), TikTok, SnapChat, LinkedIn and Reddit, which enable us to organically reach hundreds of thousands of users that continuously drive traffic to our platform (application and website);

6.      Ad campaigns on advertising platforms such as Snapchat Ads, TikTok Ads, Facebook Ads, Instagram Ads, X (formerly known as Twitter) Ads, LinkedIn Ads and Google Ads, which all help increase our organic reach to potentially hundreds of millions primarily in the United States, but in the rest of the world as well; and

7.      continued press, press releases and public relations that drive brand awareness to our platform.

In addition to these channels, we also market our community and platform through in-app and in-live broadcasts/streams promotions, search engine optimization, online advertising as well as aim to engage with various social influencers ranging from Nano- to Macro-influencers to achieve multiple marketing strategies and build email marketing campaigns.

Users typically begin their relationship with Brag House by viewing content on the Brag House platform, which includes our website, Twitch and YouTube channels as well as our Facebook Page, registering an email address, and/or by participating in our entry-free gaming tournaments. As discussed in “— Our B2C Strategy,” users become more engaged by creating a profile on our platform where they can become a Bragger, our freemium entry-level membership, and enjoy the benefits of the Bragger. Following the freemium Bragger membership, users can enhance their experience and engagement opportunities by upgrading their memberships from our freemium Bragger membership to one of our paid-membership levels, where they have access to premium Brag House features that are not available at the freemium Bragger membership level. While initial membership at the Bragger level is free, we do monetize all members as activity grows with one-off paid experiences, in-app purchases and merchandise sales as well as through brand and media sponsorship revenues.

We plan to drive deeper user engagement by continuously enabling the freemium entry-level Bragger membership, which provides users the ability to experience our platform and community, increasing the number of tournaments we produce weekly, expanding our Collegiate Leads Program and reach across the nation, simplifying the Brags creation process on the platform to induce more streamers to create Brags, which drives user engagement, and/or acquiring content creators and talent to produce more captivating and engaging in-house content. We estimate that our monthly paid members can generate between $25 and $95 in annual revenue per member (excluding one-off purchases, as described above), and content from these experiences is broadcasted on our platform, including our Twitch and YouTube channels, as well as our Facebook page, which drives deeper user engagement and serves as a channel to attract new members.

Competition

Given that we operate in the global entertainment and gaming industry, we consider any type of discretionary leisure and entertainment provider to be a competitor with respect to consumers’ time and disposable income. Competition in the amateur gaming industry generally is intense. Our competitors range from established leagues and championships owned directly, as well as leagues franchised by, well known and capitalized game publishers and developers, interactive entertainment companies and diversified media companies to emerging start-ups, and we expect new competitors to continue to emerge throughout the amateur gaming ecosystem.

In the gaming industry, our competitors fall into several categories: game publishers (Activision Blizzard, Electronic Arts, Take-Two Interactive Software), Gen Z-focused social platforms (Snap, Meta, Roblox), and companies with sophisticated data-valuation capabilities (Alphabet). Additionally, we expect competition from new entrants and adjacent competitors as gaming continues to expand.

We differentiate ourselves from potential competition through our organic community and partnerships that enable experiences, community, content and commerce. Our core strengths include our ability to leverage our vertically integrated Brag House Platform to create economies of scale around gaming tournaments as well as facilitate significant user engagement through our dominance of the college market and exclusive corporate partnerships.

Our Competitive Strengths

Based on management’s experience in the industry, we believe we have the following competitive strengths that enable us to compete effectively:

•        Brag House has a first to market grassroots approach to reaching its community.

•        Our focus on casual games has allowed us to create an inclusive environment that promotes not only casual gamer experiences but also provides a venue for gamers to improve their skills and brand as the endeavor to become competitive or professional gamers and streamers.

•        Our media-tech platform has allowed us to concurrently develop what we believe are compelling B2C and B2B product and service offerings. We believe our position at the intersection of media, technology, and gaming allows us to offer advertising partners a level of engagement and personalization that traditional media platforms cannot match.

•        Our proprietary or other attributes regarding our development and delivery model.

•        Our platform not only facilitates discoverability but also paves the way for aspiring professional gamers and streamers to reach their goals.

Growth Prospects

As we continue to invest in creating inclusive, exciting and personalized experiences for our users through our Brag House Platform, we will strive to build a leadership position within the growing gaming industry. We have established key areas of strategic focus that will guide the way we think about our future B2C and B2B growth prospects:

Expanding our community of casual gamers and fans is our top priority.    Non-professional gamers represent more than 99% of all gamers globally according to Cyber Athletiks, presenting what we believe is a robust market segment that presents meaningful opportunity for growth. We will continue to invest in, and further enhance, our mobile and web platforms by (i) implementing a live-streaming functionality where our users can watch gaming streams live and chat, (ii) setting up separate subcommunities on our platform broken down by similar gaming interest, geographic location or college affiliation, (iii) promoting engagement that fosters a competitive and safe atmosphere among players who wish to compete against one another, and (iv) adding virtual and physical prizes that our users can win through engaging with our platform. We feel that the above measures will foster a positive relationship with our current userbase and foster community growth.

Strengthen and grow our B2B Partnerships.    Given the potential reach of our tournaments, we believe that we have the ability to reach, connect with, and influence a significant segment of casual gamers and spectators in a direct and authentic way. B2B partnerships represent a key part of our financial strategy, and because our target demographic represents such a large segment of the gaming market, we believe that we can be a bridge between our users and tournament participants and our B2B partners. We further believe that as we continue to organically grow our community we will gain valuable insights about our core demographic, Gen Z. We believe that these insights will be invaluable to both the core demographic as well as our brand partners because we will be able to empower our community to receive products and services of value to them, while providing brands more cost efficient strategies to market to them effectively. In the future, we aim to expand our current partnership and sponsorship model and create a data insight model that will empower our B2B partners to utilize data insights that we will choose to share with them to improve their success metrics, and therefore enhance the value and depth of our corporate relationships. To that end, Brag House has begun development of proprietary predictive data models designed to provide brands with in-depth Gen Z insights. We believe these models, combined with Learfield’s reach through its properties that it has media rights, will create expansive privacy protected and anonymized personally identifiable information datasets with actionable predictive data insights of consumer behavior through our platform that will help brands and advertisers create tailored campaigns to the preferences of their targeted audience.

Organic Growth through Additional Offerings.    Though Brag House was founded for casual gamers, and providing a home for casual gamers will continue to be our mission, we believe that we can attract professional streamers and gamers by facilitating discoverability within our platform. We believe that we can help casual gamers grow their following and create original content through our Brag House Platform for fans and followers through access to our library resources and services. In addition, we believe that we can establish relationships with gaming agencies and professional gaming organizations and then connect these organizations to the gamers who build their profile using our platform. While we have no immediate plans to become an in-person events company, we believe that there is demand for in-person gaming events. Our first in-person event hosted at the University of Dallas in October 2021 drew more than 2,500 students and faculty; our long-term aim is to replicate and increase this turnout in future in-person events.

We encourage content creation by our users as part of our effort to help casual gamers interested in pursuing professional gaming; as a result, content creation may become one of our sources of revenue in the future.

Human Capital Strategy

A healthy culture and engaged workforce are essential to our ability to execute our strategic plan and build ongoing and meaningful relationships with our communities. As a knowledge-based business, our ability to attract, train, motivate and retain qualified employees is a critical factor in the successful development of our products and services. Our future success will remain dependent, in large measure, on our ability to continue attracting, training, motivating and retaining qualified employees.

Our talent acquisition planning and hiring strategies are aligned with our strategic vision and where we need to invest and develop as a business. We target talented individuals who possess skills that are critical to the future of our business, and we are committed to investing in the development and growth of diverse talent through community outreach and other social initiatives.

We are focused on promoting the total wellness of our people and maintaining resources, programs and services to support employees’ physical, mental, familial and financial health. We offer a wide range of benefits, such as comprehensive health insurance and time-off and leave programs.

Intellectual Property

Our business relies significantly on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop and properly run our interactive online gaming platform and service. Other intellectual property we create includes gaming-related technology and content, audio-visual elements, including graphics, music, story lines and interface design.

We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring and enforcement activities with respect to potential infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our interactive online gaming platform and service and other intellectual property. We typically own the copyright to the software code to our content, as well as the brand or title name trademark under which our online gaming platform and related services are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. We have one registered trademark for “Brag House,” Reg. No. 6676655.

We may seek patent protection covering inventions originating from us and, from time to time, review opportunities to acquire patents we believe may be useful or relevant to our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which our gaming platform is marketed and used. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results.

Companies on the Internet, gaming products and services, social media, technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. From time to time, we may face in the future, allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights. As our business grows, we will likely face such claims of infringement.

Governmental Regulations

There are a variety of laws and regulations governing individual privacy and the protection and use of information collected from individuals, particularly in relation to an individual’s personally identifiable information (e.g., credit card numbers). We employ a kick-out procedure during member registration whereby anyone identifying themselves as being under the age of 18 during the process is not allowed to register for a player account on our website or participate in any of our online experiences or tournaments.

In addition, as a part of our experiences, we offer prizes and/or gifts as incentives to play. The federal Deceptive Mail Prevention and Enforcement Act and certain state prize, gift or sweepstakes statutes may apply to certain experiences we run from time to time, and other federal and state consumer protection laws applicable to online collection, use and dissemination of data, and the presentation of website or other electronic content, may require us to comply with certain standards for notice, choice, security and access. We believe that we are compliant with any applicable law or regulation when we run these experiences.

Environmental, Social and Governance Strategy

Our platform is designed to foster an authentic and welcoming community where casual gamers, streamers, fans, and friends can compete, engage in friendly banter, support their favorite players and teams, and participate in prize-driven events. Early user data indicates that approximately 30% of our members are women, representing nearly 40% of our reach and views, which we believe exceeds participation rates seen on many other gaming platforms.

Our focus is on expanding and strengthening our user base by ensuring that our content, events, and digital experiences resonate with a broad range of gamers across the United States. By cultivating an environment where different types of players feel comfortable participating, we are able to increase engagement, broaden market reach, and position Brag House for growth across multiple demographics and collegiate communities. This strategy supports our core business objectives: driving user acquisition, increasing time spent on the platform, and building a scalable national footprint across college campuses.

Employees

We subcontract work to five organizations as independent contractors and have four full-time employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

We plan to increase the number of Brag House employees, and over the next 12 months, we are particularly focused on building our development, marketing, production and sales teams.

Corporate Information

We were formed as a Delaware corporation in December 2021.

Brag House, Inc. (“BHI”), the Company’s wholly owned indirect subsidiary and the entity through which our operations are primarily conducted, was formed as a Delaware corporation in February 2018.

On June 11, 2021, Brag House, Ltd. (“BHL”) was registered in the United Kingdom. Their principal offices are located at 7 – 9 Swallow Street, London W1B 4DE, United Kingdom.

On August 16, 2021, BHL acquired all of the 10,000,000 issued and outstanding BHI shares held by BHI shareholders on a one for 14.07 basis (rounded to the nearest whole number) in exchange for 140,700,000 ordinary shares of £0.0001 in BHL, making BHI a wholly owned subsidiary of BHL (the “U.K. Reorganization”).

Following the U.K. Reorganization, the board of directors of BHL determined that it was in the best interests of BHL and its shareholders that BHL pursue an initial public offering in the United States and concurrent listing on Nasdaq. Brag House was formed to effect that proposed initial public offering and listing on Nasdaq. On February 8, 2022, Brag House approved a reorganization, in which the shareholders of BHL would exchange their ordinary shares and preference shares of BHL for a proportionate number of common and preferred shares in the Company on a 21 to 1 basis (the “U.S. Reorganization”). Immediately following the U.S. Reorganization, BHL became the wholly-owned subsidiary of the Company, and BHI became the indirect wholly-owned subsidiary of the Company.

We anticipate that BHL will be wound down and dissolved as soon as reasonably practicable.

We effected a 1 for 5.1287 consolidation of the issued and outstanding Brag House Common Stock and Preferred Stock on June 14, 2024 (the “Original Reverse Split”). On October 11, 2024, we canceled the Original Reverse Split and filed an amendment to our certificate of incorporation, as amended, with the Secretary of State of the State of Delaware to effect a 1 for 2.43615 consolidation of the issued and outstanding Brag House Common Stock and Preferred Stock. This proxy statement/prospectus gives effect to the effectiveness of the 20224 reverse stock split. Except where otherwise indicated, all share and per share data in this proxy statement/prospectus have been retroactively restated to reflect the Original Reverse Split.

On March 7, 2025, we closed our initial public offering, selling 1,475,000 shares of Brag House Common Stock at a public offering price of $4.00 per share for gross proceeds, before deducting underwriting discounts and other related expenses, of $5.9 million, plus an additional 221,250 shares pursuant to the underwriters’ over-allotment option, for additional gross proceeds of $885,000.

Our principal executive offices are located at 45 Park Street, Montclair, NJ 07042 and our telephone number is 413-398-2845. Our website address is www.braghouse.com. The investor relations portion of our website is available at corp.braghouse.com. The references to our website addresses do not constitute incorporation by reference of the information contained at or available through our websites, and you should not consider it to be a part of this proxy statement/prospectus. We have included our website addresses in this proxy statement/prospectus solely as inactive textual references.

BRAG HOUSE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Brag House’s financial statements, the related notes and other financial information included elsewhere in this proxy statement/prospectus. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Brag House’s control. Brag House’s actual results could differ materially from those discussed in these forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, those factors discussed below and elsewhere in this proxy statement/prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Brag House does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. Any forward-looking statements made by or on Brag House’s behalf are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties in that the actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth in this proxy statement/prospectus.

Unless the context otherwise requires, all references to “we,” “us,” “our” or the “Company” in this section refer to Brag House.

Overview

In fiscal year 2024, we remained focused on refining our core technology platform, expanding sponsor relationships, and preparing for our initial public offering, which closed in March 2025.

In May 2025, we launched the first activation under our strategic partnership with Learfield, beginning with the University of Florida. This effort includes event planning, brand asset integration, student athlete involvement, and cross-channel marketing. We believe these activations represent a cornerstone of our digital advertising growth strategy.

Additionally, subsequent to our initial public offering, we began execution of our development plan. These developments include a focus on building a scalable data insights monetization SaaS model, with a beta version expected in the third quarter of 2026. Once market-ready, we believe this SaaS model will provide a recurring revenue stream by offering anonymized behavioral insights to brand clients seeking better Gen Z engagement.

We continue to manage costs associated with our platform and obligations as a public company while investing in revenue-generating infrastructure. We are also exploring cost-efficient marketing methods to optimize awareness while maintaining efficient customer acquisition costs with a focus on high return on investment.

Key near-term objectives include:

•        Scaling Learfield-based activations across additional universities under Learfield’s media rights.

•        Launching digital activations with rewards through Loyalty Tokens and Bragging Functionality.

•        Advancing technological development modules to operational beta.

Recent Developments

Cash Purchase Agreement with CleanCore Solutions

On September 2, 2025, the Company entered into a securities purchase agreement with CleanCore, pursuant to which the Company purchased pre-funded warrants to purchase 4,000,000 shares of CleanCore’s class B common stock (the “CleanCore Pre-Funded Warrants”) for a purchase price of $1.00 in cash per CleanCore Pre-Funded Warrant for a total purchase price of $4,000,000 in cash. The Company participated in CleanCore’s private offering of pre-funded warrants issued in exchange for consideration of cash, Dogecoin, Bitcoin, Ethereum, USDC, or USDT.

PIPE Offering

On July 24, 2025, the Company entered into a Securities Purchase Agreement with 12 accredited investors for a private investment in public equity (the “PIPE Offering”) of 15,000 shares of its Series B preferred stock, convertible into an aggregate of 15,923,567 shares of Brag House Common Stock at a conversion price of $0.942 per share of Series B preferred stock, and an aggregate of 15,923,567 warrants (the “PIPE Warrants”) to acquire up to 15,923,567 shares of Brag House Common Stock. The purchase price of the securities was $1,000 per share of Series B preferred stock and accompanying 1,061.5711 PIPE Warrants to acquire up to 1,061.5711 shares of Brag House Common Stock, subject to beneficial ownership limitations. The PIPE Warrants were exercisable immediately upon issuance at an exercise price of $0.817 per share and will expire five years from the date of issuance. No PIPE Warrants have been exercised through September 30, 2025.

The PIPE Offering closed on July 30, 2025, with aggregate gross proceeds totaling $15 million, before placement agent fees and other expenses that were directly deducted from the proceeds totaling $1,321,205. In addition to the fees directly deducted from the proceeds, the Company incurred an additional fee of $635,000 and other fees totaling $8,500 for total offering costs of $1,964,705. The Company intends to use the proceeds from the PIPE Offering for general corporate and working capital purposes.

Results of Operations

Nine Months Ended September 30, 2025 as Compared to the Nine Months Ended September 30, 2024

Revenue

Revenue for the nine months ended September 30, 2025 and 2024 was $0 and $55, respectively. Revenues for the 2024 period consisted of live-streaming services. This decrease in revenue was mainly attributable to us having no advertising and marketing revenue in the nine months ended September 30, 2025. The Company had no advertising and marketing revenue for the nine months ended September 30, 2025 and 2024. Live streaming revenue, however, represents an insignificant source of revenue for the Company.

Advertising and marketing revenue consists of money earned from tournament sponsors. The Company’s other revenue comes from revenue earned on the Twitch streaming platform through the Company’s enrollment in the Twitch Affiliate Program. The affiliate program allows the Company to earn revenue from advertising provided to viewers on the channel. The Company streams live events, and their channel may also include past tournaments that can be watched as a Video on Demand. Additionally, the Company generates subscription revenue for users who subscribe to Brag House’s Twitch live-streaming channel. Live-streaming service revenue is not considered tournament revenue since it is not directly attributed to money earned from tournament sponsors and is not received from such sources. This revenue is tracked, determined, and disbursed to the Company directly by Twitch.

Operating Expenses

Operating expenses for the nine months ended September 30, 2025 and 2024 were $3,856,687 and $1,260,063, respectively, and in the nine months ended September 30, 2025, consisted of selling, general and administrative expenses of $1,595,027, legal and professional fees of $843,712, stock-based compensation of $700,140, advertising and marketing costs of $475,972, software expenses of $240,215 and software development expenses of $1,621. In the nine months ended September 30, 2024, the Company’s operating expenses consisted of selling, general and administrative expenses of $457,362, legal and professional fees of $486,262, stock-based compensation on restricted stock agreements of $137,006, advertising and marketing costs of $160,478 and software development expenses of $18,955. This represents an increase of $1,137,665 in selling, general and administrative expenses, an increase of $357,450 in legal and professional fees, an increase of $563,134 in stock-based compensation, an increase of $315,494 in advertising and marketing costs, an increase of $240,215 in software expenses and a decrease of $17,334 in software development expenses. The increase in operating expenses during the nine months ended September 30, 2025 was mainly attributed to increased spending in operations following the completion of our initial public offering in March 2025.

Other Income and Expenses

We had net other income of $3,624,433 for the nine months ended September 30, 2025 and net other expense of $1,740,710 for the nine months ended September 30, 2024. In the nine months ended September 30, 2025, other income and expenses consisted mainly of interest expense and amortization of debt discount of $438,709, other expense — stock-based compensation liability of $133,331, other income of $162,441, other expenses of $46,405 and net unrealized gain on equity securities of $4,080,000. In the nine months ended September 30, 2024, the Company’s other income and expense consisted mainly of interest expense and amortization of debt discount of $1,985,213 and other income of $245,269. This represents a decrease of $1,546,504 in interest expense and amortization of debt discount, an increase of $133,331 in other expense — stock-based compensation liability, a decrease of $82,828 in other income, an increase of $46,405 in other expenses and an increase of $4,080,000 in net unrealized gain on equity securities.

Three Months Ended September 30, 2025 as Compared to the Three Months Ended September 30, 2024

Revenue

We had no revenue during the three months ended September 30, 2025 and 2024. The lack of revenue was mainly attributable to us having no revenue-generating advertising and marketing activity or live streaming services during the periods.

Operating Expenses

Operating expenses for the three months ended September 30, 2025 and 2024 were $1,630,481 and $549,438, respectively, and in the three months ended September 30, 2025, consisted of selling, general and administrative expenses of $713,416, legal and professional fees of $374,943, stock-based compensation of $344,569, advertising and marketing costs of $182,216, software expenses of $14,880 and software development expenses of $457. In the three months ended September 30, 2024, the Company’s operating expenses consisted of selling, general and administrative expenses of $113,566, legal and professional fees of $224,510, stock-based compensation of $44,974, advertising and marketing costs of $160,270 and software development expenses of $6,118. This represents increases of $599,850 in selling, general and administrative expenses, $150,433 in legal and professional fees, $299,595 in stock-based compensation, $21,946 in advertising and marketing costs and $14,880 in software expenses and a decrease of $5,661 in software development expenses. The increase in operating expenses during the three months ended September 30, 2025 was mainly attributed to increased spending on operations following the completion of our initial public offering in March 2025.

Other Income and Expenses

We had net other income of $4,171,117 for the three months ended September 30, 2025 and net other expenses of $460,620 for the three months ended September 30, 2024. In the three months ended September 30, 2025, other income and expenses consisted mainly of other income of $91,131 and net unrealized gain on equity securities of $4,080,000. In the three months ended September 30, 2024, the Company’s other income and expense consisted mainly of interest expense and amortization of debt discount of $704,239 and other income of $244,235. This represents decreases of $704,239 in interest expense and amortization of debt discount and $153,104 in other income and an increase in net unrealized gain on equity securities of $4,080,000.

Year Ended December 31, 2024 as Compared to the Year Ended December 31, 2023

Revenue

Revenue for the years ended December 31, 2024 and 2023 was $105 and $366,438, respectively. Revenues consisted of tournament revenue and live-streaming services. This decrease in revenue was mainly attributable to decreased tournament activity in 2024. Tournament revenue comprised 0% and 99%, respectively, of the Company’s revenue for the years ended December 31, 2024 and 2023.

Operating Expenses

Operating expenses for the years ended December 31, 2024 and 2023 were $1,491,310 and $2,313,856, respectively, and in the year ended December 31, 2024, consisted of selling, general and administrative expenses of $626,901, legal and professional fees of $490,528, stock-based compensation of $179,766, advertising and marketing costs of $172,989, software development expenses of $21,034 and rent expenses of $92. In the calendar year ended December 31, 2023, the Company’s operating expenses consisted of selling, general and administrative expenses of $1,099,576, legal and professional fees of $321,506, stock-based compensation of $556,222, advertising and marketing costs of $311,364, software development expenses of $24,074 and rent expenses of $1,114. This represents a decrease of $472,675 in selling, general and administrative expenses, an increase of $169,022 in legal and professional fees, a decrease of $376,456 in stock-based compensation, a decrease of $138,375 in advertising and marketing costs, a decrease of $3,040 in software development expenses and a decrease of $1,022 in rent expenses. The decrease in operating expenses during 2024 was mainly attributed to reduced spending in operations as the Company focused its efforts and spending on our initial public offering. Significant costs related to our initial public offering were capitalized as deferred offering costs and were not included in operating expenses, as they normally would be.

Financial Condition

Liquidity and Capital Resources

As of September 30, 2025, December 31, 2024 and December 31, 2023, the Company had $9,595,577, $29,228 and $33,889 in cash, respectively, and a working capital surplus of $8,132,577 at September 30, 2025 and a working capital deficit of $9,675,586 and $6,698,536, respectively at December 31, 2024 and 2023. The Company’s liquidity needs up to September 30, 2025 were satisfied through proceeds from the sale of equity in the Company’s initial public offering, convertible debt, notes payable, bridge loans, and the PIPE Offering.

The Company’s financial statements appearing elsewhere in this proxy statement/prospectus have been prepared on the basis that the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At September 30, 2025, December 31, 2024 and December 31, 2023, the Company had an accumulated deficit of $14,879,956, $14,647,702 and $11,359,183, respectively. For the nine months ended September 30, 2025 and 2024 the Company had a net loss of $232,254 and $3,001,182, respectively, and negative cash flows from operations of $4,215,961 and $528,504, respectively. For the year ended December 31, 2024 and the year ended December 31, 2023 the Company had a net loss of $3,288,519 and $4,672,348, respectively, and negative cash flows from operations of $571,681 and $776,996, respectively. The Company’s operating activities consume the majority of its cash resources. The Company will continue to promote its services to existing and potential customers, but it anticipates that it will continue to incur operating losses as it executes its development plans through 2025, as well as other potential strategic and business development initiatives. In addition, the Company has had and expects to have negative cash flows from operations, at least into the near future. The Company previously funded and plans to continue funding these losses primarily through the sale of equity and loans. The Company’s financial statements appearing elsewhere in this proxy statement/prospectus do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

As discussed in “Business of Brag House — Partnerships — Learfield Communications, LLC,” Brag House secured a strategic partnership for tournament and promotional events in 2025 with Learfield Communications, LLC, formerly Learfield IMG College, a billion dollar media company that holds the media rights to hundreds of colleges in the United States, including collegiate properties as the NCAA and its 89 championships and NCAA Football. While the agreement does not guarantee revenue, nor obligate Learfield or its affiliates to provide data access or support beyond the sales representation scope, we believe that it does position Brag House to leverage Learfield’s college network to generate sponsorship revenue, ensuring brand engagement opportunities, and gives Brag House access to extensive datasets from diverse college campuses as we evolve into a scalable data insight revenue model, where we aim to enable brands to gain data insights to create enhanced, personalized and effective marketing campaigns. Therefore, we believe that this partnership will contribute directly to Brag House’s revenue model through marketing and advertising earning such as sponsorships, while validating Brag House’s marketing and data strategy for reaching college-aged Gen Z gamers. Through this, the Company plans to scale across Learfield’s properties, expanding brand partnerships in the gaming and esports spaces.

Management believes its strategic partnership with Learfield is a strong indicator of growth in the coming years for tournament revenue. While the Company believes in its viability to raise additional funds, however, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan. The Company has earned minimal revenue through the nine months ended September 30, 2025.

As such, these matters raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of the accompanying consolidated financial statements. If adequate funds are not available on acceptable terms, or at all, the Company will need to curtail operations or cease operations completely.

Cash Flows

The following table summarizes our cash flows for the nine month periods ended:

	September 30, 2025	September 30, 2024
Cash Flows Used In Operating Activities	$(4,215,961)	$(528,504)
Cash Flows Used In Investing Activities	(4,000,000)	—
Cash Flows Provided By Financing Activities	17,782,310	514,520
Net Increase (Decrease) in Cash and Cash Equivalents	$9,566,349	$(13,984)

The following table summarizes our cash flows for the years ended:

	December 31, 2024	December 31, 2023
Cash Flows Used In Operating Activities	$(571,681)	$(776,996)
Cash Flows Provided By Financing Activities	567,020	250,506
Net Decrease in Cash and Cash Equivalents	$(4,661)	$(526,490)

Cash Flows Used In Operating Activities

For the nine months ended September 30, 2025, we used $4,215,961 of cash in our operating activities, which was mainly attributable to the payment of accounts payable, accrued payroll, accrued interest, and accrued liabilities. For the nine months ended September 30, 2024, we used $528,504 of cash from our operating activities, which was mainly attributable to increases in accounts payable, accrued payroll, loan extension fees, share payable, and accrued interest and the payment of accrued liabilities.

For the year ended December 31, 2024, we used $571,681 of cash in our operating activities, which was mainly attributable to our net loss during the year. For the year ended December 31, 2023, we used $776,996 of cash in our operating activities, which was mainly attributable to our net loss during the year.

Cash Flows Used In Investment Activities

For the nine months ended September 30, 2025, we invested in the 4,000,000 CleanCore Pre-Funded Warrants for a total investment of $4,000,000.

Cash Flows Provided By Financing Activities

For the nine months ended September 30, 2025, we received net proceeds of $18,658,936 from the issuance of notes payable, original issue discount convertible loans, and the sale of stock, after subtracting offering costs totaling $3,333,427. We reduced our cash position by repaying notes payable and original issue discount convertible loans, net of debt discounts and debt issuance costs for $876,626. For the nine months ended September 30, 2024, we received proceeds of $544,520 from the issuance of original issue discount convertible loans, net of debt discounts and debt issuance costs and the sale of Brag House Common Stock. We reduced our cash position by repaying a note payable for $25,000 and offering costs of $5,000.

For the year ended December 31, 2024, we received $492,020 from the issuance of notes payable and convertible debt, net of debt discounts and debt issuance costs, and reduced our cash position by repaying a note payable for $25,000. Also, we sold shares of Brag House Common Stock for proceeds of $100,000. For the year ended December 31, 2023, we received $252,506 from the issuance of convertible debt, net of debt discounts and debt issuance costs.

Internal Control Over Financial Reporting

Prior to our initial public offering, we had been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audits of our consolidated financial statements as of December 31, 2024 and 2023, we have identified control deficiencies in our financial reporting process that constitute material weaknesses in our internal control over financial reporting as of December 31, 2024 and 2023. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We have a material weakness related to the review and approval of cash disbursements, officer expense reimbursements, and related journal entries for operating and payroll-related expenses incurred, including the failure to maintain readily accessible executed versions of significant agreements entered into by the Company. Due to the lack of formal documentation maintained around the review and approval of these types of transactions, it was determined that we did not adhere to established controls around our cash disbursement process, nor the review and approval of related journal entries recorded. Additionally, we have a material weakness related to the lack of controls over our income tax related accounts and disclosures. In the absence of such formal documentation related to our management’s review and approval of such processes, potential material misstatements may go undetected. Additionally, the Company has a material weakness related to its ability to record and disclose complex transactions with debt and/or equity features. Lastly, the Company has a material weakness related to the lack of cybersecurity policies and procedures in place. In the absence of cybersecurity controls, Company operations may be negatively impacted, as all Company activities take place online.

As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

We have taken a number of measures to address the internal control deficiencies that have been identified, including hiring a full-time chief financial officer with extensive public-company reporting and technical accounting experience to provide additional financial reporting oversight and review, expanding our existing accounting and financial reporting personnel, as well as establishing effective monitoring and oversight controls. We believe these measures will assist us with meeting the compliance requirements and improving our overall internal control. We cannot assure you, however, that these measures will fully address the material weakness in our internal control over financial reporting or that we may conclude that they have been fully remediated.

If we fail to remediate these material weaknesses or fail to otherwise maintain effective internal control over financial reporting in the future, such failure could result in loss of investors’ confidence in our financial statements, limit our ability to raise capital and have a negative effect on the trading price of the Brag House Common Stock. Additionally, failure to remediate the material weakness or otherwise maintain effective internal control over financial reporting may also negatively impact our operating results and financial condition, impair our ability to timely file our periodic and other reports with the SEC, subject us to additional litigation and regulatory actions and cause us to incur substantial additional costs in future periods relating to the implementation of remedial measures.

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” under the Exchange Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with GAAP, which require our management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

We consider an accounting estimate to be critical if (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

Cloud Computing Arrangements — Technology Purchase Agreements

We consider the accounting for our technology purchase agreements with Artemis and EVEMeta to be a critical accounting estimate due to the significant judgment required in valuing and recognizing related stock-based compensation as software expense and capitalized implementation costs. In November 2024, we issued an aggregate of 1,250,000 shares of Brag House Common Stock (valued at $5.0 million at grant date) in exchange for software development, software usage and support and maintenance services. The original agreements included a guaranteed minimum-value cash settlement provision, which required liability classification and periodic fair value measurement using a Monte Carlo simulation model under ASC 718.

On May 12, 2025, we amended the agreements to remove the minimum-value provision in exchange for $250,000 in cash payments, resulting in settlement of a $116,669 liability and recognition of $133,331 in other expense. For the nine months ended September 30, 2025, we recognized $199,089 of expense and $389,171 of capitalized implementation costs related to these agreements. Capitalized costs will be amortized once the related software is placed in service.

Subsequent to the amendment, we continue to estimate the recognition of stock-based compensation as capitalized implementation costs in connection with the services provided by estimating the percentage of completion of the statements of work for the software development. Also, for the software usage and support and maintenance services, we recognize stock-based compensation costs as software expense equally over the established time frame for those statements of work.

The valuation of the liability component prior to amendment involved significant assumptions, including volatility, expected term, and discount rates. Changes in these assumptions, or in the estimated service periods, could materially affect the amount and timing of expense recognition.

Stock Options and Warrants

During the nine months ended September 30, 2025, the Company issued stock options and warrants in connection with our initial public offering and the PIPE Offering. The Company measures the fair value of warrants and stock options granted to employees, directors, and non-employees using option pricing models, including the Black-Scholes and Binomial Lattice models. The determination of the fair value of these instruments requires management to make certain estimates and assumptions that have a material impact on the amount of stock-based compensation expense recognized.

Key assumptions used in these models include expected volatility, expected term, risk-free interest rate, and expected dividend yield. Because the Company has a limited operating history and insufficient historical trading data to estimate expected volatility, the Company bases its volatility assumption on the historical volatilities of a group of comparable publicly traded companies within its industry. The risk-free interest rate is based on the yield of U.S. Treasury securities with maturities consistent with the expected term of the related option or warrant. The expected dividend yield is assumed to be zero, as the Company has not historically declared or paid dividends and does not anticipate doing so in the foreseeable future.

The Company uses the “simplified method” to estimate the expected term for stock options that have exercise prices issued at-the-money, consistent with SEC Staff Accounting Bulletin Topic 14. For stock options with exercise prices that are out-of-the-money, the Company uses a Binomial Lattice model, which incorporates assumptions about future exercise behavior and potential changes in stock price over the life of the award.

Because these valuation assumptions involve significant judgment and are based on estimates, changes in these assumptions could materially affect the fair value of stock options and warrants, and the related stock-based compensation expense recognized in future periods. Management reviews its assumptions on an ongoing basis and updates them as appropriate.

For a detailed discussion of our significant accounting policies and related judgments, see Note 2 of the Notes to the Company’s Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

Going Concern and Management’s Liquidity Plans

The independent auditors’ report accompanying our December 31, 2024 financial statements, appearing elsewhere in this proxy statement/prospectus, contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. As of September 30, 2025, we have incurred recurring losses from operations and have not generated net income for an entire year of operations. We have funded our operations primarily through debt and equity financings, including the proceeds received in connection with our initial public offering on March 6, 2025, and via the PIPE Offering. While these capital raises have provided us with the resources necessary to begin executing our business plan, we anticipate that we will continue to incur operating losses and negative cash flows from operations for the foreseeable future.

We are in the development stage of our platform and related software, and we do not expect to generate sufficient revenue to achieve net income during the next twelve months. Our business plan includes the ongoing development of our software platform, strategic marketing initiatives, and the organization of several gaming activations during the upcoming fiscal year to increase user engagement and brand visibility.

Although we believe that our current cash and cash equivalents, including the funds raised in our initial public offering and PIPE Offering, will be sufficient to fund our operations through at least the next twelve months, our operating plan anticipates continued investment in product development, infrastructure, and customer acquisition to realize sufficient revenue to cover operating expenses. These conditions raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.

Accordingly, the Company’s financial statements appearing elsewhere in this proxy statement/prospectus have been prepared in conformity with GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Executive Officers, Directors and Key Employees of the Combined Company Following the Merger

Pursuant to the Merger Agreement, at Effective Time, the Combined Company Board will consist of six members, each of whom shall be designated by House of Doge.

The following table lists the names and positions of all individuals, together with their respective ages, who are expected to serve as executive officers and directors of the Combined Company upon the completion of the Merger:

Name	Age	Position
Marco Margiotta	46	Chief Executive Officer
Charles Park	49	Chief Financial Officer
Michael Galloro	51	Director
Stephen Ilott	58	Director
Sarosh Mistry	56	Director
Doug Wall	58	Director
Duncan Moir	40	Director
Timothy Stebbing	46	Director

Marco Margiotta has served as Chief Executive Officer since April 2025 and as a Director of House of Doge since October 2025. He has also served as Chief Investment Officer of CleanCore, where The Official Dogecoin Treasury has been established, since September 2025. Mr. Margiotta was Chief Executive Officer and Chair of the Board of Payfare Inc., a Canadian financial technology company that provided digital banking and instant payout solutions for gig economy workers, from October 2019 until March 2025, when Fiserv, Inc. acquired it. Mr. Margiotta has over 20 years of experience in fintech and the broader financial services sector as well as capital markets, lending and capital raising. In addition, Mr. Margiotta previously held senior positions with BMO Financial Group’s capital markets and commercial banking teams. Mr. Margiotta holds an Honors Bachelor of Commerce from Laurentian University, holds Chartered Professional Accountant and Certified General Accountant designations in Canada and is a qualified member of the Association of Chartered and Certified Accountants in the United Kingdom.

Charles Park has served as Chief Financial Officer of House of Doge since August, 2025. He is a Chartered Accountant, Certified Internal Auditor, US Certified Public Accountant and holds a Bachelor of Commerce (Accounting Major) from Toronto Metropolitan University. After starting his career at PWC, he held several finance leadership positions at growth-oriented technology, financial services and telecom companies such as SOTI, TeraGo Networks, Rakuten Kobo, Mobilicity and Bank of Montreal. From 2018 to August 2025, Mr. Park served as Chief Financial Officer of Payfare Inc., where he was responsible for leading the accounting, audit, tax compliance/strategy, transfer pricing, forecasting/budgeting, payroll, human resources, treasury and internal audit functions. Mr. Park was instrumental in Payfare’s successful initial public offering in 2021 and was a key contributor in Payfare’s sale to Fiserv, Inc. in 2025.

Michael Galloro is a Chartered Professional Accountant and Founder and Managing Partner of ALOE Finance Inc., a transaction advisory firm. With over 30 years of experience, Mr. Galloro has focused on growth oriented publicly traded organizations operating globally. His experience includes go public transactions, M&A, and financings. Mr. Galloro has held senior executive roles and been a member of board of directors chairing several committees. Mr. Galloro is currently a director of Fountain Asset Corp. since July 2018, Trubar Inc. since January 2019 (previously a Capital Pool Company he founded), Stock Trends Capital Inc. since April 2020, AF2 Capital Corp., a Capital Pool Company he founded and is CEO since August 2020, Atmofizer Technologies Inc. since November 2021, and Red Light Holland Corp. since March 2025. From June 2018 to June 2022 Mr. Galloro was a director of Simply, Inc.

Stephen Ilott has over 35 years investment experience working for leading asset management companies in the U.K., US and Canada. Previously, Mr. Ilott was Chief Investment Officer of BMO Asset Management US and BMO Asset Management Canada managing teams responsible for in excess of $120 billion in assets across fixed income, equities and alternative asset classes (January 2017 – July 2021).

Sarosh Mistry is a results-driven, people-centered global executive with over 30 years of experience leading complex, multi-billion-dollar organizations across public and private equity-backed environments. He became a director of House of Doge on February 1, 2026. A former Chairman and CEO of Sodexo North America, he has held senior leadership roles at Compass Group, Starbucks, and Aramark, with deep expertise in mergers and acquisitions, operational transformation, and growth strategy. He currently serves as Chairman of Blusky and (in addition to House of Doge) as a board member to multiple public and private companies, providing strategic, shareholder-focused leadership.

Doug Wall, who became a director of House of Doge on February 1, 2026, co-founded Shadow Capital, a Dallas-based private equity firm with a proven track record in blockchain and fintech investments, in 2021. He has expertise in crypto investment cycles and strategic partnerships that drive both company and portfolio success. In addition, he is a co-founder of Nexus Medical Labs, a next-generation laboratory that leverages automation and decades of experience to provide rapid, accurate at home testing. He also co-founded Blockcap, a crypto mining firm later sold to Core Scientific, and chaired Core Scientific’s Outside Equity Committee throughout its restructuring (February 2023 to January 2024). From May 2021 to January 2025, Mr. Wall co-founded and worked at GreyRock Asset Management and, prior to that, he had various roles, including Managing Director roles at Alex. Brown (September 2016 to May 2021) and Deutsche Asset Management (May 2008 to Sept. 2016). Mr. Wall obtained a BA in Economics from the University of Texas at Austin.

Duncan Moir is currently President of 21 Shares, the largest cryptocurrency investment manager in Europe. Prior to 21 Shares, he led Aberdeen plc’s digital asset business and before that was a hedge fund investment manager. Mr. Moir is an independent director of Hedera Hashgraph LLC, an enterprise-focused distributed ledger technology company. He graduated with a BA (Hons) in Economics from the University of Strathclyde and is a Charter Financial Analyst (CFA) and Chartered Alternative Investment Analyst (CAIA) charterholder.

Timothy Stebbing has served as the Chief Technology Officer of House of Doge since May 2025. He is also on the board of the Dogecoin Foundation, serving as Director of Product since 2021 to spearhead the development of a broader Dogecoin ecosystem and to increase its adoption as a global means of exchange. Prior to that, he served as Chief Technology Officer at Ynomia Pty Ltd, a construction technology company (June 2019 to October 2021).

Board Composition

In accordance with the Brag House Bylaws, stockholders elect the Directors at Brag House’s annual meeting of stockholders (except as otherwise provided therein for the filling of vacancies) and hold office until the next annual meeting and until his or her successor shall have been elected and qualified or until his or her earlier resignation or removal. This structure will remain in place for the Combined Company following the completion of the Merger.

Director Independence

Based on information provided by each designated director concerning their background, employment and affiliations, upon the consummation of the Merger, Brag House and House of Doge anticipate that each of the directors on the Combined Company Board, other than Mr. Galloro and Mr. Stebbing, will qualify as independent directors as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. Mr. Stebbing is the Chief Technology Officer or House of Doge and Mr. Galloro is Managing Partner of ALOE Finance, Inc., which has provided finance and transaction-related consulting services to House of Doge. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of certain committees of the Combined Company Board, as discussed below.

Committees of the Board of Directors

Following the Effective Time, the Combined Company Board will continue to have an audit committee and a compensation committee, each of which will operate pursuant to their current charters until amended by the Combined Company Board. The Combined Company Board may, from time to time, designate one or more additional committees, which will have the duties and powers granted to it by the Combined Company Board. Each of the audit committee and the compensation committee is expected to have the responsibilities described below.

Audit Committee

The audit committee’s responsibilities will include:

•        appointing, approving the compensation of, and assessing the independence of the Combined Company’s registered public accounting firm;

•        overseeing the work of the Combined Company’s registered public accounting firm, including through the receipt and consideration of reports from such firm;

•        reviewing and discussing with management and the registered public accounting firm the Combined Company’s annual and quarterly financial statements and related disclosures;

•        coordinating the Combined Company Board’s oversight of the Combined Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•        discussing the Combined Company’s risk management policies;

•        meeting independently with the Combined Company’s internal auditing staff, if any, registered public accounting firm and management;

•        reviewing and approving or ratifying any related person transactions; and

•        preparing the audit committee report required by SEC rules.

Compensation Committee

The compensation committee’s responsibilities will include:

•        reviewing and approving, or recommending for approval by the Combined Company Board, the compensation of the Combined Company’s Chief Executive Officer and other executive officers;

•        overseeing and administering the Stock Incentive Plan;

•        reviewing and making recommendations to the Combined Company Board with respect to director compensation;

•        reviewing and discussing annually with management the Combined Company’s “Compensation Discussion and Analysis,” to the extent required; and

•        preparing the annual compensation committee report required by SEC rules, to the extent required.

EXECUTIVE COMPENSATION

House of Doge Executive Compensation

Following completion of the Merger, certain executive officers of House of Doge will become executive officers of the Combined Company. As of March 31, 2025, House of Doge did not employ any of its current executive officers or any of the proposed executive officers of the Combined Company. As such, House of Doge paid no compensation (and awarded no equity compensation) to any such executive officers for the period ended March 31, 2025.

House of Doge Director Compensation

House of Doge does not have a policy to provide cash or equity compensation to its non-employee directors for their service on the House of Doge Board or on committees of the House of Doge Board. Consequently, House of Doge has not paid any compensation to its non-employee directors for their service on the House of Doge Board or on committees of the House of Doge Board.

Brag House

Following completion of the Merger, none of the executive officers or Directors of Brag House will serve as executive officers or directors of the Combined Company, and therefore no information regarding the compensation of Brag House’s current executive officers and directors is included in this proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Interests of Certain Brag House Directors and Executive Officers

As described elsewhere in this proxy statement/prospectus, certain Brag House directors and executive officers have interests in and arising from the proposed Merger that are different from, or in addition to, and may conflict with the interests of, other Brag House stockholders generally. For additional information regarding interests of certain Brag House directors and executive officers, see “Merger Agreement — Interests of Certain Brag House Directors and Executive Officers in the Merger.”

House of Doge Related Party Transactions

Since its inception there has not been, and there is not currently proposed, any transaction or series of similar transactions to which House of Doge is, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 (or, if less, 1% of House of Doge’s total assets amounts at March 31, 2025) and in which any director, executive officer, holder of 5% or more of any class of House of Doege’s capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

DESCRIPTION OF BRAG HOUSE CAPITAL STOCK

The following description of Brag House’s capital stock and provisions of the Brag House Charter and the Brag House Bylaws are summaries and are qualified by reference to the Brag House Charter, the Brag House Bylaws and applicable provisions of the DGCL. Copies of the Brag House Charter and the Brag House Bylaws are filed as exhibits to the Registration Statement. The description of the Series C Preferred Stock is based on the parties’ understanding of the anticipated terms of the Certificate of Designation of Series C Preferred Stock as of the date of this proxy statement/prospectus.

General

As of the date of this proxy statement/prospectus, Brag House is authorized to issue an aggregate of 275,000,000 shares of capital stock. The authorized capital stock is divided into 250,000,000 shares of Brag House Common Stock and 25,000,000 shares of preferred stock having a par value of $0.0001 per share, of which 200,000 shares are designated as Series A Convertible Preferred Stock and 15,000 shares are designated as the Series B Convertible Preferred Stock. As of January 27, 2026, there were 20,951,363 shares of Brag House Common Stock issued and outstanding, 8,098 shares of Series B Convertible Preferred Stock issued and outstanding, and no shares of Series A Preferred Convertible Preferred Stock issued and outstanding.

Common Stock

All shares of Brag House Common Stock are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting Rights

Except as otherwise provided for by resolution of the Brag House Board, the holders of outstanding shares of Brag House Common Stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Brag House Common Stock are entitled to vote, each outstanding share of Brag House Common Stock is entitled to one vote. Under the Brag House Bylaws, any corporate action to be taken by a vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of the votes cast, which means the nominees receiving the highest number of “for” votes are elected. Stockholders do not have cumulative voting rights.

Dividends

Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Brag House Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of Brag House when, as and if declared thereon by the Brag House Board from time to time out of assets or funds of Brag House legally available therefor.

Liquidation

Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Brag House Common Stock have equal rights to receive the assets and funds of Brag House available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of Brag House, whether voluntary or involuntary.

Rights and Preferences.

Holders of Brag House Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking funds provisions applicable to the Brag House Common Stock. The rights, preferences and privileges of the holders of the Brag House Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Brag House may designate and issue in the future.

Fully Paid and Nonassessable.

All of the outstanding shares of Brag House Common Stock are fully paid and nonassessable.

Brag House could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Brag House Common Stock might believe to be in their best interests or in which the holders of Brag House Common Stock might receive a premium over the market price of the shares of Brag House Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Brag House Common Stock by restricting dividends on the Brag House Common Stock, diluting the voting power of the Brag House Common Stock or subordinating the liquidation rights of the Brag House Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Brag House Common Stock.

Series B Convertible Preferred Stock

Stated Value

The stated value of the Series B Convertible Preferred Stock is $1,000 per share.

Dividend Rights

Holders are entitled to receive, and Brag House shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Brag House Common Stock-basis) to and in the same form as dividends actually paid on shares of Brag House Common Stock when, as and if such dividends are paid on shares of Brag House Common Stock. No other dividends shall be paid on shares of Series B Preferred Stock.

Voting Rights

Holders of Series B Preferred Stock shares are not entitled to any voting rights other than any vote required by law or the Brag House Charter.

Series C Convertible Preferred Stock

Dividend Rights

Holders are entitled to receive, and Brag House shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Brag House Common Stock-basis) to and in the same form as dividends actually paid on shares of Brag House Common Stock when, as and if such dividends are paid on shares of Brag House Common Stock. No other dividends shall be paid on shares of Series C Preferred Stock.

Voting Rights

Except as required by law, the listing rules of any applicable exchange, or the Brag House Bylaws, holders of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Brag House Common Stock into which their shares of Series C Preferred Stock are convertible, but only to the extent that such entitlement would not result in any such holder exceeding the Beneficial Ownership Limitation, as defined below. Except as provided by law, the listing rules of any applicable exchange, or by the other provisions of the Certificate of Designation of the Series C Preferred Stock, the holders of the Series C Preferred Stock shall vote together with the holders of shares of Brag House Common Stock as a single class. For as long as any shares of Series C Preferred Stock are outstanding, however, Brag House may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series C Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Certificate of Designation, (ii) amend the Brag House Charter or other charter documents in any manner that adversely affects any rights of the holders of Series C Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of Brag House, whether voluntary or involuntary, the entire remaining assets and funds of Brag House legally available for distribution, if any, shall be distributed among the holders of Brag House Common Stock and the Series C Preferred Stock in proportion to the shares of Brag House Common Stock then held by them and the shares of Brag House Common Stock that they then have the right to acquire upon conversion of the shares of Series C Preferred Stock then held by them.

Conversion

Subject to and in compliance with the applicable provisions of the Series C Preferred Stock Certificate of Designation, each share of Series C Convertible Preferred Stock is convertible, at the option of the holder, into 5,000,000 shares of Brag House of Common Stock (subject to adjustments for any subdivision of the outstanding shares of Brag House Common Stock into a larger number of shares, combination (including by way of reverse stock split) of the outstanding shares of Brag House Common Stock into a smaller number of shares, or reclassification of shares of Brag House Common Stock into any shares of Brag House capital stock). The number of shares of Brag House Common Stock that a holder of shares of Series C Preferred Stock may acquire upon conversion thereof (or otherwise in respect thereof), however, is limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Brag House Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Brag House Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 4.99% of the total number of issued and outstanding shares of Brag House Common Stock (including for such purpose the shares of Brag House Common Stock issuable upon such conversion) (the “Beneficial Ownership Limitation”).

Purchase Rights

If at any time Brag House grants, issues or sells any Brag House Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Brag House Common Stock (the “Purchase Rights”), then the holders of the Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the holder could have acquired if the holder had held the number of shares of Brag House Common Stock acquirable upon complete conversion of their shares of Series C Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of shares of Brag House Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the Beneficial Ownership Limitation, then the holder will not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Brag House Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

Certain Payments with Respect to Late Delivery of Shares of Brag House Common Stock upon Conversion

If Brag House fails, within five days following its receipt of notice of a holder’s election to convert their shares of Series C Preferred Stock into shares of Brag House Common Stock (the “Delivery Date”), to cause its transfer agent to credit the account of such holder or their broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system with the shares of Brag House Common Stock pursuant to such conversion, and if after such Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm is required to purchase, shares of Brag House Common Stock to deliver in satisfaction of a sale by such holder of the shares of Brag House Common Stock that such holder was entitled to receive upon the conversion relating to such Delivery Date, then Brag House must (i) pay in cash to such holder the amount by which (A) such holder’s total purchase price (including any brokerage commissions) for the shares of Brag House Common Stock so purchased exceeds (B) the product of (1) the aggregate number of shares of Brag House Common Stock that such holder was entitled to receive from the conversion at issue (or, if less, the number of shares actually delivered in satisfaction of such sale) multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (ii) at such holder’s option, either reissue (if surrendered) the shares of Series C Preferred Stock equal to the number of shares of Series C Preferred Stock submitted for conversion or deliver to such holder the number of shares of Brag House Common Stock that would have been issued if Brag House had timely complied with its delivery requirements.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The Brag House Charter, the Brag House Bylaws and the DGCL contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Brag House Board. These provisions are intended to avoid costly takeover battles, reduce Brag House’s vulnerability to a hostile or abusive change of control and enhance the ability of the Brag House Board to maximize stockholder value in connection with any unsolicited offer to acquire Brag House. These provisions, however, may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Brag House by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Brag House Common Stock held by stockholders.

Section 203 of the Delaware General Corporation Law

Brag House is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•        before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Potential Effects of Authorized but Unissued Stock

Pursuant to the Brag House Charter, Brag House has shares of Brag House Common Stock and preferred stock available for future issuance without stockholder approval. Brag House may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved Brag House Common Stock and preferred stock may enable the Brag House Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of Brag House by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of its management. In addition, the Brag House Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in the Brag House Charter. The purpose of authorizing the Brag House Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of Brag House’s outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Brag House Common Stock is VStock Transfer, LLC.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

This section describes the material differences between the rights of House of Doge stockholders before the consummation of the Merger, and the rights of such stockholders following the Merger in their capacities as stockholders of Brag House. These differences in stockholder rights result from the differences between Texas and Delaware law and the respective governing documents of House of Doge and Brag House. References to the board of directors of either company are referred to as the “Board.”

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. House of Doge stockholders are urged to carefully read the relevant provisions of the DGCL, the BOC, and Brag House’s Certificate of Incorporation, as amended and as proposed to be amended as discussed herein, which will be in effect for the Combined Company as of consummation of the Merger. If Brag House’s Certificate of Incorporation, the Brag House Bylaws, House of Doge’s Certificate of Formation, House of Doge’s Bylaws, the BOC and/or DGCL is amended, supplemented or otherwise modified, the below summary may cease to accurately reflect them as so amended.

Rights of House of Doge Stockholders	Rights of Brag House Stockholders
Corporate Governance
The name of the corporation is House of Doge Inc., a Texas corporation.	The name of the corporation is Brag House Holdings, Inc., a Delaware corporation. After the Merger, the name of the corporation is contemplated to be changed to House of Doge Inc.

The rights of House of Doge stockholders are governed by the BOC, the Restated Certificate of Formation, as amended, dated March 3, 2025 (“Certificate of Formation”) and the Bylaws of House of Doge (“House of Doge’s Bylaws”).

The rights of Brag House stockholders are governed by the DGCL, the Brag House Charter (together with the proposed amendments, the “Certificate of Incorporation”) and the Brag House Bylaws.
Authorized Capital

House of Doge’s Certificate of Formation authorizes the issuance of up to 2,000,000,000 shares of common stock, no par value, consisting of (a) 1,000,000,000 shares of a series of common stock designated as “Voting Common Stock” and (b) 1,000,000,000 shares of a series of common stock designated as “Nonvoting Common Stock” (“Nonvoting Common Stock”).

As of the date of this proxy statement/prospectus, 329,929,373 shares of House of Doge Common Stock were issued and outstanding.

The Certificate of Incorporation authorizes the issuance of up to 2,000,000,000 shares of common stock, par value $0.0001 per share, and up to 25,000,000 shares of preferred stock, par value $0.0001 per share.

The Brag House Common Stock is listed on the Nasdaq Capital Market, under the symbol “TBH”.

As of the date of this proxy statement/prospectus, 20,951,363 shares of Brag House Common Stock were issued and outstanding and 8,098 shares of Brag House preferred stock were issued and outstanding.

Preferred Stock. House of Doge’s Certificate of Formation does not authorize preferred stock.

Preferred Stock.    Brag House’s Certificate of Incorporation authorizes the Board to establish, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, such voting powers, if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

Rights of House of Doge Stockholders	Rights of Brag House Stockholders

Dividends.    Holders of shares of House of Doge Common Stock shall be entitled to dividends and other distributions (payable in cash, property or capital stock of House of Doge) when, as and if declared by the Board from time to time out of any assets or funds of House of Doge legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Dividends.    The Board, subject to the DGCL and the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock; dividends may be paid in cash, in property or in shares of Brag House’s capital stock. The Board may set apart out of any of the funds of Brag House available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of Brag House, and meeting contingencies.

Directors

House of Doge’s directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in an election of directors at a meeting of stockholders at which a quorum is present. Cumulative voting shall not be used to elect directors.

House of Doge’s Bylaws provide that the Board must consist of at least one member, with the exact number to be determined by a resolution of the House of Doge Board, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors shall be elected at each annual meeting of the stockholders (unless in the case of a vacancy), and each director shall hold office until the next succeeding annual meeting and until his successor is elected and qualified or until his death, resignation, or removal.

Brag House’s directors are elected by a plurality of the votes cast by stockholders of Brag House entitled to vote in an election at a duly called or convened stockholder meeting at which a quorum is present. The election of directors of Brag House need not be by written ballot, unless required by the Brag House Bylaws. Pursuant to the DGCL, cumulative voting shall not be used to elect directors, as Brag House’s governing documents are silent as to this matter.

The Brag House Bylaws indicate that the total number constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The DGCL indicates that the Board must consist of at least one member.

Removal.    House of Doge’s Certificate of Formation provides that a director may be removed from office by the stockholders only for cause. House of Doge’s Bylaws indicate that removal may be effected by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Removal.    Brag House’s Bylaws provide that directors may be removed at any time without assigning any cause by the affirmative vote of holders of the voting stock of Brag House entitled to vote at an election of directors, subject to the special rights of the holders of one or more outstanding series of preferred stock of Brag House to elect directors.

These provisions may discourage, delay or prevent the removal of incumbent officers and directors.	These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Quorum and Action by the Board of Directors

A majority of the House of Doge Board shall constitute a quorum for the transaction of business.

The act of a majority of the House of Doge Board present at any meeting at which a quorum is present shall be the act of the House of Doge Board, unless the act of a greater number is required by law.

A majority of Brag House directors shall constitute a quorum for the transaction of business. The vote of the majority of the directors, present in person, by proxy or by conference telephone, at a meeting at which quorum is present shall be the act of the directors, except as may otherwise be specifically provided by statute.

Rights of House of Doge Stockholders	Rights of Brag House Stockholders
Director and Officer Limitation on Liability and Indemnification

House of Doge’s Certificate of Incorporation indicates that House of Doge shall indemnify, to the fullest extent permitted by law, any person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit or proceeding, civil or criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, by reason of the fact that such person is or was a director or officer of House of Doge, or at the request of House of Doge, is or was a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of any other entity, trust, employee benefit plan, or other enterprise against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such action, suit, or proceeding. Upon request of any such person and to the fullest extent permitted by law, House of Doge shall pay or reimburse the reasonable expenses incurred by such person in any action, suit, or proceeding described above in advance of the final disposition of such action, suit, or proceeding.

Per Brag House’s Certificate of Incorporation and the Brag House Bylaws, Brag House shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Brag House or, while a director or officer of Brag House, is or was serving at the request of Brag House as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred by such covered person in connection with any such proceeding.

Stockholder Meetings

Annual Meetings.    House of Doge’s Bylaws provide that annual stockholder meetings will be held at a time and place selected by the Board. The meetings may be held in or outside of Texas. At the discretion of the Board, or as agreed to by all persons entitled to notice of the meeting, meetings of stockholders may also be held or stockholders may participate in meetings of stockholders by means of remote communication authorized under the BOC as stated in the notice of such meeting or a duly executed waiver of notice thereof.

Annual Meetings.    The Brag House Bylaws provide that annual stockholder meetings will be held at a date, time and place selected by the Brag House Board. The meetings may be held in or outside of Delaware. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a) of the DGCL. In the absence of any such designation or determination, stockholders’ meetings shall be held at Brag House’s principal executive office.

Record Date.    The Board may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than 60 days and, in case of a meeting of stockholders, not less than 10 days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. Unless a record date shall have previously been fixed or determined pursuant to Section 9.06 of House of Doge’s Bylaws, whenever action by stockholders is proposed to be taken by consent in writing without a meeting of stockholders, the Board may fix a record date for the purpose of determining stockholders entitled to consent to that action, which record date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the record date is adopted by the Board.

Record Date.    In order that Brag House may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting.

Rights of House of Doge Stockholders	Rights of Brag House Stockholders

Special Meetings.    House of Doge’s Certificate of Formation provides that special meetings of its stockholders may be called for any purpose at any time by the chief executive officer, the chairman of the Board, the president, the Board, or the holders or the holders of outstanding stock entitled to vote at the special meeting possessing at least 50% of the votes entitled to be cast on the matter for which the special meeting is held (or, if lower, the highest percentage of ownership that may be set under the BOC). As per House of Doge’s Bylaws, the meetings may be held in or outside of Texas. If not otherwise fixed in accordance with the House of Doge Bylaws, the record date for determining stockholders entitled to call a special meeting is the date the first stockholder signs the notice of such meeting. The business transacted at any Special Meeting of stockholders shall be limited to the purposes stated in the notice.

Special Meetings.    The Brag House Bylaws provide that special meetings of its stockholders may be called for any purpose at any time by the majority of the “Whole [Brag House] Board” (as defined in the Brag House Bylaws), the Chairman of the Board or the chief executive officer of Brag House. No other person or persons are permitted to call a special meeting and no business may be conducted at the special meeting other than business related to the purpose or purposes stated in the notice of meeting.

Notice of Meetings.    Written notice of any meeting shall be delivered not less than 10 nor more than 60 days before the date of the meeting, personally, by electronic transmission, or by mail, or by any other method permitted by applicable lay, by or at the director of the president, the secretary, or the officer or person calling the meeting, to each stockholder entitled to vote at such meeting except as otherwise provided in the BOC.

Notice of Meetings.    The notice of any meeting of stockholders shall be sent or otherwise given, not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Quorum of Stockholders
The holders of a majority of the shares entitled to vote at a meeting of the stockholders, represented in person or by proxy, shall constitute a quorum for any matter to be presented at that meeting.

One or more stockholders representing at least one-third of Brag House’s total issued and outstanding shares entitled to vote present in person, or by remote communication, or by proxy at a stockholder meeting shall constitute a quorum for the transaction of business at the meeting.

Voting Rights

House of Doge’s Bylaws provide that if a quorum is present, with respect to any matter, other than the election of directors or another matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law or the Certificate of Formation, the affirmative vote of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, that matter shall be the act of the stockholders.

The Nonvoting Common Stock shall be non-voting except as may be required by the non-waivable provisions of applicable law.

Whenever, with respect to any action to be taken by the stockholders of House of Doge, any provision of the BOC would require the vote or concurrence of the holders of shares (or of any class or series thereof) having more than a majority of the votes entitled to be cast thereon, only the vote or concurrent of the holders of shares (or of such class or series) having a majority of the votes entitled to be cast thereon shall be required with respect to any such action.

The Brag House Bylaws provide that if a quorum is present, and except as otherwise provided by the Certificate of Incorporation, the Brag House Bylaws, the rules or regulations of any stock exchange applicable to Brag House, or applicable law or pursuant to any regulation applicable to Brag House or its securities, each matter presented to the stockholders at a duly called or convened meeting shall be decided by the affirmative vote of a majority of votes of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).

Each stockholder is entitled to one vote for each share of capital stock held by such stockholder, except as may otherwise be provided in the Certificate of Incorporation, the Brag House Bylaws, or the DGCL.

Rights of House of Doge Stockholders	Rights of Brag House Stockholders
Stockholder Proposals and Nominations

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of House of Doge shall be given in the manner, if any, provided for in the House of Doge Bylaws.

Stockholders seeking to nominate candidates for election as directors must follow the provisions in Section 2.5 of the Brag House Bylaws, among any other relevant provisions in the Certificate of Incorporation or other provisions of the Brag House Bylaws, or applicable law.

Stockholder Action Without a Meeting

Any action required to be or permitted to be taken at a meeting, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote thereon were present and voted.

Any action required or permitted to be taken by the stockholders of Brag House must be effected at an annual or special meeting of stockholders of Brag House, and may not be taken by written consent in lieu of a meeting. However, any action required or permitted to be taken by the holders of any series of preferred stock of Brag House, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock of Brag House, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of preferred stock of Brag House having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Brag House in accordance with the applicable provisions of the DGCL.

Amendments of Governing Instruments

Amendments of Articles of Incorporation.    Per the BOC, the Certificate of Incorporation may be amended by the stockholders, or in certain circumstances, by the Board pursuant to the procedures set forth in the BOC.

Amendments of Articles of Incorporation.    Per the Certificate of Incorporation, Brag House shall have the right, subject to any express provisions or restrictions contained its Certificate of Incorporation or the Brag House Bylaws, from time to time, to amend, alter or repeal any provision of its Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of Brag House by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

Amendments of Bylaws.    Per the Certificate of Formation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly empowered to adopt, amend, or repeal the House of Doge Bylaws at any regular or special meeting of the Board. Per the House of Doge Bylaws, the stockholders may also amend or repeal House of Doge’s Bylaws.

Amendments of Bylaws.    In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Brag House Bylaws or adopt new Brag House Bylaws without any action on the part of the stockholders; provided that any bylaw adopted or amended by the Board, and any powers thereby conferred, may be amended, altered or repealed by the stockholders. However, such action by the stockholders shall require, in additional to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of Brag House with the power to vote generally in an election of directors, voting together as a single class.

Rights of House of Doge Stockholders	Rights of Brag House Stockholders
Derivative Actions

Under the BOC, a stockholder may not institute or maintain a derivative proceeding unless: (1) the stockholder was a stockholder of the corporation at the time of the transaction in question, or became a stockholder by operation of law originating from a person that was a stockholder at the time of the transaction in question; (2) the stockholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation; and (3) for a corporation (A) with common shares listed on a national securities exchange or a corporation that has made an affirmative election to be governed by Section 21.419 of the BOC (regarding presumptions for directors and officers of certain corporations) and (B) has 500 or more stockholders, at the time the derivative proceeding is instituted, the stockholder beneficially owns a number of the common shares sufficient to meet the required ownership threshold to institute a derivative proceeding in the right of the corporation identified in the corporation’s certificate of formation or bylaws, provided that the required ownership threshold does not exceed three percent of the outstanding shares of the corporation.

Under the DGCL, any stockholder may bring an action in Brag House’s name to procure a judgment in Brag House’s favor, also known as a derivative action, provided that the stockholder bringing the action is a stockholder of the corporation at the time of the transaction of which such stockholder complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Anti-Takeover Provisions

Section 21.606 of the BOC contains an anti-takeover provision for certain business transactions and related party transactions related to public corporations, but is inapplicable as House of Doge is not yet a “public” corporation.

Under the DGCL, under certain circumstances Brag House is not permitted to engage in a business combination with a stockholder who owns 15% or more of the Brag House shares (an “interested stockholder”); an affiliate of an interested stockholder; or an associate of an interested stockholder, in each case, for three years following the time that the stockholder became an interested stockholder. A “business combination” would include a merger or sale of more than 10% of Brag House’s assets. However, the above provisions do not apply if: (i) the Brag House Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; or (ii) after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Brag House’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded Brag House shares.

Dissenters’ Rights of Appraisal

Per the BOC, dissent and appraisal rights are available to stockholders with respect to fundamental business transactions, which includes mergers, except in the case where the stockholder voted to approve the fundamental business transaction. The BOC, in certain circumstances, denies dissent and appraisal rights with respect to holders of shares that are (i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance or (ii) held of record by at least 2,000 owners.

Per the DGCL, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Brag House

The following table shows information regarding the beneficial ownership of Brag House Common Stock beneficially owned by each stockholder determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, Brag House believes, based on the information furnished to it, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of Brag House Common Stock beneficially owned by them, subject to any community property laws. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Brag House Common Stock subject to options, RSUs, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The number of shares beneficially owned and percentages of beneficial ownership that are set forth below is based on 20,951,363 shares of Brag House Common Stock outstanding as of January 27, 2026.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Brag House, Inc., 45 Park Street, Montclair, NJ 07042.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
Directors and Named Executive Officers
Lavell Juan Malloy, II, Chairman of the Board and Chief Executive Officer(1)	980,851	4.56%
Daniel Leibovich, Chief Operating Officer and Director(2)	791,767	3.68%
Chetan Jindal, Chief Financial Officer(3)	284,897	1.34%
DeLu Jackson, Director(4)	127,502	0.61%
Scott Woller, Director(5)	129,797	0.62%
Kevin Foster, Director(6)	300,000	1.41%
All executive officers, directors and directors as a group (six persons)	2,614,814	11.42%
5% or Greater Shareholders
Akaa Family LLLP(7)	1,061,571	5.07%

____________

(1)      Consists of 410,073 shares of Brag House Common Stock owned currently and 570,778 shares of Brag House Common Stock underlying options to purchase shares of Brag House Common Stock that are vested or will vest within 60 days of the date of this table. Does not include any of the Other Consideration Shares.

(2)      Consists of 220,989 shares of Brag House Common Stock owned currently and 570,778 shares of Brag House Common Stock underlying options to purchase shares of Brag House Common Stock that are vested or will vest within 60 days of the date of this table. Does not include any of the Other Consideration Shares.

(3)      Consists of 6,250 shares of Brag House Common Stock owned currently and 278,647 shares of Brag House Common Stock underlying options to purchase shares of Brag House Common Stock that are vested or will vest within 60 days of the date of this table.

(4)      Consists of 27,502 shares of Brag House Common Stock owned currently and 100,000 shares of Brag House Common Stock underlying options to purchase shares of Brag House Common Stock that are vested or will vest within 60 days of the date of this table.

(5)      Consists of 29,797 shares of Brag House Common Stock underlying options to purchase shares of Brag House Common Stock held by Woller Law, P.C., of which Mr. Woller is the sole owner, and 100,000 shares of Brag House Common Stock underlying options to purchase shares of Brag House Common Stock held directly, all of which are vested or will vest within 60 days of the date of this table.

(6)      Consists of 300,000 shares of Brag House Common Stock underlying options to purchase shares of Brag House Common Stock that are vested or will vest within 60 days of the date of this table.

(7)      Akaa Family LLLP filed a Schedule 13G on November 12, 2025, reporting shared voting and dispositive power with respect to 1,061,571 shares of Brag House Common Stock. Such Schedule 13G reports that Anthony Perera is the Manager of Akaa Family LLLP and exercises voting and dispositive power over the Brag House Common Stock held by Akaa Family LLLP. Akaa Family LLLP’s and Mr. Perera’s address is 1250 S. Pine Island Road, Suite 500, Plantation, FL 33323.

House of Doge

The following table shows information regarding the beneficial ownership of House of Doge Common Stock beneficially owned by each stockholder determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, House of Doge believes, based on the information furnished to it, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of House of Doge Common Stock beneficially owned by them, subject to any community property laws. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of House of Doge Common Stock subject to options, RSUs, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The number of shares beneficially owned and percentages of beneficial ownership that are set forth below is based on shares of House of Doge Common Stock outstanding as of January 27, 2026.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o House of Doge at 261 NE 61st Street, Miami, FL 33137.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
Directors and Named Executive Officers
Marco Margiotta, Director and Chief Executive Officer(1)	17,036,333	5.01%
Charles Park, Chief Financial Officer(2)	1,986,667	0.60%
Michael Gallaro*(3)	2,200,000	0.67%
Sarosh Mistry*, Director(4)	1,200,000	0.36%
Timothy Stebbing*(5)	1,000,000	0.30%
Doug Wall*, Director(6)	45,000,000	13.64%
Stephen Ilott*	0	—
Duncan Moir*	0	—
All executive officers, directors and directors as a group (four persons)	68,423,000	19.95%

5% or Greater Shareholders
1000516271 Ontario Inc.	17,900,000	5.43%
Much Gains Investments LP	25,000,000	7.58%
Much Wow Ltd.	34,298,731	10.40%
Parker Haven Strategic Investments LP	51,500,000	15.61%
Shadow Doge LLC	30,876,331	9.36%

____________

*        indicates director nominee.

(1)      Consists of 6,500,000 shares of House of Doge Common Stock held directly, 10,036,333 shares of House of Doge Common Stock underlying RSUs that will vest within 60 days of the date of this table, and 500,000 shares held through Mastika Investment Group Inc., in which Mr. Margiotta has 50% beneficial ownership.

(2)      Consists of shares of House of Doge Common Stock underlying RSUs that will vest within 60 days of the date of this table.

(3)      Shares are held by ALOE Investment Inc., of which Mr. Gallaro is Managing Partner.

(4)      Consists of 100,000 shares held directly and 1,100,000 shares underlying RSUs that will vest within 60 days of the date of this table, both of which are held though Avenyr Capital LLC, of which Mr. Mistry is Chief Executive Officer.

(5)      All such shares are held through Navah Investments Pty Ltd, of which Mr. Stebbing’s spouse is the sole director.

(6)      Shares held through Shadow Doge LLC and SC L1 LLC, of which Mr. Wall is co-founder and principal, and W5 Family Trust, of which Mr. Wall is a beneficiary owner of. Of the total holdings, Mr. Wall has beneficiary ownership and sole voting power over 5,991,074 shares, with the balance of such holdings being jointly controlled or in which he has shared voting power.

LEGAL MATTERS

The validity of the Brag House Common Stock offered by this proxy statement/prospectus has been passed upon for Brag House by Lucosky Brookman LLP.

EXPERTS

The financial statements of House of Doge as of March 31, 2025, and for the period then ended, included in this proxy statement/prospectus, which includes an explanatory paragraph as to House of Doge’s ability to continue as a going concern, upon the authority of said firm as experts in accounting and auditing, have been audited by Davidson & Company LLP, House of Doge’s independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Brag House as of December 31, 2024 and 2023, and for the years then ended, included in this proxy statement/prospectus, which includes an explanatory paragraph as to Brag House’s ability to continue as a going concern, have been audited by Marcum LLP (“Marcum”), Brag House’s former independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On June 10, 2025, Brag House was notified by Marcum that Marcum resigned as Brag House’s independent registered public accounting firm, in the context of Marcum’s business combination with CBIZ CPAs P.C. (“CBIZ”). On November 1, 2024, CBIZ acquired the attest business of Marcum. Substantially all of the partners and staff that provided attestation services with Marcum joined CBIZ. On June 10, 2025, Marcum resigned as auditors of Brag House and with the approval of the Audit Committee of the Brag House Board and CBIZ was engaged as Brag House’s independent registered public accounting firm.

The reports of Marcum regarding Brag House’s financial statements for the fiscal years ended December 31, 2024 and 2023, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report for the fiscal year ended December 31, 2024 included an explanatory paragraph relating to substantial doubt about Brag House’s ability to continue as a going concern.

During Brag House’s two most recent fiscal years ended December 31, 2024 and 2023 and in the subsequent interim period through June 10, 2025, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of such disagreement in connection with its reports on the financial statements for such periods. In addition, during Brag House’s two most recent fiscal years and in the subsequent interim period through June 10, 2025, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions) except for the material weakness in the Brag House’s internal control over financial reporting related to: (i) the review and approval of cash disbursements and related journal entries for operating and payroll-related expenses incurred, including the failure to maintain readily accessible executed versions of significant agreements entered into by Brag House; (ii) the lack of controls over the Brag House’s income tax related accounts and disclosures; (iii) the lack of cybersecurity policies and procedures in place; and (iv) the ability to record and disclose complex transactions with debt and/or equity features.

During Brag House’s two most recent fiscal years ended December 31, 2024 and 2023, and the subsequent interim period through June 10, 2025, neither Brag House, nor anyone on its behalf, consulted CBIZ regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Brag House’s financial statements, and neither a written report was provided to Brag House nor was oral advice provided that CBIZ concluded was an important factor considered by Brag House in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or “reportable event” (as these terms are defined or described in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).

Brag House provided Marcum with a copy of the Registration Statement (of which this proxy statement/prospectus forms a part) prior to its filing with the SEC and requested that Marcum furnish Brag House with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of such letter is filed as Exhibit 16.1 to the Registration Statement.

ADDITIONAL INFORMATION

Submitting Proxy Proposals and Director Nominations for the 2026 Annual Meeting

Proposals to be Considered for Inclusion in Brag House’s 2026 Proxy Materials

In order for a stockholder proposal to be eligible to be included in Brag House’s proxy statement and proxy card for the 2026 Annual Meeting of Stockholders, the proposal must (i) be received by Brag House at our principal executive offices, 45 Park Street, Montclair, NJ 07042, Attn.: Secretary, reasonable time before Brag House begins to print and send its proxy materials with respect to such meeting, and (ii) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Brag House Bylaws and applicable Brag House policies, and must otherwise comply with Rule 14a-8 of the Exchange Act.

Director Nominations and Other Business to be Brought Before the 2026 Annual Meeting of Stockholders

Notice of any director nomination or the proposal of other business that stockholders intend to present at the 2026 Annual Meeting of Stockholders, but do not intend to have included in Brag House’s proxy statement and form of proxy relating to the 2026 Annual Meeting of Stockholders, must be received by Brag House at our principal executive offices, 45 Park Street, Montclair, NJ 07042, Attn.: Secretary, not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the Annual Meeting and (ii) the close of business on the 10th day following the first date of Public Disclosure (as defined in the Brag House Bylaws) of the date of such meeting. In addition, a stockholder’s notice must include the information required by the Brag House Bylaws with respect to each director nomination or proposal of other business that such stockholder intends to present at the 2026 Annual Meeting of Stockholders.

In addition to satisfying the foregoing requirements pursuant to the Brag House Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Brag House’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Householding-Delivery of Documents to Stockholders

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this proxy statement to any stockholder upon written or oral request to: Brag House Holdings, Inc., 45 Park Street, Montclair, NJ 07042, Attn.: Secretary, or by phone at (413) 398-2845. Any stockholder who wants to receive a separate copy of this proxy statement/prospectus or of Brag House’s proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

WHERE YOU CAN FIND MORE INFORMATION

Brag House files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Brag House’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at www.sec.gov or Brag House’s website at https://investors.braghouse.com/financial-information/sec-filings. Brag House’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the special meeting, you should contact Brag House’s proxy solicitor, Alliance Advisors, LLC, at the following address and telephone number:

Alliance Advisors, LLC
150 Clove Road, Suite 400
Little Falls, NJ 07424
Phone: Toll-Free 1-855-206-1852
Email: TBH@allianceadvisors.com

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR BRAG HOUSE SHARES AT THE SPECIAL MEETING. BRAG HOUSE HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY 2, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO FINANCIAL STATEMENTS

BRAG HOUSE HOLDINGS, INC.

Interim Condensed Consolidated Financial Statements (unaudited)
Condensed Consolidated Balance Sheets as of September 30, 2025 (Unaudited) and December 31, 2024	F-33
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Nine and Three Months Ended September 30, 2025 and 2024 (Unaudited)	F-34
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) For the Nine and Three Months Ended September 30, 2025 and 2024 (Unaudited)	F-35
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2025 and 2024 (Unaudited)	F-39
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-41

HOUSE OF DOGE INC.

Interim Condensed Consolidated Statement of Financial Position	F-93
Interim Condensed Consolidated Statement of Loss and Comprehensive Loss	F-94
Interim Condensed Consolidated Statement of Changes in Stockholders’ Equity	F-95
Interim Condensed Consolidated Statement of Cash Flows	F-96
Notes to the Interim Condensed Consolidated Financial Statements	F-97

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Brag House Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Brag House Holdings, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New Haven, CT
May 7, 2025

BRAG HOUSE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and Cash Equivalents	$29,228	$33,889
Other Receivable	34,667	34,667
Other Current Assets	18,332	30,560
Total Current Assets	82,227	99,116

Other Assets:
Deferred Offering Costs	1,219,176	610,835
Other Assets	125	8,639
Total Other Assets	1,219,301	619,474
Total Assets	$1,301,528	$718,590

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Current Liabilities:
Accounts Payable	$1,929,469	$953,198
Due to Officers – Related Party (Note 3)	24,303	9,611
Accrued Interest	1,189,345	363,120
Accrued Payroll	251,043	47,310
Accrued Liabilities	193,785	645,891
Shares Payable	32,500	251,056
Other Current Liabilities	95,238	238
Notes Payable (Note 7)	297,900	—
Convertible Debt – December 2024, net of discount (Note 7)	21,719	—
Convertible Debt, net of discount and issuance costs (Note 7)	5,722,511	4,527,228
Total Current Liabilities	9,757,813	6,797,652
Total Liabilities	9,757,813	6,797,652

Commitments and Contingencies (Note 4)

Stockholders’ Equity (Deficit)
Series A Preferred Stock, $0.0001 Par Value – 200,000 Shares Authorized, no shares Issued and Outstanding as of December 31, 2024 and 2023	—	—
Preferred Stock, $0.0001 Par Value – 24,800,000 Shares Authorized, 82,096 Issued and Outstanding as of December 31, 2024 and 2023	420	420
Common Stock, $0.0001 Par Value – 250,000,000 Shares Authorized, 7,033,330 and 5,744,929 Issued and Outstanding as of December 31, 2024 and 2023	14,554	14,794
Stock Subscription Receivable	(3,700)	(4,276)
Additional Paid In Capital, Net of Offering Costs	6,195,322	5,284,362
Accumulated Deficit	(14,647,702)	(11,359,183)
Accumulated Other Comprehensive Loss	(15,179)	(15,179)
Total Stockholders’ Equity (Deficit)	(8,456,285)	(6,079,062)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,301,528	$718,590

The accompanying notes are an integral part of these consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended
	December 31, 2024	December 31, 2023
Revenues:
Tournament Revenues	$—	$366,333
Live-streaming Services	105	105
Total Revenues	$105	$366,438

Cost of Sales
Cost of Sales	$464	$34,835
Total Cost of Sales	$464	$34,835
Gross Profit	$(359)	$331,603

Operating Expenses:
Advertising and Marketing	$172,989	$311,364
Legal and Professional	490,528	321,506
Selling, General and Administrative	626,901	1,099,576
Software Development	21,034	24,074
Stock-Based Compensation	179,766	556,222
Rent Expense	92	1,114
Total Operating Expenses	$1,491,310	$2,313,856

Other (Income) Expense:
Interest Expense and Amortization of Debt Discount	$2,179,122	$2,769,208
Other Income	(384,047)	(79,113)
Foreign Currency Loss	1,775	—
Total Other (Income) Expense	$1,796,850	$2,690,095
Loss from Continuing Operations Before Income Taxes	$(3,288,519)	$(4,672,348)
Provision for Income Taxes	$—	$—
Net Loss	$(3,288,519)	$(4,672,348)
Other Comprehensive Loss, Net of Tax
Foreign Currency Translation Adjustment	$—	$—
Total Other Comprehensive Loss	$—	$—
Total Comprehensive Loss	$(3,288,519)	$(4,672,348)

Net Loss per Common Share – Basic and Diluted	$(0.58)	$(0.84)
Weighted Average Shares Outstanding – Basic and Diluted	5,697,212	5,594,621

The accompanying notes are an integral part of these consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Series A Preferred Stock		Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance on December 31, 2022	—	$—	82,096	$420	5,744,929	$14,794
Stock-Based Compensation	—	—	—	—	—	—
Offering Costs	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—
Balance on December 31, 2023	—	$—	82,096	$420	5,744,929	$14,794
Issuance of Shares Payable	—	—	—	—	135,856	33
Sale of Common Stock	—	—	—	—	29,093	7
Retirement of Shares	—	—	—	—	(208,010)	(425)
Issuance of common stock for services	—	—	—	—	1,250,000	125
Stock-Based Compensation	—	—	—	—	—	—
Interest Payment in Shares	—	—	—	—	81,462	20
Net Loss	—	—	—	—	—	—
Balance on December 31, 2024	—	$—	82,096	$420	7,033,330	$14,554

The accompanying notes are an integral part of these consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Subscription Receivable	Additional Paid-in Capital – Net of Offering Costs	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
Balance on December 31, 2022	$(4,276)	$4,730,140	$(6,686,835)	$(15,179)	$(1,960,936)
Stock-Based Compensation	—	556,222	—	—	556,222
Offering Costs	—	(2,000)	—	—	(2,000)
Net Loss	—	—	(4,672,348)	—	(4,672,348)
Balance on December 31, 2023	$(4,276)	$5,284,362	$(11,359,183)	$(15,179)	$(6,079,062)
Issuance of Shares Payable	—	351,372	—	—	351,405
Sale of Common Stock	—	99,993	—	—	100,000
Retirement of Shares	576	(151)	—	—	—
Issuance of common stock for services	—	—	—	—	125
Stock-Based Compensation	—	179,766	—	—	179,766
Interest Payment in Shares	—	279,980	—	—	280,000
Net Loss	—	—	(3,288,519)	—	(3,288,519)
Balance on December 31, 2024	$(3,700)	$6,195,322	$(14,647,702)	$(15,179)	$(8,456,285)

The accompanying notes are an integral part of these consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2024	December 31, 2023
OPERATING ACTIVITIES
Net Loss	$(3,288,519)	$(4,672,348)

Adjustments to reconcile net loss to net cash used in operating activities:
Accrued Interest	$826,225	$298,979
Share Payable	132,849	81,694
Stock-Based Compensation	179,766	556,222
Amortization of Debt Discount	50,629	462,170
Amortization of Debt Issue Costs	—	143,906
Loan Extension Fees	997,253	1,864,153
Deferred Offering Costs	(6,647)	—
Interest Payment in Shares	280,000	—

Changes in operating assets and liabilities:
Accounts Receivable	—	100,000
Other Receivable	—	(34,667)
Other Current Assets	12,228	(28,659)
Other Assets	8,639	—
Accounts Payable	489,577	451,339
Related Party Payable	14,692	(33,952)
Accrued Payroll	203,733	(3,339)
Accrued Liabilities	(567,106)	37,506
Other Current Liabilities	95,000	—
Net Cash Flows Used in Operating Activities	$(571,681)	$(776,996)

FINANCING ACTIVITIES
Proceeds from Notes Payable	322,900	—
Repayment of Note Payable	(25,000)	—
Proceeds from OID Convertible Loans, net	169,120	252,506
Proceeds from the sale of Common Stock	100,000	—
Offering Costs	—	(2,000)
Net Cash Flows from Financing Activities	$567,020	$250,506

Net change in cash	$(4,661)	$(526,490)
Cash and Equivalents at the beginning of the year	33,889	560,379
Cash and Equivalents at the end of the year	$29,228	$33,889

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$25,000	$—

NONCASH INVESTING AND FINANCING ACTIVITIES
Deferred Offering Costs	$608,341	$610,835
Issuance of Shares Payable	$351,405	$—
Other Assets paid for with Shares	$125	$—

The accompanying notes are an integral part of these consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Corporate History

Brag House Holdings, Inc. (“Brag House” or “BHHI” or the “Company”) was formed as a Delaware corporation on December 3, 2021. The Company’s principal executive offices are located at 45 Park Street, Montclair, NJ 07042.

Brag House, Inc. (“BHI”), the Company’s wholly owned indirect subsidiary, was formed as a Delaware corporation in February 2018. Their principal offices are located at 45 Park Street, Montclair, NJ 07042.

On June 11, 2021, Brag House, Ltd. (“BHL”) was registered in the United Kingdom. Their principal offices are located at 7 – 9 Swallow Street, London W1B 4DE, United Kingdom.

On August 16, 2021, BHL acquired all of the 10,000,000 issued and outstanding BHI shares held by BHI shareholders on a one for 14.07 basis (rounded to the nearest whole number) in exchange for 140,700,000 ordinary shares of £0.0001 in BHL, making BHI a wholly owned subsidiary of BHL (“UK Reorganization”).

Following the UK Reorganization, the board of directors of BHL determined that it was in the best interests of BHL and its shareholders that an initial public offering in the United States and concurrent listing on Nasdaq be pursued. To effect that proposed initial public offering and listing on Nasdaq, in December 2021, the Company was formed. In connection with this offering, prior to the effectiveness of the registration statement, on February 8, 2022, the Company approved a reorganization, in which the shareholders of BHL would exchange their ordinary shares and preference shares of BHL for a proportionate number of common and preferred shares in the Company on a 21 to 1 basis (“U.S. Reorganization”). Immediately following the U.S. Reorganization, BHL became the wholly-owned subsidiary of the Company, and BHI became the indirect wholly-owned subsidiary of the Company. Management anticipates that BHL will be wound down and dissolved as soon as reasonably practicable following the consummation of this offering.

On June 11, 2024 the Company’s board of directors approved, and on June 13, 2024 the Company’s stockholders approved the original reverse stock split (“Original Reverse Stock Split”). On June 14, 2024 the Company filed the Second Certificate of Amendment to its Certificate of Incorporation to effect the Original Reverse Stock Split, such that every holder of Common Stock and Series A Preferred Stock of the Company received 1 share of Common Stock and 1 share of Series A Preferred Stock for every 5.1287 of a share held. On October 11, 2024 the Company canceled the Original Reverse Split and effected a 1 for 2.43615 consolidation of its issued and outstanding Common Stock and Series A Preferred Stock (the “Reverse Stock Split”). On October 11, 2024, the Company filed the Third Certificate of Amendment to its Certificate of Incorporation to effect the Reverse Stock Split. The Conversion Price of Series A convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), will reflect the Reverse Stock Split. All fractional shares created by the 1 for 2.43615 exchange will be paid in cash. The resulting payment amount due for the fractional shares is not material. The Reverse Stock Split had no impact on the par value per share of the Company’s Common Stock and Series A Preferred Stock, all of which remain at $0.0001. All current and prior period amounts related to shares, share prices and loss per share, presented in the Company’s financial statements and the accompanying Notes have been restated for the Reverse Stock Split.

On February 14, 2025, the Company received its notice of effectiveness from the Securities Exchange Commission and became a public company. On March 5, 2025 the Company entered into a material definitive agreement in the form of an underwriting agreement with Kingswood Capital Partners, LLC (“Kingswood”) as representative of the underwriters named therein, for the offer and sale of 1,475,000 shares of the Company’s common stock at a public offering price of $4.00 per share for gross proceeds, before deducting underwriting discounts and other related expenses, of $5.9 million.

On March 6, 2025 the Company’s shares began trading on Nasdaq under the symbol “TBH” and on March 7, 2025, the Company filed its prospectus with the Securities Exchange Commission and completed its IPO.

Pursuant to the underwriting agreement, as partial compensation for their services, the Company issued to the underwriters on the closing date of the IPO (the “Closing Date”), warrants (the “Underwriter Warrants”) to purchase an aggregate of 44,250 shares of the Company’s common stock, representing 3% of the shares issued on the Closing

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

Date. The Underwriter Warrants will be exercisable, in whole or in part, commencing on September 3, 2025 and expiring on March 6, 2030, at an initial exercise price per share of common stock of $4.00, which is equal to 100% of the Offering price. The terms of the Representative’s Warrant are substantially the same as the terms set forth in the form of such warrant which is filed as Exhibit 4.1 to the report on Form 8-K filed by the Company on March 11, 2025.

On March 10, 2025, Kingswood, as representative of the underwriters, exercised in full its option to purchase an additional 221,250 shares of the Company’s common stock to cover over-allotments at a public offering price of $4.00 per share for gross proceeds from the over-allotment exercise, before deducting underwriting discounts and other related expenses, of $885,000. The over-allotment exercise closed on March 11, 2025 and, on that same date, the Company issued a press release announcing the closing of the over-allotment exercise.

Nature of the Business

Brag House is a vertically integrated social network for college esports. The Company’s mission is to create a community which empowers gamers, streamers, and fans to interact with one another. The Company’s platform, which focuses on building a centralized esports experience for non-professional college gamers and their fans, achieves this by allowing college students to compete against one another, support their favorite gamers and teams, and win prizes.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2024, the Company had an accumulated deficit of $14,647,702. For the year ended December 31, 2024, the Company had a net loss of $3,288,519 and negative cash flows from operations of $571,681. The Company’s operating activities consume the majority of its cash resources. The Company will continue to promote its services to existing and potential customers, but it anticipates that it will continue to incur operating losses as it executes its development plans through 2025, as well as other potential strategic and business development initiatives. In addition, the Company has had, and expects to have, negative cash flows from operations, at least into the near future. The Company previously funded these losses primarily through the sale of equity and infusions of cash from advances by its Chief Executive Officer, and plans to continue funding operations through the sale of equity or issuance of debt instruments. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern for the next twelve months from the issuance of these consolidated financial statements.

The Company also secured a strategic partnership for tournament and promotional events in 2025 with Learfield Communications, LLC, formerly Learfield IMG College, a billion dollar media company that holds the media rights to hundreds of colleges in the US, including collegiate properties as the NCAA and its 89 championships and NCAA Football. The partnership’s first activation is planned to be held online on May 17, 2025 (originally scheduled for March 5, 2025) for students and alumni of the University of Florida, one of Learfield’s media rights properties. The Company believes this partnership positions itself to leverage Learfield’s college network to generate sponsorship revenue and brand engagement opportunities while giving the Company access to extensive datasets from diverse college campuses as the Company evolves into a scalable data insight revenue model, where the Company aims to enable brands to gain data insights to create enhanced, personalized and effective marketing campaigns. The Company further believes this partnership will contribute directly to its model through shared sponsorship earnings, while validating its marketing and data strategy for reaching college-aged Gen Z gamers. Through this, the Company plans to scale across Learfield’s properties, expanding brand partnerships in the gaming and esports spaces.

Management believes this is a strong indicator of continued growth in the coming years for tournament revenue. Until revenue from such tournaments provides sufficient and steady cash flow, management intends to raise funds through this Initial Public Offering and believes that the actions presently being taken to further implement its business plan will enable the Company to continue as a going concern. While the Company believes in its viability to raise

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and raise additional funds through the Initial Public Offering or otherwise.

Although no assurances can be given as to the Company’s ability to deliver on its revenue plans or that unforeseen expenses may arise, management believes that the revenue to be generated from operations, together with equity and debt financing, will provide the necessary funding for the Company to continue as a going concern. However, the Company has earned minimal revenue through the year ended December 31, 2024, and there are currently no arrangements or agreements for such financing and management cannot guarantee any potential debt or equity financing will be available, or if available, on favorable terms. As such, these matters raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of the accompanying consolidated financial statements. If adequate funds are not available on acceptable terms, or at all, the Company will need to curtail operations or cease operations completely.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non binding advisory vote on executive compensation and approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and include the balances and results of operations of the Company and our consolidated subsidiaries. The summary of significant accounting policies presented below are designed to assist in understanding the Company’s consolidated financial statements. Such consolidated financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity. The Company and its subsidiaries operate as a single operating segment.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period.

The Company bases its estimates and assumptions on an ongoing basis using historical experience and other factors, known or expected trends and various other assumptions that it believes to be reasonable. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, which may cause the Company’s future results to be affected.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. There were no cash equivalents as of December 31, 2024 and 2023.

Allowance for Credit Losses

Trade accounts receivable are stated net of an allowance for credit losses. The Company estimates the credit losses using historical information, current economic conditions and reasonable and supportable forecast information for a reasonable period of time. The Company starts by determining expected credit losses by using historical loss information based on the aging of receivables. An analysis of the current economic conditions along with forecast information is then used to determine any adjustment to the historical loss rates to determine the appropriate rates for future losses and the Company’s current expected credit losses for trade receivables. As of December 31, 2024 and 2023, there were no accounts receivable balances.

Deferred Offering Costs

Deferred offering costs represent legal, accounting and other direct costs related to the IPO, which had not closed as of 12/31/2024. These direct offering costs will remain classed as a non-current asset and will be reclassified to additional paid-in capital once the IPO has closed. These amounts will then be shown, along with underwriters’ fees paid, net against IPO proceeds received. During the years ended December 31, 2024 and 2023, the Company incurred a total of $608,341 and $610,835, respectively, in additional deferred costs in connection with the offering of equity securities. The Company recorded $1,219,176 and $610,835 of deferred offering costs as a non-current asset in the accompanying consolidated balance sheets as of December 31, 2024 and 2023, respectively.

Subscription Receivable

The Company records share issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 505-10-45-2, “Equity” — Other Presentation Matters, the subscription receivable is reclassified as a contra account to stockholders’ deficit on the consolidated balance sheet.

Employee Retention Tax Credit

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provided an employee retention credit which was a refundable tax credit against certain employment taxes. The Consolidated Appropriations Act (the “Appropriations Act”) extended and expanded the availability of the employee retention credit through December 31, 2021. The Appropriations Act amended the employee retention credit to be equal to 70% of qualified wages paid to employees during the 2021 fiscal year. The Company qualified for the employee retention credit

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

beginning in October 2021 for qualified wages through December 2021 and filed a cash refund claim during year ended December 31, 2023. The employee retention credit totaling $50,000 was recognized as other income on the consolidated statements of operations during the year ended December 31, 2023 and the cash that is receivable is net of the $5,000 fee that the Company paid for the processing service.

As of December 31, 2023, $15,333 of the tax credit receivable has been received and the $5,000 fee was paid for the processing service. The remaining receivable of $34,667 is included as an other receivable in the current assets section of the Company’s consolidated balance sheet as of December 31, 2024 and 2023.

Software Development Costs

The Company incurs cost to develop computer software to be sold, leased, or otherwise marketed. Their research and development expenses consist principally of salaries and benefits, costs of computer equipment, and facility expenses. Per ASC 985, “Software — Costs of Software to Be Sold, Leased, or Marketed,” all costs incurred to establish the technological feasibility of a computer software product to be sold, leased, or otherwise marketed are research and development costs. Those costs shall be charged to expense as incurred. The technological feasibility of a computer software product is established when the entity has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements. Development costs for software incurred subsequent to the establishment of technological feasibility, but prior to the general release of the product, are capitalized and, upon general release, are amortized using the greater of either the straight-line method over the expected life of the related products or based upon the pattern in which economic benefits related to such assets are realized. No development costs for software were capitalized in 2024 or in prior years.

Concentration of Credit Risk

Financial Instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2024 and 2023, management believes the Company was not exposed to significant risks on such accounts.

Advertising and Marketing

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expenses were $172,989 and $311,364 for the years ended December 31, 2024 and 2023, respectively.

Fair Value Measurements

As defined in Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.
Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.
Level 2:

Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 3:

Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

The Company did not have any financial liabilities that were subject to fair value measurement.

Derivatives

The Company evaluates its convertible instruments to determine if those contracts or embedded components of those contracts qualify as derivative financial instruments, in accordance with ASC 815, “Derivatives and Hedging”. The standard requires that the Company record embedded conversion options (“ECOs”) and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. Conversion options are recorded as a discount to the host instrument and are amortized as amortization of debt discount on the financial statements over the life of the underlying instrument. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

Equity Awards with a Guaranteed Minimum-Value Cash Settlement — Technology Purchase Agreements

The Company evaluates its stock-based compensation arrangements within the scope of ASC 718, “Compensation — Stock Compensation”. The Company has issued an equity award with a guaranteed minimum-value cash settlement in accordance with the terms that were agreed upon by the Company in the Master Services Agreement (“MSA”) with Artemis Ave LLC (“Artemis”) and the Software as a Service Agreement (the “SaaS” Agreement) with EVEMeta, LLC (“EVEMeta”). Subsection ASC 718-10-20 defines these equity awards as combination awards. Under this classification, the share grant is to be accounted for as an equity-classified award measured at grant-date fair value, and the cash-settled written put option should be liability classified and marked to fair value at each reporting period. Compensation costs for the share grant is measured and fixed on the date of grant and recognized over the vesting period, which is consistent with the delivery of goods and services. Compensation costs associated with the cash-settled written put option should be recognized over the vesting period based on the remeasured fair value at each reporting period, which is consistent with the delivery of goods and services from the vendor, until settlement. To value the cash-settled written put option, the Company remeasures the fair market value of the written put option via an appropriate option pricing model in accordance with ASC 718 and records the appropriate liability as of each reporting period with a corresponding adjustment to compensation costs. Please refer to Notes 4 and 5 for a detailed explanation of the terms of the technology purchase agreements.

Cloud Computing Arrangements — Technology Purchase Agreements

The Company applies the guidance under ASC 350-40, “Intangibles — Goodwill and Other-Internal-Use Software”, when evaluating the applicable accounting treatment for the purchase of technological products and services. The Company has determined that the MSA with Artemis and the SaaS Agreement with EVEMeta constitute a cloud computing arrangement (“CCA”). Accordingly, the Company capitalizes implementation costs associated with its CCA consistent with costs capitalized for internal-use software. Capitalized CCA implementation costs are included in “other assets.” The CCA implementation costs are amortized over the term of the related hosting agreement, including renewal periods that are reasonably certain to be exercised. . As of December 31, 2024, $125 was recognized as an other asset related to the Company’s cloud computing arrangements and no amortization costs have been recognized for the year ended December 31, 2024.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible Debt

The Company accounts for convertible debt instruments in accordance with the provisions of ASC 470-20, “Debt with Conversion and Other Options”. Under this guidance, convertible debt instruments that do not meet the criteria for separation of embedded conversion features from the host contract are accounted for as a single liability. If a convertible debt instrument contains embedded features (e.g., conversion options, redemption rights) that require separate accounting under ASC 815, “Derivatives and Hedging”, the Company evaluates such features and bifurcates them as derivative liabilities when applicable. Issuance costs related to convertible debt are presented as a direct deduction from the carrying amount of the liability and are amortized to interest expense over the term of the debt using the effective interest method.

Shares Payable

The Company has incurred obligations that are payable in shares of the Company’s equity. If shares are not issued to satisfy those obligations, a short-term liability is recognized as a share payable and the corresponding expense is recorded in the appropriate account.

During 2023, the Company entered into several agreements with contractors to pay them for services with shares of the Company’s Common Stock. These shares of stock are valued at fair market value as of the date the services were provided. All shares payable to contractors were either valued at the fair market value of the stock as of the grant date or at the fair market value of the services provided and a total of 31,956 shares were due as of December 31, 2023 (as adjusted for the Reverse Stock Split), for a total share balance of $71,100. A total of 27,790 shares (as adjusted for the Reverse Stock Split) were due for services provided during the year ended December 31, 2024 for a total additional expense of $93,530. Further, in March of 2024, the Company sold 29,093 shares (as adjusted for the Reverse Stock Split) of BHHI Common Stock for total proceeds of $100,000. All shares payable were issued in May of 2024 and are included in the Common Stock and additional paid in capital, net of offering cost balances as of each period end.

Additionally, upon issuing convertible debt, the Company is required to concurrently issue equity kicker shares to investors in accordance with the terms of the convertible debt agreement. These shares were not yet issued as of December 31, 2023 and were subsequently issued in May of 2024. As such, the corresponding balances for shares payable in connection with the issuance of convertible debt are $0 and $179,956 as of December 31, 2024 and December 31, 2023, respectively. Refer to Note 7, Debt, for more detail. A total of 2,304 shares (as adjusted for the Reverse Stock Split) were added for additional convertible debt added during the year ended December 31, 2024 for a total additional expense of $6,819.

In December of 2024, the Company raised $25,000 from a short-term loan which has a 30% original issue discount that constitutes the interest due on the loan, a payment in equity kicker shares of the Company’s Common Stock having a combined value equaling 30% of the principal amount and a maturity date of February 15, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s anticipated price per share at the IPO of $4. This resulted in an additional 1,875 shares of Common Stock becoming due and these were not issued as of December 31, 2024. As such, it resulted in an increase of $7,500 to the shares payable balance during the year ended December 31, 2024. The 1,875 shares were issued in April of 2025, subsequent to the maturity date of February 15, 2025. Please refer to Note 7 for more detail.

Lastly, in December of 2024, the Company sold 6,250 shares of Common Stock for total cash proceeds of $25,000. These shares of Common Stock are pending issuance subsequent to the consummation of the IPO. These were not issued as of December 31, 2024 and are included in the shares payable balance as of year-end. These shares were issued in April of 2025.

The Company had a shares payable balance of $32,500 and $251,056 as of December 31, 2024 and 2023, respectively.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue Recognition” following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when or as performance obligations are satisfied

The Company generates revenues mainly from advertising, sponsorship and league tournaments. An insignificant amount of revenue is generated through the operation of its live streaming platform using a revenue model whereby gamers and creators can get free access to certain live streaming of amateur tournaments, and gamers and creators pay fees or subscriptions to compete in league competitions. Streaming revenue amounts are recognized as live-streaming services on the consolidated statements of operations and comprehensive loss.

Leases

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASC 842”). The standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement will be dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease will be disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability).

Right of use (“ROU”) assets include any prepaid lease payments and exclude any lease incentive and initial direct costs incurred; a corresponding lease liability will be recorded for future lease payments using an incremental borrowing rate. Lease expense for minimum lease payments is recognized on a straight-line basis over a lease term. The lease terms may include options to extend or terminate the lease if it is reasonably certain that the Company will exercise that option.

Foreign Currency Translation

For the Company’s non-U.S. operations where the functional currency is the local currency, the Company translates assets and liabilities at exchange rates in effect at the balance sheet date and record translation adjustments in stockholders’ equity. The Company translates income statement amounts at average rates for the period. Transaction gains and losses are recorded in other (income) expense, net in the Consolidated Statement of Operations and Comprehensive Loss.

Net Loss per Common Share

Net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. All outstanding convertible promissory notes are considered Common Stock at the beginning of the period or at the time of issuance, if later, pursuant to the if-converted method. Since the effect of Common Stock equivalents is anti-dilutive with respect to losses, the shares issuable upon conversion have been excluded from the Company’s computation of net loss per common share for the years ended December 31, 2024 and 2023.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table summarizes the securities that would be excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive due to the Company’s net loss. In accordance with the Reverse Stock Split on October 11, 2024 (see Note 2 — Summary of Significant Accounting Policies), the number of shares of Common Stock underlying the Original Issue Discount Convertible Promissory Notes, the Convertible Series A Preferred Stock, Shares Payable, and Unvested Restricted Stock are now 1 for 2.43615, and the below information gives effect to the Reverse Split:
	Years Ended December 31,
	2024	2023
Original Issue Discount Convertible Promissory Notes	1,903,675	1,436,208
Unvested Restricted Stock	69,782	150,308
Shares Payable	8,125	29,185
Convertible Preferred Stock	82,096	82,096
Total	2,063,678	1,697,797

As of the date of these financial statements, no dividends have been declared in any year since inception and all classes of BHHI’s stock do not have cumulative dividend features. As such, we did not include any adjustment to the net loss for dividends. Ultimately, there was no adjustment needed to determine dilutive loss per share and only basic loss per share was calculated.

The table below represents the calculation for both basic and diluted net loss per share (as adjusted for the Reverse Stock Split):
	Years Ended December 31,
	2024	2023
Net loss	$(3,288,519)	$(4,672,348)
Weighted-average shares outstanding – Basic	5,697,212	5,594,621
Loss per share – Basic and Diluted	$(0.58)	$(0.84)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company’s temporary differences result primarily from capitalization of certain qualifying research and development expenses, stock based compensation, and net operating loss carryovers. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% of likely being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the grant, generally equal to the vesting period, and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met. Companies typically use the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock awards. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. No stock options have been issued by the Company through December 31, 2024. Restricted stock awards are valued based on the fair value on the date of grant and amortized ratably over the estimated life of the award. Restricted stock may vest based on the passage of time, or upon occurrence of a specific event or achievement of goals as defined in the grant agreements. In such cases, the Company records compensation expenses related to grants of restricted stock based on management’s estimates of the probable dates of the vesting events. The Company recognizes forfeitures of stock-based awards as they occur.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The standard expands reportable segment disclosure requirements for public business entities primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit (referred to as the “significant expense principle”). The ASU also requires that an entity that has a single reportable segment provide all the disclosures required by this ASU and all existing segment disclosures in Topic 280. The ASU does not change how operating segments are identified or, when applicable, aggregated. The Company adopted this standard for fiscal year 2024. Refer to Note 9 Segment Reporting.

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740). This ASU requires the use of consistent categories and greater disaggregation in tax rate reconciliations and income taxes paid disclosures. These amendments are effective for fiscal years beginning after December 15, 2024. These income tax disclosure requirements can be applied either prospectively or retrospectively to all periods presented in the financial statements. Management is currently evaluating the impact of adopting this standard; and do not expect it to have a material impact on the consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” The standard requires that public business entities disclose additional information about specific expense categories in the notes to financial statements for interim and annual reporting periods. The standard will become effective for us for our fiscal year 2027 annual financial statements and interim financial statements thereafter and may be applied prospectively to periods after the adoption date or retrospectively for all prior periods presented in the financial statements, with early adoption permitted. The Company plans to adopt the standard beginning with the fiscal year 2027 annual financial statements, and management is currently evaluating the impact this guidance will have on the disclosures included in the Notes to the Consolidated Financial Statements.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — RELATED PARTY TRANSACTIONS

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

During the years ended December 31, 2020 and 2019, Lavell Juan Malloy, II, the Company’s co-founder and Chief Executive Officer, on an as needed basis, paid operational expenses on behalf of the Company. This payable bears no interest rate and is due upon demand. At December 31, 2022, the Company had an outstanding balance due to Lavell Juan Malloy, II of $43,563. In January of 2023, the Board of Directors approved the full repayment of the account balance and this was settled in full for the remaining balance of $43,563. Concurrently, an approval was made to pay deferred compensation that was due to the COO and CTO. A total payment of $50,649 was made in cash, which includes deferred compensation of $46,811, plus employer taxes, workers compensation and service fees. These payments were all made on January 4, 2023.

BHI, and therefore the Company, has entered into restricted stock purchase agreements with certain related parties, including Lavell Juan Malloy, II, the Company’s co-founder and Chief Executive Officer, Daniel Leibovich, the Company’s co-founder, Chief Operating Officer, and William Simpson, the Company’s co-founder and Former Chief Technology Officer. For additional detail, refer to Note 5 — Stockholders’ Deficit.

As of December 31, 2024 and 2023, the Company had payables to the Company’s co-founder and Chief Executive Officer and the Company’s co-founder and Chief Operating Officer, for reimbursable expenses totaling $24,303 and $9,611, respectively. During 2023, the Company added the $9,611 in payables due. During 2024, the Company added $51,712 in payables and repaid a total of $37,020.

NOTE 4 — COMMITMENTS AND CONTINGENCIES

The Company evaluates its business transactions and agreements during the course of business to identify whether any contingencies or commitments exist which would give rise to the recognition of a loss or liability. The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers. Further, the Company is currently complying with all relevant laws and regulations and does not have any long-term commitments or guarantees.

Marketing Agreement

In March of 2024, the Company also entered into a marketing agreement with Outside the Box Capital, Inc. for marketing services to be provided for the six-months period from May 1, 2024 to October 31, 2024. Compensation for these services will be $100,000 in cash and due upon either the successful completion of the Company’s IPO or within six months from the effective date of the agreement, the earlier of the two dates. Additionally, the Company will issue shares of BHHI Common Stock, priced at the IPO, totaling $200,000. The shares became due 10 days after the successful completion of the Company’s IPO on March 6, 2025, deemed the listing date, and were issued in April of 2025. Lastly, if the Company achieves a $50 million market cap for a minimum of seven days during the period of services, the Company will issue an additional 50,000 shares. Services under this contract were not provided during the expected service period of May through October of 2024. A modification of the agreement was negotiated and finalized in November of 2024. Services were amended to begin on December 15, 2024 through June 15, 2025. Services had not yet commenced as of December 31, 2024. As a result, a modification of the agreement was executed on March 28, 2025. This new agreement revised the dates of service to begin on March 6, 2025 through September 6, 2025. It also revised the terms of compensation and, as a result, the base compensation of $100,000 will be payable in two tranches, the first payment for $50,000 within 10 business days following the Company’s listing date as a publicly traded company (“Listing Date”) and the second and final payment for the remaining amount will be due three months from the Listing Date. The first payment of $50,000 was made in April of 2025. As a result, no accrual for a liability was recorded as of December 31, 2024. Please see Note 10 for more detail on this amendment.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — COMMITMENTS AND CONTINGENCIES (cont.)

Broncos Sponsorship Agreement

During 2023, the Company entered into a sponsorship agreement with Stadium Management Company and the Denver Broncos. This resulted in marketing expenses totaling $305,000 during the year ended December 31, 2023. In September of 2024, the parties concluded the sponsorship agreement and this resulted in a reduction of the payable amount from $305,000 to $61,000. The reduction of $244,000 was recorded as other income during the year ended December 31, 2024.

Technology Purchase Agreements

On November 13, 2024 (the “Artemis Effective Date”), the Company entered into a MSA with Artemis, a skilled technology company, whereby Artemis agreed to develop a proprietary machine learning solution for the Company’s platform (the “Software”) and provide certain services. In exchange, the Company agreed to issue 937,500 shares of its Common Stock to Artemis (the “Artemis Stock Consideration”) in December 2024. The Artemis Stock Consideration is subject to a lock-up provision, with shares of the Artemis Stock Consideration to be released in three (3) equal tranches of 312,500 shares each according to the terms outlined in the MSA and the respective Statements of Work (“SOWs”) attached thereto. In connection with the execution of the MSA, on November 13, 2024 (the “EVEMeta” Effective Date”), the Company entered into a SaaS Agreement with EVEMeta, an innovative technology company, whereby EVEMeta agreed to license its solution to the Company. In exchange, the Company issued 312,500 shares of its Common Stock to EVEMeta (the “EVEMeta Stock Consideration” and, collectively, with the Artemis Stock Consideration, the “Stock Consideration”). The 1,250,000 shares granted to Artemis and EVEMeta in exchange for services had a fair market value of $4.00 per share at the date of grant for a total cost of $5,000,000. Further, once released from lock up, the Company will provide each vendor with a guarantee of a minimum value for the released shares for 18 months from the date of release. In the event that either vendor is not able to resell the shares at the IPO price of $4.00 per share, the Company will make additional payments under its minimum value guarantee to the vendor in cash to ensure a total compensation of $3,750,000 to Artemis and $1,250,000 to EVEMeta. Those payments will be made in cash and not in additional shares of Common Stock.

The issuances of the Stock Consideration are accounted for in accordance with the accounting provisions under ASC 718, “Compensation — Stock Compensation” and ASC 350-40, “Intangibles — Goodwill and Other-Internal-Use Software” as noted in Note 2, regarding the technology purchase agreements. As of December 31, 2024, the Company did not recognize a liability for the cash settlement provision since the IPO had not yet taken place. Further, the Company has only recognized the par value of the shares that were granted and has recorded $125 as an other assets. The remaining cost basis will be recognized as the milestones are achieved and shares are removed from the lock-up provisions, which is expected to commence in 2025. Please refer to Note 2 and 5 for further detail about the technology purchase agreements.

NOTE 5 — STOCKHOLDERS’ DEFICIT

Capital Structure

On December 3, 2021, BHHI was incorporated and the Company authorized 50,000,000 shares of Common Stock with a par value of $0.0001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share. On February 22, 2022, the certificate of incorporation was amended and the Company authorized 250,000,000 shares of Common Stock with a par value of $0.0001 per share and 25,000,000 shares of preferred stock with a par value of $0.0001 per share. Further, the Company designated 200,000 shares of preferred stock as Series A preferred stock with a par value of $0.0001 per share. Shares of Convertible Series A preferred stock and Common Stock (the “Junior Securities”) are entitled to one vote for each share. In order of liquidation rights, distributions will be made to the Series A preferred holders then to the holders of the Junior Securities. The Series A preferred stock has a liquidation preference of $0.50 per share in the event of a liquidation and distribution. Further, each share of Convertible Series A preferred stock shall automatically convert into one share of Common Stock upon consummation of an underwritten public offering of Common Stock. The Company completed an initial public offering during March of 2025. Please

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDERS’ DEFICIT (cont.)

refer to Note 1 for the details of the IPO. There were no shares of Series A preferred stock issued and outstanding during any period since inception and, 82,096 shares of preferred stock and a total of 6,296,434 and 5,744,929 shares of Common Stock, respectively, issued and outstanding as of December 31, 2024 and 2023 (as adjusted for the Reverse Stock Split), respectively.

In October of 2024, the Company authorized and filed an amendment to the Articles of Incorporation to authorize a 1 for 2.43615 Reverse Stock Split for all Common and Preferred Stock.

Incentive Award Plan

On June 11, 2024, the Company’s Board of Directors adopted the Original Stock Incentive Plan, which was approved by its stockholders on June 13, 2024. On December 31, 2024 our Board of Directors adopted the Stock Incentive Plan, which was approved by the Company’s stockholders on January 30, 2025. The Stock Incentive Plan became effective on February 13, 2025. The Stock Incentive Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code to the Company’s employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), and other stock-based performance awards to the Company’s employees, directors, and consultants (collectively, “Awards”).

A total of 2,250,000 shares of common stock will be reserved for issuance pursuant to the Stock Incentive Plan (“Plan Share Reserve”). The Plan Share Reserve shall be increased on the first day of each fiscal year beginning with the 2025 fiscal year, in an amount equal to the lesser of (i) ten percent (10.0%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year and (ii) an amount determined by the Board of Directors.

Shares with respect to which options or SARs are not exercised prior to termination of the option or SAR, shares that are subject to restricted stock units which expire without converting to Common Stock, and shares of restricted stock which are forfeited before the restrictions lapse, shall be available for grants of new Awards under the Stock Incentive Plan. Notwithstanding the foregoing, neither (i) shares accepted by the Company in payment of the exercise price of any option, if permitted under the terms of such option, (ii) any shares withheld from a participant, or delivered to the Company in satisfaction of required withholding taxes arising from Awards, nor (iii) the difference between the total number of shares with respect to SAR, shall be available for reissuance under the Stock Incentive Plan.

Awards granted under the Stock Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity directly or indirectly acquired by the Company will not reduce the shares available for grant under the Stock Incentive Plan. However, any such shares issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as incentive stock options shall be counted against the aggregate number of shares of Common Stock available for Awards of incentive stock options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company may be used for Awards under the Stock Incentive Plan and shall not reduce the number of shares of Common Stock available for issuance under the Stock Incentive Plan.

The Compensation Committee of the Company’s Board of Directors will administer the Stock Incentive Plan (the “Administrator”) and the plan provides for the grant of stock options (including incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”)), SARs, restricted stock, restricted stock units (“RSUs”), and other stock-based and cash-based incentive Awards. No determination has been made as to the types or amounts of Awards that will be granted to specific individuals pursuant to the Stock Incentive Plan. Each Award will be set forth in a separate agreement and will indicate the type and terms and conditions of the Award.

As of December 31, 2024, no awards have been granted and, thus, no compensation has been incurred in connection with the Stock Incentive Plan. Compensation for grants of awards will be determined in accordance with the Company’s stock-based compensation policy.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDERS’ DEFICIT (cont.)

Stock Issuances

From April to June of 2022, the Company sold 132,243 shares of BHHI Common Stock for total cash proceeds of $322,164 (as adjusted for the Reverse Stock Split).

In March of 2024, the Company sold 29,093 shares (as adjusted for the Reverse Stock Split) of BHHI Common Stock for total proceeds of $100,000. These were issued during May of 2024 and, therefore, issued and outstanding as of December 31, 2024.

During the year ended December 31, 2024, the Company issued shares payable to vendors and contractors and shares in connection with the issuance of convertible debt securities, which were designated as equity kicker shares, and made up the balance of shares payable in prior periods. A total of 135,856 shares of Common Stock (as adjusted for the Reverse Stock Split) were issued and outstanding with a total value of $351,405. Further, the Company received and retired 208,010 shares of Common Stock (as adjusted for the Reverse Stock Split) from previous shareholders with a total value of $576.

During the year ended December 31, 2024, the Company also issued 81,462 shares of Common Stock (as adjusted for the Reverse Stock Split) in full payment of the $280,000 amount that was payable in shares of the Company in connection with the issuance of bridge loans. Please refer to Note 7. All 81,462 shares of Common Stock were issued during the year ended December 31, 2024.

On November 13, 2024, the Company entered into a MSA with Artemis to develop the Software and provide certain services. In exchange, the Company agreed to issue 937,500 shares of its Common Stock to Artemis. The Artemis Stock Consideration was issued to Artemis on December 26, 2024. In connection with the execution of the MSA, on November 13, 2024, the Company entered into a SaaS Agreement with EVEMeta to license its solution to the Company. In exchange, the Company issued 312,500 shares of its Common Stock to EVEMeta. The EVEMeta Stock Consideration was issued to EVEMeta on December 26, 2024. The 1,250,000 shares granted to Artemis and EVEMeta in exchange for services had a fair market value of $4.00 per share at the date of grant for a total cost of $5,000,000. The value of the shares will vest over the milestones in the agreement and the Company will recognize those costs as services are rendered. As of December 31, 2024, none of the shares have been released from the lock-up provisions. The Company has recognized the par value of the shares, equaling $125, as an increase to common stock and other assets as of December 31, 2024 and the remaining unrecognized compensation expense of $4,999,875 of the fair market value of the shares issued as consideration remains unrecognized. Please refer to Note 2 and Note 4 for further detail on these technology purchase agreements.

In December of 2024, the Company raised $25,000 from a short-term loan which has a 30% original issue discount that constitutes the interest due on the loan, a payment in equity kicker shares of the Company’s Common Stock having a combined value equaling 30% of the principal amount and a maturity date of February 15, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s anticipated price per share at the IPO of $4. This resulted in an additional 1,875 shares of Common Stock becoming due and were not issued as of December 31, 2024. As such, it resulted in an increase of $7,500 to the shares payable balance during the year ended December 31, 2024. The 1,875 shares were issued in April of 2025, subsequent to the maturity date of February 15, 2025. Please refer to Notes 7 and 10.

In December of 2024, the Company sold 6,250 shares of Common Stock for total cash proceeds of $25,000. The shares of Common Stock are to be issued immediately after the consummation of the IPO, in accordance with the subscription agreement. These were not issued as of December 31, 2024 and are included in the shares payable balance as of year-end. These shares were issued in April of 2025. Please refer to Note 10.

During 2023, the Company incurred a total of $2,000, respectively, in costs connected with the offering of equity securities and recorded this amount in the respective contra-equity account for additional paid-in capital offering costs. The total ending balance of offering costs as of December 31, 2024 and 2023 was $307,296 in each year. This amount was netted against the additional paid in capital balances in each year presented on the consolidated balance sheets. During 2023, the $2,000 in offering costs is in connection with professional fees in connection with equity offerings.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDERS’ DEFICIT (cont.)

Restricted Stock Agreements

BHI, and therefore the Company, has entered into restricted stock purchase agreements with various employees and advisors. The share exchanges that occurred during 2021 and 2022 have an effect on the number of restricted shares that are vested and unvested as of the end of each respective year end.

On February 24, 2018, BHI entered into a Founder Restricted Stock Purchase Agreement (“Malloy FRSPA”) with Lavell Juan Malloy, II, the Company’s co-founder and Chief Executive Officer, pursuant to which BHI sold 4,008,417 shares of restricted common stock in BHI, par value of $0.0001 per share, for cash proceeds of $401. The restricted stock vests at 25% on the one-year anniversary of the date of the Malloy FRSA and then monthly during the subsequent thirty-six months. As of December 31, 2024, the Company has not received the proceeds from Mr. Malloy and the $401 is recorded as contra equity on the December 31, 2024 and 2023 consolidated balance sheets. During the year ended December 31, 2022, after the effect of the share exchanges, all 1,102,411 shares of Common Stock (as adjusted for the Reverse Stock Split) were considered vested, and the Company did not recognize any stock-based compensation for the years ended December 31, 2024 or 2023.

On December 21, 2019, BHI entered into a Founder Restricted Stock Purchase Agreement (“Leibovich FRSPA”) with Daniel Leibovich, the Company’s co-founder, Chief Operating Officer, pursuant to which BHI sold 3,120,917 shares of restricted Common Stock in BHI, par value of $0.0001 per share, for cash proceeds of $312. The restricted stock vests at 25% on the one-year anniversary of the date of the Leibovich FRSA and then monthly during the subsequent thirty-six months. As of December 31, 2024, the Company has yet to receive the proceeds from Mr. Leibovich and the $312 is recorded as contra equity on the December 31, 2024 and 2023 consolidated balance sheets. During the year ended December 31, 2023, after the effect of the share exchanges, 858,327 shares of Common Stock were considered vested, respectively, and the Company recognized stock-based compensation expense of $195,057 for the year, for the restricted shares that vested during each of those years with no unamortized stock compensation remaining at December 31, 2023 (as adjusted for the Reverse Stock Split). There was no stock based compensation expense recognized during the year ended December 31, 2024.

On July 7, 2020, BHI entered into a Founder Restricted Stock Purchase Agreement (“Simpson FRSPA”) with William Simpson, the Company’s co-founder and Former Chief Technology Officer, pursuant to which BHI sold 1,789,666 shares of restricted Common Stock in BHI, par value of $0.0001 per share, for cash proceeds of $179. The restricted stock vests at 25% on the one-year anniversary of the date of the Simpson FRSA and then monthly during the subsequent thirty-six months. As of December 31, 2024, the Company has yet to receive the proceeds from Mr. Simpson and the $179 is recorded as contra equity on the December 31, 2024 and 2023 consolidated balance sheets. During the years ended December 31, 2024 and 2023, after the effect of the share exchanges, 492,201 shares of Common Stock were considered vested at each period end, and the Company recognized stock-based compensation expense of $0 and $177,102 for the restricted shares that vested during 2024 and 2023, respectively with no unamortized stock compensation remaining at December 31, 2024 (as adjusted for the Reverse Stock Split).

During the year ended December 31, 2020, BHI also entered into various Restricted Stock Purchase Agreements (“RSPAs”) with an employee and two advisers, pursuant to which BHI sold 225,000 shares of restricted Common Stock in BHI at par value of $0.0001 per share for cash proceeds of $22. The restricted stock vests at varying rates. As of December 31, 2024, the Company has yet to receive proceeds for the restricted Common Stock issuances, and the $22 is recorded as contra equity on the December 31, 2024 and 2023 consolidated balance sheets. During the years ended December 31, 2024 and 2023, after the effect of the share exchanges, 61,880 and 51,137 shares of common stock were considered vested, respectively, and the Company recognized stock-based compensation expense of $9,766 and $14,063 for the restricted shares that vested during 2024 and 2023, respectively (as adjusted for the Reverse Stock Split). As of December 31, 2024, no unamortized stock compensation remained.

During the year ended December 31, 2021, BHI also entered into various Restricted Stock Purchase Agreements (“RSPAs”) with an employee and two advisers, pursuant to which BHI sold 756,000 shares of restricted Common Stock in BHI at par value of $0.0001 per share for cash proceeds of $76. The restricted stock vests at varying rates and as of December 31, 2022 no shares remained unvested. As of December 31, 2024, the Company has yet to receive

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — STOCKHOLDERS’ DEFICIT (cont.)

proceeds for the restricted Common Stock issuances, and the $76 is recorded as contra equity on the December 31, 2024 and 2023 consolidated balance sheets. After the effect of the share exchanges and the Reverse Stock Split, a total of 207,918 shares were deemed to have been granted. In May of 2022, the Company terminated the employment of the employee, and, therefore, the employee forfeited 119,176 unvested shares of Common Stock. During the year ended December 31, 2022, all remaining 88,741 shares of Common Stock were considered vested.

On February 10, 2022, the Company issued a Restricted Stock Award to its outside legal counsel for 279,129 shares of Common Stock. The restricted stock vests 25% immediately and 25% over the next three years at each anniversary. During the years ended December 31, 2024 and 2023, 209,347 and 139,565 shares of Common Stock were considered vested, and the Company recognized stock-based compensation expense of $170,000 per year for the restricted shares that vested during 2024 and 2023 (as adjusted for the Reverse Stock Split). At December 31, 2024 and 2023, unamortized stock compensation of $170,001 and $340,001 remained.

The following is an analysis of BHI and BHHI shares of Common Stock issued as compensation subsequent to the US Reorganization (21:1 exchange rate) and presented entirely as BHHI Common Stock (as adjusted for the Reverse Stock Split):

	Nonvested Shares	Weighted Average Fair Value
Nonvested shares, December 31, 2022	644,972	$1.41
Granted	—	$—
Vested	(494,664)	$1.22
Forfeited	—	$—
Nonvested shares, December 31, 2023	150,308	$2.34
Granted	—	$—
Vested	(80,525)	$1.50
Forfeited	—	$—
Nonvested shares, December 31, 2024	69,782	$2.44

NOTE 6 — INCOME TAXES

The Company, with stockholder’s consent, elected to be taxed as an “S Corporation” during the years prior to 2021 under the provisions of the Internal Revenue Code under Section 1362(a) and comparable state income tax law. As an S Corporation, the Company is generally not subject to corporate income taxes and the Company’s net income or loss is reported on the individual tax return of the stockholders of the Company. As a result of the UK Reorganization, the Company was no longer eligible to elect an S Corporation status for tax purposes and was subject to tax filings as a C-Corporation for the years ending 2021 through 2024. The Company is in the process of filing all necessary Federal and State tax returns as a C-Corporation for the years ending 2021 through 2024, and has accrued $95,000 for any potential non-compliance penalties that may be incurred as a selling, general and administrative expense and an other current liability. This amount was reclassified from a provision for income taxes during the second quarter of 2024 to a selling, general and administrative expense during the third quarter of 2024.

The Company identified its federal, New York state, and the United Kingdom tax returns as its “major” tax jurisdictions. The period for income tax returns that are subject to examination for the United Kingdom jurisdiction is from 2021. All other periods for income tax returns are subject to examination for the federal and New York state jurisdictions. The Company believes its income tax filing positions and deductions will be sustained on audit, and management does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no liabilities for uncertain tax positions have been recorded.

At December 31, 2024 and December 31, 2023, the Company had approximately $9,676,887 and $7,210,359 in gross federal net operating loss carry-forwards, respectively. The Company also had approximately $11,337,446 and $8,133,984 in gross state net operating loss carry-forwards, respectively. As a result of the Tax Cuts Job Act 2017

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — INCOME TAXES (cont.)

(the “Act”), certain future federal carry-forwards do not expire. Beginning in 2018, under the TCJ Act, federal loss carryforwards have an unlimited carryforward period, however such losses can only offset 80% of taxable income in any one year. The Company has not performed a formal analysis, but believes its ability to use such net operating losses and tax credit carry-forwards in the future is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which will significantly impact its ability to realize these deferred tax assets. For net loss carryforwards in the State of New York, the Company is able to carry it back three tax years preceding the tax year of the loss (the loss year). However, a loss cannot be carried back to a tax year beginning before January 1, 2015. The loss is first carried to the earliest of the three tax years. If it is not entirely used in that year, the remainder is carried to the second tax year preceding the loss year, and any remaining amount is carried to the tax year immediately preceding the loss year. Any unused amount of loss then remaining may be carried forward for as many as 20 tax years following the loss year. Losses carried forward are carried forward first to the tax year immediately following the loss year, then to the second tax year following the loss year, and then to the next immediately subsequent tax year or years until the loss is used up or the 20th tax year following the loss year, whichever comes first.

The Company’s net deferred tax assets, liabilities and valuation allowance as of December 31, 2024 and 2023 are summarized as follows:

	Year Ended December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$2,769,080	$2,042,884
Stock-based compensation	646,033	635,864
Capitalized research and development – Sec 174	100,251	—
Total deferred assets	3,515,364	2,678,748
Valuation allowance	(3,515,364)	(2,678,748)
Net deferred tax assets	$—	$—

The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by the Company’s management to be less likely than not. The valuation allowance increased $836,616 and $1,046,842, respectively, during the years ended December 31, 2024 and 2023.

A reconciliation of the statutory federal income tax benefit to actual tax benefit for the years ended December 31, 2024 and 2023 is as follows:

	2024	2023
Federal statutory blended income tax rates	(21)%	(21)%
State statutory income tax rate, net of federal benefit	(5)	(5)
Change in valuation allowance	26	26
Other	(—)	(—)
Effective tax rate	—%	—%

NOTE 7 — DEBT

Original Issue Discount Convertible Promissory Notes

The Company issued convertible debt during 2022 through May of 2024. The balances of convertible debt as of December 31, 2022 were $2,300,575 in outstanding principal and $469,082 in unamortized debt issuance costs and debt discount.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — DEBT (cont.)

During 2023 and through May of 2024, the Company issued additional convertible debt in the form of original issue discount convertible promissory notes. These notes provide investors with a 20% discount on their investment amount. To determine the principal amount of the notes, the investment amount is divided by 0.80, reflecting that 20% original issue discount. A total addition to debt discount in the amount of $39,606 and $72,500 was recognized during the years ended December 31, 2024 and 2023, respectively, for notes issued during those periods.

Concurrent with the issue and sale of the notes, each holder was entitled to receive a number of shares of the Company’s Common Stock, par value $0.0001 per share equal to: (i) in the case of a holder that is a Lead Investor, the quotient resulting when 20% of the Holder’s purchase price is divided by a price per share equal to the Valuation Cap divided by the Company Capitalization, (ii) In the case of all other holders, the quotient resulting when 5% of the Holder’s purchase price is divided by a price per share equal to the Valuation Cap divided by the Company Capitalization. The purchase price means the product of the principal amount of the note multiplied by 0.80. The Valuation Cap is set at $20,000,000 and the Company Capitalization means the sum of all equity securities (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding the notes and all equity securities reserved and available for future grant under any equity incentive or similar plan of the Company. Company capitalization was determined to be 5,819,896 as of the date of issuance of the notes and increased with each instance of shares payable to each new investor. As of December 31, 2023, the total number of shares payable to investors was determined to be 73,869 shares of Common Stock at calculated prices per share between $3.43 and $3.48 per share (as adjusted for the Reverse Stock Split). As of December 31, 2023, those shares were not yet issued to investors and, therefore, recognized as a share payable liability with a share fair market value of $2.44 for a total liability and debt discount addition of $179,956 (as adjusted for the Reverse Stock Split). The Company recorded incremental debt discount in the amount of $6,819 for 2,304 shares (as adjusted for the Reverse Stock Split) which were issued in connection with the issuance of convertible debt during the year ended December 31, 2024.

The Company recorded $46,410 and $462,170 in amortization of debt discount on the consolidated statements of operations and comprehensive loss for the years ended December 31, 2024 and 2023, respectively.

During the years ended December 31, 2024 and 2023, the Company had no unamortized balances of debt issuance costs and $143,905 was recognized in amortization on the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023 as a result of the amortization of those costs.

These notes had an original maturity date of June 5, 2023 and carried the option to extend the maturity date on two occasions for 45-day periods. If the option to extend the maturity is exercised, a 10% increase in the outstanding principal amount will be applied at the start of each extension period. These notes pay simple interest at a rate of 10% per annum on the original outstanding principal amount and all accrued interest and unpaid principal amounts are due at maturity. The notes matured on June 5, 2023 and were extended on two occasions in accordance with the applicable terms of the notes, for an additional 45 days on each extension, and a revised maturity date of September 3, 2023. This resulted in an additional principal amount of $532,615 added to the original outstanding principal amount at the date of maturity, which was $2,663,075.

During September 2023 and November 2023, the Company obtained the written consent of required noteholders on both occasions to amend the terms of the notes and add four additional 45-day extension periods to the loan’s maturity date, for a total of six extension periods from the original maturity date. The terms for each extension remain the same and a 10% increase in the original outstanding principal amount was applied at the start of each extension period. In addition to this fee, and as consideration for amending the note accordingly as of September 2023, on the maturity date, in addition to the unpaid interest and principal amount due and payable, the Company was required to pay to each holder of notes an amount equal to 15% of the original principal amount of such holder’s note. The 15% fee was amended and increased to 20% as consideration for amending the note in November 2023. As of December 31, 2023, the Company extended the maturity on three additional occasions from the revised maturity date of September 3, 2023. This resulted in an additional principal amount of $266,308 added to the original outstanding principal amount at the start of each extension period, which resulted in an additional $798,923 in principal amount. In addition to this fee, the 20% due at maturity resulted in an additional $532,615 in principal amount.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — DEBT (cont.)

During January 2024, the Company obtained the written consent of required noteholders to amend the terms of the notes and add two additional 45-day extension periods to the loan’s maturity date, for a total of eight extension periods from the original maturity date. The terms for each extension remain the same and a 10% increase in the outstanding principal amount, based on the original outstanding principal amount, will be applied at the start of each extension period. This resulted in an additional principal amount of $266,308 as of January 16, 2024 added to the outstanding principal amount at the start of the extension period. In addition to this fee, and as consideration for amending the note accordingly, on the maturity date, in addition to the unpaid interest and principal amount due and payable, the Company shall pay to each holder of notes an amount equal to 25% of the original principal amount of such holder’s note, which replaces the 20% that was due as a result of the second amendment in November 2023. This resulted in an additional principal amount of $156,749 added to the outstanding principal amount. The notes matured on March 1, 2024 and were extended an additional time in accordance with the applicable terms of the notes, for an additional 45 days on each extension, and a revised maturity date of May 30, 2024. This resulted in an additional principal amount of $266,307 as of March 1, 2024 added to the outstanding principal amount at the start of the extension period.

During April and May of 2024, the Company raised a total of $82,920 in additional operating capital through the issuance of additional original issue discount convertible promissory notes, all of which carry the same terms as all other issued convertible debt. The issuance of these notes resulted in an additional debt discount totaling $20,730 for a total principal amount of $103,650. In addition, note holders were entitled to an issuance of Common Stock. The beginning Company capitalization was determined to be 5,819,896 as of the date of issuance of the notes and increased with each instance of shares payable to each new investor. The total number of shares payable to investors was determined to be 1,204 shares of Common Stock (as adjusted for the Reverse Stock Split) at a calculated price range per share of $3.43 through $3.46. These shares were issued to investors with a share fair market value of $3.43 for a total additional debt discount of $4,159. These costs were amortized through the maturity date of the notes, which was May 30, 2024.

The notes were extended an additional time on April 15, 2024 in accordance with the applicable terms of the notes, for an additional 45 days. This resulted in an additional principal amount of $281,977. In addition to this fee, and as consideration for amending the note accordingly, on the maturity date, in addition to the unpaid interest and principal amount the due and payable, the Company shall pay to each holder of notes an amount equal to 25% of the original principal amount of such holder’s note. This resulted in an additional principal amount of $25,912 added to the outstanding principal amount of loans which were added during the year ended December 31, 2024 and were not already previously increased due to the loan extension in March of 2024.

On May 30, 2024, the convertible debt balance plus accrued interest became due. Holders of a majority of the outstanding principal, or required holders, prior to May 30, 2024, elected to sign a conversion notice agreement (“Conversion Notice”) that will convert all of the notes to shares of Common Stock of the Company subject to the completion of the IPO. This election triggers a conversion for all investors of the notes, including those who did not sign the Conversion Notice. For those investors that agreed, the conversion price will be set at the lower of the IPO price or based on a pre-IPO valuation of $20 million divided by the outstanding Company capitalization. For those which did not sign the Conversion Notice, the conversion price will be based on a pre-IPO valuation of $20 million divided by the outstanding Company capitalization.

On July 13, 2024, the Conversion Notice was amended and the date extended to August 9, 2024. This date was subsequently amended on August 9, 2024 to extend the date to October 31, 2024. On October 31, 2024, the date was extended to February 15, 2025. Finally, on February 15, 2025, the date was extended to March 31, 2025.

The terms of the note establish a conversion either upon a qualified financing, change of control, or voluntary conversion on the maturity date. Qualified financing means a transaction or series of transactions completed after the date of the note pursuant to which the Company issues and sells equity securities with the principal purpose of raising capital. Upon a qualified financing, then at the option of the holder in its sole discretion, the entire outstanding principal amount of the note and all accrued and unpaid interest shall automatically and simultaneously with the closing thereof convert (which such conversion shall be mandatory as to all notes outstanding at the time of such

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — DEBT (cont.)

qualified financing) into the equity securities issued in such qualified financing at the conversion price. The issuance of such equity securities pursuant to the conversion of these notes shall be upon and subject to the same terms and conditions applicable to the Equity Securities sold in the Qualified Financing. The conversion price means, with respect to a qualified financing, a price per share equal to the cash price per share paid by the other purchasers of the equity securities sold in the qualified financing.

A change of control means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; (iii) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, indebtedness of the Company is canceled, converted or a combination thereof.

If the outstanding principal amount of the note and all accrued and unpaid interest is not converted or repaid on or prior to the maturity date pursuant to a Qualified Financing or a Change of Control or otherwise, then, on the maturity date, at the option of the required holders in their sole discretion, all, but not less than all, of the outstanding principal amount of the note and all accrued and unpaid interest shall either be (x) repaid, or (y) converted into Equity Securities of the Company at a price per Equity Security equal to the Valuation Cap divided by Company’s Capitalization.

As of December 31, 2024 and 2023, the convertible debt had the following balances:

	12/31/2024	12/31/2023
Outstanding Principal	$5,722,511	$4,527,228
Unamortized Debt Issuance Costs	$—	$—
Unamortized Debt Discount – Shares Payable	$—	$—
Unamortized Debt Discount – Original Issue Discount	$—	$—
Convertible Debt, Net	$5,722,511	$4,527,228

The outstanding balance remained unpaid as of December 31, 2024 and was converted to equity concurrent with the Company’s initial public offering (“IPO”) in March of 2025. Please refer to Note 10 for subsequent events.

As of December 31, 2024 and 2023, total accrued interest on the notes equaled $888,894 and $363,120, respectively.

Notes Payable

In June of 2024, the Company received a loan in the amount of $12,198 in United States Dollar which will be payable in the foreign currency of Great Britain Pounds. This loan had no maturity date or interest rate assigned to the loan. It was also unsecured and there were no assets pledged on the loan. This loan was revalued at December 31, 2024 and had a principal balance of $12,900 in United States Dollar. This loan was repaid in March of 2025 as part of a confidential release and final agreement. Please refer to Note 10 for subsequent events.

During August and September of 2024, the Company raised $280,000 in short-term loans that are expected to be repaid within a year, although a maturity date is not specified. These loans have a 100% interest fee that is due at the date of repayment and an additional 100% fee in shares of the Company’s Common Stock issued at the current fair market value, which was $1.41 at the dates of the loans. In September of 2024, the Company issued 198,454 shares of Common Stock in full payment of the $280,000 amount that was payable in shares of the Company. In the same period, the Company repaid $25,000 of the short-term loans along with the corresponding $25,000 interest fee. These loans resulted in a total interest expense of $560,000 that was recognized during the year ended December 31, 2024. A total principal balance of $255,000 and accrued interest of $255,000 remained outstanding as of December 31, 2024.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — DEBT (cont.)

In November of 2024, the Company raised $30,000 from a short-term loan which carried a 100% interest fee. In addition, the Company requested from the underwriter that they unlock 24,500 shares of common stock currently owned by the lender to be available as freely floating, publicly tradable shares. A total principal balance of $30,000 and accrued interest of $30,000 remained outstanding as of December 31, 2024. This loan was repaid in April of 2025. Please refer to Note 10 for subsequent events.

Original Issue Discount Convertible Promissory Note — December 2024

In December of 2024, the Company raised $25,000 from a short-term convertible promissory note which is unrelated to the previously issued convertible debt through May of 2024 and carries different terms. This note has a 30% original issue discount that constitutes the interest due on the loan and was added to the principal balance, a payment in equity kicker shares of the Company’s common stock having a combined value equaling 30% of the principal amount and a maturity date of February 15, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s anticipated price per share at the IPO, which was at $4. The original issue discount and the equity kicker shares had values of $7,500 each for a total discount on debt of $15,000. During 2024, the Company recognized $4,219 in amortization of debt discount on the consolidated statements of operations and comprehensive loss. The issuance of this loan resulted in an additional 1,875 shares of common stock becoming due and were not issued as of December 31, 2024. As such, it resulted in an increase of $7,500 to the shares payable balance during the year ended December 31, 2024. Please refer to Note 7. A total principal balance of $32,500 and unamortized debt discount of $10,781 remained outstanding as of December 31, 2024.

Loan repayment options included the proceeds of the Company’s IPO, which occurred on March 6, 2025 and was the earliest of all other options. The lender had the option to convert the debt into shares of the Company’s common stock but, instead, the repayment of the loan principal of $25,000 and accrued interest of $7,500 was completed in March of 2025. The 1,875 shares were issued in April of 2025, subsequent to the maturity date of February 15, 2025. Please refer to Note 10 for subsequent events.

NOTE 8 — REVENUE RECOGNITION

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue from contracts with Customers”. Under this guidance, the Company contemplates and accounts for the five different steps that are necessary to analyze and account for revenue. Those are the following:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when or as performance obligations are satisfied

The Company generates revenues from advertising, sponsorship and league tournaments, and through the operation of its live streaming platform using a revenue model whereby gamers and creators can get free access to certain live streaming of amateur tournaments, and gamers and creators pay fees or subscriptions to compete in league competitions. The Company enters into contracts which may include combinations of products, support and professional services, which may be accounted for as separate performance obligations with differing revenue recognition patterns.

At the end of December 31, 2024 and 2023, the Company did not have any contract assets or liabilities arising from contracts with customers. This was due to the fact that all service agreements for tournaments were entered into and completed in the same year.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — REVENUE RECOGNITION (cont.)

Performance Obligations

The Company earns the majority of its revenue from hosting esports tournaments. The main performance obligation has been organizing and executing these tournaments. There are many different deliverables that are noted or implied in these contracts with customers including but not limited to, planning the event, identifying vendors and locations, completing administrative tasks, managing the event staff, coordinating the tournaments, and executing sponsorship advertisement. Contracts vary in length and extent of deliverables. Some tournaments are single events, while others require the Company to have qualifiers leading up to a championship event. In the case of contracts for longer tournament deliverables, the Company has identified each qualifier and each championship event as performance obligations. For single event contracts, the performance obligation is the execution of the event. These performance obligations are met once the tournaments are hosted and completed.

In the case of revenue earned from the Twitch Affiliate Program, the Company’s performance obligations is to create content and maintain a channel to which (i) customers can subscribe, (ii) ads can be played to viewers by Twitch to generate revenue and (iii) customers can use bits. These performance obligations are monitored by Twitch and the Company receives the revenue from those obligations. On a monthly basis, the Company receives from Twitch its respective portion of the revenue generated by its content. This source of revenue is insignificant and not a main source of income for the Company.

Judgments and Estimates

The Company’s contracts include commitments to transfer tournament hosting and a gaming community platform service that customers can subscribe to. Judgment is required to allocate the transaction price to each performance obligation. The Company has carefully evaluated the timing of when the completion of performance obligations occurs for tournament hosting revenue and has determined that it occurs at the point in time in which the event has been completed. For single event tournaments, the Company determines the transaction price to be the contracted amount and allocates that price to the single performance obligation. In the case of tournaments with multiple events and performance obligations, the Company evaluates the magnitude of the performance obligations to make an estimate of the allocation of the transaction price (total contract amount) to the multiple performance obligations. It is the Company’s judgment that the transaction price for multiple event tournaments is allocated evenly throughout each of the total qualifier and championship match events. The reasoning is because at each event, there is no distinguishable difference in the amount of advertising and/or other obligations that are performed and thus, service that is provided for the customer.

In the case of subscription revenue, which is recognized over time, the Company has determined that the revenue is earned ratably over the period of the subscription. Revenue is recognized evenly over the subscription period because there is no discernable difference in the amount of service that is provided in each of the days within the subscription period.

Costs to Obtain or Fulfill a Contract

The new revenue recognition standard requires the capitalization of certain incremental costs of obtaining a contract. These typically are represented by commission expenses. Prior to the Company’s adoption of the new revenue standard, commission expenses would be recognized in the period incurred. Under the new revenue recognition standard, the Company is required to recognize these expenses over the period of benefit associated with these costs. This results in a deferral of certain commission expenses each period. There were no deferred commissions related to contracts that were or were not completed prior to December 31, 2024 and 2023. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if the benefit of those costs is expected to be longer than one year.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — SEGMENT REPORTING

The Company and its subsidiaries manage its business activities on a consolidated basis and operate as a single operating segment. The Company is a vertically integrated social network for college gaming and its mission is to create a community which empowers gamers, streamers, and fans to interact with one another. The Company’s platform, which focuses on building a centralized gaming experience for non-professional college gamers and their fans, achieves this by allowing college students to compete against one another, support their favorite gamers and teams, and win prizes. The accounting policies of the gaming segment are the same as those described in Note 2 — Summary of Significant Accounting Policies.

The Company’s CODM is our Chief Executive Officer, Lavell Juan Malloy, II. The CODM uses net loss, as reported on our consolidated statements of operations and comprehensive loss, in evaluating performance of the gaming segment and determining how to allocate resources of the Company as a whole. The CODM does not review assets in evaluating the results of the gaming segment, and therefore, such information is not presented.

The following table provides the operating financial results of our gaming segment:

	Year Ended December 31,
	2024	2023
Total Revenue	$105	$366,438
Less: Significant and Other Segment Expenses
Cost of Sales	464	34,835
Advertising and Marketing	172,989	311,464
Legal and Professional	490,528	321,506
Selling, General and Administrative	626,901	1,099,576
Software Development	21,034	24,074
Stock-Based Compensation	179,766	556,222
Rent Expense	92	1,114
Interest Expense and Amortization of Debt Discount	2,179,122	2,769,208
Other Income	(384,047)	(79,113)
Foreign Currency Loss	1,775	—
Segment Net Loss	$(3,288,519)	$(4,672,348)

NOTE 10 — SUBSEQUENT EVENTS

The Company has evaluated events and transactions subsequent to December 31, 2024 through the date these consolidated financial statements were included on Form 10-K and filed with the SEC. Other than the matters described below, there are no additional subsequent events identified that would require disclosure in the consolidated financial statements.

Initial Public Offering

On February 14, 2025, the Company received its notice of effectiveness from the Securities Exchange Commission and became a public company. On March 5, 2025 the Company entered into a material definitive agreement in the form of an underwriting agreement with Kingswood Capital Partners, LLC (“Kingswood”) as representative of the underwriters named therein, for the offer and sale of 1,475,000 shares of the Company’s common stock at a public offering price of $4.00 per share for gross proceeds, before deducting underwriting discounts and other related expenses, of $5.9 million. On March 6, 2025 the Company’s shares began trading on Nasdaq under the symbol “TBH” and on March 7, 2025, the Company filed its prospectus with the Securities Exchange Commission and completed its IPO. Underwriting discounts and other related expenses totaled $1,081,000 and are recorded as offering costs.

On March 10, 2025, Kingswood, as representative of the underwriters, exercised in full its option to purchase an additional 221,250 shares of the Company’s common stock to cover over-allotments at a public offering price of $4.00 per share for gross proceeds from the over-allotment exercise, before deducting underwriting discounts and

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — SUBSEQUENT EVENTS (cont.)

other related expenses, of $885,000. The over-allotment exercise closed on March 11, 2025 and, on that same date, the Company issued a press release announcing the closing of the over-allotment exercise. Please refer to Note 1 for further detail. Underwriting discounts and other related expenses totaled $95,800 and are recorded as offering costs.

Confidential Release and Final Agreement

From January through March of 2025, the Company borrowed money from shareholders of the Company to pay for expenses in connection with the IPO. Total proceeds of $86,150 were received by the Company and these borrowed funds did not have a loan agreement or loan terms. These shareholders also had notes payable made to the Company during 2024, which are part of the notes payable disclosed in Note 7 totaling $187,900 in principal. One of the notes payable included in that principal amount was revalued, resulting in a reduction of the principal amount by $424.

In March of 2025, the Company entered into a confidential release and final agreement to settle all loan amounts and interest payable to these shareholders with a total payment of $650,000. The agreement also supersedes all prior loan agreements and settles any future claims for any reason and no longer requires the payment of any shares of equity. The total loans that were paid had a principal amount of $273,626 and accrued interest of $175,000. The Company recognized an additional $201,374 in interest expense. Payment of the settlement amount was made on March 31, 2025.

Original Issue Discount Convertible Promissory Notes

In connection with the completion of the IPO on March 7, 2025, which was deemed a qualifying financing event, the Company converted the total balance due to all holders of the original issue discount convertible promissory notes. The actual date of conversion of the notes was completed on March 6, 2025. The total amount that was converted was $6,611,405, which was the total principal of $5,722,511 and accrued interest of $888,894 as of December 31, 2024. These were converted into a total of 1,912,176 shares of the Company’s common stock. An additional accrual of interest through the date of the IPO, March 7, 2025, was recorded as of March 7, 2025 for $103,101 and will be converted to shares of common stock totaling 29,660. In April of 2025, 29,305 of these shares were granted. The remaining 355 shares are pending to be issued and the balance of the accrued interest for the shares that were not yet granted, $1,234, is recorded as a share payable balance until granted.

Notes Payable

In April of 2025, the Company repaid a $30,000 bridge loan which was received in November of 2024. The noteholder agreed to be repaid a total of $29,223 for the principal amount and $29,223, for the accrued interest on the loan. This resulted in a gain on debt extinguishment of $1,554. The final payment was made on April 1, 2025.

The Company entered into a loan agreement with one of its shareholders on February 5, 2025 for an amount totaling $9,314 and agreed to pay an interest fee of 200% of the principal loan and an additional 100% in common stock once the Company became a public company. In addition, this shareholder made an additional loan of $6,186 to the Company on February 10, 2025. The additional loan was not subject to a loan agreement and did not carry any written terms. The Company became a public company on March 6, 2025. On April 2, 2024, the shareholder and the Company agreed on repayment terms for those two loans and a pre-existing loan from August of 2024 that was owed to this shareholder together with all accrued interest. The total repayment was $206,617 and it included $95,500 in principal and $111,117 in interest. The total principal amount includes the loans from February 2025 and an $80,000 loan which was made to the Company during August of 2024, included in Note 7. The final payment was made on April 1, 2025.

Original Issue Discount Convertible Promissory Note — December 2024

In March of 2025, the Company repaid the total loan principal of $25,000 and accrued interest of $7,500 that was outstanding as of December 31, 2024. The 1,875 shares in connection with the share payable amount of $7,500 were issued in April of 2025, subsequent to the maturity date of February 15, 2025.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — SUBSEQUENT EVENTS (cont.)

Similar to this loan, the Company raised an additional $150,000 from two short-term promissory notes which have a 30% original issue discount that constitutes the interest due on the loan and was added to the principal balance, a payment in equity kicker shares of the Company’s common stock having a combined value equaling 30% of the principal amount and a maturity date of April 10, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s anticipated price per share at the IPO, which was at $4. The original issue discount and the equity kicker shares had values of $45,000 each for a total discount on debt of $90,000. The issuance of this loan resulted in an additional 11,250 shares of common stock becoming due. As such, it resulted in an increase of $45,000 to the shares payable balance in 2025. These shares were issued in April of 2025.

In March of 2025, the Company repaid the total loan principal of $150,000 and accrued interest of $45,000. The shares in connection with the share payable amount of $45,000 were issued in April of 2025 .

Marketing Agreement

In March of 2025, the Company executed a modification of the existing marketing agreement with Outside the Box Capital to revise the terms. This new agreement revised the dates of service to begin on March 6, 2025 through September 6, 2025. As a result, the base compensation is expected to be $100,000 which will be payable in two tranches, the first payment for $50,000 within 10 business days following the Company’s listing date as a publicly traded company (“Listing Date”) and the second and final payment for the remaining amount will be due three months from the Listing Date. The first payment of $50,000 was made in April of 2025, subsequent to the due date of March 20, 2025. Additionally, $200,000 worth of the Company’s common stock, priced at the Company’s IPO price of $4.00 per share became due within ten business days of the Listing Date. The Company issued the shares in April of 2025, subsequent to the due date of March 20, 2025. Lastly, 50,000 additional common stock shares will be issued as an earnout tranche if, within the terms of the agreement, the Company’s shares achieve a seven day moving average (calculated using daily VWAP) share price of $9 or higher. The shares would be due within 10 days following the achievement.

Stock Issuances

In March of 2025, the Company’s Board of Directors issued their unanimous consent to issue shares in connection with several transactions and the Company issued those shares. The Company authorized and issued 56 shares of common stock owed following the effecting of the Reverse Stock Split by the Company’s transfer agent in January of 2025.

In March of 2025, the Company authorized and issued 82,096 shares of common stock due to the conversion of each share of series A convertible preferred stock to one share of common stock.

Additionally, in April of 2025, the Company issued 6,250 shares of common stock in connection to the stock subscription dated December 26, 2024 with our current CFO, Chetan Jindal, for total cash proceeds of $25,000.

BRAG HOUSE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025 (Unaudited)	December 31, 2024
Assets
Current Assets:
Cash	$9,595,577	$29,228
Other Receivable	35,490	34,667
Prepaid Expenses	95,563	—
Other Current Assets	15,000	18,332
Total Current Assets	9,741,630	82,227

Other Assets:
Deferred Offering Costs	—	1,219,176
Prepaid Expenses – Long-Term	—	125
Capitalized Implementation Costs	389,171	—
Investment in Equity Securities	8,080,000	—
Total Other Assets	8,469,171	1,219,301
Total Assets	$18,210,801	$1,301,528

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Current Liabilities:
Accounts Payable	$1,177,330	$1,929,469
Due to Officer – Related Party (Note 3)	—	24,303
Accrued Interest	—	1,189,345
Accrued Payroll	—	251,043
Accrued Liabilities	107,678	193,785
Share Payable	221,434	32,500
Other Current Liabilities	102,611	95,238
Notes Payable (Note 6)	—	297,900
Convertible Debt – December 2024, net of discount	—	21,719
Convertible Debt, net of discount and issuance costs	—	5,722,511
Total Current Liabilities	1,609,053	9,757,813
Total Liabilities	1,609,053	9,757,813

Commitments and Contingencies (Note 4)

Stockholders’ Equity (Deficit)
Series B Preferred Stock, $0.0001 Par Value – 15,000 Shares Authorized, 15,000 and 0 Shares Issued and Outstanding as of September 30, 2025 and December 31, 2024, respectively	1	—
Series A Preferred Stock, $0.0001 Par Value – 200,000 Shares Authorized, No Shares Issued and Outstanding as of September 30, 2025 and December 31, 2024	—	—
Preferred Stock, $0.0001 Par Value – 24,785,000 Shares Authorized, 0 and 82,096 Shares Issued and Outstanding as of September 30, 2025 and December 31, 2024, respectively	—	420
Common Stock, $0.0001 Par Value – 250,000,000 Shares Authorized, 10,972,588 and 7,033,330 Shares Issued and Outstanding as of September 30, 2025 and December 31, 2024, respectively	1,097	14,554
Stock Subscription Receivable	—	(3,700)
Additional Paid In Capital	31,495,785	6,195,322
Accumulated Deficit	(14,879,956)	(14,647,702)
Accumulated Other Comprehensive Loss	(15,179)	(15,179)
Total Stockholders’ Equity (Deficit)	16,601,748	(8,456,285)
Total Liabilities and Stockholders’ Equity (Deficit)	$18,210,801	$1,301,528

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	For the Nine Months Ended		For the Three Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues:
Tournament Revenues	$—	$—	$—	$—
Live-streaming Services	—	55	—	—
Total Revenues	$—	$55	$—	$—

Cost of Sales
Cost of Sales	$—	$464	$—	$—
Total Cost of Sales	$—	$464	$—	$—
Gross Profit (Loss)	$—	$(409)	$—	$—

Operating Expenses:
Advertising and Marketing	$475,972	$160,478	$182,216	$160,270
Legal and Professional	843,712	486,262	374,943	224,510
Selling, General and Administrative	1,595,027	457,362	713,416	113,566
Software Expense	240,215	—	14,880	—
Software Development	1,621	18,955	457	6,118
Stock-Based Compensation	700,140	137,006	344,569	44,974
Total Operating Expenses	$3,856,687	$1,260,063	$1,630,481	$549,438

Other (Income) Expense:
Interest Expense and Amortization of Debt Discount	$438,709	$1,985,213	$—	$704,239
Other Income	(162,441)	(245,269)	(91,131)	(244,235)
Other Expenses	46,405	—	—	—
Other Expense – Stock-Based Compensation Liability	133,331	—	—	—
Foreign Currency (Gain) Loss	(437)	766	14	616
Net Unrealized Gain on Equity Securities	(4,080,000)	—	(4,080,000)	—
Total Other (Income) Expense, Net	$(3,624,433)	$1,740,710	$(4,171,117)	$460,620
Income (Loss) from Continuing Operations Before Income Taxes	$(232,254)	$(3,001,182)	$2,540,636	$(1,010,058)
Provision for Income Taxes	$—	$—	$—	$—
Net Income (Loss)	$(232,254)	$(3,001,182)	$2,540,636	$(1,010,058)
Total Comprehensive Income (Loss)	$(232,254)	$(3,001,182)	$2,540,636	$(1,010,058)

Net Income (Loss) per Common Share – Basic	$(0.02)	$(0.53)	$0.23	$(0.18)
Weighted Average Shares Outstanding – Basic	9,786,460	5,664,529	10,829,664	5,688,797
Net Income (Loss) per Common Share – Diluted	$(0.02)	$(0.53)	0.10	$(0.18)
Weighted Average Shares Outstanding – Diluted	9,786,460	5,664,529	26,087,846	5,688,797

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

	Series B Preferred Stock		Series A Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance on January 1, 2025	—	$—	—	$—	82,096	$420
Stock-Based Compensation – Restricted Stock Agreements	—	—	—	—	—	—
Issuance of Common Stock	—	—	—	—	—	—
Offering Costs	—	—	—	—	—	—
Conversion of Preferred Stock to Common Stock	—	—	—	—	(82,096)	(420)
Conversion of Convertible Debt and Accrued Interest (Note 6)	—	—	—	—	—	—
Issuance of Common Stock in Connection with IPO and Over-allotment, Net of $1,176,800 of Offering Costs	—	—	—	—	—	—
Underwriter Warrants	—	—	—	—	—	—
Issuance of Common Stock for Services	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—
Balance on March 31, 2025	—	$—	—	$—	—	$—
Stock-Based Compensation	—	—	—	—	—	—
Issuance of Common Stock for Services	—	—	—	—	—	—
Issuance of Shares Payable – Subscription	—	—	—	—	—	—
Conversion of Convertible Debt and Accrued Interest (Note 6)	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—
Balance on June 30, 2025	—	$—	—	$—	—	$—
Stock-Based Compensation	—	—	—	—	—	—
Common Stock Granted but not yet Issued for Services in Connection with the PIPE Offering	—	—	—	—	—	—
Issuance of Common Stock for Services in Connection with the PIPE Offering	—	—	—	—	—	—
Issuance of Series B Convertible Preferred Stock with Warrants – PIPE Offering, Net of $1,964,705 of Offering Costs	15,000	1	—	—	—	—
Settlement of Subscription Receivable	—	—	—	—	—	—
Adjustment of Par Value of Common Stock	—	—	—	—	—	—
Net Income	—	—	—	—	—	—
Balance on September 30, 2025	15,000	$1	—	$—	—	$—

BRAG HOUSE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED) — (Continued)
FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

	Series B Preferred Stock		Series A Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance on January 1, 2024	—	$—	—	$—	82,096	$420
Stock-Based Compensation	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—
Balance on March 31, 2024	—	$—	—	$—	82,096	$420
Stock-Based Compensation	—	—	—	—	—	—
Offering Costs	—	—	—	—	—	—
Issuance of Shares Payable	—	—	—	—	—	—
Retirement of Shares	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—
Balance on June 30, 2024	—	$—	—	$—	82,096	$420
Stock-Based Compensation	—	—	—	—	—	—
Interest Payment in Shares	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—
Balance on September 30, 2024	—	$—	—	$—	82,096	$420

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED) — (Continued)
FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

	Common Stock		Subscription Receivable	Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount
Balance on January 1, 2025	7,033,330	$14,554	$(3,700)	$6,195,322	$(14,647,702)
Stock-Based Compensation – Restricted Stock Agreements	—	—	—	42,500	—
Issuance of Common Stock	56	—	—	—	—
Offering Costs	—	—	—	(1,427,079)	—
Conversion of Preferred Stock to Common Stock	82,096	420	—	—	—
Conversion of Convertible Debt and Accrued Interest (Note 6)	1,912,176	191	—	6,611,214	—
Issuance of Common Stock in Connection with IPO and Over-allotment, Net of $1,176,800 of Offering Costs	1,696,250	169	—	5,608,031	—
Underwriter Warrants	—	—	—	130,980	—
Issuance of Common Stock for Services	—	—	—	164,647	—
Net Loss	—	—	—	—	(1,067,673)
Balance on March 31, 2025	10,723,908	$15,334	$(3,700)	$17,325,615	$(15,715,375)
Stock-Based Compensation	—	—	—	313,071	—
Issuance of Common Stock for Services	50,000	5	—	506,814	—
Issuance of Shares Payable – Subscription	6,250	1	—	24,999	—
Conversion of Convertible Debt and Accrued Interest (Note 6)	42,430	4	—	154,363	—
Net Loss	—	—	—	—	(1,705,217)
Balance on June 30, 2025	10,822,588	$15,344	$(3,700)	$18,324,862	$(17,420,592)
Stock-Based Compensation	—	—	—	344,569	—
Common Stock Granted but not yet Issued for Services in Connection with the PIPE Offering	—	—	—	(220,200)
Issuance of Common Stock for Services in Connection with the PIPE Offering	150,000	15	—	(15)	—
Issuance of Series B Convertible Preferred Stock with Warrants – PIPE Offering, Net of $1,964,705 of Offering Costs	—	—	—	13,035,294	—
Settlement of Subscription Receivable	—	—	3,700	(2,987)	—
Adjustment of Par Value of Common Stock	—	(14,262)	—	14,262	—
Net Income	—	—	—	—	2,540,636
Balance on September 30, 2025	10,972,588	$1,097	$—	$31,495,785	$(14,879,956)

Balance on January 1, 2024	5,744,929	$14,794	$(4,276)	$5,284,362	$(11,359,183)
Stock-Based Compensation	—	—	—	46,016	—
Net Loss	—	—	—	—	(1,034,161)
Balance on March 31, 2024	5,744,929	$14,794	$(4,276)	$5,330,378	$(12,393,344)
Stock-Based Compensation	—	—	—	46,016	—
Offering Costs	—	—	—	(5,000)	—
Issuance of Shares Payable	165,005	40	—	451,365	—
Retirement of Shares	(208,010)	(425)	576	(151)	—
Net Loss	—	—	—	—	(956,963)
Balance on June 30, 2024	5,701,924	$14,409	$(3,700)	$5,822,608	$(13,350,307)
Stock-Based Compensation	—	—	—	44,974	—
Interest Payment in Shares	81,462	20	—	279,980
Net Loss	—	—	—	—	(1,010,058)
Balance on September 30, 2024	5,783,386	$14,429	$(3,700)	$6,147,562	$(14,360,365)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED) — (Continued)
FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
Balance on January 1, 2025	$(15,179)	$(8,456,285)
Stock-Based Compensation – Restricted Stock Agreements	—	42,500
Issuance of Common Stock	—	—
Offering Costs	—	(1,427,079)
Conversion of Preferred Stock to Common Stock	—	—
Conversion of Convertible Debt and Accrued Interest (Note 6)	—	6,611,405
Issuance of Common Stock in Connection with IPO and Over-allotment, Net of $1,176,800 of Offering Costs	—	5,608,200
Underwriter Warrants	—	130,980
Issuance of Common Stock for Services	—	164,647
Net Loss	—	(1,067,673)
Balance on March 31, 2025	$(15,179)	$1,606,695
Stock-Based Compensation	—	313,071
Issuance of Common Stock for Services	—	506,819
Issuance of Shares Payable – Subscription	—	25,000
Conversion of Convertible Debt and Accrued Interest (Note 6)	—	154,367
Net Loss	—	(1,705,217)
Balance on June 30, 2025	$(15,179)	$900,735
Stock-Based Compensation	—	344,569
Common Stock Granted but not yet Issued for Services in Connection with the PIPE Offering	—	(220,200)
Issuance of Common Stock for Services in Connection with the PIPE Offering	—	—
Issuance of Series B Convertible Preferred Stock with Warrants – PIPE Offering, Net of $1,964,705 of Offering Costs	—	13,035,295
Settlement of Subscription Receivable	—	713
Adjustment of Par Value of Common Stock	—	—
Net Income	—	2,540,636
Balance on September 30, 2025	$(15,179)	$16,601,748
	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
Balance on January 1, 2024	(15,179)	$(6,079,062)
Stock-Based Compensation	—	46,016
Net Loss	—	(1,034,161)
Balance on March 31, 2024	(15,179)	$(7,067,207)
Stock-Based Compensation	—	46,016
Offering Costs	—	(5,000)
Issuance of Shares Payable	—	451,405
Retirement of Shares	—	—
Net Loss	—	(956,963)
Balance on June 30, 2024	(15,179)	$(7,531,749)
Stock-Based Compensation	—	44,974
Interest Payment in Shares		280,000
Net Loss	—	(1,010,058)
Balance on September 30, 2024	(15,179)	$(8,216,833)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

	For the Nine Months Ended
	September 30, 2025	September 30, 2024
OPERATING ACTIVITIES
Net Loss	$(232,254)	$(3,001,182)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-Based Compensation	700,140	137,006
Amortization of Debt Discount	100,781	46,410
Loan Extension Fees	—	997,253
Interest Payment in Shares	—	280,000
Change in Fair Value of Stock-Based Compensation Liability – Software Expense	39,998	—
Other Expense – Stock-Based Compensation Liability	133,331	—
Issuance of Common Stock for Services – Marketing Expenses	133,334	—
Issuance of Common Stock for Services – Software Expenses	159,091	—
Foreign Currency Gain (Loss)	(437)	—
Net Unrealized Gain on Equity Securities	(4,080,000)	—
Changes in operating assets and liabilities:
Prepaid Expenses and Other Current Assets	(28,647)	—
Other Receivable	17,398	—
Other Current Assets	(15,000)	12,459
Accounts Payable	(752,266)	553,234
Related Party Payable	(24,303)	14,067
Accrued Payroll	(251,043)	154,698
Accrued Liabilities	28,893	(529,382)
Accrued Interest	(146,084)	636,535
Share Payable	(6,266)	100,349
Other Current Liabilities	7,373	70,049
Net Cash Flows Used In Operating Activities	$(4,215,961)	$(528,504)

INVESTING ACTIVITIES
Investment in Equity Securities	$(4,000,000)	$—
Net Cash Flows Used In Investing Activities	$(4,000,000)	$—

FINANCING ACTIVITIES
Proceeds from Notes Payable	$101,650	$292,900
Repayment of Notes Payable	(399,126)	(25,000)
Cash paid for the settlement of the Stock-Based Compensation Liability	(250,000)	—
Repayment of Convertible Debt – December 2024, net	(227,500)	—
Proceeds from Convertible Debt – December 2024, net	105,000	151,620
Proceeds from the sale of Common Stock in IPO	6,785,000	—
Proceeds from the sale of Common Stock	—	100,000
Offering Costs Paid, Netted against IPO Proceeds	(1,250,800)	—
Offering Costs Paid	(761,422)	(5,000)
Offering Costs Paid, Netted against PIPE Offering Proceeds	(1,321,205)	—
Proceeds from the sale of Series B Convertible Preferred Stock and Warrants	15,000,000	—
Proceeds from the Collection of Subscription Receivable	713	—
Net Cash Flows Provided By Financing Activities	$17,782,310	$514,520

BRAG HOUSE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

	For the Nine Months Ended
	September 30, 2025	September 30, 2024
Net change in cash	$9,566,349	$(13,984)
Cash at the beginning of the period	29,228	33,889
Cash at the end of the period	$9,595,577	$19,905

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for Interest	$532,943	$25,000

NONCASH INVESTING AND FINANCING ACTIVITIES
Conversion of Convertible Debt and Accrued Interest into Common Stock	$6,765,772	$—
Issuance of Underwriter Warrants included as Offering Costs	130,980	—
Change in Stock-Based Compensation Liability Capitalized to Implementation Costs	76,671	—
Prepaid Expenses Reclassified to Issuance of Common Stock for Services – Software Expense	62	—
Prepaid Expenses Reclassified to Capitalized Implementation Costs	63	—
Issuance of Common Stock for Capitalized Implementation Costs	312,437	—
Deferred Offering Costs In Connection with IPO	—	295,019
Deferred Offering Costs at December 31, 2024 Reclassified to Offering Costs	1,219,176	—
Other Current Assets Reclassified to Other Receivables	18,081	—
Other Current Assets Reclassified to Prepaid Expenses	250	—
Write Off of Deferred Offering Costs Accrued at December 31, 2024	115,000	—
Conversion of Series A Preferred Stock to Common Stock	420	—
Prepaid Expenses Recognized by Issuance of Common Stock	66,666	—
Issuance of Shares Payable – Subscription	25,000	—
Issuance of Placement Agent and H.C. Wainwright Warrants included as Offering Costs – PIPE Offering	1,106,389	—
Issuance of Common Stock for Services Included in Offering Costs – PIPE Offering	258,000	—
Shares Payable and Offering Costs – PIPE Offering	220,200	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Corporate History

Brag House Holdings, Inc. (“Brag House” or “BHHI” or the “Company”) was formed as a Delaware corporation on December 3, 2021. The Company’s principal executive offices are located at 45 Park Street, Montclair, NJ 07042.

Brag House Inc. (“BHI”), the Company’s wholly owned indirect subsidiary, was formed as a Delaware corporation in February 2018. Their principal offices are located at 45 Park Street, Montclair, NJ 07042.

On June 11, 2021, Brag House Ltd. (“BHL”) was registered in the United Kingdom. Their principal offices are located at 7 – 9 Swallow Street, London W1B 4DE, United Kingdom.

On August 16, 2021, BHL acquired all of the 10,000,000 issued and outstanding BHI shares held by BHI shareholders on a one for 14.07 basis (rounded to the nearest whole number) in exchange for 140,700,000 ordinary shares of £0.0001 in BHL, making BHI a wholly owned subsidiary of BHL (“UK Reorganization”).

Following the UK Reorganization, the board of directors of BHL determined that it was in the best interests of BHL and its shareholders that an initial public offering (“IPO”) in the United States and concurrent listing on Nasdaq be pursued. To effect that proposed IPO and listing on Nasdaq, in December 2021, the Company was formed. In connection with this IPO, prior to the effectiveness of the registration statement, on February 8, 2022, the Company approved a reorganization, in which the shareholders of BHL would exchange their ordinary shares and preference shares of BHL for a proportionate number of common and preferred shares in the Company on a 21 to 1 basis (“U.S. Reorganization”). Immediately following the U.S. Reorganization, BHL became the wholly-owned subsidiary of the Company, and BHI became the indirect wholly-owned subsidiary of the Company. Management anticipates that BHL will be wound down and dissolved as soon as reasonably practicable.

On June 11, 2024, the Company’s board of directors approved, and on June 13, 2024, the Company’s stockholders approved the original reverse stock split (“Original Reverse Stock Split”). On June 14, 2024, the Company filed the Second Certificate of Amendment to its Certificate of Incorporation to effect the Original Reverse Stock Split, such that every holder of Common Stock and Series A Preferred Stock of the Company received 1 share of Common Stock and 1 share of Series A Preferred Stock for every 5.1287 of a share held. On October 11, 2024, the Company canceled the Original Reverse Stock Split and effected a 1 for 2.43615 consolidation of its issued and outstanding Common Stock and Series A Preferred Stock (the “Reverse Stock Split”). On October 11, 2024, the Company filed the Third Certificate of Amendment to its Certificate of Incorporation to effect the Reverse Stock Split. The Conversion Price of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), will reflect the Reverse Stock Split. All fractional shares created by the 1 for 2.43615 exchange will be paid in cash. The resulting payment amount due for the fractional shares is not material. The Reverse Stock Split had no impact on the par value per share of the Company’s Common Stock and Series A Preferred Stock, all of which remain at $0.0001.

On February 14, 2025, the Company received its notice of effectiveness from the U.S. Securities and Exchange Commission (“SEC”) and became a public company. On March 5, 2025, the Company entered into a material definitive agreement in the form of an underwriting agreement with Kingswood Capital Partners, LLC (“Kingswood”) as representative of the underwriters named therein, for the offer and sale of 1,475,000 shares of the Company’s Common Stock at a public offering price of $4.00 per share for gross proceeds of $5.9 million, before deducting underwriting discounts and other related expenses totaling $1.1 million.

On March 6, 2025, the Company’s shares began trading on Nasdaq under the symbol “TBH” and on March 7, 2025, the Company filed its prospectus with the SEC and completed its IPO.

Pursuant to the underwriting agreement, as partial compensation for their services, the Company issued to the underwriters on the closing date of the IPO (the “Closing Date”), warrants (the “Underwriter Warrants”) to purchase an aggregate of 44,250 shares of the Company’s Common Stock, representing 3% of the shares issued on the Closing Date. The Underwriter Warrants became exercisable, in whole or in part, commencing on September 3, 2025 and expiring on September 9, 2029, at an initial exercise price per share of common stock of $4.00, which is equal to

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

100% of the offering price. The terms of the Underwriter Warrants are substantially the same as the terms set forth in the form of such warrants which is filed as Exhibit 4.1 to the report on Form 8-K filed by the Company on March 11, 2025.

On March 10, 2025, Kingswood, as representative of the underwriters, exercised in full its option to purchase an additional 221,250 shares of the Company’s Common Stock to cover over-allotments at a public offering price of $4.00 per share for gross proceeds from the over-allotment exercise of $885,000, before deducting underwriting discounts and other related expenses totaling $95,800. The over-allotment exercise closed on March 11, 2025 and, on that same date, the Company issued a press release announcing the closing of the over-allotment exercise.

Brag House Merger Sub, Inc. (“Merger Sub” or “BHMS”), a wholly owned subsidiary of the Company, was formed as a Delaware corporation on October 9, 2025. The Company’s principal executive offices are located at 45 Park Street, Montclair, NJ 07042. Please refer to Note 11.

The Company entered into a Merger Agreement dated as of October 12, 2025 (the “Merger Agreement”), by and among the Company, House of Doge Inc., a Texas Corporation (“House of Doge”), and the Merger Sub. The Merger Agreement and the transactions contemplated thereby were unanimously approved by the respective boards of directors of both Brag House and House of Doge. Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, among other things, House of Doge will merge (the “Merger”) with and into Merger Sub, with the House of Doge continuing as the surviving entity and a wholly owned subsidiary of the Company.

The proposed merger is subject to customary closing conditions, including regulatory approvals, filing of required registration statements, shareholder consent, and completion of due diligence. As of the date these financial statements were issued, the merger had not yet closed. The Company expects the transaction to be finalized during the first quarter of 2026, pending satisfaction of all closing conditions. Please refer to Note 11.

Nature of the Business

Brag House is a vertically integrated social network for college gamers. The Company’s mission is to create a community which empowers gamers, streamers, and fans to interact with one another. The Company’s platform, which focuses on building a centralized gaming experience for non-professional college gamers and their fans, achieves this by allowing college students to compete against one another, support their favorite gamers and teams, and win prizes.

Liquidity and Going Concern

The accompanying condensed consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2025, the Company had an accumulated deficit of $14,879,956. For the nine months ended September 30, 2025, the Company had a net loss of $232,254 and negative cash flows from operations of $4,215,961. The Company’s operating activities consume the majority of its cash resources. The Company will continue to promote its services to existing and potential customers, but it anticipates that it will continue to incur operating losses as it executes its development plans through 2025, in addition to pursuing other potential strategic and business development initiatives including the contemplated Merger Agreement. In addition, the Company has had, and expects to have, negative cash flows from operations, at least into the near future. The Company previously funded these losses primarily through the sale of equity and infusions of cash from advances by its Chief Executive Officer, and plans to continue funding operations through the sale of equity or issuance of debt instruments. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern for the next twelve months from the issuance of these condensed consolidated financial statements.

The Company also secured a strategic partnership for tournament and promotional events in 2025 with Learfield Communications, LLC, formerly Learfield IMG College, a billion-dollar media company that holds the media rights to hundreds of colleges in the US, including collegiate properties such as the NCAA and its 89 championships and NCAA Football. In May 2025, the Company launched the first activation under its strategic partnership with Learfield.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

This activation was for students and alumni at the University of Florida, one of Learfield’s media rights properties. In July 2025, the Company executed the second activation under its strategic partnership with Learfield, expanding on the success of the initial May 2025 event. This activation was conducted virtually and designed to engage students and alumni through a digital tournament centered around EA College Football 26, following the game’s national release. The event incorporated university-branded content and featured participation from student-athletes, further aligning with the Company’s Name, Image, and Likeness (“NIL”) engagement strategy. The Company believes these activations demonstrated its ability to scale digital experiences across collegiate communities and reinforced its commercial model for integrating sponsorship, branded content and messaging, and fan engagement at the intersection of gaming and college sports. The Company believes this partnership positions it to leverage Learfield’s college network and gain access to media rights and assets across nearly 200 universities, enabling physical and digital activations to generate sponsorship revenue and brand engagement opportunities, while giving the Company access to extensive datasets from diverse college campuses as the Company evolves into a scalable data insights revenue model, where the Company aims to enable brands to gain data insights to create enhanced, personalized and effective marketing campaigns. The Company further believes this partnership will contribute directly to its model through shared sponsorship earnings, while validating its marketing and data strategy for reaching college-aged Gen Z gamers. Through this, the Company plans to scale across Learfield’s properties, expanding brand partnerships in the gaming and esports spaces.

Management believes this strategic partnership is a strong indicator of growth in the coming years for tournament revenue. Until revenue from such tournaments provides sufficient and steady cash flow, management intends to raise funds through equity and debt offerings, and believes that the actions presently being taken to further implement its business plan will enable the Company to continue as a going concern. While the Company believes in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and raise additional funds as described.

Although no assurances can be given as to the Company’s ability to deliver on its revenue plans or that unforeseen expenses will not arise, management believes that the revenue to be generated from operations, together with equity and debt financing, will provide the necessary funding for the Company to continue as a going concern. However, the Company has earned no revenue through the nine months ended September 30, 2025, minimal revenue since inception, and management cannot guarantee that any potential debt or equity financing will be available or, if available, will be available on favorable terms. As such, these matters raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of the accompanying condensed consolidated financial statements. If adequate funds are not available on acceptable terms, or at all, the Company will need to curtail operations or cease operations completely.

On July 24, 2025, the Company entered into an agreement to sell an aggregate of 15,000 shares of its Series B Convertible Preferred Stock in a private placement offering for total gross proceeds of $15,000,000 (the “PIPE Offering”). Please refer to Note 5.

Additionally, on September 2, 2025, the Company invested $4,000,000 in Pre-Funded Common Stock Purchase Warrants (the “Pre-Funded Warrants”) of CleanCore Solutions, Inc., with a purchase price of $1 per warrant share. The exercise price of the warrants is $0.0001 per share and each warrant is for one share of Class B Common Stock of CleanCore Solutions, Inc., a publicly traded company. Please refer to Notes 9 and 10.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and approval of any golden parachute payments not previously approved. Further,

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS (cont.)

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and applicable rules and regulations of the SEC regarding interim financial reporting. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) and disclosures necessary for a fair statement of the Company’s financial position as of September 30, 2025 and the results of its operations for the nine months then ended. The results of operations for the nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any other interim period or for any other future year. These interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s Annual Report within its Form 10-K filing. Interim disclosures generally do not repeat those in the annual statements. The Company and its subsidiaries operate as a single operating segment.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting

The Company follows the guidance in ASC Topic 280, “Segment Reporting”, for the identification and disclosure of reportable segments. Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

The Company’s CODM, who is its Chief Executive Officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing performance. The Company manages its operations and evaluates financial performance as a single operating segment. Accordingly, the Company has determined that it operates in one reportable segment.

The Company’s operations are currently located in the United States, and substantially all revenues are derived from U.S. customers. Management will continue to evaluate the Company’s operations to determine if, in the future, changes in organizational structure or business activities require the identification of additional reportable segments.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company bases its estimates and assumptions on an ongoing basis using historical experience and other factors, known or expected trends and various other assumptions that it believes to be reasonable. As future events and their effects cannot be determined with precision, actual results could differ from these estimates, which may cause the Company’s future results to be affected.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. As of September 30, 2025, the Company had $9,575,000 of cash in a sweep account, which is classified as cash. There were no cash equivalents as of September 30, 2025 and December 31, 2024.

Allowance for Credit Losses

Trade accounts receivable are stated net of an allowance for credit losses. The Company estimates the credit losses using historical information, current economic conditions and reasonable and supportable forecast information for a reasonable period of time. The Company starts by determining expected credit losses by using historical loss information based on the aging of receivables. An analysis of the current economic conditions along with forecast information is then used to determine any adjustment to the historical loss rates to determine the appropriate rates for future losses and the Company’s current expected credit losses for trade receivables. As of September 30, 2025 and December 31, 2024, there were no accounts receivable balances. As such, an allowance was not necessary.

Offering Costs

Offering costs represent legal, accounting and other direct costs related to the IPO, which closed on March 7, 2025. Prior to the close of the IPO, these costs were recognized as deferred offering costs. These offering costs were reclassified to additional paid-in capital from deferred offering costs. These amounts are shown, along with underwriters’ fees paid, net against IPO proceeds received in the amount of $1,351,098. Please refer to Note 5 for details.

Further, during the nine months ended September 30, 2025, additional offering costs of $1,252,780 were incurred simultaneously with the closing of the IPO. Of this amount, $190,980 is recorded as offering costs and the remaining $1,061,800 is displayed as a net amount against the IPO and over-allotment option proceeds on the condensed consolidated statements of changes in stockholders’ equity (deficit). No costs were incurred from the closing of the IPO during the three months ended September 30, 2025.

Lastly, the Company incurred an additional $3,549,294 in offering costs in connection with the PIPE Offering during the nine and three months ended September 30, 2025. Please refer to Note 5 for details.

Subscription Receivable

The Company records share issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on its balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 505-10-45-2, “Equity” — Other Presentation Matters, the subscription receivable is reclassified as a contra account to stockholders’ equity (deficit) on the condensed consolidated balance sheet.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

During the nine and three months ended September 30, 2025, the Company received $713 in cash from outstanding subscriptions receivable and wrote off the remaining balance of $2,987.

Employee Retention Tax Credit

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provided an employee retention credit which was a refundable tax credit against certain employment taxes. The Consolidated Appropriations Act (the “Appropriations Act”) extended and expanded the availability of the employee retention credit through December 31, 2021. The Appropriations Act amended the employee retention credit to be equal to 70% of qualified wages paid to employees during the 2021 fiscal year. The Company qualified for the employee retention credit beginning in October 2021 for qualified wages through December 2021 and filed a cash refund claim during the year ended December 31, 2023.

The Company has a tax credit receivable of $17,408 and $34,667 included as an other receivable in the current assets section of the Company’s condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024, respectively.

Accounts Payable

Accounts payable consist of amounts due to vendors and service providers for goods and services received in the ordinary course of business. Accounts payable are recognized when the obligation to pay arises, typically upon receipt of goods or services and are recorded at their nominal amounts, which approximate fair value due to their short-term nature.

The Company’ standard payment terms with vendors generally range from net 15 to net 60 days. Discounts received from vendors for early payment are recognized when earned. Vendor discounts are recorded as a reduction of the related expense in the accompanying consolidated statements of operations. If such discounts are not clearly associated with a specific expense category, they are recorded as a reduction to cost of goods sold or, if immaterial, may be recognized as other income.

The Company reviews accounts payable regularly to ensure timely payment and to assess the need for accruals for goods or services received but not yet invoiced. At each reporting period, any unbilled amounts are accrued and reflected in accrued liabilities, and estimates are based on historical trends, vendor communication, and other relevant factors.

The Company does not maintain a formal policy for interest on past due payables and generally does not incur material penalties or interest expenses in the normal course of settling vendor obligations.

During the nine months ended September 30, 2025 and 2024, the Company recognized other income due to discounts granted by vendors in the amount of $73,450 and $0, respectively. During the three months ended September 30, 2025 and 2024, the Company recognized other income due to discounts granted by vendors in the amount of $30,800 and $0, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents in financial institutions, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2025, the Company was exposed to significant risks in one of its bank accounts, which had balances that exceeded the insurance coverage amount by a total of $9,345,577. The Company has not experienced any losses in such accounts.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising and Marketing

The Company expenses advertising and marketing costs as they are incurred. Advertising and marketing expenses were $475,972 and $160,478 for the nine months ended September 30, 2025 and 2024, respectively. The Company incurred $182,216 and $160,270 in advertising and marketing expenses for the three months ended September 30, 2025 and 2024, respectively.

Fair Value Measurements

As defined in ASC 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.
Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.
Level 2:

Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3:

Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

The carrying value of the Company’s financial instruments: cash, other receivables, accounts payable and accrued liabilities, and borrowings, approximate their fair values because of the short-term nature of these financial instruments.

Equity Awards with a Guaranteed Minimum-Value Cash Settlement — Technology Purchase Agreements

The Company evaluates its stock-based compensation arrangements within the scope of ASC 718, “Compensation — Stock Compensation”. The Company has issued an equity award with a guaranteed minimum-value cash settlement in accordance with the terms that were agreed upon by the Company in the Master Services Agreement (“MSA”) with Artemis Ave LLC (“Artemis”) and the Software as a Service Agreement (the “SaaS” Agreement) with EVEMeta, LLC (“EVEMeta”). Subsection ASC 718-10-20 defines these equity awards as combination awards. Under this classification, the share grant is accounted for as an equity-classified award measured at grant-date fair value, and the cash-settled written put option is liability classified and marked to fair value at each reporting period. Compensation costs for the share grant are measured and fixed on the date of grant and recognized over the vesting period, which is consistent with the delivery of goods and services. Compensation costs associated with the cash-settled written put option should be recognized over the vesting period based on the remeasured fair value at each reporting period, which is consistent with the delivery of goods and services from the vendor, until settlement. To value the cash-settled written put option, the Company remeasures the fair market value of the written put option via an appropriate option pricing model in accordance with ASC 718, and records the appropriate liability as of each reporting period with a corresponding adjustment to software expense. The Company determines the fair value of the liability using a Monte Carlo simulation model at each reporting period. On May 12, 2025, the Company amended the Artemis MSA and EVEMeta SaaS agreements and removed the guaranteed minimum-value cash settlement in exchange for cash payments

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

totaling $250,000 in contemplation of Artemis delivering to the Company the Services and Deliverable to be provided pursuant to the MSA and EVEMeta delivering to the Company the Compression Services to be provided pursuant to the SaaS. This amendment effectively settled the stock-based compensation liability. A valuation was completed as of May 12, 2025, and the fair value measurement of the cash-settled written put option for services provided thus far resulted in an additional stock-based compensation liability of $72,277, for a total balance of $116,669. The settlement of the stock-based compensation liability in exchange for a cash payment of $250,000 resulted in the derecognition of the total liability balance of $116,669 and an other expense of $133,331 for the difference. As of May 12, 2025, a stock-based compensation liability no longer exists.

Please refer to Notes 4 and 5 for a detailed explanation of the terms of the technology purchase agreements.

Cloud Computing Arrangements — Technology Purchase Agreements

The Company applies the guidance under ASC 350-40, “Intangibles — Goodwill and Other-Internal-Use Software”, when evaluating the applicable accounting treatment for the purchase of technological products and services. The Company has determined that the MSA with Artemis and the SaaS agreement with EVEMeta constitute a cloud computing arrangement (“CCA”). The terms of the agreements provide for software development, which include CCA implementation costs, support and maintenance services, and the use of the EVEMeta compression software. The Company accounts for the CCA implementation costs in a different manner than the support and maintenance services from the Artemis agreement and the terms of the SaaS agreement with EVEMeta.

The Company capitalizes implementation costs associated with its CCA consistent with costs capitalized for internal-use software. The stock-based payments provided in advance for implementation costs are recorded as capitalized implementation costs as the services are rendered. Capitalized implementation costs related to the CCA are included on the condensed consolidated balance sheets. The CCA implementation costs are amortized over the term of the related hosting agreement, including renewal periods that are reasonably certain to be exercised. Amortization will begin only when the software is placed into use and the amortization expense will be recorded as an operating expense. As of December 31, 2024, $63 was recognized as a non-current prepaid expense asset related to the development services to be provided by Artemis. As of September 30, 2025 and December 31, 2024, $389,171 and $0 was recognized, respectively, as capitalized implementation costs related to the Company’s cloud computing arrangements and no amortization expense has been recognized for the three or nine months ended September 30, 2025 or 2024 as the software is in the process of being developed by Artemis. The amount of $389,171 is a recognition of $312,500 for services provided, which included the reclassification of the $63 recorded as a non-current prepaid expense asset as of December 31, 2024, and a portion of the change in fair value of the stock-based compensation liability which equaled $76,671 during the nine months ended September 30, 2025. During the three months ended September 30, 2025 and 2024, the stock-based compensation liability did not exist and no change was recognized.

The costs associated with the support and maintenance services and the use of the EVEMeta compression software are recorded as software expenses over the service period defined in the respective agreements. As of December 31, 2024, $62 was recognized as a non-current prepaid expense asset related to the services by Artemis and EVEMeta for support and maintenance. During the nine months ended September 30, 2025, the Company recorded software expenses of $159,091 in connection with the EVEMeta compression software, which included the expensing of the $62 recorded as a non-current prepaid expense asset as of December 31, 2024. During the three months ended September 30, 2025, the Company did not record any additional software expenses in connection with the services rendered with the support and maintenance services and the use of the EVEMeta compression software. The Company sent notices of material breach to both Artemis and EVEMeta regarding the MSA and SaaS Agreements during the three months ended September 30, 2025, and all services from Artemis and EVEMeta have remained halted. As such, no additional software expenses or capitalized assets were recognized in relation to the MSA and SaaS Agreements during the three months ended September 30, 2025.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible Debt

The Company accounts for convertible debt instruments in accordance with the provisions of ASC 470-20, “Debt with Conversion and Other Options”. Under this guidance, convertible debt instruments that do not meet the criteria for separation of embedded conversion features from the host contract are accounted for as a single liability. If a convertible debt instrument contains embedded features (e.g., conversion options, redemption rights) that require separate accounting under ASC 815, the Company evaluates such features and bifurcates them as derivative liabilities when applicable. Issuance costs related to convertible debt are presented as a direct deduction from the carrying amount of the liability and are amortized to interest expense over the term of the debt using the effective interest method.

Shares Payable

The Company has incurred obligations that are payable in shares of the Company’s equity. If shares are not issued to satisfy those obligations, a short-term liability is recognized as a share payable. The Company has a share payable balance of $221,434 and $32,500 as of September 30, 2025 and December 31, 2024, respectively. Please refer to Notes 5, 6 and 10 for more detail.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue Recognition” following the five step procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when or as performance obligations are satisfied

The Company generates revenues mainly from advertising, sponsorship and league tournaments. An insignificant amount of revenue is generated through the operation of its live streaming platform using a revenue model whereby gamers and creators can get free access to certain live streaming of amateur tournaments, and gamers and creators pay fees or subscriptions to compete in league competitions. Streaming revenue amounts are recognized as live-streaming services on the condensed consolidated statements of operations and comprehensive income (loss).

Foreign Currency Translation

For the Company’s non-U.S. operations where the functional currency is the local currency, the Company translates assets and liabilities at exchange rates in effect at the balance sheet date and record translation adjustments in stockholders’ equity. The Company translates income statement amounts at average rates for the period. Transaction gains and losses are recorded in other (income) expense, net in the condensed consolidated statement of operations and comprehensive income (loss).

The Company recognized a gain on foreign currency from the settlement of a note payable for $424 and the fluctuation of receivables and payables due in foreign currency totaling $13, for a total foreign currency gain of $437. Please refer to Note 6.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its condensed consolidated financial statements. Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments, affecting stockholders’ equity (deficit) that, under U.S. GAAP, is excluded from net income (loss).

Net Income (Loss) per Common Share

The computation of earnings per share (“EPS”) includes basic and diluted EPS in accordance with ASC 260, “Earnings per Share”. Basic EPS is measured as the income (loss) available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted income (loss) per share reflects the potential dilution, using the if-converted and treasury stock methods, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income (loss) of the Company as if they had been converted at the beginning of the periods presented, or issuance date, if later. In computing diluted income (loss) per share, the treasury stock method assumes that outstanding options and warrants have been exercised, and the proceeds have been used to purchase common stock at the average market price during the period. Options and warrants may have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. All outstanding convertible promissory notes and convertible preferred stock are considered common stock at the beginning of the period or at the time of issuance, if later, pursuant to the if-converted method. Since the effect of common stock equivalents is anti-dilutive with respect to losses, the shares issuable upon conversion have been excluded from the Company’s computation of net loss per common share for all periods except the three months ended September 30, 2025, since the Company recognized income in that period.

The following table summarizes the securities that are excluded from the diluted per share calculation because the effect of including these potential shares is anti-dilutive. This exclusion applies to all periods except the three months ended September 30, 2025, since the Company recorded income during the three months ended September 30, 2025 and therefore the effect of these shares was no longer anti-dilutive.
	As of September 30,
	2025	2024
Convertible Debt	—	1,813,923
Unvested Restricted Stock	17,446	87,514
Shares Payable	300,355	—
Convertible Preferred Stock	15,923,567	82,096
Warrants	7,581,490	—
Stock Options	885,588	—
Total	24,708,446	1,983,533

As of September 30, 2025, no dividends have been declared since inception and all classes of BHHI’s stock do not have cumulative dividend features. As such, the Company did not include any adjustment to the net income (loss) for dividends.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The table below represents the calculation for both basic and diluted net income (loss) per share:
	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024
Net Income (Loss)	$(232,254)	$(3,001,182)	$2,540,636	$(1,010,058)
Weighted-average Shares Outstanding – Basic	9,786,460	5,664,529	10,829,664	5,688,797
Income (Loss) per share – Basic	$(0.02)	$(0.53)	$0.23	$(0.18)
Net Income (Loss)	$(232,254)	$(3,001,182)	$2,540,636	$(1,010,058)
Increase to Net Income attributable to dilutive instruments	—	—	—	—
Net Income available to Common Shareholders – Diluted	$(232,254)	$(3,001,185)	$2,540,636	$(1,010,058)
Weighted-average Shares Outstanding – Basic	9,786,460	5,664,529	10,829,664	5,688,797
Effect of Unvested Restricted Stock	—	—	17,446	—
Effect of Shares Payable	—	—	241,659	—
Effect of Convertible Preferred Stock	—	—	10,731,100	—
Effect of Warrants	—	—	3,657,119	—
Effect of Stock Options	—	—	610,858	—
Weighted-average Shares Outstanding – Diluted*	9,786,460	5,664,529	26,087,846	5,688,797
Income (Loss) per share – Diluted	$(0.02)	$(0.53)	$0.10	$(0.18)

____________

*        Only noted for the periods in which the result is not anti-dilutive.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company’s temporary differences result primarily from capitalization of certain qualifying research and development expenses, stock-based compensation, and net operating loss carryovers. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% of likely being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses.

The Company, with stockholder’s consent, elected to be taxed as an “S Corporation” during the years prior to 2021 under the provisions of the Internal Revenue Code under Section 1362(a) and comparable state income tax law. As an S Corporation, the Company is generally not subject to corporate income taxes and the Company’s net income or loss is reported on the individual tax return of the stockholders of the Company. As a result of the UK Reorganization, the Company was no longer eligible to elect an S Corporation status for tax purposes and was subject to tax filings as a C-Corporation for the years ending 2021 through 2024. The Company filed all necessary Federal and State tax returns as a C-Corporation for the years ending 2021 through 2024, and has accrued $95,000 as of September 30,

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

2025 and December 31, 2024 for any potential non-compliance penalties that may be incurred as a selling, general and administrative expense. This amount was reclassified from a provision for income taxes during the second quarter of 2024 to a selling, general and administrative expense during the third quarter of 2024.

The Company identified its federal, New York state, and the United Kingdom tax returns as its “major” tax jurisdictions. The period for income tax returns that are subject to examination for the United Kingdom jurisdiction are 2021 through 2024. The periods 2022 through 2024 for income tax returns are subject to examination for the federal and New York state jurisdictions. The Company believes its income tax filing positions and deductions will be sustained on audit, and management does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no liabilities for uncertain tax positions have been recorded.

As of September 30, 2025, the Company had approximately $14,854,359 in gross federal net operating loss carry-forwards. The Company also had approximately $16,514,918 in gross state net operating loss carry-forwards. As a result of the Tax Cuts Job Act 2017 (the “Act”), certain future federal carry-forwards do not expire. Beginning in 2018, under the TCJ Act, federal loss carryforwards have an unlimited carryforward period, however such losses can only offset 80% of taxable income in any one year. The Company has not performed a formal analysis, but believes its ability to use such net operating losses and tax credit carry-forwards in the future is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which will significantly impact its ability to realize these deferred tax assets. For net loss carryforwards in the State of New York, the Company is able to carry it back three tax years preceding the tax year of the loss (the loss year). However, a loss cannot be carried back to a tax year beginning before January 1, 2015. The loss is first carried to the earliest of the three tax years. If it is not entirely used in that year, the remainder is carried to the second tax year preceding the loss year, and any remaining amount is carried to the tax year immediately preceding the loss year. Any unused amount of loss then remaining may be carried forward for as many as 20 tax years following the loss year. Losses carried forward are carried forward first to the tax year immediately following the loss year, then to the second tax year following the loss year, and then to the next immediately subsequent tax year or years until the loss is used up or the 20th tax year following the loss year, whichever comes first.

The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by the Company’s management to be less likely than not. The valuation allowance decreased $1,044,912 during the quarter ended September 30, 2025.

The Company’s effective tax rate is 0% for the three and nine months ended September 30, 2025 and 2024.

Stock-Based Compensation

The Company evaluates its stock-based compensation arrangements within the scope of ASC 718, “Compensation — Stock Compensation”. The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the grant, generally equal to the vesting period, and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance condition will be met. The Company measures the fair value of stock options and warrants granted to employees, directors, and non-employees using option pricing models, including the Black-Scholes-Merton (“Black-Scholes”) option-pricing model and Binomial Lattice models. The determination of the fair value of these instruments requires management to make certain estimates and assumptions that have a material impact on the amount of stock-based compensation expense recognized.

Key assumptions used in these models include expected volatility, expected term, risk-free interest rate, and expected dividend yield. Because the Company has a limited operating history and insufficient historical trading data to estimate expected volatility, the Company bases its volatility assumption on the historical volatilities of a group of comparable publicly traded companies within its industry. The risk-free interest rate is based on the yield

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

of U.S. Treasury securities with maturities consistent with the expected term of the related option or warrant. The expected dividend yield is assumed to be zero, as the Company has not historically declared or paid dividends and does not anticipate doing so in the foreseeable future.

The Company uses the “simplified method” to estimate the expected term for stock options that have exercise prices issued at the money and are considered plain vanilla options, consistent with SEC Staff Accounting Bulletin Topic 14. For stock options with exercise prices that are out of the money, the Company uses a Binomial Lattice model, which incorporates assumptions about future exercise behavior and potential changes in stock price over the life of the award.

The Company issued stock options exercisable into 1,950,000 shares of its Common Stock during the nine months ended September 30, 2025. The Company has issued warrants convertible into 44,250 shares of its Common Stock to the underwriter in connection with its IPO, and warrants convertible into an additional 17,517,203 shares of its Common Stock in connection with the PIPE Offering as of September 30, 2025. Please refer to Notes 1 and 5 for more information. Stock-based payment awards, such as stock options or restricted stock awards, are valued based on the fair value on the date of grant and amortized ratably over the estimated life of the award. Stock-based payment awards may vest based on the passage of time, or upon occurrence of a specific event or achievement of goals as defined in the grant agreements. In such cases, the Company records compensation expenses related to grants of stock-based payment awards on management’s estimates of the probable dates of the vesting events. The Company recognizes forfeitures of stock-based payment awards as they occur.

Investment in Equity Securities

Investments in equity securities are accounted for under ASC 321 and reported at their readily determinable fair values as quoted by market exchanges, with changes in fair value recorded in other (income) expense in the condensed consolidated statements of operations and comprehensive income (loss). All changes in an equity security’s fair value are reported in earnings as they occur. As such, the sale of an equity security does not necessarily give rise to a significant gain or loss. Unrealized gains (losses) due to fluctuations in fair value are recorded in the condensed consolidated statements of operations and comprehensive income (loss).

Recently Issued but not yet Adopted Accounting Pronouncements

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740). This ASU requires the use of consistent categories and greater disaggregation in tax rate reconciliations and income taxes paid disclosures. These amendments are effective for fiscal years beginning after December 15, 2024 and for interim periods in fiscal years beginning after December 31, 2025. These income tax disclosure requirements can be applied either prospectively or retrospectively to all periods presented in the financial statements. Management is currently evaluating the impact of adopting this standard, and does not expect it to have a material impact on the financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” The standard requires that public business entities disclose additional information about specific expense categories in the notes to financial statements for interim and annual reporting periods. The standard will become effective for the Company for its fiscal year 2027 annual financial statements and interim financial statements thereafter and may be applied prospectively to periods after the adoption date or retrospectively for all prior periods presented in the financial statements, with early adoption permitted. The Company plans to adopt the standard beginning with the fiscal year 2027 annual financial statements, and management is currently evaluating the impact this standard will have on the disclosures included in the notes to the financial statements.

In July 2025, the FASB issued Accounting Standards Update (ASU) 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This ASU introduces a practical expedient, applicable to all entities, permitting the assumption that current conditions as of the balance sheet date remain unchanged over the remaining life of current accounts receivable and current contract assets arising

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

from transactions under ASC 606. These amendments are effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years, with early adoption permitted. The guidance is to be applied prospectively. The Company is currently evaluating the impact of ASU 2025-05 on its accounting estimates and allowance methodology. At this time, the Company has not yet determined the effect, if any, that adoption of this ASU will have on its consolidated financial position, results of operations, disclosures, or processes.

NOTE 3 — RELATED PARTY TRANSACTIONS

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

As of September 30, 2025, and December 31, 2024, the Company had payables to the Company’s co-founder and Chief Executive Officer and the Company’s co-founder and Chief Operating Officer for reimbursable expenses totaling $0 and $24,303, respectively.

NOTE 4 — COMMITMENTS AND CONTINGENCIES

The Company evaluates its business transactions and agreements during the course of business to identify whether any contingencies or commitments exist which would give rise to the recognition of a loss or liability. The Company is currently not involved with or knows of any pending or threatening litigation against the Company or any of its officers. Further, the Company is currently complying with all relevant laws and regulations and does not have any long-term commitments or guarantees.

Marketing Agreement

In March of 2024, the Company entered into a marketing agreement with Outside the Box Capital, Inc. (“OTB Capital”) for marketing services to be provided for the six-month period from May 1, 2024 to October 31, 2024. Compensation for these services will be $100,000 in cash and due upon the earlier of the successful completion of the Company’s IPO or within six months from the effective date of the agreement. Additionally, the Company will issue shares of BHHI Common Stock, priced at the IPO, totaling $200,000 which equals 50,000 shares. These shares became due 10 days after the successful completion of the Company’s IPO on March 6, 2025, deemed the listing date (“Listing Date”), and were issued in April of 2025. This balance of $200,000, which is an increase to stockholders’ equity for the issuance of common stock for services for the nine months ended September 30, 2025, was separated into 6 months of service and the portion of the remaining period of approximately two months representing the days between July 1st through September 6th, $66,666, was added to the prepaid expense balance during the three months ended September 30, 2025. Lastly, if within the term of the Company’s agreement with OTB Capital, the Company’s shares achieve a 7-day moving average (calculated using daily VWAP) share price of $9 or more, the Company will issue an additional 50,000 shares to OTB Capital. This share price threshold was not achieved during the nine or three months ended September 30, 2025. Services under this contract were not provided during the expected service period of May through October of 2024. A modification of the agreement was negotiated and finalized in November of 2024. Services were amended to begin on December 15, 2024 through June 15, 2025. Services had not yet commenced as of December 31, 2024 and through March 5, 2025. As a result, another modification of the agreement was executed on March 28, 2025. This new agreement revised the dates of service to begin on March 6, 2025 through September 6, 2025. It also revised the terms of compensation and, as a result, the base compensation of $100,000 will be payable in two tranches, the first payment for $50,000 within 10 business days following the Company’s Listing Date as a publicly traded company and the second and final payment for the remaining amount will be due three months from the Listing Date. The first payment of $50,000 was made in April of 2025 and the final payment was made on June 5, 2025. No accrual for a liability was required or recorded as of December 31, 2024. The balance of $50,000 of the final payment was separated into 3 months of service starting with June 2025. A total of $100,000 and $33,333 was recorded as an advertising and marketing expense during the nine and three months ended September 30, 2025, respectively.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4 — COMMITMENTS AND CONTINGENCIES (cont.)

Broncos Sponsorship Agreement

During 2023, the Company entered into a sponsorship agreement with Stadium Management Company and the Denver Broncos. This resulted in marketing expenses totaling $305,000 accrued during the year ended December 31, 2023. In September of 2024, the parties terminated the sponsorship agreement and this resulted in a reduction of the payable amount from $305,000 to $61,000. The reduction of $244,000 was recorded as other income during the three and nine months ended September 30, 2024. The balance of $61,000 remains outstanding as of September 30, 2025 and December 31, 2024, and is recorded as accounts payable on the balance sheets.

Cloud Computing Arrangements — Technology Purchase Agreements

On November 13, 2024 (the “Artemis Effective Date”), the Company entered into a MSA with Artemis, a skilled technology company, whereby Artemis agreed to develop a proprietary machine learning solution for the Company’s platform (the “Software”) and provide certain services. In exchange, the Company agreed to issue 937,500 shares of its Common Stock to Artemis (the “Artemis Stock Consideration”) in December 2024. The Artemis Stock Consideration is subject to a lock-up provision, with shares of the Artemis Stock Consideration to be released in three (3) equal tranches of 312,500 shares each according to the terms outlined in the MSA and the respective Statements of Work (“SOWs”) attached thereto. In connection with the execution of the MSA, on November 13, 2024 (the “EVEMeta Effective Date”), the Company entered into a SaaS Agreement with EVEMeta, an innovative technology company, whereby EVEMeta agreed to license its solution to the Company. In exchange, the Company agreed to issue 312,500 shares of its Common Stock to EVEMeta (the “EVEMeta Stock Consideration” and, collectively, with the Artemis Stock Consideration, the “Stock Consideration”). The 1,250,000 shares granted to Artemis and EVEMeta in exchange for services had a fair market value of $4.00 per share at the date of grant for a total cost of $5,000,000. Further, once released from lock up, the Company will provide each vendor with a guarantee of a minimum value for the released shares for 18 months from the date of release. In the event that either vendor is not able to resell the shares at the IPO price of $4.00 per share, the Company will make additional payments under its minimum value guarantee to the vendor in cash to ensure a total compensation of $3,750,000 to Artemis and $1,250,000 to EVEMeta. Those payments will be made in cash and not in additional shares of Common Stock.

The issuances of the Stock Consideration are accounted for as a combination award in accordance with the accounting provisions under ASC 718, “Compensation — Stock Compensation” and ASC 350-40, “Intangibles — Goodwill and Other-Internal-Use Software” as noted in Note 2, regarding the technology purchase agreements.

The Stock Consideration is classified as a combination of equity awards (referred to herein as Issuance of Common Stock for Services) or liability awards (referred to herein as Stock-Based Compensation Liability) in accordance with GAAP. The fair value of an equity-classified award is determined at the grant date and is either recognized as an expense to software expense, an operating expense, on a straight-line basis over the service period, or is capitalized as an implementation cost and amortized to software expense over the useful life of the cloud computing arrangement once the software is placed in use. Whether the amount is expensed or capitalized is based on the respective statement of work in each agreement, the value attributed to each and the realization of those services. The fair value of a liability-classified award is determined on a quarterly basis beginning at the grant date until final vesting. Changes in the fair value of liability-classified awards are either recorded to software expense, an operating expense, on a straight-line basis over the service period, or capitalized as an implementation cost and amortized to software expense over the useful life of the cloud computing arrangement once the software is placed in use. Changes in the fair value of liability-classified awards do not result in an impact to the Company’s stockholders’ equity (deficit) balance.

As of December 31, 2024, the Company only recognized the par value of the shares that were issued and has recorded $125 as a non-current prepaid expense in other assets. The services in accordance with the agreements commenced on the Company’s IPO date, March 7, 2025, and as of September 30, 2025, services have been performed under the agreements and compensation costs for the services rendered has been recognized as a software expense or capitalized to capitalized implementation costs, based on the respective agreements.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4 — COMMITMENTS AND CONTINGENCIES (cont.)

The Company recognized the following amounts in total non-employee stock-based compensation costs in relation to the Stock Consideration issued for the technology purchase agreements for the nine and three months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024
Stock Consideration – Total Expensed	$199,089	$—	$—	$—
Stock Consideration – Total Capitalized	$389,171	$—	$—	$—

Equity-Classified Awards

The Company recognized the following amounts in non-employee equity-classified stock-based compensation costs for the nine and three months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024
Equity-Classified Awards – Expensed	$159,091	$—	$—	$—
Equity-Classified Awards – Capitalized	$312,500	$—	$—	$—

As of September 30, 2025, there was $4.5 million of total unrecognized compensation cost related to the Company’s equity-classified awards. This cost is expected to be recognized over a weighted-average period of 6.25 years, contingent upon the Company’s ongoing discussions with Artemis and EVEMeta to resolve the issues that caused the Company to send the notices of breach referenced above in Note 2 of this filing. During the nine and three months ended September 30, 2025, the Company recorded software expenses of $159,091 and $0, respectively, in connection with the services rendered with the support and maintenance services with Artemis and the use of the EVEMeta compression software, which included the expensing of the $62 previously recorded as a debit to non-current prepaid expense asset and a credit to Common Stock as of December 31, 2024, for a total increase to stockholders’ equity of $159,029 and $0 during the nine and three months ended September 30, 2025, respectively. Further, during the nine and three months ended September 30, 2025, the Company recorded an increase to capitalized implementation costs of $312,500 and $0, respectively, in connection with the development services rendered, which included the expensing of the $63 previously recorded as a debit to non-current prepaid expense asset and a credit to Common Stock as of December 31, 2024, for a total increase to stockholders’ equity of $312,437 during the nine months ended September 30, 2025. As a result, the total increase to stockholders’ equity for the issuance of common stock for services was $471,466 for the nine months ended September 30, 2025, which is the sum of the aforementioned $312,437 and $159,029 amounts. For the three months ended September 30, 2025, there was no increase to stockholders’ equity for the issuance of common stock for services in connection with the technology purchase agreements.

Liability-Classified Awards

The Company recognized the following amounts in non-employee liability-classified stock-based compensation costs for the nine and three months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024
Liability-Classified Awards – Expensed	$39,998	$—	$—	$—
Liability-Classified Awards – Capitalized	$76,671	$—	$—	$—

On May 12, 2025, the Company executed an amendment to the MSA with Artemis. The amendment eliminated the minimum share price guarantee, therefore no longer requiring the Company to guarantee a minimum return of $4 on the sale of each share received in compensation for the MSA. The amendment triggered a cash payment of $225,000 by the Company to Artemis. Further, the Company agreed to remove the lock-up provision and gradual release

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4 — COMMITMENTS AND CONTINGENCIES (cont.)

obligations relating only to the stock consideration included in Exhibit A of the amended agreement, which releases 234,375 shares of Common Stock as of the amendment date. The cash payment, elimination of the $4 guarantee, and removal of the lock-up provision and gradual release obligations were made in contemplation of Artemis delivering to the Company the Services and Deliverable to be provided pursuant to the MSA.

On the same day, the Company executed an amendment to the SaaS Agreement with EVEMeta. The amendment eliminated the minimum share price guarantee, therefore no longer requiring the Company to guarantee a minimum return of $4 on the sale of each share received in compensation for the SaaS Agreement. The amendment triggered a cash payment of $25,000 by the Company to EVEMeta. No shares were released from lock-up provisions for EVEMeta. The cash payment and elimination of the $4 guarantee were made in contemplation of EVEMeta delivering to the Company the Compression Services to be provided pursuant to the SaaS.

On May 12, 2025, the Company completed a fair value measurement valuation for the cash settlement provision, the liability classified award, using a Monte Carlo simulation model and determined a total fair value of $2,942,136. The Company recognized a stock-based compensation liability from the total fair value only to the extent in which services were provided to the Company through the amendment date, which resulted in partial recognition and was an estimate by the Company as of the amendment date. This resulted in the recognition of an increase to the stock-based compensation liability of $44,392 as of March 31, 2025 for $72,277 from April 1, 2025 through the amendment date, of which $41,331 was capitalized to capitalized implementation costs and $30,946 was expensed as a software expense. During the three months ended September 30, 2025, these amounts did not have an impact on the balance of the Company’s stockholders’ equity.

As of May 12, 2025, the Company recognized a stock-based compensation liability of $116,669, of which $76,671 was capitalized to capitalized implementation costs and $39,998 was expensed as a software expense. The stock-based compensation liability was extinguished as a result of the amendment on May 12, 2025.

NOTE 5 — STOCKHOLDERS’ EQUITY

Capital Structure

On December 3, 2021, BHHI was incorporated and the Company authorized 50,000,000 shares of Common Stock with a par value of $0.0001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share. On February 22, 2022, the certificate of incorporation was amended and the Company authorized 250,000,000 shares of Common Stock with a par value of $0.0001 per share and 25,000,000 shares of preferred stock with a par value of $0.0001 per share. Further, the Company designated 200,000 shares of preferred stock as Series A Preferred Stock with a par value of $0.0001 per share. Shares of Convertible Series A Preferred Stock and Common Stock (the “Junior Securities”) are entitled to one vote for each share. In order of liquidation rights, distributions will be made to the Series A Preferred holders then to the holders of the other remaining Junior Securities, which are currently Common Stock. The Series A Preferred Stock has a liquidation preference of $0.50 per share in the event of a liquidation and distribution. Further, each share of Convertible Series A Preferred Stock shall automatically convert into one share of Common Stock upon consummation of an underwritten public offering of Common Stock. The Company completed an initial public offering during March of 2025. Please refer to Note 1 and the following section for the details of the IPO. There were no shares of Series A Preferred Stock issued and outstanding during any period since inception, and 0 shares and 82,096 shares of Preferred Stock issued and outstanding as of September 30, 2025 and December 31, 2024, respectively. Further, a total of 10,972,588 and 7,033,330 shares of Common Stock were issued and outstanding as of September 30, 2025 and December 31, 2024, respectively.

In July of 2025, the Company filed a certificate of designation and a subsequent amendment to the certificate of designation with the Secretary of State of the State of Delaware to designate 15,000 shares of the available 24,800,000 shares of Preferred Stock as Series B Convertible Preferred Stock (“Series B Preferred Stock”). Each share is convertible at the option of the holder into shares of Common Stock at a conversion price of $0.942. The Series B Preferred Stock is not redeemable into cash or other assets and is classified as permanent equity. On July 30, 2025, an

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

amendment was filed to establish that each share of Series B Preferred Stock is non-voting. All 15,000 shares were issued and outstanding as of September 30, 2025. Please refer to the Private Investment into Public Entity (PIPE) section below.

Initial Public Offering

On February 14, 2025, the Company received its notice of effectiveness from the SEC and became a public company. On March 5, 2025, the Company entered into a material definitive agreement in the form of an underwriting agreement with Kingswood as representative of the underwriters named therein, for the offer and sale of 1,475,000 shares of the Company’s Common Stock at a public offering price of $4.00 per share for gross proceeds, before deducting underwriting discounts and other related expenses, of $5.9 million. Underwriting discounts and other related expenses totaled $1.1 million and were recorded as offering costs during the nine months ended September 30, 2025, for total net proceeds of $4.8 million. Payment of those offering costs was made directly from the proceeds of the offering. No such amounts were recorded during the three months ended September 30, 2025.

On March 6, 2025, the Company’s shares began trading on Nasdaq under the symbol “TBH” and on March 7, 2025, the Company filed its prospectus with the SEC and completed its IPO.

On March 10, 2025, Kingswood, as representative of the underwriters, exercised in full its option to purchase an additional 221,250 shares of the Company’s common stock to cover over-allotments at a public offering price of $4.00 per share for gross proceeds from the over-allotment exercise of $885,000. Underwriting discounts and other related expenses totaled $95,800, and are recorded as offering costs during the nine months ended September 30, 2025 for total net proceeds of $789,200. Payment of those offering costs was made directly from the proceeds of the offering. No such amounts were recorded during the three months ended September 30, 2025. Please refer to Note 1 for further detail.

Offering costs represent legal, accounting and other direct costs related to the IPO, which closed on March 7, 2025. Prior to the close of the IPO, these costs were recognized as deferred offering costs. These direct offering costs were reclassified to additional paid-in capital from deferred offering costs. The Company recorded $0 and $1,219,176 of deferred offering costs in the accompanying condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024, respectively. During the nine months ended September 30, 2025 and 2024, the Company incurred a total of $131,922 and $295,019, respectively, in additional deferred offering costs in connection with the offering of equity securities in the IPO. During the three months ended September 30, 2025 and 2024, the Company incurred a total of $0 and $24,906, respectively, in additional deferred offering costs in connection with the offering of equity securities. As of September 30, 2025, a total of $1,351,098 was reclassified from deferred offering costs to offering costs. Of this amount, $1,236,098 is recorded as offering costs and the remaining $115,000 was paid directly from the IPO proceeds and included in the offering costs which are netted against the IPO proceeds on the condensed consolidated statements of changes in stockholders’ equity (deficit).

Incentive Award Plan

On June 11, 2024, the Company’s Board of Directors adopted the 2024 Omnibus Incentive Plan (“Stock Incentive Plan”), which was approved by its stockholders on June 13, 2024. On December 31, 2024 the Company’s Board of Directors adopted the Stock Incentive Plan, which was approved by the Company’s stockholders on January 30, 2025. The Stock Incentive Plan became effective on February 13, 2025. The Stock Incentive Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code (“Code”) to the Company’s employees, and for the grant of stock options (including incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”), SARs, restricted stock, restricted stock units (“RSUs”), and other stock-based and cash-based incentive awards, and other stock-based performance awards to the Company’s employees, directors, and consultants (collectively, “Awards”).

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

A total of 2,250,000 shares of common stock will be reserved for issuance pursuant to the Stock Incentive Plan (“Plan Share Reserve”). The Plan Share Reserve shall be increased on the first day of each fiscal year beginning with the 2025 fiscal year, in an amount equal to the lesser of (i) ten percent (10.0%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year and (ii) an amount determined by the Board of Directors.

Shares with respect to which options or SARs are not exercised prior to termination of the option or SAR, shares that are subject to restricted stock units which expire without converting to Common Stock, and shares of restricted stock which are forfeited before the restrictions lapse, shall be available for grants of new Awards under the Stock Incentive Plan. Notwithstanding the foregoing, neither (i) shares accepted by the Company in payment of the exercise price of any option, if permitted under the terms of such option, nor (ii) any shares withheld from a participant, or delivered to the Company in satisfaction of required withholding taxes arising from Awards, nor (iii) the difference between the total number of shares with respect to SAR, shall be available for reissuance under the Stock Incentive Plan.

Awards granted under the Stock Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity directly or indirectly acquired by the Company will not reduce the shares available for grant under the Stock Incentive Plan. However, any such shares issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as incentive stock options shall be counted against the aggregate number of shares of Common Stock available for Awards of incentive stock options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company may be used for Awards under the Stock Incentive Plan and shall not reduce the number of shares of Common Stock available for issuance under the Stock Incentive Plan.

The Compensation Committee of the Company’s Board of Directors will administer the Stock Incentive Plan (the “Administrator”). Each Award will be set forth in a separate agreement and will indicate the type and terms and conditions of the Award. Compensation for grants of awards will be determined in accordance with the Company’s stock-based compensation policy.

As of September 30, 2025, the Company has issued stock options to Executives, an employee, Directors and a contractor of the Company with options reserved in the Stock Incentive Plan to purchase a total of 1,950,000 shares of Common Stock. Please refer to the Stock Options section below.

Underwriter Warrants

Pursuant to the underwriting agreement, the Company issued to the underwriters on the closing date of the IPO (the “Closing Date”), warrants (the “Underwriter Warrants”) to purchase an aggregate of 44,250 shares of the Company’s common stock, representing 3% of the shares issued on the Closing Date. The Underwriter Warrants will be exercisable, in whole or in part, commencing on September 3, 2025, and expiring on September 9, 2029, at an initial exercise price per share of common stock of $4.00, which is equal to 100% of the offering price. No warrants have been exercised as of September 30, 2025.

The Underwriter Warrants are classified as equity instruments in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The warrants are considered indexed to the Company’s own stock and meet the equity classification criteria under GAAP.

The fair value of the underwriter warrants was estimated using the Black-Scholes option pricing model, a Level 3 measurement, with the following assumptions:

•	Stock Price:	$4.30
•	Risk-free interest rate:	4.00%
•	Expected term:	4.5 years
•	Expected volatility:	87.00%
•	Dividend yield:	0%

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

The estimated fair value of the Underwriter Warrants on the grant date was approximately $2.96 per share for a total value of $130,980 which was accounted for as a cost of issuing equity, in offering costs. Accordingly, it has been recorded as a reduction to the additional paid-in capital in the statement of stockholders’ equity (deficit), in accordance with SEC Staff Accounting Bulletin Topic 5.A.

The Company does not have liability classified warrants.

Stock Options

During the nine months ended September 30, 2025, the Company issued stock options (“Options”) to Executives, an employee, Directors and a contractor of the Company to purchase a total of 1,950,000 shares of Common Stock. Vesting terms extend from three to four years, with some of the Options vesting immediately. As of September 30, 2025, 968,504 Options had vested. The Options carry strike prices ranging from $0.576 to $1.00. Stock options issued to purchase 1,052,888 shares of Common Stock were issued with a strike price that was at the money (“at-the-money options”) and the remaining stock options to purchase 897,112 shares of Common Stock were issued with a strike price that was out of the money (“out-of-the-money options”). The Company uses the “simplified method” to estimate the expected term for stock options that have exercise prices issued at-the-money, consistent with SEC Staff Accounting Bulletin Topic 14, and uses the Black-Scholes option pricing model to determine the fair value of these stock options. For stock options with exercise prices at issuance that are out-of-the-money, the Company uses a Binomial Lattice model, which incorporates assumptions about future exercise behavior and potential changes in stock price over the life of the award.

The Options are classified as equity instruments and accounted for in accordance with ASC 718, “Compensation — Stock Compensation”.

The fair value of the at-the-money options was estimated using the Black-Scholes option pricing model, a Level 3 measurement, with the following assumptions:

•	Stock Price:	$0.57 – $0.84
•	Risk-free interest rate:	3.84% – 4%
•	Expected term:	5.13 – 5.75 years
•	Expected volatility:	83.6% – 84.5%
•	Dividend yield:	0%

The fair value of the out-of-the-money options was estimated using the Binomial Lattice option pricing model, a Level 3 measurement, with the following assumptions:

•	Stock Price:	$0.73
•	Risk-free interest rate:	4.39%
•	Expected term:	10 years
•	Expected volatility:	82.4%
•	Dividend yield:	0%
•	Exercise Multiple to Strike Price:	2.2x
•	Derived Service Period:	7.35 years

The estimated fair values of the Options on the grant dates were within a range of $0.38 and $0.60 per share for a total value of $830,477. The Company recognized stock-based compensation of $426,173 and $161,845 for the vested Options for employees, which was classified as stock-based compensation for the nine and three months ended September 30, 2025, respectively. The Company recognized stock-based compensation of $146,467 and $140,224 for the vested Options for non-employees in connection with legal and professional expenses for the nine and three months ended September 30, 2025, respectively.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

The following is an analysis of BHHI stock options issued as compensation:

	Nonvested Shares	Weighted Average Exercise Price
Nonvested shares, December 31, 2024	—	$—
Granted	—	$—
Vested	—	$—
Forfeited	—	$—
Nonvested shares, March 31, 2025	—	$—
Granted	1,052,888	$0.65
Vested	(436,833)	$0.62
Forfeited	—	$—
Nonvested shares, June 30, 2025	616,055	$0.68
Granted	897,112	$1.00
Vested	(975,954)	$0.98
Forfeited	—	$—
Nonvested shares, September 30, 2025	537,213	$0.68

Stock Issuances

In March of 2024, the Company sold 29,094 shares of BHHI Common Stock for total proceeds of $100,000. These were issued during May of 2024 and, therefore, issued and outstanding as of September 30, 2024.

During the nine months ended September 30, 2024, the Company incurred an additional $5,000 in costs connected with the offering of equity securities. During the three months ended September 30, 2024, no additional offering costs were incurred. The balance of offering costs was $312,296 at September 30, 2024. These amounts were netted against the additional paid in capital balances in each year presented on the consolidated balance sheets.

During the nine months ended September 30, 2024, the Company issued shares payable to vendors and contractors and shares in connection with the issuance of convertible debt securities, which were designated as equity kicker shares, and made up the balance of shares payable in prior periods. A total of 135,911 shares of common stock were issued and outstanding with a total value of $351,405. During the three months ended September 30, 2024, no additional shares payable to vendors and contractors and shares in connection with the issuance of convertible debt securities, which were designated as equity kicker shares, were issued. Further, the Company received and retired 208,010 shares of common stock from previous shareholders with a total value of $576.

On November 13, 2024, the Company entered into a MSA with Artemis to develop software for the Company and provide certain services. Please refer to Note 4. As of September 30, 2025, 312,500 of the shares have been released from the lock-up provisions. The Company has recognized the par value of the shares, equaling $125, as an increase to Common Stock and other assets as of December 31, 2024. On March 7, 2025, the services per the SaaS Agreement and MSA began and the Company began recognizing compensation expenses as services were provided.

During the nine and three months ended September 30, 2025, $312,500 and $0, respectively, was recognized as capitalized implementation costs, in connection with the software development services in the MSA with Artemis, as the value for the services that were completed as of period end. Amortization of the capitalized implementation costs to software expense has not commenced as of September 30, 2025. A total of $159,091 and $0 was also recognized as software expense, in connection with the services and maintenance services in the MSA with Artemis and the SaaS with EVEMeta, as the value for the services that were completed during the nine and three months ended September 30, 2025, respectively. Please refer to Note 2 and Note 4 for further detail on these technology purchase agreements.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

In December of 2024, the Company sold 6,250 shares of common stock for total cash proceeds of $25,000 to the Company’s current CFO, Chetan Jindal. The shares of common stock are to be issued immediately after the consummation of the IPO, in accordance with the subscription agreement. These shares were issued in April.

In March of 2025, the Company’s Board of Directors issued their unanimous consent to issue shares in connection with several transactions and the Company issued those shares. The Company authorized and issued 56 shares of common stock owed in January of 2025. The issuance of these shares did not have an impact on the balance in equity.

In March of 2025, the Company authorized and issued 82,096 shares of Common Stock due to the conversion of each share of preferred stock to one share of Common Stock as a result of the IPO.

In accordance with the Marketing agreement detailed in Note 4, $200,000 worth of the Company’s Common Stock, priced at the Company’s IPO price of $4.00 per share became due within ten business days of the Listing Date. The Company issued the shares, totaling 50,000 shares, in April of 2025, subsequent to the due date of March 20, 2025.

In April of 2025, the Company also issued 1,875 shares of Common Stock in repayment of accrued interest of $7,500, subsequent to the maturity date of February 15, 2025.

Restricted Stock Agreements

BHI, and therefore the Company, entered into Restricted Stock Purchase Agreements (“RSPA”) with various employees and advisors. The share exchanges that occurred during 2021 and 2022 have an effect on the number of restricted shares that are vested and unvested as of the end of each respective reporting period.

During the year ended December 31, 2020, BHI also entered into various RSPAs with an employee and two advisers, pursuant to which BHI sold 225,000 shares of restricted common stock in BHI at par value of $0.0001 per share for cash proceeds of $22. The restricted stock vests at varying rates. As of September 30, 2025, the Company wrote off the $22 recorded as contra equity on the December 31, 2024 condensed consolidated balance sheets as this amount was deemed uncollectable. As of September 30, 2025 and 2024, 61,880 and 61,594 shares of common stock were considered vested, respectively, and the Company recognized stock-based compensation expense of $0 and $9,505 for the restricted shares that vested during the nine months ended September 30, 2025 and 2024, respectively. The Company recognized stock-based compensation expense of $0 and $2,474 for the restricted shares that vested during the three months ended September 30, 2025 and 2024, respectively. All shares were fully vested as of December 31, 2024, and no unamortized stock compensation remained.

On February 10, 2022, the Company issued a restricted stock award to its outside legal counsel for 279,129 shares of common stock. The restricted stock vests 25% immediately and 25% over the next three years at each anniversary. As of September 30, 2025 and 2024, 261,684 and 191,901 shares of common stock were considered vested, and the Company recognized stock-based compensation expense of $127,500 for the restricted shares that vested during each nine-month period ended September 30, 2025 and 2024, respectively. The Company recognized stock-based compensation expense of $42,500 for the restricted shares that vested during each three-month period ended September 30, 2025 and 2024, respectively. As of September 30, 2025, unamortized stock compensation of $42,500 remained.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

The following is an analysis of BHI and BHHI shares of Common Stock issued as compensation subsequent to the US Reorganization and presented entirely as BHHI Common Stock:

	Nonvested Shares	Weighted Average Fair Value
Nonvested shares, December 31, 2024	69,782	$2.44
Granted	—	$—
Vested	(17,446)	$2.44
Forfeited	—	$—
Nonvested shares, March 31, 2025	52,336	$2.44
Granted	—	$—
Vested	(17,446)	$2.44
Forfeited	—	$—
Nonvested shares, June 30, 2025	34,890	$2.44
Granted	450,000	$1.06
Vested	(467,446)	$1.04
Forfeited	—	$—
Nonvested shares, September 30, 2025	17,444	$2.44

Private Investment into Public Entity (PIPE)

On July 24, 2025, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with twelve accredited investors (the “Investors”) for a private investment in public equity (the “PIPE Offering”) of 15,000 shares of its Series B Preferred Stock, par value $0.0001 per share convertible into 15,923,567 shares of Common Stock, par value $0.0001 per share, at a conversion price of $0.942 per share of Series B Preferred Stock, and an aggregate of 15,923,567 warrants (the “PIPE Warrants”) to acquire up to 15,923,567 shares of Common Stock. The purchase price of the securities was $1,000 per share of Series B Preferred Stock and accompanying 1,061.5711 PIPE Warrants to acquire up to 1,061.5711 shares of Common Stock, subject to beneficial ownership limitations. The PIPE Warrants issued in the PIPE Offering are exercisable immediately upon issuance at an exercise price of $0.817 per share and will expire five years from the date of issuance. No PIPE Warrants were exercised as of September 30, 2025.

The PIPE Offering closed on July 30, 2025, with aggregate gross proceeds totaling $15 million, before placement agent fees and other expenses which were directly deducted from the proceeds totaling $1,321,205. In addition to the fees directly deducted from the proceeds, the Company incurred an additional fee of $635,000, discussed further below, and other fees totaling $8,500 for total offering costs of $1,964,705. The Company intends to use the proceeds from the PIPE Offering for general corporate and working capital purposes.

The exercise price and number of shares of Common Stock issuable upon exercise of the PIPE Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and the exercise price. Subject to limited exceptions, the Investors may not exercise any portion of the PIPE Warrants to the extent that the Investors would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the outstanding Common Stock after exercise. In the event of certain fundamental transactions, the holder of the PIPE Warrants will have the right to receive the Black Scholes Value (as defined in the PIPE Warrants) of its PIPE Warrants calculated pursuant to a formula set forth in the PIPE Warrants, payable in cash. There is no trading market available for the PIPE Warrants on any securities exchange or nationally recognized trading system. The Company does not intend to list the PIPE Warrants on any securities exchange or nationally recognized trading system.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

Revere Securities, LLC acted as placement agent (the “Placement Agent”) in connection with the PIPE Offering, pursuant to that certain Placement Agent Agreement, dated as of July 24, 2025, between the Company and the Placement Agent, pursuant to which the Company paid the Placement Agent a total of $1,171,205 in fees, which were recognized as offering costs and included in the above $1,964,705 amount. Additionally, a total of 1,057,543 warrants were issued to the Placement Agent (the “Placement Agent Warrants”) to acquire up to 1,057,543 shares of Common Stock at an exercise price of $0.942 per share and will expire five years from the date of issuance. These warrants were valued using a Black-Scholes model calculation and were determined to have a fair value of $791,194, all of which were recognized as offering costs. No Placement Agent Warrants were exercised as of September 30, 2025.

In connection with the PIPE Offering and as a pre-condition to effecting the PIPE Offering through Revere Securities, LLC, the Company entered into an agreement to terminate its exclusive engagement with H.C. Wainwright & Co., LLC for professional services allowing the Company to proceed with the PIPE Offering. As consideration for the termination, the Company issued 536,093 warrants (the “H.C. Wainwright Warrants”) to acquire up to 536,093 shares of Common Stock at an exercise price of $1.884 per share, which will expire five years from the date of issuance. These warrants were valued using a Black-Scholes model calculation and were determined to have a fair value of $315,195, which was recognized as offering costs. Additionally, a cash payment of $635,000 was made, which was recognized as offering costs and included in the above $1,964,705 amount. No H.C. Wainwright Warrants were exercised as of September 30, 2025.

The fair value of the PIPE Warrants, Placement Agent Warrants and H.C. Wainwright Warrants was estimated using the Black-Scholes option pricing model, a Level 3 measurement, with the following assumptions:

•	Stock Price:	$1.130
•	Risk-free interest rate:	3.92%
•	Expected term:	5 years
•	Expected volatility:	73.2%
•	Dividend yield:	0%

The estimated fair values of the warrants on the grant dates were within a range of $0.59 and $ 0.78 per share for a total value of $13,498,967. The Company recognized the fair value of the Placement Agent Warrants and the H.C. Wainwright Warrants as offering costs in connection with the PIPE Offering, totaling $1,106,389 for the nine and three months ended September 30, 2025. The fair values attributed to the PIPE Warrants of $12,392,578 and the Series B Preferred Stock of $19,108,280 were used to bifurcate the PIPE Offering proceeds using the relative fair value method and resulted in an allocation of the proceeds of the PIPE Offering as $9,098,933 and $5,901,067 to the Series B Preferred Stock and PIPE Warrants, respectively, before deducting offering costs.

During the period from October 1, 2025 to November 12, 2025, holders of the Series B Preferred Stock converted a total of 6,902 shares into 7,327,378 shares of Common Stock. Further, during this period, a total of 1,598,843 PIPE Warrants were exercised at $0.817 per warrant for total proceeds of $1,306,255.

Common Stock Awards — PIPE

During the nine and three months ended September 30, 2025, the Company made two grants for 300,000 and 150,000 totaling 450,000 shares of fully vested Common Stock awards in exchange for legal and professional services, which are incremental costs in connection with the PIPE Offering and recognized as offering costs. The fair value of these shares at the date of grant was $0.73 and $1.72, respectively, and this resulted in fair values of $220,200 and $258,000, respectively, for a total cost of $478,200. The grant for 300,000 shares were not yet issued as of September 30, 2025. As a result, the fair value of those shares, $220,200, is recorded as shares payable.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5 — STOCKHOLDERS’ EQUITY (cont.)

Par Value Adjustment — Common Stock

During the three months ended September 30, 2025, the Company recorded a reclassification within stockholders’ equity (deficit) to correct the allocation between Common Stock and Additional Paid-In Capital. This adjustment ensured that the Common Stock account reflects the number of shares issued and outstanding multiplied by the par value. Following this reclassification, the ending balance of Common Stock was $1,097 as of September 30, 2025.

NOTE 6 — DEBT

Convertible Debt

The Company issued convertible debt during 2022 through May of 2024 under its initial round of convertible debt. The balance of convertible debt as of December 31, 2024 was $5,722,511 in outstanding principal and no remaining unamortized debt issuance costs and debt discount. As of December 31, 2024, accrued interest for the notes totaled $888,894.

During 2024, the Company issued convertible debt in the form of original issue discount convertible promissory notes. These notes provide investors with a 20% discount on their investment amount. To determine the principal amount of the notes, the investment amount is divided by 0.80, reflecting that 20% original issue discount. Concurrent with the issue and sale of the notes, each holder was entitled to receive a number of shares of the Company’s Common Stock, par value $0.0001 per share equal to: (i) in the case of a holder that is a Lead Investor, the quotient resulting when 20% of the Holder’s purchase price is divided by a price per share equal to the Valuation Cap divided by the Company Capitalization, (ii) In the case of all other holders, the quotient resulting when 5% of the Holder’s purchase price is divided by a price per share equal to the Valuation Cap divided by the Company Capitalization. The purchase price means the product of the principal amount of the note multiplied by 0.80. The Valuation Cap is set at $20,000,000 and the Company Capitalization means the sum of all equity securities (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding the notes and all equity securities reserved and available for future grant under any equity incentive or similar plan of the Company.

During the nine and three months ended September 30, 2024, the Company extended the maturity date of the debt and incurred an additional $997,253 and $0 in principal due to extension fees. During the nine and three months ended September 30, 2024, the Company also raised a total of $158,424 and $0, respectively, in additional operating capital through the issuance of additional original issue discount convertible promissory notes, all of which carry the same terms as all other issued convertible debt. The issuance of these notes resulted in an additional debt discount totaling $39,606 for a total principal amount of $198,030 during the nine months ended September 30, 2024. In addition, note holders were entitled to 2,302 shares of common stock and with a share fair market value between $2.42 and $3.46 for a total additional debt discount and share payable of $6,819 and $0 during the nine and three months ended September 30, 2024, respectively. The Company recorded $46,410 and $0 in amortization of debt discount to interest expense on the condensed consolidated statements of operations and comprehensive income (loss) for the nine and three months ended September 30, 2024. The Company also incurred an additional $381,535 and $144,239 in accrued interest during the nine and three months ended September 30, 2024, respectively.

In connection with the completion of the IPO on March 7, 2025, which was deemed a qualifying financing event, the Company converted the total balance due to all holders of the original issue discount convertible promissory notes. The actual date of conversion of the notes was completed on March 6, 2025. The total amount that was converted was $6,611,405, which was the total principal of $5,722,511 and accrued interest of $888,894 as of December 31, 2024. These were converted into a total of 1,912,176 shares of the Company’s common stock. An additional accrual of interest through the date of the IPO, March 7, 2025, was recorded as of March 7, 2025 for $103,101 and this balance is included as a share payable since it was convertible to shares of common stock totaling 29,660 as of the date of IPO. In April of 2025, 29,305 of these shares were issued, representing an increase of $101,867 for an updated total converted

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6 — DEBT (cont.)

amount of $6,713,272 for the nine months ended September 30, 2025. The remaining 355 shares are pending to be issued and the balance of the accrued interest for the shares that were not yet issued, $1,234, is recorded as a share payable balance until issued.

Notes Payable

In June of 2024, the Company received a loan in the amount of $12,198 which was payable in the foreign currency of Great British Pounds. This loan had no maturity date or interest rate assigned to the loan. It was also unsecured and there were no assets pledged on the loan. This loan was revalued at December 31, 2024 and had a principal balance of $12,900. During the nine months ended September 30, 2025, a gain on foreign currency exchange was recognized for $424 on the revaluation of the loan. This loan was repaid in March of 2025 as part of a confidential release and final agreement, detailed below.

During August and September of 2024, the Company raised $280,000 in short-term loans that are expected to be repaid within a year, although a maturity date is not specified. These loans have a 100% interest fee that is due at the date of repayment and an additional 100% fee in shares of the Company’s Common Stock issued at the current fair market value, which was $1.41 at the dates of the loans. In September of 2024, the Company issued 198,454 shares of Common Stock in full payment of the $280,000 amount that was payable in shares of the Company. In the same period, the Company repaid $25,000 of the short-term loans along with the corresponding $25,000 interest fee. These loans resulted in a total interest expense of $560,000 that was recognized during the nine and three months ended September 30, 2024. A total principal balance of $255,000 and accrued interest of $255,000 remained outstanding as of December 31, 2024. The Company repaid $175,000 of the principal amount along with $175,000 of the accrued interest amount as part of a confidential release and final agreement, detailed below. The remaining $80,000 in principal and $80,000 in interest, was repaid in April of 2025, as detailed below, in connection with a loan repayment agreement that was entered into with a shareholder of the Company on April 2, 2025.

In November of 2024, the Company raised $30,000 from a short-term loan which carried a 100% interest fee. In addition, the Company requested from the underwriter that they unlock 24,500 shares of common stock currently owned by the lender to be available as freely floating, publicly tradable shares. A total principal balance of $30,000 and accrued interest of $30,000 remained outstanding as of December 31, 2024. The noteholder agreed to be repaid a total of $29,223 for the principal amount and $29,223 for the accrued interest on the loan. This resulted in a gain on debt extinguishment of $1,554. The final payment was made on April 1, 2025.

The Company entered into a loan agreement with one of its shareholders on February 5, 2025 for an amount totaling $9,314 and agreed to pay an interest fee of 200% of the principal loan and an additional 100% in common stock once the Company became a public company. In addition, this shareholder made an additional loan of $6,186 to the Company on February 10, 2025. The additional loan was not subject to a loan agreement and did not carry any written terms. The Company became a public company on March 6, 2025. On April 2, 2025, the shareholder and the Company agreed on repayment terms for those two loans and a pre-existing loan from August of 2024 (see above) that was owed to this shareholder together with all accrued interest. The total repayment was $206,617 and it included $95,500 in principal and $111,117 in interest. The total principal amount includes the $15,500 loans from February 2025 and the remaining $80,000 in principal and $80,000 in interest from a loan which was made to the Company during August of 2024. The final payment was made in April of 2025.

Confidential Release and Final Agreement

From January through March of 2025, the Company borrowed money from shareholders of the Company to pay for expenses in connection with the IPO. Total proceeds of $86,150 were received by the Company and these borrowed funds did not have a loan agreement or loan terms. These shareholders also had notes payable made to the Company during 2024, which are part of the notes payable disclosed in Note 6 totaling $187,900 in principal as of December 31, 2024.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6 — DEBT (cont.)

In March of 2025, the Company entered into a confidential release and final agreement to settle all loan amounts and interest payable to these shareholders with a total payment of $650,000. The agreement also supersedes all prior loan agreements and settles any future claims for any reason and no longer requires the payment of any shares of equity. The total loans that were paid had a principal amount of $273,626 and accrued interest of $175,000. The Company recognized an additional $201,374 in interest expense. Payment of the settlement amount was made on March 31, 2025.

Convertible Debt — December 2024

In December of 2024, the Company raised $25,000 from a short-term convertible promissory note which is unrelated to the previously issued convertible debt through May of 2024 and carries different terms. This note has a 30% original issue discount that constitutes the interest due on the loan and was added to the principal balance, a payment in equity kicker shares of the Company’s common stock having a combined value equaling 30% of the principal amount and a maturity date of February 15, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s anticipated price per share at the IPO, which was at $4. The original issue discount and the equity kicker shares had values of $7,500 each for a total discount on debt of $15,000. During 2024, the Company recognized $4,219 in amortization of debt discount on the condensed consolidated statements of operations and comprehensive income (loss). The issuance of this loan resulted in an additional 1,875 shares of common stock becoming due and were not issued as of December 31, 2024. As such, it resulted in an increase of $7,500 to the shares payable balance during the year ended December 31, 2024. A total principal balance of $32,500 and unamortized debt discount of $10,781 was outstanding as of December 31, 2024. The Company amortized the remaining debt discount amount of $10,781 to interest expense during the nine months ended September 30, 2025. No amortization was recorded during the three months ended September 30, 2025.

Loan repayment options included the proceeds of the Company’s IPO, which occurred on March 6, 2025 and was the earliest of all other options. The lender had the option to convert the debt into shares of the Company’s common stock but, instead, the repayment of the loan principal of $25,000 and accrued interest of $7,500 was completed in March of 2025. The 1,875 shares were issued in April of 2025, subsequent to the maturity date of February 15, 2025, and were no longer included in the shares payable balance as of September 30, 2025.

In March of 2025, the Company raised an additional $150,000 from two short-term promissory notes which have a 30% original issue discount that constitutes the interest due on the loan and was added to the principal balance, a payment in equity kicker shares of the Company’s common stock having a combined value equaling 30% of the principal amount and a maturity date of April 10, 2025. The number of the shares subject to the equity kicker were calculated based on the Company’s anticipated price per share at the IPO, which was at $4. The original issue discount and the equity kicker shares had values of $45,000 each for a total discount on debt of $90,000. The issuance of this loan resulted in an additional 11,250 shares of common stock becoming due. As such, it resulted in an increase of $45,000 to the shares payable balance during 2025. The Company repaid the total loan principal of $150,000 and accrued interest of $45,000 in March of 2025. The shares in connection with the share payable amount of $45,000 were issued in April of 2025 and were no longer included in the shares payable balance as of September 30, 2025. The Company amortized the $90,000 debt discount amount to interest expense during the nine months ended September 30, 2025.

NOTE 7 — REVENUE RECOGNITION

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue from contracts with Customers”.

The Company generates revenues from advertising, sponsorship and league tournaments, and through the operation of its live streaming platform using a revenue model whereby gamers and creators can get free access to certain live streaming of amateur tournaments, and gamers and creators pay fees or subscriptions to compete in league competitions. The Company enters into contracts which may include combinations of products, support and professional services, which may be accounted for as separate performance obligations with differing revenue recognition patterns.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7 — REVENUE RECOGNITION (cont.)

At the end of September 30, 2025 and December 31, 2024, the Company did not have any contract assets or liabilities arising from contracts with customers. This was due to the fact that all service agreements for tournaments were entered into and completed in the same period.

Performance Obligations

The Company earns the majority of its revenue from hosting video gaming tournaments. The main performance obligation has been organizing and executing these tournaments. There are many different deliverables that are noted or implied in these contracts with customers including but not limited to, planning the event, identifying vendors and locations, completing administrative tasks, managing the event staff, coordinating the tournaments, and executing sponsorship advertisement. Contracts vary in length and extent of deliverables. Some tournaments are single events, while others require the Company to have qualifiers leading up to a championship event. In the case of contracts for longer tournament deliverables, the Company has identified each qualifier and each championship event as performance obligations. For single event contracts, the performance obligation is the execution of the event. These performance obligations are met once the tournaments are hosted and completed.

In the case of revenue earned from the Twitch Affiliate Program, the Company’s performance obligations is to create content and maintain a channel to which (i) customers can subscribe, (ii) ads can be played to viewers by Twitch to generate revenue and (iii) customers can use bits. These performance obligations are monitored by Twitch and the Company receives the revenue from those obligations. On a monthly basis, the Company receives from Twitch its respective portion of the revenue generated by its content. This source of revenue is insignificant and not a main source of income for the Company.

Judgments and Estimates

The Company’s contracts include commitments to transfer tournament hosting and a gaming community platform service that customers can subscribe to. Judgment is required to allocate the transaction price to each performance obligation. The Company has carefully evaluated the timing of when the completion of performance obligations occurs for tournament hosting revenue and has determined that it occurs at the point in time in which the event has been completed. For single event tournaments, the Company determines the transaction price to be the contracted amount and allocates that price to the single performance obligation. In the case of tournaments with multiple events and performance obligations, the Company evaluates the magnitude of the performance obligations to make an estimate of the allocation of the transaction price (total contract amount) to the multiple performance obligations. It is the Company’s judgment that the transaction price for multiple event tournaments is allocated evenly throughout each of the total qualifier and championship match events. The reasoning is because at each event, there is no distinguishable difference in the amount of advertising and/or other obligations that are performed and thus, service that is provided for the customer.

In the case of subscription revenue, which is recognized over time, the Company has determined that the revenue is earned ratably over the period of the subscription. Revenue is recognized evenly over the subscription period because there is no discernable difference in the amount of service that is provided in each of the days within the subscription period.

Costs to Obtain or Fulfill a Contract

The revenue recognition standard requires the capitalization of certain incremental costs of obtaining a contract. These typically are represented by commission expenses. Prior to the Company’s adoption of the new revenue standard, commission expenses would be recognized in the period incurred. Under the revenue recognition standard, the Company is required to recognize these expenses over the period of benefit associated with these costs. This results in a deferral of certain commission expenses each period. There were no deferred commissions related to contracts that were or were not completed prior to September 30, 2025 and December 31, 2024. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if the benefit of those costs is expected to be longer than one year.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8 — SEGMENT REPORTING

The Company and its subsidiaries manage its business activities on a consolidated basis and operate as a single operating segment (the “Gaming” segment). The Company is a vertically integrated social network for college gaming and its mission is to create a community which empowers gamers, streamers, and fans to interact with one another. The Company’s platform, which focuses on building a centralized gaming experience for non-professional college gamers and their fans, achieves this by allowing college students to compete against one another, support their favorite gamers and teams, and win prizes. The accounting policies of the Gaming segment are the same as those described in Note 2 — Summary of Significant Accounting Policies of our Annual Report on Form 10-K for the year ended December 31, 2024.

The Company’s CODM is our Chief Executive Officer, Lavell Juan Malloy, II. The CODM uses net income (loss), as reported on our condensed consolidated statements of operations and comprehensive income (loss), in evaluating performance of the Gaming segment and determining how to allocate resources of the Company as a whole. The CODM does not review assets in evaluating the results of the Gaming segment, and therefore, such information is not presented.

The following table provides the operating financial results of our Gaming segment:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2025	2024	2025	2024
Total Revenue	$—	$55	$—	$—
Less: Significant and Other Segment Expenses
Cost of Sales	—	464	—	—
Advertising and Marketing	475,972	160,478	182,216	160,270
Legal and Professional	843,712	486,262	374,943	224,510
Selling, General and Administrative	1,595,027	457,362	713,415	113,566
Software Expense	240,215	—	14,880	—
Software Development	1,621	18,955	457	6,118
Stock-Based Compensation	700,140	137,006	344,569	44,974
Interest Expense and Amortization of Debt Discount	438,709	1,985,213	—	704,239
Other Income	(162,441)	(245,269)	(91,131)	(244,235)
Other Expenses	46,405	—	—	—
Other Expense – Stock-Based Compensation Liability	133,331	—	—	—
Foreign Currency Loss	(437)	766	14	616
Net Unrealized Gain on Equity Securities	(4,080,000)	—	(4,080,000)	—
Provision for Income Taxes	—	—	—	—
Segment Net Income (Loss)	$(232,254)	$(3,001,182)	$2,540,636	$(1,010,058)

NOTE 9 — FAIR VALUE MEASUREMENTS

Cloud Computing Arrangements — Technology Purchase Agreements

In accordance with ASC 820, “Fair Value Measurements and Disclosures”, the Company uses various inputs to measure the fair value of its stock-based compensation liability resulting from the cash-settled written put options related to the MSA with Artemis and the SaaS with EVEMeta on a recurring basis to determine the fair value of these liabilities. The Company determines the fair value of the stock-based compensation liability using a Monte Carlo simulation.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

Further, as of May 12, 2025, the Company completed a fair value measurement for the cash settlement provision of its agreements with Artemis and EVEMeta, the liability classified award, using a Monte Carlo simulation model as a result of the amendment of the agreements and determined a total fair value measurement of $2,942,136. The Company recognized a stock-based compensation liability from the total fair value only to the extent in which services were provided to the Company through the amendment date, which resulted in partial recognition and was an estimate by the Company as of period end. This resulted in the recognition of a stock-based compensation liability of $116,669 as of May 12, 2025, of which $72,277 was recognized as an increase during the period April 1, 2025 to May 12, 2025 to the existing stock-based compensation liability of $44,392 as of March 31, 2025. Of the total of $72,277, $41,331 was capitalized to capitalized implementation costs and $30,946 was expensed as a software expense. These amounts did not have an impact on the balance of the Company’s stockholders’ equity. Lastly, as a result of the amendment, the stock-based compensation liability was settled and no longer exists as of May 12, 2025. Please refer to Note 2 for further details on the modification and settlement of the stock-based compensation liability.

The following table presents changes in Level 3 liabilities measured at fair value for the nine months ended September 30, 2025. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category.

Stock-Based Compensation Liability
Balance as of December 31, 2024	$—
Change in fair value – Capitalized Implementation Costs	35,340
Change in fair value – Software Expense	9,052
Balance as of March 31, 2025	$44,392
Change in fair value – Capitalized Implementation Costs	41,331
Change in fair value – Software Expense	30,946
Settlement of Stock-Based Compensation Liability	(116,669)
Balance as of June 30, 2025	$—
Balance as of September 30, 2025	$—

The key inputs for the Monte Carlo simulation for the stock-based compensation liability as of May 12, 2025 were as follows:

Stock-Based Compensation Liability: Key Valuation Inputs*
Valuation Date Stock Price	$0.59
Volatility	102%
Risk-Free Rate	4.08%
Credit Risk Adjusted Rate	13.90%
Time period (years)	—

____________

*        The valuation was based on a Monte Carlo simulation analysis of 100,000 iterations.

Private Investment into Public Entity (PIPE)

On July 24, 2025, the Company entered into a Securities Purchase Agreement with investors for the PIPE Offering of 15,000 shares of its Series B Preferred Stock and an aggregate of 15,923,567 PIPE Warrants to acquire up to 15,923,567 shares of Common Stock. The PIPE Offering closed on July 30, 2025. Additionally, the Company issued a total of 1,057,543 Placement Agent Warrants to acquire up to 1,057,543 shares of Common Stock at an exercise price of $0.942 per share, and 536,093 H.C. Wainwright Warrants to acquire up to 536,093 shares of Common Stock at an exercise price of $1.884 per share.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

The fair value of the PIPE Warrants, Placement Agent Warrants and H.C. Wainwright Warrants was estimated using the Black-Scholes option pricing model, a Level 3 measurement. Please refer to the PIPE section in Note 5.

Pre-Funded Warrants

On September 2, 2025, the Company invested $4,000,000 in Pre-Funded Warrants of CleanCore Solutions, Inc. with a purchase price of $1 per warrant. The exercise price of the warrants is $0.0001 per share and each warrant is for one share of Class B Common Stock of CleanCore Solutions, Inc., a publicly traded company. The investment is accounted for as an equity security under ASC 321, Investments — Equity Securities, and is measured at the fair value of the consideration that was transferred, which was $4,000,000 in cash, with changes in fair value recognized in earnings. As of September 30, 2025, the investment had a carrying value of $8,080,000, based on the quoted market price of CleanCore’s Class B Common Stock on the NYSE American Exchange, a Level 1 measurement. Please refer to Notes 1 and 10.

The following table classifies the Company’s assets and liabilities measured at fair value on a recurring basis into the fair value hierarchy as of September 30, 2025 and December 31, 2024:

	September 30, 2025
	Fair Value	Level 1	Level 2	Level 3
Investment in Equity Securities	$8,080,000	$8,080,000	$—	$—
December 31, 2024
	Fair Value	Level 1	Level 2	Level 3
Investment in Equity Securities	$—	$—	$—	$—

NOTE 10 — INVESTMENTS

In September 2025, the Company entered into a Securities Purchase Agreement with CleanCore Solutions, Inc. (“CleanCore”), a Nevada corporation, to invest in Pre-Funded Warrants representing the right to acquire shares of CleanCore’s Class B Common Stock at a nominal exercise price of $0.0001 per share. The Company purchased 4,000,000 warrant shares at a price of $1.00 for a total investment of $4,000,000 in cash.

The Pre-Funded Warrants were fully funded upon issuance and exercised on November 10, 2025 at a nominal exercise price for CleanCore’s Class B Common Stock, following the completion of all required corporate approvals, including an amendment to CleanCore’s articles of incorporation authorizing additional shares. The Warrants are non-redeemable and economically equivalent to shares of common stock, with a beneficial ownership limitation of 4.99% (or 9.99% upon election). Please refer to Note 11.

The investment is accounted for as an equity security under ASC 321, Investments — Equity Securities, and is measured at the fair value of the consideration that was transferred, with changes in fair value recognized in earnings. As of September 30, 2025, the investment had a carrying value of $8,080,000, based on the quoted market price of CleanCore’s Class B Common Stock on the NYSE American Exchange, a Level 1 measurement. A net unrealized gain on equity securities was recognized for $4,080,000 during the nine and three months ended September 30, 2025.

NOTE 11 — SUBSEQUENT EVENTS

The Company has evaluated events and transactions subsequent to September 30, 2025 through the date these condensed consolidated financial statements were included on Form 10-Q and filed with the SEC. Other than the matters described below, there are no additional subsequent events identified that would require disclosure in the condensed consolidated financial statements.

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 11 — SUBSEQUENT EVENTS (cont.)

The Merger Agreement

The Company entered into a Merger Agreement dated as of October 12, 2025, by and among the Company, House of Doge, and the Merger Sub. The Merger Agreement and the transactions contemplated thereby were unanimously approved by the respective boards of directors of both Brag House and House of Doge. Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth therein, among other things, House of Doge will merge (the “Merger”) with and into Merger Sub, with House of Doge continuing as the surviving entity and a wholly owned subsidiary of the Company.

In exchange for the outstanding shares of the House of Doge’s common stock and outstanding restricted stock units (“RSUs”), Brag House will issue shares of its common stock and a new class of preferred stock (that will be convertible into shares of common stock) and RSUs constituting an aggregate of approximately 663,250,176 shares of its common stock, on a fully diluted basis, to House of Doge’s shareholders and RSU holders, provided that any shares of its common stock that House of Doge issues to non-affiliates in arms-length commercial business transactions it negotiates in good faith in the ordinary course of business prior to the effective time of the Merger (the “Effective Time”) will also be exchanged in the Merger and, therefore, cause the number of shares of common stock that Brag House issues in the Merger to proportionately increase. House of Doge will also issue 9,000,000 shares of its common stock to Lavell Juan Malloy, II, Brag House’s CEO, and certain other individuals or representatives of Brag House to be identified by Brag House (the “Purchaser Representatives”) prior to the closing (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Transactions”). Upon consummation of the Merger, House of Doge will become the majority shareholder of Brag House. Following the Merger, Brag House’s common stock shall continue to be listed on The Nasdaq Stock Market LLC (“Nasdaq”) and Brag House will be renamed “House of Doge Inc.”

On November 26, 2025, the Company amended the Merger Agreement to revise certain provisions of the agreement.

Yorkville Facility

Yorkville Purchase Agreement

On December 4, 2025, Brag House, House of Doge and YA II PN, LTD., a Cayman Islands exempted limited partnership (“Yorkville”) entered into an equity purchase agreement by and among Brag House, House of Doge, and Yorkville dated December 4, 2025 (the “Yorkville Purchase Agreement”), whereby Brag House has the right, but not the obligation, to sell to Yorkville, and Yorkville is obligated to purchase from Brag House, up to $100.0 million in Brag House Common Stock, or the lesser of (x) $100.0 million in aggregate gross purchase price of newly issued shares of Brag House common stock (the “Equity Line Securities”) and (y) 3,957,838 shares (the “Yorkville Exchange Cap”), provided that the Yorkville Exchange Cap shall not apply to any shares sold to Yorkville at or above the Base Price. Sales of shares of Brag House Common Stock to Yorkville under the Yorkville Purchase Agreement, and the timing of any such sales, will be determined by Brag House from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Brag House Common Stock, and determinations by Brag House about the use of proceeds of such Brag House Common Stock sales. The net proceeds from any such sales under the Yorkville Purchase Agreement will depend on the frequency with, and the price at, which the shares of Brag House Common Stock are sold to Yorkville.

Upon the initial satisfaction of the conditions to Yorkville’s obligation to purchase shares of Brag House Common Stock set forth under the Yorkville Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by Yorkville of the shares of Brag House Common Stock under the Securities Act, purchased pursuant to the Yorkville Purchase Agreement (the “Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, Brag House will have the right, but not the obligation, from time to time, at its sole discretion and on the terms and subject to the limitations contained in the Yorkville Purchase Agreement, until no later than the first day of the month following the 36-month anniversary of the Commencement Date (as defined in the Purchase Agreement), to direct Yorkville to purchase up to a specified maximum amount of Brag House Common Stock as set forth in the Yorkville Purchase Agreement by delivering written notice to Yorkville

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 11 — SUBSEQUENT EVENTS (cont.)

prior to the commencement of trading on any trading day. The purchase price of the Brag House Common Stock that Brag House elects to sell to Yorkville pursuant to the Yorkville Purchase Agreement will be 97% of the volume weighted average price (the “VWAP”) of the Brag House Common Stock during the applicable purchase date on which Brag House has timely delivered a written notice to Yorkville, directing it to purchase Brag House Common Stock under the Yorkville Purchase Agreement.

The Resale Registration Statement was declared effective by the SEC on January 16, 2026.

Yorkville Convertible Note

Concurrently with the Yorkville Purchase Agreement, the Company and House of Doge, jointly and severally, authorized the issuance of a convertible promissory note issued jointly and severally by Brag House and House of Doge to Yorkville on December 4, 2025 in the aggregate original principal amount of up to $11.0 million (the “Yorkville Convertible Note” and together with the “Yorkville Purchase Agreement, the “Yorkville Agreements”), pursuant to which Yorkville agreed to advance the aggregate principal amount to Brag House in two advances (each an “Advance”). In respect of each Advance, Yorkville will pay a purchase price equal to 90% of the principal amount of such Advance. The first Advance under the Yorkville Convertible Note in the original principal amount of $3.85 million was issued on the December 4, 2025, and the second Advance in the original principal amount of $7.150 million will be issued upon the satisfaction of the conditions set forth in the Yorkville Convertible Note.

The Yorkville Convertible Note is convertible into shares of Brag House Common Stock in certain circumstances in accordance with the terms of the Yorkville Convertible Note at a conversion price equal to 95% of the lowest daily VWAP of the Brag House Common Stock during the five consecutive trading days immediately preceding the relevant conversion date, subject to adjustment pursuant to the terms of the Yorkville Convertible Note. Brag House received gross proceeds of $3,465,000, prior to the deduction of transaction related expenses, from the closing of the first Advance pursuant to the Yorkville Convertible Note, with the resulting net proceeds being delivered to House of Doge at the direction of Brag House and House of Doge.

Consistent with certain applicable Nasdaq rules, Brag House may not issue to Yorkville more than 3,957,838 Equity Line Securities under the Yorkville Purchase Agreement or the Yorkville Convertible Note, which number of shares is equal to 19.99% of the shares of Brag House Common Stock issued and outstanding immediately prior to the execution of the Yorkville Purchase Agreement, unless Brag House obtains stockholder approval to issue shares of its Equity Line Securities in excess of such limit in accordance with applicable rules of Nasdaq.

Moreover, Brag House may not issue or sell any Equity Line Securities to Yorkville that, when aggregated with all other shares of Brag House Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Yorkville beneficially owning more than 4.99% of the issued and outstanding shares of Brag House Common Stock.

Yorkville Warrant

Concurrently with the execution of the Yorkville Purchase Agreement and the issuance of the Yorkville Convertible Note, on December 4, 2025, Brag House issued to Yorkville a warrant (the “Yorkville Warrant”) to purchase up to 10,173,881 shares of Brag House Common Stock with an exercise price equal to the lower of (i) $1.50 per share, or (ii) 130% of the average closing price of Brag House Common Stock as reported by Nasdaq for the five trading days ending on the 10th trading day following the closing of the Merger. The Yorkville Warrant was exercisable immediately upon issuance and expires three years from the date of issuance.

The exercise price and number of shares of Brag House Common Stock issuable upon exercise of the Yorkville Warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Brag House Common Stock and the exercise price. Subject to limited exceptions, Yorkville may not exercise any portion of the Yorkville Warrant to the extent that Yorkville would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the outstanding shares of Brag House Common

BRAG HOUSE HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 11 — SUBSEQUENT EVENTS (cont.)

Stock after exercise. In the event of certain fundamental transactions, the holder of the Yorkville Warrant will have the right to receive the Black Scholes Value (as defined in the Yorkville Warrant) of the Yorkville Warrant calculated pursuant to a formula set forth in the Yorkville Warrant, payable in cash.

Promissory Note

On October 14, 2025, in connection with the Merger Agreement, the Company executed a promissory note with House of Doge for a loan of $8,000,000 which carries an interest rate of 5% on the basis of a 360-day year. On December 4, 2025, Brag House and House of Doge entered into an amendment to the Note to (i) increase the principal amount of the Note to $10.0 million, (ii) permit the issuance of the Yorkville Convertible Note, and (iii) provide for the subordination of Brag House’s lien over House of Doge securing House of Doge’s obligations under the Note to Yorkville’s lien in connection with the Yorkville Facility. The maturity date of this loan is April 4, 2026.

Pre-Funded Warrants

On November 10 , 2025, the Company exercised all outstanding Pre-Funded Warrants for shares of CleanCore’s Class B Common Stock. As a result, the Company was issued 4,000,000 shares of CleanCore’s Class B Common Stock upon exercise of the Pre-Funded Warrants.

Consulting Agreement

On October 30, 2025, the Company entered into a consulting agreement to receive marketing and investor relations services for a term of six months. As compensation for the services, the Company has made cash payments totaling $51,000 and issued 175,000 shares of Common Stock. The Company has a remaining balance of $30,000.

Private Investment into Public Entity (PIPE)

From the period of November 13, 2025 through November 28, 2025, an additional 500,000 PIPE Warrants were exercised at $0.817 per warrant for total proceeds of $408,500.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Director of

House of Doge Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of House of Doge Inc. (the “Company”) as of March 31, 2025, and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ equity, and cash flows as of and for the period from incorporation on January 13, 2025 to March 31, 2025, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025, and the results of its operation and its cash flow as of and for the period from incorporation on January 13, 2025 to March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had a net loss and an accumulated deficit of $4,021,752 for the period ended March 31, 2025. These circumstances raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

Vancouver, Canada	Chartered Professional Accountants

August 25, 2025

House of Doge Inc.

Consolidated Statement of Financial Position
As at

(In United States dollars, except for per share data)

March 31, 2025 $
ASSETS
Current assets
Cash	4,412,892
Digital assets	1,725,762
Prepaid expenses and deposits	768,131
6,906,785
Non-current assets
Investments	2,750,000
Intangible assets, net	7,747,281
Total assets	17,404,066

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	365,703
Equity Guarantee liability	799,364
Current portion of license contract liability	2,400,000
3,565,067

Long-term liabilities
License contract liability	5,459,008
Total liabilities	9,024,075

STOCKHOLDERS’ EQUITY
Stock to be issued	11,861,742
Common stock, no par value, 1,000,000,000 authorized, 270,000,001 issued and outstanding as at March 31, 2025	—
Additional paid-in capital	540,001
Deficit	(4,021,752)
Total stockholders’ equity	8,379,991
Total liabilities and stockholders’ equity	17,404,066

The accompanying notes are an integral part of the consolidated financial statements.

House of Doge Inc.

Consolidated Statement of Loss and Comprehensive Loss
(In United States dollars, except for per share data)

From January 13, 2025 (incorporation) to March 31, 2025 $
Operating Expenses:
Technology development	149,221
Advertising and marketing	1,063,531
Professional and legal	427,545
Consulting fees	1,092,470
General and administrative	88,442
Total operating expenses	2,821,209
Other expense (income)
Other income	(40)
Amortization of intangible assets	267,148
Change in fair value of digital assets	24,277
Change in fair value of Equity Guarantee liability	796,167
Finance expense	112,991
Net and comprehensive loss for the period	4,021,752

Weighted average number of shares of common stock outstanding, basic and diluted	3,333,334
Basic and diluted loss per common stock	$(1.21)

The accompanying notes are an integral part of the consolidated financial statements.

House of Doge Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the period from January 13, 2025 (incorporation) to March 31, 2025

(In United States dollars, except for per share data)

	Common Stocks		Additional paid-in capital $	Common stock subscribed but unissued $	Accumulated deficit $	Total stockholders’ deficit $
	Number	Share Capital $
Balance, January 13, 2025	—	—	—	—	—	—
Issuance of incorporator stock	1	—	1	—	—	1
Issuance of common stock for proceeds	232,000,000	—	464,000	—	—	464,000
Issuance of common stock for services	5,300,000	—	10,600	—	—	10,600
Issuance of common stock for licensing agreement	32,700,000	—	65,400	—	—	65,400
Stock to be issued	—	—	—	11,861,742	—	11,861,742
Loss for the period	—	—	—	—	(4,021,752)	(4,021,752)
Balance, March 31, 2025	270,000,001	—	540,001	11,861,742	(4,021,752)	8,379,991

The accompanying notes are an integral part of the consolidated financial statements.

House of Doge Inc.

Consolidated Statement of Cash Flows

For the period from January 13, 2025 (incorporation) to March 31, 2025

(In United States dollars, except for per share data)

From January 13, 2025 (incorporation) to March 31, 2025 $
Cash flows from operating activities
Loss for the period	(4,021,752)
Adjustments for:
Amortization	267,148
Advertising and marketing	824,242
Consulting fees	510,600
Legal fees	17,000
Finance expense	113,176
Change in fair value of digital assets	24,277
Change in fair value of Equity Guarantee liability	796,167
Other income	(40)

Change in non-cash working capital items:
Prepaid expenses and deposits	(768,131)
Accounts payable and accrued liabilities	365,743
Cash used in operating activities	(1,871,570)

Cash flows from investing activities
Investment in US Data and Energy, LLC	(2,750,000)
Payments of License fees	(200,000)
Purchase of digital assets	(1,750,039)
Cash used in investing activities	(4,700,039)

Cash flows from financing activities
Proceeds from issuance of common stock	464,001
Proceeds from stock to be issued	10,520,500
Cash provided by financing activities	10,984,501

Net change in cash and cash equivalents for the period	4,412,892
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	4,412,892

Supplemental cash flow information
Interest paid	—
Taxes paid	—
Stock issued for services	10,600
Stock issued for licensing agreement	65,400
Stock to be issued for services	1,341,242
Measurement of license contract liability	7,945,832
Initial measurement of Equity Guarantee liability	3,197

The accompanying notes are an integral part of the consolidated financial statements.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

1. Business overview

House of Doge Inc. (the “Company”) is a Texas corporation formed on January 13, 2025. The Company serves as the exclusive commercialization partner of the Dogecoin Foundation. Its primary objective is to facilitate the global adoption of Dogecoin (DOGE) as a decentralized digital currency for everyday transactions. The company focuses on aggregating Dogecoin liquidity through the establishment of a strategic reserve, infrastructure development, and integration of Dogecoin into mainstream commerce and corporate ecosystems. House of Doge offers services including payment integration, consulting, education, and support to businesses and individuals aiming to incorporate Dogecoin into their operations. Additionally, the company is committed to funding research and development initiatives to enhance Dogecoin’s scalability and utility.

2. Summary of Significant Accounting Policies

a) Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting policies in the United States (“GAAP”), and include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company has prepared the financial statements on the basis that it will continue to operate as a going concern.

b) Basis of Consolidation

The consolidated financial statements include the accounts of House of Doge Inc. and its wholly owned subsidiaries, Dogecoin Ventures, Inc. (“Dogecoin Ventures”) and The Official Dogecoin Treasury and Reserve Inc. (“Dogecoin Reserve”). All significant inter-entity balances and transactions have been eliminated in consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement in the entity and can affect those returns through its power to direct the relevant activities of the entity. Subsidiaries are included in the consolidated financial results of the Company from the date of acquisition up to the date of disposition or loss of control.

c) Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. We base our estimates on historical experience, and other assumptions we believe to be reasonable under the circumstances. Assumptions and estimates used in preparing our financial statements include, but are not limited to, those related to going concern assessment, share-based compensation, valuation of intangible assets and License Contract Liability, income taxes, accrued and contingent liabilities. Actual results could differ from these estimates and could have a material adverse effect on our operating results.

d) Foreign Currency Translation

The Company is exposed to currency risk on transactions and balances in currencies other than the functional currency. The Company has not entered into any contracts to manage foreign exchange risk.

These consolidated financial statements are presented in U.S. dollars (“USD”), which is the Company’s reporting currency. The functional currency of the Company and its subsidiaries is the US dollar; therefore, the Company is exposed to currency risk from financial assets and liabilities denominated in Canadian dollars. The Company does not consider the currency risk to be material to the future operations of the Company and, as such, does not have a program to manage currency risk.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

2. Summary of Significant Accounting Policies (cont.)

Transactions in foreign currencies are recorded in the functional currency at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rates. Nonmonetary items are translated at the exchange rates in effect on the date of the transactions. Foreign exchange gains and losses arising on translation are presented in the consolidated statements of loss and comprehensive loss.

e) Cash and Concentration of Credit Risk

Cash includes demand deposits held at financial institutions, including commercial banks and trust accounts. The Company maintains its cash in accounts with financial institutions that are insured by the Federal Deposit Insurance Corporation (FDIC) up to applicable limits. From time to time, balances may exceed federally insured limits.

In addition to operating cash accounts, the Company holds funds in a legal trust account administered by its external counsel. These amounts represent funds held on behalf of the Company, are not commingled with other clients’ funds, and are fully accessible for use by the Company in accordance with legal and contractual terms. The Company considers these balances to be part of its cash.

The Company is exposed to credit risk to the extent its cash balances exceed FDIC-insured limits or are concentrated with a limited number of financial institutions. The Company manages this risk by maintaining its cash with high-credit-quality financial institutions and by periodically evaluating the creditworthiness of its banking and trust service providers. While the Company believes its cash is subject to minimal credit risk, there is no assurance that the financial institutions will remain solvent or that access to funds will be uninterrupted.

f) Digital assets

The Company accounts for its digital assets, which are comprised solely of dogecoin, as indefinite-lived intangible assets in accordance with ASC 350-60, Intangibles — Goodwill and Other — Crypto Assets. We have ownership of and control over our digital assets and we may use third-party custodial services to secure it. The Company’s digital assets are initially recorded at cost, with cost basis determined using the weighted-average cost (WAC) method. Upon disposal, the cost basis of digital assets sold is determined using this method. Digital assets are measured at fair value as of each reporting period. The Company determines the fair value of its dogecoin in accordance with ASC 820, Fair Value Measurement, based on quoted (unadjusted) prices per Coingecko, a market data aggregator, that the Company has determined is its principal market for dogecoin (Level 1 inputs). Changes in fair value are recognized at reporting dates in profit and loss within the caption “change in the fair value of digital assets”.

g) License contract liability

The Company recognizes a contract liability in connection with its obligations under the Trademark License Agreement. The Agreement requires fixed monthly minimum royalty payments over a noncancellable five-year term, which represent an unconditional financing obligation. Accordingly, the Company recognizes a contract liability for the present value of the aggregate minimum guaranteed payments due under the contract. This liability is initially recognized at the discounted present value of the required payments using the Company’s incremental borrowing rate and is subsequently increased for accreted interest (recorded as finance expense) and decreased for cash payments made.

The contract liability is presented on the balance sheet in current and non-current portions, based on the timing of required payments. Accretion of interest is recognized in earnings using the effective interest method over the term of the agreement.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

2. Summary of Significant Accounting Policies (cont.)

h) Equity Guarantee liability

In connection with the Trademark License Agreement (see note 7), the Company granted the licensors an Equity Guarantee that requires the Company to take actions necessary to ensure the licensors hold at least 9.99% of the Company’s common shares immediately following a Go-Public Event. The Equity Guarantee is accounted for as a liability under ASC 718 and initially recognized at fair value on the transaction date. The liability is remeasured at fair value at each reporting date until settlement, with changes in fair value recognized in earnings. Fair value is determined based on the estimated number of shares to be issued and the fair value of the Company’s common shares at the measurement date.

i) Financial Assets and Financial Liabilities

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets and liabilities are offset, and the net amount is reported in the statements of financial position, when there is an unconditional and legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

j) Intangible Assets

Intangible assets are recorded at cost less any accumulated amortization and accumulated impairment losses. Intangible assets with finite lives are generally amortized using the straight-line method over their estimated economic useful lives. Amortization begins when assets become available for use. The estimated useful life, amortization method, and rate are reviewed at the end of each reporting period, with the effect of any changes in estimate being account for on a prospective basis.

Internally developed software is capitalized when preliminary development efforts are successfully completed and it is probable that the project will be completed and the software will be used as intended. Capitalized costs consist of share-based compensation, salaries, and payroll related costs for employees, and fees paid to third-party consultants who are directly involved in development efforts. Capitalized costs are amortized over the estimated useful life of the software on a straight-line basis. Software development costs are expensed as they are incurred during the preliminary project stage.

k) Long-Term Investments

Long-term investments consist of equity and debt securities that are not classified as trading or held-to-maturity. Investments in equity securities that have a readily determinable fair value are measured at fair value, with changes in fair value recognized in net income pursuant to ASC 321, Investments — Equity Securities. Equity investments without a readily determinable fair value are recorded at cost, less any impairment, plus or minus observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Investments in debt securities classified as available-for-sale are recorded at fair value, with unrealized gains and losses included in other comprehensive income. Realized gains and losses are recorded in net income upon sale. The Company evaluates investments for impairment when events or changes in circumstances indicate that the fair value of the investment may be less than its carrying amount.

l) Impairment of Long-Lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed based on the estimated future undiscounted cash flows expected to be generated by the asset. If the carrying

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

2. Summary of Significant Accounting Policies (cont.)

amount of the asset exceeds the expected future cash flows, an impairment loss is recognized to the extent that the asset’s carrying value exceeds its fair value. Fair value is generally determined using a discounted cash flow analysis or market appraisal.

m) Capital Stock

The Company’s capital stock consists of common shares. Common stockholders are entitled to one vote per share and to receive dividends as declared. The par value of the stock issued is recorded in common stock, with the excess over par value, if any, recorded in additional paid-in capital. Treasury stock is recorded at cost and reported as a reduction of stockholders’ equity.

n) Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized on the statements of operations in the period that includes the enactment date.

Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.

The Company evaluates all tax positions taken or expected to be taken in its tax returns to determine whether those positions meet the “more-likely-than-not” recognition threshold. Tax positions that do not meet this threshold are not recognized in the financial statements. The Company recognizes interest and penalties related to uncertain tax positions, if any, in income tax expense. As at March 31, 2025, the Company has not recorded any liabilities for uncertain tax positions.

o) Loss Per Share

Basic loss per share is calculated by dividing net income applicable to common stockholders by the weighted average number of shares outstanding during the period. Diluted loss per share includes the determinants of basic loss per share and common stock equivalents outstanding during the period. Diluted loss per share is computed using the treasury stock method.

p) Segments

The Company reports segment information in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting. Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company has determined that it currently operates in one operating segment, which is based on the nature of the products and services, the customer base, and the internal organization structure.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

2. Summary of Significant Accounting Policies (cont.)

q) Fair Value Measurements

The Company uses a fair value hierarchy that prioritizes observable inputs to valuation approaches used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 Inputs:	unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 Inputs:

inputs other than quoted prices such as quoted prices for similar assets and liabilities in an active market, quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 Inputs:	unobservable inputs that are significant to the fair value of the assets or liabilities.

r) New accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires all public entities to disclose information about purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion for each income statement line item that contains those expenses. The amendments are effective for the Company in fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 27, 2027. Early adoption is permitted on either a prospective or retrospective basis. The Company is currently evaluating the guidance and its impact to the financial statements.

3. Going concern

In accordance with ASC 205-40, Presentation of Financial Statements — Going Concern, the Company evaluates whether there are conditions or events that raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are issued (or available to be issued).

As part of this assessment, the Company considers both qualitative and quantitative factors including its current financial condition, available sources of liquidity, forecasted cash flows, and its obligations due over the assessment period.

The Company had a net loss and an accumulated deficit of $4,021,752 for the period ended March 31, 2025. The Company’s ability to continue as a going concern is dependent on its ability to obtain additional capital or complete strategic alternatives. While the Company has been successful in securing financing to date, there can be no assurances that future financing or strategic alternatives will be available to the Company. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

4. Segments

The Company is managed as one reportable segment: United States. The United States segment conducts all activities related to the commercialization and integration of Dogecoin (DOGE) into global commerce.

The Company’s Chief Operating Decision Maker is the sole director and officer (“CODM”). The CODM uses the consolidated statement of loss and comprehensive loss as the measure of segment profit and loss to assess performance and allocate resources. The measure of segment assets is reported on the consolidated balance sheets as “Total assets,” and the measure of segment capital expenditures is reported on the consolidated statements of cash flows as “Cash used in investing activities.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

4. Segments (cont.)

The Company reported no revenues during the period ended March 31, 2025. The geographic location of all assets is the United States. A reconciliation of loss for the segment is as follows:

US Segment $

Technology development	149,221
Advertising and marketing	1,063,531
Professional and legal	427,545
Consulting fees	1,092,470
General and administrative	88,442
Other income	(40)
Amortization of intangible assets	267,148
Change in fair value of digital assets	24,277
Change in fair value of Equity Guarantee liability	796,167
Finance expense	112,991
Segment net loss	4,021,752

Reconciliation of loss
Adjustments and reconciling items	—
Consolidated net loss	4,021,752

5. Digital Assets

The following table summarizes the Company’s digital asset holdings, as at:

March 31, 2025
Approximate number of dogecoins held	10,370,000
Digital assets carrying value	$1,725,762
Cost basis	$1,750,039
Unrealized loss on digital assets	$(24,277)

The Company purchased approximately 10,370,000 dogecoins and did not have any disposals during the period ended March 31, 2025.

6. Investments

On March 13, 2025, the Company purchased 1,718,750 Class A units of US Data and Energy, LLC, representing 15.32% of the outstanding membership interests, for $2,750,000.

The investment does not result in the Company having significant influence over the investee, and therefore is not accounted for under the equity method. Additionally, the investee does not have a readily determinable fair value, as there is no active market or quoted price for the membership units.

In accordance with ASC 321, Investments in Equity Securities, the Company elected the measurement alternative for this investment. Under this approach, the investment is recorded at cost, adjusted for:

•        Any observable price changes in orderly transactions for identical or similar equity securities of the same issuer, and

•        Impairment losses if it is determined that the fair value of the investment is less than its carrying value and the decline is not considered temporary.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

6. Investments (cont.)

As of March 31, 2025, the Company evaluated the investment for impairment and concluded that no impairment indicators were present. Accordingly, the Company recognized no change in the carrying value of the investment as at March 31, 2025.

7. Intangible Assets and License Contract Liability

On January 31, 2025, the Company entered into a Trademark License Agreement (“the Agreement”) with the Dogecoin Foundation, Inc. and its affiliate, MadeUpNumbers Ltd., (collectively, the “Licensors”), granting the Company an exclusive, royalty-bearing license to use certain trademarks, including the DOGECOIN mark, for the manufacture, sale, and distribution of licensed goods and services worldwide. The initial term of the Agreement is five years, with an option to renew for an additional seven years.

Under the terms of the Agreement, the Company is required to pay a 5% royalty on all net sales generated through the sale of the licensed products. The Agreement also stipulates a minimum aggregate royalty payment of $200,000 USD per month for the first five years, payable monthly in advance. Any shortfall between actual royalties generated and the minimum monthly guarantee is funded directly by the Company.

The Company has accounted for the license as an intangible asset under ASC 350, Intangibles — Goodwill and Other. The initial recognition of the intangible asset includes:

•        The present value of the minimum guaranteed royalty payments over the initial five-year term, based on a borrowing rate of 18.5%, of which the Company recorded $7,945,832;

•        The fair value of the 32,700,000 common shares (the “License Shares”) issued to the Licensors as consideration for the license, of which the Company recorded $65,400; and

•        A contingent equity guarantee (the “Equity Guarantee”) provision under which the Licensors are guaranteed to own no less than 9.99% of the Company immediately following a Go-Public Event (U.S. or Canadian stock exchange listing), either directly or through a business combination. The Company recognized an initial fair value of this guarantee of $3,197. The fair value was determined using a simplified calculation which took the expected shares to be issued multiplied by the Company’s share price at the transaction date.

The 9.99% Equity Guarantee represents a liability classified under ASC 718, Compensation — Stock Compensation, as it was granted in exchange for trademarks to be used in the Company’s operations. The obligation is measured at fair value at the inception of the Agreement and remeasured at each reporting date, with changes in fair value recorded in earnings. As at March 31, 2025, the Equity Guarantee had a fair value of $799,364. Fair value was determined by multiplying the number of shares expected to be issued by the Company’s closing share price at March 31, 2025. Subsequent to period end, the Agreement was amended and the Equity Guarantee was settled through the issuance of 1,598,731 common shares (note 13).

The intangible asset is being amortized over 5 years. The amortization period will be reassessed annually to ensure alignment with the estimated useful life of the license.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

7. Intangible Assets and License Contract Liability (cont.)

A continuity of intangible assets for the period is as follows:

License
Balance, January 13, 2025	—
Additions	8,014,429
Amortization expense	(267,148)
Balance, March 31, 2025	7,747,281

A continuity of license contract liability for the period is as follows:

Balance, January 13, 2025	—
Additions	7,945,832
Payments	(200,000)
Finance expense	113,176
Balance, March 31, 2025	7,859,008

The future minimum payments under the Agreement are as follows:

Minimum payments under the Agreement
Within 1 year	2,400,000
2 to 3 years	4,800,000
4 to 5 years	4,600,000
11,800,000
Effect of discounting	(3,940,992)
Present value of minimum payments	7,859,008
Less: current portion	(2,400,000)
Non-current portion	5,459,008

8. Loss Per Share

The following table sets forth the computation of basic and diluted loss per share for the period from January 13, 2025 (incorporation) to March 31, 2025:

March 31, 2025 ($)
Basis and diluted loss per share
Loss attributable to common stockholders	(4,021,752)
Basic weighted average common stocks outstanding	3,333,334
Loss per share	$(1.21)

For periods where the Company records a loss, the Company calculates diluted loss per share using the basic weighted average number of shares. If the diluted weighted average number of shares were used, the result would be a reduction in the loss, which would be anti-dilutive. Consequently, for the period ended March 31, 2025, the Company calculated loss per share using 3,333,334 common stocks. The effects of Equity Guarantee (see note 7) and stock to be issued (see note 9 and 13) was anti-dilutive.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

9. Capital Stock

Common Stock

Pursuant to the Certificate of Formation, the Company is authorized to issue up to 1,000,000,000 shares of common stock of the Company with no par value. Each common stockholder is entitled to one vote.

Outstanding at		Number of common stocks #	Amount ($)
January 13, 2025 (date of incorporation)		1	1
Issuance of common stock at $0.002	(a)	270,000,000	540,000
March 31, 2025		270,000,001	540,001

____________

(a)      On March 31, 2025, the Company issued 232,000,000 shares of common stock at $0.002 per share for gross proceeds of $464,000. As part of this issuance, the Company issued 32,700,000 shares of common stock with a fair value of $65,400 to an affiliate of the Dogecoin Foundation pursuant to the Agreement (see note 7). In addition, the Company issued 5,300,000 shares for services rendered with a fair value of $10,600.

As at March 31, 2025, stock to be issued consisted of subscriptions collected in advance of issuance of $11,861,742 for gross proceeds of $10,520,500 and services rendered of $1,341,242. Subsequent to the period, this amount was fully settled via issuance of common shares (note 13).

10. Related party transactions

The Company defines key management personnel as those persons having authority and responsibility for planning, directing, and controlling the activities of the Company directly or indirectly, and has determined to be the sole director and officer of the Company.

During the period ended March 31, 2025, the Company incurred consulting fees of $259,000 paid to a company controlled by the director of the Company. These services were provided in the normal course of business and were measured at the exchange amount, which is the amount agreed upon by the related parties.

11. Income taxes

The reconciliation of income tax expense for the period ended March 31, 2025 consists of the following:

2025 $
Loss before income taxes	(4,021,751)
Statutory federal and state tax rate	21.00%
Income tax recovery at the statutory tax rate	(844,568)
Permanent differences	(2,352,805)
Change in tax benefits not recognized	3,197,373
—

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

11. Income taxes (cont.)

Deferred tax assets and liabilities have not been recognized in respect of the following temporary differences as at March 31, 2025:

2025 $
Deferred tax Liabilities:
Other investments	—
Capital losses carried forward	—
Total	—
2025 $
Deferred tax assets not recognized:
Net operating loss	3,155,044
Digital assets	24,277
Intangible assets	4,187,149
License contract liability	7,859,008
Total	15,225,478

The company has cumulative US federal net operating loss carryforwards of approximately $3.1 million which will carry forward indefinitely. Utilization of net operating loss carryforwards may be subject to limitations in the event of a change in ownership pursuant to IRC § 382, and similar state provisions.

12. Financial instruments and risk management

Financial instruments that are measured at fair value use inputs which are classified within a hierarchy that prioritizes their significance.

The fair value of the Company’s financial instruments has been classified within the fair value hierarchy as at March 31, 2025 as follows:

	Level 1 ($)	Level 2 ($)	Level 3 ($)	Total ($)
Financial Liabilities
Equity Guarantee liability	—	799,364	—	799,364
	—	799,364	—	799,364

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

Credit Risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfil its payment obligations. The Company’s credit risk is primarily attributable to cash. Cash consists of cash in trust by escrow agent, which is deposited at reputable financial institutions. Management believes credit risk with respect to financial instruments included in cash is minimal.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

12. Financial instruments and risk management (cont.)

Market risk

Market risk is the risk that changes in market conditions, such as commodity prices, foreign exchange rates, and interest rates, will affect the Company’s net income or the value of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable limits, while maximizing the Company’s returns.

Foreign currency risk

Foreign currency exchange rate risk is the risk that the fair value of future cash flows will fluctuate due to changes in foreign exchange rates. The Company does not currently use foreign exchange contracts to hedge its exposure to currency rate risk as management has determined that this risk is not significant. As such, the Company’s financial position and financial results may be adversely affected by the unfavorable fluctuations in currency exchange rates.

As at March 31, 2025, the Company did not have significant monetary assets and liabilities denominated in foreign currencies.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities. The Company’s financial liabilities consist of accounts payables and accrued liabilities, and license contract liability as presented on the statement of financial position. As at March 31, 2025, the Company had sufficient cash to settle all current liabilities. Subsequent to the period end, the Company issued additional common shares for gross proceeds of $12,450,000 (note 13).

13. Subsequent events

Amendment to trademark license

Subsequent to the period end, the Company amended its trademark license agreement with the Dogecoin Foundation. The renewal period was increased from seven years to fifteen years, at the Company’s option.

Investment in McQueen Labs Inc.

Subsequent to the period end, the Company completed an investment in McQueen Labs Inc., a privately held corporation existing under the laws of the State of Delaware (“MCQ Markets”) via a Securities Purchase Agreement (the “SPA”).

Pursuant to the terms of the SPA, the Company purchased convertible debentures of MCQ Markets, in the aggregate principal amount of US$1,700,000 (the “Note Financing”), of which $500,000 was purchased via 3,002,813 Dogecoin. Each convertible debenture (a “Debenture” and collectively, the “Debentures”) will be convertible into shares of common stock in the capital of MCQ Markets (each, a “MCQ Share”), subject to the terms and conditions set forth in the Debentures. The Debentures are unsecured and non-interest bearing. $1,200,000 of the Debentures have a maturity date of February 9, 2026, and $500,000 have a maturity date of March 31, 2026. The Debentures are repayable at maturity, or, at the MCQ Market’s option, prior to maturity, for 110% of the total of the outstanding principal plus any costs, expenses, and liquidated damages due in respect of the Debentures.

In connection with the Note Financing, the full principal amount of the Debentures will automatically convert into MCQ Shares on the fifth (5th) trading day following the completion of either (i) an initial public offering of MCQ Market’s securities for gross proceeds of at least US$5,000,000 and listing on a recognized stock exchange (“Qualified Offering”), or (ii) a going-public transaction, including a direct listing, reverse takeover, or merger with a special purpose acquisition company (each, a “Qualified Event”). The Debentures are convertible at a price per MCQ Share

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

13. Subsequent events (cont.)

equal to the lower of (a) a price based on a valuation of US$54,000,000 (the “Valuation Cap”) and (b) 20% of the volume-weighted average trading price of the MCQ Shares over the five (5) trading days following such a Qualified Offering or Qualified Event. The MCQ Shares issued upon conversion will carry the same rights and preferences, if any, as those issued in connection with the applicable Qualified Offering or Qualified Event. The Company shall effect such conversions by delivering to MCQ Markets a notice of conversion, specifying the outstanding principal amount of the Debentures to be converted and the effective date of such conversion.

In addition to the Debentures, the Company also received 1,700 shares of Series F Convertible Preferred Stock of MCQ Markets, each with a par value of US$0.0001 (the “Series F Preferred”). The Series F Preferred will be convertible into MCQ Shares at the Valuation Cap and may be converted at any time for a period of thirty-six (36) months following the completion of a Qualified Event.

In addition, trading of such Common Shares will be subject to certain resale restrictions, including a limitation that no more than 20% of the daily trading volume of the Company’s Common Shares on the Canadian Securities Exchange (the “CSE”) may be sold by MCQ Markets on any trading day.

Investment in Stay Inc.

On June 12, 2025, the Company entered into an agreement with Stay Inc. (“Stay”) to subscribe for up to 18,000,000 common shares of Stay in three tranches, for total gross proceeds of $3.6 million. The subscription price is $0.20 per share.

Under the terms of the agreement, the Company committed to:

•        An initial subscription for 6,000,000 shares of Stay for $1.2 million upon execution of the agreement. The Company completed this investment on June 20, 2025;

•        A second subscription for 6,000,000 shares for $1.2 million upon Stay receiving conditional or final approval (whichever occurs first) for listing its shares on a recognized stock exchange in Canada or the United States, provided such approval is obtained within twelve months of the agreement date;

•        A third subscription for 6,000,000 shares for $1.2 million upon the commencement of trading of Stay shares on such an exchange, also within the twelve-month window.

The Company also obtained the right to nominate one director to Stay’s Board of Directors upon completion of the initial subscription.

Grant of RSUs

Subsequent to the period end, the Company granted 21,000,000 restricted share units to executives of the Company. These units vest quarterly over a 12-month period from the date of grant.

Partnership with 21Shares

On April 9, 2025, the Company entered into an exclusive partnership with 21Shares AG (“21Shares”), an issuer of crypto exchange-traded products, to create the only Dogecoin exchange-traded product endorsed by the Dogecoin Foundation. The product, named the 21Shares Dogecoin ETP (ticker: DOGE), is listed on the SIX Swiss Exchange. Pursuant to the agreement, the Company has agreed to purchase $1,500,000 of common shares from a US ETP to be listed in the future.

House of Doge Inc.

Notes to the Consolidated Financial Statements

For the Period from January 13, 2025 (Incorporation) to March 31, 2025
(In United States dollars, expect for per share data)

13. Subsequent events (cont.)

Issuances of common shares

On April 30, 2025, the Company issued 33,598,485 shares of common stock at $0.17 with a fair value of $5,711,742 which was included in stock to be issued at period-end, and 58,824 shares of common stock at $0.17 for gross proceeds of $10,000, and issued 6,800,000 shares of common stock for services.

On June 2, 2025, the Company issued 12,300,000 shares of common stock at $0.50 with a fair value of $6,150,000 which was included in stock to be issued at period-end, and 4,880,000 shares of common stock at $0.50 for gross proceeds of $2,440,000, and issued 360,000 shares of common stock for services.

On June 15, 2025, the Company issued 15,151,515 shares of common stock at $0.66 per share for gross proceeds of $10,000,000, and issued 181,818 shares of common stock for services.

On June 25, 2025, the Equity Guarantee to the Dogecoin Foundation was settled via the issuance of 1,598,731 shares of common stock.

On July 29, 2025, the Company issued 5,000,000 shares of common stock for services.

Partial sale of investment in US Data and Energy, LLC

On July 10, 2025, the Company sold 1,562,500 Class A-1 units of US Data and Energy, LLC, to an arm’s length party for $2,500,000.

Repurchase of common shares

In July 2025, the Company repurchased for cancellation 15,000,000 common shares from certain shareholders of the Company in exchange for $2,500,000 cash.

Purchase of Dogecoin

Subsequent to the period end, the Company purchased an additional 19,489,285 Dogecoins for approximately $4,000,000 cash.

House of Doge Inc.
Interim Condensed Consolidated Statement of Financial Position
(Unaudited, in United States dollars, except for per share data)

	September 30, 2025	March 31, 2025
ASSETS
Current assets
Cash	$399,741	$4,412,892
Digital assets	—	1,725,762
Accounts receivable, net	282,060	—
Prepaid expenses and other current assets	2,594,894	768,131
Short-term investments	1,630,593	—
Total current assets	4,907,288	6,906,785

Non-current assets
Property and equipment, net	27,120	—
Intangible assets, net	6,945,838	7,747,281
Long-term investments	47,109,681	2,750,000
Total assets	$58,989,927	$17,404,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,838,542	$365,703
Equity guarantee liability	—	799,364
Current portion of license contract liability	2,400,000	2,400,000
Current portion of deferred revenue	8,335,441	—
Short-term debt	3,500,000	—
Total current liabilities	16,073,983	3,565,067

Long-term liabilities
License contract liability	4,911,469	5,459,008
Deferred revenue	32,793,682	—
Total liabilities	53,779,134	9,024,075

Stockholders’ equity
Common stock subscribed but unissued	—	11,861,742
Common stock, no par value, 2,000,000,000 authorized (1,000,000,000 voting and 1,000,000,000 nonvoting common stocks), 334,929,374 issued and outstanding as at September 30, 2025	—	—
Additional paid-in capital	39,474,503	540,001
Accumulated other comprehensive loss	—	—
Retained earnings (accumulated deficit)	(34,263,710)	(4,021,752)
Total stockholders’ equity	5,210,793	8,379,991
Total liabilities and stockholders’ equity	$58,989,927	$17,404,066

Commitments and contingencies – Note 15

The accompanying notes are an integral part of the Interim Condensed Consolidated Financial Statements.

House of Doge Inc.
Interim Condensed Consolidated Statement of Loss and Comprehensive Loss
(Unaudited, in United States dollars, except for per share data)

	Three months ended September 30, 2025	Six months ended September 30, 2025
Revenue	$842,464	$842,464

Operating expenses
Advertising and marketing	428,409	2,549,846
Professional and legal	81,181	147,084
General and administrative	9,865,860	18,704,657
Total operating expenses	10,375,450	21,401,587

Operating loss	9,532,986	20,559,123

Other expense (income)
Depreciation of property and equipment	1,760	1,760
Amortization of intangible assets	400,722	801,443
Change in fair value of equity guarantee liability	—	255,797
Change in fair value of digital assets	(779,499)	(617,017)
Change in fair value of investments	6,181,318	6,181,318
Finance expense	299,097	579,808
Foreign exchange loss	3,620	9,726
Total other expense	6,107,018	7,212,835

Net comprehensive loss for the period	$15,640,004	$27,771,958

Weighted average number of shares of common stock outstanding, basic and diluted	336,517,097	322,795,147
Net loss per share, basic and diluted	$(0.05)	$(0.09)

The accompanying notes are an integral part of the Interim Condensed Consolidated Financial Statements.

House of Doge Inc.
Interim Condensed Consolidated Statement of Changes in Stockholders’ Equity
(Unaudited, in United States dollars, except for per share data)

Three months ended September 30, 2025

	Common stock		Additional paid-in capital	Common stock subscribed but unissued	Retained earnings (accumulated deficit)	Total stockholders’ equity
	Shares	Amount
Balance, June 30, 2025	344,929,374	$—	$32,579,920	$—	$(16,153,706)	$16,426,214
Issuance of common stock for services	5,000,000	—	3,300,000	—	—	3,300,000
Repurchase of shares	(15,000,000)	—	(30,000)	—	(2,470,000)	(2,500,000)
Share-based compensation	—	—	3,624,583	—	—	3,624,583
Loss for the period	—	—	—	—	(15,640,004)	(15,640,004)
Balance, September 30, 2025	334,929,374	$—	$39,474,503	$—	$(34,263,710)	$5,210,793

Six months ended September 30, 2025

	Common stock		Additional paid-in capital	Common stock subscribed but unissued	Retained earnings (accumulated deficit)	Total stockholders’ equity
	Shares	Amount
Balance, March 31, 2025	270,000,001	$—	$540,001	$11,861,742	$(4,021,752)	$8,379,991
Issuance of common stock for proceeds	20,090,339	—	12,450,000	—	—	12,450,000
Issuance of common stock for services	12,341,818	—	4,756,000	—	—	4,756,000
Issuance of common stock for licensing agreement	1,598,731	—	1,055,163	—	—	1,055,163
Issuance of common stock subscribed in advance	45,898,485	—	11,861,742	(11,861,742)	—	—
Repurchase of shares	(15,000,000)	—	(30,000)	—	(2,470,000)	(2,500,000)
Share-based compensation	—	—	8,841,597	—	—	8,841,597
Loss for the period	—	—	—	—	(27,771,958)	(27,771,958)
Balance, September 30, 2025	334,929,374	$—	$39,474,503	$—	$(34,263,710)	$5,210,793

The accompanying notes are an integral part of the Interim Condensed Consolidated Financial Statements.

House of Doge Inc.
Interim Condensed Consolidated Statement of Cash Flows
(Unaudited, in United States dollars, except for per share data)

Six months ended September 30, 2025
Cash flows from operating activities
Loss for the period	$(27,771,958)
Adjustments for:
Depreciation of property and equipment	1,760
Amortization of intangibles	801,443
Share-based compensation	8,841,597
Common stock issued for services	4,756,000
Finance expense	580,913
Change in fair value of digital assets	(617,017)
Change in fair value of equity guarantee liability	255,799
Change in fair value of investments	6,181,318

Change in non-cash working capital items:
Accounts receivable, net	(282,060)
Prepaid expenses and other current assets	(1,826,763)
Accounts payable and accrued liabilities	1,472,839
Change in license liability (cash payouts)	(1,200,000)
Deferred revenue	(570,921)
Net cash used in operating activities	(9,377,050)

Cash flows from investing activities
Purchase of property and equipment	(28,880)
Purchase of investments	(6,657,221)
Proceeds from sale of investments	2,500,000
Purchase of digital assets	(3,900,000)
Net cash used in investing activities	(8,086,101)

Cash flows from financing activities
Proceeds from issuance of common stock	12,450,000
Proceeds from short-term debt	3,500,000
Purchase of own shares (share buy-back)	(2,500,000)
Net cash provided by financing activities	13,450,000

Net decrease in cash and cash equivalents	(4,013,151)
Cash and cash equivalents, beginning of period	4,412,892
Cash and cash equivalents, end of period	$399,741

Supplemental cash flow information
Cash paid for interest	$33,370
Non-cash transactions:
Stock issued for services	4,756,000
Stock issued for licensing agreement	1,055,163
Stock issued for advance subscriptions	11,861,742
Receipt of strategic advisory warrants	41,700,044
Digital assets paid for investments	$6,242,779

The accompanying notes are an integral part of the Interim Condensed Consolidated Financial Statements.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

1. Organization and Business overview

House of Doge Inc. (the “Company”, “HOD”) is a Texas corporation formed on January 13, 2025. The Company serves as the exclusive commercialization partner of the Dogecoin Foundation. Its primary objective is to facilitate the global adoption of Dogecoin (“DOGE”) as a decentralized digital currency for everyday transactions.

The Company is committed to advancing Dogecoin through infrastructure investments needed to integrate Dogecoin into everyday commerce and through cultural partnerships. House of Doge is currently building secure, scalable and efficient systems for real-world use which includes digital payments and financial products, as well as real-world asset (RWA) tokenization. It offers consulting, education and support to businesses and individuals aiming to incorporate Dogecoin into their operations.

On April 4, 2025, the Company entered into an exclusive partnership with 21Shares AG (“21Shares”), an issuer of crypto exchange-traded products, to create the only Dogecoin exchange-traded product (“ETP”) endorsed by the Dogecoin Foundation. The product, named the 21Shares Dogecoin ETP (ticker: DOGE), is listed on the SIX Swiss Exchange. The Company is committed to providing research, data, marketing and operational support for these ETPs to 21Shares for an initial five-year term. Pursuant to the agreement, the Company has also agreed to purchase $1,500,000 of common shares from a US ETP to be listed in the future.

On September 5, 2025, the Company adopted a digital asset treasury strategy pursuant to an asset management agreement that Dogecoin Ventures Inc. (a wholly owned subsidiary of House of Doge Inc.) entered into with CleanCore Solutions, Inc. (“CleanCore”) and 21Shares. Under a multiyear advisory and asset-management program, the Company acts as an asset manager to manage the treasury assets, including cash or digital assets placed in the CleanCore treasury account, which are deployed in decentralized finance or similar blockchain transactions from time to time in accordance with the investment strategy.

The headquarters and principal registered address of the Company is located at 261 NE 61st Street, Miami, Florida, 33137, USA.

2. Summary of Significant Accounting Policies and Recent Accounting Pronouncements

a) Basis of Presentation

The accompanying Interim Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting policies in the United States (“GAAP”) and include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company has prepared the financial statements on the basis that it will continue to operate as a going concern.

The Company was incorporated on January 13, 2025, and commenced its principal operations effective as of that date. As a result, these Interim Condensed Financial Statements for the three and six months ended September 30, 2025, represent the Company’s initial quarterly reporting periods of operations. Accordingly, no corresponding comparative financial information for the prior-year periods has been presented in the accompanying financial statements. The results in the Interim Condensed Consolidated Financial Statements and these notes include required estimates and assumptions of management and they are not necessarily indicative of results to be expected for the year ending March 31, 2026, or for any future interim period.

Further, the Interim Condensed Consolidated Financial Statements and these notes do not include all the information and notes required by GAAP for a complete presentation of annual financial statements. As such, the Interim Condensed Consolidated Financial Statements and these Notes should be read in conjunction with the Audited Financial Statements for the period from incorporation on January 13, 2025 to March 31, 2025 and notes thereto.

b) Basis of Consolidation

The Interim Condensed Consolidated Financial Statements include the accounts of House of Doge Inc. and its wholly owned subsidiaries, Dogecoin Ventures, Inc. (“Dogecoin Ventures”). The Official Dogecoin Treasury and Reserve Inc. and House of Doge Canada Inc. (“HOD Canada”) All significant inter-entity balances and transactions

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

2. Summary of Significant Accounting Policies and Recent Accounting Pronouncements (cont.)

have been eliminated in consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement in the entity and can affect those returns through its power to direct the relevant activities of the entity. Subsidiaries are included in the consolidated financial results of the Company from the date of acquisition/formation up to the date of disposition or loss of control.

c) Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. We base our estimates on historical experience and other assumptions we believe to be reasonable under the circumstances. Assumptions and estimates used in preparing our financial statements include, but are not limited to, those related to going-concern assessment, revenue recognition, investments (valuation of warrants and debt securities), share-based compensation, valuation of intangible assets and license contract liability, income taxes, accrued and contingent liabilities. Actual results could differ from these estimates and could have a material adverse effect on our operating results.

d) Significant Accounting Policies

Except for the updates noted below, see the Company’s 2025 Audited Financial Statements for a detailed discussion of the Company’s significant accounting policies.

Revenue Recognition

The Company recognizes revenue for all contracts in accordance with ASC 606 — Revenue from Contracts with Customers (ASC 606). The Company has entered into service contracts with third-party customers to provide integrated asset management, strategic advisory, sales, marketing and/or operational support services necessary to manage and operate the clients’ Dogecoin treasury assets or Exchange Traded Products (ETPs) businesses. These services constitute a single performance obligation satisfied over time. These services represent a “series of distinct goods or services” that are substantially the same and have the same pattern of transfer to the client (as they simultaneously receive and consume the benefit as the Company perform). The Company is obligated to provide continuous, integrated management and/or support throughout the contract term. The consideration stipulated in the contracts is variable and consists of:

•        A percentage of the treasury account value (Treasury Account”) referred as Assets Under Management fees (“AUM”);

•        A percentage of net sponsor and management fees (performance fees with respect to the ETPs); and/or

•        Non-cash consideration warrants, received in advance for strategic advisory services.

Variable service fees (AUM/performance fees): The Company allocates these variable fees to the distinct periods in which the underlying services are rendered and control is transferred to the customer. This approach is consistent with the allocation objectives of ASC 606, as the fees relate specifically to the Company’s efforts and the value provided in exchange for the services during that period. Accordingly, these fees are recognized as revenue in the period in which they are earned.

Non-cash consideration (warrants): For strategic advisory services compensated via non-cash warrants, the fair value of the non-cash warrants is determined at contract inception (using Black-Scholes model) and included in the total transaction price. Upon receipt of the warrants in advance of service delivery, a contract liability (deferred revenue) is recorded. The corresponding revenue is recognized over the period the related advisory services are delivered to the customer, consistent with the satisfaction of the single performance obligation over time.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

2. Summary of Significant Accounting Policies and Recent Accounting Pronouncements (cont.)

Foreign Currency Translation

The Company is exposed to currency risk on transactions and balances in currencies other than the functional currency. The Company has not entered into any contracts to manage foreign exchange risk.

These Interim Condensed Consolidated Financial Statements are presented in U.S. dollars (“USD”), which is the Company’s reporting currency. The functional currency of the Company and its subsidiaries is the US dollar with the exception of House of Doge Canada Inc., which utilizes the Canadian dollar as its functional currency. As a result, the Company is exposed to currency risk from financial assets and liabilities denominated in Canadian dollars. The Company does not consider the currency risk to be material to the future operations of the Company and, as such, does not have a program to manage currency risk.

Transactions in foreign currencies are recorded in the functional currency at exchange rates prevailing on the dates of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the period end exchange rates. Nonmonetary items are translated at the exchange rates in effect on the date of the transactions. Foreign exchange gains and losses arising on translation are presented in the consolidated statements of loss and comprehensive loss.

Accounts Receivable

The Company’s accounts receivable balance consists of amounts due from its clients, CleanCore (Treasury Asset Management Services) and 21 Shares (ETP). The Company records accounts receivable at the invoiced amount less an allowance for any potentially uncollectible accounts under the current expected credit loss (“CECL”) impairment model and presents the net amount of the receivable expected to be collected.

The CECL impairment model reflects an estimate of expected credit losses, measured over the contractual life of an instrument, which considers forecasts of future economic conditions in addition to information about past events and current conditions.

The model also provides practical expedient, which allows entities to forgo developing forecasts of economic conditions. The Company has elected to apply this practical expedient to determine expected credit losses for current accounts receivable and contract assets, assuming conditions as of the balance sheet date do not change for the remaining life of the asset. Based on this model, the Company considers many factors, including the age of the balance, customer creditworthiness and collection history. Bad debts are written off after all collection efforts have ceased.

Investments

Investments consist of equity and debt securities that are not classified as trading or held-to-maturity.

•        Equity Securities

Investments in equity securities with a readily determinable fair value are measured at fair value, with changes in fair value recognized in net income pursuant to ASC 321, Investments — Equity Securities. Equity investments without a readily determinable fair value are recorded at cost, less any impairment, adjusted for observable price changes in orderly transactions for an identical or a similar investment of the same issuer.

•        Debt Securities

In accordance with ASC 320, Investments — Debt Securities, investments in debt securities classified as available-for-sale are recorded at fair value, with unrealized gains and losses included in other comprehensive income. Realized gains and losses are recorded in net income upon disposition.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

2. Summary of Significant Accounting Policies and Recent Accounting Pronouncements (cont.)

•        Convertible Debentures and Preferred Stock

Investments in convertible debentures and bonus preferred stock are classified as financial assets pursuant to ASC 321, Investments — Equity Securities and ASC 320, Investments — Debt Securities. The debenture is measured at fair value at initial recognition and the total consideration paid for each investment tranche is allocated first to the convertible debenture with the residual value allocated to the bonus preferred stock. In accordance with ASC 321, the preferred stock is recognized as an investment in equity security and the Company has elected to carry it at cost less any impairment, adjusted for observable price changes in orderly transactions for an identical or a similar investment of the same issuer.

Subsequent to initial recognition and related amortization adjustments, the carrying value of the debt investment is adjusted to its current fair value, with unrealized gains and losses included in other comprehensive income within the Interim Condensed Consolidated Statement of Financial Position.

•        Warrants

Prefunded warrants: The pre-funded warrants are measured at fair value through net income (FVTNI) at each reporting period as it enables the management to monitor and evaluate the performance of the investment. Upon conversion, the warrants will be exchanged for the underlying common stock and the carrying value of the warrants will be adjusted to its fair value prior to the disposal and the fair market value of the newly acquired shares will be recognized in the financial statements.

Strategic advisory services warrants: In accordance with ASC 820, Fair Value Measurement and ASC 606, Revenue from Contracts with Customers, the Company measures the fair value of these warrants using the Black-Scholes model. Since the non-cash consideration was received upfront for services to be rendered over five years, the fair value is recorded as both an asset (warrants) and a deferred revenue liability on the Interim Condensed Consolidated Statement of Financial Position. The deferred revenue is amortized and recognized as earned revenue on a monthly basis throughout the five-year service period as strategic services are performed. Fluctuations in the fair value of the warrants due to changes in stock price are excluded from the transaction price and do not impact the amount of revenue recognized. These fair value changes are recorded as “changes in fair value of investment” through net income.

e)      New Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires all public entities to disclose information about purchases of inventory, employee compensation, depreciation, intangible asset amortization and depletion for each income statement line item that contains those expenses. The amendments are effective for the Company in fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 27, 2027. Early adoption is permitted on either a prospective or retrospective basis. The Company is currently evaluating the guidance and its impact on the financial statements.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 simplifies credit loss calculations and permits the election of a practical expedient to assume that conditions as of the balance sheet date do not change for the remaining life of the asset when estimating credit losses on current accounts receivable and current contract assets under ASC 606, Revenue from Contracts with Customers. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2025. Early adoption is permitted. The Company adopted ASU 2025-05 effective April 1, 2025, on a prospective basis. The adoption of ASU 2025-05 did not have a material impact on the Company’s Interim Condensed Consolidated Financial Statements and disclosures.

In September 2025, the FASB issued ASU No. 2025-06, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 updates the accounting for costs related to the development of internal-use software to reflect the

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

2. Summary of Significant Accounting Policies and Recent Accounting Pronouncements (cont.)

evolution of software development from a sequential to an agile development method by removing references to project stages in the existing guidance and requiring capitalization of software costs when management has authorized and committed to funding a software project and it is probable that the project will be completed and the software will be used as intended. ASU 2025-06 is effective for annual reporting periods beginning after December 15, 2027. Early adoption is permitted as of the beginning of a fiscal year. The Company is currently evaluating the guidance and its impact on the financial statements.

On September 29, 2025, the FASB issued an amendment of ASU 2025-07 to refine the scope of derivative guidance in ASC 815 and clarify the accounting for share-based payments from a customer in ASC 606. The amendments expand the scope exception in ASC paragraph 815-10-15-59 for non-exchange-traded contracts with underlying’s based on specific operations or activities, such as changes in revenue/earnings, or going-public, or achieving product milestones/regulatory approvals, or the occurrence of specific operational events. This change excludes certain contracts previously accounted for as derivatives from the scope of Topic 815. Early adoption was permitted. The Company retrospectively adopted the guidance and evaluated and applied the standard’s impact on its equity and debt security investments in its Interim Condensed Consolidated Financial Statements as of September 30, 2025.

3. Going Concern

In accordance with ASC 205-40, Presentation of Financial Statements — Going Concern, the Company evaluates whether there are conditions or events that raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are issued (or available to be issued). As part of this assessment, the Company considers both qualitative and quantitative factors including its current financial condition, available sources of liquidity, forecasted cash flow and its obligations due over the assessment period.

The Company recognized a net loss of $27,771,958 for the six-month period ended September 30, 2025, contributing to an accumulated deficit of $34,263,710 as of that date. The Company’s ability to continue as a going concern is dependent on its ability to obtain additional working capital to maintain operations, reduce operating expenses and increase revenues and profits or to complete strategic alternatives. While the Company has been successful in securing financing to date, there can be no assurances that future financing or strategic alternatives will be available to the Company. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

For the six months ended September 30, 2025, the Company raised a total of $15,950,000 in cash, consisting of $12,450,000 from the issuance of common stock and $3,500,000 through short-term debt financing.

On October 14, 2025, following a merger agreement between Brag House Holdings Inc. (“Acquiror” or “Lender”) and House of Doge Inc. (“Acquiree”), the Company issued a secured promissory note for an $8,000,000 loan at 5% annual interest, repayable within six months to the Acquiror. The cash proceeds were allocated to working capital and retiring the short-term demand note of $3,500,000 and accrued interest thereof (as authorized by the Acquiror).

The Company proposes to obtain additional financing through equity issuance and/or a line of credit (such as revolving credit facility or equity line of credit), to strengthen funding capabilities and ensure ongoing operations. The Company’s primary objective is to build strategic partnerships and advance its digital platform, facilitating the integration and broader adoption of digital currency in order to establish diversified revenue streams for sustainable future growth.

The accompanying financial statements have been prepared on a going concern basis under which the Company is able to realize its assets and satisfy its liabilities in the normal course of business.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

4. Digital Assets

The following table summarizes the Company’s digital asset holdings:

	As of September 30, 2025		As of March 31, 2025
	# of Dogecoins	Digital assets, value	# of Dogecoins	Digital assets, value
Opening balance, book value	10,370,000	$1,725,762	—	$—
Purchases	19,488,906	3,900,000	10,370,000	1,750,039
Disposals	(29,858,906)	(6,242,779)	—	—
Closing balance, book value	—	(617,017)	10,370,000	1,750,039
Fair value adjustment	—	(617,017)	—	24,277
Digital assets, carrying value	—	$—	10,370,000	$1,725,762

During the six-month period ending September 2025, the Company acquired a total of 19,488,906 Dogecoins for $3,900,000 in cash. Of this amount, 10,955,427 Dogecoins were purchased in June 2025 for $1,900,000 at an average price of $0.17 per coin, while the remaining 8,533,479 Dogecoins were acquired in September 2025 for $2,000,000 at an average price of $0.23 per coin.

Within the same period, the Company divested 29,858,906 Dogecoins at an average price of $0.21, resulting in total value of $6,242,780. On June 30, 2025, the Company utilized $472,564 (equivalent to 3,002,813 Dogecoins) to acquire a senior unsecured convertible debenture from McQueen Labs Inc., with a set maturity date of March 31, 2026. Additionally, on September 5, 2025, the Company allocated $5,749,890 (representing 26,856,093 Dogecoins) as a consideration for the acquisition of 5,749,890 pre-funded Common Stock Purchase Warrants from CleanCore Solutions, Inc. at a fixed price of $1.00 per warrant. The Company has divested all Dogecoin holdings, generating a cumulative realized gain of $617,017, attributable to the appreciation in Dogecoin’s fair market value prior to the sale. As of September 30, 2025, the Company does not hold any digital assets.

For the fiscal year ended March 2025, the Company acquired approximately 10,370,000 dogecoins at a total cash consideration of $1,750,039, with no disposals during the period. Furthermore, as of the reporting date, the Company recognized a fair value loss of $24,277.

5. Accounts Receivable, Deferred Revenue and Revenue

	As of September 30, 2025	As of March 31, 2025
Accounts receivable, net
Asset management service fees	$251,040	$—
ETP support service fees	20,503	—
Others	10,517	—
Accounts receivable, net	$282,060	$—

Deferred revenue
Strategic advisory services	41,129,123	—
Deferred revenue	$41,129,123	$—

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

5. Accounts Receivable, Deferred Revenue and Revenue (cont.)

	Three months ended September 30, 2025	Six months ended September 30, 2025
Revenue
Asset management services	$251,040	251,040
Support services (ETPs)	20,503	20,503
Strategic advisory services	570,921	570,921
Revenue	$842,464	$842,464

Asset Management Agreement (Treasury Assets)

On September 5, 2025, the Company entered into an Asset Management Agreement with CleanCore Solutions Inc. (“CleanCore”) and 21Shares US LLC (“21 Shares US”). Under this agreement, the Company has been appointed as the asset manager responsible for the investment strategy, management, investment and reinvestment of Treasury Assets, which are maintained in cash and digital asset wallets under CleanCore’s control.

As compensation for these services, the Company and 21 Shares receive a monthly fee paid in arrears, calculated at an annual rate based on the total Treasury Account value:

(i)     2% in the aggregate on amounts up to and including $1,000,000,000 in Treasury Account value, with 1.75% paid to the Company and 0.25% paid to 21Shares US

(ii)    1.75% in the aggregate on amounts above $1,000,000,000 up to and including $1,500,000,000 in Treasury Account value, with 1.5% paid to the Company and 0.25% paid to 21Shares US

(iii)   1.5% in the aggregate on amounts above $1,500,000,000 in Treasury Account value, with 1.25% paid to the Company and 0.25% paid to 21Shares US.

At the discretion of the Company or 21Shares US, service fee payments may be settled in CleanCore’s Class B common stock, cash, or Dogecoins and will be prorated for any partial periods.

As of September 30, 2025, the Company has recognized $251,040 in asset management service fees as revenue, which is reflected in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss and as an outstanding receivable from CleanCore in the Interim Condensed Consolidated Statement of Financial Position.

Support Services Agreement (ETPs)

Effective April 4, 2025, the Company established a five-year agreement with 21 Shares US and 21 Shares AG (collectively, “21 Shares”) to introduce US and European ETPs. The US ETP is structured as a statutory trust, while the European ETP is an open-ended, fully collateralized, senior secured debt instrument.

Under the terms of the agreement, the Company granted 21 Shares a royalty-free license to use its trademarks, as well as those of the Dogecoin Foundation, for the promotion of these ETPs within specified territories. In exchange for providing research, data, sales and marketing and operational support services, the Company is entitled to compensation equal to 50% of the net sponsor fees (US ETP) and management fees (Europe ETP), payable quarterly in arrears. Furthermore, the Company and 21 Shares US each committed to purchasing a total of $1,500,000 worth of common shares of beneficial interest in the US ETP to be listed in future.

As of September 30, 2025, the Company has recorded $20,503 in ETP support service fees as revenue, reflected in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss and as an outstanding receivable from 21 Shares in the Interim Condensed Consolidated Statement of Financial Position.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

5. Accounts Receivable, Deferred Revenue and Revenue (cont.)

Strategic Advisory Service Agreement (Warrants)

Effective September 5, 2025, the Company entered into a five-year Strategic Advisory Agreement with CleanCore to provide strategic advisory services. As consideration for these services, the Company received 14,000,034 warrants to purchase CleanCore common stock.

The warrants were initially measured at fair value of $41,700,044, which was recorded as a deferred revenue liability. The deferred revenue is amortized and recognized in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss over the five-year service period as services are rendered. For the reporting period ended September 30, 2025, the Company recognized $570,921 in revenue ($212,048 for Tranche 1 and $358,873 for Tranche 2) in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss.

Refer to Note 7 — Investments for additional details.

6. Prepaid and Other Current Assets

The following table presents the prepaid and other current assets balances as of September 30, 2025 and March 31, 2025:

	As of September 30, 2025	As of March 31, 2025
Prepaid deposits	$2,350,000	$—
Legal fees	224,894	548,131
Licencing fees	—	220,000
Tax services	10,000	—
Investment management fees	5,000	—
Compilance support	5,000	—
Prepaid expenses and other current assets	$2,594,894	$768,131

The Company prepays certain expenses based on the nature of the service being provided. The prepaid and other current assets balance represents advance retainership payments for legal, tax, advisory, compliance and investment management services as well as deposits for future investments.

On August 29, 2025, the Company made a prepayment of $2,350,000 to acquire an equity interest in LBK Triestina Holdings, LLC (“LBK Holdings”), a holding Company for Unione Sportiva Triestina Calcio 1918 s.r.l and TTC s.r.l. (collectively, “USTC”), each Italian privately held companies that includes U.S. Triestina Calcio 1918, a professional football club competing the Series C Italian football league and its related management, operations, lands and facilities, all located in Trieste, Italy.

As of September 30, 2025, the financing round was not finalized. The initial advance of US $2,350,000 is reported at cost and is included in “Prepaid and other current assets” on the Interim Condensed Consolidated Statement of Financial Position.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

7. Investments

	As of September 30, 2025	As of March 31, 2025
Common shares
Dogehash Technologies Inc.	$344,462	$—
US Data and Energy, LLC	—	2,750,000
Stay Inc.	1,200,000	—
CleanCore Solutions Inc.	18,180,000	—
Common shares	19,724,462	2,750,000
Unsecured convertible debt securities
Tranche 1	1,158,029	—
Tranche 2	472,564	—
Unsecured convertible debt securities	1,630,593	—
Preferred stock
Tranche 1	99,498	—
Tranche 2	41,457	—
Preferred stock	140,955	—
Common stock purchase warrants
Pre-funded warrants	2,019,919	—
Strategic advisory warrants	25,224,345	—
Common stock purchase warrants	27,244,264	—

Investments	$48,740,274	$2,750,000

Short-term investments	1,630,593	—
Long-term investments	$47,109,681	$2,750,000

1) US Data and Energy, LLC and Dogehash Technologies, Inc.

On March 13, 2025, the Company purchased 1,718,750 Class A membership units of US Data and Energy, LLC, representing 15.32% of the outstanding membership interests, for $2,750,000. On July 10, 2025, the Company sold 1,562,500 Class A-1 membership units of US Data and Energy, LLC, to an arm’s length party for $2,500,000. As a result, the Company’s investment was reduced to 156,250 shares valued at $250,000 ($1.60 per unit).

On July 25, 2025, pursuant to an asset purchase agreement, Dogehash Technologies, Inc. completed the acquisition of US Data and Energy, LLC. Concurrently with the acquisition, HOD executed a joinder agreement, accepting the terms and conditions set forth in the asset purchase agreement. Subsequent to the close of the acquisition, HOD’s existing Class A-1 membership interest, comprising 156,250 shares, was converted into 172,231 shares of the acquiror’s common stock with a fair value of $1.45 per share. The Company derecognized their investment in US Data and Energy, LCC and recognized a corresponding investment in Dogehash Technologies, Inc.

Subsequent measurement:

As of September 30, 2025, the Company subsequently remeasured its investment in Dogehash Technologies Inc. at a fair value of $344,462 based on an observable price change in the underlying common share. This valuation was based on the investee’s confirmation of a recent equity financing round priced at $2.00 per share, representing an increase from the prior period’s value of $1.45 per share. The resulting change in valuation generated a gain of $94,462, which was recognized in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss for the period.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

7. Investments (cont.)

2) Stay Inc.

On June 12, 2025, the Company completed a private placement equity financing with Stay Inc. (“Stay”), a privately held company. The Company invested $1,200,000 in exchange for 6,000,000 common shares, representing approximately 6.9% ownership interest at the time of investment. Additionally, under the terms of the share purchase agreement, the Company secured the right to nominate one director to Stay’s Board of Directors.

Commitments and Contingencies:

The share purchase agreement includes a contingent purchase obligation for the Company to acquire an additional 12,000,000 shares for aggregate gross proceeds of $2,400,000 ($0.20 per share). This obligation is contingent upon specific future liquidity events:

•        The purchase of 6,000,000 shares for $1.2 million upon conditional and final approval for Stay’s listing on a stock exchange in the U.S. or Canada, by June 11, 2026.

•        The purchase of an additional 6,000,000 shares for $1.2 million upon the commencement of trading on a stock exchange, by June 11, 2026.

If all contingent conditions are met and the shares are issued, the Company’s total investment in Stay would be $3,600,000 for 18,000,000 common shares, this contingent obligation is disclosed in accordance with ASC 450, Contingencies, as the triggering event is not considered probable as of the reporting date.

Subsequent measurement:

As of September 30, 2025, the Company’s investment in “Stay” remains unchanged at a cost of $1,200,000 as there were no indicators of impairment or observable price changes.

3) Investments in Convertible Debentures of McQueen

The Company completed an investment in McQueen Labs Inc. (“McQueen”), a privately held corporation existing under the laws of the State of Delaware (“MCQ Markets”) via a Securities Purchase Agreement (the “SPA”).

Convertible Debentures:

Pursuant to the terms of the SPA, the Company purchased unsecured non-interest-bearing convertible debentures of MCQ Markets, in the aggregate principal amount of $1,700,000 (the “Note Financing”), of which:

a)      The first tranche of $1,200,000 was purchased on May 9, 2025 and matures on February 9, 2026.

b)      The second tranche of $500,000 was purchased on June 30, 2025, via 3,002,813 Dogecoins and matures on March 31, 2026.

c)      Both tranches of debentures are repayable either in cash at maturity or at MCQ Markets option, for 110% of the principal plus any related costs before maturity.

Series F Convertible Preferred Stock:

The Company also received 1,700 bonus shares of Series F Convertible Preferred Stock of MCQ Markets, each with a par value of $0.00001. These shares are convertible into MCQ Shares at a fixed conversion price of $0.54 per share and can be converted anytime for a period of 36 months following a date of closing of SPA. Before the maturity date, the full principal amount of the preferred shares is automatically convertible into MCQ Shares upon the occurrence of a “Qualified Offering” or a “Qualified Event,” such as an initial public offering of at least US$5,000,000 and listing on a recognized stock exchange or a reverse takeover.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

7. Investments (cont.)

Convertible debt — conversion feature:

Before the maturity date, the full principal amount of the debentures is automatically convertible into MCQ Shares upon the occurrence of a “Qualified Offering” or a “Qualified Event,” such as an initial public offering of at least US$5,000,000 and listing on a recognized stock exchange or a reverse takeover. The conversion price is set at the lower of a valuation cap of $54,000,000 or 80% of the volume-weighted average trading price of MCQ Shares over the five trading days following such an event.

Initial recognition and measurement:

In accordance with ASC 321, Investments — Equity Securities, ASC 320, Investments — Debt Securities and ASC 326, Financial Instruments — Credit Losses, the Company has elected to account for convertible debentures (debt security) and associated bonus preferred stock (equity security) as financial assets.

The Company initially allocated the aggregate purchase consideration of $1,700,000 (Tranche 1 — $1,200,000; Tranche 2 — $500,000) to the convertible debentures based on their fair value and assigned the residual value to the accompanying bonus preferred stocks. The fair value of the convertible debentures was measured to be $1,559,045 (Tranche 1 — $1,100,502; Tranche 2 — $458,543) at the acquisition date. The remaining residual balance of $140,955 (Tranche 1 — $99,498; Tranche 2 — $41,457) was allocated as the cost of the bonus preferred stocks.

As of September 30, 2025, the convertible debentures were revalued to their fair value of $1,630,593 (Tranche 1 — $1,158,029; Tranche 2 — $472,564). The resulting change in valuation generated a gain of $71,548, which was recognized in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss for the period.

As of September 30, 2025, the Company assessed the preferred stock for impairment indicators, or observable price changes and concluded that none were present as of the reporting date.

4) Investment in CleanCore Solutions Inc.

a) Pre-funded warrants and common shares

On September 5, 2025, the Company acquired 10,000,000 pre-funded warrants in CleanCore Solutions Inc. (“CleanCore”) for an aggregate consideration of $10,000,000. The purchase consideration comprised $4,250,110 in cash and $5,749,890 in digital assets (26,856,093 Dogecoins), valued at an average value of $0.21 per coin at the acquisition date. Each pre-funded warrant has a nominal exercise price of $0.0001 and is exercisable into one Class B publicly traded common share (par value $0.0001 per share) of CleanCore. The total exercise price included in the upfront consideration was $1,000.

Conversion to common shares

On September 23, 2025, a total of 9,000,000 pre-funded warrants were automatically exercised and converted into common stock, pursuant to the terms and provisions of the warrant issuance. This conversion followed the filing of a definitive information statement on Form 14C with CleanCore’s shareholders and subsequent board approval. fair value of the converted pre-funded warrants on the conversion date was $17,820,000, based on the underlying market price of the CleanCore shares, which was reclassified to the 9,000,000 shares of common stock received. A resulting gain of $8,820,000 related to the converted pre-funded warrants was recognized as a change in fair value of the investment in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss.

Subsequently, on November 7, 2025, CleanCore, which maintains an elevated status as a well-known seasoned issuer (“WKSI”), filed an automatic shelf registration statement (“ASR”) on Form S-3. This action automatically registered all shares and warrants issued to the Company without requiring a formal review or approval process by the U.S. Securities and Exchange Commission (SEC).

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

7. Investments (cont.)

Subsequent measurement:

The Company’s ownership of approximately 5% of the underlying CleanCore shares and its limited advisory/observational role, which explicitly excludes any decision-making authority is not deemed to grant significant influence over its operations and policies; thus, the equity method of accounting under ASC 323 is not applied.

The Company has elected to classify the pre-funded warrants as an equity investment and measured at fair value through net income (FVTNI) in accordance with ASC 321, Investments — Equity Securities and ASC 825, Financial Instruments. It is based on the warrants representing a right to acquire publicly traded shares with a readily determinable fair value at a fixed nominal strike price.

As of September 30, 2025, the 9,000,000 shares of common stock were revalued to their fair value of $18,180,000, based on the reported market price at period-end. A resulting total gain of $360,000 related to the common stock was recognized as a change in fair value of the investment in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss.

As of September 30, 2025, the remaining 1,000,000 pre-funded warrants were revalued at fair value using the Black-Scholes option pricing model. The key inputs utilized in the model were a discount rate of 4.16%, an exercise price of $0.0001, an expected life of 4.93 years, a volatility rate of 125% and the underlying CleanCore stock price of $2.02 on the reporting date. This revaluation resulted in a total fair value of the pre-funded warrants of $2,019,919.

A resulting gain of $1,019,919 related to the change in fair value of the pre-funded warrants, was recognized in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss.

As of November 20, 2025, the CleanCore stock price decreased to $0.33 per share, representing an 84% decline from $2.02 per share as of the previous reporting date. This change has resulted in an approximate fair value loss of $1,700,000 attributable to 1,000,000 pre-funded warrants and $15,210,000 loss attributable to 9,000,000 common shares.

b) Strategic advisory services warrants

On September 5, 2025, the Company entered into a five-year strategic advisory services agreement with CleanCore. In consideration for these services, the Company received 14,000,034 warrants to purchase common stock of CleanCore, which were issued in two tranches with an expiry date of September 5, 2030:

Tranche 1:	5,250,013 warrants with an exercise price of $1.33 per warrant, fair valued at $15,487,964 as of the grant date.
Tranche 2:	8,750,021 warrants with an exercise price of $1.00 per warrant, fair valued at $26,212,080 as of the grant date.

Initial recognition and measurement:

The Company has elected to classify the strategic advisory warrants as an equity investment and measured at fair value through net income (FVTNI) in accordance with ASC 321, Investments — Equity Securities and ASC 825, Financial Instruments. It is based on the warrants representing a right to acquire publicly traded shares with a readily determinable fair value at a fixed strike price.

The valuation at acquisition date and period-end is determined utilizing a Black-Scholes option pricing model with the following weighted average key inputs: discount rate of 4.13%, an exercise price of $1.00 and $1.33 for each tranche of warrants, an expected life of 4.97 years and a volatility rate of 125%. The CleanCore stock prices used were $3.24 on the grant date and $2.02 on the reporting date. As the warrants were received upfront on the grant date for

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

7. Investments (cont.)

services to be provided over a five-year period, their initial fair value is recognized as an asset and a corresponding contract liability (deferred revenue — see Note 5) on the Interim Condensed Consolidated Statement of Financial Position.

As of September 30, 2025, the Company has remeasured its strategic advisory warrants at a fair value of $25,224,345 (Tranche 1 — $9,342,146; Tranche 2 — $15,882,199) due to short-term volatility in CleanCore’s stock. The subsequent remeasurement of these financial instruments resulted in a cumulative change in fair value of $16,475,699 (Tranche 1 — $6,145,818; Tranche 2 — $10,329,880), which was recognized as an unrealized loss in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss.

As of November 20, 2025, the CleanCore stock price decreased to $0.33 per share, a decline of 84% from $2.02 per share as of the prior reporting date. This decrease has resulted in an approximate fair value loss of $21,900,000 for 14,000,000 strategic advisory warrants.

8. Intangible Assets and License Contract Liability

On January 31, 2025, the Company entered into a Trademark License Agreement (“the Agreement”) with the Dogecoin Foundation, Inc. and its affiliate, MadeUpNumbers Ltd., (collectively, the “Licensors”), granting the Company an exclusive, royalty-bearing license to use certain trademarks, including the DOGECOIN mark, for the manufacture, sale and distribution of licensed goods and services worldwide. The initial term of the Agreement is five years, with an option to renew for an additional period of fifteen years beyond the initial term at the election of the Company.

Under the terms of the Agreement, the Company is required to pay a 5% royalty on all net sales generated through the sale of the licensed products. The Agreement also stipulates a minimum aggregate royalty payment of $200,000 USD per month, payable monthly in advance, for the first five years, consistent with the estimated economic life of the underlying intangible asset. The liability is measured at amortized cost and the related intangible asset is amortized on a straight-line basis. Any shortfall between actual royalties generated and the minimum monthly guarantee is funded directly by the Company.

The Company has accounted for the license as an intangible asset under ASC 350, Intangibles — Goodwill and Other. The initial recognition of the intangible asset includes:

•        The present value of the minimum guaranteed royalty payments over the initial five-year term, based on a borrowing rate of 18.5%, of which the Company recorded $7,945,832.

•        The fair value of the 32,700,000 common shares (the “License Shares”) issued to the Licensors as consideration for the license, of which the Company recorded $65,400.

•        A contingent equity guarantee (the “Equity Guarantee”) provision under which the Licensors are guaranteed to own no less than 9.99% of the Company immediately following a Go-Public Event (U.S. or Canadian stock exchange listing), either directly or through a business combination. The Company recognized an initial fair value of this guarantee of $3,197. The fair value was determined using a simplified calculation which took the expected shares to be issued multiplied by the Company’s share price at the transaction date.

The 9.99% Equity Guarantee represents a liability classified under ASC 718, Compensation — Stock Compensation, as it was granted in exchange for trademarks to be used in the Company’s operations. The obligation is measured at fair value at the inception of the Agreement and remeasured at each reporting date, with changes in fair value recorded in earnings. As of March 31, 2025, the Equity Guarantee was measured at a fair value of $799,364. This value was calculated by multiplying the anticipated number of shares to be issued by the Company’s closing share price on March 31, 2025.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

8. Intangible Assets and License Contract Liability (cont.)

On June 25, 2025, the guarantee was subsequently settled through the issuance of 1,598,731 common shares for $1,055,163 (at $0.66 per share). As of September 30, 2025, the Licensors collectively hold 10.24% of the Company’s outstanding shares and there is no remaining liability associated with the Equity Guarantee.

The intangible asset is being amortized over 5 years. The amortization period will be reassessed annually to ensure alignment with the estimated useful life of the license.

The continuity of intangible assets for the period is as follows:

Intangible license asset	Amount
Balance, March 31, 2025	$7,747,281
Amortization expense	(801,443)
Balance, September 30, 2025	$6,945,838

The continuity of license contract liability for the period is as follows:

Intangible license liability	Amount
Balance, March 31, 2025	$7,859,008
Payments	(1,200,000)
Finance expense	652,461
Balance, September 30, 2025	$7,311,469

Less: current portion	(2,400,000)
Non-current portion	$4,911,469

The future minimum payments under the Agreement are as follows:

Minimum payments under the Agreement	Amount
Within 1 year	$2,400,000
2 to 3 years	4,800,000
4 to 5 years	3,200,000
Total minimum payments	10,400,000
Effect of discounting	(3,088,531)
Present value of minimum payments	$7,311,469

For the six months ended September 30, 2025, the carrying value of the intangible asset decreased to $6,945,838 (March 31, 2025: $7,747,281), primarily attributable to amortization expense amounting to $801,443 recognized during the period (March 31, 2025: $267,148). No additional intangible assets were capitalized within this reporting timeframe.

As of September 30, 2025, the corresponding license contract liability was reduced to $7,311,469. This decrease is a result of scheduled minimum royalty payments totaling $1,200,000 and accrued finance expense of $652,461, recognized in accordance with the effective interest method.

9. Short-Term Debt

On September 2, 2025, the Company entered into a secured short-term demand note agreement for $3,500,000 at 12% annual interest, repayable upon the earliest of:

•        five business days after announcing a “Go-Public” transaction,

•        October 23, 2025, or

•        In the event of default or breach of the terms of this short-term demand note.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

9. Short-Term Debt (cont.)

The demand note is secured by a continuing general lien and security interest in all of the Company’s assets, including all accessions, accounts, equipment, inventory, intellectual property, investment property, proceeds, and records. This remains in effect until all obligations are fully paid. In the event that the loan is not repaid by the maturity date, the remaining principal balance will accrue interest at a rate of 20% per annum until full payment is received.

As of September 30, 2025, the Company remitted $33,370 in pro-rated interest (from September 2 to 30) to the lender. Subsequently, on October 14, 2025, the Company fully repaid the $3,500,000 outstanding principal along with $16,110 in accrued interest (pro-rated from October 1 to 14) and received a payout and discharge letter from the lender.

10. Capital Stock

Common stock

Pursuant to the Certificate of Formation (as amended), the Company is authorized to issue up to 1,000,000,000 shares of voting common stock of the Company with no par value and up to 1,000,000,000 shares of a nonvoting common stock of the Company with no par value. Each voting common stockholder is entitled to one vote.

As there are nil nonvoting common stock issued and outstanding, for the purposes of this Quarterly Report, use of “common stock” shall mean the “voting common stock”.

Issuances of common stock in exchange for cash and services

•        On April 30, 2025, the Company issued 58,824 shares at $0.17 per share for cash proceeds of $10,000. An additional 6,800,000 shares (with a fair value of $1,156,000) were issued for services. An additional 25,708,824 shares were issued pursuant to advance subscriptions which were collected in the period ended March 31, 2025 for total cash consideration of $4,370,500 and 7,889,661 shares issued as compensation for services with a fair value of $1,341,242.

•        On June 2, 2025, the Company issued 4,880,000 shares at $0.50 per share, securing $2,440,000 in gross cash proceeds and 360,000 shares (with a fair value of $180,000) were issued for services. An additional 12,300,000 shares were issued pursuant to advance subscriptions which were collected in the period ended March 31, 2025 for a total cash consideration of $6,150,000.

•        On June 15, 2025, the Company raised $10,000,000 in cash by issuing 15,151,515 shares at $0.66 per share. An additional 181,818 shares (with a fair value of $120,000) were issued for services.

•        On June 25, 2025, the Company settled the Equity Guarantee with the Dogecoin Foundation by issuing 1,598,731 shares (with a fair value of $1,055,163) at $0.66 per share.

•        On July 29, 2025, the Company issued 5,000,000 shares for services rendered, with a fair value of $3,300,000 ($0.66 per share).

•        On July 12, 2025, the Company repurchased and cancelled 15,000,000 of its common shares from certain shareholders for total consideration of $2,500,000.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

10. Capital Stock (cont.)

Grant and vesting of restricted share units (“RSUs”)

	Number of units	Weighted average grant-date per share fair value
Balance as of March 31, 2025	—	$—
Granted	21,000,000	0.50
Balance as of June 30, 2025	21,000,000	0.50
Granted	1,000,000	0.66
Balance as of September 30, 2025	22,000,000	$0.50

During the six months ended September 30, 2025, the Company granted a total of 22,000,000 RSUs to executives. Of this total, 6,250,000 units vested during the period. The standard vesting schedule for these RSU grants is quarterly over a 12-month period from the grant date. An exception was made for a specific grant of 1,000,000 units issued in September 2025, which vested immediately upon issuance.

As a result of this vesting activity, the Company recognized a total RSU vesting expense of $8,841,597 in the Interim Condensed Consolidated Statement of Loss and Comprehensive Loss for the six-months period ended September 30, 2025 ($5,217,014 in Q1 and $3,624,583 in Q2).

11. Operating Expenses

The table below presents the operating expenses for the three- and six-months period ended September 30, 2025:

	Three months ended September 30, 2025	Six months ended September 30, 2025
Insurance	6,732	6,732
Bank fees	15,456	18,521
Office expenses	$34,240	$70,156
Travel and entertainment	308,763	531,529
Technology development	802,811	1,539,852
Share-based compensation	3,624,583	8,841,597
Consulting fees	5,073,275	7,696,270
General and administrative expenses	9,865,860	18,704,657

Professional and legal	81,181	147,084
Advertising and marketing	428,409	2,549,846
Total operating expenses	$10,375,450	$21,401,587

The operating expenses are mainly comprised of fees for management and technology consultants, non-cash compensation expenses related to vesting of RSUs and legal and marketing fees associated with strategic partnerships, investments and raising of equity and debt financing for business growth.

12. Loss Per Share

Basic loss per share is determined by dividing net loss attributable to common stockholders by the weighted average number of basic shares outstanding for the relevant period. The calculation of diluted loss per share includes the dilutive effect of potential shares outstanding during the relevant period. Unvested restricted stock awards are omitted from the calculation of diluted earnings per share, because the impact would be anti-dilutive.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

12. Loss Per Share (cont.)

The following table sets forth the computation of basic loss per share for the three and six month periods ending September 30, 2025:

	Three months ended September 30, 2025	Six months ended September 30, 2025
Weighted average # of common shares outstanding, basic	331,560,575	320,303,343
Weighted average # of vested RSUs outstanding	4,956,522	2,491,804
Weighted average # of common shares outstanding, basic and diluted	336,517,097	322,795,147

Net loss attributable to common stockholders	$15,640,004	$27,771,958
Net loss per share, basic and diluted	$0.05	$0.09

Anti-dilutive securities not included in the calculation of diluted EPS:
Weighted average # of non-vested RSUs outstanding	15,750,000	15,307,377

13. Related Party Transactions

The Company defines key management personnel as those persons having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly and has determined to be the former sole director and a former officer of the Company.

For the period ending September 30, 2025, the Company paid $239,500 in consulting fees and 600,000 shares in lieu of services (with a fair value of $102,000) to a firm controlled by its former director, who resigned on September 5, 2025. These services were provided in the normal course of business and were measured at the exchange amount, which is the amount agreed upon by the related parties.

14. Financial Instruments and Risk Management

Financial instruments that are measured at fair value use inputs which are classified within a hierarchy that prioritizes their significance. The fair value of the Company’s financial instruments has been classified within the fair value hierarchy as at September 30, 2025, as follows:

		Fair value measured as of September 30, 2025
	Total carrying value	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
License contract liability(a)	$7,311,469	$—	$—	$7,311,469
Convertible debt securities(b)	1,630,593	—	1,630,593	—
Investments in CleanCore(b)
Common shares	18,180,000	18,180,000	—	—
Prefunded warrants	2,019,919	—	2,019,919	—
Strategic advisory warrants	$25,224,345	$—	$25,224,345	$—

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

14. Financial Instruments and Risk Management (cont.)

		Fair value measured as of March 31, 2025
	Total carrying value	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Equity guarantee liability(a)	$799,364	$—	$799,364	$—
License contract liability(a)	$7,859,008	$—	$—	$7,859,008

____________

(a)      Note 8 — Intangible Assets and License Contract Liability

(b)      Note 7 — Investments

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

Credit Risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfil its payment obligations. The Company’s credit risk is primarily attributable to cash and accounts receivable.

Cash consists of cash deposited at reputable financial institutions. Management believes credit risk with respect to financial instruments included in cash is minimal due to the creditworthiness of its financial institutions.

The Company mitigates credit risk for accounts receivable by adopting a policy of transacting with creditworthy counterparties and continuously monitoring exposure and credit ratings. Risk is actively managed by enforcing clear credit policies and payment terms and regularly reviewing aging reports to ensure receivables remain current. Subsequent to the quarter end, amounts receivable from customers were realized in full.

Market Risk

Market risk is the risk that changes in market conditions, such as commodity prices, cryptocurrency prices, foreign exchange rates and interest rates, will affect the Company’s net income or the value of financial instruments (such as volatility in stock prices affecting the CleanCore investment). The objective of market risk management is to manage and control market risk exposures within acceptable limits, while maximizing the Company’s returns.

Foreign Currency Risk

Foreign currency exchange rate risk is the risk that the fair value of future cash flows will fluctuate due to changes in foreign exchange rates. The Company does not currently use foreign exchange contracts to hedge its exposure to currency rate risk as management has determined that this risk is not significant. As such, the Company’s financial position and financial results may be adversely affected by the unfavorable fluctuations in currency exchange rates. As of September 30, 2025, the Company did not have significant monetary assets and liabilities denominated in foreign currencies.

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting obligations associated with its financial liabilities. The Company’s financial liabilities primarily consist of short-term debts, accounts payables and accrued liabilities and license contract liability as presented on the Interim Condensed Consolidated Statement of Financial Position. As of September 30, 2025, the Company had sufficient cash to settle all current liabilities. Subsequent to the quarter-end, the Company was able to obtain a debt financing through secured promissory note of $8,000,000 to meet working capital requirements and business growth objectives.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

15. Commitments and Contingencies

Legal Proceedings

There are no legal proceedings or claims pending against the Company that management believes would have a material adverse effect on the Company’s business, financial condition, or results of operations, either individually or in the aggregate.

16. Subsequent Events

Merger Agreement with Brag House Holdings Inc.

On October 12, 2025, the Company entered into a definitive merger agreement with Brag House Holdings Inc., a Nasdaq publicly trading company (“Brag House”) and its subsidiary, Brag House Merger Sub Inc. (“Merger Sub”). The transaction is structured as a reverse merger, executed in accordance with the General Corporation Law of the State of Delaware and the Texas Business Organizations Code. Pursuant to the agreement, Merger Sub will merge into the Company, with the Company surviving as a wholly owned subsidiary of Brag House upon closing.

Upon completion of the transaction, Brag House will issue its securities to the Company’s shareholders in exchange for their existing holdings:

•        Up to an aggregate of 594,000,000 shares of Brag House common stock, par value $0.0001 per share, in exchange for the Company’s common stock.

•        Shares of Class C Convertible Preferred Stock in exchange for corresponding Company shares.

•        Common shares in exchange for vested Company RSUs and a reserve of equivalent restricted stock units established for unvested Company RSUs upon future vesting.

After execution of the merger agreement, the Company secured debt financing of $8,000,000 and issued a secured promissory note to Brag House. The note bears an annual interest rate of 5% and has a maturity period of six months. The proceeds from this note were utilized for working capital and the retirement of a $3,500,000 short-term demand note and related accrued interest. The principal balance of this loan may be adjusted and increased based on net cash proceeds from future equity offerings by Brag House made available to the Company, provided Brag House maintains a minimum operating cash balance of $1,200,000.

Short-term debt

On October 14, 2025, the Company satisfied all obligations related to a short-term demand note by remitting a principal payment of $3,500,000 and accrued interest totaling $16,110 (prorated for the month of October 2025). The Company subsequently received a payout and discharge letter from the lender, confirming full settlement and the termination of the obligation.

Investment in Sierre-Valais Sport SA (“SVS”)

On October 14, 2025, the Company executed a binding letter agreement for purchase to acquire a minority equity interest in SVS, representing 19.9% of the A common/voting shares for total consideration of CHF 2,300,000. This equity interest encompasses the hockey and arena management operations of HC Sierre SA (“HC Sierre”), a professional ice hockey team competing in the Swiss League.

As of current date, the Company has tendered an initial payment of CHF 700,000 (due upon execution of the agreement) and CHF 5,000 in Dogecoin to a specified digital wallet account. The remaining balance of CHF 1,595,000 is scheduled to be satisfied through the issuance of equity shares of House of Doge Inc., contingent upon and subsequent to the closing of its go-public transaction (via a merger or reverse takeover) on a US stock exchange.

House of Doge Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(In United States dollars, expect for per share data)

16. Subsequent Events (cont.)

Additional investment in LBK Triestina Holdings, LLC (“LBK Holdings”)

On October 15, 2025, the Company made an additional advance payment of $2,310,000 toward its equity interest in LBK Holdings. This transaction increases the Company’s total advance payments to $4,660,000, representing a prospective equity ownership interest of just under 40%. The Company will also have the right to designate certain board representation at LBK Holdings.

Sponsorship agreement with U.S. Triestina Calcio 1918 S.R.L. (“US Triestina”)

On October 23, 2025, the Company entered into a two-season kit sponsorship agreement with US Triestina. The agreement with a total sponsorship fees of €1,000,000 is payable in two equal installments of €500,000 each and covers the remainder of the 2025-2026 and the 2026-2027 sporting seasons.

Restricted Share Units (“RSU’s”) Grants

On October 1, 2025, the Company granted 17,047,000 Restricted Stock Units (RSUs) to employees and consultants. The vesting schedule for these RSUs is as follows:

•        747,000 RSUs: These will vest in a single tranche over one month, concluding on October 31, 2025.

•        200,000 RSUs: These will vest in two tranches over a nine-month period, ending on June 30, 2026.

•        1,700,000 RSUs: These will vest in seven tranches over an eighteen-month period, with the final vesting date being March 31, 2027.

•        14,400,000 RSUs: These will vest in six quarterly tranches over an eighteen-month period, also concluding on March 31, 2027.

Annex A

MERGER AGREEMENT

by and among

BRAG HOUSE HOLDINGS, INC.,

BRAG HOUSE MERGER SUB, INC.

and

HOUSE OF DOGE INC.

*****

October 12, 2025

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2025 (the “Execution Date”), by and among BRAG HOUSE HOLDINGS, INC., a Delaware corporation (“Purchaser”), BRAG HOUSE MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and HOUSE OF DOGE INC., a Texas corporation (the “Company”). Purchaser, Merger Sub, and the Company may each be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Purchaser desires to acquire the Company (and indirectly its wholly-owned subsidiaries as listed on Section 4.1(b) of the Company Disclosure Schedule (the “Company Subsidiaries”)) via the reverse merger of the Company whereby, on the Closing Date (as hereinafter defined) and upon the terms and subject to subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Texas Business Organizations Code (the “BOC”), Merger Sub will merge with and into the Company (the “Merger,” and together with the other transactions contemplated hereby, the “Transactions”), with the Company surviving the Merger as a wholly owned subsidiary of Purchaser;

WHEREAS, in connection with the Merger, Purchaser will issue the following securities to (i) certain Company Stockholders (as hereinafter defined) in exchange for their shares of common stock, no par value per share, of the Company (the “Company Shares”), up to an aggregate of 594,000,000 shares of its common stock, par value $0.0001 per share (the “Purchaser Common Stock”); (ii) certain Company Stockholders, shares of Class C Convertible Preferred Stock (“Class C Preferred Stock”) in exchange for their Company Shares; and (iii) the holders of vested Company RSUs (as hereinafter defined), shares of Purchaser Common Stock, in accordance with and pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the Merger, Purchaser will reserve for issuance and will issue upon vesting to holders of unvested Company RSUs unvested Purchaser RSUs in exchange for their unvested Company RSUs, in accordance with and pursuant to the terms and conditions set forth in this Agreement (each, an “Exchange RSU”);

WHEREAS, in connection with the Merger, Purchaser will reserve for issuance the Merger Shares issuable pursuant to the Exchange RSUs;

WHEREAS, in connection with the Merger, Purchaser will also issue to Lavell Juan Malloy, II and certain other individuals or representatives of Purchaser to be identified by Purchaser prior to the Closing (as hereinafter defined) (“Purchaser Representatives”) an aggregate of 9,000,000 shares of Purchaser Common Stock (“Other Consideration Shares”);

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations, and (b) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(b), the “Intended Tax Treatment”);

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the issuance of Exchange Shares and Exchange RSUs (and the reservation and subsequent issuance of Purchaser Common Stock in respect of the Exchange RSUs) to the stockholders of the Company and the Other Consideration Shares to the Purchaser Representatives, (b) declared that it is fair to, advisable and in the best interests of Purchaser and the stockholders of Purchaser (the “Purchaser Stockholders”) that Purchaser enter into this Agreement and consummate the Transactions, on the terms and subject to the conditions set forth in this Agreement and (c) recommended to the Purchaser Stockholders that they vote in favor of the Purchaser Stockholder Approval;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved and declared advisable this Agreement, and the Transactions, including the Merger, in accordance with the organizational documents of the Company, (b) declared that it is fair to, advisable and in the best interests of the Company and the Company Stockholders (as defined herein) that the Company enter into this Agreement, and to consummate the Transactions, including the Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders either through a written consent or at a meeting of the Company Stockholders, and (d) recommended to the Company Stockholders that they adopt this Agreement and thereby approve the Transactions; and

WHEREAS, the board of directors of Merger Sub has (a) approved and declared advisable this Agreement, and the Transactions, including the Merger, (b) declared that it is fair to, advisable and in the best interests of Merger Sub and the sole shareholder of Merger Sub that Merger Sub enter into this Agreement, on the terms and subject to the conditions set forth in this Agreement, and consummate the Transactions, including the Merger, (c) recommended to the sole shareholder of Merger Sub that it adopts this Agreement, and (d) Purchaser, in its capacity as the sole shareholder of Merger Sub has approved and adopted Agreement by written consent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions

As used herein, the following terms shall have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and its and their respective stockholders, partners, directors, officers, members, managers and employees, and with respect to a particular individual: (i) each other member of such individual’s family who resides with such individual and (ii) any Person that is controlled by one or more members of such individual’s family.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Alternative Proposal” has the meaning specified in Section 7.2(a).

“Alternative Transaction” has the meaning specified in Section 7.2(a).

“BOC” has the meaning specified in the Recitals.

“Business” means the business of the Company as conducted through the Company and/or the Company Subsidiaries immediately prior to the Closing Date.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York are authorized or obligated to close.

“CAO” has the meaning specified in Section 2.3(c).

“Certificate of Merger” has the meaning specified in Section 2.1(b).

“Certificates” has the meaning specified in Section 3.1(a).

“Change in Recommendation” has the meaning specified in Section 7.6(c).

“Class A Preferred Stock” has the meaning specified in Section 5.7(a).

“Class B Preferred Stock” has the meaning specified in Section 5.7(a).

“Class C Preferred Stock” has the meaning specified in the Recitals.

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Board” has the meaning specified in the Recitals.

“Company Disclosure Schedule” has the meaning specified in the introductory paragraph of Article IV.

“Company Financial Statements” has the meaning specified in Section 4.16(a).

“Company Intellectual Property” has the meaning specified in Section 4.19.

“Company License Agreements” has the meaning specified in Section 4.19.

“Company Material Adverse Effect” means any effect, change, event, occurrence, statement of facts or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the Business, the assets, financial condition, results of operations or prospects of the Company, or the right or ability of the Company to consummate any of the transactions contemplated hereby; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general business, economic, or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any matter disclosed in the Company Disclosure Schedule; (v) any changes in applicable Laws or accounting rules; (vi) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Company; (vii) any natural or man-made disaster or acts of God; (viii) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; and the foregoing (i)-(v), (vii) and (viii) shall not be deemed to be a Company Material Adverse Effect unless such events, changes, developments, or occurrences, taken as a whole, have a material disproportionate effect on the Company relative to other participants in the industries in which the Company operates.

“Company Permits” has the meaning specified in Section 4.25.

“Company RSU” means a restricted stock unit representing the right to earn one Company Share pursuant to the terms and conditions set forth in the applicable award documents.

“Company Share(s)” has the meaning specified in the Recitals.

“Company Stockholder Approval” has the meaning specified in Section 6.1(a).

“Company Stockholders” means, collectively, the holders of Company Shares as of any time prior to the Effective Time.

“Company Subsidiary(ies)” has the meaning specified in the Recitals.

“Company Termination Fee” has the meaning specified in Section 7.5(b)(iii).

“Confidential Information” has the meaning specified in Section 7.15.

“Contracts” means any contracts, agreements, subcontracts, leases, notes, indentures, commitments, memoranda of understanding and purchase orders, whether written or oral, whether implied or express, and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

“DGCL” has the meaning specified in the Recitals.

“Effective Date” has the meaning specified in Section 2.1(b).

“Effective Time” has the meaning specified in Section 2.1(b).

“Employee Benefit Plans” means each written employee benefit plan, scheme, program, policy, agreement, arrangement and contract (including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, or equity based arrangement, and any employment, termination, retention, bonus, change in control, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, program, policy, arrangement or contract and any trust, escrow or other funding arrangement related thereto which is currently or has been at any time maintained or contributed to by either Company or any ERISA Affiliate for the benefit of any current or former partner, officer, employee or director or the dependents thereof.

“Environmental Laws” means any law, common law, ordinance, regulation or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 3.5(a).

“Exchange Consideration” has the meaning specified in Section 3.1(b).

“Exchange Ratio” means the quotient obtained by dividing (a) 663,250,176 (consisting of Purchaser Common Stock issuable to Company Stockholders and to holders of outstanding Company RSUs under this Agreement as of the Execution Date), by (b) the aggregate number of Company Shares outstanding immediately prior to the Effective Time on a fully diluted basis; provided that, any Company Shares issued as permitted pursuant to Section 7.1(b)(xxiv) shall be excluded from clause (b) hereof.

“Exchange RSU” has the meaning specified in the Recitals.

“Exchange Shares” means the shares of Purchaser Common Stock and Class C Preferred Stock issued pursuant to Section 3.1(a) and (b).

“Execution Date” has the meaning specified in the preamble to this Agreement.

“Existing Lender” has the meaning specified in Section 7.13.

“GAAP” means generally accepted accounting principles in the United States as in effect (a) with respect to financial information for periods on or after the Execution Date, as of the Execution Date, and (b) with respect to financial information for periods prior to the Execution Date, as of such applicable time.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body that is government-owned or established to perform such functions.

“Governmental Order” means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means and includes petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

“Indebtedness” means, with respect to any Person (without duplication), any obligations, contingent or otherwise, in respect of: (i) the principal amount of any indebtedness for borrowed money outstanding, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due as a result of the transactions contemplated by this Agreement and including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment that have been delivered, including “earn outs” and “seller notes,” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (ii) e-mail addresses, internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, and other social media companies or platforms and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information, and know how, databases, data collections, and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations, and continuations in part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; (vii) semiconductor chips and mask works; (viii) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (ix) all rights to any Actions of any nature available to or being pursued to the extent related to the foregoing, whether accruing before, on or after the Closing Date, including all rights to and claims for damages, restitution, and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 7.1(a).

“Knowledge of the Company” means the actual and constructive knowledge of Marco Margiotta, its Chief Executive Officer, and Charles Park, its Chief Financial Officer, after reasonable inquiry of each such individual’s direct reports.

“Knowledge of Purchaser” means the actual and constructive knowledge of Lavell Juan Malloy, II, its Chief Executive Officer, Daniel Leibovich, its Chief Operating Officer and Chetan Jindal, its Chief Financial Officer, after reasonable inquiry of each such individual’s direct reports.

“Law” or “Laws” means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, judgment, decree, proclamation, treaty, rule, regulation, ruling, or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 3.5(b).

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant, or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Loan” has the meaning specified in Section 7.13.

“Loan Note” has the meaning specified in Section 7.13.

“Major Stockholder(s)” has the meaning specified in Section 3.1(a).

“Material Agreement” has the meaning specified in Section 4.14.

“Material Contract(s)” of a Person means all Contracts to which the Person or a Subsidiary of such Person is a party (i) involving obligations (contingent or otherwise) of, or payments to, such Person or Subsidiary in excess of $1,000,000, (ii) containing any covenant limiting the freedom of such Person or Subsidiary to engage in any business activity or compete with any Person, and (iii) solely in the case of Purchaser, is filed or required to be filed by Purchaser with the SEC pursuant to the Securities Act or the Exchange Act.

“Merger” has the meaning specified in the Recitals.

“Merger Shares” means the shares of Purchaser Common Stock issuable pursuant to Sections 3.1(a) and (b), including the shares of Purchaser Common Stock issuable upon conversion of the shares of Class C Preferred Stock issuable under Section 3.1(a) and upon exercise of the Exchange RSUs.

“Merger Sub” has the meaning specified in the preamble to this Agreement.

“Merger Sub Common Stock” has the meaning specified in Section 5.7(c).

“Minimum Purchaser Allocation (Interim Period)” has the meaning specified in Section 7.18(a).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Nasdaq Listing Application” has the meaning specified in Section 7.11(b).

“Nasdaq Proposal” has the meaning specified in Section 7.6(b).

“Net Proceeds” means all proceeds received by Purchaser pursuant to a Permitted Issuance minus direct, reasonable, documented and out-of-pocket costs incurred by Purchaser pursuant to such Permitted Issuance minus the Minimum Purchaser Allocation (Interim Period).

“Ordinary Course of Business” means the ordinary course of conduct of a business consistent with past custom and practice of such business.

“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments and other modifications thereto.

“Other Consideration Shares” has the meaning specified in the Recitals.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.17.

“Permitted Issuance” means an issuance of Purchaser Common Stock (a) as a result of the exercise, conversion or exchange of any securities of Purchaser outstanding as of the Execution Date, including, but not limited to, the Class B Preferred Stock, (b) to the Company’s officers, directors, employees consultants or other service providers under the Stock Incentive Plan, an employment arrangement or contract, or agreement to provide services to Purchaser, (c) in connection with the Reverse Stock Split, a recapitalization or similar reorganization transaction of Purchaser, or (d) pursuant to a securities purchase agreement or similar agreement or arrangement providing for an equity line of credit to Purchaser (the “ELOC”), whereby the ELOC investor is committed to purchase from Purchaser, at Purchaser’s sole and absolute discretion, up to a fixed number of shares of Purchaser Common Stock. Notwithstanding anything to the contrary set forth in this Agreement, no issuance of equity securities or other capital raise that triggers any anti-dilution or similar rights (including, but not limited to, caused by an issuance of equity securities at lower than market value) for any of Purchaser’s security holders shall be considered a Permitted Issuance.

“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith by appropriate proceedings and, in each case, for which specific and adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanic’s, materialman’s, carrier’s, repairer’s, and other similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in either case, for which specific and adequate accruals or reserves have been established in accordance with GAAP, as applicable, (iii) non-exclusive licenses of Intellectual Property rights granted to customers in the Ordinary Course of Business, (iv) statutory Liens of landlords and Liens of carriers imposed by applicable Law, in each case, in the Ordinary Course of Business (other than, for the avoidance of doubt, any breach or default), (v) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, or other types of social security, (vi) defects or imperfections of title, easements, covenants, rights of way, restrictions, and other similar charges, defects, or encumbrances affecting title to real property that do not and would not reasonably be expected to materially interfere with the value or occupancy of such real property or the conduct of business as currently conducted thereon, or (vii) Liens arising pursuant to the express terms of this Agreement.

“Person” means any individual, company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Preferred Stock” has the meaning specified in Section 5.7(a).

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Allocation Requirements” has the meaning specified in Section 7.18(b).

“Purchaser Board” has the meaning specified in the Recitals.

“Purchaser Board Recommendation” has the meaning specified in Section 7.6(b).

“Purchaser Common Stock” has the meaning specified in the Recitals.

“Purchaser D&O Tail Policy” has the meaning specified in Section 7.8(e).

“Purchaser Disclosure Schedule” has the meaning specified in the introductory paragraph of Article V.

“Purchaser Equity” has the meaning specified in Section 5.7(a).

“Purchaser Financial Statements” means all of the financial statements of Purchaser included in the Purchaser SEC Reports.

“Purchaser Intervening Event” has the meaning specified in Section 7.6(c).

“Purchaser Material Adverse Effect” means any effect, change, event, occurrence, statement of facts or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the assets, business, financial condition, results of operations or prospects of Purchaser or the right or ability of Purchaser to consummate any of the transactions contemplated hereby; provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general business, economic, or political conditions; (ii) conditions generally affecting the industries in which Purchaser operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any matter disclosed in the Purchaser Disclosure Schedule; (v) any changes in applicable Laws or accounting rules; (vi) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with Purchaser; (vii) any natural or man-made disaster or acts of God; (viii) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national, or international political conditions, or social conditions; or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; and the foregoing (i)-(ix) shall not be deemed to be a Purchaser Material Adverse Effect unless such events, changes, developments, or occurrences, taken as a whole, have a material disproportionate effect on Purchaser relative to other participants in the industries in which Purchaser operates.

“Purchaser Parties” has the meaning specified in the introductory paragraph of Article V.

“Purchaser Representative Employment Agreements” has the meaning specified in Section 7.19.

“Purchaser Representatives” has the meaning specified in the Recitals.

“Purchaser RSU” means a restricted stock unit representing the right to earn one share of Purchaser Common Stock.

“Purchaser SEC Reports” has the meaning specified in Section 5.9(a).

“Purchaser Stockholder Approval” means approval of the Transaction Proposals by a majority of the outstanding stock of Purchaser entitled to vote thereon.

“Purchaser Stockholders” has the meaning specified in the Recitals.

“Purchaser Stockholders Meeting” has the meaning specified in Section 7.6(a).

“Purchaser Termination Fee” has the meaning specified in Section 9.5(b)(i).

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and containing a prospectus and proxy statement of Purchaser.

“Representatives” means a Party’s officers, directors, Affiliates, managers, consultants, employees, representatives, and agents.

“Reverse Stock Split” means a reverse stock split of the Purchaser Common Stock, with the final ratio to be determined by the Purchaser Board and be effectuated by Purchaser.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selected Common Shares” has the meaning specified in Section 3.1(a).

“Stock Incentive Plan” means Purchaser’s 2024 Omnibus Incentive Plan.

“Subsidiary(ies)” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control via contractual or other arrangements more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

“Superior Proposal” has the meaning specified in Section 7.2(a).

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Tangible Personal Property” has the meaning specified in Section 5.15(a).

“Tax” or “Taxes” means (a) any and all federal, state, local, and foreign taxes, charges, fees, levies, assessments, duties, or other amounts payable to any Governmental Authority, including: income, franchise, profits, margin, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, escheat or unclaimed property, occupation, premium, registration, and gains taxes, customs, duties, imposts, charges, levies, or other similar assessments of any kind whatsoever, whether disputed or not, together with any interest, penalties, and additions imposed with respect thereto and any interest in respect of such penalties or additions; (b) any liability for the payment of any item described in clause (a) immediately above as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) immediately above as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b), or (c) immediately above of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

“Tax Return” means any return, document, declaration, report, claim for refund, information return, or statement required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning specified in Section 9.2(a).

“Transaction(s)” has the meaning specified in the Recitals.

“Transaction Litigation” has the meaning specified in Section 7.16(c).

“Transaction Proposals” has the meaning specified in Section 7.6(b).

“Transfer Agent” means VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, NY 11598.

“Treasury Regulations” means the interpretive treasury regulations promulgated under the Code.

Section 1.2. Other Definitional and Interpretative Provisions

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement (including any Exhibits and Schedules annexed hereto) as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Purchaser Disclosure Schedule and the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law, or applicable Law shall be deemed to refer to such statute, rule, regulation, law, or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder (except to the extent otherwise expressly provided herein). References to any Contract are to that Contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in Wilmington, Delaware. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States dollars in the manner and at the times set forth herein and all monetary references used herein, including references to “$” shall be to United States dollars unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II. MERGER

Section 2.1. The Merger

(a)         Upon the terms and conditions set forth in this Agreement and in accordance with the DGCL and the BOC, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, and (ii) the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly-owned subsidiary of Purchaser.

(b)         On the Closing Date, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Purchaser (the “Certificate of Merger”), to be executed and filed with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas. The Merger shall become effective on the date and at the time agreed by Purchaser and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time” and the date the Merger becomes effective being referred to as the “Effective Date”).

(c)         The Merger shall be effectuated pursuant to the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

(d)         At the Effective Time, the Organizational Documents of the Company shall become the Organizational Documents of the Surviving Corporation.

(e)         On or prior to the Closing Date, the Purchaser Board shall approve a name change of Purchaser to “House of Doge Inc.” and shall file a certificate evidencing the same with the Secretary of State of the State of Delaware, as well as cause the trading symbol under which the Purchaser Common Stock is listed for trading on Nasdaq to be changed to a trading symbol that the Parties shall agree promptly and in good faith following the Execution Time, (or such other symbol as may be acceptable to Nasdaq, the Company, and Purchaser) effective as of the Closing Date.

Section 2.2. [RESERVED]

Section 2.3. Directors and Officers of Purchaser

(a)         At the Effective Time, the Purchaser Board shall consist of seven members, six of whom shall be designated by the Company and with Lavell Juan Malloy, II, a current director, to remain in such capacity as the seventh, provided that at least four of the six designees from the Company shall qualify as “independent directors” under Nasdaq’s listing rules. A nominee designated by the Company to serve as a director shall serve as chairman of the Purchaser Board, as well as its subcommittees, including without limitation, the audit committee, the compensation committee and the corporate governance committee. All of such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Organizational Documents.

(b)         At the Effective Time, the officers of Purchaser as of the date hereof shall resign with such resignation being effective at the Effective Time, and the following Persons nominated by the Company shall hold the corresponding offices until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation, or removal:

•     Chief Executive Officer: Marco Margiotta

•     Chief Financial Officer: Charles Park

•     Secretary: Mark Lau

(c)         Notwithstanding the foregoing, upon the execution and delivery of this Agreement, the Company shall have the right to nominate or appointment a “Chief Accounting Officer” (“CAO”) to serve as part of Purchaser’s management team and to work closely with Purchaser’s personnel, both in finance and operations, so as to ensure a successful transition at the Closing. Purchaser and the Company shall mutually cooperate to ensure that the CAO works, and is aligned, with the current Chief Financial Officer of Purchaser on mutually agreed processes for financial control during the Interim Period. The CAO and the current Chief Financial Officer of Purchaser shall also have dual approval and sign-off rights with respect to expenditures of Purchaser during the Interim Period.

(d)         The officers of Purchaser as of the date hereof, notwithstanding their resignation pursuant to Section 2.3(b), shall continue their function as senior management personnel of Purchaser in roles, functions and other management capacities with respect to the businesses and operations of Purchaser prior to the Closing (the “Purchaser Legacy Business”), which the Company agrees, shall operate or continue to operate as a division or out of a subsidiary of Purchaser after the Closing Date.

Section 2.4. Directors and Officers of the Company Subsidiaries

(a)         Each of the Company Subsidiaries shall have a board of directors in accordance with applicable Law.

(b)         Purchaser hereby undertakes, to the extent permissible in accordance with applicable Law, in any vote on the election of directors presented to Purchaser as a stockholder, to vote its shares in each Company Subsidiary in favor of each board or management nominee for director nominated by such Company Subsidiary’s board of directors, an applicable committee thereof or its management in accordance with applicable Law.

Section 2.5. U.S. Tax Treatment

(a)         The Parties hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the Treasury Regulations, and (c) agree to file all Tax Returns and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth herein, no Party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such Party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE III. EFFECT OF THE MERGER; CLOSING

Section 3.1. Effect of the Merger on Company Shares; Company RSUs; Capital Stock of Merger Sub

(a)         At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share issued and outstanding as of immediately prior to the Effective Time (other than the Company Shares to be canceled and extinguished pursuant to Section 3.1(c) below) shall be automatically canceled, extinguished and converted into the right to receive such number of shares of Purchaser Common Stock equal to the Exchange Ratio. From and after the Effective Time, each certificate evidencing ownership of Company Shares (collectively, the “Certificates”) and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law. Notwithstanding the above, each of the Stockholders set forth on Schedule 3.1(a) (each, a “Major Stockholder”) shall receive a number of shares of Purchaser Common Stock and a number of shares of Class C Preferred Stock in accordance with the following: (i) such Major Stockholder shall specify (in writing to Purchaser no later than 10 days before the Closing) a number of shares of Purchaser Common Stock such Major Stockholder desires to receive as Exchange Consideration (with respect to such Major Stockholder, the “Selected Common Shares”); provided that the maximum number of Selected Common Shares for each Major Stockholder shall be 4.99% of the total issued and outstanding Common Shares (rounded down to the nearest whole number) as of immediately prior to the Effective Time; (ii) the number of shares of Class C Preferred Stock such Major Stockholder shall receive as Exchange Consideration shall equal (A) the aggregate number of Company Shares such Major Stockholder holds immediately prior to the Effective Time multiplied by (B) the Exchange Ratio minus (C) the Selected Common Shares divided by (D) 5,000,000. If a Major Stockholder fails to specify the number of shares of Purchaser Common Stock it desires to receive pursuant to the foregoing sentence, such Stockholder shall be issued zero shares of Purchaser Common Stock and be issued only Class C Preferred Stock in accordance with this Section 3.1(a).

(b)         At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (i) each vested Company RSU issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled, extinguished and converted into the right to receive such number of shares of Purchaser Common Stock equal to the Exchange Ratio and (ii) each unvested Company RSU issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled, extinguished and converted into the right to receive such number of Exchange RSUs equal to the Exchange Ratio (the Exchange Shares to be issued pursuant to Section 3.1(a) and Section 3.1(b)(i) and the Exchange RSUs to be issued pursuant to Section 3.1(b)(ii) may collectively be referred to hereinafter as the “Exchange Consideration”).

(c)         At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(d)         At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished, and converted into one share of Surviving Corporation common stock.

(e)         Other than with respect to shares of Class C Preferred Stock (for which fractional shares shall be issued), no fractional shares of Purchaser Common Stock shall be issued in connection with this Agreement, but, in lieu thereof, any Person who would otherwise be entitled to a fraction of a share Purchaser Common Stock shall receive from the Exchange Agent an amount in cash (rounded to the nearest whole cent), without interest, equal to the monetary value of such fractional share. Following the Closing Date, the Exchange Agent shall sell at then-prevailing prices on the Nasdaq such number of shares of Purchaser Common Stock constituting all such fractional entitlements of all Company Stockholders, with the cash proceeds of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional shares (and if the proceeds of such share sales by the Exchange Agent are insufficient for such purpose, then Parent shall promptly deliver to the Exchange Agent additional funds in an amount equal to the deficiency required to make all such payments in lieu of fractional shares). The Parties acknowledge that payment of the cash consideration in lieu of delivering fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the delivery of such fractional shares of Purchaser Common Stock.

(f)          The terms of the Exchange RSUs to be received by the holders of unvested Company RSUs pursuant to this Section 3.1 shall be substantially the same as the terms of such unvested Company RSUs immediately prior to the Effective Time, including with respect to vesting.

Section 3.2. Closing

In accordance with the terms and subject to the conditions of this Agreement, the Closing will take place remotely by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format, on the date that is three Business Days after the first date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and place as may be mutually agreed in writing by the Company and Purchaser.

Section 3.3. Deliverables by the Company at Closing

At or prior to the Closing (or, to the extent specifically set forth below, subsequent to Closing), the Company shall deliver or cause to be delivered to Purchaser:

(a)         any consents required to be obtained by the Company in connection with the transactions contemplated by this Agreement in a form reasonably acceptable to Purchaser, duly executed by the Person or Persons from whom each such consent is required, except for such consents if not obtained that would not cause a Company Material Adverse Effect;

(b)         a certificate of an officer of the Company, in form and substance reasonably satisfactory to Purchaser, attaching copies of the (i) certificate of incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Texas, (ii) the bylaws of the Company, (iii) resolutions of the board of directors of the Company approving this Agreement and declaring its advisability, and approving the consummation of the transactions contemplated hereby, and (iv) written evidence of the Company Stockholder Approval, and certifying that each of the documents attached pursuant to clauses (i)-(iv) is true and complete;

(c)         a certificate of good standing and status as to the Company from the Secretary of State of the State of Texas, dated within 10 days of the Closing Date, certifying that the Company is in good standing in the State of Texas and by the Secretary of State (or equivalent Governmental Authority) of each other jurisdiction where the Company is qualified to do business, if any;

(d)         true and complete copies of the unaudited consolidated balance sheets of the Company as of September 30, 2025, and the related statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the interim periods ended September 30, 2025;

(e)         a true and complete copy of the Purchaser D&O Tail Policy as provided in Section 7.8(e) below, which Purchaser D&O Tail Policy shall be valid and in force at the Effective Time; and

(f)          such other documents or instruments as Purchaser may reasonably request and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 3.4. Deliverables by Purchaser at Closing

At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to the Company:

(a)         a statement issued by the Transfer Agent evidencing the issuance of the Exchange Shares and Exchange RSUs constituting the Exchange Consideration in the name of the holders of the Company Shares and/or Company RSUs, as of immediately prior to the Effective Time, and the reservation of the shares of Purchaser Common Stock issuable in respect of the Exchange RSUs;

(b)         a certificate of an officer of Purchaser, in form and substance reasonably satisfactory to the Company, attaching copies of the resolutions of the board of directors of Purchaser and/or an independent committee thereof and resolutions of the stockholders of Purchaser, in each case, evidencing the approvals required under applicable Law in order for Purchaser to be able to enter into this Agreement and to consummate the transactions contemplated hereby, and certifying that each of the documents attached thereto is true and complete;

(c)         certificate of good standing for Purchaser and each operational Subsidiary of Purchaser;

(d)         copies of the written resignations of all of the directors and officers of Purchaser effective as of the Effective Time, other than those directors and officers to remain in such positions with Purchaser after the Effective Time pursuant to Section 2.3(a) or Section 2.3(b); and

(e)         such other documents or instruments as the Company may reasonably require and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 3.5. Exchange Procedures

(a)         As promptly as reasonably practicable following the date of this Agreement, but in no event later than 30 days prior to the Closing Date, Purchaser shall appoint the Transfer Agent (or its applicable Affiliate thereof) as the exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Exchange Consideration, at the time and subject to the contingencies set forth in Section 6.1, Section 6.2 and Section 6.3, issuable in respect of such Company Shares pursuant to Section 3.1(a) and Section 3.1(b) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that the Transfer Agent is unable or unwilling to serve as the Exchange Agent, then Purchaser and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Purchaser shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent. For purposes of this Section 3.5, (i) Company Stockholders shall also include holders of Company RSUs and (ii) Exchange Shares shall also include Exchange RSUs.

(b)         As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time, Purchaser shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s Company Shares for such Company Stockholder’s applicable portion of the Exchange Shares constituting the Exchange Consideration, which shall be in form and contain provisions that Purchaser may specify prior to the Closing and that are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly completed and executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Exchange Shares constituting the Exchange Consideration to such Company Stockholder.

(c)         At the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 3.5 through the Exchange Agent, evidence of Exchange Shares in book-entry form representing the Exchange Consideration issuable pursuant to Section 3.1(a) and Section 3.1(b) in exchange for the Company Shares outstanding immediately prior to the Effective Time.

(d)         Each Company Stockholder whose Company Shares have been converted into a portion of the Exchange Consideration pursuant to Section 3.1(a) and Section 3.1(b) shall receive the portion of the Exchange Shares constituting the Exchange Consideration to which he, she or it is entitled on the date provided in Section 3.5(e) upon (i) in the case of Company Shares held in certificated form, surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent, or (ii) in the case of Company Shares held in book-entry form, delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)         If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 3.5(d) (i) at least one Business Day prior to the Closing Date, then Purchaser and the Company shall take all necessary actions to reflect the issuance of the applicable portion of the Exchange Shares constituting the Exchange Consideration to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Purchaser and the Company (or the Surviving Corporation) shall take all necessary actions to reflect the issuance of the applicable portion of the Exchange Shares constituting the Exchange Consideration to the applicable Company Stockholder in book-entry form within two Business Days after such delivery.

(f)          If any portion of the Exchange Shares constituting the Exchange Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Exchange Shares constituting the Exchange Consideration shall not be reflected unless (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred, and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)         No interest will be paid or accrued on the Exchange Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Exchange Shares constituting the Exchange Consideration is obtained by the applicable Company Stockholders in accordance with this Section 3.5, each Company Share (other than, for the avoidance of doubt, the Company Shares canceled and extinguished pursuant to Section 3.1(b)) shall solely represent the right to receive the Exchange Consideration which such Company Share is entitled to receive pursuant to this Agreement.

(h)         At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

Section 3.6. Other Consideration Shares

In connection with the Closing and notwithstanding the issuance of the Exchange Consideration, Purchaser shall issue the Other Consideration Shares to the Purchaser Representatives and the Purchaser Representatives shall execute and deliver any other documents and materials as may be required by Purchaser and the Company at their discretion. In the event that the resale of the Other Consideration Shares by the Purchaser Representatives is not includable in the Registration Statement / Proxy Statement, then Purchaser shall, within 15 days of the Closing Date, file with the SEC a registration statement under the Securities Act covering the resale of the Other Consideration Shares and shall use its commercially reasonable efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than the 60 business days thereafter.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

All representations and warranties set forth herein are made as of the Execution Date and subject to the exceptions noted in the schedules delivered to Purchaser concurrently herewith and identified by the Parties as the “Company Disclosure Schedule.” No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each individual section of the Company Disclosure Schedule will be numbered to correspond to the paragraph of the section of this Agreement to which it relates. The Company hereby makes the following representations and warranties to Purchaser as of the date of this Agreement (or in the case of representations and warranties that speak as of an earlier specified date, as of such specified date):

Section 4.1. Organization, Standing, and Corporate Power of the Company

(a)         The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Texas. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b)         Set forth on Section 4.1(b) of the Company Disclosure Schedule is a complete and accurate list of all of the Company Subsidiaries, including the date and jurisdiction of formation or incorporation of each Subsidiary. The Company conducts its operations through the Company and the Company Subsidiaries. The Company owns all of the issued and outstanding equity securities of such Company Subsidiaries.

(c)         True and complete copies of the Organizational Documents, all equity records, and all other records of the Company have been delivered or otherwise made available to Purchaser. All of the books and records of the Company and its Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transactions of the Company. The Company is not in violation, in any material respect, of its Organizational Documents.

(d)         Section 4.1 of the Company Disclosure Schedule sets forth a list of all directors and officers of the Company and the Company Subsidiaries.

Section 4.2. Due Authorization

The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company, and no other action on the part of the Company is necessary. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other Parties, is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (b) general principles of equity.

Section 4.3. No Conflict

The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of, or result in the breach of, any applicable Law, rule or regulation of any Governmental Authority, the Organizational Documents of the Company or the Company Subsidiaries, or any agreement, indenture or other instrument to which the Company is a party or by which the Company may be bound, or of any Governmental Order applicable to the Company, or terminate or result in the termination of any such agreement, indenture, or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of the Company to enter into and perform its obligations hereunder.

Section 4.4. Governmental Authorities; Consents

Except as set forth on Section 4.4 of the Company Disclosure Schedule, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of the Company with respect to the Company’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.5. Brokers

No Person has acted directly or indirectly as a broker, finder, or financial advisor for the Company in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Company or the Company Subsidiaries will become obligated to pay a fee or commission.

Section 4.6. Legal Proceedings; Litigation

There are no Actions pending or, to the Knowledge of the Company, threatened, against or by the Company, any executive officer or director of the Company or, to the Knowledge of the Company, the Company Subsidiary, or any property or asset of the Company or, to the Knowledge of the Company, the Company Subsidiary, that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Neither the Company nor, to the Knowledge of the Company, any officer or director of the Company nor any Company Subsidiary, nor any material property or asset of the Company or, to the Knowledge of the Company, any Company Subsidiary, is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 4.7. Capitalization of the Company; Subsidiaries

(a)        The authorized share capital of the Company consists of 2,000,000,000 Company Shares, consisting of (a) 1,000,000,000 shares of a series of common stock designated as “Voting Common Stock” and (b) 1,000,000,000 shares of a series of Common Stock designated as “Nonvoting Common Stock”, of which 334,929,373 shares of Voting Common Stock are issued and outstanding and nil shares of Nonvoting Common Stock are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable. The issued and outstanding Company Shares constitute all of the issued and outstanding equity of the Company. There are 39,047,000 Company RSUs issued and outstanding as of the Execution Date, each redeemable for 1 share of voting common stock of the Company upon due vesting of such Company RSU, of which RSUs, 13,147,000 are anticipated to be vested and 25,900,000 are anticipated to be unvested as of October 31, 2025.

(b)       Neither the Company nor any Company Subsidiary presently has any option or incentive plans. Other than as set out in Section 4.7 of the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness of any kind or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or any Company Subsidiary or obligating the Company to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. There are no outstanding contractual obligations, commitments, understandings, or arrangements of the Company to repurchase, redeem, or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any Company Subsidiary.

(c)        The Company has no Subsidiaries other than the Company Subsidiaries.

Section 4.8. Employee Benefit Plans

Neither the Company nor any Company Subsidiary maintains or has in the past maintained any Employee Benefit Plan other than such Employee Benefit Plans expressly specified in any individual employment agreement or contractor agreement with such employees and contractors of the Company.

Section 4.9. Organization and Qualification of the Company Subsidiary

(a)         Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its incorporation or formation, as the case may be. Each Company Subsidiary has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, operate, or lease its properties and to carry on its business as currently conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Company Material Adverse Effect.

(b)         True and complete copies of the Organizational Documents of each Company Subsidiary, and all equity records and all other records of each such Company Subsidiary have been provided by the Company to Purchaser.

Section 4.10. Capitalization of the Company Subsidiaries

The Company Subsidiaries are authorized to issue that number and kind of securities as are respectively listed on Section 4.10 of the Company Disclosure Schedule, all of which are issued and outstanding and held by the Company. No other shares or equity securities of the Company Subsidiaries are authorized, issued, reserved for issuance or outstanding. All of the outstanding securities of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, unless otherwise provided in its Organizational Documents. There are no outstanding bonds, debentures, notes, or other indebtedness of any kind, or other securities of the Company Subsidiaries having the right to vote (or be convertible into, or exchangeable for, securities having the right to vote) on any matters. There are presently no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which any Company Subsidiaries are a party or by which it is bound obligating the Company Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional share or other equity, voting or otherwise, of the Company Subsidiaries or obligating the Company Subsidiaries to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. There are no outstanding contractual obligations, commitments, understandings, or arrangements of any Company Subsidiaries to repurchase, redeem, or otherwise acquire or make any payment in respect of any shares of capital stock of the Company Subsidiaries.

Section 4.11. Subsidiaries

              Each of the Company Subsidiaries does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interest in any Person.

Section 4.12. Properties

Neither the Company nor any Company Subsidiary owns any real property. Either the Company or the Company Subsidiary has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet included in the Company Financial Statements as being owned by the Company or Company Subsidiary or acquired after the date thereof that are, individually or in the aggregate, material to the Business (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens). Any real property and facilities held under lease by the Company or the Company Subsidiary are held by it under valid, subsisting and enforceable leases with which the Company and/or the Company Subsidiary, as applicable, is in compliance, except as would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

Section 4.13. Absence of Certain Changes

              Except for actions expressly contemplated by this Agreement and the Merger, since June 30, 2025, (a) the Company and Company Subsidiaries have conducted their business only in the ordinary course of business, (b) there has not been a Material Adverse Effect on the Company, (c) neither the Company nor any Company Subsidiary has abandoned, cancelled, or dedicated to the public, or other than in the ordinary course of business, transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, and (d) neither the Company nor any Company Subsidiary have taken any action or committed or agreed to take any action that would be prohibited by Section 7.1 if such action were taken on or after the date hereof without the consent Purchaser.

Section 4.14. Material Agreement Defaults

Neither the Company nor any Company Subsidiary are, nor have received any notice, nor to the Knowledge of the Company is any other Person, in default in any material respect under any Material Agreement and, to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a “Material Agreement” means any contract, agreement or commitment that is effective as of the Execution Date to which the Company or the Company Subsidiary is a party (a) with expected receipts or expenditures in excess of $200,000 individually or $1,000,000 in the aggregate in any 12-month period, (b) requiring the Company or the Company Subsidiary to indemnify any person in excess of $200,000 in a single transaction or $1,000,000 in a series or related events, (c) granting exclusive rights to any Person in excess of $200,000 individually, (d) evidencing indebtedness for borrowed or loaned money in excess of $200,000 or more in a single transaction or $1,000,000 or more in a series or related transactions, including guarantees of such indebtedness, or (e) that, with expected receipts or expenditures in excess of $200,000 individually, if breached by the Company or the Company Subsidiary in such a manner would (i) permit any other party to cancel or terminate the same (with or without notice of passage of time), (ii) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or the Company Subsidiary, or (iii) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

Section 4.15. Accounts Receivable

To the Knowledge of the Company, all of the accounts receivable of the Company and the Company Subsidiaries that are reflected in the Company Financial Statements or the accounting records of the Company and the Company Subsidiaries represent or will represent valid obligations arising from sales actually made or services actually rendered in the Ordinary Course of Business.

Section 4.16. Financial Statements of the Company and the Company Subsidiary

(a)         Section 4.16 of the Company Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheet of the Company as of March 31, 2025 and the related statement of loss and comprehensive loss, changes in stockholders’ equity and cash flows for period from January 13, 2025 (incorporation) to March 31, 2025 including, the notes thereto (collectively, the “Company Financial Statements”).

(b)         The Company Financial Statements (including the notes thereto) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity, and cash flows of the Company and/or its consolidated Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The Company Financial Statements are based upon and consistent with information contained in the books and records of the Company and its Subsidiaries in all material respects.

(c)         Except as and to the extent set forth on the Company Financial Statements, the Company and its Subsidiaries do not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP.

(d)         The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of Company Financial Statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(e)         There are no outstanding loans or other extensions of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(f)          The Company Financial Statements have been audited in accordance with the standards of the PCAOB and comply in all material respects with the applicable accounting requirements of the SEC in effect as of the date thereof.

Section 4.17. Environmental Matters

To the Knowledge of the Company, the operation of the Business is not subject to any environmental regulation.

Section 4.18. Legal Compliance

The conduct of the Business by the Company complies with all Laws and Governmental Orders applicable thereto other than any such non-compliance that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect.

Section 4.19. Intellectual Property

Section 4.19 of the Company Disclosure Schedule sets forth the material Company Intellectual Property. The Company and the Company Subsidiaries own or have valid rights to use the trademarks, trade names, domain names, copyrights, patents, logos, licenses, and computer software programs (including, without limitation, the source codes thereto) that are necessary for the operation of the Business as presently conducted (the “Company Intellectual Property”). To the Knowledge of the Company, the Company’s and the Company Subsidiaries’ licenses to use software programs that are material to the Business are current. To the Knowledge of the Company, none of the Company Intellectual Property or the Company License Agreements infringe upon the rights of any third party that may give rise to a material cause of action or material claim against the Company, the Company Subsidiary, their Affiliates or their successors. The term “Company License Agreements” means any license agreements granting any right to use or practice any rights under any intellectual property (except for such agreements for off-the-shelf products that are generally available for less than $100), and any written settlements relating to any intellectual property, to which the Company or the Company Subsidiary is a party or otherwise bound.

Section 4.20. Tax Matters

The Company has not taken or agreed to take any action and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.21. Insurance

(a)        Section 4.21(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)       With respect to each such insurance policy, except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.22. Exchange Act

The Company Shares are not currently (nor have they previously been) required to be registered with the SEC pursuant to the requirements of Section 12 of the Exchange Act.

Section 4.23. [RESERVED]

Section 4.24. Not an Investment Company

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.25. Company Permits

The Company and each Company Subsidiary holds all Permits necessary to lawfully conduct its business as presently conducted (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or limit the ability of the Company to perform on a timely basis its obligations under this Agreement or any agreement contemplated hereby to which it is or will be a party. As of the date of this Agreement, each material Company Permit is in full force and effect and (a) except as would not reasonably be expected to be material to the Company and Company Subsidiaries as a whole, no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) neither the Company nor any Company Subsidiary is in violation in any material respect of the terms of any material Company Permit, and (c) except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there has not been and there is not any pending or, to the Company’s Knowledge, threatened, Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company or any Company Subsidiary involving any Company Permit and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral, notice of any Actions from any Governmental Authority relating to the revocation or material modification of any Company Permit.

Section 4.26. Taxes and Returns

(a)        The Company and each Company Subsidiary has (i) timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(b)       The Company and each Company Subsidiary has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)        There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against the Company or any Company Subsidiary in respect of Taxes, and neither the Company nor any Company Subsidiary has been notified in writing of any material proposed Tax claims or assessments against any it.

(d)       There are no material Liens with respect to any Taxes upon any assets of the Company or any Company Subsidiary, other than Permitted Liens. Neither the Company nor any Company Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by the Company or any Company Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which the Company or any Company Subsidiary does not file a Tax Return that such party is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e)         Neither the Company nor any Company Subsidiary has a permanent establishment, branch or representative office in any country other than the country of its organization, and neither the Company nor any Company Subsidiary is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f)        Neither the Company nor any Company Subsidiary is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company or the only members of which were or are Company Subsidiaries). Neither the Company nor any Company Subsidiary has any material Liability for the Taxes of another Person (other than a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). Neither the Company nor any Company Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g)       Neither the Company nor any Company Subsidiary is the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Company Subsidiary outstanding for any such ruling, memorandum or agreement.

(h)       In the past five years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)        Neither the Company nor any Company Subsidiary has been a party to any reportable transactions as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(j)        Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Company or any Company Subsidiary prior to the Closing, (ii) change in any method of accounting of the Company or any Company Subsidiary for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Company or Company Subsidiary prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(k)       Neither the Company nor any Company Subsidiary has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(l)        Neither the Company’s execution nor performance of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will result in a material charge or Tax to arise on the Company or any Company Subsidiary or in any claw back of any material Tax relief previously given to the Company or any Company Subsidiary.

Section 4.27. Data Protection and Cybersecurity

(a)        For the purposes of this Section 4.27, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the General Data Protection Regulation.

(b)       The Company (i) has implemented and maintains commercially reasonable technical and organizational measures designed to protect personal data relating to the business of the Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data, except to the extent any non-compliance, either individually or in the aggregate, would not reasonably be expected to be material to the Company.

(c)        Except as would not, individually or in the aggregate, be material to the Company, taken as a whole, since January 13, 2025, the Company has not (i) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing, investigations, notices or requests from any Governmental Authority in relation to its data processing or cybersecurity activities, or (ii) received any actual, pending or, to the Knowledge of the Company, threatened, claims from individuals alleging any violation of Data Protection Laws.

Section 4.28. Certain Business Practices; International Trade Laws

(a)         For the past five years, the Company has been in compliance with the Foreign Corrupt Practices Act and all other applicable anti-corruption and anti-bribery Laws, in all material respects. The Company is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of the Company, suspected, violation of any applicable anti-corruption Law.

(b)        For the past five years, neither the Company nor any of its directors, officers or, to the Knowledge of the Company, employees or Representatives, when acting on behalf of the Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(c)        The Company is, and at all times in the past five years (and since April 24, 2019, with respect to Sanctions) has been in compliance with all applicable International Trade Laws. Neither the Company nor any of its directors or officers nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company is a sanctioned person. The Company has obtained, and is in compliance with, all export licenses, registrations, declarations, classifications, and filings with any Governmental Authority required for (i) the export and re-export of its products, services, software, and technologies, and (ii) releases of technologies and software for foreign nationals located in the United States and abroad. Since April 24, 2019, the Company has not, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or with any sanctioned person or in any sanctioned jurisdiction, in either case in violation of sanctions. Neither the Company nor any of its directors or officers nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company has, in the past five years (and since April 24, 2019 with respect to Sanctions), engaged in (A) dealings with a sanctioned person or involving a sanctioned jurisdiction, in either case in violation of sanctions, (B) dealings that could reasonably be expected to result in the Company becoming a sanctioned person, or (C) conduct or activity in violation of international trade Laws. The Company has not made any self-disclosures, or been the subject of any fines, penalties or sanctions, or otherwise involved in investigations or enforcement actions by any Governmental Authority with respect to any actual or alleged violations of applicable international trade Laws and has not been notified of any such pending or threatened actions.

Section 4.29. Finders and Brokers

No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company, any Company Subsidiary, or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby upon arrangements made by or on behalf of the Company, any Company Subsidiary, or their respective Affiliates.

Section 4.30. No Additional Representations or Warranties

Except as specifically provided in this Agreement, the Company has not made, nor is it making, any representation or warranty whatsoever to Purchaser or any of its Affiliates and, except in the case of fraud, no such Person shall be liable in respect of the accuracy or completeness of any information or documents (including any projections on the future performance of the Business) provided to Purchaser or any of its Affiliates.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER
AND MERGER SUB

All representations and warranties set forth herein are made as of the Execution Date and subject to the exceptions noted in the disclosure schedules, if any, delivered to the Company by Purchaser concurrently herewith and identified by the Parties as the “Purchaser Disclosure Schedule.” All representations and warranties set forth herein are qualified by the Purchaser SEC Reports (as defined below) filed by Purchaser prior to the date of this Agreement. No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each individual section of the Purchaser Disclosure Schedule will be numbered to correspond to the paragraph of the section of this Agreement to which it relates. Purchaser and Merger Sub (each sometimes referred to individually as a “Purchaser Party” and collectively as the “Purchaser Parties”) hereby represent and warrant to the Company as follows:

Section 5.1. Organization

(a)         Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)         Set forth on Section 5.1(b) of the Purchaser Disclosure Schedule is a complete and accurate list of all of Purchaser’s Subsidiaries, including the date and jurisdiction of formation or incorporation of each such Subsidiary.

(c)         Each of Purchaser and each Subsidiary of Purchaser has the requisite power and authority, corporate or otherwise, to own, operate, lease, or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each of Purchaser and each Subsidiary of Purchaser is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d)         Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with the Merger.

(e)         Purchaser has delivered to the Company the Organizational Documents of each Subsidiary of Purchaser.

Section 5.2. Due Authorization

Each of Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the performance of its obligations hereunder and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by each such Purchaser Party, and no other action on the part of such Purchaser Party is necessary. This Agreement has been duly and validly executed and delivered by each Purchaser Party and, assuming the due authorization, execution, and delivery by the Company, is the legal, valid, and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (b) general principles of equity. The affirmative vote or written consent of Purchaser as the sole stockholder of Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt and approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

Section 5.3. No Conflict

The execution and delivery of this Agreement by each of Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of, or result in the breach of, any applicable Law, rule, or regulation of any Governmental Authority, the Organizational Documents of such Purchaser Party, or any agreement, indenture, or other instrument to which such Purchaser Party is a party or by which such Purchaser Party may be bound, or of any Governmental Order applicable to such Purchaser Party, or terminate or result in the termination of any such agreement, indenture, or instrument, or result in the creation of any Lien upon any of the properties or assets of such Purchaser Party or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination, or creation of a Lien or result in a violation or revocation of any Permit from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of such Purchaser Party to enter into and perform its obligations under this Agreement.

Section 5.4. Governmental Authorities; Consents

No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of either Purchaser Party with respect to such Purchaser Party’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for any approvals required by Nasdaq in connection with the Nasdaq Proposals and the Nasdaq Listing Application, or as otherwise set forth in Section 5.4 of the Purchaser Disclosure Schedule.

Section 5.5. Brokers

No Person has acted directly or indirectly as a broker, finder, or financial advisor for Purchaser or Merger Sub in connection with the negotiations relating to the transactions contemplated by this Agreement for which Purchaser or Merger Sub will become obligated to pay a fee or commission.

Section 5.6. Legal Proceedings

There are no Actions pending or, to the Knowledge of Purchaser, threatened, against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 5.7. Capitalization of Purchaser

(a)         The authorized share capital of Purchaser (the “Purchaser Equity”) consists of 275,000,000 shares of capital stock, of which (i) 250,000,000 shares of Purchaser Common Stock are authorized for issuance, and (ii) 25,000,000 shares of preferred stock, par value $0.0001 per share, are authorized for issuance (the “Preferred Stock”). An aggregate of 200,000 shares of Preferred Stock have been designated Class A Convertible Preferred Stock (the “Class A Preferred Stock”) and an aggregate of 15,000 shares of Preferred Stock have been designated Class B Convertible Preferred Stock (the “Class B Preferred Stock”). As of October 9, 2025, an aggregate of 13,955,890 shares of Purchaser Common Stock, no shares of Class A Preferred Stock, and 12,190 Class B Preferred Stock were issued and outstanding. All of the issued and outstanding Purchaser Common Stock and the shares of Class B Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable. All of the issued and outstanding shares of Purchaser Common Stock and shares of Class B Preferred Stock constitute all of the issued and outstanding share capital of Purchaser.

(b)         Except as set forth on Section 5.7(b) of the Purchaser Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the Purchaser Equity or obligating Purchaser to issue or sell any equity of, or any other interest in, Purchaser. Except as set forth on of the Purchaser Disclosure Schedule, there are not outstanding

(i) equity appreciation, phantom equity, profit participation, or similar rights with respect to Purchaser or (ii) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of Purchaser.

(c)         Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 100 shares are issued and outstanding as of the date hereof. Purchaser owns all of the issued and outstanding shares of Merger Sub Common Stock, and no other shares of capital stock or other securities of Merger Sub are issued, reserved for issuance, or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any other equity securities of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(d)         Other than as set forth in Section 5.7(d) of the Purchaser Disclosure Schedule, Purchaser owns 100% of the equity interests in each Subsidiary of Purchaser, and no Person has any options, warrants, or other rights to acquire any equity securities in any Subsidiary of Purchaser.

(e)          All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Purchaser have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Purchaser free and clear of all Liens. Except for the Subsidiaries of Purchaser, Purchaser does not own, directly or indirectly, as of the Execution Date, (a) any capital stock of, or other equity interests in, any Person or (b) any other interest or participation that confers on Purchaser or any Subsidiary of Purchaser the right to receive (i) a share of the profits and losses of, or distributions of assets of, any other Person or (ii) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

Section 5.8. Financings

There are no material financing arrangements, Indebtedness, common share equivalent (including notes, warrants, etc.) and other debt/equity obligations of Purchaser that are currently in effect.

Section 5.9. SEC Filings; Internal Controls; Financial Statements

(a)         Except as set forth in Section 5.9 of the Purchaser Disclosure Schedule, Purchaser has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2022 (collectively, and together with any information incorporated therein by reference, and as they have been supplemented, modified or amended since the time of filing, the “Purchaser SEC Reports”). Each of the Purchaser SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. As of their respective dates of filing, each Purchaser SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not, including through any Subsidiary of Purchaser, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(c)         Purchaser has complied in all material respects with all applicable Nasdaq listing and corporate governance rules and regulations. The books of account, minute books and transfer ledgers and other similar books and records of Purchaser and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects, and there have been no material transactions that are required to be set forth therein that have not been so set forth.

(d)          There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Purchaser SEC Reports. To the Knowledge of Purchaser, none of the Purchaser SEC Reports is subject to ongoing SEC review or investigation as of the date hereof.

(e)          Except as is not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as a “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Purchaser has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Purchaser Financial Statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) reasonably designed to ensure that all material information concerning Purchaser and its Subsidiaries and other material information required to be disclosed by Purchaser in the reports that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser SEC filings and other public disclosure documents.

(f)          The Purchaser SEC Reports contain true and complete copies of the applicable Purchaser Financial Statements. Except as disclosed in the Purchaser SEC Reports, the Purchaser Financial Statements (i) fairly present in all material respects the financial position of Purchaser as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Purchaser Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(g)          Except as set forth in Section 5.09(g) of the Purchaser Disclosure Schedule, to the Knowledge of Purchaser, Purchaser has not received any written complaint, allegation, assertion or claim that, as alleged therein, would constitute (i) a “significant deficiency” in the internal control over financial reporting of Purchaser, (ii) a “material weakness” in the internal control over financial reporting of Purchaser, or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal control over financial reporting of Purchaser.

Section 5.10. Solvency

Based on the consolidated financial condition of Purchaser, (i) fair saleable value of Purchaser’s assets exceeds the amount that will be required to be paid on or in respect of Purchaser’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) Purchaser’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Purchaser, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Purchaser, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. Purchaser does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Purchaser has no knowledge of any facts or circumstances that lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Neither Purchaser nor any of its Subsidiaries is in default with respect to any Indebtedness.

Section 5.11. Absence of Certain Changes

From January 1, 2021 until the date of this Agreement: (a) Purchaser and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business; (b) there has not been any Purchaser Material Adverse Effect; and (c) neither Purchaser nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 7.1(b), except where the Company has given such consent.

Section 5.12. Issuance of Exchange Shares

(a)         The Exchange Shares and Exchange RSUs constituting the Exchange Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and the Exchange Shares will be fully paid and nonassessable.

Section 5.13. Corporate Records

Since January 1, 2021, all proceedings of the board of directors of Purchaser, including all committees thereof, and of the Purchaser Stockholders, and all consents to actions taken thereby, are, in all material respects, accurately reflected in the minutes and records contained in the corporate minute books of Purchaser and made available to the Company. The stockholder ledger of Purchaser is true, correct and complete in all material respects.

Section 5.14. Legal Compliance

Since January 1, 2021, each of Purchaser and its Subsidiaries (a) has conducted its business and operations in compliance with all Laws and Governmental Orders applicable thereto other than any such non-compliance that individually or in the aggregate could not have a Purchaser Material Adverse Effect, and (b) has not received any written or, to the Knowledge of Purchaser, oral, communications from a Governmental Authority that alleges that Purchaser or such Subsidiary is not in compliance with any such Law or Governmental Order.

Section 5.15. Properties; Title to Assets

(a)         All tangible personal property and interests therein, including computers and accessories, furniture, office equipment, communications equipment, automobiles, and other equipment owned or leased by Purchaser and its Subsidiaries (the “Tangible Personal Property”) are, to the Knowledge of Purchaser, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case in all material respects. All of the Tangible Personal Property is located at the offices or properties of Purchaser or its Subsidiaries.

(b)         Purchaser or a Subsidiary of Purchaser has good, valid and marketable title in and to, or in the case of the leases and the assets that are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the tangible assets reflected on Purchaser’s most recent balance sheet. No such tangible asset is subject to any Lien other than Permitted Liens.

Section 5.16. Material Contracts

(a)         Section 5.16(a) of the Purchaser Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all of the Material Contracts of Purchaser, as amended to date, that are currently in effect.

(b)         Each Material Contract of Purchaser is (i) valid and binding on Purchaser or the applicable Subsidiaries of Purchaser that are party thereto and, to the Knowledge of Purchaser, the counterparties thereto, (ii) in full force and effect, and (iii) enforceable by and against Purchaser and/or its Subsidiaries that are a party thereto and, to the Knowledge of Purchaser, each counterparty thereto, except, in the case of this clause (iii), as the enforceability may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (B) general principles of equity. Neither Purchaser nor its Subsidiaries party thereto nor, to the Knowledge of Purchaser, any other party to a Material Contract of Purchaser, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. None of Purchaser or its Subsidiaries has assigned, delegated, or otherwise transferred any of its rights or obligations under any Material Contract of Purchaser or granted any power of attorney with respect thereto (other than, in each case, to Purchaser or one or more of its Subsidiaries).

(c)         Each of Purchaser and its Subsidiaries that are a party thereto is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds, and other instruments or Contracts establishing or evidencing any Indebtedness to which it is a party. The consummation and closing of the transactions contemplated by this Agreement will not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness, other than to the extent any such event of default would not have a Purchaser Material Adverse Effect.

Section 5.17. Permits

Each of Purchaser and each Subsidiary of Purchaser has all licenses, franchises, permits, orders, approvals, consents, or other similar authorizations or approvals of a Governmental Authority required to be obtained and maintained by Purchaser or any Subsidiary thereof under applicable Law to carry out its business as currently conducted (“Permits”), the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. None of Purchaser nor any Subsidiary of Purchaser is or, with the giving notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits or other similar authority.

Section 5.18. Intellectual Property

(a)         Purchaser and each Subsidiary thereof (i) owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in or has a valid and enforceable written license or rights to use, all Intellectual Property used by it in the operation of its business as presently conducted and (ii) owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, its employees or independent contractors, relating to its business.

(b)         There are no claims against Purchaser or any Subsidiary of Purchaser that were either made since January 1, 2021, or are presently pending contesting the validity, use, ownership or enforceability of any of Intellectual Property of Purchaser or applicable Subsidiary and, to the Knowledge of Purchaser, there is no reasonable basis for any such claim. Neither Purchaser nor any Subsidiary of Purchaser has infringed or misappropriated, and the operation of its business as currently conducted does not infringe or misappropriate, any registered Intellectual Property rights of other Persons. Neither Purchaser nor any of its Subsidiaries has received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person). To the Knowledge of Purchaser, no third party has infringed or misappropriated any of the Intellectual Property of Purchaser or any Subsidiary of Purchaser. The transactions contemplated by this Agreement will not impair the right, title or interest of Purchaser or any Subsidiary of Purchaser in and to the Intellectual Property of Purchaser or the applicable Subsidiary and all of the Intellectual Property of Purchaser and its Subsidiaries will be owned or available for use by it immediately after the Closing on terms and conditions identical to those under which Purchaser or such Subsidiary owned or used such Intellectual Property immediately prior to the Closing. Purchaser and its Subsidiaries have taken commercially reasonable efforts to protect their Intellectual Property from infringement, misappropriation, and unauthorized disclosure.

(c)         For the three years prior hereto, neither Purchaser nor any of its Subsidiaries has received any written notice of any actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of Purchaser or any such Subsidiary, including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of Purchaser or any Subsidiary of Purchaser about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

(d)         Purchaser and each Subsidiary of Purchaser has complied in all material respects at all times for the three years prior hereto with all relevant requirements of any applicable data protection Law, its own data protection principles, requests from data subjects for access to data held by it and any Law relating to the registration of data users. Neither Purchaser nor any Subsidiary thereof has received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Law. No Person has claimed any compensation from Purchaser or any Subsidiary thereof for the loss of or unauthorized disclosure or transfer of personal data and no facts or circumstances exist that might give rise to such a claim. Neither Purchaser nor any Subsidiary of Purchaser has undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information and, to the Knowledge of Purchaser, neither Purchaser nor any Subsidiary of Purchaser is subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding the same. Purchaser has taken, and has caused each of its Subsidiaries to take, reasonable commercial steps to preserve the availability, security, and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by Purchaser or any such Subsidiary. During the past three years, Purchaser has maintained and has caused its Subsidiaries to maintain, and each of Purchaser and its Subsidiaries continues to maintain, safeguards, security measures, and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in their possession or control.

Section 5.19. Insurance

Purchaser and each Subsidiary of Purchaser maintains insurance with respect to its properties and its business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as Purchaser or such Subsidiary, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies. All premiums for such insurance policies have been paid, and no written notice of cancellation, termination, or non-renewal has been received by Purchaser or any of its Subsidiaries with respect to any insurance policy. Neither Purchaser nor any Subsidiary thereof has received any written notice of denial or dispute of coverage for, and to the Knowledge of Purchaser, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to Purchaser or any Subsidiary of Purchaser may exceed $150,000 in the aggregate.

Section 5.20. Environmental Laws

Each of Purchaser and each Subsidiary of Purchaser is, and since January 1, 2021, has been, in compliance in all material respects with all Environmental Laws, and there are no, and since January 1, 2021, there have not been any, Actions pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any Subsidiary of Purchaser alleging any failure to so comply. None of Purchaser nor any Subsidiary of Purchaser has: (a) received any notice of any alleged claim, violation of, or liability under any Environmental Law or any claim of potential liability with regard to any Hazardous Material; (b) disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Material; arranged for the disposal, discharge, storage, or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material activity. There are no Hazardous Materials in, on, or under any properties currently or formerly owned, leased, or used at any time by Purchaser or any Subsidiary of Purchaser.

Section 5.21. Affiliate Transactions

Except as described in the Purchaser SEC Reports, there are no transactions, agreements, arrangements, or understandings between Purchaser or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder, or Affiliate of Purchaser or any of its subsidiaries, on the other hand.

Section 5.22. Taxes and Returns

(a)         Except as set forth in Section 5.22(a) of the Purchaser Disclosure Schedule, Purchaser and each Subsidiary thereof has (i) timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in Purchaser’s financial statements in accordance with GAAP.

(b)         Purchaser and each Subsidiary thereof has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c)         There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against Purchaser or any Subsidiary thereof in respect of Taxes, and neither Purchaser nor any Subsidiary thereof has been notified in writing of any material proposed Tax claims or assessments against any it.

(d)         There are no material Liens with respect to any Taxes upon any assets of Purchaser or any Subsidiary thereof, other than Permitted Liens. Neither Purchaser nor any Subsidiary thereof has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by Purchaser or any Subsidiary thereof for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which Purchaser or any Subsidiary thereof does not file a Tax Return that such party is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e)         Neither Purchaser nor any Subsidiary thereof has a permanent establishment, branch or representative office in any country other than the country of its organization, and neither Purchaser nor any Subsidiary thereof is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f)          Neither Purchaser nor any Subsidiary thereof is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was Purchaser or the only members of which were or are Subsidiaries thereof). Neither Purchaser nor any Subsidiary thereof has any material Liability for the Taxes of another Person (other than a Subsidiary of Purchaser) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). Neither Purchaser nor any Subsidiary thereof is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g)         Neither Purchaser nor any Subsidiary thereof is the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Subsidiary of Purchaser outstanding for any such ruling, memorandum or agreement.

(h)         In the past five years, neither Purchaser nor any Subsidiary thereof has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)          Neither Purchaser nor any Subsidiary thereof has been a party to any reportable transactions as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(j)          Neither Purchaser nor any Subsidiary thereof will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by Purchaser or any Subsidiary thereof prior to the Closing, (ii) change in any method of accounting of Purchaser or any Subsidiary thereof for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by Purchaser or any Subsidiary thereof prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

(k)         Neither Purchaser nor any Subsidiary thereof has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(l)          Neither Purchaser’s execution nor performance of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will result in a material charge or Tax to arise on Purchaser or any Subsidiary thereof or in any claw back of any material Tax relief previously given to Purchaser or any Subsidiary thereof.

Section 5.23. Board Approval

By resolutions duly adopted (and not thereafter modified or rescinded) by Purchaser’s board of directors (including any required committee or subgroup thereof), the board of directors of Purchaser has unanimously: (a) approved the execution, delivery, and performance by Purchaser and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; and (b) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Purchaser and the Purchaser Stockholders.

ARTICLE VI. CONDITIONS TO CLOSING

Section 6.1. Conditions to Each Party’s Obligation to Close

The respective obligation of each Party to effect the transactions contemplated hereby is subject to the satisfaction on or before Closing of each of the following conditions, unless waived in writing by each of Purchaser and the Company:

(a)         Company Stockholder Approval. This Agreement and any such other matters related hereto as determined by Purchaser and the Company to be necessary or appropriate in connection with the transactions contemplated hereby shall have been duly approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Shares entitled to vote thereon (such approval and adoption, the “Company Stockholder Approval”).

(b)         Purchaser Stockholder Approval. The Purchaser Stockholder Approval has been obtained.

(c)         Governmental Approvals. The Parties shall have received all approvals from any Governmental Authority necessary to consummate the transactions contemplated hereby.

(d)         No Orders. There shall not have been enacted, promulgated, or made effective after the date of this Agreement any Law by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any Governmental Order seeking to enjoin or prohibit or make illegal, consummation of the transactions contemplated hereby and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

(e)         Purchaser Nasdaq Listing. The existing Purchaser Common Stock shall have been continually listed on Nasdaq as of and from the Execution Date through the Closing Date, and Purchaser shall not have received any order or other correspondence indicating that the Purchaser Common Stock may be delisted from Nasdaq, unless the deficiencies set forth in such order or correspondence can be resolved, Purchaser has received written confirmation of such resolution from Nasdaq, and such deficiencies have been resolved in a manner that ensures the Purchaser Common Stock’s continued listing on Nasdaq (without impacting the Company or the Company Shareholders including the Exchange Consideration), and trading in the Purchaser Common Stock on Nasdaq has not been suspended as of the Closing. Additionally, Purchaser’s Nasdaq Listing Application in connection with the Transactions contemplated by this Agreement shall have been approved by Nasdaq.

(f)          Effectiveness of Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

Section 6.2. Conditions to Obligations of Purchaser and Merger Sub

The obligation of Purchaser and Merger Sub to effect the transactions contemplated hereby is also subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by Purchaser:

(a)         Representations and Warranties. Each of the representations and warranties of the Company contained in Article IV (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)         Performance of Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing.

(c)         Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Company Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.

(d)         Closing Documents. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Purchaser the documents set forth in Section 3.3.

(e)         Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 6.2.

Section 6.3. Conditions to Obligations of the Company

The obligation of the Company to effect the transactions contemplated herein is also subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by the Company:

(a)         Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub in Article V (Representations and Warranties of Purchaser and Merger Sub) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Purchaser Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)         Performance of Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing.

(c)         Absence of Purchaser Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Purchaser Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Purchaser Material Adverse Effect.

(f)          Closing Documents. At or prior to the Closing, Purchaser shall have delivered, or caused to be delivered, to the Company the documents set forth in Section 3.4.

(g)         Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Purchaser, in such Person’s capacity as an officer of Purchaser and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 6.3.

(h)         Purchaser D&O Tail Policy. The Company shall have obtained the Purchaser D&O Tail Policy as provided in Section 7.8(e) below, which shall be valid and in force at the Effective Time.

Section 6.4. Frustration of Closing Conditions

Neither the Company nor Purchaser may rely, either as a basis for not consummating the transactions contemplated herein or for terminating this Agreement and abandoning the transactions contemplated herein, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to make the requisite effort to consummate the transactions contemplated herein, as required by and subject to this Agreement.

ARTICLE VII. COVENANTS OF THE PARTIES PENDING CLOSING;
ADDITIONAL COVENANTS

Section 7.1. Conduct of the Business

Each of the Company and Purchaser covenants and agrees that:

(a)         Except as expressly contemplated by this Agreement, as required by applicable Law, as set forth on Section 7.1(a) of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, or as consented to in writing (which shall not be unreasonably conditioned, withheld or delayed) by Purchaser, with respect to any deviation by the Company, or the Company, with respect to any deviation by Purchaser, from the Execution Date until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each of Purchaser and the Company shall, and shall cause its Subsidiaries to, (i) conduct its business only in the Ordinary Course of Business (including the payment of accounts payable and the collection of accounts receivable), (ii) duly and timely file all Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (iii) duly observe and comply with all applicable Laws and Governmental Orders, and (iv) use its commercially reasonable efforts to preserve intact in all material respects its business organization, assets, permits, properties, and material business relationships with employees, clients, suppliers, and other third parties.

(b)         Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, as required by applicable Law, or as set forth in Section 7.1(b) of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, during the Interim Period, without the other Party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Purchaser shall (unless otherwise specified), or shall permit its Subsidiaries to:

(i)          amend, modify, or supplement its Organizational Documents except: (A) as contemplated hereby and (B) as may be required to increase the authorized capital stock of Purchaser to enable it to fulfill its obligations hereunder;

(ii)         other than in the Ordinary Course of Business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under any Material Contract;

(iii)        other than in the Ordinary Course of Business, modify, amend, or enter into any Contract, including for capital expenditures, that extends for a term of one year or more or obligates the payment by Purchaser, as applicable, or any Subsidiary thereof, of more than $300,000 individually or $1,500,000 in the aggregate;

(iv)        make any capital expenditures in excess of $300,000 individually or $1,500,000 in the aggregate, other than, with respect to the Company, in furtherance of implementation of the transactions disclosed to Purchaser as part of the Company’s present business plan and in the Ordinary Course of Business;

(v)         sell, lease, or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the Ordinary Course of Business;

(vi)        sell, abandon, permit to lapse, assign, transfer, or otherwise dispose of any Intellectual Property owned by such entity, except where such action would not reasonably be expected to cause a Company Material Adverse Effect or a Purchaser Material Adverse Effect;

(vii)       permit any material registered owned Intellectual Property to be abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii)      terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any Permit required for the operation of its business as it is currently conducted;

(ix)        (A) pay, declare, or set aside any dividends, distributions or other amounts with respect to its capital stock or other equity securities, other than dividends or distributions declared, set aside, or paid by any wholly-owned Subsidiaries; (B) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such; or (C) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(x)          (A) make any loan, advance or capital contribution to, or guarantee for the benefit of, any Person; (B) incur any Indebtedness other than intercompany Indebtedness and trade payables in the Ordinary Course of Business; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof, in each case, other than, with respect to the Company, in the Ordinary Course of Business;

(xi)        suffer or incur any Lien, except for Permitted Liens, on its assets, other than, with respect to the Company, in the Ordinary Course of Business;

(xii)       delay, accelerate or cancel, or waive any material right with respect to any receivables or Indebtedness owed to it, or write off or make reserves against the same (other than in the Ordinary Course of Business);

(xiii)      merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person, make any material investment in any Person, or be acquired by any other Person;

(xiv)      terminate or allow to lapse any insurance policy protecting any of its assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xv)        adopt any severance, retention, or other employee benefit plan or fail to continue to make timely contributions to each such plan in accordance with the terms thereof, other than, with respect to the Company, in the Ordinary Course of Business;

(xvi)      waive, release, settle, compromise, or otherwise resolve any Action, except in the Ordinary Course of Business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(xvii)     except as required by GAAP, or PCAOB rules or requirements, make any material change in its accounting principles, methods, or practices;

(xviii)    change its principal place of business or jurisdiction of organization;

(xix)      (A) make, change, or revoke any material Tax election; (B) settle or compromise any material claim, notice, audit report, or assessment in respect of Taxes; (C) enter into any Tax allocation, Tax sharing, Tax indemnity, or other closing agreement relating to any Taxes; or (D) surrender or forfeit any right to claim a material Tax refund;

(xx)       enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the Ordinary Course of Business;

(xxi)       other than (A) as required by any Employee Benefit Plan or (B) in the Ordinary Course of Business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (B) be deemed or construed as permitting any Party or Subsidiary thereof to take any action that is not permitted by any other provision of this Section 7.1(b)), (1) increase or change to a material extent the compensation or benefits of any employee or service provider, (2) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider, (3) enter into, amend, or terminate any Employee Benefit Plan (or any plan, program, agreement, or arrangement that would be an Employee Benefit Plan if in effect on the Effective Date) or grant, amend, or terminate any material awards thereunder, (4) fund any material payments or benefits that are payable or to be provided under any Employee Benefit Plan, (5) make any material loan to any present or former employee or other individual service provider, other than advancement of expenses in the Ordinary Course of Business, or (6) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, in each case, other than, with respect to the Company, in the Ordinary Course of Business;

(xxii)     authorize, recommend, propose, or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or similar transaction involving it or any Subsidiary;

(xxiii)    take, agree to take, or fail to take any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xxiv)    issue or sell any of its equity securities except, with respect to Purchaser, pursuant in each instance to a Permitted Issuance, and with respect to the Company, pursuant to issuances of Company Shares in arms-length commercial business transactions negotiated in good faith by the Company in the Ordinary Course of Business and not to any Affiliate or Person inside the Company; or

(xxv)     enter into any agreement or otherwise agree or commit to take, or cause to be taken, any of the actions set forth in this Section 7.1(b).

(c)         Neither Purchaser nor the Company shall (i) take or agree to take any action with the intent to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date, or (ii) omit to take, or agree to omit to take, any action with the intent to cause any such representation or warranty to be inaccurate or misleading in any respect at any such time.

(d)         Notwithstanding the foregoing, the Company and Purchaser and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or another Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with any future epidemics, pandemics, or similar health emergencies.

Section 7.2. Exclusivity

(a)         For purposes of this Agreement, (i) an “Alternative Transaction” means any of the following transactions involving the Company or Purchaser or their respective Subsidiaries (other than the transactions contemplated by this Agreement): (A) any merger, consolidation, share exchange, business combination, or other similar transaction; (B) any sale, lease, exchange, transfer, or other disposition of all or a material portion of the assets of such Person or any capital stock or other equity securities of such party or its Subsidiaries in a single transaction or series of transactions; and (C) any purchase, lease, exchange, transfer, or other acquisition of (1) all or a material portion of the assets of any Person by the Company or Purchaser or their respective Subsidiaries, or (2) any capital stock or other equity securities of any Person by the Company or Purchaser or their respective Subsidiaries, in each case, in a single transaction or series of transactions; (b) an “Alternative Proposal” means any unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Purchaser or any of their respective Representatives; and (c) a “Superior Proposal” means an Alternative Proposal made after the date hereof and not resulting from a breach of this Section 7.2, having terms that the Purchaser Board determines in good faith (after consultation with its outside legal counsel and its independent financial advisor of nationally recognized reputation, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal) would result in a transaction that, (i) if consummated, is more favorable from a financial point of view to the Purchaser Stockholders than the Transactions (taking into account any changes to the terms of this Agreement proposed by the Company in response to any such Superior Proposal) and (ii) is reasonably capable of being completed on the terms proposed.

(b)         Subject to Section 7.2(d), during the Interim Period, neither the Company, on the one hand, nor Purchaser, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage, or participate in negotiations with any Person concerning any Alternative Proposal, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Proposal, or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Proposal. Immediately following the execution of this Agreement, the Company, on the one hand, and Purchaser, on the other hand, shall, and shall cause each of their Representatives to, terminate any existing discussion or negotiations with any Persons other than the Company or Purchaser, as applicable, concerning any Alternative Proposal. Each of the Company and Purchaser shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Purchaser, as applicable, would be deemed a breach of such Party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Purchaser, as applicable, may have against such Representatives with respect to any such acts or omissions).

(c)         Each Party shall as promptly as practicable (and in any event within one Business Day after receipt thereof) advise the other Parties, orally and in writing, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Alternative Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Alternative Proposal, specifying in each case, the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such inquiry, proposal, offer or request for information Alternative Proposal. The Company and Purchaser shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

(d)         Notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Purchaser Stockholder Approval, but not after, the Purchaser Board may, in respect of a bona fide Superior Proposal that did not result from a breach of Section 7.2(b), (i) make a Change In Recommendation or (ii) terminate this Agreement in accordance with Section 9.4(a) in order to enter into a definitive agreement for such Superior Proposal, in either case if and only if, prior to taking such action, the Purchaser Board has determined in good faith, after consultation with its outside legal counsel and independent financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ duties under applicable Law; provided, however, that, prior to taking either such action, (A) Purchaser has given the Company at least 10 Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the person making, any such Superior Proposal and has contemporaneously provided to the Company a copy of the Superior Proposal or any proposed acquisition agreements and a copy of any related financing commitments in Purchaser’s possession (or, in each case, if not provided in writing to Purchaser, a written summary of the terms thereof), (B) Purchaser has negotiated, and has caused its Representatives to negotiate, in good faith with the Company during such notice period, to the extent that the Company wishes to negotiate, concerning any revisions to the terms of this Agreement proposed by Purchaser, (C) following the end of such notice period, the Purchaser Board shall have determined, after consultation with its independent financial advisor and outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which the Company has committed in writing, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal (assuming the revisions committed to by the Company were to be given effect) and that the failure to take such action would be inconsistent with the directors’ duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Purchaser shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the 10 Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) five Business Days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time Purchaser shall be required to comply with the requirements of this Section 7.2(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; and provided, further, that Purchaser has complied in all material respects with its obligations under this Section 7.2. Notwithstanding anything to the contrary contained herein, neither Purchaser nor its Subsidiaries shall enter into any acquisition agreement pursuant to an Alternative Proposal unless this Agreement has been terminated in accordance with its terms and the Purchaser Termination Fee has been paid in the manner provided in Section 9.5(b).

Section 7.3. Access to Information

During the Interim Period, each of the Company and Purchaser shall, upon reasonable advance written notice, provide, or cause to be provided, to the other and their authorized Representatives during normal business hours reasonable access to their offices, properties, and books and records, in a manner so as to not interfere with their normal business operations. Notwithstanding the foregoing, neither Purchaser or Merger Sub, on the one hand, nor the Company or the Company Subsidiary, on the other hand, shall be required to provide to the other or any of its authorized Representatives any information (a) if and to the extent doing so would (i) violate any applicable Law, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation with respect to confidentiality, non-disclosure, or privacy, or (iv) jeopardize protections afforded under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (i) through (iv), the Company or Purchaser shall, and shall cause their Subsidiaries to, use their commercially reasonable efforts to (A) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation, or Law and (B) provide such information in a manner without violating such privilege, doctrine, Contract, obligation, or Law), or (b) if the Company or the Company Subsidiary, on the one hand, and any Purchaser Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the withholding Party shall provide to the other prompt written notice of the withholding of access or information on any such basis.

Section 7.4. Notice of Certain Events

During the Interim Period, each of Purchaser and the Company shall promptly notify the other of:

(a)         any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Purchaser Parties, post-Closing) to any such Person or create any Lien on any assets of the Company, Purchaser, or their Subsidiaries, as applicable;

(b)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)         any Actions commenced or, to the Knowledge of Purchaser or the Company, as applicable, threatened, relating to or involving or otherwise affecting either Party or any of their stockholders or their equity, assets, or business or that relate to the consummation of the transactions contemplated by this Agreement;

(d)         the occurrence of any fact or circumstance that constitutes or results, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect or a Purchaser Material Adverse Effect; and

(e)         any inaccuracy of any representation or warranty of such Party contained in this Agreement, or any failure of such Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VI not to be satisfied by the Closing; provided, however, that no such notification or failure to provide such notification pursuant to clause (d) or clause (e) of this Section 7.4 shall affect the representations, warranties, covenants, agreements, or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties, and a failure to comply with clause (d) or clause (e) of this Section 7.4 shall not, of itself, cause the condition stated in Section 6.2(b) or Section 6.3(b), as the case may be, to fail to be satisfied.

Section 7.5. Preparation of Registration/Proxy Statement

(a)         As promptly as reasonably practicable, Purchaser and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Purchaser or the Company, as applicable), and no later than 45 days following the date of this Agreement Purchaser shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement/prospectus of Purchaser which will be included therein as a prospectus, in connection with the registration under the Securities Act of the Merger Shares and the resale of the Other Consideration Shares and which will be used as a proxy statement for the Purchaser Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Purchaser’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Purchaser and the Company shall use its reasonable best efforts to (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company and the Company Subsidiaries, the provision of financial statements of, and any other information with respect to, the Company and the Company Subsidiaries for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (ii) promptly notify the others of, mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Purchaser or the Company, as applicable) with respect to any comments of the SEC or its staff and respond promptly thereto; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Purchaser shall advise the Company, promptly after receiving notice thereof, of the time when the Registration Statement / Proxy Statement has become effective or of the issuance of any stop order, or of any request by the SEC for amendment of the Registration Statement / Proxy Statement or requests by the SEC for additional information, and Purchaser shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Purchaser, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 7.5 or for including in any other statement, filing, notice or application made by or on behalf of Purchaser to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement.

(b)         If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Purchaser Party, the Company, or, in the case of the Company, Purchaser, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Purchaser, the Company, or, in the case of the Company, Purchaser (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) Purchaser shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the pre-Closing Purchaser Stockholders. Purchaser shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Shares for offering or sale in any jurisdiction, and Purchaser and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein not misleading.

Section 7.6. Purchaser Stockholder Approval

(a)         As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Purchaser shall (i) duly give notice of, and (ii) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “Purchaser Stockholders Meeting”) in accordance with the Organizational Documents of Purchaser for the purpose of obtaining the Purchaser Stockholder Approval.

(b)         For the purposes of obtaining the Purchaser Stockholder Approval, Purchaser shall, through approval of its board of directors, recommend to its stockholders (the “Purchaser Board Recommendation”) for: (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger); (ii) the adoption and approval of the issuance of the Merger Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval of the amendments, if any, to the Organizational Documents of Purchaser contemplated by Purchaser’s certificate of incorporation and Purchaser’s bylaws, including, but not limited to, as may be necessary to increase the number of authorized shares of Purchaser Common Stock or other equity securities of Purchaser in connection with the Transactions or as otherwise agreed by the Parties in writing; (iv) election of directors effective as of the Closing; (v) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by Purchaser and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; and (vii) the adoption and approval of a proposal for the adjournment of the Purchaser Stockholders Meeting, if necessary, to permit further solicitation of proxies due to there not being sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (vii) together, the “Transaction Proposals”); provided, that Purchaser may adjourn the Purchaser Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Purchaser Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Purchaser has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Purchaser Stockholders prior to the Purchaser Stockholders Meeting; provided that, without the consent of the Company, in no event shall Purchaser adjourn the Purchaser Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Purchaser’s recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, Purchaser covenants that none of Purchaser’s board of directors or Purchaser nor any committee of Purchaser’s board of directors shall withdraw or modify, or propose publicly or by formal action of Purchaser’s board of directors, any committee of Purchaser’s board of directors or Purchaser to withdraw or modify, in a manner adverse to the Company, the Purchaser Board Recommendation or any other recommendation by Purchaser’s board of directors or Purchaser of the proposals set forth in the Registration Statement/Proxy Statement.

(c)         Notwithstanding anything in this Agreement to the contrary, including Sections 7.6(a) and 7.6(b), the Purchaser Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation (a “Change in Recommendation”) at any time prior to obtaining the Purchase Stockholder Approvals in respect to a Superior Proposal or in response to any material event, change, occurrence or development (other than any event, change, occurrence or development primarily resulting from a breach of this Agreement by Purchaser) that was not known to or reasonably foreseeable by, or the material consequences of which were not known to or reasonably foreseeable by, the Purchaser Board as of the date of this Agreement (i) that does not relate to any Alternative Proposal (other than a Superior Proposal), (ii) that does not relate to any change in the market price or trading volume of Purchaser’s securities (it being understood that this clause (ii) shall not prevent a determination that any event underlying such change constitutes a Purchaser Intervening Event), and (iii) (A) first occurring after the date hereof or (B) first actually or constructively known by the Purchaser Board following the date hereof, if the Purchaser Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make such a Change in Recommendation would constitute a breach by the Purchaser Board of its duties under applicable Law (a “Purchaser Intervening Event”); provided, however, that the Purchaser Board may not make a Change in Recommendation unless Purchaser notifies the Company pursuant to Section 7.2(d) hereof.

Section 7.7. Merger Sub Approval

As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Purchaser, as the sole stockholder of Merger Sub, will approve and adopt this Agreement and the transactions contemplated hereby and thereby (including the Merger).

Section 7.8. Directors’ and Officers’ Indemnification and Liability Insurance

(a)         All rights to indemnification for acts or omissions occurring through the Closing Date, including in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, including the Merger, now existing in favor of the current directors and officers of the Company or the Company Subsidiaries or the Purchaser Parties and Persons who served as a director, officer, member, trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan, or enterprise at the request of the Company or the Company Subsidiaries or the Purchaser Parties, as provided in their respective Organizational Documents or in any indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years after the Effective Time, Purchaser shall cause the Organizational Documents of Purchaser and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the Organizational Documents of, with respect to Purchaser, Purchaser, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b)         Prior to the Closing, Purchaser and the Company shall reasonably cooperate in order to obtain, and the Company shall purchase through a reputable insurer, directors’ and officers’ liability insurance for Purchaser and the Company that shall be effective as of the Effective Time and will cover those Persons who will be the directors and officers of Purchaser and its Subsidiaries (including the Surviving Corporation) at and after the Effective Time on terms not less favorable than the better of (i) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and the Company Subsidiaries’ directors and officers and (ii) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Purchaser, provided that such insurance shall provide for an aggregate of at least $15 million in coverage.

(c)         The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company, the Company Subsidiaries or Purchaser Parties for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d)         Prior to the Effective Time, the Company shall obtain and Purchaser shall pay the premium for a one year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of one year from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(e)         Prior to the Effective Time, the Company shall obtain and Purchaser shall purchase and fully pay the premium for a one year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of Purchaser’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of one year from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by Purchaser and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, provided that such insurance shall provide for an aggregate of at least $10 million in coverage (the “Purchaser D&O Tail Policy”).

Section 7.9. Non-Disparagement

Each Party will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of any other Party, their respective Representatives, or their respective Affiliates.

Section 7.10. Certain Tax Matters

(a)         Each of Purchaser and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Purchaser nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Purchaser and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

(b)         Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit, or examination. Such cooperation shall include the retention and (upon another Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit, or examination, making employees available on a mutually convenient basis to provide additional information, and an explanation of any material provided hereunder.

Section 7.11. Purchaser’s SEC Filings and Reports; Nasdaq

(a)         During the Interim Period, Purchaser will keep current and timely file all of its requisite public filings and reports with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the existing Purchaser Common Stock on Nasdaq (including, if necessary effecting the Reverse Stock Split).

(b)         Purchaser and the Company shall reasonably cooperate in good faith to effectuate the Reverse Stock Split, if necessary pursuant to this Agreement, at or after the Effective Time pursuant to Nasdaq rules and regulations. To the extent required by Nasdaq Marketplace Rule 5110, Purchaser shall use its commercially reasonable efforts to prepare and file an initial listing application for the Purchaser Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time (including, if necessary, effecting the Reverse Stock Split). The Company will cooperate with Purchaser as reasonably requested by Purchaser with respect to the Nasdaq Listing Application and promptly furnish to Purchaser all information concerning the Company and the Company Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.11(b). All fees associated with the Nasdaq Listing Application shall be paid by the Company.

Section 7.12. Post-Closing Directors

Each of Purchaser and Merger Sub, as applicable, shall take all such action within its power as may be necessary or appropriate such that, effective at the Effective Time: (a) each of Purchaser’s board of directors and the Surviving Corporation’s board of directors consist of that number of directors determined by the Company in accordance with Section 2.3(a); (b) the members of Purchaser’s board of directors are the individuals determined in accordance with Section 2.3(a); and (c) the members of the Surviving Corporation’s board of directors are the individuals determined in accordance with Section 2.4.

Section 7.13. Purchaser Loan to the Company

Purchaser shall, as soon as practicable, provide to the Company, a loan in the principal amount of $8,000,000, which loan (the “Loan”) shall be evidenced by a promissory note in favor of Purchaser, as prepared, drafted and negotiated by the Parties in good faith (the “Loan Note”), and shall become due and payable six months from the date thereof. Amounts outstanding under the Loan Note shall bear simple interest at the rate of five percent (5%) per annum and shall be secured by assets of the Company in an amount at least equal to the principal amount of the Loan Note, with the value of such assets to be determined by Purchaser in its reasonable sole discretion. The proceeds of the Loan shall be used by the Company to promptly pay any and all amounts outstanding (including principal, interest, fees, and fines, if any) due under the Company’s existing loan with NE SPC LP, an Ontario, Canada limited partnership (the “Existing Lender”), so as release and extinguish any lien or other security interest in favor of the Existing Lender and to enable the Company to grant Purchaser, pursuant to the terms and conditions of a mutually agreeable security agreement, a first priority lien and secured interest against such assets by the Company.

Section 7.14. Proceeds of Purchaser Offerings, if Any

(a)         In the event that Purchaser undertakes an offering of any of its equity securities during the Interim Period, and subject to Section 7.18 of this Agreement: (i) all Net Proceeds therefrom shall be made available and deposited into an accounted designated in writing by the Company to Purchaser via wire transfer of immediately available funds within 2 business days of Purchaser’s receipt of such Net Proceeds; and (ii) the principal balance then outstanding on the Loan Note shall be adjusted and increased proportionately to account for the amount of any Net Proceeds made available to the Company pursuant to the terms and provisions of the Loan.

(b)         Notwithstanding the foregoing, in the event that the outstanding balance of the Loan to the Company exceeds $50,000,000 at any point during the Interim Period, at such time the Minimum Purchaser Allocation (Interim Period) shall be automatically increased to $4,900,000.

Section 7.15. Confidentiality

From and after the Execution Date, neither the Company nor Purchaser shall disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law (in which case such Party shall use commercially reasonable efforts to (a) consult with the other prior to making any such disclosure to the extent permitted by applicable Law and reasonably practicable under the circumstances and (b) cooperate in connection with the other Party’s efforts to obtain a protective order or confidential treatment at such Party’s expense), all documents and information concerning the negotiation and execution of this Agreement or the other Party or any of its Affiliates or their Representatives (including trade secrets, confidential information, and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information that can be shown to have been (i) in the public domain through no fault of, or breach of this Agreement on the part of, the disclosing Party or its Affiliates, or (ii) later lawfully acquired by the disclosing Party on a non-confidential basis from sources other than the other Party or any of its Affiliates or their Representatives and who are not known (after reasonable inquiry) to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information to his, her, or its (A) tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under applicable Law arising out of this Agreement, and (B) legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of this Agreement.

Section 7.16. All Efforts; Further Assurances

(a)         Subject to the terms and conditions of this Agreement, each Party shall promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable, or as reasonably requested by the other Parties, to consummate and make effective as promptly as is reasonably practicable the transactions contemplated by this Agreement, including using its best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals, authorizations, Governmental Orders, or other actions from all applicable Governmental Authorities prior to the Effective Time, (ii) avoid an Action by any Governmental Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)         Subject to applicable Law, each of the Company and Purchaser agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, consents, approvals, authorizations, Governmental Orders, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it gives the other Party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such Party and its Affiliates, (B) as necessary to comply with Contracts or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)         During the Interim Period, Purchaser, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement or any matters relating thereto commenced against Purchaser, Merger Sub, or any of its or their respective Representatives in their capacity as a Representative of a Purchaser Party or against the Company or the Company Subsidiaries, as applicable (collectively, the “Transaction Litigation”). Purchaser shall control the negotiation, defense, and settlement of any such Transaction Litigation brought against Purchaser, Merger Sub, or members of the boards of directors of Purchaser or Merger Sub and the Company shall control the negotiation, defense, and settlement of any such Transaction Litigation brought against the Company or the Company Subsidiaries or the members of their boards of directors; provided, however, that in no event shall the Company or Purchaser settle, compromise, or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other (not to be unreasonably withheld, conditioned, or delayed); further provided, that it shall be deemed to be reasonable for Purchaser (if the Company is controlling the Transaction Litigation) or the Company (if Purchaser is controlling the Transaction Litigation) to withhold, condition, or delay its consent if any such settlement or compromise (i) does not provide for a legally binding, full, unconditional, and irrevocable release of each Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company and the Company Subsidiaries and related parties (if Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (ii) provides for any non-monetary, injunctive, equitable, or similar relief against any Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company, the Company Subsidiaries and related parties (if Purchaser is controlling the Transaction Litigation) or (iii) contains an admission of wrongdoing or liability by a Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company and the Company Subsidiaries and related parties (if Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Purchaser and the Company shall each (A) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (B) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement, and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement, and compromise of any such Transaction Litigation, (C) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (D) reasonably cooperate with each other including with respect to the defense, settlement, and compromise of any such Transaction Litigation.

Section 7.17. [RESERVED]

Section 7.18. Working Capital Requirements

Notwithstanding anything in this Agreement to the Contrary, Purchaser and the Company each covenant and agree as follows:

(a)        at all times during the Interim Period, Purchaser’s operating account shall contain a minimum available cash balance of at least $1,200,000 (or $4,900,000 if adjusted in accordance with Section 7.14(b) of this Agreement) (such applicable amount, the “Minimum Purchaser Allocation (Interim Period)”);

(b)        at the Effective Time, (i) the Minimum Purchaser Allocation (Interim Period) shall no longer apply, and (ii) the Purchaser Legacy Business shall be allocated direct, unrestricted access to cash in the amount of $4,900,000 less operating expenses actually incurred by Purchaser Legacy Business in the Ordinary Course of Business from August 1, 2025 through July 31, 2026 (the “Legacy Business Working Capital Budget”), which Legacy Business Working Capital Budget shall not be modified without the prior written consent of Lavell Juan Malloy, II, which consent shall not be unreasonably withheld; and

(c)        following Closing but prior to expiration of the then-existing Legacy Business Working Capital Budget, Purchaser Legacy Business and the Company shall mutually agree upon a new working capital budget for the period commencing August 1, 2026 to July 31, 2027, which budget shall include the balance of any funds remaining available from the Legacy Business Working Capital Budget.

Section 7.19. Employment Agreements

In connection with the Merger, the employment agreement between each Purchaser Representative and Purchaser (the “Purchaser Representative Employment Agreements”) shall be amended and restated, to become effective on the Effective Date, upon terms mutually agreeable by each such Purchaser Representative, Purchaser and the Company. Subject to the foregoing sentence, Purchaser shall use reasonable best efforts to negotiate and cause each Purchaser Representative to execute his/her amended and restated Purchaser Representative Employment Agreement as promptly as practicable following the Execution Date but in no case after 45 days following the date hereof.

Section 7.20. Voting Agreements

The Purchaser shall use reasonable best efforts to negotiate and cause each Purchaser Representative to execute a voting support agreement with commercially reasonable terms as promptly as practicable following the date hereof but in no case after 45 days following the date hereof.

Section 7.21. Fairness Opinion. Purchaser shall obtain, from its financial advisor, as promptly as practicable following the Execution Date, an opinion in writing or orally (which, if rendered orally, will be confirmed in writing) to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger and the transactions provided for in this Agreement are fair, from a financial point of view, to the Company and its stockholders. The Company shall cooperate in good faith with Purchaser in connection with the preparation of such opinion.

Section 7.22. Certificate of Designation. Within 45 days following the Execution Date, Purchaser shall file with the Secretary of State of the State of Delaware the Certificate of Designation, which shall create a Class C Preferred Stock having such terms as shall be mutually agreeable by Purchaser and the Company (but in any case, shall contain the terms set forth in Exhibit 7.22), the shares of which shall be issued pursuant to Section 3.1(a).

ARTICLE VIII. SETTLEMENT OF DISPUTED MATTERS

Section 8.1. Attorneys’ Fees with Respect to Litigation

If the Company, on the one hand, or Purchaser, on the other hand, initiate any Action against the other, involving this Agreement, the prevailing Party (as determined by the applicable court) in such Action shall be entitled to receive reimbursement from the other Party for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing Party in respect of that proceeding, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such proceeding.

Section 8.2. [RESERVED]

ARTICLE IX. TERMINATION

Section 9.1. Termination by Mutual Consent

This Agreement may be terminated at any time before the Effective Time, whether before or after the Purchaser Stockholder Approval, by mutual written consent of Purchaser and the Company.

Section 9.2. Termination by Either Purchaser or the Company

This Agreement may be terminated by either Purchaser or the Company at any time before the Effective Time:

(a)         if the transactions contemplated hereby have not been consummated by March 31, 2026 (the “Termination Date”), except that the right to terminate this Agreement under this Section 9.2(a) shall not be available to any Party whose breach of this Agreement has been a principal cause of, or principal reason for, the failure to consummate the transactions contemplated hereby by such date, provided, that, absent any such breach and in the event that the SEC has not declared the Registration Statement / Proxy Statement effective under the Securities Act by the date which is sixty (60) days prior to the Termination Date, then either the Company or Purchaser shall be entitled to extend the Termination Date for an additional sixty (60) days upon written notice to the other Party; or

(b)         if any Law or Governmental Order is enacted, issued, promulgated, enforced or entered by a Governmental Authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise has the effect of making illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and, in the case of any Governmental Order, such Governmental Order has become final and non-appealable.

Section 9.3. Termination by the Company

This Agreement may be terminated by the Company:

(a)         if Purchaser becomes an ineligible issuer or otherwise unable to file the required Registration Statement / Proxy Statement under the Securities Act;

(b)         if the Purchaser Common Stock is formally delisted from Nasdaq at or prior to the Closing;

(c)         if Purchaser breaches any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and cannot be cured by the Termination Date or, if curable, has not been cured by Purchaser within the earlier of (i) 30 days after Purchaser’s receipt of written notice of such breach from the Company and (ii) three

Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(c) if the Company is at that time in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not being satisfied;

(d)         if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by Purchaser or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and that were, at the time of termination, capable of being satisfied) and Purchaser has failed to fulfill its obligation and agreement herein to consummate the Closing within five Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing, and able to consummate the transactions contemplated hereby; or

(e)         upon a vote taken at any duly held Purchaser Stockholder Meeting (or any adjournment or postponement thereof in accordance with this Agreement) held to obtain the Purchaser Stockholder Approval, the Purchaser Stockholder Approval is not obtained.

Section 9.4. Termination by Purchaser

This Agreement may be terminated by Purchaser at any time before the Closing:

(a)         if the Purchaser Board undertakes approves, endorses and makes a Change in Recommendation to the Purchaser Stockholders prior to the receipt of the Purchaser Stockholders Approval, if and only if, prior to or substantially concurrent with such termination, (i) Purchaser shall have paid the Purchaser Termination Fee to the Company pursuant to Section 9.5, and (ii) Purchaser substantially concurrently with such termination enters into a definitive agreement with respect to the Superior Proposal that did not result from a material breach of Section 7.2 and that remained a Superior Proposal following the Purchaser’s compliance with the provisions set forth in Section 7.2;

(b)         if the Company breaches any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and cannot be cured by the Termination Date or, if curable, has not been cured by the Company within the earlier of (i) 30 days after the Company’s receipt of written notice of such breach from Purchaser and (ii) three Business Days prior to the Termination Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.4(b) if Purchaser is at that time in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(c)         if all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and that were, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from Purchaser and that Purchaser is ready, willing, and able to consummate the transactions contemplated hereby.

Section 9.5. Effect of Termination; Termination Fee.

(a)         If this Agreement is validly terminated pursuant to this Article IX, except as set forth in this Section 9.5, it shall become void and of no further force and effect, with no liability on the part of any Party (or any stockholder or Representative of such Party), except as may be otherwise provided herein, the termination of this Agreement shall not relieve any Party of liability if such termination results from (i) fraud or (ii) the willful and material (A) failure of any Party to perform its covenants, obligations, or agreements contained in this Agreement or (B) breach by any Party of its representations or warranties contained in this Agreement. The provisions of Section 7.15 (Confidentiality), this Section 9.5 (Effect of Termination; Termination Fee), Article X (Miscellaneous), and the definitions of defined terms in such sections shall survive any valid termination of this Agreement.

(b)         Notwithstanding anything in this Agreement to the contrary:

(i)          if (x) this Agreement is terminated by Purchaser pursuant to Section 9.4(a) or (y)(A) a Superior Proposal with respect to Purchaser shall have been publicly announced, disclosed or otherwise communicated to the Company or the Company Board at any time after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn) and (B) within twelve (12) months after the date of such termination, Purchaser (1) executes a transaction in respect of the Superior Proposal referred to in clause (y)(A) (the “Superior Transaction”) or (2) the Superior Transaction is consummated or withdrawn, terminated or otherwise discontinued for any reason, then Purchaser shall pay to the Company an amount equal to $9,000,000 (the “Purchaser Termination Fee”) upon the execution, consummation, withdrawal, termination or other discontinuation, as applicable, of the Superior Transaction;

(ii)         if this Agreement is terminated by the Company pursuant to Section 9.3, Purchaser shall pay to the Company the Purchaser Termination Fee; or

(iii)        if this Agreement is terminated by Purchaser pursuant to Section 9.4(b) or Section 9.4(c), the Company shall pay to Purchaser an amount equal to $9,000,000 (the “Company Termination Fee”).

(c)         Each of the Company and Purchaser acknowledges and agrees that:

(i)           in the event that Purchaser is entitled to receive the Company Termination Fee pursuant to Section 9.5(b)(iii) of this Agreement, the right of Purchaser to receive such amount shall constitute the sole and exclusive remedy for monetary damages for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Purchaser, Merger Sub and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, regardless of the circumstances giving rise to such termination; and

(ii)         in the event that the Company is entitled to receive the Purchaser Termination Fee pursuant to Section 9.5(b)(i) and Section 9.5(b)(ii) of this Agreement, the right of the Company to receive such amount shall constitute the sole and exclusive remedy for monetary damages for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for the Company and any of its, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees, regardless of the circumstances giving rise to such termination.

ARTICLE X. MISCELLANEOUS

Section 10.1. Non-Survival of Representations, Warranties, and Covenants

Except as otherwise contemplated by Section 10.4, none of the representations, warranties, covenants, obligations, or other agreements in this Agreement or in any certificate (including confirmations therein), statement, or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements, and other provisions shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing including, in particular, Sections 7.15 and 7.16, and then only with respect to any breaches occurring after the Closing and (b) this Article X. Notwithstanding the foregoing, the provisions of Section 7.18 shall survive the Closing.

Section 10.2. Waivers; Extension

Any Party may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement, or (c) waive compliance by the other Parties with any obligation, covenant, agreement, or condition contained herein, provided that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties granting such extension or waiver. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3. Non-Recourse

This Agreement may be enforced only against, and any dispute, claim, or controversy based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. No past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender, or Representative or Affiliate of any named Party (which Persons are intended third party beneficiaries of this Section 10.3) shall have any liability (whether in contract or tort, at law, or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements, or other obligations or liabilities of such Party or for any dispute, claim, or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 10.4. Specific Performance

Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party under this Agreement and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.4 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.

Section 10.5. Notices

Any notice, demand, instruction, request, or other communication that may be permitted, required, or desired to be given pursuant hereto shall, unless changed by written notice given by a Party to the others pursuant hereto, be given in writing and directed to the applicable Party as follows:

If to the Company:	House of Doge Inc. 2045 NW 1st Avenue Miami, Florida 33127 Attn: Marco Margiotta, Chief Executive Officer Email: marco@houseofdoge.com with a copy to legal@houseofdoge.com
with a copy to:	Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 Attn: Keith J. Billotti, Esq. Email: billotti@sewkis.com
If to Purchaser, Merger Sub or its other Subsidiaries:	Brag House Holdings, Inc. 45 Park Street Montclair, New Jersey 070412 Attn: Lavell Juan Malloy, II, Chief Executive Officer Email: lavell@thebraghouse.com
with a copy to:	Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Iselin, New Jersey 08830 Attn: Joseph Lucosky, Esq. Email: jlucosky@lucbro.com Attn: Victoria Baylin, Esq. Email: vbaylin@lucbro.com

Except as otherwise expressly permitted herein, all notices, demands, instructions, requests, or communications required, desired, or permitted to be given hereunder shall be deemed given: (a) if by hand or nationally recognized overnight courier service (i) if delivered by 5:00 PM Eastern Time on a Business Day, on the date of delivery, and (ii) if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (c) seven Business Days after mailing by prepaid certified or registered mail, return receipt requested.

Section 10.6 Assignment

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties, and any such transfer without prior written consent shall be void; provided, however, that Purchaser may assign its rights hereunder to any Affiliate, but shall remain liable for all of Purchaser’s obligations hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.7. Press Release and Announcements

Any press release, public announcement, or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Purchaser and the Company shall mutually determine in their reasonable discretion; provided that nothing in this Section 10.7 will preclude any Party from making any disclosures necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may be) consents from any Governmental Authority.

Section 10.8. Rights of Third Parties

Except as provided in Section 10.3, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 10.9. Reliance

Each of the Parties shall be deemed to have relied upon the accuracy of the written representations and warranties made to such Party in or pursuant to this Agreement, notwithstanding any investigations conducted by or on such Party’s behalf or notice, knowledge, or belief to the contrary.

Section 10.10. Expenses

Each Party shall bear its own expenses (including fees and expenses of legal counsel, accountants, investment bankers, financial advisers, brokers, finders, and other representatives or consultants) in connection with this Agreement and the transactions contemplated hereby.

Section 10.11. Counterparts

This Agreement may be executed in one or more counterparts, all of which shall constitute one agreement. A signed copy of this Agreement shall have the same force and effect as an original. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.12. Entire Agreement

This Agreement constitutes the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Section 10.13. Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person of circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.14. Governing Law; Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action or proceeding arising out of, relating to, in connection with or to enforce this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, if such United States District Court lacks subject matter jurisdiction, the Superior Court of the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this section shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (b) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 10.5. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, if such United States District Court lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 10.15. Amendments

These terms and provisions of this Agreement may not be amended, other than as necessary to consummate the transactions contemplated hereby in accordance with the financial and commercial terms set forth herein, of which there shall be no further amendment, and the Parties agree that there will be no further negotiation of the terms of the transactions contemplated hereby. Any such amendment must be in writing and signed by all Parties.

[Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

PURCHASER:
BRAG HOUSE HOLDINGS, INC.
By:
Lavell Juan Malloy, II, Chief Executive Officer
MERGER SUB:
BRAG HOUSE MERGER SUB, INC.
By:
Daniel Leibovich, President
COMPANY:
HOUSE OF DOGE INC.
By:
Marco Margiotta, Chief Executive Officer

[Signature Page to TBH-Doge Merger Agreement]

AMENDMENT NO. 1

TO MERGER AGREEMENT

BY AND AMONG

BRAG HOUSE HOLDINGS, INC.,

BRAG HOUSE MERGER SUB, INC.

AND

HOUSE OF DOGE INC.

THIS AMENDMENT NO. 1 TO MERGER AGREEMENT (the “Amendment”), dated as of November 26, 2025, is by and among Brag House Holdings, Inc., a Delaware corporation (“Purchaser”), Brag House Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and House of Doge Inc., a Texas corporation (the “Company”). Each of the foregoing entities may be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

              Capitalized terms used herein but not otherwise defined shall have the respective meanings attributed to them in that certain Merger Agreement, dated as of October 12, 2025, by and among the Parties (the “Merger Agreement”).

RECITALS

WHEREAS, the Parties are all of the parties to the Merger Agreement, pursuant to which it is anticipated that, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger and, after giving effect to the Merger, the Company will become a wholly-owned subsidiary of Purchaser as set forth in the Merger Agreement;

WHEREAS, the Parties wish to hereby amend certain provisions of the Merger Agreement to correct certain scrivener’s errors on the terms and conditions set forth in this Amendment; and

WHEREAS, the Parties have agreed to amend the Merger Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AMENDMENT OF CERTAIN PROVISIONS OF MERGER AGREEMENT

1.           Amendment of Certain Definitions in Section 1.1: the definition of “Purchaser Stockholder Approval” shall be removed and replaced with the following language: “means the approval of each Transaction Proposal by the requisite vote of the capital stock of Purchaser in accordance with Purchaser’s Organizational Documents and applicable Law.”

2.           Amendment of Section 7.6(b): the following portion of Section 7.6(b) shall be removed: “(i) through (vii)” and shall be replaced with: “(i) through (vi).”

3.           Amendment of Section 3.1(a)(i): the language set forth in Section 3.1(a)(i) shall be removed in its entirety and replaced with the following language: “such Major Stockholder shall specify (in writing to Purchaser no later than 10 days before the Closing) a number of shares of Purchaser Common Stock such Major Stockholder desires to receive as Exchange Consideration (with respect to such Major Stockholder, the “Selected Common Shares”); provided that the maximum number of Selected Common Shares for each Major Stockholder shall be 4.99% of the total issued and outstanding shares of Purchaser Common Stock (rounded down to the nearest whole number) as of immediately following the Effective Time;”.

4.           Amendment of Section 3.1(e): the following language of Section 3.1(e) shall be removed “(and if the proceeds of such share sales by the Exchange Agent are insufficient for such purpose, then Parent shall promptly deliver to the Exchange Agent additional funds in an amount equal to the deficiency required to make all such payments in lieu of fractional shares).”

5.           Amendment of Section 7.5(a): The phrase “no later than 45 days following the date of this Agreement” shall be deleted and replaced with the phrase “no later than December 5, 2025,”.

6.           Amendment of Sections 7.19, 7.20, and 7.22: In each of Sections 7.19, 7.20 and 7.22, the phrase “45 days following” shall be deleted and replaced with the phrase “60 days following.”

7.           Amendment of Section 10.15: the language set forth in Section 10.15 shall be removed in its entirety and replaced with the following language: “This Agreement may be amended by the Parties at any time before the Effective Time by execution of an instrument in writing signed by each of the Parties.”

8.           Addition of Section 3.7: a new section of the Merger Agreement shall be added immediately following Section 3.6, as follows: “Section 3.7. Adjustments If the shares of Purchaser Common Stock or Company Shares shall be changed into a different number of shares by reason of any stock dividend or distribution, reclassification, recapitalization, reorganization, stock split, split-up, combination, exchange, or readjustment of shares or similar transaction between the date of the Agreement and the Effective Time, then (a) the number of shares of Purchaser Common Stock in clause (a) of the definition of “Exchange Ratio” and (b) the number of shares of Purchaser Common Stock constituting the Other Consideration Shares, in each case, shall be appropriately adjusted to reflect such change.”

MISCELLANEOUS

1.           Assignment; Successors and Assigns. This Amendment may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Amendment not in accordance with the terms of this section shall be void. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

2.           Entire Agreement. This Amendment (together with the Merger Agreement) constitutes the entire agreement among the Parties with respect to the matters amended hereby and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to such matters. Except as amended hereby, the Merger Agreement shall remain in full effect.

3.           Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner so as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by, illegal, invalid or unenforceable under applicable law, such provision or provisions shall be ineffective only to the extent of such prohibition, illegality, invalidity or unenforceability, without invalidating the remainder of this Amendment.

4.           Titles. Titles and headings herein are solely for the convenience of the parties and are without substantive legal meaning. This Amendment may only be amended or modified by a writing signed by the Parties. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.

5.           Counterparts. This Amendment may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of a signature page to this Amendment by e-mail, pdf., docusign or scanned pages, shall be effective as delivery of a manually executed counterpart to this Amendment.

6.           Governing Law; Jurisdiction. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with Section 10.14 of the Merger Agreement.

[Remainder of this Page Intentionally Left Blank; Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

PURCHASER:
BRAG HOUSE HOLDINGS, INC.
By:
Lavell Juan Malloy, II, Chief Executive Officer
MERGER SUB:
BRAG HOUSE MERGER SUB, INC.
By:
Daniel Leibovich, President
COMPANY:
HOUSE OF DOGE INC.
By:
Marco Margiotta, Chief Executive Officer

[Signature Page to Amendment No. 1 to Brag House – House of Doge Merger Agreement]

AMENDMENT NO. 2
TO MERGER AGREEMENT
BY AND AMONG
BRAG HOUSE HOLDINGS, INC.,
BRAG HOUSE MERGER SUB, INC.
AND
HOUSE OF DOGE INC.

THIS AMENDMENT NO. 2 TO MERGER AGREEMENT (the “Amendment”), dated as of February 2, 2026, is by and among Brag House Holdings, Inc., a Delaware corporation (“Purchaser”), Brag House Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and House of Doge Inc., a Texas corporation (the “Company”). Each of the foregoing entities may be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

              Capitalized terms used herein but not otherwise defined shall have the respective meanings attributed to them in that certain Merger Agreement, dated as of October 12, 2025, as amended by Amendment No. 1 thereto dated as of November 26, 2025, by and among the Parties (the “Merger Agreement”).

RECITALS

WHEREAS, the Parties are all of the parties to the Merger Agreement, pursuant to which it is anticipated that, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger, and, after giving effect to the Merger, the Company will become a wholly-owned subsidiary of Purchaser as set forth in the Merger Agreement;

WHEREAS, the Parties wish to hereby amend certain provisions of the Merger Agreement on the terms and conditions set forth in this Amendment; and

WHEREAS, the Parties have agreed to amend the Merger Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AMENDMENT OF CERTAIN PROVISIONS OF MERGER AGREEMENT

1.           Amendment of Section 2.3(a): the language set forth in Section 2.3(a) of the Merger Agreement shall be removed in its entirety and replaced with the following language:

“At the Effective Time, the Purchaser Board shall consist of six members, each of whom shall be designated by the Company, provided that at least four of such six designees shall qualify as “independent directors” under Nasdaq’s listing rules. All of the directors of the Purchaser Board shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with Purchaser’s Organizational Documents.”

2.           Amendment of Section 9.2(a): The date “March 31, 2026” set forth in Section 9.2(a) of the Merger Agreement shall be removed and replaced with the following date: “April 30, 2026.”

MISCELLANEOUS

1.           Assignment; Successors and Assigns. This Amendment may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Amendment not in accordance with the terms of this section shall be void. This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

2.           Entire Agreement. This Amendment (together with the Merger Agreement) constitutes the entire agreement among the Parties with respect to the matters amended hereby and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to such matters. Except as amended hereby, the Merger Agreement shall remain in full effect.

3.           Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner so as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by, illegal, invalid or unenforceable under applicable law, such provision or provisions shall be ineffective only to the extent of such prohibition, illegality, invalidity or unenforceability, without invalidating the remainder of this Amendment.

4.           Titles. Titles and headings herein are solely for the convenience of the parties and are without substantive legal meaning. This Amendment may only be amended or modified by a writing signed by the Parties. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.

5.           Counterparts. This Amendment may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence. Delivery of an executed counterpart of a signature page to this Amendment by e-mail, pdf., docusign or scanned pages, shall be effective as delivery of a manually executed counterpart to this Amendment.

6.           Governing Law; Jurisdiction. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with Section 10.14 of the Merger Agreement.

[Remainder of this Page Intentionally Left Blank; Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

PURCHASER:
BRAG HOUSE HOLDINGS, INC.
By:
Lavell Juan Malloy, II, Chief Executive Officer
MERGER SUB:
BRAG HOUSE MERGER SUB, INC.
By:
Daniel Leibovich, President
COMPANY:
HOUSE OF DOGE INC.
By:
Marco Margiotta, Chief Executive Officer

[Signature Page to Amendment No. 2 to Merger Agreement]

Annex B

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BRAG HOUSE HOLDINGS, INC.

Brag House Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That the Corporation’s Certificate of Incorporation, as amended, is hereby amended is hereby amended to delete Section 4 in its entirety and replace it with the following:

4. The total number of shares of common stock which the Corporation is authorized to issue is Two Billion (2,000,000,000), at a par value of $0.0001 per share, and the total number of shares of preferred stock which the Corporation is authorized to issue is Twenty-Five Million (25,000,000), at a par value of $0.0001 per share.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions authorizing and approving this Certificate of Amendment. Thereafter, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

THIRD: This Certificate of Amendment to the Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, BRAG HOUSE HOLDINGS, INC. has caused this Certificate to be executed by its duly authorized officer on this __ day of ____________, 2026.

BRAG HOUSE HOLDINGS, INC.
By:
Name:	Lavell Juan Malloy, II
Title:	President and Chief Executive Officer
B-2

Annex C

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BRAG HOUSE HOLDINGS, INC.

Brag House Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That the Corporation’s Certificate of Incorporation, as amended, is hereby amended by adding the following paragraph after the first paragraph of Section 4 thereof:

Upon the filing and effectiveness (the “Reverse Split Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [__]1 shares of the Corporation’s common stock, par value of $0.0001 per share (the “Common Stock”), issued and outstanding and held of record by each stockholder of the Corporation or issued and held by the Corporation in treasury immediately prior to the Reverse Split Effective Time (“Old Common Stock”) shall, automatically and without any action by the holder thereof, be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock (“New Common Stock”)[, with no corresponding reduction in the number of authorized shares of Common Stock] (the “Reverse Split”). No fractional shares of New Common Stock will be issued in connection with the Reverse Split. If, upon aggregating all of the shares of New Common Stock held by a holder of New Common Stock immediately following the Reverse Split such holder would otherwise be entitled to a fractional share of New Common Stock, the Corporation shall pay in cash (without interest) to each such holder an amount equal to such fraction multiplied by the average of the closing sales prices of a share of Old Common Stock on the Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the date of the Reverse Split Effective Time (with such average closing sales prices proportionately adjusted to give effect to the Reverse Split). Each holder of record of a certificate or certificates, if any, representing one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable following the Reverse Split Effective Time, upon surrender of such certificate, a certificate or certificates representing the whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the Reverse Split as well as cash in lieu of any fractional shares of New Common Stock to which such holder may be entitled. Any certificate representing one or more shares of the Old Common Stock not so surrendered shall from and after the Reverse Split Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent that number of whole shares of the New Common Stock into which the shares of the Old Common Stock previously represented by such certificate have been combined (as well as the right to receive cash in lieu of fractional shares of New Common Stock after the Reverse Split Effective Time upon the surrender thereof).”

____________

1        Shall be a whole number selected by the Board of Directors prior to the filing of this Certificate of Amendment equal to or greater than five and equal to or lesser than 50, which number is referred to as the “Approved Split Ratio” (it being understood that any Approved Split Ratio within such range shall, together with the remaining provisions of this Certificate of Amendment not appearing in brackets, constitute a separate amendment being approved and adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware). The Board of Directors of the Corporation shall select the Approved Split Ratio prior to the filing of the Certificate of Amendment and any amendment not setting forth the Approved Split Ratio selected by the Board of Directors and included in the Certificate of Amendment filed with the Secretary of State shall be automatically abandoned upon the filing of such Certificate of Amendment.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions authorizing and approving this Certificate of Amendment. Thereafter, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

THIRD: This Certificate of Amendment to the Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

[Signature Page Follows]

IN WITNESS WHEREOF, BRAG HOUSE HOLDINGS, INC. has caused this Certificate to be executed by its duly authorized officer on this __ day of ____________, 2026.

BRAG HOUSE HOLDINGS, INC.
By:
Name:	Lavell Juan Malloy, II
Title:	President and Chief Executive Officer

Annex D

BRAG HOUSE HOLDINGS, INC.

AMENDED AND RESTATED 2024 OMNIBUS INCENTIVE PLAN

1.           PURPOSE OF THE PLAN. The purpose of the Amended and Restated 2024 Omnibus Incentive Plan (the “Plan”) is to provide favorable opportunities for Directors, officers, Employees, or Consultants employed by or providing service to Brag House Holdings, Inc. (the “Company”) or any of its Subsidiaries, to acquire shares of common stock of the Company (“Common Stock”) or to benefit from the appreciation thereof. Such opportunities should provide an increased incentive for these individuals to contribute to the future success and prosperity of the Company, thus enhancing the value of the Company’s Common Stock for the benefit of the stockholders, and increase the ability of the Company to attract and retain individuals of exceptional skill upon whom, in large measure, its sustained progress, growth and profitability depend.

2.           DEFINITIONS.

(a)         Award means any (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, or (v) Other Awards, granted under the Plan, whether granted singly, in combination, or in tandem to a Participant.

(b)         Award Agreement means the written agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, limitations and restrictions applicable to an Award.

(c)         Board means the Board of Directors of the Company.

(d)         Change of Control means the occurrence of any of the following events:

(i)         any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than a Permitted Holder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally,

(ii)        during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new Director was approved by a vote of at least three-quarters of the Directors then still in office who were Directors at the beginning of the period, or

(iii)       the Company undergoes a liquidation or dissolution or a sale of all or substantially all of the assets of the Company.

No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change of Control. As used herein, “Permitted Holder” means (A) the Company, (B) any corporation, partnership, trust or other entity controlled by the Company and (C) any Employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

(e)         Code means the Internal Revenue Code of 1986, as amended. All section references to the Code in this Plan are intended to include any amendments or substitutions thereof or subsequent to the adoption of the Plan.

(f)          Common Stock means the Company’s common stock, $0.0001 par value per share.

(g)         Committee means the Compensation Committee of the Board, each member of which shall be an “independent director” as defined in the listing standards of the exchange on which the Common Stock is principally traded.

(h)         Company Group means, collectively, the Company and its Subsidiaries.

(i)          Consultant means any person, including any advisor, engaged by the Company or any of its Subsidiaries to renders services to such entity.

(j)          Director means a member of the Board.

(k)         Disability means a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(l)          Eligible Individuals means any of the following individuals: (i) Directors, officers and Employees of the Company or any of its Subsidiaries, or (ii) Consultants to the Company or any of its Subsidiaries.

(m)        Employee means any person, including officers and Directors, employed by the Company Group. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(n)         Exchange Act means the Securities Exchange Act of 1934, as amended. References to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations or guidance.

(o)         Exercise Price means the exercise price per share of Common Stock specified in an Option or Stock Appreciation Right.

(p)         Fair Market Value means, as of any date, with respect to shares of Common Stock, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(q)         Incentive Stock Option means an Option intended, as expressed in the Award Agreement, to meet the requirements of an “incentive stock option” as defined in Section 422(b) of the Code and the regulations thereunder.

(r)         Non-Employee Director means a Director who is not an Employee of any member of the Company Group.

(s)          Non-Qualified Stock Option means an Option that is not an Incentive Stock Option.

(t)          Option means a right to purchase shares of Common Stock at a stated price. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

(u)         Other Award means an Award designated as an Other Award pursuant to this Plan.

(v)         Participant means an Eligible Individual to whom one or more Awards are or have been granted under this Plan and have not been fully settled or cancelled and, following the Participant’s death, such Participant’s successors, heirs, executors and administrators, as the case may be.

(w)        Person means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(x)         Plan means this Brag House Holdings, Inc. 2024 Omnibus Incentive Plan, as set forth herein and as it may be amended from time to time.

(y)         Qualifying Director means a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(z)         Restricted Stock means a share of Common Stock that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain performance goals).

(aa)       Restricted Stock Unit means a right to receive a share of Common Stock at a future date, which may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).

(bb)       Securities Act means the Securities Act of 1933, as amended. References to any specific section of the Securities Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations or guidance.

(cc)        Stock Appreciation Right means a right to receive, with respect to each share of Common Stock subject to such Stock Appreciation Right, value in an amount equal to the excess, if any, of (i) the Fair Market Value of a share of Common Stock on the day of exercise or the trading day immediately preceding the date of exercise, as determined by the Committee in its reasonable discretion over (ii) the Exercise Price of such Stock Appreciation Right.

(dd)       Sub-Plan means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to Employees of certain designated Subsidiaries organized under the laws of any jurisdiction other than the United States of America or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with applicable law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable law, the Plan Share Reserve and the other limits specified in Section 4 of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(ee)        Subsidiaries has the meaning given to such term by Section 424 of the Code.

(ff)         Termination means the termination of a Participant’s employment or service, as applicable, with the Company or Subsidiary with which such Participant was principally employed or to which such Participant provided services, for any reason (including death or Disability).

3.           ADMINISTRATION.

(a)         General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)         Committee Authority. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) approve forms of Award Agreements for use under the Plan; (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (ix) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the

Committee shall deem appropriate for the proper administration of the Plan; (x) adopt Sub-Plans; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)         Delegation. Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with applicable law, except with respect to grants of Awards to Persons (i) who are Non-Employee Directors, or (ii) who are subject to Section 16 of the Exchange Act.

(d)         Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)         Indemnification. No member of the Board or the Committee or any Employee or agent of any member of the Company (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder.

(f)          Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

4.           AWARDS IN GENERAL.

(a)         Stock Available for Awards. Subject to the provisions of Section 10, the aggregate number of shares of Common Stock which may be issued under the Plan and with respect to which Awards may be made is 100,000,000 shares (the “Plan Share Reserve”). The Plan Share Reserve shall be increased (but not decreased) on the first day of each fiscal year beginning with the 2027 fiscal year, in an amount equal to the lesser of (i) ten percent (10.0%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year and (ii) an amount determined by the Board. The shares may be authorized and unissued or issued and reacquired shares, as the Board from time to time may determine. Shares with respect to which Options or Stock Appreciation Rights are not exercised prior to termination of the Option or Stock Appreciation Right, shares that are subject to Restricted Stock Units which expire without converting to Common Stock, and shares of Restricted Stock which are forfeited before the restrictions lapse, shall be available for issuance under the Plan. Notwithstanding the foregoing, neither (i) shares accepted by the Company in payment of the Exercise Price of any Option, if permitted under the terms of such Option, (ii) any shares withheld from a Participant, or delivered to the Company in satisfaction of required withholding taxes arising from Awards under the Plan, nor (iii) the difference between the total number of shares with respect to which a Stock Appreciation Right is awarded and the number of shares actually delivered upon exercise of such Stock Appreciation Right, shall be available for reissuance under the Plan.

(b)         Additional Limitations. Subject to Section 10 of the Plan, no more than the number of shares of Common Stock equal to the Plan Share Reserve may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan.

(c)         Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which a member of the Company Group combines (“Substitute Awards”). Substitute Awards shall not be counted against the Plan Share Reserve; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which a member of the Company Group combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

5.           PARTICIPATION. The Committee may, from time to time, in its discretion grant Awards to Participants from among the Eligible Individuals.

6.           GRANT OF OPTIONS. The Committee is hereby authorized to grant Awards of Options to Eligible Individuals. The terms and conditions of each Option shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a)         Exercise Price. The Committee shall establish the Exercise Price of each Option and specify the Exercise Price in the applicable Award Agreement. The Exercise Price shall be no less than 100% of the Fair Market Value on the date the Option is granted. In the case of an Incentive Stock Option granted to an Employee who, at the time of grant of the Option, owns (or is treated as owning under Section 424 of the Code) stock representing more than 10% of the voting power of all classes of stock of the Company (or a “parent corporation” or “subsidiary corporation” thereof within the meaning of Sections 424(e) or 424(f) of the Code, respectively), the per share Exercise Price shall be no less than 110% of the Fair Market Value on the date the Option is granted.

(b)         Term of Option. The Committee may designate the term of an Option in the Award Agreement, provided that the term shall not exceed ten years.

(c)         Exercise. Options may be exercised by delivery to the Company of a written notice of exercise, in a form approved by the Committee (which may be an electronic form), signed by the person authorized to exercise the Option, together with payment in full (i) as specified in Section 5(d) hereof for the number of shares for which the Option is exercised, and (ii) as specified in Section 15 hereof for any applicable withholding taxes, as applicable. Unless otherwise determined by the Committee, an Option may not be exercised for a fraction of a share of Common Stock. If an Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired from the Option if such disposition or transfer is made (i) within two years from the grant date with respect to such Option or (ii) within one year after the transfer of such shares to the Participant (other than any such disposition made in connection with a Change in Control). Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

(d)         Payment. The Exercise Price multiplied by the number of shares to be purchased by exercise of the Option shall be paid upon the exercise thereof. Upon exercise of the Option, the aggregate Exercise Price shall be payable in the manner provided by the applicable Award Agreement, which may include, without limitation payment in the form of: (i) cash or check in the amount equal to such aggregate Exercise Price, (ii) shares of Common Stock owned by the Participant having a Fair Market Value at least equal to such aggregate Exercise Price on the day of exercise or the trading day immediately preceding the date of exercise as determined by the Committee in its reasonable discretion, (iii) any cashless exercise mechanism, or (iv) a combination of any of the above methods which total to such aggregate Exercise Price.

(e)         Limitations Applicable to Incentive Stock Options. It is intended that Incentive Stock Options shall conform to the requirements of Sections 422 and 424 of the Code. To the extent that the aggregate Fair Market Value of the Common Stock, with respect to which Incentive Stock Options granted under this or any other Plan of the Company are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess shall be considered Non-Qualified Stock Options. Notwithstanding anything in the Plan to the contrary, any Incentive Stock Option awarded to any Participant who, at the time of the Award, is the owner, directly or indirectly, of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, shall (i) have a term not exceeding five years from the date of grant, and (ii) shall have an Exercise Price per share of not less than 110% of the Fair Market Value of the Common Stock on the date the Incentive Stock Option is granted.

(f)          Stockholder Rights. A holder of an Option shall have none of the rights of a stockholder until the shares are issued to him or her; provided that if a Participant exercises an Option and the appropriate purchase price is received by the Company in accordance with this Section 6(c) prior to any dividend record date, such Participant shall be entitled to receive the dividends which would be paid on the shares subject to such exercise if such shares were outstanding on such record date. In no event shall dividends be paid with respect to Options prior to their exercise.

7.           GRANTS OF STOCK APPRECIATION RIGHTS.  The Committee is hereby authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals. The terms and conditions of each Stock Appreciation Right shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a)         Number of Shares. The Committee shall have complete discretion to determine the number of shares subject to any Award of Stock Appreciation Rights.

(b)         Exercise Price. The Exercise Price of a Stock Appreciation Right shall be determined by the Committee but shall not less than 100% of the Fair Market Value of the Company’s Common Stock on the date the Stock Appreciation Right is granted.

(c)         Term; Exercise. The Committee may designate the term of a Stock Appreciation Right in the Award Agreement, provided that the term shall not exceed ten years. During such term, a Stock Appreciation Right shall be exercisable at such times and under such conditions as shall be permissible under the terms of this Plan and of the Award Agreement.

(d)         Tandem Awards. Stock Appreciation Rights may be awarded on a stand-alone basis or in tandem with an Option. Notwithstanding any other provision of this Plan, any Stock Appreciation Right awarded in tandem with an Option:

(i)          shall entitle the Participant to exercise all or a portion of the Stock Appreciation Right in lieu of all or a portion of the Option,

(ii)         shall vest and expire on the same dates as the underlying Option and shall utilize the same Exercise Price as the underlying Option, and

(iii)        may be exercised only to the extent that the related Option has not been exercised. The exercise of Stock Appreciation Rights granted in tandem with an Option shall result in a pro rata surrender of the related Option to the extent that the Stock Appreciation Rights have been exercised.

(e)         Settlement of Stock Appreciation Right. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Stock subject to the Stock Appreciation Right on the date of exercise over the exercise price; times (ii) the number of shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Committee, the payment upon exercise of a Stock Appreciation Right may be in cash, in shares of equivalent value, or in some combination thereof, as specified in the applicable Award Agreement.

8.           RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is hereby authorized to grant Awards of Restricted Stock, or the right to purchase Restricted Stock, to Eligible Individuals, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares if issued at no cost) in the event that conditions specified by the Committee in the applicable Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award. In addition, the Committee may grant Eligible Individuals Restricted Stock Units, which may be subject to vesting and forfeiture conditions during applicable restriction period or periods, as set forth in an applicable Award Agreement. The terms and conditions of each Award of Restricted Stock or Restricted Stock Units shall be set forth in an Award Agreement between the Company and the Participant on such terms and conditions as may be deemed advisable by the Committee in its discretion, but not inconsistent with the following:

(a)         Restriction Period. The Committee shall determine the events or conditions necessary for the lapse of restrictions applicable to the award of Restricted Stock or Restricted Stock Units, which may include, among other things, requirements of continuous service for a specified term or the attainment of specific performance standards or goals, which restrictions may differ among Participants. Upon the lapse of the restriction period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant one share of Common Stock (or cash in lieu of delivering shares, as the case may be) for each such outstanding and vested Restricted Stock Unit; provided, however, that the Committee may elect to defer the delivery of Common Stock beyond the expiration of the restricted period only (i) with written permission of the participant, and (ii) if such extension would not cause adverse tax consequences under Section 409A of the Code. Award Agreements for Restricted Stock and Restricted Stock Units shall provide for forfeiture of Common Stock covered thereby to the extent the Restricted Stock or Restricted Stock Units do not vest during the restricted period specified in the Award Agreement, except as the Committee may otherwise determine in the Award Agreement.

(b)         Stockholder Rights. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant receiving Restricted Stock shall be entitled the rights of a stockholder with respect to such Restricted Stock, including the right to receive dividends and vote shares of Restricted Stock, upon the expiration of the applicable restriction period. Until Common Stock is issued to the Participant in settlement of Restricted Stock Units, the Participant shall not have any rights of a stockholder with respect to the Restricted Stock Units or the shares issuable thereunder. The Committee may determine in the applicable Award Agreement whether and to what extent the recipient of Restricted Stock Units has the rights of a stockholder of the Company including, but not limited to, whether the Participant receiving the Award has the right to vote the shares or to receive dividends or dividend equivalents upon the expiration of the applicable restriction period.

9.           OTHER AWARDS. The Committee may, in its sole discretion, grant Awards of Common Stock, including fully vested Common Stock, and other Awards that are valued in whole or in part by reference to the Fair Market Value of Common Stock. These Awards shall collectively be referred to herein as Other Awards. Other Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, but not limited to, the right to receive fully vested shares. Subject to the other terms of the Plan, Other Awards may be granted to such Eligible Individuals in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee and set forth in an Award Agreement.

10.         ADJUSTMENT IN THE EVENT OF CHANGE IN STOCK. Subject to Section 11, if there is any change in the number or kind of shares of Company Stock outstanding (a) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (b) by reason of a merger, reorganization, or consolidation; (c) by reason of a reclassification or change in par value; or (d) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Awards, the number of shares covered by outstanding Awards, the kind of shares issued under the Plan, and the price per share of such Awards shall be adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  Any adjustments determined by the Board shall be final, binding, and conclusive.

11.         EFFECT OF A CHANGE OF CONTROL. Except to the extent reflected in a particular Award Agreement, in the event of a Change of Control:

(a)         Assumption of Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards shall be assumed by, or replaced with comparable Awards by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b)         Termination of Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), in the event the surviving corporation (or a parent or subsidiary of the surviving corporation) does not assume or replace the Awards with comparable Awards, (i) the Company shall provide each Participant with outstanding Awards written notice of such Change of Control, (ii) all Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares or rights subject thereto, (iii) the Restricted Stock that is subject to time-based vesting and not subject to achievement of performance goals shall become fully vested and all restrictions shall expire immediately, (iv) the Restricted Stock that is subject to achievement of performance goals and not subject to time-based vesting shall, unless the Award Agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested, free of restrictions, in such amounts as determined by the Committee as if the applicable performance goals for the unexpired performance period had been achieved at least at the target level set forth in the applicable Award Agreement and the corresponding number of shares of Restricted Stock shall vest, (v) the Restricted Stock Units that are subject to time-based vesting and not subject to achievement of performance goals shall become fully vested and the shares of Common Stock subject to such Restricted Stock Units shall be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code, and (vi) the Restricted Stock Units that are subject to achievement of performance goals and not subject to time-based vesting shall, unless the Award Agreement provides for vesting or earning in a greater amount upon the occurrence of a Change of Control, become vested and earned in such amounts as determined by the Committee as if the applicable performance goals for the unexpired performance period had been achieved at least at the target level set forth in the applicable Award Agreement and the corresponding number of shares of Common Stock subject to such Restricted Stock Units shall be delivered as promptly as practicable, subject to any limitations imposed thereon by Section 409A of the Code.

(c)         Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may, in its discretion, cancel any outstanding Options, Stock Appreciation Rights or Restricted Stock Awards, and pay to the holders thereof, in cash, the value of such Awards based upon the highest price per share of Common Stock received or to be received by other stockholders of the Company in connection with the Change of Control.

12.         RESTRICTIONS ON TRANSFER.

(a)         Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b)         Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (i) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (ii) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (iii) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (iv) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (i), (ii), (iii) and (iv) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(c)         The terms of any Award transferred in accordance with clause (b) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (ii) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (iii) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (iv) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

13.         AMENDMENT AND DISCONTINUANCE.

(a)         The Board may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law; provided, however, that such amendment shall not (except as provided in Section 10), without further approval of the stockholders, (i) increase the aggregate number of shares with respect to which Awards may be made under the Plan, (ii) change the manner of determining the Exercise Price (other than determining the Fair Market Value of the Common Stock to conform with applicable provisions of the Code or regulations and interpretations thereunder), or (iii) extend the term of the Plan or the maximum period during which any Option may be exercised.

(b)         No amendments, revision or discontinuance of the Plan shall, without the written consent of a Participant, in any manner adversely affect his or her rights under any Award theretofore granted under the Plan.

(c)         Notwithstanding anything herein to the contrary, the Company shall not, without stockholder approval, reduce the Exercise Price of any Option or Stock Appreciation Right and shall not exchange any Option or Stock Appreciation Right for a new Award with a lower (or no) Exercise Price or for cash.

14.         EFFECTIVE DATE AND DURATION. The original 2024 Omnibus Incentive Plan was adopted by the Board of Directors on June 11, 2024 and approved by the stockholders on June 13, 2024 to become effective on the business day immediately prior to the effective date of the Company’s registration statement related to its Initial Public Offering (“IPO”). This Plan was adopted by the Board of Directors on December 31, 2024 and approved by the stockholders on January ___, 2025 to become effective on the business day immediately prior to the effective date of the Company’s registration statement related to its IPO. No Award may be granted under the Plan after December 31, 2034.

15.         TAX WITHHOLDING. Notwithstanding any other provision of the Plan, the Company or its Subsidiaries, as appropriate, shall have the right to deduct from all Awards under the Plan cash and/or stock, with a Fair Market Value in the amount of all federal, state or local withholding taxes (up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable law) with respect to such Awards. In the case of Awards paid in Common Stock, the Participant or Permitted Transferee may be required to pay to the Company or a Subsidiary thereof, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of the Company’s Common Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Participant elects to make payment in such manner.

16.         GOVERNING LAW.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

17.         GOVERNMENT AND OTHER REGULATIONS.

(a)         The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement and applicable law, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(b)         The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (B) the aggregate Exercise Price or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Stock, Restricted Stock Units or Other Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Awards, or the underlying shares in respect thereof.

18.         NO CLAIM TO AWARDS; NO RIGHTS TO CONTINUED EMPLOYMENT; WAIVER. No Employee of the Company or its Subsidiaries, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of any member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The applicable member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the date of grant.

19.         INTERNATIONAL PARTICIPANTS. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of applicable law or to obtain more favorable tax or other treatment for a Participant or the applicable member of the Company Group.

20.         TERMINATION. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (a) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one member of the Company Group to employment or service with another member of the Company Group (or vice-versa) shall be considered a Termination; and (b) if a Participant undergoes a Termination, but such Participant continues to provide services to any member of the Company Group in a non-Employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any member of the Company Group ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a member of the Company Group immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

21.         SEVERABILITY. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

22.         SUCCESSORS. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

23.         CLAWBACK/REPAYMENT. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (b) applicable law.

24.         SHAREHOLDER APPROVAL. The Plan will be subject to the approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable law.

25.         SECTION 409A OF THE CODE.

(a)         Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(b)         Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(c)         Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (i) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (ii) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

Approved by the Board of Directors on this 31 day of December, 2024.

Annex E

October 12th, 2025

PRIVATE & CONFIDENTIAL

For the Board of Directors of Brag House Holdings, Inc. (NASDAQ:TBH)

45 Park Street, Montclair, NJ | 07042 | United States

We understand that Brag House Holdings, Inc. (NASDAQ:TBH), a publicly traded company that is a Delaware corporation (“TBH”), is considering entering into a Merger Agreement (the “Merger Agreement”) with House of Doge, Inc., a Florida corporation (“HOD”), (the “Transaction”).

Pursuant to the Merger Agreement, HOD will merge with and into Brag House Merger Sub, Inc., a direct wholly owned subsidiary of TBH, with HOD continuing as the surviving entity and wholly owned subsidiary of TBH (the “Merger”). In order to effect the Merger, in exchange for the outstanding shares of HOD’s common stock and vested restricted stock units (“RSUs”), TBH will issue as Merger Consideration an aggregate of 663,250,176 shares of its common stock (including shares of its common stock issuable upon conversion of Class C preferred stock by the recipients thereof) to HOD shareholders with an aggregate value of approximately $1.09 billion, subject to an exchange ratio and other certain adjustments, at an implied value per share of TBH of $1.6434 (which is the volume weighted average price of TBH between September 1st, 2025 through October 10th, 2025).

TBH may also issue additional shares to holders of unvested HOD RSUs as additional conditional merger consideration that is not part of the initial Merger Consideration, and that will vest over a certain period of time. In connection with the Merger, TBH will also issue 9,000,000 shares of its common stock to Lavell Juan Malloy, II, its Chief Executive Officer and certain other individuals or representatives of TBH, that is not part of the Merger Consideration. The closing of the Merger requires approval of the NASDAQ and is subject to other conditions.

The Board of Directors has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of October 12th, 2025, the Merger Consideration to be received by the securityholders of HOD is fair, from a financial point of view, to TBH’s common stockholders (the “Opinion”).

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of TBH to enter into the Merger Agreement. Our Opinion does not address the relative merits of entering into the Merger Agreement as compared to any alternative business strategy that might exist for TBH.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, TBH has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Merger Agreement.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in TBH.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed various drafts of the Merger Agreement materially the same as the final Merger Agreement;

•        reviewed TBH’s publicly available last two fiscal quarters of historical financial results, (Q1-2025 – Q2-2025);

•        reviewed publicly available financial information of TBH filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between February 14th, 2025, through October 10th, 2025;

•        conducted discussions with TBH’s management team to better understand TBH’s recent business history, review their corporate presentation and near-term financials;

•        conducted discussions with HOD’s management team to better understand their company’s business, their recent business history, and to review near-term financial projections and drivers of future growth;

•        performed a Sum of Parts Analysis that included doing Public Company Comparable analyses of similar companies within the different business sectors in which HOD operates, that included variables such as companies trading on a U.S. Stock Exchange, and have businesses in the “Payment Processing”, “Marketing/Licensing” and “Alternative Asset Management sectors. For the Payment Processing and Marketing/Licensing Sectors, we obtained the Enterprise Value/EBITDA multiples, and for the Alternative Asset Management sector, we obtained the Assets Under Management/Equity Value ratios; and

•        performed a Sum of Parts Analysis that included doing M&A Transaction analyses of similar companies within the different business sectors in which HOD operates, that included having businesses in the “Payment Processing”, and “Marketing/Licensing” sectors. For the Payment Processing and Marketing/Licensing Sectors, we obtained the historical Enterprise Value/EBITDA multiples. Newbridge was unable to find meaningful M&A Transaction data for the Alternative Asset Management sector.

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both TBH and HOD to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections relating to the business and prospects of TBH and HOD provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of TBH and HOD as to the future financial performance of the TBH stock without and subsequent to entering into the Merger Agreement.

This Opinion is solely for the use of the Board of Directors of Brag House Holdings, Inc. (NASDAQ:TBH), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with TBH may be included in, filings made by TBH with the U.S. Securities & Exchange Commission, as well as any proxy statement or similar disclosure document delivered to the securityholders of TBH and/or HOD.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation is necessarily based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, on the date of October 12th, 2025, the Merger Consideration to be received by the securityholders of HOD is fair, from a financial point of view, to TBH’s common stockholders.

Sincerely,

Newbridge Securities Corporation
/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

Annex F

COMMON STOCK PURCHASE AGREEMENT

Dated as of December 4, 2025

by and between

BRAG HOUSE HOLDINGS, INC.

HOUSE OF DOGE INC.

and

YA II PN, LTD.

Annex F-i

Annex F-ii

Annex I. Definitions

Annex F-iii

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT is made and entered into as of December 4, 2025 (this “Agreement”), by and between YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), House of Doge Inc., a Texas corporation (“HOD”), and Brag House Holdings, Inc., a Delaware corporation (the “Company”). For purposes of this Agreement, applicable references to the “Company” shall include, after the consummation of the Transactions (as defined below), HOD as a wholly owned subsidiary of the Company pursuant to the transactions contemplated by the BCA (as defined below).

RECITALS

WHEREAS, the Company has entered into a Merger Agreement dated as of October 12, 2025 (the “BCA”), by and among the Company, Brag House Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”) and HOD, pursuant to which HOD will merge with and into Merger Sub, with HOD continuing as the surviving entity and a wholly owned subsidiary of the Company (the “Business Combination”), together with the transactions contemplated thereby, the “Transactions.”

WHEREAS, the parties desire that, upon the terms and subject to the conditions and limitations set forth herein, the Company may issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) the Exchange Cap (to the extent applicable under Section 3.4);

WHEREAS, the Company will make such sales of Common Stock without registration under the Securities Act in reliance upon Section 4(a)(2) thereof (“Section 4(a)(2)”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the sales of Common Stock to the Investor to be made hereunder;

WHEREAS, the parties hereto are concurrently entering into a Registration Rights Agreement in the form attached as Exhibit A hereto (the “Registration Rights Agreement”), pursuant to which the Company shall register under the Securities Act the resale of the Registrable Securities (as defined in the Registration Rights Agreement) by the Investor, upon the terms and subject to the conditions set forth therein;

WHEREAS, in consideration for the Investor’s execution and delivery of this Agreement, the Company shall pay the Commitment Fee to the Investor in such manner, at such time(s) and otherwise pursuant to and in accordance with Section 10.1(ii); and

WHEREAS, the Company acknowledges that the Investor is an Affiliate of Yorkville Securities, LLC. (“YS”), is acting as the Investor’s representative in connection with the transactions contemplated by the Transaction Documents.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I hereto, and hereby made a part hereof, or as otherwise set forth in this Agreement.

Article II
PURCHASE AND SALE OF COMMON STOCK

Section 2.1.         Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement, during the Investment Period, the Company, in its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, up to the lesser of (i) $100,000,000 (the “Total Commitment”) in aggregate gross purchase price of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock and (ii) the Exchange Cap, to the extent applicable under Section 3.4 (such lesser amount of shares of Common Stock, the “Aggregate Limit”), by the delivery to the Investor of VWAP Purchase Notices and Intraday VWAP Purchase Notices as provided in Article III.

Annex F-1

Section 2.2.         Closing Date; Settlement Dates. This Agreement shall become effective and binding (the “Closing”) upon (a) the delivery of counterpart signature pages of this Agreement and the Registration Rights Agreement executed by each of the parties hereto and thereto, and (b) the delivery of all other documents, instruments and writings required to be delivered at the Closing, in each case as provided in Section 7.1(iv), to the offices of Duane Morris LLP, at 22 Vanderbilt, 335 Madison Avenue, New York, NY 10017, at 3:45 p.m., New York City time, on the Closing Date. In consideration of and in express reliance upon the representations, warranties and covenants contained in, and upon the terms and subject to the conditions of, this Agreement, during the Investment Period, the Company, at its sole option and discretion, may issue and sell to the Investor, and, if the Company elects to so issue and sell, the Investor shall purchase from the Company, the Shares in respect of each VWAP Purchase and each Intraday VWAP Purchase (as applicable). The delivery of Shares in respect of each VWAP Purchase and each Intraday VWAP Purchase, and the payment for such Shares, shall occur in accordance with Section 3.3.

Section 2.3.         Initial Public Announcements and Required Filings. The Company shall, not later than 9:00 a.m., New York City time, on the Trading Day immediately after the date of this Agreement, file with the Commission a Current Report on Form 8-K disclosing the execution of this Agreement and the Registration Rights Agreement by the Company and the Investor and describing the material terms thereof, including, without limitation, the Commitment Fee payable by the Company to the Investor pursuant to Section 10.1(ii) of this Agreement, and attaching as exhibits thereto copies of each of this Agreement and the Registration Rights Agreement and, if applicable, any press release issued by the Company disclosing the execution of this Agreement and the Registration Rights Agreement by the Company (including all exhibits thereto, the “Current Report”). The Company shall provide the Investor a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the Commission and shall give due consideration to all such comments. From and after the filing of the Current Report with the Commission, the Company shall have publicly disclosed all material, nonpublic information delivered to the Investor (or the Investor’s representatives or agents) by the Company, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Investor covenants that until such time as the transactions contemplated by this Agreement and the Registration Rights Agreement are publicly disclosed by the Company as described in this Section 2.3, the Investor shall maintain the confidentiality of all disclosures made to it in connection with the transactions contemplated by the Transaction Documents (including the existence and terms of the transactions contemplated thereby), except that the Investor may disclose the terms of such transactions to its financial, accounting, legal and other professional advisors (provided that the Investor directs such Persons to maintain the confidentiality of such information). The Company shall use its commercially reasonable efforts to prepare and, as soon as practicable, but in no event later than the applicable Filing Deadline, file with the Commission the Initial Registration Statement and any New Registration Statement covering only the resale by the Investor of the Registrable Securities in accordance with the Securities Act and the Registration Rights Agreement. On or before the second (2nd) Trading Day immediately following the Effective Date of the Initial Registration Statement and any New Registration Statement (or any post-effective amendment thereto), the Company shall file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with resales of the Registrable Securities by the Investor pursuant to such Registration Statement (or post-effective amendment thereto).

Article III
PURCHASE TERMS

Subject to the satisfaction of the conditions set forth in Article VII, the parties agree as follows:

Section 3.1.         VWAP Purchases. Upon the initial satisfaction of all of the conditions set forth in Section 7.2 (the “Commencement” and the date of initial satisfaction of all of such conditions, the “Commencement Date”) and from time to time thereafter, subject to the satisfaction of all of the conditions set forth in Section 7.3, the Company shall have the right, but not the obligation, to direct the Investor, by its timely delivery to the Investor of a VWAP Purchase Notice for a VWAP Purchase (each, a “VWAP Purchase”), specifying in such VWAP Purchase Notice (a) the VWAP Purchase Percentage for such VWAP Purchase and (b) whether a Limit Order Continue Election or a Limit Order Discontinue Election shall apply to such VWAP Purchase, on the applicable Purchase Date therefor, to purchase a specified VWAP Purchase Share Amount, which shall not exceed the applicable VWAP Purchase Maximum Amount, at the applicable VWAP Purchase Price therefor on such Purchase Date in accordance with this Agreement. The Company may timely deliver to the Investor a VWAP Purchase Notice for a VWAP Purchase on any Trading Day selected by the Company as the Purchase Date for such VWAP Purchase, so long as all Shares subject to all prior

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VWAP Purchases and Intraday VWAP Purchases (as applicable) pursuant to this Agreement have been received by the Investor as DWAC Shares prior to the Company’s delivery to the Investor of such VWAP Purchase Notice for such VWAP Purchase on such Purchase Date.

The Investor is obligated to accept each VWAP Purchase Notice prepared and delivered by the Company in accordance with the terms of and subject to the satisfaction of the conditions contained in this Agreement. If the Company delivers any VWAP Purchase Notice directing the Investor to purchase a VWAP Purchase Share Amount in excess of the applicable VWAP Purchase Maximum Amount that the Company is then permitted to include in such VWAP Purchase Notice (taking into account the VWAP Purchase Percentage specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase), such VWAP Purchase Notice shall be void ab initio to the extent of the amount by which the VWAP Purchase Share Amount set forth in such VWAP Purchase Notice exceeds such applicable VWAP Purchase Maximum Amount, and the Investor shall have no obligation to purchase, and shall not purchase, such excess Shares pursuant to such VWAP Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the applicable VWAP Purchase Maximum Amount pursuant to such VWAP Purchase.

At or prior to 5:30 p.m., New York City time, on the Purchase Date for each VWAP Purchase, the Investor shall provide to the Company, by email correspondence to each of the individual notice recipients of the Company set forth in the applicable VWAP Purchase Notice, a written confirmation for such VWAP Purchase, setting forth the applicable VWAP Purchase Price per Share to be paid by the Investor for the Shares purchased by the Investor in such VWAP Purchase, and the total aggregate VWAP Purchase Price to be paid by the Investor for the total VWAP Purchase Share Amount purchased by the Investor in such VWAP Purchase. Notwithstanding the foregoing, the Company shall not deliver any VWAP Purchase Notices to the Investor during the PEA Period, any Allowable Grace Period or any MPA Period.

Section 3.2.         Intraday VWAP Purchases. Upon the initial satisfaction of all of the conditions set forth in Section 7.2 on the Commencement Date and from time to time thereafter, subject to the satisfaction of all of the conditions set forth in Section 7.3, in addition to VWAP Purchases as described in Section 3.1, the Company shall also have the right, but not the obligation, to direct the Investor, by its timely delivery to the Investor of an Intraday VWAP Purchase Notice for an Intraday VWAP Purchase (each, an “Intraday VWAP Purchase”), specifying in such Intraday VWAP Purchase Notice (a) the Intraday VWAP Purchase Percentage for such Intraday VWAP Purchase and (b) whether a Limit Order Continue Election or a Limit Order Discontinue Election shall apply to such Intraday VWAP Purchase, on the applicable Purchase Date therefor, to purchase a specified Intraday VWAP Purchase Share Amount, which shall not exceed the applicable Intraday VWAP Purchase Maximum Amount, at the applicable Intraday VWAP Purchase Price therefor on such Purchase Date in accordance with this Agreement.

The Company may timely deliver to the Investor an Intraday VWAP Purchase Notice for an Intraday VWAP Purchase on any Trading Day selected by the Company as the Purchase Date for such Intraday VWAP Purchase, so long as all Shares subject to all prior VWAP Purchases and Intraday VWAP Purchases (as applicable) have been received by the Investor as DWAC Shares prior to the Company’s delivery to the Investor of such Intraday VWAP Purchase Notice for such Intraday VWAP Purchase on such Purchase Date. The Investor is obligated to accept each Intraday VWAP Purchase Notice prepared and delivered by the Company in accordance with the terms of and subject to the satisfaction of the conditions contained in this Agreement.

If the Company delivers any Intraday VWAP Purchase Notice directing the Investor to purchase an Intraday VWAP Purchase Share Amount in excess of the applicable Intraday VWAP Purchase Maximum Amount that the Company is then permitted to include in such Intraday VWAP Purchase Notice (taking into account the Intraday VWAP Purchase Percentage specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase), such Intraday VWAP Purchase Notice shall be void ab initio to the extent of the amount by which the Intraday VWAP Purchase Share Amount set forth in such Intraday VWAP Purchase Notice exceeds such applicable Intraday VWAP Purchase Maximum Amount, and the Investor shall have no obligation to purchase, and shall not purchase, such excess Shares pursuant to such Intraday VWAP Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the applicable Intraday VWAP Purchase Maximum Amount pursuant to such Intraday VWAP Purchase.

At or prior to 5:30 p.m., New York City time, on the Purchase Date on which one or more Intraday VWAP Purchases shall have occurred, the Investor shall provide to the Company, by email correspondence to each of the individual notice recipients of the Company set forth in the applicable Intraday VWAP Purchase Notice, a written

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confirmation for each such Intraday VWAP Purchase, setting forth the applicable Intraday VWAP Purchase Price per Share to be paid by the Investor for the Shares purchased by the Investor in such Intraday VWAP Purchase, and the total aggregate Intraday VWAP Purchase Price to be paid by the Investor for the total Intraday VWAP Purchase Share Amount purchased by the Investor in such Intraday VWAP Purchase. Notwithstanding the foregoing, the Company shall not deliver any Intraday VWAP Purchase Notices to the Investor during the PEA Period, any Allowable Grace Period or any MPA Period.

Section 3.3.         Settlement. The Shares constituting the applicable VWAP Purchase Share Amount purchased by the Investor in each VWAP Purchase, and the Shares constituting the applicable Intraday VWAP Purchase Share Amount purchased by the Investor in each Intraday VWAP Purchase (as applicable), in each case shall be delivered to the Investor as DWAC Shares not later than 10:00 a.m., New York City time, on the Trading Day immediately following the Purchase Date for such VWAP Purchase and for each such Intraday VWAP Purchase (as applicable) (the “Purchase Share Delivery Date”). For (a) each VWAP Purchase, the Investor shall pay to the Company an amount in cash equal to the product of (1) the total number of Shares purchased by the Investor in such VWAP Purchase and (2) the applicable VWAP Purchase Price for such Shares, as full payment for such Shares purchased by the Investor in such VWAP Purchase, and for (b) each Intraday VWAP Purchase, the Investor shall pay to the Company an amount in cash equal to the product of (1) the total number of Shares purchased by the Investor in such Intraday VWAP Purchase and (2) the applicable Intraday VWAP Purchase Price for such Shares, as full payment for such Shares purchased by the Investor in such Intraday VWAP Purchase, in each case via wire transfer of immediately available funds, not later than 5:00 p.m., New York City time, on the Trading Day immediately following the applicable Purchase Share Delivery Date for such VWAP Purchase and for each such Intraday VWAP Purchase (as applicable), provided the Investor shall have timely received, as DWAC Shares, all of such Shares purchased by the Investor in such VWAP Purchase and such Intraday VWAP Purchase(s) (as applicable) on such Purchase Share Delivery Date in accordance with the first sentence of this Section 3.3, or, if any of such Shares are received by the Investor after 1:00 p.m., New York City time, then the Company’s receipt of such funds in its designated account may occur on the Trading Day next following the Trading Day on which the Investor shall have received all of such Shares as DWAC Shares, but not later than 5:00 p.m., New York City time, on such next Trading Day.

The Company and the Investor acknowledge and agree that the Investor shall withhold an amount in cash equal to the Cash Commitment Fee from the total aggregate VWAP Purchase Price payable by the Investor to the Company in connection with the first VWAP Purchase effected by the Company pursuant to this Agreement, or, if the Company effects an Intraday VWAP Purchase prior to the first VWAP Purchase effected pursuant to this Agreement, then the Investor shall withhold an amount in cash equal to the Cash Commitment Fee from the total aggregate Intraday VWAP Purchase Price payable by the Investor to the Company in connection with the first Intraday VWAP Purchase effected by the Company pursuant to this Agreement, without duplication, as payment by the Company to the Investor of the Cash Commitment Fee pursuant to and in accordance with Section 10.1(ii)(b), and upon such withholding by the Investor of such cash amount equal to the Cash Commitment Fee from such total aggregate VWAP Purchase Price or from such total aggregate Intraday VWAP Purchase Price, as applicable, payable by the Investor to the Company pursuant to this Agreement, the Investor shall not withhold any additional cash amounts from the total aggregate purchase prices payable by the Investor to the Company in connection with any VWAP Purchase or Intraday VWAP Purchase effected pursuant to this Agreement.

For the avoidance of doubt, (x) the Cash Commitment Fee shall be fully earned by the Investor as of the Closing Date and shall be non-refundable when withheld by the Investor (or when paid by the Company to the Investor, as applicable) in accordance with this Section 3.3 and Section 10.1(ii)(b), regardless of whether any additional VWAP Purchases or Intraday VWAP Purchases are effected by the Company or settled hereunder or any subsequent termination of this Agreement, and (y) in the event that the Commencement shall not occur under this Agreement or, if the Commencement shall occur, in the event that no VWAP Purchase or Intraday VWAP Purchase is effected pursuant to this Agreement prior to the termination of this Agreement pursuant to Article VIII, then, in either case, upon the termination of this Agreement pursuant to Article VIII, the Company shall pay the Cash Commitment Fee to the Investor, by wire transfer of immediately available funds to an account designated by the Investor, not later than 5:00 p.m., New York City time, on the third (3rd) the Trading Day immediately following the date of termination of this Agreement pursuant to Article VIII.

If the Company or its transfer agent shall fail for any reason to deliver to the Investor, as DWAC Shares, any Shares purchased by the Investor in a VWAP Purchase or an Intraday VWAP Purchase prior to 10:00 a.m., New York City time, on the Trading Day immediately following the applicable Purchase Share Delivery Date for such VWAP

Annex F-4

Purchase and for each such Intraday VWAP Purchase (as applicable), and if on or after such Trading Day the Investor purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Shares that the Investor anticipated receiving from the Company on such Purchase Share Delivery Date in respect of such VWAP Purchase or such Intraday VWAP Purchase (as applicable), then the Company shall, within one (1) Trading Day after the Investor’s request, either (i) pay cash to the Investor in an amount equal to the Investor’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Cover Price”), at which point the Company’s obligation to deliver such Shares as DWAC Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Investor such Shares as DWAC Shares and pay cash to the Investor in an amount equal to the excess (if any) of the Cover Price over the total purchase price paid by the Investor pursuant to this Agreement for all of the Shares purchased by the Investor in such VWAP Purchase or such Intraday VWAP Purchase (as applicable).

The Company shall not issue any fraction of a share of Common Stock to the Investor in connection with any VWAP Purchase or Intraday VWAP Purchase effected pursuant to this Agreement. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share. All payments to be made by the Investor pursuant to this Agreement shall be made by wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice to the Investor in accordance with the provisions of this Agreement.

Section 3.4.         Compliance with Rules of Trading Market.

(a)         Exchange Cap. Subject to Section 3.4(b), the Company shall not issue or sell any shares of Common Stock pursuant to this Agreement, and the Investor shall not purchase or acquire any shares of Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of shares of Common Stock that would be issued pursuant to this Agreement and the Warrant and the transactions contemplated hereby and thereby would exceed 3,957,838 shares of Common Stock (such number of shares equal to approximately 19.99% of the aggregate number of shares of Common Stock issued and outstanding immediately prior to the execution of this Agreement), which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Trading Market (such maximum number of shares of Common Stock, the “Exchange Cap”), unless the Company’s stockholders have approved the issuance of Common Stock pursuant to this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Trading Market. For the avoidance of doubt, the Company may, but shall be under no obligation to, request its stockholders to approve the issuance of Common Stock pursuant to this Agreement; provided, that if such stockholder approval is not obtained, the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all times during the term of this Agreement (except as set forth in Section 3.4(b)).

(b)         At-Market Transaction. Notwithstanding Section 3.4(a) above, the Exchange Cap shall not be applicable for any purposes of this Agreement and the transactions contemplated hereby, solely to the extent that (and only for so long as) the Average Price shall equal or exceed the Base Price (it being hereby acknowledged and agreed that the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all other times during the term of this Agreement, unless the stockholder approval referred to in Section 3.4(a) is obtained). The parties acknowledge and agree that the Minimum Price used to determine the Base Price hereunder represents the lower of (i) the Nasdaq Stock Market (the “Nasdaq”) official closing price of the Common Stock on the Trading Market (as reflected on nasdaq.com) on the Trading Day immediately prior to the date of this Agreement and (ii) the average Nasdaq official closing price of the Common Stock on the Trading Market (as reflected on Nasdaq.com) for the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the date of this Agreement.

(c)         General. The Company shall not issue or sell any shares of Common Stock pursuant to this Agreement if such issuance or sale would reasonably be expected to result in (A) a violation of the Securities Act or (B) a breach of the rules of the Trading Market. The provisions of this Section 3.4 shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 3.4 only if necessary to ensure compliance with the Securities Act and the applicable rules of the Trading Market.

Annex F-5

Section 3.5.         Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue or sell, and the Investor shall not purchase or acquire, any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor of more than 4.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but not later than the next business day on which the Company’s transfer agent is open for business) confirm orally or in writing to the Investor the number of shares of Common Stock then outstanding. The Investor and the Company shall each cooperate in good faith in the determinations required under this Section 3.5 and the application of this Section 3.5. The Investor’s written certification to the Company of the applicability of the Beneficial Ownership Limitation, and the resulting effect thereof hereunder at any time, shall be conclusive with respect to the applicability thereof and such result absent manifest error. The provisions of this Section 3.5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.5 to the extent necessary to properly give effect to the limitations contained in this Section 3.5.

Article IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

The Investor hereby makes the following representations, warranties and covenants to HOD and to the Company as of the date hereof and as of the date of any VWAP Purchase Notice or Intraday VWAP Purchase Notice:

Section 4.1.         Organization and Standing of the Investor. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to purchase or acquire the Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of the Transaction Documents to which it is a party by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver the Transaction Documents to which it is a party and all other instruments on behalf of the Investor or its shareholders. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by HOD and the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 4.2.         Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Stock and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company hereunder involves a high degree of risk, and that the Investor may lose all or a part of its investment hereunder.

Section 4.3.         No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review the Transaction Documents, and the transactions contemplated by the Transaction Documents with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s investment hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that it may lose all or a part of its investment hereunder.

Section 4.4.         Investment Purpose. The Investor is acquiring the Common Stock and any Promissory Note for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. This Investor is acquiring the Shares and the Promissory Note hereunder in the ordinary course of its business.

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Section 4.5.         Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 4.6.         Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or HOD or any “Affiliate” (as that term is defined in Rule 405 promulgated under the Securities Act) of the Company or HOD. During the Investment Period, the Investor will not acquire for its own account any shares of Common Stock or securities exercisable for or convertible into shares of Common Stock, other than pursuant to this Agreement; provided, however, that nothing in this Agreement shall prohibit or be deemed to prohibit the Investor from purchasing, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery by the Investor in satisfaction of a sale by the Investor of Shares that the Investor anticipated receiving from the Company in connection with the settlement of a VWAP Purchase or an Intraday VWAP Purchase (as applicable) if the Company or its transfer agent shall have failed for any reason (other than a failure of the Investor or its Broker-Dealer to set up a DWAC and required instructions) to electronically transfer all of the Shares subject to such VWAP Purchase or such Intraday VWAP Purchase (as applicable) to the Investor on the applicable Purchase Share Delivery Date by crediting the Investor’s or its designated Broker-Dealer’s account at DTC through its DWAC delivery system in compliance with Section 3.3 of this Agreement. For the avoidance of doubt, the foregoing restriction does not apply to any Affiliate of the Investor, provided that any such purchases do not cause the Investor to violate any applicable Exchange Act requirement, including Regulation M.

Section 4.7.         General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Stock by the Investor hereunder.

Section 4.8.         Trading Activities. The Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving the Company’s securities) during the period commencing as of the time that the Investor first contacted the Company or the Company’s agents regarding the specific investment in the Company contemplated by this Agreement and ending immediately prior to the execution of this Agreement by the Investor.

Section 4.9.         Statutory Underwriter Status. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus contained therein to the extent required by applicable law and to the extent the Prospectus is related to the resale of Registrable Securities.

Article V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to the Investor, if any (which is hereby incorporated by reference in, and constitutes an integral part of, this Agreement) (the “Disclosure Schedule”), the Company hereby makes the following representations, warranties, acknowledgments, and covenants to the Investor:

Section 5.1.         Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as now being conducted in all material respects. The Company and each of its Subsidiaries is duly licensed or qualified to do business and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 5.2.         Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party and to issue the Securities in accordance with the terms hereof and thereof. Except for approvals of the Company’s Board of Directors or a committee thereof as may be required in connection with any issuance and sale of Shares to the Investor hereunder (which approvals shall be obtained prior to the delivery of any VWAP Purchase Notice and any Intraday VWAP Purchase Notice), the execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby

Annex F-7

have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company, its Board of Directors or its stockholders is required. Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application (including any limitation of equitable remedies).

Section 5.3.         Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding were as set forth in the Commission Documents as of the dates reflected therein. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in the Commission Documents, this Agreement and the Registration Rights Agreement, there are no agreements or arrangements under which the Company is obligated to register the sale of any securities under the Securities Act. Except as set forth in the Commission Documents, no shares of Common Stock are entitled to preemptive rights and there are no outstanding debt securities and no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company other than those issued or granted in the ordinary course of business pursuant to the Company’s equity incentive and/or compensatory plans or arrangements. Except for customary transfer restrictions contained in agreements entered into by the Company to sell restricted securities or as set forth in the Commission Documents, the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the Commission Documents, there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement, the Registration Rights Agreement or any of the other Transaction Documents, or the consummation of the transactions described herein or therein. The Company has filed with the Commission true and correct copies of the Company’s Certificate of Incorporation as in effect on the Closing Date (the “Charter”), and the Company’s Bylaws as in effect on the Closing Date (the “Bylaws”).

Section 5.4.         Issuance of Securities. Payment of the Commitment Fee by the Company to the Investor in such manner, at such time(s) and otherwise pursuant to and in accordance with Section 10.1(ii) of this Agreement has been, and the Total Commitment worth of Shares available for issuance by the Company to the Investor under this Agreement have been, or with respect to the amount of Shares to be purchased by the Investor pursuant to a particular VWAP Purchase Notice or pursuant to a particular Intraday VWAP Purchase Notice (as applicable) will be, prior to the delivery to the Investor hereunder of such VWAP Purchase Notice and prior to the delivery to the Investor hereunder of such Intraday VWAP Purchase Notice (as applicable), in each case duly authorized by all necessary corporate action on the part of the Company. The Shares, when issued and sold against payment therefor in accordance with this Agreement, shall be validly issued and outstanding, fully paid and non-assessable and free from all liens, charges, taxes, security interests, encumbrances, rights of first refusal, preemptive or similar rights and other encumbrances with respect to the issue thereof, and the Investor shall be entitled to all rights accorded to a holder of Common Stock. An aggregate of 100,090,010 shares of Common Stock have been duly authorized and reserved by the Company for issuance and sale to the Investor as Shares pursuant to VWAP Purchases and Intraday VWAP Purchases under this Agreement.

Section 5.5.         No Conflicts. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and shall not (i) result in a violation of any provision of the Company’s Charter or Bylaws, (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of the Company or any of its Subsidiaries under any agreement or any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of its, or any of its Subsidiaries’ properties or assets is subject, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (including federal and state securities laws and regulations and the rules and regulations of the Trading Market or applicable Eligible Market), except, in the case of clauses (ii), (iii) and (iv), for such conflicts,

Annex F-8

defaults, terminations, amendments, acceleration, cancellations, liens, charges, encumbrances and violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement or the Registration Rights Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required under any federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or Order of, or make any filing or registration with, any Governmental Entity (including, without limitation, the Trading Market) in order for it to execute, deliver or perform any of its obligations under the Transaction Documents to which it is a party (except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), or to issue the Securities to the Investor in accordance with the terms hereof and thereof (other than such consents, authorizations, Orders, filings or registrations as have been obtained or made prior to the Closing Date); provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations and warranties of the Investor in this Agreement and the compliance by it with its covenants and agreements contained in this Agreement and the Registration Rights Agreement.

Section 5.6.         Commission Documents, Financial Statements; Disclosure Controls and Procedures; Internal Controls Over Financial Reporting; Accountants.

(a)         The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all Commission Documents required to be filed with or furnished to the Commission by the Company under the Securities Act or the Exchange Act, including those required to be filed with or furnished to the Commission under Section 13(a) or Section 15(d) of the Exchange Act. As of its filing date (or, if amended or superseded by a filing prior to the Closing Date, as of the date of such amended or superseded filing), each Commission Document filed with or furnished to the Commission complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable. Each Registration Statement, on the date it is filed with the Commission, on the date it is declared effective by the Commission and on each Purchase Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 415 under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that this representation and warranty shall not apply to statements in or omissions from such Registration Statement made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein. The Prospectus and each Prospectus Supplement required to be filed pursuant to this Agreement or the Registration Rights Agreement after the Closing Date, when taken together, on its date and on each Purchase Date, shall comply in all material respects with the requirements of the Securities Act (including, without limitation, Rule 424(b) under the Securities Act) and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this representation and warranty shall not apply to statements in or omissions from the Prospectus or any Prospectus Supplement made in reliance upon and in conformity with information relating to the Investor furnished to the Company in writing by or on behalf of the Investor expressly for use therein. Each Commission Document (other than the Initial Registration Statement or any New Registration Statement, or the Prospectus included therein or any Prospectus Supplement thereto) to be filed with or furnished to the Commission after the Closing Date and filed as part of or incorporated by reference in the Initial Registration Statement or any New Registration Statement, or the Prospectus included therein or any Prospectus Supplement thereto required to be filed pursuant to this Agreement or the Registration Rights Agreement (including, without limitation, the Current Report), when such document is filed with or furnished to the Commission and, if applicable, when such document becomes effective, as the case may be, shall comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable. The Company has delivered or made available to the Investor via EDGAR or otherwise true and complete copies of all comment letters and substantive correspondence received by the Company from the Commission relating to the Commission Documents filed with or furnished to the Commission as of the Closing Date, together with all written responses of the Company thereto in the form such responses were filed via EDGAR. Except as disclosed in the Commission Documents, there are no outstanding or unresolved comments or undertakings in such comment letters received by the Company from the Commission. The Commission has not issued any stop order or other Order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the Exchange Act.

(b)         The financial statements of the Company and its Subsidiaries included or incorporated by reference in the Commission Documents filed with the Commission, together with the related notes and schedules, present fairly, in all material respects, the financial position of the Company as of the dates indicated and the consolidated

Annex F-9

results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate) and have been prepared in compliance with the published requirements of the Securities Act and the Exchange Act, as applicable, and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except (i) for such adjustments to accounting standards and practices as are noted therein and (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) during the periods involved. The pro forma financial statements or data included or incorporated by reference in the Commission Documents filed with the Commission, comply in all material respects with the applicable requirements of Regulation S-X of the Securities Act, including, without limitation, Article 11 thereof, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the circumstances referred to therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data. The other financial and statistical data with respect to the Company contained or incorporated by reference in the Commission Documents filed with the Commission, if any, are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of the Company. There are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Commission Documents filed with the Commission that are not included or incorporated by reference as required. All disclosures contained or incorporated by reference in the Commission Documents filed with the Commission regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

(c)         Except as set forth in the Commission Documents filed with the Commission, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the Commission Documents filed with the Commission, the Company is not aware of any material weaknesses in its internal control over financial reporting. Except as set forth in the Commission Documents filed with the Commission, since the date of the latest audited financial statements of the Company included in the Commission Documents filed with the Commission, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. Except as set forth in the Commission Documents filed with the Commission, the Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) that comply with the requirements of the Exchange Act.

(d)         Marcum LLP (the “Accountant”), whose report on the financial statements of the Company was filed with the Commission as part of the Form S-4 Registration Statement and is to be filed with the Commission as a part of the Initial Registration Statement, are and, during the periods covered by their report, were independent public accountants within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States). To the Company’s Knowledge, the Accountant is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company.

(e)         The Company has timely filed all certifications and statements the Company is required to file under (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all Commission Documents with respect to which the Company is required to file such certifications and statements thereunder.

Section 5.7.         Subsidiaries. Exhibit 21.1 to the Form S-4 Registration Statement sets forth each Subsidiary of the Company as of the Closing Date, other than those that may be omitted pursuant to Item 601 of Regulation S-K, and the Company does not have any other Subsidiaries as of the Closing Date, other than those that may be omitted pursuant to Item 601 of Regulation S-K. All Subsidiaries of the Company are duly organized and in good standing under the laws of the place of organization or incorporation, and each Subsidiary is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of business requires such qualification, except where the failure to qualify would not have a Material Adverse Effect.

Annex F-10

Section 5.8.         No Material Adverse Effect or Material Adverse Change. Except as otherwise disclosed in any Commission Documents,: (i) the Company has not experienced or suffered any Material Adverse Effect, and there exists no current state of facts, condition or event which would reasonably be expected to have a Material Adverse Effect; (ii) the Company has conducted its business consistent with past practice in all material respects.

Section 5.9.         No Undisclosed Liabilities. The Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” as that term is used in Accounting Standards Codification Paragraph 810-10-25-20), not described in Commission Documents which are required to be described in such Commission Documents.

Section 5.10.       No Material Defaults on Indebtedness. Except as set forth in the Commission Documents, neither the Company nor any of its Subsidiaries is (i) in violation of its charter or bylaws or similar organizational documents or (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, promissory note, or loan agreement or other instrument relating to Indebtedness to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except, in the case of clause (ii) above, for any such default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11.       Solvency. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law, nor does the Company have any Knowledge that its creditors intend to initiate involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any Bankruptcy Law. Except as set forth in the Commission Documents, the Company is financially solvent and is generally able to pay its debts as they become due.

Section 5.12.       Title to Real and Personal Property. The Company has good and valid title to all items of real property and good and valid title to all personal property described in the Commission Documents as being owned by the Company that are material to the business of the Company, in each case, free and clear of all liens, encumbrances and claims, except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company, (ii) would reasonably be expected to not, individually or in the aggregate, have a Material Adverse Effect or (iii) are disclosed in the Commission Documents filed with the Commission. Any real property described in the Commission Documents filed with the Commission as being leased by the Company is held by the Company under valid, existing and enforceable leases, except those that (i) do not materially interfere with the use made or proposed to be made of such property by the Company or the Subsidiaries or (ii) would not be reasonably be expected, individually or in the aggregate, have a Material Adverse Effect.

Section 5.13.       Litigation. Except as disclosed in the Commission Documents, there is no Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company that, if adversely decided or resolved, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Commission Documents, neither the Company, nor any director or officer of the Company, is or has been the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, which would reasonably expected to result in a judgment, decree or order having a Material Adverse Effect. Except as disclosed in the Commission Documents, there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company, which would reasonably expected to result in a judgment, decree or order having a Material Adverse Effect.

Section 5.14.       Compliance With Laws. Except as disclosed in the Commission Documents, the business of the Company has been and is presently being conducted in compliance with all applicable Laws, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed in the Commission Documents, neither the Company nor any of its Subsidiaries is in violation of any Order applicable to the Company, except in all cases for any such violations which could not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.15.       Certain Fees. Except as previously disclosed to the Investor in writing, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the

Annex F-11

Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 5.15 incurred by the Company that may be due or payable in connection with the transactions contemplated by the Transaction Documents.

Section 5.16.       Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or any of its agents, advisors or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Company that has not been publicly disclosed by the Company in a Commission Document filed by the Company with the Commission, other than the existence of the transactions contemplated by the Transaction Documents. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Securities under the Registration Statement. All disclosure provided to Investor regarding the Company, its business and the transactions contemplated by the Transaction Documents (including, without limitation, the representations and warranties of the Company contained in the Transaction Documents to which it is a party (as modified by the Disclosure Schedule)) furnished in writing by or on behalf of the Company for purposes of or in connection with the Transaction Documents, taken together, is true and correct in all material respects on the date on which such information is dated or certified, and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at such time. Each press release issued by the Company since the Closing Date did not at the time of release (or, if amended or superseded by a later dated press release issued by the Company prior to the Closing Date or by a later dated Commission Document filed with or furnished to the Commission by the Company prior to the Closing Date, at the time of issuance of such later dated press release or filing or furnishing of such Commission Document, as applicable) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.17.       Material Permits. Except as disclosed in the Commission Documents, the Company has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except for such Permits that are not, individually or in the aggregate, material to the Company (the “Material Permits”). Except as disclosed in the Commission Documents or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and (iii) there are, and have been, no Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or material and adverse modification of any of such Material Permit. This Section 5.17 does not relate to environmental matters, such items being the subject of Section 5.18.

Section 5.18.       Environmental Matters. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written notice from any Governmental Entity or any third party alleging any material violation thereof or liability thereunder (including, without limitation, liability for costs of investigating or remediating sites containing hazardous substances and/or damages to natural resources). Except as disclosed in the Commission Documents, there has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release (as defined below) of Hazardous Materials by or caused by the Company (or, to the knowledge of the Company, any other Person (including any predecessor of the Company) for whose acts or omissions the Company is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that would reasonably

Annex F-12

be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

Section 5.19.       Intellectual Property Rights. Except as disclosed in the Commission Documents, the Company or one of its the Subsidiaries has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with its business as conducted by the Company and the Subsidiaries immediately prior to the Closing and which the failure to so have would, individually or in the aggregate, reasonably expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”), provided that the foregoing shall not be interpreted as a representation or warranty of non-infringement. Except as disclosed in the Commission Documents, none of, and the Company or any of its Subsidiaries has not received any written notice that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement, except for such expiration, termination or abandonment that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Commission Documents, neither the Company nor any of its Subsidiaries has received a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person. To the Knowledge of the Company, except as disclosed in the Commission Documents, all such Intellectual Property Rights that are owned or controlled by the Company are enforceable and there is no existing infringement by another Person of any such Intellectual Property rights, except for such infringement that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Commission Documents, the Company or any of its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.20.       Material Contracts. Except as set forth in the Commission Documents filed with the Commission, the descriptions in such Commission Documents of the material Contracts therein described present fairly in all material respects the information required to be shown, and there are no material Contracts of a character required to be described in such Commission Documents or to be filed as exhibits thereto which are not described or filed as required; all material Contracts between the Company and third parties expressly referenced in such Commission Documents are legal, valid and binding obligations of the Company and, to the Knowledge of the Company, each other contracting party thereto, enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles, and except where the failure of any such Contract to be enforceable in accordance with its terms would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.21.       Transactions With Affiliates. Except as set forth in the Commission Documents, there are no loans, leases, agreements, contracts, royalty agreements, management contracts, service arrangements or other continuing transactions exceeding $120,000 between (a) the Company, on the one hand, and (b) any person or entity who would be covered by Item 404(a) of Regulation S-K, on the other hand, for the time period as required under Item 404(a) thereof. Except as disclosed in the Commission Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor of or debtor to, any beneficial owner of more than 5% of the outstanding shares of Common Stock, or any director, employee or affiliate of the Company, other than (i) reimbursement for reasonable expenses incurred on behalf of the Company or (ii) as part of the normal and customary terms of such person’s employment or service as a director with the Company.

Section 5.22.       Labor Relations. Except as disclosed in the Commission Documents, no material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Commission Documents, the Company is in compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Annex F-13

Section 5.23.       Use of Proceeds. The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to the Registration Rights Agreement.

Section 5.24.       Investment Company Act Status. The Company is not, and as a result of the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds from the sale of the Shares as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to the Registration Rights Agreement, will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.25.       Tax Matters. Except as otherwise disclosed in the Commission Documents and except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company or any of its Subsidiaries (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject as and when due subject to any applicable extensions, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, whether or not shown or determined to be due on such returns, reports and declarations, and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as otherwise disclosed in the Commission Documents and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company has no Knowledge of any basis for any such claim.

Section 5.26.       Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as, to the Company’s knowledge, are adequate for the conduct of its business, and to the Company’s knowledge is prudent and customary in the business in which the Company is engaged, including, but not limited to, directors and officers insurance coverage, except where the failure to be so insured, would reasonably be expected to not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, no written notice of cancellation has been received by the Company, non-renewal disallowance or reduction in coverage or claim or termination has been received by the Company, other than in connection with ordinary renewals.

Section 5.27.       Exemption from Registration. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the offer and sale of the Securities by the Company to the Investor in accordance with the terms and conditions of this Agreement is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2); provided, however, that at the request of and with the express agreement of the Investor (including, without limitation, the representations, warranties and covenants of Investor set forth in Sections 4.10 through 4.13), the Securities to be issued from and after Commencement to or for the benefit of the Investor pursuant to this Agreement shall be issued to the Investor or its designee only as DWAC Shares.

Section 5.28.       No General Solicitation or Advertising. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares hereunder.

Section 5.29.       No Integrated Offering. None of the Company or any of its Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer, issuance and sale by the Company to the Investor of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of the Company under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Trading Market. None of the Company, its Affiliates nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the offer, issuance and sale by the Company to the Investor of any of the Securities under the Securities Act or cause the offering of any of the Securities to be integrated with any other offering of securities of the Company.

Section 5.30.       Dilutive Effect. The Company is aware and acknowledges that issuance of the Securities could cause dilution to existing stockholders and could significantly increase the number of outstanding shares of Common Stock. The Company further acknowledges that its obligation to issue the Shares pursuant to the terms of a

Annex F-14

VWAP Purchase Notice and pursuant to the terms of an Intraday VWAP Purchase Notice (as applicable) in accordance with this Agreement is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

Section 5.31.       Manipulation of Price. Neither the Company nor any of its officers, directors or to the Knowledge of the Company, its Affiliates has, and, to the Knowledge of the Company, no Person acting on their behalf has, (i) taken, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of any security of the Company, or which caused or resulted in, or which would in the future reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of the Company, in each case to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company. Neither the Company nor any of its officers, directors or to the Knowledge of the Company, its Affiliates will during the term of this Agreement, and, to the Knowledge of the Company, no Person acting on their behalf will during the term of this Agreement, take any of the actions referred to in the immediately preceding sentence.

Section 5.32.       Securities Act. The Company has complied and shall comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder, including, without limitation, the applicable requirements of the Securities Act. Each Registration Statement, upon filing with the Commission and at the time it is declared effective by the Commission, shall satisfy all of the requirements of the Securities Act to register the resale of the Registrable Securities included therein by the Investor in accordance with the Registration Rights Agreement on a delayed or continuous basis under Rule 415 under the Securities Act at then-prevailing market prices, and not fixed prices. The Company is not currently, and has not been since the Closing Date, an issuer identified in, or subject to, Rule 144(i)(1).

Section 5.33.       Listing and Maintenance Requirements; DTC Eligibility. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not received written notice from the Trading Market (or, if the Common Stock is then listed on an Eligible Market, from such Eligible Market) to the effect that the Company is not in compliance with the listing or maintenance requirements of the Trading Market (or of such Eligible Market, as applicable). Except as disclosed in the Commission Documents filed with the Commission, the Company is in compliance with all applicable listing and maintenance requirements of the Trading Market. The Common Stock may be issued and transferred electronically to third parties via DTC through its Deposit/Withdrawal at Custodian (“DWAC”) delivery system. The Company has not received written notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated.

Section 5.34.       Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter or the Delaware General Corporation Law, as amended, that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their respective obligations or exercising their respective rights under the Transaction Documents (as applicable), including, without limitation, as a result of the Company’s issuance of the Securities and the Investor’s ownership of the Securities.

Section 5.35.       Foreign Corrupt Practices. Neither the Company, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company has, directly or indirectly, (1) made any unlawful contribution to any federal, state, local and foreign candidate for public office, or failed to disclose fully any contribution in violation of law, (2) made any payment to any federal, state, local and foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (3) violated or is in violation of any provisions of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), or (4) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Annex F-15

Section 5.36.       Office of Foreign Assets Control. Neither the Company nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company is currently subject to any U.S. sanctions (the “Sanctions Regulations”) administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the net proceeds from the sale of the Shares, or lend, contribute or otherwise make available such net proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or listed on the OFAC Specially Designated Nationals and Blocked Persons List. Neither the Company nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company, is named on any denied party or entity list administered by the Bureau of Industry and Security of the U.S. Department of Commerce pursuant to the Export Administration Regulations (“EAR”); and the Company will not, directly or indirectly, use the proceeds of the sale of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any person currently subject to any Sanctions Regulations or to support activities in or with countries sanctioned by said authorities, or for engaging in transactions that violate the EAR.

Section 5.37.       Money Laundering. To the Company’s Knowledge, the operations of the Company is and has been conducted at all times in the last five (5) years in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 5.38.       ERISA. Except as disclosed in the Commission Documents and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each material employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that is maintained, administered or contributed to by the Company or any of its Affiliates for employees or former employees, directors or independent contractors of the Company, or under which the Company has had or has any present or future obligation or liability, has been maintained in material compliance with its terms and the requirements of any applicable federal, state, local and foreign Laws, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to the Company with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Company to any material tax, fine, lien, penalty, or liability imposed by ERISA, the Code or other applicable Law; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

Section 5.39.       IT Systems. To the Knowledge of the Company and except as otherwise described in the Commission Documents, and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) there has been no security breach or attack or other compromise of or relating to any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of its customers, employees, suppliers, vendors and any third party data maintained by or on its behalf), equipment or technology (“IT Systems and Data”), (ii) the Company has not been notified of any event or condition that would reasonably be expected to result in any security breach, attack or compromise to its IT Systems and Data, (iii) the Company has complied in all material respects, and is presently in material compliance with, all applicable Laws of any Governmental Entity and all industry guidelines, standards, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification and (iv) the Company has implemented backup and disaster recovery technology consistent with industry standards and practice.

Annex F-16

Section 5.40.       Privacy Laws. Except as otherwise described in the Commission Documents, and except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company is, and at all prior times was, in compliance with all applicable data privacy and security Laws; and the Company has taken all necessary actions to comply in all respects with the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) (collectively, “Privacy Laws”). The Company has in place, complies with, and takes appropriate steps reasonably designed to ensure compliance in all material respects with its policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling and analysis of Personal Data (the “Policies”). The Company provides accurate notice of its Policies to its customers, employees, third party vendors and representatives. The Policies provide accurate and sufficient notice of the Company’s then-current privacy practices relating to its subject matter and such Policies do not contain any material omissions of the Company’s then-current privacy practices. “Personal Data” means (i) a natural persons’ name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, none of such disclosures made or contained in any of the Policies have been inaccurate, misleading, deceptive or in violation of any Privacy Laws or Policies. The execution, delivery and performance of this Agreement, the Registration Rights Agreement or any of the other Transaction Documents will not result in a breach of any Privacy Laws or Policies. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company (i) has not received written notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no Knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is not currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Privacy Law; or (iii) is not a party to any Order or agreement that imposed any obligation or liability under any Privacy Law.

Section 5.41.       U.S. Real Property Holding Corporation. Except as disclosed in the Commission Documents, to the Company’s Knowledge, the Company is not and has not been at any time during the five (5)-year period ending on the date of this Agreement, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

Section 5.42.       Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in the Commission Documents filed with the Commission will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

Section 5.43.       Emerging Growth Company Status. As of the Closing Date, the Company was, and as of the Commencement Date the Company will be, an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

Section 5.44.       Smaller Reporting Company Status. As of the Closing Date, the Company was, and as of the Commencement Date the Company will be, a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act.

Section 5.45.       No Disqualification Events. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering contemplated hereby, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 5.46.       Market Capitalization. As of the date of this Agreement, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Rule 405 of the Securities Act) of the Company held by Persons other than Affiliates of the Company (pursuant to Rule 144, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company)

Annex F-17

(the “Non-Affiliate Shares”), was approximately $46,286,331.64 (calculated by multiplying (i) the highest price at which the common equity of the Company closed on the Trading Market within 60 days of the date of this Agreement by (ii) the number of Non-Affiliate Shares).

Section 5.47.       [Reserved].

Section 5.48.       Broker/Dealer Relationships; FINRA Information. The Company (i) is not required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) does not, directly or indirectly through one or more intermediaries, control or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual). All of the information provided to the Investor, YS or to their counsel, specifically for use by YS in connection with the FINRA Filing (and related disclosure) with FINRA, by the Company, its counsel, its officers and directors and the holders of any securities (debt or equity) or options to acquire any securities of the Company in connection with the transactions contemplated by the Transaction Documents is true, complete, correct and compliant with FINRA’s rules and any letters, filings or other supplemental information provided to FINRA pursuant to FINRA Rules.

Section 5.49.       Acknowledgement Regarding Relationship with Investor and YS. The Company acknowledges and agrees, to the fullest extent permitted by Law, that the Investor is acting solely in the capacity of an arm’s-length purchaser with respect to this Agreement, the Registration Rights Agreement and the transactions contemplated by the Transaction Documents, and YS is acting as a representative of the Investor in connection with the transactions contemplated by the Transaction Documents, and of no other party, including the Company.

The Company further acknowledges that while the Investor will be deemed to be a statutory “underwriter” with respect to certain of the transactions contemplated by the Transaction Documents in accordance with interpretive positions of the Staff of the Commission, the Investor maintains that it is a “trader” that is not required to register with the Commission as a broker-dealer under Section 15(a) of the Securities Exchange Act of 1934. The Company further acknowledges that the Investor and its representatives are not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement, the Registration Rights Agreement and the transactions contemplated by the Transaction Documents, and any advice given by the Investor or any of its representatives (including YS) or agents in connection therewith is merely incidental to the Investor’s acquisition of the Securities. The Company understands and acknowledges that, consistent with applicable legal and regulatory requirements, employees of YS may discuss market color, VWAP Purchase Notice and Intraday VWAP Purchase Notice timing and parameter considerations and other related capital markets considerations with the Company in connection with the Transaction Documents and the transactions contemplated thereby, in all cases on behalf of the Investor. The Company acknowledges and agrees that the Investor has not made and does not make any representations or warranties with respect to the transactions contemplated by the Transaction Documents other than those specifically set forth in Article IV.

Section 5.50.       Acknowledgement Regarding Investor’s Affiliate Relationships. Affiliates of the Investor, including YS, engage in a wide range of activities for their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. In the course of their respective business, Affiliates of the Investor may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities or bank debt of, or derivative products relating to, the Company. Any such position will be created, and maintained, independently of the position the Investor takes in the Company. In addition, at any given time Affiliates of the Investor, including YS, may have been or in the future may be engaged by one or more entities that may be competitors with, or otherwise adverse to, the Company in matters unrelated to the transactions contemplated by the Transaction Documents, and Affiliates of the Investor, including YS may have or may in the future provide investment banking or other services to the Company in matters unrelated to the transactions contemplated by the Transaction Documents. Activities of any of the Investor’s Affiliates performed on behalf of the Company may give rise to actual or apparent conflicts of interest given the Investor’s potentially competing interests with those of the Company.

The Company expressly acknowledges the benefits it receives from the Investor’s participation in the transactions contemplated by the Transaction Documents, on the one hand, and the Investor’s Affiliates’ activities, if any, on behalf of the Company unrelated to the transactions contemplated by the Transaction Documents, on the other hand, and understands the conflict or potential conflict of interest that may arise in this regard, and has consulted with such independent advisors as it deems appropriate in order to understand and assess the risks associated with these potential

Annex F-18

conflicts of interest. Consistent with applicable legal and regulatory requirements, applicable Affiliates of the Investor have adopted policies and procedures to establish and maintain the independence of their research departments and personnel from their investment banking groups and the Investor. As a result, research analysts employed by Affiliates of the Investor may hold views, make statements or investment recommendations or publish research reports with respect to the Company or the transactions contemplated by the Transaction Documents that differ from the views of the Investor.

Article VA
REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOD

Except as set forth in the disclosure schedule delivered by HOD to the Investor, if any (which is hereby incorporated by reference in, and constitutes an integral part of, this Agreement) (the “HOD Disclosure Schedule”), HOD hereby makes the following representations, warranties, acknowledgments, and covenants to the Investor:

Section 5A.1.      HOD Financial Statements; Accountants.

(a)         The financial statements of HOD and its Subsidiaries included or incorporated by reference in the Commission Documents filed with the Commission, together with the related notes and schedules, present fairly, in all material respects, the financial position of HOD as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of HOD for the periods specified (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate) and have been prepared in compliance with the requirements of the Securities Act and the Exchange Act, as applicable, and in conformity with GAAP applied on a consistent basis (except (i) for such adjustments to accounting standards and practices as are noted therein and (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) during the periods involved. The pro forma financial statements or data included or incorporated by reference in the Commission Documents filed with the Commission, comply in all material respects with the applicable requirements of Regulation S-X of the Securities Act, including, without limitation, Article 11 thereof, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the circumstances referred to therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data. The other financial and statistical data with respect to HOD contained or incorporated by reference in the Commission Documents filed with the Commission, if any, are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of HOD. There are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Commission Documents filed with the Commission that are not included or incorporated by reference as required.

(b)         Davidson & Company LLP (the “HOD Accountant”), whose report on the financial statements of the Company was filed with the Commission as part of the Form S-4 Registration Statement and is to be filed with the Commission as a part of the Initial Registration Statement, are and, during the periods covered by their report, were independent public accountants within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States). To the Company’s Knowledge, the Accountant is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act with respect to the Company.

Section 5A.2.      No Material Adverse Effect or Material Adverse Change. Except as otherwise disclosed in any Commission Documents: (i) HOD has not experienced or suffered any HOD Material Adverse Effect, and there exists no current state of facts, condition or event which would reasonably be expected to have an HOD Material Adverse Effect; (ii) HOD has conducted its business consistent with past practice in all material respects.

Section 5A.3.       Litigation. Except as disclosed in the Commission Documents, there is no Proceeding pending or, to HOD’s Knowledge, threatened in writing against HOD, if adversely decided or resolved, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Commission Documents, neither HOD, nor any director or officer of HOD, is or has been the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, which would reasonably expected to result in a judgment, decree or order having an HOD Material Adverse Effect. Except as disclosed in the Commission Documents, there has not been, and to the Knowledge of HOD, there is not pending or contemplated, any investigation by the Commission involving HOD or any current or former director or officer of HOD, which would reasonably expected to result in a judgment, decree or order having an HOD Material Adverse Effect.

Annex F-19

Section 5A.4.      Compliance With Laws. Except as disclosed in the Commission Documents, the business of HOD has been and is presently being conducted in compliance with all applicable Laws, except for such non-compliance which, individually or in the aggregate, would not have an HOD Material Adverse Effect. Except as disclosed in the Commission Documents, neither HOD nor any of its Subsidiaries is in violation of any Order applicable to HOD, except in all cases for any such violations which could not, individually or in the aggregate, have an HOD Material Adverse Effect.

Section 5A.5.      Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by HOD to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Investor shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 5A.5 incurred by HOD that may be due or payable in connection with the transactions contemplated by the Transaction Documents.

Section 5A.6.      No Disqualification Events. No person who would be subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act is or shall be a director, executive officer, employee, consultant, advisory board member or perform a policy-making function or any similar role of HOD or any of its Subsidiaries.

Section 5A.7.      Disclosure. HOD confirms that neither it nor any other Person acting on its behalf has provided the Investor or any of its agents, advisors or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning HOD that has not been publicly disclosed by the Company or HOD in a Commission Document filed by the Company or HOD with the Commission, other than the existence of the transactions contemplated by the Transaction Documents. HOD understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Securities under the Registration Statement. All disclosure provided to Investor regarding HOD, its business and the transactions contemplated by the Transaction Documents (including, without limitation, the representations and warranties of HOD contained in the Transaction Documents to which it is a party (as modified by the HOD Disclosure Schedule)) furnished in writing by or on behalf of HOD for purposes of or in connection with the Transaction Documents, taken together, is true and correct in all material respects on the date on which such information is dated or certified, and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at such time. Each press release issued by HOD since the Closing Date did not at the time of release (or, if amended or superseded by a later dated press release issued by HOD prior to the Closing Date or by a later dated Commission Document filed with or furnished to the Commission by the Company prior to the Closing Date, at the time of issuance of such later dated press release or filing or furnishing of such Commission Document, as applicable) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Article VI
ADDITIONAL COVENANTS

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Investment Period (and with respect to the Company, for the period following the termination of this Agreement specified in Section 8.3 pursuant to and in accordance with Section 8.3):

Section 6.1.         Securities Compliance. The Company shall notify the Commission and the Trading Market, if and as applicable, in accordance with their respective rules and regulations, of the transactions contemplated by the Transaction Documents, and shall take all necessary action, undertake all proceedings and obtain all registrations, permits, consents and approvals for the legal and valid issuance of the Securities to the Investor in accordance with the terms of the Transaction Documents, as applicable.

Section 6.2.         Reservation of Common Stock. The Company has available and the Company shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued shares of Common Stock to enable the Company to timely effect (i) the issuance, sale and delivery of all Shares to be issued, sold and delivered in respect of each VWAP Purchase effected under this Agreement, in the case of this clause (i), at least prior to the delivery by the Company to the Investor of the applicable

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VWAP Purchase Notice in connection with such VWAP Purchase, and (ii) the issuance, sale and delivery of all Shares to be issued, sold and delivered in respect of each Intraday VWAP Purchase effected under this Agreement, in the case of this clause (iii), at least prior to the delivery by the Company to the Investor of the applicable Intraday VWAP Purchase Notice in connection with such Intraday VWAP Purchase. Without limiting the generality of the foregoing, as of the date of this Agreement the Company has reserved, and as of the Commencement Date shall have continued to reserve, out of its authorized and unissued Common Stock, 100,090,010 shares of Common Stock solely for the purpose of issuing Shares pursuant to one or more VWAP Purchases and pursuant to one or more Intraday VWAP Purchases (as applicable) that may be effected by the Company, in its sole discretion, from time to time from and after the Commencement Date under this Agreement. The number of shares of Common Stock so reserved for the purpose of effecting issuances of Shares pursuant to VWAP Purchases and pursuant to Intraday VWAP Purchases under this Agreement (as applicable) may be increased from time to time by the Company from and after the Commencement Date, and such number of reserved shares may be reduced from and after the Commencement Date only by the number of Shares actually issued, sold and delivered to the Investor pursuant to any VWAP Purchase and any Intraday VWAP Purchase (as applicable) effected from and after the Commencement Date pursuant to this Agreement.

Section 6.3.         Registration and Listing. The Company shall use its commercially reasonable efforts to cause the Common Stock to continue to be registered as a class of securities under Sections 12(b) of the Exchange Act, and to comply with its reporting and filing obligations under the Exchange Act, and shall not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company shall use its commercially reasonable efforts to continue the listing and trading of its Common Stock and the listing of the Securities purchased or acquired by the Investor hereunder on the Trading Market (or another Eligible Market) and to comply with the Company’s reporting, filing and other obligations under the rules and regulations of the Trading Market (or other Eligible Market, as applicable). The Company shall not take any action which could be reasonably expected to result in the delisting or suspension of the Common Stock on the Trading Market (or other Eligible Market, as applicable). If the Company receives any final and non-appealable notice that the listing or quotation of the Common Stock on the Trading Market (or other Eligible Market, as applicable) shall be terminated on a date certain, the Company shall promptly (and in any case within 24 hours) notify the Investor of such fact in writing and shall use its commercially reasonable efforts to cause the Common Stock to be listed or quoted on another Eligible Market.

Section 6.4.         Compliance with Laws.

(i)          During the Investment Period, the Company (a) shall comply, and cause each Subsidiary to comply, with all laws, rules, regulations and Orders applicable to the business and operations of the Company, except as would not have a Material Adverse Effect and (b) with applicable provisions of the Securities Act and the Exchange Act, including Regulation M thereunder, applicable state securities or “Blue Sky” laws (but only to the extent set forth in Section 6.11), and applicable listing rules of the Trading Market (or Eligible Market, as applicable), except as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Company to enter into and perform its obligations under this Agreement in any material respect or for Investor to conduct resales of Securities under the Registration Statement in any material respect. Without limiting the foregoing, neither the Company, nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf shall, in connection with the operation of the Company’s and its Subsidiaries’ respective businesses, (1) use any corporate funds for unlawful contributions, payments, gifts or entertainment or to make any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, (2) pay, accept or receive any unlawful contributions, payments, expenditures or gifts, or (3) violate or operate in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, including, without limitation, the FCPA and Money Laundering Laws.

(ii)         The Investor shall comply with all laws, rules, regulations and Orders applicable to the performance by it of its obligations under this Agreement and its investment in the Securities, except as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Investor to enter into and perform its obligations under this Agreement in any material respect. Without limiting the foregoing, the Investor shall comply with all applicable provisions of the Securities Act and the Exchange Act, including Regulation M thereunder, the rules and regulations of FINRA, and all applicable state securities or “Blue Sky” laws.

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Section 6.5.         Keeping of Records and Books of Account; Due Diligence.

(i)          The Investor and the Company shall each maintain records showing the remaining Total Commitment, the remaining Aggregate Limit, the dates and VWAP Purchase Share Amount for each VWAP Purchase, and the dates and Intraday VWAP Purchase Share Amount for each Intraday VWAP Purchase.

(ii)         Subject to the requirements of Section 6.12, from time to time from and after the Closing Date, the Company shall make available for inspection and review by the Investor during normal business hours and after reasonable notice, customary documentation reasonably requested by the Investor and/or its appointed counsel or advisors to conduct due diligence; provided, however, that after the Closing Date, the Investor’s continued due diligence shall not be a condition precedent to the Commencement or to the Investor’s obligation to accept each VWAP Purchase Notice and each Intraday VWAP Purchase Notice timely delivered by the Company to the Investor in accordance with this Agreement.

Section 6.6.         No Frustration; No Dilutive Issuances; No Other Similar Transactions.

(i)          No Frustration. The Company shall not enter into, announce or recommend to its shareholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents to which it is a party, including, without limitation, the obligation of the Company to (i) pay the Cash Commitment Fee to the Investor in such manner, at such time and otherwise pursuant to and in accordance with Section 10.1(ii)(b), and (ii) deliver the Shares to the Investor in respect of each VWAP Purchase and each Intraday VWAP Purchase effected by the Company pursuant to this Agreement, in each case not later than the applicable Purchase Share Delivery Date with respect to such VWAP Purchase and such Intraday VWAP Purchase (as applicable) in accordance with Section 3.3. For the avoidance of doubt, nothing in this Section 6.6(i) shall in any way limit the Company’s right to terminate this Agreement in accordance with Section 8.2 (subject in all cases to Section 8.3).

(ii)         No Dilutive Issuances Before Settlement of a Pending VWAP Purchase or Pending Intraday VWAP Purchase. None of the Company or any Subsidiary shall issue, sell or grant any right, option or warrant to purchase, or allot issue, sell or grant any right to reprice (or reset the purchase price therefor), or otherwise dispose of for cash (or enter into any agreement, plan or arrangement contemplating any of the foregoing, or seek to utilize any existing agreement, plan or arrangement to effect any of the foregoing), or announce any offer, issuance, sale or grant of any option or warrant to purchase or other disposition for cash (or any agreement, plan or arrangement therefor), at any time (i) during the period beginning on the Trading Day immediately preceding the Purchase Date for a VWAP Purchase and ending on the third (3rd) Trading Day following the date of full settlement thereof and the issuance to the Investor of all of the Shares that are issuable to the Investor pursuant to such VWAP Purchase, and (ii) during the period beginning on the Trading Day immediately preceding the Purchase Date for an Intraday VWAP Purchase and ending on the third (3rd) Trading Day following the date of full settlement thereof and the issuance to the Investor of all of the Shares that are issuable to the Investor pursuant to such Intraday VWAP Purchase (each such period specified in clauses (i) and (ii) above, a “Reference Period”), any shares of Common Stock or Common Stock Equivalents, at an effective price per Share less than the applicable VWAP Purchase Price per Share for such VWAP Purchase, or the applicable Intraday VWAP Purchase Price per Share for such Intraday VWAP Purchase, as the case may be (each such price, the “Reference Price”) to be paid by the Investor in such VWAP Purchase or such Intraday VWAP Purchase, as the case may be, effected during such Reference Period (each such issuance, a “Dilutive Issuance”), other than an Exempt Issuance (it being understood and agreed that if the holder of Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per Share that is less than the applicable Reference Price, such issuance shall be deemed to have occurred for less than the applicable Reference Price on such date of the Dilutive Issuance at such effective price). If the Company enters into a Variable Rate Transaction involving the issuance of Common Stock Equivalents having a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such Common Stock Equivalents, the Company shall be deemed to have issued, as of the date the Common Stock Equivalents were issued (whether or not such Common Stock Equivalents are then immediately exercisable or convertible), the Common Stock underlying such Common Stock Equivalents at the lowest possible conversion or exercise price at which such Common Stock Equivalents may be converted or exercised for Common Stock (and if such Common Stock Equivalents include a “floor price” representing the lowest conversion or exercise price at which

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such Common Stock Equivalents may be converted or exercised, the Company shall be deemed to have issued the Common Stock underlying such Common Stock Equivalents at a price equal to such floor price). The Investor shall be entitled to seek injunctive relief against the Company, and any Subsidiary (as applicable) to preclude any such Dilutive Issuance that does not constitute an Exempt Issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required.

(iii)        No Other Similar Transactions. From and after the date of this Agreement until the earliest of (i) the date of automatic termination of this Agreement pursuant to Section 8.1, (ii) the effective date of termination of this Agreement by the mutual written consent of the parties hereto pursuant to Section 8.2, and (iii) the effective date of termination of this Agreement by the Investor pursuant to Section 8.2, neither the Company nor any Subsidiary shall issue, sell or grant any, or otherwise dispose of or issue (or enter into any agreement, plan or arrangement contemplating any of the foregoing, or seek to utilize any existing agreement, plan or arrangement to effect any of the foregoing), or announce any offer, issuance, sale or grant or other disposition or issuance (or any agreement, plan or arrangement therefor) any Common Stock or Common Stock Equivalents (or a combination of units thereof) in any “equity line of credit” or “at the market offering,” Variable Rate Transaction, or other substantially similar continuous offering in which the Company may offer, issue or sell Common Stock or Common Stock Equivalents (or any combination of units thereof) at a future determined price, other than (a) Securities issued to the Investor pursuant to this Agreement and any of the other Transaction Documents, or pursuant to any other agreement entered into by the Company, on the one hand, and the Investor or any of its Affiliates, on the other hand, at any time after the date of termination of this Agreement or (b) any Exempt Issuance.

Section 6.7.         Corporate Existence. The Company shall take all steps necessary to preserve and continue the corporate existence of the Company; provided, however, that, except as provided in Section 6.8, nothing in this Agreement shall be deemed to prohibit the Company from engaging in any Fundamental Transaction with another Person. For the avoidance of doubt, nothing in this Section 6.7 shall in any way limit the Company’s right to terminate this Agreement in accordance with Section 8.2 (subject in all cases to Section 8.3).

Section 6.8.         Fundamental Transaction. If a VWAP Purchase Notice or an Intraday VWAP Purchase Notice has been delivered to the Investor and the transactions contemplated therein have not yet been fully settled in accordance with Section 3.3 of this Agreement, the Company shall not effect any Fundamental Transaction until the expiration of five (5) Trading Days following the date of full settlement thereof and the issuance to the Investor of all of the Shares that are issuable to the Investor pursuant to the VWAP Purchase or Intraday VWAP Purchase (as applicable) to which such VWAP Purchase Notice or Intraday VWAP Purchase Notice (as applicable) relates.

Section 6.9.         Selling Restrictions.

(i)          Except as expressly set forth below, the Investor covenants that from and after the Closing Date through and including the Trading Day next following the expiration or termination of this Agreement as provided in Article VIII (the “Restricted Period”), none of the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any Short Sales of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock, with respect to each of clauses (i) and (ii) hereof, either for its own account or for the account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Securities; or (2) selling a number of shares of Common Stock equal to the number of Shares that the Investor is unconditionally obligated to purchase under any pending VWAP Purchase Notice or any pending Intraday VWAP Purchase Notice (as applicable), but has not yet received from the Company or its transfer agent pursuant to this Agreement, so long as (X) the Investor (or its Broker-Dealer, as applicable) delivers the Shares purchased pursuant to such pending VWAP Purchase Notice and the Shares purchased pursuant to such pending Intraday VWAP Purchase Notice (as applicable) to the purchaser thereof promptly upon the Investor’s receipt of such Shares from the Company in accordance with Section 3.3 of this Agreement and (Y) neither the Company or its transfer agent shall have failed for any reason to deliver such Shares to the Investor or its Broker-Dealer so that such Shares are timely received by the Investor as DWAC Shares on the applicable Purchase Share Delivery Date for such VWAP Purchase and on the applicable Purchase Share Delivery Date for such Intraday VWAP Purchases (as applicable) in accordance with Section 3.3 of this Agreement.

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(ii)         In addition to the foregoing, in connection with any sale of Securities (including any sale permitted by paragraph (i) above), the Investor shall comply in all respects with all applicable laws, rules, regulations and Orders, including, without limitation, the requirements of the Securities Act and the Exchange Act.

(iii)        The Investor covenants and agrees that during the Restricted Period, none of the Investor or any other Restricted Person shall, directly or indirectly, allow any shares of Common Stock beneficially owned by the Investor to be borrowed against for any third Person to utilize in any Short Sale of Common Stock. Without limiting the generality of the immediately preceding sentence, the Investor covenants and agrees that, with respect to each brokerage account of the Investor and each other Restricted Person in which shares of Common Stock beneficially owned by the Investor are held or to be held during the Restricted Period, the Investor and each other Restricted Person (as applicable) shall provide written instructions to the applicable broker that the Investor or the Restricted Person (as applicable) does not wish to participate in, and expressly opts out of, any “fully paid lending program” or similar program with respect to such brokerage account so that shares of Common Stock beneficially owned by the Investor that are or to be held in such brokerage account during the Restricted Period will not be made available by the broker for lending to any third Person in connection with, to effect or otherwise to facilitate any Short Sale of Common Stock by any Person.

Section 6.10.       Effective Registration Statement. During the Investment Period, the Company shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Initial Registration Statement and each New Registration Statement filed with the Commission under the Securities Act for the applicable Registration Period pursuant to and in accordance with the Registration Rights Agreement.

Section 6.11.       Blue Sky. The Company shall take such action, if any, as is necessary by the Company in order to obtain an exemption for or to qualify the Securities for sale by the Company to the Investor pursuant to the Transaction Documents, and at the request of the Investor, the subsequent resale of Registrable Securities by the Investor, in each case, under applicable state securities or “Blue Sky” laws and shall provide evidence of any such action so taken to the Investor from time to time following the Closing Date; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.11, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction.

Section 6.12.       Non-Public Information. Neither the Company nor or any of its Subsidiaries, nor any of their directors, officers, employees or agents shall disclose any material non-public information about the Company, including without limitation, any non-public information regarding HOD, to the Investor, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company, or any of its directors, officers, employees and agents (as determined in the reasonable good faith judgment of the Investor), (i) the Investor shall promptly provide written notice of such breach to the Company and (ii) after such notice has been provided to the Company and, provided that the Company shall have failed demonstrate to the Investor in writing within 48 hours that such information does not constitute material, non-public information or the Company shall have failed to publicly disclose such material, non-public information within 48 hours following demand therefor by the Investor, in addition to any other remedy provided herein or in the other Transaction Documents, if the Investor is holding any Shares at the time of the disclosure of material, non-public information, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, or any of its directors, officers, employees or agents. The Investor shall not have any liability to the Company, or any of its directors, officers, employees, stockholders or agents, for any such disclosure.

Section 6.13.       Broker-Dealer. The Investor shall use one or more broker-dealers (one of which is YS, an Affiliate of the Investor) to effectuate all sales, if any, of the Securities that it may purchase or otherwise acquire from the Company pursuant to the Transaction Documents, as applicable, which (or whom) shall be a DTC participant (collectively, the “Broker-Dealer”). The Investor shall, from time to time, provide the Company and the Company’s transfer agent with all information regarding the Broker-Dealer reasonably requested by the Company. The Investor shall be solely responsible for all fees and commissions of the Broker-Dealer (if any), which shall not exceed customary brokerage fees and commissions and shall be responsible for designating only a DTC participant eligible to receive DWAC Shares.

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Section 6.14.       FINRA Filing. The Company shall assist the Investor and YS with YS’s preparation and filing with FINRA’s Corporate Financing Department via the Public Offering System of all documents and information required to be filed with FINRA pursuant to FINRA Rule 5110 with regard to the transactions contemplated by this Agreement (the “FINRA Filing”). In connection therewith, on or prior to the date the FINRA Filing is first made by YS with FINRA, the Company shall pay to FINRA by wire transfer of immediately available funds the applicable filing fee with respect to the FINRA Filing, and the Company shall be solely responsible for payment of such fee. The parties hereby agree to provide each other and YS all requisite information and otherwise to assist each other and YS in a timely fashion in order for YS to complete the preparation and submission of the FINRA Filing in accordance with this Section 6.14 and to assist YS in promptly responding to any inquiries or requests from FINRA or its staff. Each party hereto shall (a) promptly notify the other party and YS of any communication to that party or its Affiliates from FINRA, including, without limitation, any request from FINRA or its staff for amendments or supplements to or additional information in respect of the FINRA Filing and permit the other party and YS to review in advance any proposed written communication to FINRA and (b) furnish the other party and YS with copies of all written correspondence, filings and communications between them and their affiliates and their respective representatives and advisors, on the one hand, and FINRA or members of its staff, on the other hand, with respect to this Agreement, the Registration Rights Agreement or the transactions contemplated by the Transaction Documents. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party and YS in doing, all things necessary, proper or advisable in order for YS to obtain as promptly as practicable written confirmation from FINRA to the effect that FINRA’s Corporate Financing Department has determined not to raise any objection with respect to the fairness and reasonableness of the terms of the transactions contemplated by the Transaction Documents. Notwithstanding anything to the contrary contained in this Agreement, the Commencement Date shall not occur, unless and until YS shall have received written confirmation from FINRA to the effect that FINRA’s Corporate Financing Department has determined not to raise any objection with respect to the fairness and reasonableness of the terms of the transactions contemplated by this Agreement.

Section 6.15.       Qualified Independent Underwriter. If the Investor or any of its Affiliates, including YS, reasonably determines that a Qualified Independent Underwriter is required to participate in the transactions contemplated by the Transaction Documents in order for such transactions to be in full compliance with the rules and regulations of FINRA, including, without limitation, FINRA Rule 5121, each of the parties hereto shall have executed such documentation as may reasonably be required to engage a Qualified Independent Underwriter to participate in the transactions contemplated by the Transaction Documents in accordance with the rules and regulations of FINRA, including, without limitation, FINRA Rule 5121. The Company shall pay the fees and expenses of such Qualified Independent Underwriter pursuant to an engagement letter between the Company and such Qualified Independent Underwriter at such time and otherwise as set forth in such engagement letter. On the Commencement Date, the Investor shall reimburse (or shall cause one of its Affiliates to reimburse) the Company, by wire transfer of immediately available funds to an account designated by the Company on or prior to the Commencement Date, an amount in cash equal to the full amount of the fees and expenses of such Qualified Independent Underwriter that were paid by the Company to such Qualified Independent Underwriter prior to the Commencement Date pursuant to the engagement letter between the Company and such Qualified Independent Underwriter.

Section 6.16.       Disclosure Schedule.

(i)          The Company may, from time to time, update the Disclosure Schedule as may be required to satisfy the conditions set forth in Section 7.2(i) and Section 7.3(i) (to the extent such condition set forth in Section 7.3(i) relates to the condition in Section 7.2(i) as of a specific Purchase Condition Satisfaction Time). For purposes of this Section 6.16, any disclosure made in a schedule to the Compliance Certificate shall be deemed to be an update of the Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, no update to the Disclosure Schedule pursuant to this Section 6.16 shall cure any breach of a representation or warranty of the Company contained in this Agreement and made prior to the update and shall not affect any of the Investor’s rights or remedies with respect thereto.

(ii)         Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosure contained in any Schedule of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule of the Disclosure Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is readily apparent on its face. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is

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required to be disclosed by this Agreement. Except as expressly set forth in this Agreement, such information and the thresholds (whether based on quantity, qualitative characterization, dollar amounts or otherwise) set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 6.17.       Delivery of Compliance Certificates, Bring-Down Negative Assurance Letters, Bring-Down CFO Certificates and Bring-Down Comfort Letters Upon Occurrence of Certain Events. Within three (3) Trading Days immediately following: (i) each date on which the Company files with the Commission (A) an annual report on Form 10-K under the Exchange Act, (B) a Form 10-K/A containing amended (or restated) financial information or a material amendment to a previously filed annual report on Form 10-K, (C) a quarterly report on Form 10-Q under the Exchange Act, or (D) a current report on Form 8-K containing amended (or restated) financial information (other than information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act; and (ii) the effective date of (A) each post-effective amendment to the Initial Registration Statement, (B) each New Registration Statement and (C) each post-effective amendment to each New Registration Statement, and in any case, not more than once per calendar quarter (each, a “Representation Date”), the Company shall (I) deliver to the Investor a Compliance Certificate, dated the date of delivery to the Investor, (II) cause to be furnished to the Investor an opinion and negative assurance letter “bring-down” from outside counsel to the Company, dated the date of delivery to the Investor, substantially in the form mutually agreed to by the Company and the Investor prior to the date of this Agreement, modified, as necessary, to relate to a New Registration Statement or a post-effective amendment to the Initial Registration Statement or a New Registration Statement, and the Prospectus contained in a Registration Statement or post-effective amendment as then amended or supplemented by any Prospectus Supplement thereto as of the date of such letter, as applicable (each, a “Bring-Down Negative Assurance Letter”) and (III) other than with respect to a Representation Date pursuant to clause (i)(C) above, cause to be furnished to the Investor (A) a customary “comfort letter” provided by each of the Accountant and the HOD Accountant or a successor independent registered public accounting firm for the Company or HOD (as applicable), dated the date of delivery to the Investor, substantially in the form, scope and substance as the information contained in the Initial Comfort Letter (to the extent such information is then applicable), stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters covered by the Initial Comfort Letter (to the extent such financial information or other matters are then applicable), modified, as necessary, to address such new, amended or restated financial information contained in any of the Commission Documents referred to in clause (i)(A) or clause (i)(B) above or to relate to a New Registration Statement or a post-effective amendment to the Initial Registration Statement or a New Registration Statement, or the Prospectus contained in a Registration Statement or post-effective amendment as then amended or supplemented by any Prospectus Supplement thereto as of the date of such letter, as applicable (each, a “Bring-Down Comfort Letter”) and (B) a certificate of the Chief Financial Officer, dated the date of delivery to the Investor, substantially in the form mutually agreed to by the Company and the Investor prior to the date of this Agreement, modified, as necessary, to relate to a New Registration Statement or a post-effective amendment to the Initial Registration Statement or a New Registration Statement, and the Prospectus contained in a Registration Statement or post-effective amendment as then amended or supplemented by any Prospectus Supplement thereto as of the date of such letter, as applicable (each, a “Bring-Down CFO Certificate”).

The requirement to provide the documents identified in the previous sentence shall be tolled with respect to any Representation Date, if (A) the Company has given written notice to the Investor (with a copy to its counsel) in accordance with Section 10.4, not later than one (1) Trading Day prior to the applicable Representation Date, of the Company’s decision to suspend delivery of VWAP Purchase Notices for future VWAP Purchases and delivery of Intraday VWAP Purchase Notices for future Intraday VWAP Purchases (each, a “Future Purchase Suspension”) (it being hereby acknowledged and agreed that no Future Purchase Suspension shall limit, alter, modify, change or otherwise affect any of the Company’s or the Investor’s rights or obligations under the Transaction Documents with respect to any pending VWAP Purchase and any pending Intraday VWAP Purchase (as applicable) that has not been fully settled in accordance with the terms and conditions of this Agreement, and that the parties shall fully perform their respective obligations with respect to any such pending VWAP Purchase and any pending Intraday VWAP Purchase under the Transaction Documents), and (B) such Representation Date does not occur during the period beginning on the Trading Day immediately preceding the Purchase Date for a VWAP Purchase or an Intraday VWAP Purchase (as applicable) and ending on the third (3rd) Trading Day following the date of full settlement thereof and the issuance to the Investor of all of the Shares that are issuable to the Investor pursuant to such VWAP Purchase or such

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Intraday VWAP Purchase (as applicable), which tolling shall continue until the Trading Day immediately preceding the Purchase Date for a VWAP Purchase or an Intraday VWAP Purchase (as applicable), which for such calendar quarter shall be considered a Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to deliver a VWAP Purchase Notice or an Intraday VWAP Purchase Notice following a Representation Date when a Future Purchase Suspension was in effect and did not provide the Investor with the documents identified in clauses (I), (II) and (III) of the first sentence of this Section 6.17, then prior to the Company’s delivery to the Investor of such VWAP Purchase Notice or such Intraday VWAP Purchase Notice (as applicable) on a Purchase Date, the Company shall provide the Investor with the documents identified in clauses (I), (II) and (III) of the first sentence of this Section 6.17, dated as of the applicable Purchase Date.

Article VII
CONDITIONS TO CLOSING, COMMENCEMENT AND PURCHASES

Section 7.1.         Conditions Precedent to Closing. The Closing is subject to the satisfaction of each of the conditions set forth in this Section 7.1 on the Closing Date.

(i)          Accuracy of the Investor’s Representations and Warranties. The representations and warranties of the Investor contained in this Agreement (a) that are not qualified by “materiality” shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(ii)         Accuracy of the Company’s and HOD’s Representations and Warranties. (A) The representations and warranties of the Company contained in this Agreement (a) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(A)               The representations and warranties of HOD contained in this Agreement (a) that are not qualified by “materiality” or “HOD Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” or “HOD Material Adverse Effect” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(iii)        Payment of Initial Investor Expense; Reimbursement. On or prior to the Closing Date, the Company shall have paid by wire transfer of immediately available funds to an account designated by the Investor on or prior to the date hereof, the Initial Investor Expense Reimbursement in accordance with Section 10.1(i), which shall be fully earned and non-refundable as of the Closing Date, regardless of whether the Commencement occurs or whether any VWAP Purchases or Intraday VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement.

(iv)        Closing Deliverables. At the Closing, counterpart signature pages of this Agreement and the Registration Rights Agreement executed by each of the parties hereto shall be delivered as provided in Section 2.2. Simultaneously with the execution and delivery of this Agreement and the Registration Rights Agreement, the Investor’s counsel shall have received (a) the opinions of outside counsel to the Company, dated the Closing Date, in the forms mutually agreed to by the Company and the Investor prior to the date of this Agreement, and (b) the closing certificate from the Company, dated the Closing Date, in the form of Exhibit B hereto.

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Section 7.2.         Conditions Precedent to Commencement. The right of the Company to commence delivering VWAP Purchase Notices and Intraday VWAP Purchase Notices under this Agreement, and the obligation of the Investor to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices timely delivered to the Investor by the Company under this Agreement, are subject to the initial satisfaction, at Commencement, of each of the conditions set forth in this Section 7.2.

(i)          Accuracy of the Company’s and HOD’s Representations and Warranties.

(A)               The representations and warranties of the Company contained in this Agreement (a) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Commencement Date with the same force and effect as if made on such date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Commencement Date with the same force and effect as if made on such date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(B)               The representations and warranties of HOD contained in this Agreement (a) that are not qualified by “materiality” or “HOD Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (b) that are qualified by “materiality” or “HOD Material Adverse Effect” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

(ii)         Performance of the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company at or prior to the Commencement. The Company shall deliver to the Investor on the Commencement Date the compliance certificate substantially in the form attached hereto as Exhibit C (the “Compliance Certificate”).

(iii)        Initial Registration Statement Effective. The Initial Registration Statement covering the resale by the Investor of the Registrable Securities included therein required to be filed by the Company with the Commission pursuant to Section 2(a) of the Registration Rights Agreement shall have been declared effective under the Securities Act by the Commission, and the Investor shall be permitted to utilize the Prospectus therein to resell all of the Shares included in such Prospectus.

(iv)         No Material Notices. None of the following events shall have occurred and be continuing: (a) receipt of any request by the Commission or any other Governmental Entity for any additional information relating to the Initial Registration Statement, the Prospectus contained therein or any Prospectus Supplement thereto, or for any amendment of or supplement to the Initial Registration Statement, the Prospectus contained therein or any Prospectus Supplement thereto; (b) the issuance by the Commission or any other Governmental Entity of any stop order suspending the effectiveness of the Initial Registration Statement or prohibiting or suspending the use of the Prospectus contained therein or any Prospectus Supplement thereto, or of the suspension of qualification or exemption from qualification of the Securities for offering or sale in any jurisdiction, or the initiation or contemplated initiation of any proceeding for such purpose; (c) the objection of FINRA to the terms of the transactions contemplated by the Transaction Documents or (d) the occurrence of any event or the existence of any condition or state of facts, which makes any statement of a material fact made in the Initial Registration Statement, the Prospectus contained therein or any Prospectus Supplement thereto untrue or which requires the making of any additions to or changes to the statements then made in the Initial Registration Statement, the Prospectus contained therein or any Prospectus Supplement thereto in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of the Prospectus or any Prospectus Supplement, in light of the circumstances under which they were made) not misleading, or which requires an amendment to the Initial Registration Statement or a supplement to the Prospectus contained therein or any Prospectus Supplement thereto to comply with the Securities Act, or any other applicable law. The Company shall have no Knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the Initial Registration Statement or the prohibition or suspension of the use of the Prospectus contained therein or any Prospectus Supplement thereto in connection with the resale of the Registrable Securities by the Investor.

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(v)         Other Commission Filings. The Current Report shall have been filed with the Commission as required pursuant to Section 2.3. The final Prospectus included in the Initial Registration Statement shall have been filed with the Commission prior to Commencement in accordance with Section 2.3 and the Registration Rights Agreement. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including all material required to have been filed pursuant to Section 13(a) or 15(d) of the Exchange Act, prior to Commencement shall have been filed with the Commission.

(vi)        No Suspension of Trading in or Notice of Delisting of Common Stock. Trading in the Common Stock shall not have been suspended by the Commission, the Trading Market or FINRA (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Commencement Date), the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Trading Market shall be terminated on a date certain (unless, prior to such date certain, the Common Stock is listed or quoted on any other Eligible Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

(vii)       Compliance with Laws. The Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the Company shall have obtained all permits and qualifications required by any applicable state securities or “Blue Sky” laws for the offer and sale of the Securities by the Company to the Investor and the subsequent resale of the Registrable Securities by the Investor (or shall have the availability of exemptions therefrom).

(viii)      No Injunction. No statute, regulation or Order shall have been enacted, entered, promulgated, threatened or endorsed by any court or Governmental Entity of competent jurisdiction which prohibits the consummation of or which would materially modify or delay the Business Combination or any of the transactions contemplated by the Transaction Documents.

(ix)        No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any court or Governmental Entity shall have been commenced, and no inquiry or investigation by any Governmental Entity shall have been commenced, against the Company, or any of the officers, directors or Affiliates of the Company, seeking to restrain, prevent or change the Business Combination or the transactions contemplated by the Transaction Documents, or seeking material damages in connection with such transactions.

(x)         Listing of Securities. All of the Securities that have been and may be issued pursuant to this Agreement shall have been approved for listing or quotation on the Trading Market (or on an Eligible Market) as of the Commencement Date, subject only to notice of issuance.

(xi)        No Material Adverse Effect. No condition, occurrence, state of facts or event constituting a Material Adverse Effect shall or an HOD Material Adverse Effect have occurred and be continuing.

(xii)       No Bankruptcy Proceedings. No Person shall have commenced a proceeding against the Company or HOD pursuant to or within the meaning of any Bankruptcy Law. Neither the Company nor HOD shall have, pursuant to or within the meaning of any Bankruptcy Law, (a) commenced a voluntary case, (b) consented to the entry of an Order for relief against it in an involuntary case, (c) consented to the appointment of a Custodian of the Company or HOD or for all or substantially all of their respective property, or (d) made a general assignment for the benefit of its creditors. A court of competent jurisdiction shall not have entered an Order or decree under any Bankruptcy Law that (I) is for relief against the Company or HOD in an involuntary case, (II) appoints a Custodian of the Company or HOD or for all or substantially all of their respective property, or (III) orders the liquidation of the Company or HOD.

(xiii)      Due Diligence. Each director identified in the disclosure schedules to the Form S-4 Registration Statement has submitted information reasonably requested by the Investor to permit the Investor to conduct customary due diligence screening on each such director, the results of which shall be satisfactory to the Investor.

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(xiv)      Delivery of Commencement Irrevocable Transfer Agent Instructions and Notice of Effectiveness. The Commencement Irrevocable Transfer Agent Instructions shall have been executed by the Company and delivered to acknowledged in writing by the Company’s transfer agent, and the Notice of Effectiveness relating to the Initial Registration Statement shall have been executed by the Company’s outside counsel and delivered to the Company’s transfer agent, in each case directing such transfer agent to issue to the Investor or its designated Broker-Dealer all of the Shares included in the Initial Registration Statement as DWAC Shares in accordance with this Agreement and the Registration Rights Agreement.

(xv)       Reservation of Shares. As of the Commencement Date, the Company shall have reserved out of its authorized and unissued Common Stock, 100,090,010 shares of Common Stock solely for the purpose of issuing Shares pursuant to VWAP Purchases and Intraday VWAP Purchases that may be effected by the Company, in its sole discretion, from and after the Commencement Date under this Agreement.

(xvi)      Opinions and Negative Assurances of Company Counsel. On the Commencement Date, the Investor shall have received the opinions and negative assurances from outside counsel to the Company, dated the Commencement Date, in the forms mutually agreed to by the Company and the Investor prior to the date of this Agreement.

(xvii)     Initial Comfort Letter of Accountant and HOD Accountant. On the Commencement Date, the Investor shall have received from the Accountant and the HOD Accountant, or a successor independent registered public accounting firm for the Company or HOD (as applicable), a letter dated the Commencement Date and addressed to the Investor, in substantially the form, scope and substance mutually agreed to by the Company and the Investor at least one (1) Trading Day prior to the date on which the Initial Registration Statement is first filed with the Commission, stating the conclusions and findings of such firm with respect to the audited and unaudited financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus (as supplemented by any Prospectus Supplement filed with the Commission on or prior to the Commencement Date), and certain other matters customarily covered by auditor “comfort letters” (the “Initial Comfort Letter”).

(xviii)    CFO Certificate. On the Commencement Date, the Investor shall have received from the Company, a certificate of the Chief Financial Officer dated the Commencement Date, in the form mutually agreed to by the Company and the Investor prior to the date of this Agreement.

(xix)      FINRA No Objections. Prior to the Commencement Date, FINRA’s Corporate Financing Department shall have confirmed in writing that it has determined not to raise any objection with respect to the fairness and reasonableness of the terms and arrangements of the transactions contemplated by the Transaction Documents.

Section 7.3.         Conditions Precedent to Purchases after Commencement Date. The right of the Company to deliver VWAP Purchase Notices and Intraday VWAP Purchase Notices under this Agreement after the Commencement Date, and the obligation of the Investor to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices timely delivered to the Investor by the Company under this Agreement after the Commencement Date, are subject to the satisfaction of each of the conditions set forth in this Section 7.3, (X) with respect to a VWAP Purchase Notice for a VWAP Purchase that is timely delivered by the Company to the Investor in accordance with this Agreement, as of the VWAP Purchase Commencement Time of the applicable VWAP Purchase Period for such VWAP Purchase to be effected pursuant to such VWAP Purchase Notice and (Y) with respect to an Intraday VWAP Purchase Notice for an Intraday VWAP Purchase that is timely delivered by the Company to the Investor in accordance with this Agreement, as of the Intraday VWAP Purchase Commencement Time of the applicable Intraday VWAP Purchase Period for such Intraday VWAP Purchase to be effected pursuant to such Intraday VWAP Purchase Notice (each such VWAP Purchase Commencement Time (with respect to a VWAP Purchase Notice) and each such Intraday VWAP Purchase Commencement Time (with respect to an Intraday VWAP Purchase Notice), at which time all such conditions must be satisfied, a “Purchase Condition Satisfaction Time”).

(i)          Satisfaction of Certain Prior Conditions. Each of the conditions set forth in subsections (i), (ii), and (vii) through (xiv) set forth in Section 7.2 shall be satisfied at the applicable Purchase Condition Satisfaction Time after the Commencement Date (with the terms “Commencement” and “Commencement Date” in the conditions set forth in subsections (i) and (ii) of Section 7.2 replaced with “applicable Purchase Condition Satisfaction Time”); provided, however, that the Company shall not be required to deliver the Compliance Certificate after the Commencement Date, except as provided in Section 6.17 and Section 7.3(x).

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(ii)         Initial Registration Statement Effective. The Initial Registration Statement covering the resale by the Investor of the Registrable Securities included therein filed by the Company with the Commission pursuant to Section 2(a) of the Registration Rights Agreement, and any post-effective amendment thereto required to be filed by the Company with the Commission after the Commencement Date and prior to the applicable Purchase Date pursuant to the Registration Rights Agreement, in each case shall have been declared effective under the Securities Act by the Commission and shall remain effective for the applicable Registration Period, and the Investor shall be permitted to utilize the Prospectus therein, and any Prospectus Supplement thereto, to resell (a) all of the Shares included in the Initial Registration Statement, and any post-effective amendment thereto, that have been issued and sold to the Investor hereunder pursuant to all VWAP Purchase Notices and Intraday VWAP Purchase Notices (as applicable) delivered by the Company to the Investor prior to such applicable Purchase Date and (b) all of the Shares included in the Initial Registration Statement, and any post-effective amendment thereto, that are issuable pursuant to the applicable VWAP Purchase Notice or Intraday VWAP Purchase Notice (as applicable) delivered by the Company to the Investor with respect to a VWAP Purchase or an Intraday VWAP Purchase (as applicable) to be effected hereunder on such applicable Purchase Date.

(iii)        Any Required New Registration Statement Effective. Any New Registration Statement covering the resale by the Investor of the Registrable Securities included therein, and any post-effective amendment thereto, required to be filed by the Company with the Commission pursuant to the Registration Rights Agreement after the Commencement Date and prior to the applicable Purchase Date for such VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case shall have been declared effective under the Securities Act by the Commission and shall remain effective for the applicable Registration Period, and the Investor shall be permitted to utilize the Prospectus therein, and any Prospectus Supplement thereto, to resell (a) all of the Shares included in such New Registration Statement, and any post-effective amendment thereto, that have been issued and sold to the Investor hereunder pursuant to all VWAP Purchase Notices and Intraday VWAP Purchase Notices (as applicable) delivered by the Company to the Investor prior to such applicable Purchase Date and (b) all of the Shares included in such new Registration Statement, and any post-effective amendment thereto, that are issuable pursuant to the applicable VWAP Purchase Notice or Intraday VWAP Purchase Notice (as applicable) delivered by the Company to the Investor with respect to a VWAP Purchase or an Intraday VWAP Purchase (as applicable) to be effected hereunder on such applicable Purchase Date.

(iv)        Delivery of Subsequent Irrevocable Transfer Agent Instructions and Notice of Effectiveness. With respect to any post-effective amendment to the Initial Registration Statement, any New Registration Statement or any post-effective amendment to any New Registration Statement, in each case declared effective by the Commission after the Commencement Date, the Company shall have delivered or caused to be delivered to the Company’s transfer agent (a) irrevocable instructions in the form substantially similar to the Commencement Irrevocable Transfer Agent Instructions executed by the Company and acknowledged in writing by its transfer agent and (b) the Notice of Effectiveness, in each case modified as necessary to refer to such Registration Statement or post-effective amendment and the Registrable Securities included therein, to issue the Registrable Securities included therein as DWAC Shares in accordance with the terms of this Agreement and the Registration Rights Agreement.

(v)         No Material Notices. None of the following events shall have occurred and be continuing: (a) receipt of any request by the Commission or any other Governmental Entity for any additional information relating to the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto, or for any amendment of or supplement to the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto; (b) the issuance by the Commission or any other Governmental Entity of any stop order suspending the effectiveness of the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or prohibiting or suspending the use of the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto, or of the suspension of qualification or exemption from qualification of the Securities for offering or sale in any jurisdiction, or the initiation or contemplated initiation of any proceeding for such purpose; (c) the objection of FINRA to the terms of the transactions contemplated by the Transaction Documents or (d) the occurrence of any event or the existence of any condition or state of facts, which makes any statement of a material fact made in the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto untrue or which requires the making of any additions to or changes to the statements then made in the Initial Registration Statement or any

Annex F-31

post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of the Prospectus or any Prospectus Supplement, in light of the circumstances under which they were made) not misleading, or which requires an amendment to the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto to comply with the Securities Act, or any other applicable law (other than the transactions contemplated by the applicable VWAP Purchase Notice delivered by the Company to the Investor with respect to a VWAP Purchase, or the applicable Intraday VWAP Purchase Notice delivered by the Company to the Investor with respect to an Intraday VWAP Purchase (as applicable) to be effected hereunder on such applicable Purchase Date and the settlement thereof). The Company shall have no Knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the Initial Registration Statement or any post-effective amendment thereto, any New Registration Statement or any post-effective amendment thereto, or the prohibition or suspension of the use of the Prospectus contained in any of the foregoing or any Prospectus Supplement thereto in connection with the resale of the Registrable Securities by the Investor.

(vi)        Other Commission Filings. The final Prospectus included in any post-effective amendment to the Initial Registration Statement, and any Prospectus Supplement thereto, required to be filed by the Company with the Commission pursuant to Section 2.3 and the Registration Rights Agreement after the Commencement Date and prior to the applicable Purchase Date for such VWAP Purchase or such Intraday VWAP Purchase (as applicable), shall have been filed with the Commission in accordance with Section 2.3 and the Registration Rights Agreement. The final Prospectus included in any New Registration Statement and in any post-effective amendment thereto, and any Prospectus Supplement thereto, required to be filed by the Company with the Commission pursuant to Section 2.3 and the Registration Rights Agreement after the Commencement Date and prior to the applicable Purchase Date for such VWAP Purchase or such Intraday VWAP Purchase (as applicable), shall have been filed with the Commission in accordance with Section 2.3 and the Registration Rights Agreement. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including all material required to have been filed pursuant to Section 13(a) or 15(d) of the Exchange Act, after the Commencement Date and prior to the applicable Purchase Date for such VWAP Purchase or such Intraday VWAP Purchase (as applicable), shall have been filed with the Commission and, if any Registrable Securities are covered by a Registration Statement on Form S-3, such filings shall have been made within the applicable time period prescribed for such filing under the Exchange Act.

(vii)      No Suspension of Trading in or Notice of Delisting of Common Stock. Trading in the Common Stock shall not have been suspended by the Commission, the Trading Market (or Eligible Market, as applicable) or FINRA (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the applicable Purchase Date for such VWAP Purchase or such Intraday VWAP Purchase (as applicable)), the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Trading Market (or Eligible Market, as applicable) shall be terminated on a date certain (unless, prior to such date certain, the Common Stock is listed or quoted on any other Eligible Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

(viii)     Certain Limitations. The issuance and sale of the Shares issuable pursuant to the applicable VWAP Purchase Notice or the applicable Intraday VWAP Purchase Notice (as applicable) shall not (a) exceed, in the case of a VWAP Purchase Notice, the VWAP Purchase Maximum Amount applicable to such VWAP Purchase Notice or, in the case of an Intraday VWAP Purchase Notice, the Intraday VWAP Purchase Maximum Amount applicable to such Intraday VWAP Purchase Notice, (b) cause the aggregate number of shares of Common Stock issued pursuant to this Agreement to exceed the Aggregate Limit, (c) cause the Investor to beneficially own (under Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) shares of Common Stock in excess of the Beneficial Ownership Limitation, or (d) if and to the extent the Exchange Cap is

Annex F-32

then applicable under Section 3.4, cause the aggregate number of shares of Common Stock issued pursuant to this Agreement to exceed the Exchange Cap, unless in the case of this clause (d), the Company’s stockholders have theretofore approved the issuance of such shares of Common Stock in excess of the Exchange Cap in accordance with the applicable rules of the Trading Market.

(ix)        Shares Authorized and Delivered. All of the Shares issuable pursuant to the applicable VWAP Purchase Notice or Intraday VWAP Purchase Notice (as applicable) shall have been duly authorized by all necessary corporate action of the Company. All Shares relating to all prior VWAP Purchase Notices and all prior Intraday VWAP Purchase Notices required to have been received by the Investor as DWAC Shares under this Agreement prior to the applicable Purchase Condition Satisfaction Time for the applicable VWAP Purchase or Intraday VWAP Purchase (as applicable) shall have been delivered to the Investor as DWAC Shares in accordance with this Agreement.

(x)         Bring-Down Negative Assurance Letters; Bring-Down Comfort Letters; Bring-Down CFO Certificates; and Compliance Certificates. The Investor shall have received (a) all Bring-Down Negative Assurance Letters from outside counsel to the Company, which the Company was obligated to instruct its outside counsel to deliver to the Investor prior to the applicable Purchase Condition Satisfaction Time for the applicable VWAP Purchase or Intraday VWAP Purchase (as applicable), (b) all Bring-Down Comfort Letters from the Accountant and HOD Accountant, or a successor independent registered public accounting firm for the Company or HOD (as applicable), which the Company was obligated to instruct such firm to deliver to the Investor prior to the applicable Purchase Condition Satisfaction Time for the applicable VWAP Purchase or Intraday VWAP Purchase (as applicable), (c) all Bring-Down CFO Certificates from the Company, which the Company was obligated to deliver to the Investor prior to the applicable Purchase Condition Satisfaction Time for the applicable VWAP Purchase or Intraday VWAP Purchase (as applicable), and (d) all Compliance Certificates from the Company that the Company was obligated to deliver to the Investor prior to the applicable Purchase Condition Satisfaction Time for the applicable VWAP Purchase or Intraday VWAP Purchase (as applicable), in each case in accordance with Section 6.17.

(xi)        Payment of Additional Investor Expense Reimbursement and Cash Commitment Fee. The Company shall have paid, by wire transfer of immediately available funds to an account designated by the Investor all Additional Investor Expense Reimbursement payments that the Company was obligated to pay to the Investor prior to the applicable Purchase Condition Satisfaction Time for the applicable VWAP Purchase or Intraday VWAP Purchase (as applicable) in accordance with Section 10.1(i), each of which Additional Investor Expense Reimbursement payments shall be fully earned and non-refundable as of the date such payments are made by the Company to the Investor, regardless of whether any additional VWAP Purchases or Intraday VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement. Prior to the applicable Purchase Condition Satisfaction Time for any VWAP Purchase or any Intraday VWAP Purchase occurring after the date on which the first VWAP Purchase effected by the Company pursuant to this Agreement is fully settled in accordance with Section 3.3 (or, if the Company effects an Intraday VWAP Purchase prior to the first VWAP Purchase effected pursuant to this Agreement, the date on which the first Intraday VWAP Purchase effected by the Company pursuant to this Agreement is fully settled in accordance with Section 3.3), the Cash Commitment Fee shall have been paid to the Investor in the manner, at such time and otherwise pursuant to and in accordance with Section 10.1(ii)(b). For the avoidance of doubt, the Cash Commitment Fee shall be fully earned by the Investor as of the Closing Date and shall be non-refundable as of the date such Cash Commitment Fee is paid to the Investor as set forth in Section 10.1(ii)(b), regardless of whether any additional VWAP Purchases or Intraday VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement.

Article VIII
TERMINATION

Section 8.1.         Automatic Termination. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which the Investor shall have purchased from the Company, pursuant to all VWAP Purchases and Intraday VWAP Purchases that have occurred and fully settled pursuant to this Agreement, an aggregate number of Shares for a total aggregate gross purchase price to the Company equal to the Total Commitment, (iii) the date on which the Common Stock shall have failed to be listed or quoted on the Trading Market or any Eligible Market for a period of one (1) Trading Day, (iv) the thirtieth (30th) Trading Day next following the date on which, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, in each case that is not discharged or dismissed prior to such

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thirtieth (30th) Trading Day, and (v) the date on which, pursuant to or within the meaning of any Bankruptcy Law, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

Section 8.2.         Other Termination. Subject to Section 8.3, the Company or HOD may terminate this Agreement after the Commencement Date effective upon ten (10) Trading Days’ prior written notice to the Investor in accordance with Section 10.4; provided, however, that (i) the Company shall have (A) paid the Cash Commitment Fee required to be paid to the Investor ((to the extent the full amount of the Cash Commitment Fee shall not theretofore have been withheld by the Investor, and (B) paid the Initial Investor Expense Reimbursement and all Additional Investor Expense Reimbursement payments required to be paid to the Investor pursuant to Section 10.1(i) of this Agreement, in each case in this clause (i) prior to such termination, and (ii) prior to issuing any press release, or making any public statement or announcement, with respect to such termination, the Company or (if prior to the completion of the Transactions) HOD shall consult with the Investor and its counsel on the form and substance of such press release or other disclosure. Subject to Section 8.3, this Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent. Subject to Section 8.3, the Investor shall have the right to terminate this Agreement effective upon ten (10) Trading Days’ prior written notice to the Company or (if prior to the completion of the Transactions) HOD, as the case may be, in accordance with Section 10.4, if: (a) any condition, occurrence, state of facts or event constituting a Material Adverse Effect has occurred and is continuing; (b) a Fundamental Transaction shall have occurred; (c) the Initial Registration Statement and any New Registration Statement is not filed by the applicable Filing Deadline therefor or declared effective by the Commission by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement) therefor, or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within ten (10) Trading Days after notice of such failure, breach or default is delivered to the Company pursuant to Section 10.4; (d) while a Registration Statement, or any post-effective amendment thereto, is required to be maintained effective pursuant to the terms of the Registration Rights Agreement and the Investor holds any Registrable Securities, the effectiveness of such Registration Statement, or any post-effective amendment thereto, lapses for any reason (including, without limitation, the issuance of a stop order by the Commission) or such Registration Statement or any post-effective amendment thereto, the Prospectus contained therein or any Prospectus Supplement thereto otherwise becomes unavailable to the Investor for the resale of all of the Registrable Securities included therein in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of forty-five (45) consecutive Trading Days or for more than an aggregate of ninety (90) Trading Days in any 365-day period, other than due to acts of the Investor; (e) trading in the Common Stock on the Trading Market (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) shall have been suspended and such suspension continues for a period of five (5) consecutive Trading Days; or (f) the Company is in material breach or default of this Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten (10) Trading Days after notice of such breach or default is delivered to the Company pursuant to Section 10.4. Unless notification thereof is required elsewhere in this Agreement (in which case such notification shall be provided in accordance with such other provision), the Company shall promptly (but in no event later than twenty-four (24) hours) notify the Investor (and, if required under applicable law, including, without limitation, Regulation FD promulgated by the Commission, or under the applicable rules and regulations of the Trading Market (or Eligible Market, as applicable), the Company shall publicly disclose such information in accordance with Regulation FD and the applicable rules and regulations of the Trading Market (or Eligible Market, as applicable)) upon becoming aware of any of the events set forth in the immediately preceding sentence.

Section 8.3.         Effect of Termination. In the event of termination by the Company, HOD or the Investor (other than by mutual termination) pursuant to Section 8.2, written notice thereof shall forthwith be given to the other party as provided in Section 10.4 and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8.1 or Section 8.2, this Agreement shall become void and of no further force and effect, except that (i) the provisions of Article V (Representations, Warranties and Covenants of the Company), Article IX (Indemnification), Article X (Miscellaneous) and this Article VIII (Termination) shall remain in full force and effect indefinitely notwithstanding such termination, and, (ii) so long as the Investor owns any Securities, the covenants and agreements of the Company contained in Article VI (Additional Covenants) shall remain in full force and notwithstanding such termination for a period of six (6) months following such termination.

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Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement by any party shall (i) become effective prior to the fifth (5th) Trading Day immediately following the settlement date related to any pending VWAP Purchase or any pending Intraday VWAP Purchase (as applicable) that has not been fully settled in accordance with the terms and conditions of this Agreement (it being hereby acknowledged and agreed that no termination of this Agreement shall limit, alter, modify, change or otherwise affect any of the Company’s or the Investor’s rights or obligations under the Transaction Documents with respect to any pending VWAP Purchase and any pending Intraday VWAP Purchase (as applicable), and that the parties shall fully perform their respective obligations with respect to any such pending VWAP Purchase and any pending Intraday VWAP Purchase under the Transaction Documents), (ii) limit, alter, modify, change or otherwise affect the Company’s or the Investor’s rights or obligations under the Registration Rights Agreement, all of which shall survive any such termination, (iii) affect the Cash Commitment Fee payable to the Investor pursuant to Section 10.1(ii)(b), it being hereby acknowledged and agreed that the entire amount of the Cash Commitment Fee shall be fully earned by the Investor as of the Closing Date and shall be nonrefundable as of the date such Cash Commitment Fee is paid to the Investor, in the manner, at such time and otherwise pursuant to and in accordance with Section 10.1(ii)(b), regardless of whether any additional VWAP Purchases or Intraday VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement, (iv) affect the Initial Investor Expense Reimbursement payable or paid to the Investor, all of which Initial Investor Expense Reimbursement shall be fully earned by the Investor and non-refundable when paid on the Closing Date pursuant to Section 10.1(i), regardless of whether the Commencement shall have occurred, whether any VWAP Purchases or Intraday VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement, and (v) affect any Additional Investor Expense Reimbursement payments payable or paid to the Investor, all of which Additional Investor Expense Reimbursement payments shall be fully earned by the Investor and non-refundable when paid by the Company to the Investor pursuant to Section 10.1(i), regardless of whether any additional VWAP Purchases or Intraday VWAP Purchases are made or settled hereunder or any subsequent termination of this Agreement. Nothing in this Section 8.3 shall be deemed to release the Company or the Investor from any liability for any breach or default under this Agreement or any of the other Transaction Documents to which it is a party, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under the Transaction Documents to which it is a party.

Article IX
INDEMNIFICATION

Section 9.1.         Indemnification of Investor. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents to which it is a party, subject to the provisions of this Section 9.1, the Company and HOD, jointly and severally, shall indemnify and hold harmless the Investor, each of its directors, officers, stockholders, members, partners, employees, representatives, agents and advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title), each Person, if any, who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), and the respective directors, officers, stockholders, members, partners, employees, representatives, agents and advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, an “Investor Party”), from and against all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses (including all judgments, amounts paid in settlement, court costs, reasonable and documented attorneys’ fees and costs of defense and investigation) (collectively, “Damages”) that any Investor Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company or HOD in this Agreement, the Registration Rights Agreement or in the other Transaction Documents to which it is a party or (b) any action, suit, claim or proceeding (including for these purposes a derivative action brought on behalf of the Company or HOD) instituted against such Investor Party arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents, other than claims for indemnification within the scope of Section 6 of the Registration Rights Agreement; provided, however, that (x) the foregoing indemnity shall not apply to any Damages to the extent, but only to the extent, that such Damages resulted directly and primarily from a breach of any of the Investor’s representations, warranties, covenants or agreements contained in this Agreement or the Registration Rights Agreement, and (y) the Company or HOD, as applicable, shall not be liable under subsection (b) of this Section 9.1 to the extent, but only to the extent, that a court of competent jurisdiction shall have determined by a final judgment (from which no further appeals are available) that such Damages resulted directly and primarily from any acts or failures to act, undertaken or omitted to be taken by such Investor Party through its fraud, bad faith, gross negligence, or willful or reckless misconduct.

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The Company and HOD, jointly and severally, shall reimburse any Investor Party promptly upon demand (with accompanying presentation of sufficiently detailed documentary evidence) for all reasonable and documented legal and other costs and expenses incurred by such Investor Party in connection with (i) any action, suit, claim or proceeding, whether at law or in equity, to enforce compliance by the Company or HOD with any provision of the Transaction Documents or (ii) any other any action, suit, claim or proceeding, whether at law or in equity, with respect to which it is entitled to indemnification under this Section 9.1; provided that the Investor shall promptly reimburse the Company or HOD, as applicable, for all such legal and other costs and expenses to the extent a court of competent jurisdiction determines that any Investor Party was not entitled to such reimbursement.

An Investor Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Company and HOD set forth in the Transaction Documents shall not in any way be affected by any investigation or knowledge of such Investor Party. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that an Investor Party knew or should have known that any representation or warranty might be inaccurate or that the Company or HOD failed to comply with any agreement or covenant. Any investigation by such Investor Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

To the extent that the foregoing undertakings by the Company and HOD set forth in this Section 9.1 may be unenforceable for any reason, the Company and HOD shall each make the maximum contribution to the payment and satisfaction of each of the Damages which is permissible under applicable law.

Section 9.2.         Indemnification Procedures. Promptly after an Investor Party receives notice of a claim or the commencement of an action for which the Investor Party intends to seek indemnification under Section 9.1, the Investor Party will notify the Company and HOD in writing of the claim or commencement of the action, suit or proceeding; provided, however, that failure to notify the Company and HOD will not relieve the Company or HOD from liability under Section 9.1, except to the extent it has been materially prejudiced by the failure to give notice. The Company and HOD will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the Company and HOD acknowledge in writing the obligation to indemnify the Investor Party against whom the claim or action is brought, the Company or HOD may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After the Company or HOD notifies the Investor Party that the Company or HOD wishes to assume the defense of a claim, action, suit or proceeding, neither the Company nor HOD will be liable for any further legal or other expenses incurred by the Investor Party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the Investor Party, it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and HOD and such Investor Party. In such event, the Company and HOD will pay the reasonable and documented fees and expenses of no more than one separate counsel for all such Investor Parties promptly as such fees and expenses are incurred. Each Investor Party, as a condition to receiving indemnification as provided in Section 9.1, will cooperate in all reasonable respects with the Company and HOD in the defense of any action or claim as to which indemnification is sought. Neither the Company nor HOD will be liable for any settlement of any action effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Neither the Company nor HOD will, without the prior written consent of the Investor Party, which consent shall not be unreasonably withheld, delayed or conditioned, effect any settlement of a pending or threatened action with respect to which an Investor Party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the Investor Party from all liability and claims which are the subject matter of the pending or threatened action.

The remedies provided for in this Article IX are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Investor Party at law or in equity.

Article X
MISCELLANEOUS

Section 10.1.       Certain Fees and Expenses; Commitment Fee; Commencement Irrevocable Transfer Agent Instructions.

(i)          Certain Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement; provided, however, that the Company, (1) on or prior to the Closing Date, shall have paid to the Investor, by wire transfer of immediately available funds to an account designated by the

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Investor prior to the date of this Agreement, in an amount of up to $100,000 as reimbursement for the reasonable and documented fees and disbursements of the Investor’s legal counsel incurred by the Investor prior to the Closing (the “Initial Investor Expense Reimbursement”), and (2) within ten (10) Business Days after each Representation Date (provided a Future Purchase Suspension is not then in effect), shall have paid to the Investor, by wire transfer of immediately available funds to an account designated by the Investor, up to an additional $10,000 per fiscal quarter as reimbursement for the reasonable fees and disbursements of the Investor’s legal counsel incurred by the Investor in connection with the Investor’s ongoing due diligence and review of deliverables subject to Section 6.17 (the “Additional Investor Expense Reimbursement”), in each case in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement. For the avoidance of doubt, (1) the Initial Investor Expense Reimbursement shall be fully earned by the Investor and shall be non-refundable as of the Closing Date, regardless of whether the Commencement shall have occurred, any VWAP Purchases or Intraday VWAP Purchases are effected by the Company or settled hereunder or any subsequent termination of this Agreement and (2) each Additional Investor Expense Reimbursement payment shall be fully earned by the Investor and shall be nonrefundable when paid in accordance with this Section 10.1(i), regardless of whether any additional VWAP Purchases or Intraday VWAP Purchases are effected by the Company or settled hereunder or any subsequent termination of this Agreement. The Company shall pay all U.S. federal, state and local stamp and other similar transfer and other taxes and duties levied in connection with issuance of the Securities pursuant hereto.

(ii)         Commitment Fee. In consideration of for the Investor’s execution and delivery of this Agreement, the Company agrees to pay to the Investor a Commitment Fee of 1.0% of the Aggregate Commitment Amount, in the form of the Cash Commitment Fee. The Commitment Fee shall be fully earned on the Closing Date but shall be payable in the amount of 10% of the proceeds to the Company from any VWAP Purchases or Intraday VWAP Purchases until paid in full.

(a)         [Omitted].

(b)         Cash Commitment Fee. In consideration for the Investor’s execution and delivery of this Agreement, the Company shall pay to the Investor the Cash Commitment Fee in the manner, at such time and otherwise as set forth in this Section 10.1(ii)(b). As set forth in Section 3.3, on the settlement date of each VWAP Purchase and Intraday VWAP Purchase effected by the Company pursuant to this Agreement, the Investor shall withhold an amount in cash equal to ten percent (10%) of the Cash Commitment Fee from the total aggregate VWAP Purchase Price payable by the Investor to the Company in connection with each such VWAP Purchase or Intraday VWAP Purchase effected by the Company pursuant to this Agreement, until the Cash Commitment Fee is paid in full, as payment by the Company to the Investor of the Cash Commitment Fee pursuant to this Section 10.1(ii)(b). For the avoidance of doubt, (x) the Cash Commitment Fee shall be fully earned by the Investor as of the Closing Date and shall be non-refundable when withheld by the Investor (or when paid by the Company to the Investor, as applicable) in accordance with Section 3.3 and this Section 10.1(ii)(b), regardless of whether any additional VWAP Purchases or Intraday VWAP Purchases are effected by the Company or settled hereunder or any subsequent termination of this Agreement, and (y) in the event that the Commencement shall not occur under this Agreement or, if the Commencement shall occur, in the event that no VWAP Purchase or Intraday VWAP Purchase is effected pursuant to this Agreement prior to the termination of this Agreement pursuant to Article VIII, then, in either case, upon the termination of this Agreement pursuant to Article VIII, the Company shall pay the Cash Commitment Fee to the Investor, by wire transfer of immediately available funds to an account designated by the Investor, not later than 5:00 p.m., New York City time, on the third (3rd) the Trading Day immediately following the date of termination of this Agreement pursuant to Article VIII.

(iii)        [Omitted].

(iv)        Irrevocable Transfer Agent Instructions; Notice of Effectiveness. On the Effective Date of the Initial Registration Statement and prior to Commencement, the Company shall deliver or cause to be delivered to its transfer agent (and thereafter, shall deliver or cause to be delivered to any subsequent transfer agent of the Company), irrevocable instructions executed by the Company and acknowledged in writing by the Company’s transfer agent (the “Commencement Irrevocable Transfer Agent Instructions”), together with a written notification from the Company’s outside counsel advising the transfer agent the Initial Registration Statement has been declared effective by the Commission (the “Notice of Effectiveness”), directing the Company’s transfer agent to issue to the Investor or its designee all the Shares included in the Initial Registration Statement as DWAC Shares in accordance with this Agreement and the Registration Rights Agreement. With respect to any post-effective amendment to the Initial Registration Statement, any New Registration Statement or any post-effective amendment to any New Registration Statement, in

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each case declared effective by the Commission after the Commencement Date, the Company shall deliver or cause to be delivered to its transfer agent (and thereafter, shall deliver or cause to be delivered to any subsequent transfer agent of the Company) (i) irrevocable instructions in the form substantially similar to the Commencement Irrevocable Transfer Agent Instructions executed by the Company and acknowledged in writing by the Company’s transfer agent and (ii) the Notice of Effectiveness, in each case modified as necessary to refer to such Registration Statement or post-effective amendment and the Registrable Securities included therein, to issue the Registrable Securities included therein as DWAC Shares in accordance with the terms of this Agreement and the Registration Rights Agreement. For the avoidance of doubt, all Shares to be issued and delivered from and after Commencement to or for the benefit of the Investor pursuant to this Agreement shall be issued and delivered to the Investor or its designee only as DWAC Shares. The Company represents and warrants to the Investor that, while this Agreement is effective, no instruction other than those referred to in this Section 10.1(iv) will be given by the Company to its transfer agent, or any successor transfer agent of the Company, with respect to the Shares from and after Commencement, and the Shares covered by the Initial Registration Statement or any post-effective amendment thereof, or any New Registration Statement or post-effective amendment thereof, as applicable, shall otherwise be freely transferable on the books and records of the Company and no stop transfer instructions shall be maintained against the transfer thereof. The Company agrees that if the Company fails to fully comply with the provisions of this Section 10.1(iv) within three (3) Trading Days after the date on which the Investor has provided the deliverables referred to above that the Investor is required to provide to the Company or its transfer agent, the Company shall, at the Investor’s written instruction, purchase from the Investor all shares of Common Stock acquired by the Investor pursuant to this Agreement that contain the restrictive legend referred to in Section 10.1(iii) hereof (or any similar restrictive legend), or that have any stop transfer orders maintained that prohibit or impede the transfer thereof in any respect, at the greater of (i) the purchase price paid for such shares of Common Stock (as applicable) and (ii) the Closing Sale Price of the Common Stock on the date of the Investor’s written instruction.

Section 10.2.       Specific Enforcement, Consent to Jurisdiction, Waiver of Jury Trial.

(i)          The Company, HOD and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof (without the necessity of showing economic loss and without any bond or other security being required), this being in addition to any other remedy to which either party may be entitled by law or equity.

(ii)         Each of the Company, HOD and the Investor (a) hereby irrevocably submits to the jurisdiction of the U.S. District Court and other courts of the United States sitting in The City of New York, Borough of Manhattan, in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company, HOD and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10.2 shall affect or limit any right to serve process in any other manner permitted by law.

(iii)        EACH OF THE COMPANY, HOD AND THE INVESTOR HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH OF THE COMPANY, HOD AND THE INVESTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

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Section 10.3.       Entire Agreement. The Transaction Documents set forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, with respect to such matters. There are no promises, undertakings, representations or warranties by either party relative to the subject matter hereof not expressly set forth in the Transaction Documents. The Disclosure Schedule and all exhibits to this Agreement are hereby incorporated by reference in, and made a part of, this Agreement as if set forth in full herein.

Section 10.4.       Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or electronic mail delivery at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company (prior to consummation of the Transactions):

Attention: Lavell Juan Malloy, II, CEO
Email: lavell@thebraghouse.com

With a copy (which shall not constitute notice) to:

Email: jlucosky@lucbro.com
Attention: Joseph Lucosky, Esq.

If to HOD (or the Company following consummation of the Transactions):

Email: marco@houseofdoge.com and charles@houseofdoge.com
Attention: Marco Margiotta, CEO and Charles Park, CFO

With a copy (which shall not constitute notice) to:

Email: legal@houseofdoge.com
Attention: Chief Legal Officer

If to the Investor:

YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
Attn: Mark Angelo
E-mail: mangelo@yorkvilleadvisors.com

With a copy (which shall not constitute notice) to:

David Fine, Esq.
1012 Springfield Avenue
Mountainside, NJ 07092
E-mail: legal@yorkvilleadvisors.com

Either party hereto may from time to time change its address for notices by giving at least five (5) days’ advance written notice of such changed address to the other party hereto.

Section 10.5.       Waivers. No provision of this Agreement may be waived by the parties from and after the date that is one (1) Trading Day immediately preceding the date on which the Initial Registration Statement is initially filed with the Commission. Subject to the immediately preceding sentence, no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercises thereof or of any other right, power or privilege.

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Section 10.6.       Amendments. No provision of this Agreement may be amended by the parties from and after the date that is one (1) Trading Day immediately preceding the date on which the Initial Registration Statement is initially filed with the Commission. Subject to the immediately preceding sentence, no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto.

Section 10.7.       Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

Section 10.8.       Construction. The parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents. In addition, each and every reference to share prices and number of shares of Common Stock in any Transaction Document shall, in all cases, be subject to adjustment for any stock splits, stock combinations, stock dividends, recapitalizations, reorganizations and other similar transactions that occur on or after the date of this Agreement. Any reference in this Agreement to “Dollars” or “$” shall mean the lawful currency of the United States of America. Any references to “Section” or “Article” in this Agreement shall, unless otherwise expressly stated herein, refer to the applicable Section or Article of this Agreement.

Section 10.9.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither the Company, HOD nor the Investor may assign this Agreement or any of their respective rights or obligations hereunder to any Person.

Section 10.10.     No Third Party Beneficiaries. Except as expressly provided in Article IX, this Agreement is intended only for the benefit of the parties hereto and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 10.11.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to any laws or rules of such state that would cause the application of the laws of any other jurisdiction.

Section 10.12.     Survival. The representations, warranties, covenants and agreements of the Company and the Investor contained in this Agreement shall survive the execution and delivery hereof until the termination of this Agreement; provided, however, that (i) the provisions of Article V (Representations, Warranties and Covenants of the Company), Article VA (Representations, Warranties and Covenants of HOD) Article VIII (Termination), Article IX (Indemnification) and this Article X (Miscellaneous) shall remain in full force and effect indefinitely notwithstanding such termination, and, (ii) so long as the Investor owns any Securities, the covenants and agreements of the Company and the Investor contained in Article VI (Additional Covenants), shall remain in full force and effect notwithstanding such termination for a period of six (6) months following such termination.

Section 10.13.     Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

Section 10.14.     Publicity. The Company shall afford the Investor and its counsel with a reasonable opportunity to review and comment upon, shall consult with the Investor and its counsel on the form and substance of, and shall give due consideration to all such comments from the Investor or its counsel on, any press release, Commission filing or any other public disclosure made by or on behalf of the Company relating to the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby, including any press release disclosing the execution of this Agreement and the Registration Rights Agreement by the Company, prior to the issuance, filing or public disclosure thereof. For the avoidance of doubt, the Company shall not be required

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to submit for review any such disclosure (i) contained in periodic reports filed with the Commission under the Exchange Act if it shall have previously provided substantially the same disclosure to the Investor or its counsel for review in connection with a previous filing or (ii) any Prospectus Supplement if it contains disclosure that does not reference the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby.

Section 10.15.     Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 10.16.     Further Assurances. From and after the Closing Date, upon the request of the Investor or the Company, each of the Company and the Investor shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

THE COMPANY:
BRAG HOUSE HOLDINGS, INC.
By:
Name:
Title:
HOD:
HOUSE OF DOGE INC.
By:
Name:
Title:
THE INVESTOR:
YA II PN, Ltd.
By: Yorkville Advisors Global, LP
Its: Investment Manager
By: Yorkville Advisors Global II, LLC
Its: General Partner
By:
Name:	Matt Beckman
Title:	Manager

[Signature Page to Stock Purchase Agreement]

Annex F-42

ANNEX I TO THE
COMMON STOCK PURCHASE AGREEMENT
DEFINITIONS

“Accountant” shall have the meaning assigned to such term in Section 5.6(d).

“Additional Investor Expense Reimbursement” shall have the meaning assigned to such term in Section 10.1(i).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Aggregate Limit” shall have the meaning assigned to such term in Section 2.1.

“Agreement” shall have the meaning assigned to such term in the preamble of this Agreement.

“Allowable Grace Period” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Average Price” means a price per Share (rounded to the nearest tenth of a cent) equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Shares issued pursuant to this Agreement.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar U.S. federal or state bankruptcy Law or any Law for the relief of debtors.

“Base Price” means a price per Share equal to the sum of (i) the Minimum Price and (ii) $0.00 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction that occurs on or after the date of this Agreement).

“Beneficial Ownership Limitation” shall have the meaning assigned to such term in Section 3.5.

“Bloomberg” means Bloomberg, L.P.

“Bring-Down CFO Certificate” shall have the meaning assigned to such term in Section 6.17.

“Bring-Down Comfort Letter” shall have the meaning assigned to such term in Section 6.17.

“Bring-Down Negative Assurance Letter” shall have the meaning assigned to such term in Section 6.17.

“Broker-Dealer” shall have the meaning assigned to such term in Section 6.13.

“Bylaws” shall have the meaning assigned to such term in Section 5.3.

“Cash Commitment Fee” means an amount in cash equal to $1,000,000.00, which shall be paid to the Investor in the manner, at such time and otherwise pursuant to and in accordance with Section 10.1(ii)(b).

“Charter” shall have the meaning assigned to such term in Section 5.3.

“Closing” shall have the meaning assigned to such term in Section 2.2.

“Closing Date” means the date of this Agreement.

“Closing Sale Price” means, for the Common Stock as of any date, the last closing trade price for the Common Stock on the Trading Market (or, if the Common Stock is then listed on an Eligible Market, on such Eligible Market), as reported by Bloomberg, or, if the Trading Market (or such Eligible Market, as applicable) begins to operate on an extended hours basis and does not designate the closing trade price for the Common Stock, then the last trade price for the Common Stock prior to 4:00 p.m., New York City time, as reported by Bloomberg. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

“Code” shall have the meaning assigned to such term in Section 5.38.

“Commencement” shall have the meaning assigned to such term in Section 3.1.

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“Commencement Date” shall have the meaning assigned to such term in Section 3.1.

“Commencement Irrevocable Transfer Agent Instructions” shall have the meaning assigned to such term in Section 10.1(iv).

“Commission” means the U.S. Securities and Exchange Commission or any successor entity.

“Commission Documents” shall mean (1) the Company’s registration statement on Form S-4 to be filed with the Commission, including any related prospectus or prospectuses, for the registration of the Common Stock and other securities to be issued pursuant to the Business Combination Agreement (as the same may be amended from time to time), by and among the Company, House of Doge Inc., a Texas corporation and Merger Sub, on file with the Commission at the time such registration statement became effective, including the financial statements, schedules, exhibits and all other documents filed as a part thereof or incorporated therein and all information deemed to be a part thereof as of the effective date of such registration statement under the Securities Act (the “Form S-4 Registration Statement”), (2) the Company’s final proxy statement/prospectus included in the Form S-4 Registration Statement at the time of effectiveness, including the Annexes thereto and accompanying financial statements and all related soliciting materials under Rule 14a-12 under the Exchange Act, and all documents incorporated therein by reference, in the form in which such proxy statement/prospectus was filed with the Commission pursuant to Rule 424(b) under the Securities Act, (3) all reports, schedules, registrations, forms, statements, information and other documents filed with or furnished to the Commission by the Company pursuant to the reporting requirements of the Exchange Act, including all material filed with or furnished to the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, (4) each Registration Statement, as the same may be amended from time to time, the Prospectus contained therein and each Prospectus Supplement thereto and (5) all information contained in such filings and all documents and disclosures that have been and heretofore shall be incorporated by reference therein.

“Commitment Fee” means, collectively, the Cash Commitment Fee.

“Common Stock” shall have the meaning assigned to such term in the recitals of this Agreement.

“Common Stock Equivalents” means any securities of the Company which entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning assigned to such term in the preamble of this Agreement.

“Compliance Certificate” shall have the meaning assigned to such term in Section 7.2(ii).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Cover Price” shall have the meaning assigned to such term in Section 3.3.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“Current Report” shall have the meaning assigned to such term in Section 2.3.

“Custodian” shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Damages” shall have the meaning assigned to such term in Section 9.1.

“Dilutive Issuance” shall have the meaning assigned to such term in Section 6.6(ii).

“Disclosure Schedule” shall have the meaning assigned to such term in the preamble to Article V.

“DTC” means The Depository Trust Company, a subsidiary of The Depository Trust & Clearing Corporation, or any successor thereto.

“DWAC” shall have the meaning assigned to such term in Section 5.33.

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“DWAC Shares” means shares of Common Stock issued pursuant to this Agreement that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and without stop transfer instructions maintained against the transfer thereof and (iii) timely credited by the Company’s transfer agent to the Investor’s (or its designee’s) specified DWAC account with DTC under its Fast Automated Securities Transfer (FAST) Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“EAR” shall have the meaning assigned to such term in Section 5.36.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval System.

“Effective Date” means, with respect to the Initial Registration Statement filed pursuant to Section 2(a) of the Registration Rights Agreement (or any post-effective amendment thereto) or any New Registration Statement filed pursuant to Section 2(c) of the Registration Rights Agreement (or any post-effective amendment thereto), as applicable, the date on which the Initial Registration Statement (or any post-effective amendment thereto) or any New Registration Statement (or any post-effective amendment thereto) is declared effective by the Commission.

“Effectiveness Deadline” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Eligible Market” means the New York Stock Exchange, the NYSE American, The Nasdaq Global Select or The Nasdaq Global (or any nationally recognized successor to any of the foregoing).

“Environmental Laws” shall have the meaning assigned to such term in Section 5.18.

“ERISA” shall have the meaning assigned to such term in Section 5.38.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Exchange Cap” shall have the meaning assigned to such term in Section 3.4(a).

“Exempt Issuance” means the issuance of (a) Common Stock, options or other equity incentive awards to employees, officers, directors or vendors of the Company pursuant to any equity incentive plan duly adopted for such purpose, by the Company’s Board of Directors or a majority of the members of a committee of the Board of Directors established for such purpose, (b) (1) any Securities issued to the Investor (or its designee) pursuant to the Transaction Documents, (2) any securities issued upon the exercise or exchange of or conversion of any shares of Common Stock or Common Stock Equivalents held by the Investor at any time, or (3) any securities issued upon the exercise or exchange of or conversion of any Common Stock Equivalents issued and outstanding on the date of this Agreement, provided that such securities referred to in this clause (3) have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued pursuant to acquisitions, divestitures, licenses, partnerships, collaborations or strategic transactions approved by the Company’s Board of Directors or a majority of the members of a committee of directors established for such purpose, which acquisitions, divestitures, licenses, partnerships, collaborations or strategic transactions can have a Variable Rate Transaction component, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) shares of Common Stock issued by the Company to the Investor (or its designee) in connection with any “equity line of credit” or other continuous offering or similar offering of Common Stock (other than the transactions contemplated by the Transaction Documents) pursuant to one or more written agreements between the Company and the Investor or an Affiliate of the Investor executed after the date of this Agreement (if any), whereby the Company may sell shares of Common Stock to the Investor or an Affiliate of the Investor at a future determined price, (e) shares of Common Stock issued by the Company in any “at the market offering” or “equity distribution program” or similar offering of Common Stock exclusively to or through YS pursuant to one or more written agreements between the Company and YS, or (f) any debt or debt securities of the Company.

“FCPA” shall have the meaning assigned to such term in Section 5.36.

“Filing Deadline” shall have the meaning assigned to such term in the Registration Rights Agreement.

Annex F-45

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Filing” shall have the meaning assigned to such term in Section 6.14.

“Form S-4 Registration Statement” shall have the meaning assigned to such term in the definition of Commission Documents.

“Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, with the result that the holders of the Company’s capital stock immediately prior to such consolidation or merger together beneficially own less than 50% of the outstanding voting power of the surviving or resulting corporation, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (3) take action to facilitate a purchase, tender or exchange offer by another Person that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (excluding any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) reorganize, recapitalize or reclassify its Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

“Future Purchase Suspension” shall have the meaning assigned to such term in Section 6.17.

“GAAP” shall have the meaning assigned to such term in Section 5.6(b).

“GDPR” shall have the meaning assigned to such term in Section 5.40.

“Merger Sub” means Brag House Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of the Company.

“Global Guaranty Agreement” means that certain global guaranty agreement dated the date of this agreement by the Subsidiaries of the Company in favor of the holder of the Promissory Note.

“Governmental Entity” means any United States or non-United States (a) federal, state, regional, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Hazardous Materials” shall have the meaning assigned to such term in Section 5.18.

“HOD Disclosure Schedule” shall have the meaning assigned to such term in the preamble to Article VA.

HOD Material Adverse Effect” means (i) any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on the business, operations, properties or financial condition of HOD as set forth in the Commission Documents that is material and adverse to HOD, taken as a whole, excluding any facts, circumstances, changes or effects, individually or in the aggregate, exclusively and directly resulting from, relating to or arising out of any of the following: (a) changes in conditions in the U.S. or global capital, credit or financial markets generally, including changes in the availability of capital or currency exchange rates, provided such changes shall not have affected HOD in a materially disproportionate manner as compared to other similarly situated companies, (b) changes generally affecting the industries in which HOD operates, provided such changes shall not have affected HOD, taken as a whole, in a materially disproportionate manner as compared to other similarly situated companies, (c) any effect of the announcement of, or the consummation of the transactions contemplated by, this Agreement on HOD’s relationships, contractual or otherwise, with customers, suppliers, vendors, bank lenders, strategic venture partners or employees, (d) changes arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities,

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acts of war, sabotage or terrorism or military actions existing as of the date hereof, (e) any effect of COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, (f) any action taken by the Investor, any of its officers, its sole member or the Investor’s Broker-Dealer, or any of such Person’s successors with respect to the transactions contemplated by this Agreement and the Registration Rights Agreement, and (g) the effect of any changes in applicable laws or accounting rules, provided such changes shall not have affected HOD in a materially disproportionate manner as compared to other similarly situated companies; (ii) any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any material adverse effect on the legality, validity or enforceability of any of the Transaction Documents or the transactions contemplated thereby; or (iii) any condition, occurrence, state of facts or event that would, or insofar as reasonably can be foreseen would likely, prohibit or otherwise materially interfere with or delay the ability of HOD to perform any of its obligations under any of the Transaction Documents to which it is a party.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) any liabilities for borrowed money or amounts owed (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements, indemnities and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

“Initial Comfort Letter” shall have the meaning assigned to such term in Section 7.2(xvi).

“Initial Investor Expense Reimbursement” shall have the meaning assigned to such term in Section 10.1(i).

“Initial Purchase Notice” shall have the meaning assigned to such term in the recitals hereof.

“Initial Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 5.19.

“Intraday VWAP Purchase” shall have the meaning assigned to such term in Section 3.2.

“Intraday VWAP Purchase Commencement Time” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, the time that is the latest of: (i) the VWAP Purchase Ending Time of the VWAP Purchase Period for the VWAP Purchase preceding the Intraday VWAP Purchase Period for such Intraday VWAP Purchase occurring on the same Purchase Date as such earlier VWAP Purchase, if the Company has timely delivered a VWAP Purchase Notice to the Investor for a VWAP Purchase on such Purchase Date, (ii) the Intraday VWAP Purchase Ending Time of the Intraday VWAP Purchase Period for the most recent prior Intraday VWAP Purchase, if any, occurring on the same Purchase Date as such Intraday VWAP Purchase, and (iii) the Investor’s timely receipt (acknowledged by email correspondence to each of the individual notice recipients of the Company set forth in the applicable Intraday VWAP Purchase Notice, other than via auto-reply) from the Company of the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase on the applicable Purchase Date therefor.

“Intraday VWAP Purchase Ending Time” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, the time on the Purchase Date for such Intraday VWAP Purchase that is the earliest of: (i) 3:59 p.m., New York City time, on the applicable Purchase Date for such Intraday VWAP Purchase, or such earlier time publicly announced by the Trading Market (or, if the Common Stock is then listed on an Eligible Market, by such Eligible Market) as the official close of the primary (or “regular”) trading session on the Trading Market (or on such Eligible Market, as applicable) on such Purchase Date; (ii) immediately at such time following the Intraday VWAP Purchase Commencement Time of the Intraday VWAP Purchase Period for such Intraday VWAP Purchase that the total number (or volume) of shares of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP Purchase Period has exceeded the applicable Intraday VWAP Purchase Share Volume Maximum for such Intraday VWAP Purchase (taking into account the Intraday VWAP Purchase Percentage specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase);

Annex F-47

provided, however, that the calculation of the total number (or volume) of shares of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP Purchase Period shall exclude from such calculation all shares of Common Stock traded in any of the following transactions, to the extent they occur during such Intraday VWAP Purchase Period (as applicable): (A) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date, (B) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable), and (C) provided the Company shall have specified in the applicable Intraday VWAP Purchase Notice that clause (iii) below shall not trigger the Intraday VWAP Purchase Ending Time for such Intraday VWAP Purchase (such specification by the Company, whether in an Intraday VWAP Purchase Notice or in a VWAP Purchase Notice, a “Limit Order Continue Election”), all sales of Common Stock on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP Purchase Period at a Sale Price that is less than the applicable Intraday VWAP Purchase Minimum Price Threshold; and (iii) provided the Company shall have specified in the applicable Intraday VWAP Purchase Notice that this clause (iii) shall trigger the Intraday VWAP Purchase Ending Time for such Intraday VWAP Purchase (such specification by the Company, whether in an Intraday VWAP Purchase Notice or in a VWAP Purchase Notice, a “Limit Order Discontinue Election”), immediately at such time following the Intraday VWAP Purchase Commencement Time of the Intraday VWAP Purchase Period for such Intraday VWAP Purchase that the Sale Price of any share of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP Purchase Period is less than the applicable Intraday VWAP Purchase Minimum Price Threshold; provided, however, that the determination of whether the Sale Price of any share of Common Stock traded during such Intraday VWAP Purchase Period is less than the applicable Intraday VWAP Purchase Minimum Price Threshold shall exclude (A) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date and (B) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable). All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Intraday VWAP Purchase Maximum Amount” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, such number of shares of Common Stock equal to the lesser of: (i) one (1) million shares, and (ii) the product of (A) the Intraday VWAP Purchase Percentage specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, multiplied by (B) the total number (or volume) of shares of Common Stock traded on the Trading Market (or, if the Common Stock is then listed on an Eligible Market, by such Eligible Market) during the Intraday VWAP Purchase Period for such Intraday VWAP Purchase; provided, however, that the calculation of the total number (or volume) of shares of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP Purchase Period referred to in clause (ii)(B) above shall exclude from such calculation all shares of Common Stock traded in any of the following transactions, to the extent they occur during such Intraday VWAP Purchase Period (as applicable): (1) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date, (2) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable), and (3) provided the Company shall have specified a Limit Order Continue Election in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, all sales of Common Stock on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP Purchase Period at a Sale Price that is less than the applicable Intraday VWAP Purchase Minimum Price Threshold. All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Intraday VWAP Purchase Minimum Price Threshold” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, either (a) the dollar amount specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase as the per share minimum Sale Price threshold to be used in determining whether the event in clause (iii) of the definition of “Intraday VWAP Purchase Ending Time” shall have occurred during the applicable Intraday VWAP Purchase Period for such Intraday VWAP Purchase, if the Company shall have specified a Limit Order Discontinue Election in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, or (b) the dollar amount specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase as the per share minimum Sale Price threshold to be used in determining the sales of Common Stock during the applicable Intraday VWAP Purchase Period that shall be excluded from the calculation of

Annex F-48

the total number (or volume) of shares of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP Purchase Period, if the Company shall have specified a Limit Order Continue Election in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase; provided, however, that in each case if the Company has not specified any such dollar amount as the per share minimum Sale Price threshold in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, then the per share minimum Sale Price threshold to be used in such Intraday VWAP Purchase shall be such dollar amount equal to the product of (a) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Purchase Date for such Intraday VWAP Purchase, multiplied by (b) 0.75. All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Intraday VWAP Purchase Notice” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, an irrevocable written notice from the Company to the Investor, specifying the Intraday VWAP Purchase Percentage that shall apply to such Intraday VWAP Purchase and whether a Limit Order Continue Election or a Limit Order Discontinue Election shall apply to such Intraday VWAP Purchase, and directing the Investor to subscribe for and purchase a specified Intraday VWAP Purchase Share Amount (such specified Intraday VWAP Purchase Share Amount subject to adjustment as set forth in Section 3.2 as necessary to give effect to the applicable Intraday VWAP Purchase Maximum Amount for such Intraday VWAP Purchase), at the applicable Intraday VWAP Purchase Price therefor on the Purchase Date for such Intraday VWAP Purchase in accordance with this Agreement, that is delivered by the Company to the Investor and received by the Investor (i) after the latest of (X) 10:00 a.m., New York City time, on such Purchase Date, if the Company has not timely delivered a VWAP Purchase Notice to the Investor for a VWAP Purchase on such Purchase Date, (Y) the VWAP Purchase Ending Time of the VWAP Purchase Period for the VWAP Purchase preceding the Intraday VWAP Purchase Period for such Intraday VWAP Purchase occurring on the same Purchase Date as such earlier VWAP Purchase, if the Company has timely delivered a VWAP Purchase Notice to the Investor for a VWAP Purchase on such Purchase Date, and (Z) the Intraday VWAP Purchase Ending Time of the Intraday VWAP Purchase Period for the most recent prior Intraday VWAP Purchase, if any, occurring on the same Purchase Date as such Intraday VWAP Purchase, and (ii) prior to the earlier of (X) 3:30 p.m., New York City time, on such Purchase Date and (Y) such time that is exactly thirty (30) minutes immediately prior to the official close of the primary (or “regular”) trading session on the Trading Market (or, if the Common Stock is then listed on an Eligible Market, on such Eligible Market) on such Purchase Date, if the Trading Market (or such Eligible Market, as applicable) has theretofore publicly announced that the official close of the primary (or “regular”) trading session on the Trading Market (or on such Eligible Market, as applicable) on such Purchase Date shall be earlier than 4:00 p.m., New York City time, on such Purchase Date.

“Intraday VWAP Purchase Percentage” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, the percentage specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, which shall not exceed 25.0%, for purposes of calculating, among other things, the Intraday VWAP Purchase Maximum Amount, the Intraday VWAP Purchase Share Amount and the Intraday VWAP Purchase Share Volume Maximum, in each case applicable to such Intraday VWAP Purchase.

“Intraday VWAP Purchase Period” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, the period on the Purchase Date for such Intraday VWAP Purchase, beginning at the applicable Intraday VWAP Purchase Commencement Time and ending at the applicable Intraday VWAP Purchase Ending Time on such Purchase Date for such Intraday VWAP Purchase.

“Intraday VWAP Purchase Price” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, the purchase price per Share to be purchased by the Investor in such Intraday VWAP Purchase, equal to the product of (i) 97%, multiplied by (ii) the VWAP of the Common Stock for the applicable Intraday VWAP Purchase Period on the applicable Purchase Date for such Intraday VWAP Purchase; provided, however, that the calculation of the VWAP for the Common Stock for the Intraday VWAP Purchase Period for an Intraday VWAP Purchase shall exclude each of the following transactions, to the extent they occur during such Intraday VWAP Purchase Period (as applicable): (A) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date, (B) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable), and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, all sales of Common Stock on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP

Annex F-49

Purchase Period at a Sale Price that is less than the applicable Intraday VWAP Purchase Minimum Price Threshold for such Intraday VWAP Purchase. All such calculations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction.

“Intraday VWAP Purchase Share Amount” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, the total number of Shares to be purchased by the Investor in such Intraday VWAP Purchase as specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, which total number of Shares shall not exceed the Intraday VWAP Purchase Maximum Amount applicable to such Intraday VWAP Purchase, taking into account the Intraday VWAP Purchase Percentage specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase (and such number of Shares specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase shall be subject to automatic adjustment in accordance with Section 3.2 hereof as necessary to give effect to the Intraday VWAP Purchase Maximum Amount limitation applicable to such Intraday VWAP Purchase, taking into account the Intraday VWAP Purchase Percentage specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, as set forth in this Agreement).

“Intraday VWAP Purchase Share Volume Maximum” means, with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, a number of shares of Common Stock equal to the quotient obtained by dividing (i) the Intraday VWAP Purchase Share Amount to be subscribed for and purchased by the Investor in such Intraday VWAP Purchase, by (ii) the Intraday VWAP Purchase Percentage specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

“Investment Period” means the period commencing on the Commencement Date and expiring on the date this Agreement is subsequently terminated pursuant to Article VIII.

“Investor” shall have the meaning assigned to such term in the preamble of this Agreement.

“Investor Party” shall have the meaning assigned to such term in Section 9.1.

“IT Systems and Data” shall have the meaning assigned to such term in Section 5.39.

“Knowledge” means with respect to any entity, the actual knowledge of any of (i) the Chief Executive Officer of such entity or (ii) the Chief Financial Officer of such entity, in each case after reasonable and prudent inquiry of all officers, directors and employees under such Person’s direct supervision who would reasonably be expected to have knowledge or information with respect to the matter in question.

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Limit Order Continue Election” shall have the meaning assigned to such term in the definition of “Intraday VWAP Purchase Ending Time,” which election shall be applicable to an Intraday VWAP Purchase, if such election is specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, and shall be applicable to a VWAP Purchase, if such election is specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase, as the case may be.

“Limit Order Discontinue Election” shall have the meaning assigned to such term in the definition of “Intraday VWAP Purchase Ending Time,” which election shall be applicable to an Intraday VWAP Purchase, if such election is specified by the Company in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, and shall be applicable to a VWAP Purchase, if such election is specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase, as the case may be.

“Material Adverse Effect” means (i) any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on the business, operations, properties or financial condition of the Company as set forth in the Commission Documents that is material and adverse to the Company, taken as a whole, excluding any facts, circumstances, changes or effects, individually or in the aggregate, exclusively and directly resulting from, relating to or arising out of any of the following: (a) changes in conditions in the U.S. or global capital, credit or financial markets generally, including changes in the availability of capital or currency exchange

Annex F-50

rates, provided such changes shall not have affected the Company in a materially disproportionate manner as compared to other similarly situated companies, (b) changes generally affecting the industries in which the Company operate, provided such changes shall not have affected the Company, taken as a whole, in a materially disproportionate manner as compared to other similarly situated companies, (c) any effect of the announcement of, or the consummation of the transactions contemplated by, this Agreement and the Registration Rights Agreement on the Company’s relationships, contractual or otherwise, with customers, suppliers, vendors, bank lenders, strategic venture partners or employees, (d) changes arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing as of the date hereof, (e) any effect of COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, (f) any action taken by the Investor, any of its officers, its sole member or the Investor’s Broker-Dealer, or any of such Person’s successors with respect to the transactions contemplated by this Agreement and the Registration Rights Agreement, and (g) the effect of any changes in applicable laws or accounting rules, provided such changes shall not have affected the Company in a materially disproportionate manner as compared to other similarly situated companies; (ii) any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any material adverse effect on the legality, validity or enforceability of any of the Transaction Documents or the transactions contemplated thereby; or (iii) any condition, occurrence, state of facts or event that would, or insofar as reasonably can be foreseen would likely, prohibit or otherwise materially interfere with or delay the ability of the Company to perform any of its obligations under any of the Transaction Documents to which it is a party.

“Material Permits” shall have the meaning assigned to such term in Section 5.17.

“Minimum Price” means $0.86, representing the Nasdaq official closing price of the Common Stock on the Trading Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the date of this Agreement (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction that occurs on or after the date of this Agreement).

“Money Laundering Laws” shall have the meaning assigned to such term in Section 5.38.

“MPA Period” means the period commencing at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Trading Day on which any Affiliate of the Investor, including, without limitation, YS, shall have published or distributed any research report (as such term is defined in Rule 500 of Regulation AC) concerning the Company, and ending at 6:00 a.m., New York City time, on the sixth (6th) Trading Day immediately following the Trading Day on which any Affiliate of the Investor, including, without limitation, YS, shall have published or distributed any research report (as such term is defined in Rule 500 of Regulation AC) concerning the Company.

“New Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Non-Affiliate Shares” shall have the meaning assigned to such term in Section 5.46.

“Notice of Effectiveness” shall have the meaning assigned to such term in Section 10.1(iv).

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Entity to assess and certify the conformity of a medical device with the requirements of applicable legislation on medical devices in the European Union and United Kingdom, each as may be amended from time to time, and applicable harmonized standards “OFAC” shall have the meaning assigned to such term in Section 5.36.

“Order” means any outstanding writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“PEA Period” means the period commencing at 9:30 a.m., New York City time, on the fifth (5th) Trading Day immediately prior to the filing of (i) any post-effective amendment to the Initial Registration Statement or any New Registration Statement or (ii) any New Registration Statement, as applicable, and ending at 9:30 a.m., New York City time, on the Trading Day immediately following, the Effective Date of such post-effective amendment or New Registration Statement, as applicable.

Annex F-51

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Person” means any person or entity, whether a natural person, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Entity.

“Personal Data” shall have the meaning assigned to such term in Section 5.40.

“Policies” shall have the meaning assigned to such term in Section 5.40.

“Privacy Laws” shall have the meaning assigned to such term in Section 5.40.

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, investigation, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Promissory Note” shall mean that certain promissory note dated the date hereof issued by the Company in favor of the Investor.

“Prospectus” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Prospectus Supplement” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Purchase Condition Satisfaction Time” shall have the meaning assigned to such term in Section 7.3.

“Purchase Date” means, (i) with respect to a VWAP Purchase made pursuant to Section 3.1, the Trading Day on which the Investor timely receives, (A) after 6:00 a.m., New York City time, and (B) prior to 9:00 a.m., New York City time, on such Trading Day, a valid VWAP Purchase Notice for such VWAP Purchase in accordance with this Agreement, and (ii) with respect to an Intraday VWAP Purchase made pursuant to Section 3.2, the Trading Day on which the Investor timely receives a valid Intraday VWAP Purchase Notice for such Intraday VWAP Purchase in accordance with this Agreement, (A) after the latest of (X) 10:00 a.m., New York City time, on such Trading Day, if the Company has not timely delivered a valid VWAP Purchase Notice to the Investor for a VWAP Purchase on such Trading Day, (Y) the VWAP Purchase Ending Time of the VWAP Purchase Period for the VWAP Purchase preceding the applicable Intraday VWAP Purchase Period for such Intraday VWAP Purchase occurring on the same Trading Day as such earlier VWAP Purchase, if the Company has timely delivered a valid VWAP Purchase Notice to the Investor for a VWAP Purchase on such Trading Day, and (Z) the Intraday VWAP Purchase Ending Time of the Intraday VWAP Purchase Period for the most recent prior Intraday VWAP Purchase, if any, occurring on the same Trading Day as such Intraday VWAP Purchase, and (B) prior to the earlier of (X) 3:30 p.m., New York City time, on such Trading Day for such Intraday VWAP Purchase and (Y) such time that is exactly thirty (30) minutes immediately prior to the official close of the primary (or “regular”) trading session on the Trading Market (or, if the Common Stock is then listed on an Eligible Market, on such Eligible Market) on such Trading Day, if the Trading Market (or such Eligible Market, as applicable) has publicly announced that the official close of the primary (or “regular”) trading session shall be earlier than 4:00 p.m., New York City time, on such Trading Day.

“Purchase Share Delivery Date” shall have the meaning assigned to such term in Section 3.3.

“Qualified Independent Underwriter” shall have the meaning assigned to such term in FINRA Rule 5121(f)(12).

“Reference Period” shall have the meaning assigned to such term in Section 6.6(ii).

“Reference Price” shall have the meaning assigned to such term in Section 6.6(ii).

“Registrable Securities” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Registration Period” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Registration Rights Agreement” shall have the meaning assigned to such term in the recitals hereof.

“Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

Annex F-52

“Regulation D” means Rule 506(b) of Regulation D promulgated by the Commission under the Securities Act.

“Release” shall have the meaning assigned to such term in Section 5.18.

“Representation Date” shall have the meaning assigned to such term in Section 6.17.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, and legal, financial, internal and independent accounting and other advisors and representatives.

“Restricted Period” shall have the meaning assigned to such term in Section 6.9(i).

“Restricted Person” shall have the meaning assigned to such term in Section 6.9(i).

“Restricted Persons” shall have the meaning assigned to such term in Section 6.9(i).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect.

“Sale Price” means any trade price for a share of Common Stock on the Trading Market, or if the Common Stock is then traded on an Eligible Market, on such Eligible Market, as reported by Bloomberg.

“Sanctions Laws” shall have the meaning assigned to such term in Section 5.36.

“Sarbanes-Oxley Act” shall have the meaning assigned to such term in Section 5.6(d).

“Section 4(a)(2)” shall have the meaning assigned to such term in the recitals of this Agreement.

“Securities” means the Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Shares” shall mean the shares of Common Stock that may be purchased by the Investor under this Agreement pursuant to one or more VWAP Purchase Notices or one or more Intraday VWAP Purchase Notices.

“Short Sales” shall mean “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act.

“Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by an entity and/or any of its other Subsidiaries. For purposes of Article IV hereof, “Subsidiary” shall include HOD both before and after the Business Combination.

“Total Commitment” shall have the meaning assigned to such term in Section 2.1.

“Trading Day” shall mean any day on which the Trading Market or, if the Common Stock is then listed on an Eligible Market, such Eligible Market is open for “regular” trading, including any day on which the Trading Market (or such Eligible Market, as applicable) is open for “regular” trading for a period of time less than the customary “regular” trading period.

“Trading Market” means the Nasdaq Stock Market (or any nationally recognized successor thereto).

“Transaction Documents” means, collectively, this Agreement (as qualified by the Disclosure Schedule) and the exhibits hereto, the Registration Rights Agreement, and the exhibits thereto, the Promissory Note, the Global Guaranty Agreement, the Warrant, and each of the other agreements, documents, certificates and instruments entered into or furnished by the parties hereto in connection with the transactions contemplated hereby and thereby.

“Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock or Common Stock Equivalents either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at

Annex F-53

any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) issues or sells any equity or debt securities, including, without limitation, Common Stock or Common Stock Equivalents, either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including, but not limited to, an “equity line of credit” or “at the market offering” or other continuous offering or similar offering of Common Stock or Common Stock Equivalents, whereby the Company may sell Common Stock or Common Stock Equivalents at a future determined price.

“VWAP” means, for the Common Stock for a specified period, the dollar volume-weighted average price for the Common Stock on the Trading Market (or, if the Common Stock is then listed on an Eligible Market, on such Eligible Market), for such period, as reported by Bloomberg through its “AQR” function; provided, however, that (i) the calculation of the dollar volume-weighted average price for the Common Stock for the VWAP Purchase Period for each VWAP Purchase shall exclude each of the following transactions, to the extent they occur during such VWAP Purchase Period (as applicable): (A) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date, (B) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable), and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable VWAP Purchase Notice for such VWAP Purchase, all sales of Common Stock on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period at a Sale Price that is less than the applicable VWAP Purchase Minimum Price Threshold for such VWAP Purchase; and (ii) the calculation of the dollar volume-weighted average price for the Common Stock for the Intraday VWAP Purchase Period for each Intraday VWAP Purchase shall exclude each of the following transactions, to the extent they occur during such Intraday VWAP Purchase Period (as applicable): (A) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date, (B) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable), and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable Intraday VWAP Purchase Notice for such Intraday VWAP Purchase, all sales of Common Stock on the Trading Market (or on such Eligible Market, as applicable) during such Intraday VWAP Purchase Period at a Sale Price that is less than the applicable Intraday VWAP Purchase Minimum Price Threshold for such Intraday VWAP Purchase. All such calculations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction.

“VWAP Purchase” shall have the meaning assigned to such term in Section 3.1.

“VWAP Purchase Commencement Time” means, with respect to a VWAP Purchase made pursuant to Section 3.1, 9:30:01 a.m., New York City time, on the Purchase Date for such VWAP Purchase, or such later time on such Purchase Date publicly announced by the Trading Market (or, if the Common Stock is then listed on an Eligible Market, by such Eligible Market) as the official open of the primary (or “regular”) trading session on the Trading Market (or on such Eligible Market, as applicable) on such Purchase Date.

“VWAP Purchase Ending Time” means, with respect to a VWAP Purchase made pursuant to Section 3.1, the time on the Purchase Date for such VWAP Purchase that is the earliest of: (i) 3:59 p.m., New York City time, on the applicable Purchase Date for such VWAP Purchase, or such earlier time publicly announced by the Trading Market (or, if the Common Stock is then listed on an Eligible Market, by such Eligible Market) as the official close of the primary (or “regular”) trading session on the Trading Market (or on such Eligible Market, as applicable) on such Purchase Date; (ii) immediately at such time following the VWAP Purchase Commencement Time of the VWAP Purchase Period for

Annex F-54

such VWAP Purchase that the total number (or volume) of shares of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period has exceeded the applicable VWAP Purchase Share Volume Maximum for such VWAP Purchase (taking into account the VWAP Purchase Percentage specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase); provided, however, that the calculation of the total number (or volume) of shares of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period shall exclude from such calculation all shares of Common Stock traded in any of the following transactions, to the extent they occur during such VWAP Purchase Period (as applicable): (A) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date, (B) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable), and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable VWAP Purchase Notice for such VWAP Purchase, all sales of Common Stock on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period at a Sale Price that is less than the applicable VWAP Purchase Minimum Price Threshold; and (iii) provided the Company shall have specified a Limit Order Discontinue Election in the applicable VWAP Purchase Notice for such VWAP Purchase, immediately at such time following the VWAP Purchase Commencement Time of the VWAP Purchase Period for such VWAP Purchase that the Sale Price of any share of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period is less than the applicable VWAP Purchase Minimum Price Threshold; provided, however, that the determination of whether the Sale Price of any share of Common Stock traded during such VWAP Purchase Period is less than the applicable VWAP Purchase Minimum Price Threshold shall exclude (A) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date and (B) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable). All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“VWAP Purchase Maximum Amount” means, with respect to a VWAP Purchase made pursuant to Section 3.1, such number of shares of Common Stock equal to the lesser of: (i) one (1) million shares, and (ii) the product of (A) the VWAP Purchase Percentage specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase, multiplied by (B) the total number (or volume) of shares of Common Stock traded on the Trading Market (or, if the Common Stock is then listed on an Eligible Market, by such Eligible Market) during the VWAP Purchase Period for such VWAP Purchase; provided, however, that the calculation of the total number (or volume) of shares of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period referred to in clause (ii)(B) above shall exclude from such calculation all shares of Common Stock traded in any of the following transactions, to the extent they occur during such VWAP Purchase Period (as applicable): (1) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date, (2) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable), and (3) provided the Company shall have specified a Limit Order Continue Election in the applicable VWAP Purchase Notice for such VWAP Purchase, all sales of Common Stock on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period at a Sale Price that is less than the applicable VWAP Purchase Minimum Price Threshold. All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“VWAP Purchase Minimum Price Threshold” means, with respect to a VWAP Purchase made pursuant to Section 3.1, either (a) the dollar amount specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase as the per share minimum Sale Price threshold to be used in determining whether the event in clause (iii) of the definition of “VWAP Purchase Ending Time” shall have occurred during the applicable VWAP Purchase Period for such VWAP Purchase, if the Company shall have specified a Limit Order Discontinue Election in the applicable VWAP Purchase Notice for such VWAP Purchase, or (b) the dollar amount specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase as the per share minimum Sale Price threshold to be used in determining the sales of Common Stock during the applicable VWAP Purchase Period that shall be excluded from the calculation of the total number (or volume) of shares of Common Stock traded on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period, if the Company shall have specified a Limit

Annex F-55

Order Continue Election in the applicable VWAP Purchase Notice for such VWAP Purchase; provided, however, that in each case if the Company has not specified any such dollar amount as the per share minimum Sale Price threshold in the applicable VWAP Purchase Notice for such VWAP Purchase, then the per share minimum Sale Price threshold to be used in such VWAP Purchase shall be such dollar amount equal to the product of (a) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Purchase Date for such VWAP Purchase, multiplied by (b) 0.75. All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“VWAP Purchase Notice” means, with respect to a VWAP Purchase made pursuant to Section 3.1, an irrevocable written notice delivered by the Company to the Investor, and received by the Investor, after 6:00 a.m., New York City time, and prior to 9:00 a.m., New York City time, on the Purchase Date for such VWAP Purchase, specifying the VWAP Purchase Percentage that shall apply to such VWAP Purchase and whether a Limit Order Continue Election or a Limit Order Discontinue Election shall apply to such VWAP Purchase, and directing the Investor to subscribe for and purchase a specified VWAP Purchase Share Amount (such specified VWAP Purchase Share Amount subject to adjustment as set forth in Section 3.1 as necessary to give effect to the applicable VWAP Purchase Maximum Amount for such VWAP Purchase), at the applicable VWAP Purchase Price therefor on such Purchase Date for such VWAP Purchase in accordance with this Agreement.

“VWAP Purchase Percentage” means, with respect to a VWAP Purchase made pursuant to Section 3.1, the percentage specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase, which shall not exceed 25.0%, for purposes of calculating, among other things, the VWAP Purchase Maximum Amount, the VWAP Purchase Share Amount and the VWAP Purchase Share Volume Maximum, in each case applicable to such VWAP Purchase.

“VWAP Purchase Period” means, with respect to a VWAP Purchase made pursuant to Section 3.1, the period on the Purchase Date for such VWAP Purchase, beginning at the applicable VWAP Purchase Commencement Time and ending at the applicable VWAP Purchase Ending Time on such Purchase Date for such VWAP Purchase.

“VWAP Purchase Price” means, with respect to a VWAP Purchase made pursuant to Section 3.1, the purchase price per Share to be purchased by the Investor in such VWAP Purchase, equal to the product of (i) 97.0%, multiplied by (ii) the VWAP of the Common Stock for the applicable VWAP Purchase Period on the applicable Purchase Date for such VWAP Purchase; provided, however, that the calculation of the VWAP for the Common Stock for the VWAP Purchase Period for a VWAP Purchase shall exclude each of the following transactions, to the extent they occur during such VWAP Purchase Period (as applicable): (A) the opening or first purchase of Common Stock at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date, (B) the last or closing sale of Common Stock at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such Purchase Date (as applicable), and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable VWAP Purchase Notice for such VWAP Purchase, all sales of Common Stock on the Trading Market (or on such Eligible Market, as applicable) during such VWAP Purchase Period at a Sale Price that is less than the applicable VWAP Purchase Minimum Price Threshold for such VWAP Purchase. All such calculations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction.

“VWAP Purchase Share Amount” means, with respect to a VWAP Purchase made pursuant to Section 3.1, the total number of Shares to be purchased by the Investor in such VWAP Purchase as specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase, which total number of Shares shall not exceed the VWAP Purchase Maximum Amount applicable to such VWAP Purchase, taking into account the VWAP Purchase Percentage specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase (and such number of Shares specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase shall be subject to automatic adjustment in accordance with Section 3.1 hereof as necessary to give effect to the VWAP Purchase Maximum Amount limitation applicable to such VWAP Purchase, taking into account the VWAP Purchase Percentage specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase, as set forth in this Agreement).

Annex F-56

“VWAP Purchase Share Volume Maximum” means, with respect to a VWAP Purchase made pursuant to Section 3.1, a number of shares of Common Stock equal to the quotient obtained by dividing (i) the VWAP Purchase Share Amount to be subscribed for and purchased by the Investor in such VWAP Purchase, by (ii) the VWAP Purchase Percentage specified by the Company in the applicable VWAP Purchase Notice for such VWAP Purchase (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

“Warrant” shall have the meaning assigned to such term in the Promissory Note.

“YS” shall have the meaning assigned to such term in the Recitals.

Annex F-57

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

Annex F-58

EXHIBIT B

CLOSING CERTIFICATE

[            ], 2025

The undersigned, the [•] of [•], a Delaware corporation (the “Company”), delivers this certificate in connection with the Common Stock Purchase Agreement, dated as of December 4, 2025 (the “Agreement”), by and between the Company and YA II PN, LTD., a Cayman Islands exempt limited company the “Investor”), and hereby certifies on the date hereof that (capitalized terms used herein without definition have the meanings assigned to them in the Agreement):

1.           Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of the Company, as amended through the date hereof, as filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”). The Certificate of Incorporation of the Company has not been further amended or restated, and no document with respect to any amendment to the Certificate of Incorporation of the Company has been filed in the office of the Secretary of State of the State of Delaware since the date shown on the face of the state certification relating to the Company’s Certificate of Incorporation, which is in full force and effect on the date hereof, and no action has been taken by the Company in contemplation of any such amendment or the dissolution, merger or consolidation of the Company.

2.           Attached hereto as Exhibit B is a true and complete copy of the Bylaws of the Company, as amended through, and as in full force and effect on, the date hereof (the “Bylaws”), and no proposal for any amendment, repeal or other modification to the Bylaws of the Company has been taken or is currently pending before the Board of Directors or stockholders of the Company.

3.           The Board of Directors of the Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof. Attached hereto as Exhibit C are true, correct and complete copies of the resolutions duly adopted by the Board of Directors of the Company on [•], 2025.

4.           Each person who, as an officer of the Company, or as attorney-in-fact of an officer of the Company, signed the Transaction Documents to which the Company is a party, was duly elected, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signature of each such person appearing on any such document is his genuine signature.

[            ] LLP and Duane Morris LLP shall be entitled to rely on the representations and warranties set forth herein for purposes of rendering its opinion and negative assurance letter.

Annex F-59

IN WITNESS WHEREOF, I have signed my name as of the date first above written.

Name:
Title:

Annex F-60

EXHIBIT C

COMPLIANCE CERTIFICATE

The undersigned, the [•] of [•], a Delaware corporation (the “Company”), delivers this certificate in connection with the Common Stock Purchase Agreement, dated as of December 4, 2025 (the “Agreement”), by and between the Company and YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), and hereby certifies on the date hereof that, to the best of his knowledge after reasonable investigation, on behalf of the Company (capitalized terms used herein without definition have the meanings assigned to them in the Agreement):

1.           The undersigned is the duly appointed [•] of the Company.

2.           Except as set forth in the attached Disclosure Schedule, the representations and warranties of the Company set forth in Article V of the Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” are true and correct in all material respects as of [the Commencement Date] [the date hereof] with the same force and effect as if made on [the Commencement Date] [the date hereof], except to the extent such representations and warranties are as of another date, in which case, such representations and warranties are true and correct in all material respects as of such other date and (ii) that are qualified by “materiality” or “Material Adverse Effect” are true and correct as of [the Commencement Date] [the date hereof] with the same force and effect as if made on [the Commencement Date] [the date hereof], except to the extent such representations and warranties are as of another date, in which case, such representations and warranties are true and correct as of such other date.

3.           The Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement and the Registration Rights Agreement to be performed, satisfied or complied with by the Company [at or prior to Commencement][on or prior to the date hereof].

4.           The Shares issuable in respect of each VWAP Purchase Notice and each Intraday VWAP Purchase Notice effected pursuant to the Agreement shall be delivered to the Investor electronically as DWAC Shares, and shall be freely tradable and transferable and without restriction on resale and without any stop transfer instructions maintained against such Shares.

5.           As of [the Commencement Date][the date hereof], the Company does not possess any material non-public information.

6.           As of [the Commencement Date][the date hereof], the Company has reserved out of its authorized and unissued Common Stock, [•] shares of Common Stock solely for the purpose of issuing Shares pursuant to VWAP Purchases and Intraday VWAP Purchases effected under the Agreement.

7.           No stop order suspending the effectiveness of the Registration Statement or the use of the Prospectus under the Securities Act has been issued and no proceedings for such purpose or pursuant to Section 8A of the Securities Act are pending before or, to the Knowledge of the Company, threatened by the Commission.

[            ] LLP and Duane Morris LLP shall be entitled to rely on the representations and warranties set forth herein for purposes of rendering its opinion and negative assurance letter.

The undersigned has executed this Certificate this [•] day of [•], 202[•].

By:
Name:
Title:

Annex F-61

COMPANY DISCLOSURE SCHEDULE

Unless the context otherwise requires, all capitalized terms are used herein as defined in the Agreement. The numbers below correspond to the section numbers of representations and warranties in the Agreement most directly modified by the below exceptions.

Annex F-62

HOD DISCLOSURE SCHEDULE

Unless the context otherwise requires, all capitalized terms are used herein as defined in the Agreement. The numbers below correspond to the section numbers of representations and warranties in the Agreement most directly modified by the below exceptions.

Annex F-63

Annex G

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

BRAG HOUSE HOLDINGS, INC.

HOUSE OF DOGE INC.

Convertible Promissory Note

Original Principal Amount: Up to $11,000,000
Issuance Date: December 4, 2025
Number: TBH-1

FOR VALUE RECEIVED, BRAG HOUSE HOLDINGS, INC., a corporation organized under the laws of the State of Delaware (“Pubco”), and HOUSE OF DOGE INC., a corporation organized under the laws of the State of Texas (“HOD”; and Pubco and HOD, collectively and individually herein referred to as the “Company”), hereby jointly and severally promise to pay to the order of YA II PN, LTD., or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (or such amount as advanced or as reduced pursuant to the terms hereof pursuant to repayment, redemption, otherwise, the “Principal”), and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date (as defined below) or acceleration, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section (11). The Issuance Date is the date of the first issuance of this Convertible Promissory Note (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Note”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. References throughout this Note to obligations of the “Company” shall refer to and be deemed to include the joint and several obligations of Pubco and HOD hereunder. The Company and the Holder are referred to herein at times, collectively, as the “Parties,” and each, a “Party.”

This Note is being issued in connection with the Common Stock Purchase Agreement, dated December 4, 2025 (as may be amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “CEF”), by and among Pubco, HOD and YA II PN, Ltd., as the “Investor” thereunder. Terms used but not defined herein shall have the meaning given them in the CEF.

(1)         GENERAL TERMS

(a)         Advances. The Holder agrees to make each of the following advances (each an “Advance” and, collectively, the “Advances”), subject to the final sentence of this Section (1)(a) set forth below:

(i)          on the Issuance Date, subject to the satisfaction of the terms and conditions in this Note, including Section (6)(c) hereof, the Holder shall advance to the Company the Principal amount of $3,850,000, for a purchase price equal to $3,465,000; and

(ii)         upon the satisfaction of each of the terms and conditions set forth in this Note, including those identified below, the Holder shall advance to the Company an additional principal amount of $7,150,000, for a purchase price equal to $6,435,000:

(1)            the effectiveness of the Registration Statement (as defined in the CEF),

Annex G-1

(2)            Pubco shall have obtained the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares in excess of the Exchange Cap,

(3)            Pubco stockholder approval of the Business Combination (in accordance with the terms of the BCA as in effect on the Issuance Date),

(4)            the Business Combination shall occur prior to or substantially concurrently with the proposed second Advance to be made under this Section (1)(a)(ii),

(5)            no Event of Default shall have occurred and be continuing or could result in connection with such Advance,

(6)            the conditions set forth in Section (6)(c) shall have been satisfied and remain satisfied at the time of funding the additional Advance,

(7)            each director identified in the disclosure schedules to the Form S-4 Registration Statement has submitted information reasonably requested by the Holder to permit the Holder to conduct customary due diligence screening on each such director, the results of which shall be satisfactory to the Holder, and

(8)            the Holder shall have received from the Company and its Subsidiaries agreements, documents and instruments reasonably requested by the Holder or its counsel to create, assume, or to assure continued first priority security interest and Lien on the Collateral, which agreements, documents and instruments shall include an reaffirmation by HOD following the Business Combination of its obligations under this Note, any Other Note and the other Transaction Documents to which it is a party and opinions of counsel to the Company and its Subsidiaries.

For each Advance made under Section (1)(a) above, Pubco and HOD each hereby acknowledges and agrees that each Advance made hereunder will be allocated between Pubco and HOD as determined by Pubco and HOD. Upon each funding of an Advance hereunder and without limiting the foregoing, Pubco hereby directs the Holder to fund its share of each Advance to HOD concurrently with the funding of HOD’s share of such Advance.

(b)         Other Transaction Documents.

(i)          Subsidiary Guaranty. On the date hereof, each Subsidiary shall enter into the Global Guaranty Agreement in the form of Exhibit A hereto (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty Agreement”).

(ii)         Pledge Agreement. On the date hereof, Pubco and Dogecoin shall enter into the Pledge Agreement in the form of Exhibit B hereto (as amended, restated, supplemented, or otherwise modified from time to time, the “Pledge Agreement”).

(iii)        Subordination and Intercreditor Agreement. On the date hereof, Pubco and HOD shall enter into the Subordination and Intercreditor Agreement in the form of Exhibit C hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Subordination Agreement”), and the Subsidiaries of Pubco and HOD, including Dogecoin shall acknowledge such Subordination Agreement as therein provided.

(c)         Warrant. In further consideration of the Holder entering into the CEF and making the initial advance under this Note, on the date hereof, Pubco shall issue to the Holder a warrant, in the form attached as Exhibit D hereto (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Warrant”).

(d)         Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, the Premium (if any) and any other amounts outstanding pursuant to the terms of this Note. The “Maturity Date” shall be the earlier of (i) August 31, 2026, provided that if a BCA Delay (as defined below) occurs, then October 30, 2026 or (ii) April 1, 2026, if the Business Combination Event (as defined in Section (1)(f) below) has not occurred on prior to 11:59 p.m. (Eastern Time) on March 31, 2026, as determined by the Holder in its reasonable business discretion, in either such case, as may be extended at the sole option of the Holder in writing.

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(e)         Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 0% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 15% upon the occurrence of an Event of Default (for so long as such event continues). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(f)          Monthly Payments. The Company shall make monthly cash amortization payments on the first day of each Calendar Month (each such date, an “Amortization Payment Date”), commencing on February 1, 2026, as provided in this paragraph (f), until all Obligations under this Note have been paid in full in cash.

(i)          On each Amortization Payment Date, the Company shall pay to the Holder in cash an amount equal to the Base Amortization Payment Amount (as defined below). If, however, as of 12:00 am (Eastern Time), February 1, 2026 the Business Combination Event has not occurred (as determined by the Holder in its reasonable business judgment), then for the cash amortization payment to be made on February 1, 2026, the Company shall pay to the Holder in cash an amount equal to the Adjusted Amortization Payment Amount. If, however, for the monthly cash amortization payment due on March 1, 2026, if the Business Combination Event Date has not occurred prior to 11:59 pm (Eastern Time) on February 28, 2026 (as determined by the Holder in its reasonable business judgment) and if the Company has paid the Premium to the Holder referred to in Section (1)(g) below on or prior to the date such payment is due, then the Company shall have not have an obligation to make any cash amortization payment on March 1, 2026.

(ii)	As used herein, the following terms have the following meanings:

“Adjusted Amortization Payment Amount” means, as of any date of determination, an amount equal to (x) 50% of the Principal Amount as of such date, plus (y) all accrued and unpaid interest hereunder as of such date.

“Base Amortization Payment Amount” means, as of the date of determination, an amount equal to (x) the Principal Amount as of such date, plus (y) all accrued and unpaid interest hereunder as of such date.

“Business Combination Event” means the Business Combination shall have occurred in accordance with the terms of the BCA and shall be effective.
“Business Combination Event Date” means the date on which the Business Combination Event occurs.

“Principal Amount” means, as of the date of determination, (i) the principal amount in the amount equal to the greater of (i) $1,375,000 or (ii) fifty percent (50%) of the proceeds to the Company from the sale of Shares (as defined in the CEF) for the immediately preceding thirty (30) days.

(g)         Premium. If a BCA Delay occurs, then on the first Business Day after the day the BCA Delay occurs, the Company shall pay the Holder in cash an amount equal to five percent (5.0%) of the then outstanding Principal amount of the Note, without demand. The amount to be paid under this Section (1)(g) is herein referred to as the “Premium”. The Company agrees that the Premium is due and payable as herein provided and non-refundable under any circumstances. The Company acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Holder by reason of any BCA Delay and acknowledges that the Premium is not a penalty.

(h)         Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Note as described in this Section; provided, that the Company provides the Holder with ten (10) Trading Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Redemption Notice shall be delivered to the Holder after the close of regular trading hours on a Trading Day. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) all accrued and unpaid interest hereunder as of the date of such redemption.

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(i)          Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(j)          No Voluntary Prepayments. Other than as specifically set forth in this Note, the Company shall not have the ability to make any early repayments without the consent of or at the request of the Holder.

(2)         EVENTS OF DEFAULT.

(a)         An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred:

(i)          The Company’s failure to pay to the Holder any amount of Principal, Interest, Premium or other amounts when and as due under this Note or any other Transaction Document within five (5) Trading Days after such payment is due;

(ii)         (A) The Company or any Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Subsidiary of the Company any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Company or any Subsidiary of the Company, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company or any Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; (C) the Company or any Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (D) the Company or any Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (E) the Company or any Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (F) the Company or any Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (G) the Company or any Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (H) any corporate or other action is taken by the Company or any Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)        The Company or any Subsidiary of the Company shall default, in any of its obligations under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created, and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Trading Days, and as a result, such indebtedness becomes or is declared due and payable;

(iv)        A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v)         The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi)        The Company or any Subsidiary of the Company shall be a party to any Change of Control Transaction unless in connection with such Change of Control Transaction this Note is retired;

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(vii)       The Company’s failure to deliver the required number of Common Shares to the Holder within two (2) Trading Days after the applicable Share Delivery Date:

(viii)      The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined in Annex A hereof or the Warrant, as applicable) within five (5) Business Days after such payment is due;

(ix)        Pubco’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;

(x)         An Event (as defined in the Registration Rights Agreement) shall occur and be continuing under the Registration Rights Agreement;

(xi)        Any representation or warranty made or deemed to be made by or on behalf of the Company or any Subsidiary of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xii)       The Company uses the proceeds of the issuance of this Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;

(xiii)      (A ) Any “Event of Default” (howsoever defined under any Other Note, any Security Document, the Guaranty Agreement or in any other Transaction Document other than this Note) occurs with respect to any Other Note, any Security Document, the Guaranty Agreement or any other Transaction Document (it being acknowledged and agreed that the failure to deliver any certificated securities, together with undated transfer powers, or enter into any securities account control agreement as and when set forth in the Pledge Agreement, shall be an “Event of Default” under this sub-clause (xiii); or (B) any breach, default, or event of default (howsoever defined under the Subordination Agreement) occurs under the Subordination Agreement;

(xiv)      Other than in respect of any Transaction Document held by the Holder in the Company and its Subsidiaries, (A) any breach of any material term of any other debenture, note, or instrument held by the Holder in the Company or its Subsidiaries; or (B) any breach, default, event of default (howsoever defined) under any agreement between or among the Company or its Subsidiaries, on the one hand, and the Holder, on the other hand shall occur;

(xv)       Failure by the Company or any of its Subsidiaries to comply with or to perform any covenant set forth in (A) Section (6)(a) of this Note or any Other Note, (B) Article III or Article V of the Pledge Agreement or Sections 4.03, 4.04 or 4.05 of the Pledge Agreement;

(xvi)      (A) Any provision of any Security Document or the Guaranty Agreement shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, any Guarantor or any Grantor, or the validity or enforceability thereof shall be contested by any party thereto or any other Person; or (B) a proceeding shall be commenced by the Company, any Guarantor, any Grantor or any of their respective Subsidiaries, or any Governmental Entity having jurisdiction over any of them or any other Person that seeks to establish the invalidity or unenforceability of any provision of any Security Document or the Guaranty Agreement at any time for any reason; or (C) the Company, any Guarantor, any Grantor or any of their respective Subsidiaries shall deny in writing that it has any liability or obligation purported to be created under any Security Document or the Guaranty Agreement;

(xvii)     At any time, (A) any Security Document shall for any reason fail or cease to create a valid and perfected and first priority Lien in favor of the Holder in the Collateral set forth therein; or (B) the Holder shall cease to have a valid, perfected, first priority Lien over any portion of the Collateral; or (C) the Holder shall fail or cease to have rights to readily enforce any remedial rights under any Security Document for any reason; unless, in each of sub-clauses (A), (B) or (C) herein, such invalidity or lack of perfection is a direct result of any action or inaction on the part of the Holder;

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(xviii)    Any material damage to, or loss, theft or destruction of any portion of any Collateral, whether or not insured (it being acknowledged and agreed that the de-listing of the Common Shares or any inability of the Holder, as Secured Party under the Pledge Agreement, to exercise any rights under the CleanCore Warrant (as defined in the Pledge Agreement) as provided in the Pledge Agreement shall be an Event of Default hereunder);

(xix)      (A) The Subordination Agreement ceases to be in full force and effect (other than because all other Indebtedness subject thereto is no longer outstanding); or (B) the Senior Creditor (as defined therein) ceases to have the rights set forth in the Subordination Agreement for any reason whatsoever;

(xx)       The Company, any Guarantor or any Subsidiary makes any payment on account of any Indebtedness that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(xxi)      Except as may be otherwise covered by the abovementioned paragraphs of this Section (2), (A) the Company, any Guarantor, any Grantor or any of their respective Subsidiaries shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days; or (B) any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or (C) the Company, any of its Subsidiaries or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or (D) the Company or any of its Subsidiaries denies in writing that it has any further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate (other than in accordance with the relevant termination provisions) or rescind any Transaction Document.

(b)         During the time that any portion of this Note is outstanding, if any Event of Default has occurred (other than an event with respect to the Company or any Subsidiary of the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Note, together with all interest and other amounts owing in respect of this Note to the date of acceleration, shall become, at the Holder’s election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company or any of its Subsidiaries described in Section (2)(a)(ii), the full unpaid Principal amount of this Note, together with all accrued and unpaid interest and other amounts owing in respect of this Note to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(c)         If any Event of Default shall have occurred and be continuing, the Holder may exercise, without any other notice to or demand upon the Company or any of its Subsidiaries, all rights and remedies provided in this Note and under applicable law, in addition to the other rights and remedies provided to the Holder or the Secured Party under any Security Document or in any other Transaction Document or otherwise available to it. In addition to the foregoing, and without any obligation to exercise any rights or remedies in any particular order or concurrently, the exercise of which shall be at the sole discretion of the Holder and the Secured Party, the Holder shall have the option to, and no obligation to, convert on one or more occasions all or part of the then outstanding balance under this Note by delivering to the Company one or more Conversion Notices (as defined in Annex A hereto) as set forth on Annex A hereto. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or in any other Transaction Document.

(d)  Other Provisions.

(i)          All calculations under this Section (3) shall be rounded to the nearest $0.0001 or whole share.

(ii)         So long as this Note or any Other Notes remain outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed the Transfer Agent to irrevocably reserve, the maximum number of Common Shares issuable upon (x) conversion of this Note and the Other Notes
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(assuming for purposes hereof that any such conversion shall not take into account any limitations on the conversion of the Note or Other Notes set forth herein or therein) and (y) the exercise of the Warrants (the “Required Reserve Amount”), provided that at no time shall the number of Common Shares reserved pursuant to this Section (2)(d)(ii) be reduced other than pursuant to the exercise of the Warrants in accordance with their terms, and/or cancellation, or reverse stock split. If at any time while this Note or any Other Notes remain outstanding, the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy the obligation to reserve for the issuance the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to a meeting of its shareholders an increase of its authorized share capital necessary to meet the Company’s obligations pursuant to this Note, and cause its board of directors to recommend to the shareholders that they approve such proposal. If at any time the number of Common Shares that remain available for issuance under the Exchange Cap is less than 100% of the maximum number of shares issuable (x) upon conversion of all the Notes and Other Notes then outstanding (assuming for purposes hereof that (i) the Notes are convertible at the Conversion Price then in effect, and (ii) any such conversion shall not take into account any limitations on the conversion of the Note) and (y) upon exercise of the Warrants outstanding, the Company will use commercially reasonable efforts to promptly call and hold a shareholder meeting for the purpose of seeking the approval of its shareholders as required by the applicable rules of the Principal Market, for issuances of shares in excess of the Exchange Cap. The Company covenants that, upon issuance in accordance with conversion of this Note in accordance with its terms, the Common Shares, when issued, will be validly issued, fully paid and nonassessable.

(iii)        Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company’s failure to deliver certificates representing Common Shares upon conversion of the Notes or exercise of the Warrants within the period specified therein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)        The Company is obligated to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares or Warrant Shares may bear legends restricting the transfer thereof. To the extent that a legal opinion is not provided (either timely or at all), then, in addition to being an Event of Default hereunder, the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with the sale or transfer of the Underlying Shares or Warrant Shares. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

(3)         REISSUANCE OF THIS NOTE.

(a)         Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section (3)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section (3)(d)) to the Holder representing the outstanding Principal not being transferred.

(b)         Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section (3)(d)) representing the outstanding Principal.

(c)         Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section (3)(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

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(d)         Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms hereof, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section (3)(a) or Section (3)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Note(s) issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of such new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(4)         NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable or (iii) receipt, when sent by e-mail, and, in each case of the foregoing clauses (i), (ii) and (iii), properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company (Pubco), to:	Brag House Holdings, Inc. 45 Park Street Montclair, NJ 07042 Attention: Lavell Juan Malloy, II, CEO Email: lavell@thebraghouse.com
If to the Company (HOD), to:	House of Doge Inc. 2045 NW 1st Ave Miami, Florida, 33127 Attn: Marco Margiotta, CEO and Charles Park, CFO Email: marco@houseofdoge.com and charles@houseofdoge.com
With copies (which shall not constitute notice or delivery of process to):	House of Doge Inc. 2045 NW 1st Ave Miami, Florida, 33127 Attn: Chief Legal Officer Email: legal@houseofdoge.com
If to the Holder:	YA II PN, Ltd c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue Mountainside, NJ 07092 Attention: Mark Angelo Email: Legal@yorkvilleadvisors.com or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt from a nationally recognized overnight delivery service or receipt by e-mail in accordance with clause (i), (ii) or (iii) above, respectively.

(5)         OBLIGATIONS ABSOLUTE. Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and interest and other charges (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company.

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(6)         COVENANTS; CONDITIONS TO EFFECTIVENESS OF THIS NOTE.

(a)  Covenants.

(i)          The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

(ii)         The Company shall not, and shall not permit any of its Subsidiaries to, create or permit to exist any Liens on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) except Permitted Liens.

(iii)        The Company shall not, and shall not permit any of its Subsidiaries to, (A) amend, amended and restate, replace, supplement, or otherwise modified any term, condition or provision of the Subordinated Note or any Subordinated Note Document or (B) to assign or otherwise transfer any of its rights or obligations thereunder, in either such case of sub-clauses (iii)(A) or (iii)(B), without the prior written consent of the Holder.

(iv)        In the event the Company or any of its Subsidiaries receives any Distribution (as defined in the Subordination Agreement) from any Shared Collateral (as defined in the Subordination Agreement), such Distribution shall not be commingled with any of the assets of the Company or such Subsidiary, shall be held in trust by the Company or such Subsidiary for the benefit of Holder and shall be promptly paid over to Holder for application to the payment of the Obligations then remaining unpaid, all as determined by the Holder in its sole discretion.

(v)         As long as this Note is outstanding, the Company shall not and shall cause each of its Subsidiaries not to, without the written consent of the Holder, (A) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (B) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Shares or other equity securities; (C) enter into any agreement with respect to any of the foregoing, (D) enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under the this Note, including, without limitation, the obligation of the Company to make cash payments hereunder, or (E) the Company shall not, and shall cause each of its Subsidiaries not to, pay any brokerage or finder’s fees or commissions that are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents, except following the Commencement Date the Company may pay those brokerage or finder’s fees payable to the extent disclosed to the Holder under Section 5.15 of the CEF on or prior to the Issuance Date.

(vi)        The Company shall not enter into any Variable Rate Transaction (as defined in the CEF).

(vii)       Concurrently with the Business Combination, the Company shall take such further actions, and execute and/or deliver to the Holder such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, and opinion letters, as the Holder may in its reasonable judgment deem necessary or appropriate in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted in the Collateral and the rights and interests granted to the Holder under the Security Documents, and enable the Holder to exercise and enforce its rights, powers and remedies under the Security Documents with respect to the Collateral.

(viii)      The Company shall take such actions identified in this Section (6)(a)(viii) by the dates set forth herein:

(1)         On or before the date that is three (3) Business Days after the Issuance Date, deliver to Duane Morris LLP, counsel to the Holder, manually executed, wet ink signature pages to each of the following documents: Note, Warrant, Stock Transfer Powers and Warrant Powers.

(2)         On or before the date that is 10 calendar days after the Issuance Date, deliver to the Holder evidence satisfactory to the Holder that Brag House Inc. is in good standing under the laws of the State of Delaware.

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(b)  Representations and Warranties.

(i)          Pubco makes the representations and warranties set forth in Article 5 of the CEF herein as of the Issuance Date and as of each date on which an Advance is made hereunder.

(ii)         HOD makes the representations and warranties set forth in Article 5A of the CEF herein as of the Issuance Date and as of each date on which an Advance is made hereunder.

(iii)        Pubco and HOD, for itself and behalf of its respective Subsidiaries, makes the representations and warranties set forth in the Guaranty Agreement and each Security Document herein as of the Issuance Date and as of each date on which an Advance is made hereunder.

(c)  Conditions to Effectiveness of this Note. This Note shall be effective upon the satisfaction of the following conditions:

(i)          the Holder shall have received a duly executed signature page to this Note executed by an authorized officer of each Company.

(ii)         the Holder shall have received duly executed copies of each of the following documents executed by an authorized offer of each Company or its Subsidiaries, as applicable: Perfection Certificate (Pubco), Perfection Certificate (Dogecoin), the Guaranty Agreement, the Pledge Agreement, each other Security Document, the Subordination Agreement, the Warrant and such other agreements as requested by the Holder, all in form and substance satisfactory to the Holder.

(iii)        the Holder shall have received executed original stock certificates and the CleanCore Warrant (as defined in the Pledge Agreement) evidencing the Pledged Securities (as defined in the Pledge Agreement), together with undated stock or other applicable transfer powers, all in form and substance satisfactory to the Holder.

(iv)        the Holder shall have received a customary officer’s certificate (or secretary’s certificate), certifying and attaching certified copies of its and each of its Subsidiaries’ charter, bylaws, operating agreement and shareholders’ agreement (or any similar organizational documents), as applicable, resolutions (as set forth in sub-clause (v) below) and incumbency, in form and substance reasonably satisfactory to the Holder.

(v)         (A) the board of directors of each Company and its Subsidiaries party to any Transaction Document has approved the transactions contemplated by the Transaction Documents, (B) said approval has not been amended, rescinded or modified and remains in full force and effect as of the Issuance Date, and (C) a true, correct and complete copy of such approval duly adopted by the board of directors of each such Company shall have been provided to the Holder.

(vi)        the Holder shall have received a certificate evidencing the incorporation and good standing of each Company as of a date within thirty (30) days of the Issuance Date.

(vii)       the Holder shall have received (A) all customary UCC, tax, pending litigation, judgment, bankruptcy and other diligence searches (and the foreign equivalent thereof for any foreign Subsidiary), in each case, reasonably requested by the Holder and (B) payoff letters and UCC-3 Amendment (termination statements) requested by the Holder for debt or Liens not permitted pursuant to the terms of the Transaction Documents (if any).

(viii)      the Holder shall have received a customary closing opinion of counsel to Pubco and its Subsidiaries and separately from counsel to HOD and its Subsidiaries, each in form and substance reasonably satisfactory to the Holder.

(ix)        the representations and warranties of Pubco and HOD contained in this Note (A) that are not qualified by “materiality” shall be true and correct in all material respects as of the Issuance Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date and (B) that are qualified by “materiality” shall be true and correct as of the Issuance Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of such other date.

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(x)         no Event of Default (assuming the effectiveness of this Note, shall have occurred or could arise as a result of the effectiveness of this Note or the Advances to be made hereunder.

(xi)        (A) the Holder shall have received an amendment to the Subordinated Note and Subordinated Pledge Agreement, each in form, scope and substance reasonably satisfactory to the Holder, and (B) an officer’s certificate, executed by a duly authorized officer, certifying and attaching true, correct and complete copies of the Subordinated Note, the Subordinated Guaranty Agreement, the Subordinated Pledge Agreement and each other Subordinated Note Document.

(xii)       each Company and its Subsidiaries shall have delivered to the Holder such other customary documents, instruments or certificates relating to the transactions contemplated by the Transaction Documents as the Holder or its counsel may reasonably request.

(xiii)      the Holder shall have received a closing compliance certificate executed by the chief executive officer of each Company certifying that such Company has complied with all of the conditions precedent to the Issuance Date set forth herein and which may be relied upon by the Holder as evidence of satisfaction of such conditions without any obligation to independently verify such satisfaction.

(7)         CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL

(a)  Governing Law. This Note and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

(b)  Jurisdiction; Venue; Service.

(i)          The Company hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction sitting in New York County and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Southern District of New York

(ii)         The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Holder or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction selected by the Holder. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

(iii)        Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits

Annex G-11

to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iv)        The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Note, such service to become effective thirty (30) days after the date of such e-mail or mailing, as applicable. The Company and the Holder each irrevocably waive any defense it may have on the grounds of insufficient or improper service with respect to service of process effected in accordance with this Section (7)(b)(iv).

(v)         Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

(c)  Waiver of Jury Trial. THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS NOTE OR ANY MATTER RELATING TO THIS NOTE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

(8)         Fees and Expenses. If the Company fails to strictly comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(9)         Waivers and Amendments. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. No provision of this Note may be waived or amended other than by a written agreement signed by the parties to this Note.

(10)       Miscellaneous. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

Annex G-12

(11)       CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)         “Advance” and “Advances” have the meaning set forth in Section (1)(a) hereof.

(b)         “BCA” refers to the Business Combination Agreement (as in effect on the Issuance Date) as defined in the CEF.

(c)          “BCA Delay” occurs if the Business Combination has not occurred or is not effective on or prior to 11:59 p.m. (Eastern Time) on February 13, 2026, as determined by the Holder in its reasonable business judgment.

(d)         “Business Combination” has the meaning set forth in CEF as in effect on the Issuance Date.

(e)         “Business Combination Event” has the meaning set forth in Section (1)(f) herein.

(f)          “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(g)         “Buy-In” shall have the meaning (i) in connection with any conversion made in accordance with Annex A, as set forth in Annex A and (ii) in connection with the Warrant, as set forth in the Warrant.

(h)         “Buy-In Price” shall have the meaning (i) in connection with any conversion made in accordance with Annex A, as set forth in Annex A and (ii) in connection with the Warrant, as set forth in the Warrant.

(i)          “Calendar Month” means one of the twelve months of the year.

(j)          “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.

(k)         “Collateral” means, collectively, (i) the “Pledged Collateral” as defined in the Pledge Agreement, (ii) the “Collateral” as defined in any other Security Document and (iii) any assets or property pledged or purported to be pledged pursuant to any document, agreement or instrument in connection with this Note or any other Transaction Document.

(l)          “Commission” means the Securities and Exchange Commission.

(m)        “Common Shares” means the shares of common stock, par value $0.0001, of Pubco and stock of any other class into which such shares may hereafter be changed or reclassified.

(n)         “Conversion Price” has the meaning set forth on Annex A hereto.

(o)         “Dogecoin” means Dogecoin Ventures, Inc., a Texas corporation.

(p)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Annex G-13

(q)         “Governmental Entity” shall have the meaning given in the CEF.

(r)          “Grantor” refers to each Person identified in the Pledge Agreement or any other Security Document as a “Grantor” or “Pledgor” (or words of similar effect) thereunder.

(s)          “Guarantor” refers to each Person identified in the Guaranty Agreement as a “Guarantor”.

(t)          “Guaranty Agreement” shall have the meaning set forth in Section (1)(b)(i) hereof.

(u)         “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(v)         “Lien” shall mean any (i) mortgage, (ii) right of way, (iii) easement, (iv) encroachment, (v) restriction on use, (vi) servitude, (vii) pledge, (viii) lien, (ix) charge, (x) hypothecation, (xi) security interest, (xii) encumbrance, (xiii) adverse right, interest or claim, (xiv) community or other marital property interest, (xv) condition, (xvi) equitable interest, (xvii) encumbrance, (xviii) license, (xix) covenant, (xx) title defect, (xxi) option, (xxii) right of first refusal or offer or similar restriction, (xxiii) voting right, (xxiv) transfer restriction, or (xxv) receipt of income or exercise of any other attribute of ownership.

(w)        “Obligations means, collectively, (a) all liabilities (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), agreements and other obligations owing to the Holder contained in the Transaction Documents, (b) all “Obligations” (as defined in the Guaranty Agreement), (c) all “Secured Obligations” (as defined in the Pledge Agreement), and (d) all other “Obligations” as defined in any Transaction Document.

(x)         “Other Notes” means any other notes issued pursuant to the CEF and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(y)         “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Note or any Other Note; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(z)         “Permitted Indebtedness” shall mean: (i) indebtedness in respect of this Note and any Other Note, (ii) indebtedness incurred under the Subordinated Note so long as such Subordinated Note and the holder thereof is subject to the terms of the Subordination Agreement, (iii) other subordinated indebtedness so long as (A) the repayment thereof has been subordinated to the payment of this Notes on terms and conditions acceptable to the Holder, including with regard to interest payments and repayment of principal, (B) the maturity date therefor or other required or permissible redemption or repayment shall not occur prior to or on the 91st day after the maturity date of this Note; and (C) such indebtedness is not secured by any assets of the Company or Dogecoin; and (iv) any indebtedness (other than the indebtedness set out in (i) — (iii) above) incurred after the date hereof and incurred with the prior written consent of the Holder.

Annex G-14

(aa)        “Permitted Liens” shall mean (i) Liens in favor of the Holder arising under the Security Documents, (ii) subordinated, junior Liens in favor of Pubco securing indebtedness evidenced by the Subordinated Note so long as such Liens are subject to the terms of the Subordination Agreement, and (iii) those Liens approved by the Holder in writing in its sole discretion over assets or property of the Company or Dogecoin so long as such Liens do not attach to any Collateral.

(bb)       “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(cc)        “Pledge Agreement” shall have the meaning set forth in Section (1)(b)(ii) hereof.

(dd)       “Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

(ee)        “Registration Rights Agreement” means the registration rights agreement entered into between the Company and the Holder on the date hereof.

(ff)         “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

(gg)       “Secured Party” shall have the meaning set forth in the Pledge Agreement.

(hh)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii)         “Security Documents” means, individually and collectively, the Pledge Agreement, each other pledge or security agreement entered into in connection with the Notes or Other Notes or any other Transaction Document, and any other documents, agreements or instruments executed and/or delivered in connection with any of the foregoing.

(jj)         “Share Delivery Date” shall have the meaning set forth in the Warrant.

(kk)       “Subordinated Guaranty Agreement” that certain Guaranty, dated as of October 14, 2025 (as in effect on the Issuance Date or otherwise amended, restated, supplemented or modified with the prior written consent of the Holder), among the “Guarantors” identified therein, including Dogecoin, and Pubco.

(ll)         “Subordinated Note” means that certain Secured Promissory Note, dated as of October 14, 2025 (as in effect on the Issuance Date (after giving effect to the Amendment to Secured Promissory Note dated as of the Issuance Date, or otherwise amended, restated, supplemented or modified with the prior written consent of the Holder), executed by HOD in favor of Pubco, in the original principal amount of $8,000,000, as amended to $10,000,000 pursuant to the Amendment to Secured Promissory Note.

(mm)     “Subordinated Pledge Agreement” means that certain Security and Pledge Agreement, dated as of October 14, 2025 (as in effect on the Issuance Date or otherwise amended, restated, supplemented, or modified with the prior written consent of the Holder), among the “Grantors” identified therein, including Dogecoin, and Pubco.

(nn)       “Subordinated Note Documents” means the Subordinated Note, the Subordinated Guaranty Agreement, the Subordinated Pledge Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time with the prior written consent of the Holder.

(oo)       “Subordination Agreement” shall have the meaning set forth in Section (1)(b)(iii) hereof.

(pp)       “Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

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(qq)       “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(rr)        “Transaction Document” means this Note, the Other Notes, the CEF, the Registration Rights Agreement, the Warrants, the Guaranty Agreement, the Pledge Agreement, the Subordination Agreement, each other Security Document, the Subordination and Intercreditor Agreement, any other subordination or intercreditor agreement or provision thereof and any and all other documents, agreements, instruments or other items executed or delivered in connection with this Note or any of the foregoing.

(ss)        “Underlying Shares” means the Common Shares issuable upon conversion of this Note or as payment of interest in accordance with the terms hereof.

(tt)         “Warrant” shall have the meaning set forth in Section (1)(c) hereof.

(uu)       “Warrant Shares” shall have the meaning set forth in the Warrant.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Annex G-16

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
BRAG HOUSE HOLDINGS, INC.
By:
Name:
HOUSE OF DOGE INC.
By:
Name:
Title:

Annex G-17

EXHIBIT A

Form of Global Guaranty Agreement

Annex G-18

EXHIBIT B

Form of Pledge Agreement

Annex G-19

EXHIBIT C

Form of Subordination Agreement

Annex G-20

EXHIBIT D

Form of Warrant

Annex G-21

ANNEX A

CONVERSION OF NOTE

This Note shall be convertible into Common Shares, on the terms and conditions set forth in this Annex A.

(a)         Conversion Right. Subject to the limitations of paragraph (c) hereof at any time or times on or after the Issuance Date following the occurrence of an Event of Default, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with paragraph (b) hereof at the Conversion Price (as defined below). The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to paragraph (a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a Common Share upon any conversion. All calculations under this Annex A shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(b)         Mechanics of Conversion.

(i)        Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit 1 (the “Conversion Notice”) to the Company and (B) if required by paragraph (b)(iii) hereof, surrender the Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Common Shares and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal at Custodian (DWAC) system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer (FAST) Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If the Note is physically surrendered for conversion and the outstanding Principal of the Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of the Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of the Note shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice.

(ii)       Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate,

Annex G-22

or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares multiplied by (B) the Closing Price on the Conversion Date.

(iii)      Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(c)         Limitations on Conversions.

(i)          Beneficial Ownership. The Holder shall not have the right to convert any portion of the Note to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Common Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Common Shares in excess of 4.99% of the then outstanding Common Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Annex applies, the determination of which portion of the Principal amount of the Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of the Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with paragraph (a) hereof and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note. The provisions of this Annex may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(ii)         Principal Market Limitation. Notwithstanding anything in the Note to the contrary, the Company shall not issue any Common Shares upon conversion of the Note, or otherwise, if the issuance of such Common Shares, together with any Common Shares issued in connection the CEF and any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number Common Shares that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of The Nasdaq Stock Market LLC (“Nasdaq”) and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules and regulations of Nasdaq.

(d)         Other Provisions. Section 2(d) of the Note is incorporated in this Annex A mutates mutandis.

Annex G-23

(e)         As used herein, the following terms have the following meanings:

(i)          “Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal Market or on the exchange which the Common Shares are then listed as quoted by Bloomberg.

(ii)         “Conversion Amount” means the portion of the Principal, Interest, or other amounts outstanding under this Note to be converted, redeemed or otherwise with respect to which this determination is being made.

(iii)        “Conversion Price” means, as of any Conversion Date or other date of determination 95% of the lowest daily VWAP during the five (5) consecutive Trading Days immediately preceding the Conversion Date or other date of determination. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of the Note.

(iv)        “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

Annex G-24

EXHIBIT 1 TO ANNEX A

FORM OF CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO: BRAG HOUSE HOLDINGS, INC.
Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Note No. TBH-[1][2] into Common Shares of 1BRAG HOUSE HOLDINGS, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Applicable Conversion Price:
Number of Common Shares to be issued:
Please issue the Common Shares in the following name and deliver them to the following account:
Issue to:
Broker DTC Participant Code:
Account Number:
Authorized Signature:
Name:
Title:

____________

1        Name to be updated following any name change post-Business Combination.

Annex G-25

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, in the case of a director, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or in the case of an officer, a breach of fiduciary duty in any action by or in the right of the corporation. The Brag House Charter provides that no director or officer shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Brag House Charter and the Brag House Bylaws provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

Brag House has entered into separate indemnification agreements with its directors and executive officers. These agreements, among other things, require Brag House to indemnify each director and executive officer to the fullest extent permitted by applicable law, against all expenses (including, but not limited to, attorneys’ fees and costs and fees of experts, witnesses, private investigators and professional advisors) and, except with respect to an action or proceeding by or in the right of the Company, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding arising out of the person’s services as a director, executive officer, employee or agent of Brag House.

Brag House maintains standard policies of insurance under which an aggregate of up to $5.0 million coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to Brag House with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description
2.1+

Merger Agreement by and among Brag House Holdings, Inc., Brag House Merger Sub, Inc. and House of Doge Inc., dated as of October 12, 2025 (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

2.2

Amendment No. 1 to Merger Agreement by and among Brag House Holdings, Inc., Brag House Merger Sub, Inc. and House of Doge Inc., dated as of November 26, 2025 (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

2.3

Amendment No. 2 to Merger Agreement by and among Brag House Holdings, Inc., Brag House Merger Sub, Inc. and House of Doge Inc., dated as of February 2, 2026 (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

3.1

Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

3.2

Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on July 10, 2024).

3.3

Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

3.4

Second Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.3 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

3.5

Third Certificate of Amendment to Certificate of Incorporation of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.5 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on February 4, 2025).

3.6	Certificate of Designation of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025)
3.7	Certificate of Designation of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025).
3.8	Second Amended and Restated Bylaws of Brag House Holdings, Inc. (incorporated by reference to Exhibit 3.7 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on February 11, 2025).
4.1

Pre-Funded Warrant to purchase class B common stock of CleanCore Solutions, Inc., issued to Brag House Holdings, Inc. on September 5, 2025 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2025).

4.2	Form of Representative’s Warrant Agreement (incorporated by reference to Exhibit 1.1 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on February 11, 2025).
4.3	Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).
4.4

Warrant to purchase 10,173,881 shares of Brag House common stock, dated December 4, 2025, issued to YA II PN, Ltd. (incorporated by reference to Exhibit 4.2 to Brag House’s Registration Statement on Form S-1 (File No. 333-292429), filed with the SEC on December 24, 2025).

5.1	Opinion of Lucosky Brookman LLP.
8.1	Opinion of Seward & Kissel LLP.
10.1

Agency Supplier Agreement by and between Moroch Partners, Inc. and Brag House Inc., dated May 28, 2021 (incorporated by reference to Exhibit 10.1 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

10.2	Amazon Web Services Customer Agreement (incorporated by reference to Exhibit 10.2 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).
10.3

Master Services Agreement between The Coca-Cola Company and Brag House, Inc., effective as of August 1, 2022 (incorporated by reference to Exhibit 10.3 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

Exhibit No.	Description
10.4

Amendment to Master Services Agreement effective as of May 11, 2023 by and between The Coca-Cola Company and Brag House, Inc. (incorporated by reference to Exhibit 10.4 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

10.5

License Agreement by and between The City of Fort Worth and Brag House, Inc. (incorporated by reference to Exhibit 10.5 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

10.6

Sponsorship Agreement by and between Stadium Management Company, LLC, Denver Broncos Team, LLC, and Brag House Inc. (incorporated by reference to Exhibit 10.6 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

10.7

Form of Original Issue Discount Convertible Promissory Note (incorporated by reference to Exhibit 10.7 to Brag House’s Registration Statement on Form S-1 (File No. 333-280282), filed with the SEC on June 18, 2024).

10.8

Marketing Services Agreement dated March 15, 2024, between Outside the Box Capital, Inc. and Brag House (incorporated by reference to Exhibit 10.9 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on July 10, 2024.

10.9

First Amendment to Marketing Services Agreement dated March 15, 2024, between Outside the Box Capital, Inc. and Brag House (incorporated by reference to Exhibit 10.10 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on December 3, 2024).

10.10

Marketing Services Agreement dated March 1, 2025, between Outside the Box Capital, Inc. and Brag House Holdings Inc. (incorporated by reference to Exhibit 10.10(b) to Brag House’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on May 7, 2025.

10.11

Software as a Service (SaaS) Agreement, dated as of November 13, 2024, by and between Brag House Holdings, Inc. and EVEMeta, LLC (incorporated by reference to Exhibit 10.14 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on January 13, 2025).

10.12

Amendment dated as of May 12, 2025, to Software as a Service (SaaS) Agreement, dated as of November 13, 2024, by and between Brag House Holdings, Inc. and EVEMeta, LLC (incorporated by reference to Exhibit 10.3 to Brag House’s Quarterly Report for the quarterly period ended March 31, 2025, filed with the SEC on July 18, 2025).

10.13

Master Service Agreement, dated as of November 13, 2024, by and between Brag House Holdings, Inc. and Artemis Ave LLC (incorporated by reference to Exhibit 10.15 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on January 13, 2025).

10.14

Amendment dated as of May 12, 2025, to Master Service Agreement, dated as of November 13, 2024, by and between Brag House Holdings, Inc. and Artemis Ave LLC (incorporated by reference to Exhibit 10.2 to Brag House’s Quarterly Report for the quarterly period ended March 31, 2025, filed with the SEC on July 18, 2025).

10.15

Sales Representation Agreement, dated September 11, 2024, by and between Brag House Holdings, Inc. and IMG College, LLC (incorporated by reference to Exhibit 10.16 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on January 13, 2025).

10.16

Form of Securities Purchase Agreement with 12 accredited investors dated as of July 24, 2025 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

10.17

Placement Agent Agreement dated July 24, 2025, between Brag House Holdings, Inc. and Reverse Securities LLC (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

10.18

Registration Rights Agreement dated as of July 24, 2025, by and between Brag House Holdings, Inc. and the parties named therein (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 30, 2025).

10.19

Form of Securities Purchase Agreement dated as of September 1, 2025, between CleanCore Solutions, Inc., and Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2025).

10.20

Form of Registration Rights Agreement dated as of September 1, 2025, between CleanCore Solutions, Inc., and Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on September 8, 2025).

10.21	Form of Voting and Support Agreement.
10.22*†	Brag House Holdings, Inc. Amended and Restated 2024 Omnibus Incentive Plan.

Exhibit No.	Description
10.23†

Form of Indemnification Agreement between Brag House Holdings, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.8 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on July 10, 2024).

10.24†

Employment Agreement dated as of June 15, 2024, by and between Brag House Holdings, Inc. and Lavell Juan Malloy, II (incorporated by reference to Exhibit 10.11 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on July 10, 2024).

10.25†

Employment Agreement dated as of June 15, 2024, by and between Brag House Holdings, Inc. and Daniel Leibovich (incorporated by reference to Exhibit 10.12 to Brag House’s Registration Statement on Form S-1/A (File No. 333-280282), filed with the SEC on July 10, 2024).

10.26*†	Employment Agreement dated as of December 30, 2024, by and between Brag House Holdings, Inc. and Chetan Jindal
10.27†

Conditional Consent and Limited Waiver by and between Lavell Juan Malloy, II, Brag House Holdings, Inc. and House of Doge, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

10.28†

Conditional Consent and Limited Waiver by and between Chetan Jindal, Brag House Holdings, Inc. and House of Doge, Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

10.29†

Conditional Consent and Limited Waiver by and between Daniel Leibovich, Brag House Holdings, Inc. and House of Doge, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

10.30

Secured Promissory Note dated as of October 14, 2025, by House of Doge Inc. in Favor of Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

10.30.1

Amendment, dated effective as of December 4, 2025, to Secured Promissory Note (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on December 10, 2025).

10.31

Security and Pledge Agreement dated as of October 14, 2025, by House of Doge Inc. and the Guarantors identified therein in Favor of Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

10.32

Intellectual Property Security Agreement, dated as of October 14, 2024, by House of Doge Inc. in favor of Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

10.33

Guarantee, dated as of October 14, 2025, in favor of Brag House Holdings, Inc. (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

10.34†	Employment Agreement by and between Brag House Holdings, Inc., Brag House Inc. and Lavell Juan Malloy, II, to be effective as of the Effective Date.
10.35†	Employment Agreement by and between Brag House Holdings, Inc., Brag House Inc. and Daniel Leibovich, to be effective as of the Effective Date.
10.36†	Employment Agreement by and between Brag House Holdings, Inc., Brag House Inc. and Chetan Jindal, to be effective as of the Effective Date.
10.37

Common Stock Purchase Agreement as of December 4, 2025, by and between YA II PN, LTD., House of Doge Inc., and Brag House Holdings, Inc. (attached as Annex F to the proxy statement/prospectus that forms a part of this registration statement).

10.38

Convertible Promissory Note dated December 4, 2025, by Brag House Holdings, Inc., and House of Doge Inc. in Favor of YA II PN, LTD. (attached as Annex G to the proxy statement/prospectus that forms a part of this registration statement).

10.39	Registration Rights Agreement dated as of December 4, 2025, by and between YA II PN, LTD., and House of Doge Inc. and Brag House Holdings, Inc.
10.40	Pledge Agreement dated as of December 4, 2025 by and among Brag House Holdings, Inc., and Dogecoin Ventures, Inc. in favor of YA II PN, LTD.
10.41

Global Guarantee Agreement dated as of December 4, 2025, by (a) Brag House Inc., Brag House Ltd., and Brag House Merger Sub, Inc., (b) Dogecoin Ventures, Inc., The Official Dogecoin Treasury and Reserve Inc., and House of Doge Canada Inc., in favor of (c) YA II PN, LTD.

10.42	Subordination And Intercreditor Agreement dated as of December 4, 2025, by and between YA II PN, LTD. and Brag House Holdings, Inc.

Exhibit No.	Description
16.1*	Letter from Marcum LLP to the Securities and Exchange Commission.
21.1	List of subsidiaries of Brag House Subsidiaries of Brag House (incorporated by reference to Exhibit 21.1 of the Company’s Form S-1/A (File No. 333-280282) filed with the SEC on July 10, 2024).
23.1	Consent of Marcum LLP.
23.2	Consent of Davidson & Company LLP.
23.3*	Consent of Newbridge Securities Corporation.
23.4	Consent of Lucosky Brookman LLP (included in Exhibit 5.1).
23.5	Consent of Seward & Kissel LLP (included in Exhibit 8.1).
24.1*	Power of Attorney (included as part of signature page of original filing).
99.1	Consent of Michael Galloro to serve as a director of Brag House Holdings, Inc., to be renamed House of Doge Inc.
99.2	Consent of Stephen Ilott to serve as a director of Brag House Holdings, Inc., to be renamed House of Doge Inc.
99.3	Consent of Sarosh Mistry to serve as a director of Brag House Holdings, Inc., to be renamed House of Doge Inc.
99.4	Consent of Doug Wall to serve as a director of Brag House Holdings, Inc., to be renamed House of Doge Inc.
99.5	Consent of Duncan Moir to serve as a director of Brag House Holdings, Inc., to be renamed House of Doge Inc.
99.6	Consent of Timothy Stebbing to serve as a director of Brag House Holdings, Inc., to be renamed House of Doge Inc.
99.7	Form of Proxy Card for special meeting of Brag House
107	Calculation of Filing Fee Table.

____________

*        Previously filed.

+        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

†        Management compensatory plan or arrangement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, State of New York, on February 2, 2026.

BRAG HOUSE HOLDINGS, INC.
By:	/s/ Lavell Juan Malloy, II
Name:	Lavell Juan Malloy, II
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
/s/ Lavell Juan Malloy, II	Director and Chief Executive Officer	February 2, 2026
Lavell Juan Malloy, II
/s/ Chetan Jindal	Chief Financial Officer	February 2, 2026
Chetan Jindal
*	Director	February 2, 2026
Daniel Leibovich
*	Director	February 2, 2026
Kevin Foster
*	Director	February 2, 2026
DeLu Jackson
*	Director	February 2, 2026
Scott Woller
* By:	/s/ Lavell Juan Malloy, II
Lavell Juan Malloy, II Attorney-in-fact